As filed with the Securities and Exchange Commission

on April 5, 2004

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

société Air France

(Exact name of Registrant as specified in its charter)

Air France

(Translation of Registrant’s name into English)

France	4512	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

45, rue de Paris

95747 Roissy-CDG Cedex

France

+33 1 41 56 78 00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Air France

125 West 55th Street

New York, NY 10019

(212) 830-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jean-Marc Bardy Air France 45, rue de Paris 95747 Roissy-CDG Cedex France +33 1 41 56 78 00	Jan Ernst de Groot KLM Royal Dutch Airlines Amsterdamseweg 55 1182 GP Amstelveen The Netherlands +31 20 649 91 23	Thomas N. O’Neill III Linklaters 25, rue de Marignan 75008 Paris France +33 1 56 43 56 43	William B. Hobbs Linklaters 1345 Avenue of the Americas 19th Floor New York, NY 10105 USA (212) 424 9000	Paul D. Burns Allen & Overy One New Change London EC4M 9QQ United Kingdom +44 207 330 4668	Daniel P. Cunningham Allen & Overy 1221 Avenue of the Americas New York, NY 10020 USA (212) 610 6427

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and all other conditions to the consummation of the transaction described herein have been satisfied.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per security	Proposed maximum aggregate offering price		Amount of registration fee

Ordinary shares, nominal value €8.50 per share (1), and warrants to purchase ordinary shares (2)	51,490,669 ordinary shares and 46,809,699 warrants (3)		Not applicable	$1,721,863,572	(4)	$218,161

Ordinary shares, nominal value €8.50 per share, issuable upon exercise of warrants	31,206,466	(5)	(6)	(6)			(6)

Total				$1,721,863,572		$218,161

Notes:

(1)	American depositary shares issuable on deposit of the shares of Air France registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.
(2)	American depositary warrants issuable on deposit of the Air France warrants registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.
(3)	The maximum number of Air France shares and Air France warrants to be issued to holders of KLM common shares (including to holders of KLM New York registry shares) in connection with the offer.
(4)	Solely for the purposes of calculating the registration fee pursuant to Rule 457(c), Rule 457(f) and Rule 457(i) under the Securities Act, based on the sum of (a) the product of (i) $20.515 (the average of the high and low prices of KLM New York registry shares on the New York Stock Exchange on March 30, 2004) and (ii) 46,809,699 (the maximum number of KLM common shares that may be tendered in the offer) and (b) the product of (i) additional consideration of €20 per share payable in connection with the exercise of the warrants and (ii) the noon buying rate on March 30, 2004 of $1.2202 per euro.
(5)	The maximum number of Air France shares issuable, assuming the maximum number of KLM common shares is tendered in the offer and all Air France warrants in respect of those shares are exercised. An additional indeterminable number of ordinary shares is being registered to cover any adjustments in the number of ordinary shares issuable upon exercise of the warrants.
(6)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee will be payable with respect to the Air France warrants, as this Registration Statement also registers the Air France shares issuable upon exercise of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not complete the offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is declared effective.

Air France and KLM Royal Dutch Airlines have agreed to combine. To effect the combination, Air France is making an offer to acquire all of the outstanding common shares of KLM in exchange for Air France shares and Air France warrants.

The KLM supervisory board and management board have concluded that the offer is in the best interests of KLM and its shareholders and have recommended that holders of KLM common shares accept the offer and tender their KLM common shares in the offer.

Under the terms of the offer:

•	For every 10 KLM ordinary shares you tender in the offer, you will receive 11 Air France shares and 10 Air France warrants. Every three Air France warrants will entitle their holder to subscribe for or acquire from Air France two Air France shares, at an exercise price of €20 per Air France share, subject to adjustment upon the occurrence of certain events.

•	For every 10 KLM New York registry shares you tender in the offer, you will receive 11 Air France American Depositary Shares (ADSs) and 10 Air France American Depositary Warrants (ADWs). Each Air France ADS will represent one Air France share and each Air France ADW will represent one Air France warrant. Three Air France ADWs will entitle their holder to subscribe for or acquire two Air France ADSs, at an exercise price of €20 per Air France ADS, subject to adjustment upon the occurrence of certain events.

The Air France warrants and ADWs will be exercisable for a period of 24 months beginning on the date that is 18 months after the completion of the offer.

KLM common shares do not need to be tendered in lots exactly divisible by 10. Fractional entitlements resulting from the application of the exchange ratio that applies to the offer will be rounded down or rounded up in accordance with the terms set forth in this prospectus.

The offer will expire at 5:00 p.m. New York City time (11:00 p.m. Amsterdam time) on May 3, 2004, unless the offer period is extended.

The offer is subject to the conditions listed in this prospectus under “The Offer — Conditions to Completion of the Offer”, including the condition that, prior to the expiration of the offer, more than 70% of all KLM common shares have been validly tendered and not withdrawn. As of the date of this prospectus, we do not own any KLM common shares.

Our shares are currently listed on the Premier Marché of Euronext Paris under the symbol “AF”. We have applied to have our symbol changed upon completion of the offer and to list the Air France shares and the Air France warrants on the Premier Marché of Euronext Paris under the symbols “AFP” and “WAFP”, respectively. We have applied to list the Air France shares and the Air France warrants on the Official Segment of the stock market of Euronext Amsterdam N.V. (Euronext Amsterdam) under the symbols “AFA” and “WAFA”, respectively. We have applied to list the Air France shares and warrants for trading in the form of ADSs and ADWs, respectively, on the New York Stock Exchange under the symbols “AKH” and “AKH WS”, respectively. On April 1, 2004, the closing price of our shares on Euronext Paris was €14.61 per share.

We urge you to read this prospectus carefully, including the section “ RISK FACTORS”

beginning on page 27, before deciding to accept the offer.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Dealer Manager for the offer in the United States

The date of this prospectus is April 5, 2004.	U.S. Prospectus

i

v

This prospectus incorporates important business and financial information about KLM by reference and, as a result, this information is not included in or delivered with this prospectus. The documents incorporated by reference are available without charge upon written or oral request. You may also obtain the documents incorporated by reference into this prospectus from the Securities and Exchange Commission’s website at www.sec.gov or by requesting them in writing or by telephone from the information agent. The information agent may be contacted at the address and telephone numbers listed on page 4 of this prospectus.

To obtain timely delivery of these documents, you must request them no later than April 26, 2004. For a list of documents that are incorporated by reference into this prospectus, see “Incorporation of Certain Information by Reference” on page 328.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	What is Air France proposing to do?

A.	We have entered into a framework agreement with KLM pursuant to which we are offering to exchange our shares and warrants for KLM’s common shares. We have also agreed to purchase other classes of KLM’s shares. After the offer and those purchases are completed, we and KLM will form a combined group.

Q.	What will I receive if the offer is completed?

A.	If you tender KLM ordinary shares in the offer, you will receive 11 Air France shares and 10 Air France warrants for every 10 KLM ordinary shares you validly tender.

If you tender KLM New York registry shares in the offer, you will receive 11 Air France ADSs and 10 Air France ADWs for every 10 KLM New York registry shares you validly tender. Each Air France ADS will represent one Air France share and each Air France ADW will represent one Air France warrant.

Q.	What are the Air France warrants and ADWs?

A.	The Air France warrants entitle you to subscribe for or acquire Air France shares from Air France, and the Air France ADWs entitle you to subscribe for Air France ADSs. For every three warrants, you will be entitled to subscribe for or acquire from Air France two Air France shares, and for every three ADWs, you will be entitled to subscribe for two Air France shares or ADSs, in each instance, subject to adjustment upon the occurrence of certain events, at an exercise price of €20 per Air France share or ADS. The Air France warrants (including Air France warrants represented by ADWs) are exercisable only during a period of 24 months beginning on the date that is 18 months after the date of completion of the offer and only in multiples of three. Air France warrants (including Air France warrants represented by ADWs) not exercised before their expiration date will be void. Air France warrants (including Air France warrants represented by ADWs) do not provide you any of the rights of Air France shares or ADSs until they are exercised.
Q.	What will happen if I tender a number of KLM common shares that is not exactly divisible by 10?

A.	KLM common shares do not need to be tendered in lots exactly divisible by 10. If you validly tender a number of KLM common shares that is not exactly divisible by 10, you will be entitled to receive one and one-tenth Air France shares or ADSs and one Air France warrant or ADW for each KLM common share that you validly tender.

For example, if you tender 24 KLM common shares, whether KLM ordinary shares or KLM New York registry shares, you will receive 26 Air France shares or ADSs, as the case may be, and a fractional entitlement to four-tenths of an Air France share or ADS. You will also receive 24 Air France warrants or ADWs. If you tender nine KLM common shares, you will receive nine Air France shares or ADSs, a fractional entitlement to nine-tenths of a share or ADS and nine warrants or ADWs.

No fractional Air France shares or ADSs will be issued to you. Instead, fractional entitlements will be rounded up or rounded down. In the event of a rounding down of fractional entitlements, you will receive the cash proceeds from the sale of the fractional entitlements. In the event of a rounding up of fractional entitlements, you will be charged the cost of purchasing fractional Air France securities to round up the fractional entitlement to the next whole number.

If you tender KLM New York registry shares, your fractional entitlements will only be rounded up if, among other things, you affirmatively elect in the letter of transmittal to have the entitlements rounded up.

The manner in which fractional entitlements will be rounded up or rounded down and purchased or sold on your behalf is more fully described in this prospectus under “The Offer — Fractional Air France Shares and ADSs”.

Q.	Does KLM support the offer?

A.

Yes. KLM’s supervisory board and management board have recommended that holders of KLM common shares accept the offer and tender their shares pursuant to the offer. Information about the recommendation of KLM’s management and supervisory boards is more fully set forth in

KLM’s	Solicitation/Recommendation Statement on Schedule 14D-9, which is being made available to holders of KLM ordinary shares and being mailed to holders of KLM New York registry shares.

Q.	How do I accept the offer?

A.	To tender your KLM common shares, you should do the following:

•	if you hold KLM ordinary shares, instruct your bank or broker to communicate your acceptance of the offer to ABN AMRO before the expiration of the offer.

•	if you hold a certificate that evidences KLM New York registry shares, complete and sign the enclosed letter of transmittal and return it with your share certificates to Citibank N.A., the U.S. exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration of the offer.

•	if you hold your KLM New York registry shares in a custodial or brokerage account, instruct your custodian bank or broker to tender your New York registry shares to Citibank N.A., the U.S. exchange agent, before the expiration of the offer, in book-entry form through The Depository Trust Company’s automated tender offer system (ATOPs).

For more information on the timing of the offer, extensions of the offer and your rights to withdraw your shares from the offer before the expiration of the offer, see “The Offer — Offer Period and Extension” and “The Offer —Withdrawal Rights” beginning on pages 93 and 97, respectively.

Q.	If I decide not to tender, how will the offer affect my KLM common shares?

A.	You will continue to own your KLM common shares in their current form. However, if the offer is completed, the number of KLM common shares remaining in public circulation may be so small that there would no longer be an active trading market for KLM common shares. The absence of an active trading market could reduce the liquidity and market value of your KLM common shares. In addition, KLM ordinary shares may no longer be eligible for trading on Euronext Amsterdam, and KLM New York registry shares may no longer be eligible for trading on the New York Stock Exchange.

Depending on the number of KLM common shares that Air France acquires in the offer, Air France intends to request, as it is entitled to do under the framework agreement, that KLM seek the delisting of the KLM ordinary shares from Euronext Amsterdam and the KLM New York registry shares from the New York Stock Exchange. Following delisting of its New York registry shares from the New York Stock Exchange, KLM may no longer be required to make filings with the SEC or comply with the SEC’s rules relating to public companies.

Q.	Will there be a “squeeze-out” following the offer?

A.	Air France may, but is not obliged to, commence a squeeze-out procedure in accordance with Article 2:92a of the Dutch Civil Code with a view to acquiring 100% of the KLM common shares. However, this squeeze-out procedure will not be possible until three years following the completion of the offer under the arrangements to be entered into with Dutch foundations described in this prospectus under the heading “Summary of the Framework Agreement — Agreements relating to the Administered Shareholding” beginning on page 69.

In addition, Air France reserves the right to squeeze out any holder of KLM common shares by way of a legal merger, or legal split or otherwise.

Q.	Will I have to pay any fees or commissions?

A.	No, if:

•	you hold KLM ordinary shares with a bank or broker that is an institution admitted to Euronext Amsterdam and you tender them to the Dutch exchange agent, or

•	you hold New York registry shares that are registered in your name and you tender them to the U.S. exchange agent.

If you hold your KLM common shares with a bank, broker or other nominee that is not an institution admitted to Euronext Amsterdam, you should consult with your bank, broker or nominee to determine whether any charges will apply to you.

Q.	Will I be taxed on the Air France securities I receive?

A.	If you are a U.S. taxpayer, as a general matter, you will recognize gain or loss on the exchange equal to the difference between:

•	the fair market value of the Air France securities received plus any cash received from the sale of fractional entitlements to Air France shares or ADSs, and

•	your adjusted tax basis in the KLM common shares you tender in the offer.

Any gain or loss will generally be capital gain or loss. If the holding period with respect to your KLM common shares exceeds one year, any gain will be long-term capital gain, which may be subject to taxation at reduced rates.

For more information on the French, Dutch and U.S. tax consequences of the offer, see “Taxation” beginning on page 102. You should consult your own tax advisor on the tax consequences to you of participating in the offer.

Q.	What percentage of Air France shares will KLM common shareholders own after the offer?

A.	Assuming all KLM common shares are tendered in the offer, immediately after the offer the former holders of KLM common shares would own 51,490,669 Air France shares, representing approximately 19% of the outstanding share capital and voting rights of Air France. Full exercise of the Air France warrants would increase this number to 82,697,135 (representing approximately 27% of the outstanding share capital and voting rights of Air France).

After completion of the offer, former holders of KLM common shares will hold securities in a company larger than KLM. Accordingly, former KLM common shareholders will have lower ownership and voting percentages than they now have in KLM.

Q.	What are the most significant conditions to the offer?

A.	The offer is subject to the conditions set forth in “The Offer — Conditions to Completion of the Offer” beginning on page 91, including:

•	more than 70% of the KLM common shares having been validly tendered and not withdrawn,

•	there having been no material adverse change to KLM,

•	no governmental authority having declared the combination illegal or imposing material limitations on Air France or KLM, and

•	specified approvals by Air France’s shareholders’ meeting having been obtained and the KLM shareholders’ meeting having been held.

Q.	Do the statements on the cover of this prospectus about this prospectus being subject to change and the registration statement filed with the SEC being not yet effective mean that the offer has not commenced?

A.	No. The SEC’s rules permit offers to begin before the related registration statement has become effective, and we have commenced the offer with the goal of completing the combination of Air France and KLM as quickly as possible.

Q.	How long will it take to complete the offer?

A.	We hope to complete the offer in the second quarter of 2004.

Q.	Do I need to do anything if I want to retain my KLM common shares?

A.	No. If you want to retain your KLM common shares, you do not need to take any action.

Q.	What happens if the offer is not completed?

A.	If the offer is not completed, your KLM New York registry shares will be returned to you without interest or any other payment being due. This should occur several business days following the announcement that the offer has terminated.

If you hold KLM ordinary shares, your acceptance communicated to your bank or broker will be withdrawn.

Q.	Who can answer my questions?

A.	If you hold KLM New York registry shares and have questions about the offer, you may contact:

Georgeson Shareholder

Communications Inc.

17 State Street, 10th Floor

New York, NY 10004

(212) 440-9800

(toll free) (866) 297-1410

If you hold KLM ordinary shares and have questions about the offer, you should contact your bank or broker.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” regarding the intent, belief or current expectations of Air France, KLM and their respective directors and officers about Air France, KLM, the combination and their businesses. Generally, words such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “plan”, “seek”, “continue” or similar expressions identify forward-looking statements.

These forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside Air France’s and KLM’s control and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied from the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among other factors:

•	the risk that Air France and KLM will not be integrated successfully and expected synergies and cost savings will not be fully achieved or achieved within the expected time frame,

•	the ability of Air France to develop an integrated strategy for Air France-KLM,

•	the future level of air travel demand,

•	competitive pressure among companies in our industry,

•	changes in the cost of fuel or the exchange rate of the euro to the U.S. dollar and other currencies,

•	actions or decisions by courts and regulators or changes in applicable laws or regulations (or their interpretations), including the laws and regulations governing the structure of the combination, the right to service current and future markets and laws and regulations pertaining to the formation and operation of airline alliances,

•	future load factors and yields for Air France-KLM,

•	the effects of terrorist attacks, the possibility or fear of such attacks and the threat or outbreak of epidemics, hostilities or war, including the adverse impact on general economic conditions, demand for travel, the costs of security, the cost and availability of aviation insurance coverage and war risk coverage and the price of jet fuel,

•	industrial actions or strikes by Air France-KLM employees or employees of our suppliers or airports, and

•	changing relationships with customers, suppliers and strategic partners.

We caution that these statements are further qualified by the risk factors disclosed in this prospectus that could cause actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PRESENTATION OF INFORMATION

In this prospectus, references to “United States” or “U.S.” are to the United States of America, references to “France” are to the Republic of France and references to “the Netherlands” are to the Kingdom of the Netherlands.

Unless otherwise indicated, statements in this prospectus relating to market share, ranking and data are derived from management estimates based, in part, on independent industry publications, reports by market research firms or other published independent sources.

For your convenience, we have rounded some financial data. As a result, the totals of the data presented may vary slightly from the actual arithmetic totals of that data.

In this prospectus, unless the context otherwise requires:

•	“Air France”, “we”, “us” and “our” refer to société Air France or the Air France group, as the context requires.

•	“KLM” refers to KLM Royal Dutch Airlines or the KLM group, as the context requires.

•	“AFOP” refers to a French, wholly-owned subsidiary of Air France to be incorporated following completion of the offer to which Air France will transfer its assets, liabilities, businesses and operations in the hive down.

•	The “hive down” refers to the transfer, following completion of the offer, by Air France of its assets, liabilities, businesses and operations to AFOP.

•	“Combined operating companies” means:

–	after completion of the offer but before the hive down, Air France, KLM and their respective affiliates, and

–	after the hive down, AFOP and KLM and their respective affiliates (but not Air France-KLM).

•	“Air France-KLM” means Air France and KLM after completion of the offer but before the hive down, and Air France-KLM S.A. and the combined operating companies after the hive down.

For further information about the use of defined and industry terms in this prospectus, see “Definitions and Industry Terms”.

SUMMARY

This brief summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the additional documents referred to in this prospectus to fully understand the offer before you make a decision as to whether to tender your KLM common shares.

Air	France (page 152)

Air France

45, rue de Paris

95747 Roissy-CDG Cedex

France

Telephone: +33 1 41 56 78 00

Air France is a société anonyme organized under the laws of France. Founded in 1933, Air France is one of the largest airlines in the world. It ranked third worldwide in terms of international passengers carried as of December 31, 2002, according to the International Air Transport Association (IATA). Air France was third among European airlines in terms of traffic measured by revenue per passenger kilometer in September 2003, according to the Association of European Airlines (AEA). Air France is also the leading carrier in France.

Air France’s core business of passenger transportation accounted for 82.9% of its total operating revenues of €12,687 million for the financial year ended March 31, 2003 (83.4% of its total operating revenues of €6,193 million for the six months ended September 30, 2003). Air France’s activities also include cargo, industrial maintenance, and other air transport-related activities, principally catering. For the year ended March 31, 2003, cargo accounted for €1,479 million in revenues (11.7% of Air France’s total operating revenues), industrial maintenance accounted for €540 million in revenues (4.3% of Air France’s total operating revenues) and other air-transport related activities accounted for €141 million in revenues (1.1% of Air France’s total operating revenues). For the six months ended September 30, 2003, cargo accounted for 11.2% of Air France’s total operating revenues, industrial maintenance for 4.2%, and other air transport-related activities for 1.2%.

KLM

KLM Royal Dutch Airlines

Amsterdamseweg 55

1182 GP Amstelveen

The Netherlands

Telephone: +31 20 649 9123

KLM is a public company with limited liability organized under the laws of the Netherlands. KLM, incorporated in 1919, has operated continuously as a corporate entity longer than any other scheduled airline. KLM ranked 10th worldwide in terms of international passengers carried as of December 31, 2002, according to the IATA, and fourth among European airlines in terms of traffic measured by revenue per passenger kilometer in September 2003, according to the AEA.

KLM’s core business of passenger transportation accounted for 65% of its total operating revenues of €6,485 million for the financial year ended March 31, 2003 (69% of its total operating revenues of €3,036 million for the six months ended September 30, 2003). KLM’s activities also include cargo, engineering and maintenance and the operation of charters and low cost/low fare scheduled flights. For the year ended March 31, 2003, cargo accounted for €1,057 million in revenues (16% of KLM’s total operating revenues), engineering and maintenance accounted for €280 million in revenues (4% of total operating revenues) and operation of charters and low cost/low fare scheduled flight activities accounted for €553 million in revenues (9% of total operating revenues). For the six months ended September 30, 2003, cargo accounted for approximately 17% of KLM’s total operating revenues, engineering and maintenance accounted for approximately 5%, and charters and low cost/low fare scheduled flights accounted for approximately 9%.

Reasons for the Offer and the Combination of Air France and KLM (page 48)

We are offering to acquire all of the outstanding KLM common shares so that Air France and KLM can combine to create the leading airline group in Europe. Air France and KLM have decided to combine for, among other reasons:

Changes in the European Environment

We believe that the combination of Air France and KLM will create a transnational European airline that more closely reflects the new structure of Europe, in which national boundaries have diminished in importance. We believe a transnational European airline will better serve the single European market, which is expected to include approximately 455 million inhabitants by May 2004.

Complementary Hubs

We believe that Air France-KLM will achieve substantial synergies through the coordination of flights at Roissy-CDG and Amsterdam Schiphol airports, and that Air France-KLM’s potential to expand capacity at these two hubs will constitute a significant competitive advantage.

Complementary Passenger Operations

Based on combined passenger traffic figures of the AEA for November 2003, we believe that Air France-KLM will be the leading European airline business in terms of passenger operations. Through full code-sharing and the harmonization of flight schedules, we believe that Air France-KLM will be able to offer passengers more destinations, more extensive frequent flyer programs and more and better connections, resulting in an increase in passenger revenues.

Complementary Cargo Businesses

We believe that, through the combination of Air France’s and KLM’s cargo businesses, Air France-KLM will create and benefit from an extensive network for cargo services, and will become the European leader for international cargo transportation.

Complementary Aircraft Maintenance Activities

We believe that, by combining the respective expertise and capabilities in aircraft maintenance, repair and overhaul services of Air France and KLM, Air France-KLM will be one of the world’s largest maintenance, repair and overhaul service providers in terms of operating revenues, with the scale and capacity to build on each company’s existing relationships with major aircraft parts manufacturers and the capability to service the principal Airbus and Boeing products.

Estimated Cost Savings and Synergies

Based on facts currently known to them, Air France and KLM believe that the combined cost savings and revenue-increasing synergies arising from the combination of their businesses will amount to an improvement in operating income of approximately €385 million to €495 million after five years from completion of the offer, with further long-term synergies that have not been quantified.

The Offer (page 89)

Exchange Ratio

Air France is offering:

•	11 Air France shares and 10 Air France warrants in exchange for every 10 KLM ordinary shares validly tendered in the offer and not properly withdrawn, and

•	11 Air France ADSs and 10 Air France ADWs in exchange for each 10 KLM New York registry shares validly tendered in the offer and not properly withdrawn. Each Air France ADS will represent one Air France share. Each Air France ADW will represent one Air France warrant.

You do not need to tender your KLM common shares in lots exactly divisible by 10.

Assuming that all outstanding KLM common shares are tendered in the offer, a total of 51,490,669 Air France shares, including Air France shares represented by Air France ADSs, will be issued. Assuming that all outstanding KLM common shares are tendered in the offer, a total of 46,809,699 warrants, including Air France warrants represented by ADWs, will be issued, entitling holders to subscribe for or acquire a total of 31,206,466 Air France shares or ADSs.

Air France Warrants (page 299)

Each three Air France warrants or Air France ADWs will entitle their holder to subscribe for or acquire from Air France two Air France shares or ADSs, respectively, at an exercise price of €20 per share or ADS, subject to adjustment upon the occurrence of certain events. The Air France warrants and Air France ADWs will only be exercisable for a period of 24 months beginning on the date that is 18 months after the date of completion of the offer and only in multiples of three.

Fractional Air France Shares and ADSs (page 90)

Holders of KLM common shares tendering a number of shares not exactly divisible by 10 will receive one and one-tenth Air France shares or ADSs and one Air France warrant or ADW for each KLM common share validly tendered in the offer. No fractional Air France shares or ADSs will be issued. Instead, fractional entitlements will be rounded up or rounded down in the manner described in this prospectus under “The Offer—General Terms of the Offer—Fractional Air France Shares and ADSs”. In the event of a rounding down of fractional entitlements, persons tendering KLM common shares will receive the cash proceeds from the sale of the fractional entitlements. In the event of a rounding up of fractional entitlements, persons tendering KLM common shares will be charged the cost of purchasing fractional Air France securities to round up the fractional entitlement to the next whole number. Fractional entitlements of holders of KLM New York registry shares will only be rounded up if, among other things, the holders affirmatively elect in the letter of transmittal to have the entitlements rounded up. The manner in which fractional entitlements will be purchased or sold on your behalf is more fully described in this prospectus under “The Offer—General Terms of the Offer—Fractional Air France Shares and ADSs”.

Conditions to Completion of the Offer (page 91)

Our obligation to accept KLM common shares for exchange is subject to the satisfaction or, if permitted, waiver of the conditions to the offer. These conditions are set forth more fully under the heading “The Offer—Conditions to Completion of the Offer” and include the following:

•	the receipt of specified approvals by an Air France shareholders’ meeting and the holding of a KLM shareholders’ meeting,

•	a number of KLM common shares representing more than 70% of the KLM common shares having been validly tendered and not withdrawn,

•	no governmental authority having issued or entered any order that has the effect of making any of the transactions contemplated by the framework agreement illegal or materially limiting the ownership or operation by Air France or KLM of their businesses,

•	the absence of a material adverse change with respect to KLM, and

•	the absence of a public announcement indicating that a third party is preparing or is to make a competing public offer for the KLM common shares.

Some of the conditions to the offer may not be waived, others may be unilaterally waived by Air France, and a limited number may be waived only with KLM’s consent.

Procedures for Tendering (page 94)

If you hold KLM ordinary shares, to accept the offer you will need to instruct your bank or stockbroker to tender your shares to ABN AMRO, the Dutch exchange agent, upon the expiration of the offer.

An institution admitted to Euronext Amsterdam may accept the offer by submitting its acceptance in writing to ABN AMRO, the Dutch exchange agent for the offer, and declaring that the institution has the tendered KLM ordinary shares in its administration and undertakes to transfer those shares to the Dutch exchange agent on behalf of Air France upon the expiration of the offer.

If you hold certificates for KLM New York registry shares, to accept the offer, complete and sign the enclosed letter of transmittal and deliver it, before the expiration of the offer, together with your KLM New York registry share certificates and any other required documents, to Citibank N.A., the U.S.

exchange agent for the offer, at one of the addresses set forth on the letter of transmittal.

If you hold KLM New York registry shares in book-entry form, to accept the offer, instruct your broker or custodian to arrange, before the expiration of the offer, for the book-entry transfer of your KLM New York registry shares into the U.S. exchange agent’s account at The Depository Trust Company and deliver a message to the U.S. exchange agent via DTC’s book-entry confirmation system (ATOPs) confirming that your broker or custodian has received and agrees to be bound by the terms of the offer. Your broker or custodian will provide you with a form to give the instruction to tender your KLM New York registry shares.

Offer Period and Extension (page 93)

The offer is currently scheduled to expire at 5:00 p.m. New York City time (11:00 p.m. Amsterdam time) on May 3, 2004; however, we may, from time to time, extend the offer in accordance with the framework agreement until all the conditions listed in this prospectus under the heading “The Offer — Conditions to Completion of the Offer” beginning on page 91 have been satisfied or, if permitted by the framework agreement, waived.

If we extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time (3:00 p.m. Amsterdam time) on the next business day after the previously scheduled expiration date. No extension will be shorter than 10 business days, and we are not required to extend the offer beyond December 31, 2004.

We will provide a subsequent offering period of up to 15 Euronext Amsterdam trading days, but in no event more than 20 U.S. business days, following the expiration of the offer. A subsequent offering period would be an additional period of time, during which any holders may tender KLM common shares that were not tendered in the offer. A subsequent offering period, if one is provided, is not an extension of the offer. Shareholders who tender during a subsequent offering period will not have withdrawal rights. We will promptly accept for exchange any shares tendered during the subsequent offering period at the same exchange ratio as in the offer. Any subsequent offering period will be announced simultaneously with an announcement that we have accepted shares for exchange in the offer.

Risk Factors (page 27)

In deciding whether to tender your KLM common shares, you should carefully consider the risks described under “Risk Factors”. Any of these risks could have a material adverse effect on our business, financial condition and results of operations, which could in turn affect the value of the Air France shares and Air France warrants.

Air France-KLM Structure Following the Transactions (page 65)

Air France and KLM intend to combine their businesses into a single group, with common results of operations, while respecting two distinct airline identities, brands and cultures. The companies have agreed to structure Air France-KLM in a way they believe will address the issue of protecting KLM’s traffic rights during an interim period.

Further Reorganizations (The Hive Down) (page 83)

Air France and KLM have agreed in the framework agreement that, subject to specified conditions, Air France will incorporate a wholly-owned French subsidiary, AFOP. Thereafter, subject to specific conditions, société Air France will transfer its assets, liabilities, businesses and operations to AFOP.

This transfer, or hive down, is intended to enable AFOP to carry out the businesses and operations of Air France in the same manner as Air France conducted them prior to the offer.

Upon completion of the hive down, Air France will:

•	change the corporate name of société Air France to “Air France-KLM”, and

•	rename AFOP “société Air France”.

Other Acquisitions of KLM Shares (page 67)

In connection with the framework agreement, we have entered into agreements with holders of KLM shares other than KLM common shares pursuant to which we will acquire, conditional upon completion of the offer:

•	all of KLM’s priority shares, which will give us certain special governance rights in KLM,

•	depositary receipts representing all of KLM’s cumulative preference shares C, and

•	cumulative preference shares A from the State of the Netherlands at the same time and in the same proportion that the French State reduces its shareholding in Air France, or more rapidly at the discretion of the State of the Netherlands.

Upon completion of the offer, we will retain up to 49% of KLM’s nominal share capital and voting rights and will transfer any remaining KLM shares we hold to a newly-created Dutch foundation, in exchange for depositary receipts. In addition, for the first three years following completion of the offer, that foundation will also hold any cumulative preference shares A transferred by the State of the Netherlands, and will issue corresponding depositary receipts representing those cumulative preference shares A to us. We will also acquire depositary receipts representing all the cumulative preference shares C, which will be administered by a separate, newly-created Dutch foundation.

Air France will be entitled to full economic rights in respect of the KLM shares held by these foundations, but the two Dutch foundations will exercise the voting rights with respect to those shares. Air France may not exchange the depositary receipts for the underlying common shares, cumulative preference shares A or, in most circumstances, cumulative preference shares C, during the first three years following the completion of the offer.

Corporate Governance and Organization (page 70)

Air France and KLM have agreed to an extensive set of principles that will apply to the corporate governance and organization of Air France and KLM following of the offer. These principles specify, among other matters, the composition of the Air France board of directors, the KLM supervisory board and the KLM management board.

Air France and KLM have agreed to establish, following completion of the offer, a strategic management committee for a period of three years. This committee will be composed of four executives of Air France and four executives of KLM. The chairman of the strategic management committee will be the chairman of the board of directors of Air France, who is currently the chief executive officer of Air France. The chairman will have the deciding vote in the event of a tie. During the first three years following completion of the offer, the strategic management committee will determine Air France’s and KLM’s common position with respect to all major strategic decisions relating to commercial, financial, technical and operational matters.

There will be a number of actions that the combined group will be unable to take without a unanimous vote of the strategic management committee.

The Assurances (page 78)

Air France and KLM have granted assurances to the State of the Netherlands to preserve the network quality of KLM at Schiphol airport which, according to the State of the Netherlands, is a matter of public interest for the Netherlands, while taking into account the best interests of Air France-KLM and its shareholders. The assurances granted to the State of the Netherlands have a term of five or eight years from the completion of the offer, depending on the assurance in question.

Air France and KLM have agreed to various assurances to preserve their respective long-term interests, while taking into account the best interests of Air France-KLM and its shareholders. The assurances have a term of five years.

Air France and KLM will establish a foundation in the Netherlands to facilitate compliance with both sets of assurances. The foundation will, if requested to do so, render binding advice regarding possible contraventions of the assurances by Air France or KLM.

Delisting of KLM Common Shares (page 100)

Air France intends to request, as it is entitled to do under the framework agreement, that KLM seek the delisting of the KLM ordinary shares from Euronext Amsterdam and the KLM New York registry shares from the New York Stock Exchange as soon as reasonably practicable following completion of the offer. We do not expect Euronext Amsterdam to permit the delisting of KLM ordinary shares unless we own at least 95% of the KLM ordinary shares. If its New York registry shares are delisted from the NYSE and KLM has fewer than 300 holders of KLM common shares in the United States, KLM will seek to deregister its New York registry shares under the U.S. Securities Exchange Act of 1934.

Certain Legal and Regulatory Matters (pages 58 and 91)

It is a condition to completion of the offer that no governmental authority shall have issued any order making the combination illegal or materially limiting the ownership or operation by Air France or KLM of any material part of the combined group. Air France may, in its reasonable judgment, waive this completion condition. We obtained clearance for the combination from the antitrust authorities in the European Union, and the United States Department of Justice granted early termination of the relevant statutory waiting period, on February 11, 2004, which satisfied two conditions to the commencement of the offer.

Appraisal Rights (page 58)

There are no appraisal rights with respect to the offer or the combination.

Tax Considerations (page 102)

The exchange of KLM common shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes for U.S. holders. Generally, there are no French tax consequences of the offer to persons who are not a resident of France for French income tax purposes. U.S. holders of KLM common shares who are not resident in the Netherlands will generally not be subject to Dutch taxes in respect of the exchange of KLM common shares for Air France securities.

You should consult your own tax advisor concerning the particular income tax consequences to you of tendering your KLM common shares in the offer. See “Taxation”.

EXCHANGE RATE INFORMATION

In this prospectus, references to “euro” or “€” are to the unified currency that was introduced in connection with the European Economic and Monetary Union in the participating member states of the European Union on January 1, 1999. References to “USD”, “dollars” or “$” are to the currency of the United States of America.

For your convenience, this prospectus contains translations of euro amounts into dollars at specified exchange rates. These translations have been made at the indicated noon buying rate in New York City for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York. These translations are not representations that the euro amounts actually represent these dollar amounts or could be converted to dollars at the rates indicated.

The noon buying rate on April 1, 2004 was $1.2366 per euro.

The following tables set forth, for the periods indicated, information concerning the noon buying rate expressed in dollars per euro. Such rates are provided solely for your convenience. They are not necessarily the rates used by Air France or KLM in the preparation of their financial statements. No representation is made that the euro could have been, or could be, converted into U.S. dollars at the rates indicated below:

Dollar per Euro Exchange Rate

Year ended March 31,	Average(1)	High	Low	Period-end rate
1999	0.941636	1.1812	0.8213	1.0808
2000	1.023775	1.0887	0.9524	0.9574
2001	0.906875	0.9648	0.8270	0.8794
2002	0.879708	0.9310	0.8370	0.8717
2003	1.003283	1.1062	0.8750	1.0900

Note:

(1)	The average of the noon buying rates on the last day of each month during the period.

Dollar per Euro Exchange Rate

Six months ended September 30,	Average	(1)	High	Low	Period-end rate
2002	0.9613		1.0156	0.8750	0.9879
2003	1.1385		1.1870	1.0621	1.1650

Monthly	High	Low
September 2003	1.1650	1.0845
October 2003	1.1833	1.1596
November 2003	1.1995	1.1417
December 2003	1.2521	1.1956
January 2004	1.2845	1.2372
February 2004	1.2827	1.2420
March 2004	1.2445	1.2099

Note:

(1)	The average of the noon buying rates on the last day of each month during the period.

Fluctuations in the dollar/euro exchange rate will affect the dollar equivalent of the euro price of the Air France shares and warrants on Euronext Paris and Euronext Amsterdam. As a result, the dollar/euro exchange rate is likely to affect the market price of Air France ADSs and ADWs in the United States. These fluctuations will also affect the dollar amounts received by holders of Air France ADSs on conversion by the ADS depositary of any cash dividends paid in euro on Air France shares.

COMPARATIVE MARKET PRICE INFORMATION

The following table sets forth:

•	the per share closing prices of:

–	the Air France shares on Euronext Paris,

–	the KLM ordinary shares on Euronext Amsterdam, and

–	the KLM New York registry shares on the NYSE,

•	the implied equivalent price per share for the KLM ordinary and New York registry shares calculated by multiplying the price per Air France share by the exchange ratio and excluding any value of the Air France warrants forming part of the offer, and

•	the implied equivalent price per share for the KLM ordinary shares and New York registry shares calculated by multiplying the price per Air France share by the exchange ratio and applying the Black-Scholes option pricing model to value the Air France warrants. For this purpose, we have assumed, as of September 29, 2003, a risk-free rate of return of 2.89%, volatility of the Air France share price of 40% and Air France dividends of €0.096, €0.144 and €0.188 (the estimates for dividends of Institutional Brokers Estimates System, also known as I/B/E/S) during the exercise period. For this purpose, as of April 1, 2004, we have assumed a risk-free rate of return of 2.85%, volatility of the Air France share price of 30% and Air France dividends of €0.077, €0.146, €0.230 and €0.176 (the estimates for dividends of I/B/E/S) during the exercise period, in each case, on September 29, 2003, the last trading day before the public announcement of Air France’s and KLM’s intention to enter into the framework agreement, and on April 1, 2004.

Amounts in euro have been translated into dollars at the noon buying rate of $1.1650 per €1.00 and $1.2366 per €1.00 on September 30, 2003 and April 1, 2004, respectively.

	Air France shares		KLM ordinary shares	KLM New York registry shares	Implied equivalent price per KLM ordinary share (excluding warrants)	Implied equivalent price per KLM New York registry share (excluding warrants)	Implied equivalent price per KLM ordinary share (including warrants)	Implied equivalent price per KLM New York registry share (including warrants)
	(€)	($)	(€)	($)	(€)	($)	(€)	($)
September 29, 2003	13.69	15.95	11.96	14.31	15.06	17.55	16.74	19.50
April 1, 2004	14.61	18.07	16.82	20.89	16.07	19.87	17.32	21.42

Air France urges you to obtain current market quotations for the KLM common shares and the Air France shares before making a decision with respect to the offer. No market currently exists for the Air France warrants.

SELECTED AIR FRANCE HISTORICAL FINANCIAL DATA

Presented below are selected historical consolidated financial data of Air France as of and for the six months ended September 30, 2003 and 2002 and as of and for each of the years in the five-year period ended March 31, 2003. The selected historical consolidated financial data as of and for the six months ended September 30, 2003 and 2002 have been derived from our unaudited interim condensed consolidated financial statements. The selected consolidated financial data as of and for each of the years in the five-year period ended March 31, 2003 have been derived from our audited annual consolidated financial statements. Our annual consolidated financial statements as of and for the year ended March 31, 2003 have been audited by Deloitte Touche Tohmatsu and KPMG S.A., our statutory auditors, as indicated in their report appearing elsewhere in this prospectus. Our annual consolidated financial statements as of and for the years ended March 31, 2001 and 2002 have been audited by Deloitte Touche Tohmatsu, as indicated in their report also appearing in this prospectus.

We have prepared our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements in accordance with generally accepted accounting principles in France (French GAAP). French GAAP differs in important respects from generally accepted accounting principles in the United States (U.S. GAAP). For a discussion of the principal differences between French GAAP and U.S. GAAP relevant to Air France, together with a reconciliation of our net income and shareholders’ equity under French GAAP to net income and shareholders’ equity under U.S. GAAP, see notes 33 to 35 to our annual consolidated financial statements and notes 19 and 20 to our unaudited interim condensed consolidated financial statements.

Our results of operations for the six months ended September 30, 2003 are not directly comparable to our results of operations for the six months ended September 30, 2002, and our results of operations for the financial year ended March 31, 2003 are not directly comparable to those for the financial year ended March 31, 2002 because of changes to our accounting principles under French GAAP described in note 2.1 to our annual consolidated financial statements. As a result of these changes, for our financial statements for the financial year ended March 31, 2003 and subsequent interim periods, we decided to adopt, with retrospective application as of April 1, 2002, an individual component approach whereby we recognize or capitalize costs attributable to major airframe inspections and engine maintenance of aircraft held under full ownership and capital leases measured under French GAAP. Prior to April 1, 2002, we recorded a provision for costs related to major airframe inspections and directly expensed engine maintenance costs under French GAAP. The adoption of the component approach also requires the recording of net provisions for major overhauls of aircraft held under operating leases.

You should read the following selected consolidated financial data together with our consolidated financial statements and the section entitled “Operating and Financial Review and Prospects of Air France” included elsewhere in this prospectus.

SELECTED AIR FRANCE HISTORICAL FINANCIAL DATA

	Six months ended September 30,			Year ended March 31,
	2003		2002	2003		2002	2001	2000	1999
	(in millions, except shares and per share data)
	(€)	($)(1)	(€)	(€)	($)(1)	(€)	(€)	(€)	(€)
Amounts in accordance with French GAAP:
Stockholders’ equity	4,022	4,686	4,114	3,994	4,653	3,961	3,874	3,485	2,704
Total assets	12,488	14,549	12,799	12,608	14,688	13,364	12,457	11,366	10,214
Long-term debt and capital leases	3,928	4,576	3,924	3,730	4,345	4,244	3,667	3,698	3,498
Common stock	1,868	2,176	1,868	1,868	2,176	1,868	1,868	1,809	1,634
Operating revenues	6,193	7,215	6,551	12,687	14,780	12,528	12,280	10,324	9,100
Operating income	88	103	311	192	224	235	443	359	268

Net income	52	61	216	120	140	153	421	354	249

Earnings per share(2)
Basic	0.24	0.28	0.99	0.55	0.64	0.70	1.93	1.75	1.27
Diluted	0.24	0.28	0.99	0.55	0.64	0.70	1.93	1.75	1.27
Dividend declared per share	—	—	—	0.06	—	0.10	0.22	0.14	0.00
Dividend declared per share (in dollars)(1)	—	—	—	—	0.07	0.12	0.26	0.16	0.00
Average number of shares outstanding (in thousands)(2)
Basic	216,896		217,807	217,269		217,688	218,515	201,711	196,372
Diluted	216,896		217,807	217,269		217,688	218,515	201,711	196,372

Notes:
(1)	Translated solely for convenience at the noon buying rate on September 30, 2003 of $1.1650 per €1.00.
(2)	Excluding shares held by Air France.

SELECTED AIR FRANCE HISTORICAL FINANCIAL DATA

	Six months ended September 30,			Year ended March 31,
	2003		2002	2003		2002
	(in millions, except shares and per share data)
	(€)	($)(1)	(€)	(€)	($)(1)	(€)
Amounts in accordance with U.S. GAAP(2)
Stockholders’ equity	4,073.2	4,745.3	(3)	3,993.2	4,652.1	3,924.2
Total assets	13,952.6	16,254.8	(3)	13,924.5	16,222.1	14,358.5
Long-term debt and capital leases	4,251.2	4,952.6	(3)	3,787.7	4,412.7	4,114.9
Common stock	1,868.0	2,176.2	(3)	1,868.0	2,176.2	1,868.0
Operating revenues	6,169.4	7,187.4	6,541.7	12,669.2	14,759.6	12,544.4
Operating income	85.7	99.8	336.6	192.6	224.4	169.8

Net income	77.0	89.7	241.4	167.8	195.5	90.7

Net income per share(4)
Basic	0.35	0.41	1.11	0.77	0.90	0.42
Diluted	0.35	0.41	1.11	0.77	0.90	0.42
Dividend declared per share	—	—	—	0.06	0.07	0.10
Dividend declared per share (in dollars)(1)	—	—	—	—	0.07	0.12
Average number of shares outstanding (in thousands)(4)
Basic	216,896		217,807	217,269		217,688
Diluted	216,896		217,807	217,269		217,688

Notes:

(1)	Translated solely for convenience at the noon buying rate on September 30, 2003 of $1.1650 per €1.00.
(2)	Air France has provided amounts in accordance with U.S. GAAP as of and for the years ended March 31, 2003 and 2002. Air France was not required to issue financial statements in accordance with U.S. GAAP for any period prior to April 1, 2001. Accordingly, amounts for the years March 31, 2001, 2000 and 1999 have been omitted from the table above.
(3)	Not available.
(4)	Excluding shares held by Air France.

SELECTED KLM HISTORICAL FINANCIAL DATA

Presented below are selected historical financial data of KLM as of and for the six months ended September 30, 2003 and 2002 and as of and for each of the years in the five-year period ended March 31, 2003. The selected consolidated financial data expressed in euros as of and for the six months ended September 30, 2003 and 2002 have been derived from KLM’s unaudited interim condensed consolidated financial statements. The selected consolidated financial data expressed in euros as of and for each of the years in the five-year period ended March 31, 2003 have been derived from KLM’s audited annual consolidated financial statements. KLM’s annual consolidated financial statements as of March 31, 2003 and 2002 and for each of the years in the three-year period ended March 31, 2003 have been audited by KPMG Accountants N.V., KLM’s statutory auditors, as indicated in their report on those financial statements, which is included in KLM’s Annual Report on Form 20-F for the year ended March 31, 2003, as amended, filed with the SEC on January 12, 2004.

KLM’s audited annual consolidated financial statements and its unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP), with a reconciliation to U.S. GAAP. Dutch GAAP differs in important respects from U.S. GAAP. For a discussion of the principal differences between Dutch GAAP and U.S. GAAP relevant to KLM, see note 28 to KLM’s annual consolidated financial statements included in KLM’s Annual Report on Form 20-F for the year ended March 31, 2003, as amended, filed with the SEC on January 12, 2004 and note 14 to KLM’s unaudited interim condensed consolidated financial statements included in KLM’s Report on Form 6-K furnished to the SEC on December 30, 2003.

You should read the following selected historical financial data together with KLM’s consolidated financial statements and the sections entitled “Operating and Financial Review and Prospects” included in KLM’s Annual Report on Form 20-F for the year ended March 31, 2003, as amended, filed with the SEC on January 12, 2004 and KLM’s Report on Form 6-K furnished to the SEC on December 30, 2003, which are incorporated by reference into this prospectus.

SELECTED KLM HISTORICAL FINANCIAL DATA

	Six months ended September 30,			Year ended March 31,
	2003		2002	2003		2002	2001	2000	1999
	(in millions, except shares and per share data)
	(€)	($)(1)	(€)	(€)	($)(1)	(€)	(€)	(€)	(€)
Amounts in accordance with Dutch GAAP:
Total assets	7,894	9,197	—	8,165	9,512	8,943 (2)	8,590	8,647	8,299
Assets less current liabilities	6,025	7,019	—	5,975	6,961	6,851 (2)	6,533	6,404	6,300
Long-term debt	4,048	4,716	—	3,971	4,626	4,417	3,686	3,712	3,503
Stockholders’ equity	1,496	1,743	—	1,476	1,720	1,992	2,061	2,019	2,157
Capital stock	125	146	—	125	146	125	125	125	187
Operating revenues	3,036	3,537	3,532	6,485	7,555	6,532	6,960	6,296	6,047
Operating income (loss)(3)	65	76	182	(484)	(564)	(94)	277	(18)	193
Net income (loss)	36	42	97	(416)	(485)	(156)	77	337	207
Net income (loss) per common share(4)(5)
Basic	0.80	0.93	2.12	(9.26)	(10.79)	(3.46)	1.63	7.21	4.01
Diluted	0.80	0.93	2.12	(9.26)	(10.79)	(3.46)	1.63	7.21	4.01
Dividend declared per common share	—	—	—	0.10	—	0.20	0.60	—	0.68
Dividend declared per common share (in dollars) (1)	—	—	—	—	0.12	0.23	0.70	—	0.79
Average number of common shares outstanding (in thousands)
Basic	44,188		45,290	45,071		45,682	46,133	46,569	50,965
Diluted	44,188		45,290	45,071		45,682	46,133	46,569	50,965

Notes:

(1)	Translated solely for convenience at the noon buying rate on September 30, 2003 of $1.1650 per €1.00. The convenience translation rate used by KLM in its Form 20-F for the year ended March 31, 2003 filed with the SEC on June 19, 2003, as amended by its Form 20-F/A filed with the SEC on January 12, 2004, was the noon buying rate of $1.09 for €1.00 on March 31, 2003.
(2)	The March 31, 2002 balance sheet included a €100 million deferred tax liability presented under provisions. Consistent with Dutch GAAP, we have reclassified this liability as a negative deferred tax asset under financial fixed assets for comparative purposes, since KLM’s overall tax position turned into a deferred tax asset during the fiscal year ended March 31, 2003.
(3)	Operating income under Dutch GAAP has been retroactively adjusted to reflect the changed accounting rules effective for KLM as of April 1, 2003 with respect to the presentation of extraordinary items.
(4)	After taking into account the rights of holders of priority shares, cumulative preference shares A and cumulative preference shares C and based on the weighted average outstanding shares during the year.
(5)	Exclusive of any shares held by KLM; the figures for each of the fiscal years ended during the period from April 1, 1998 through March 31, 2002 have been restated.

SELECTED KLM HISTORICAL FINANCIAL DATA

	Six months ended September 30,			Year ended March 31,
	2003		2002	2003		2002		2001	2000	1999
	(in millions, except shares and per share data)
	(€)	($)(1)	(€)	(€)	($)(1)	(€)		(€)	(€)	(€)
Amounts in accordance with U.S. GAAP:
Total assets	10,026	11,680	—	10,331	12,036	11,306	(2)	10,934	10,641	10,087
Assets less current liabilities	8,163	9,510	—	8,148	9,492	9,214	(2)	8,304	7,840	7,679
Long-term debt	4,297	5,007	—	4,288	4,996	4,799		4,314	4,199	3,998
Stockholders’ equity	2,812	3,276	—	2,827	3,293	3,220		3,229	3,081	3,088
Capital stock	125	146	—	125	146	125		125	125	187
Operating revenues	3,036	3,537	3,456	6,367	7,418	6,412		6,869	6,286	6,047
Operating income (loss)(3)	52	61	271	(244)	(284)	86		458	731	572
Net income (loss)	8	9	140	(267)	(311)	(2	)(4)	154 (4)	510 (4)	354	(4)
Income (loss) from continuing operations(5)	8	9	145	(234)	(273)	28		209	530	354
Income (loss) from discontinued operations(5)	—	—	(5)	(33)	(38)	(30)		(55)	(20)	—
Net income (loss) per common share(6)(7)
Basic	0.16	0.19	3.07	(5.97)	(6.96)	(0.08)		3.30	10.91	6.90
Diluted	0.16	0.19	3.07	(5.97)	(6.96)	(0.08)		3.30	10.91	6.90
Income (loss) from continuing operations per share(5)(6)(7)
Basic	0.16	0.19	3.18	(5.23)	(6.09)	0.57		4.49	11.34	6.90
Diluted	0.16	0.19	3.18	(5.23)	(6.09)	0.57		4.49	11.34	6.90
Income (loss) from discontinued operations per common share(5)(7)
Basic	—	—	0.11	(0.74)	(0.86)	(0.65)		(1.19)	(0.43)	—
Diluted	—	—	0.11	(0.74)	(0.86)	(0.65)		(1.19)	(0.43)	—
Dividend declared per common share	—	—	—	0.10	0.12	0.20		0.60	—	0.68
Dividend declared per common share (in dollars)(1)	—	—	—	—	0.12	0.23		0.70	—	0.79
Average number of common shares outstanding (in thousands)
Basic	44,188		45,290	45,071		45,682		46,133	46,569	50,965
Diluted	44,188		45,290	45,071		45,682		46,133	46,569	50,965

Notes:
(1)	Translated solely for convenience at the noon buying rate on September 30, 2003 of $1.1650 per €1.00. The convenience translation rate used by KLM in its Form 20-F for the year ended March 31, 2003 filed with the SEC on June 19, 2003, as amended by its Form 20-F/A filed with the SEC on January 12, 2004, was the noon buying rate of $1.09 for €1.00 on March 31, 2003.
(2)	Total assets and assets less current liabilities as of March 31, 2003 have been reduced by €853 million mainly to exclude net non-current deferred tax liabilities.
(3)	Operating income under U.S. GAAP has been reclassified to reflect the inclusion of results on sale of holdings and results on sale of assets, which had been previously recognized in separate line items called results on sale of holdings and results on sale of assets. The reclassification resulted in a decrease in operating income for the year ended March 31, 2003 of €36 million, an increase of €19 million for the year ended March 31, 2002, an increase of €31 million for the year ended March 31, 2001, an increase of €456 million for the year ended March 31, 2000 and an increase of €150 million for the year ended March 31, 1999.
(4)	As explained in note 28 to KLM’s annual consolidated financial statements, KLM adopted SFAS 142 on April 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but instead tested for impairment at least annually. If this amortization had been excluded from KLM’s results for prior periods, net income (loss) and net income (loss) per share would have been increased by €7 million (€0.15 per share) for the year ended March 31, 2002, €11 million (€0.24 per share) for the year ended March 31, 2001, €13 million (€0.28 per share) for the year ended March 31, 2000 and €18 million (€0.35 per share) for the year ended March 31, 1999.
(5)	Restated to reflect buzz as a discontinued operation effective April 1, 1998. On April 11, 2003, KLM sold KLM UK’s low-fare business, buzz, to Ryanair. Under U.S. GAAP, buzz is considered a discontinued operation as from April 11, 2003.
(6)	After taking into account the rights of holders of priority shares, cumulative preference shares A and cumulative preference shares C and based on the weighted average outstanding shares during the year.
(7)	Exclusive of any shares held by KLM; the figures for each of the fiscal years ended during the period from April 1, 1998 through March 31, 2002 have been restated.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed pro forma consolidated financial information is being provided to give you a better understanding of what the results of operations and financial position of Air France-KLM might have looked like had the offer of Air France for KLM common shares occurred on an earlier date. The unaudited condensed pro forma consolidated financial information is preliminary and is being furnished solely for illustrative purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position of Air France-KLM that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of Air France-KLM that may, or may be expected to, occur in the future. No account has been taken within the unaudited condensed pro forma consolidated financial statements of any synergy or efficiency that may, or may be expected to, occur following the exchange offer.

The following unaudited pro forma consolidated financial information gives pro forma effect to the offer, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma consolidated financial information. For accounting purposes, the combination will be accounted for as Air France’s acquisition of KLM using the purchase method of accounting under both French and U.S. GAAP. The unaudited condensed pro forma consolidated income statements for the financial year ended March 31, 2003 and for the six months ended September 30, 2003 give effect to the offer and the business combination as if they had occurred on April 1, 2002. The unaudited condensed pro forma consolidated balance sheet as of September 30, 2003 gives effect to the offer and the business combination as if they had occurred on September 30, 2003.

The unaudited condensed pro forma consolidated financial information of Air France-KLM is based on the historical consolidated financial statements of Air France, which are included elsewhere in this prospectus and on the historical consolidated financial statements of KLM, which are included in KLM’s Annual Report on Form 20-F for the year ended March 31, 2003, as amended, and in the unaudited condensed consolidated interim financial statements for the six months ended September 30, 2003 included in KLM’s report on Form 6-K dated December 30, 2003, incorporated by reference in this prospectus.

See “Unaudited Condensed Pro Forma Consolidated Financial Information” for a more detailed explanation of this analysis.

Solely for your convenience, euro amounts have been translated into dollars at the exchange rate of €1.00 = $1.1650, the noon buying rate for the euro on September 30, 2003.

SELECTED PRO FORMA FINANCIAL INFORMATION

	Six months ended September 30, 2003		Year ended March 31, 2003
	(in millions, except shares and per share data)
	(€)	($)(1)	(€)	($)(1)

Amounts in accordance with French GAAP:
Stockholders’ equity	4,833	5,630	(2)	(2)
Total assets	20,706	24,122	(2)	(2)
Long-term debt and capital leases	6,597	7,686	(2)	(2)

Net sales	9,229	10,752	19,054	22,198
Income (loss) from operations	213	248	347	404
Net income (loss) from continuing operations	221	258	352	410

Net income (loss) per share from continuing operations
Basic	0.83	0.97	1.32	1.54
Diluted	0.83	0.97	1.32	1.54

Number of shares (in thousands)(3)
Basic	265,503	265,503	266,847	266,847
Diluted	265,503	265,503	266,847	266,847

Notes:
(1)	Translated solely for convenience at the noon buying rate on September 30, 2003 of $1.1650 per €1.00.
(2)	Not available.
(3)	Excluding shares held by Air France.

SELECTED PRO FORMA FINANCIAL INFORMATION

	Six months ended September 30, 2003		Year ended March 31, 2003
	(€)	($)(1)	(€)	($)(1)
	(in millions, except shares and per share data)
Amounts in accordance with U.S. GAAP:
Stockholders’ equity	4,884	5,690	(3)	(3)
Total assets	21,424	24,960	(3)	(3)
Long-term debt and capital leases	8,549	9,960	(3)	(3)

Net sales	9,205	10,724	19,036	22,177
Income (loss) from operations	271	316	219	255
Net income (loss) from continuing operations	174	203	117	137

Net income (loss) per share from continuing operations
Basic	0.65	0.76	0.44	0.51
Diluted	0.65	0.76	0.44	0.51

Number of shares (in thousands)(2)
Basic	265,503	265,503	266,847	266,847
Diluted	265,503	265,503	266,847	266,847

Notes:
(1)	Translated solely for convenience at the noon buying rate on September 30, 2003 of $1.1650 per €1.00.
(2)	Excluding shares held by Air France.
(3)	Not available.

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables present unaudited per share income (loss), cash dividends and book value data of Air France and KLM on both historical and pro forma combined bases.

We have derived the unaudited pro forma per share information from the unaudited pro forma financial information included elsewhere in this prospectus. You should read the data presented below together with the historical annual consolidated financial statements of Air France and KLM, the historical unaudited interim condensed consolidated financial statements of Air France and KLM and the unaudited pro forma consolidated financial information appearing elsewhere in or incorporated by reference into this prospectus.

These tables also present per share income (loss), cash dividends and book value data for KLM on a French GAAP pro forma basis and on a U.S. GAAP pro forma basis. Air France and KLM combined pro forma earnings per share on a French GAAP and on a U.S. GAAP basis is the combined pro forma income (loss) from continuing operations under French GAAP and U.S. GAAP, respectively, divided by the number of Air France pro forma shares, assuming that 100% of KLM common shares are tendered in the offer, irrespective of the Air France warrants to be issued.

	Air France historical		KLM historical		KLM pro forma French GAAP		Air France and KLM pro forma French GAAP		Air France and KLM pro forma U.S. GAAP
	(€)	($)(2)	(€)	($)(2)	(€)	($)(2)	(€)	($)(2)	(€)	($)(2)
	For the six months ended September 30, 2003 (per share)
Income (loss) from continuing operations
Basic	0.24	0.28	0.80	0.93	0.48	0.55	0.83	0.97	0.65	0.76
Diluted	0.24	0.28	0.80	0.93	0.48	0.55	0.83	0.97	0.65	0.76
Dividends declared	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Book value at period end(1)	18.54	21.60	33.86	39.45	69.20	80.62	18.2	21.2	18.4	21.4

	For the year ended March 31, 2003 (per share)
Income (loss) from continuing operations
Basic	0.55	0.64	(9.26)	(10.79)	(1.44)	(1.68)	1.32	1.54	0.44	0.51
Diluted	0.55	0.64	(9.26)	(10.79)	(1.44)	(1.68)	1.32	1.54	0.44	0.51
Dividends declared	0.06	0.07	0.10	0.12

Notes:

(1)	Book value per share is calculated by dividing shareholders’ equity by the number of shares outstanding at the end of the period.
(2)	Translated solely for convenience at the noon buying rate on September 30, 2003 of $1.1650 per €1.00.

RATIO OF EARNINGS TO FIXED CHARGES

Air France’s ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income from continuing operations, fixed charges, amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges include interest expensed or capitalized (including amortization of premiums and discounts related to long-term debt) and the portion of rental expense management believes represents the interest component of rent expense.

	U.S. GAAP			French GAAP
	Six months ended	Year ended		Six months ended	Year ended
	September 30, 2003	March 31, 2003	March 31, 2002	September 30, 2003	March 31, 2003	March 31, 2002
Ratio of earnings to fixed charges – historical	1.44	1.28	1.08	1.30	1.17	1.21
Ratio of earnings to fixed charges – pro forma	1.70	1.06	—	1.67	1.42	—

RISK FACTORS

In deciding whether to tender your KLM common shares, you should carefully consider the following risks, together with the other information contained in or incorporated by reference into this prospectus. Any of these risks could have a material adverse effect on our business, financial condition and results of operations, which could in turn affect the market price of the Air France shares and Air France warrants.

Risks Related to the Offer and the Combination

Market fluctuations may reduce the market value of the Air France securities we are offering because the exchange ratio is fixed.

You are being offered a fixed number of Air France shares and warrants rather than a number of shares and warrants with a fixed market value. As a result, the market value of the Air France securities that you receive in this offer will fluctuate depending upon the market price of Air France shares and warrants. Accordingly, the market value of the Air France shares and warrants at the time you receive them may vary significantly from their implied market value at the date the offer was announced, at the date of this prospectus or at the date you tender your KLM common shares.

On September 29, 2003, the day before we announced our intention to combine with KLM pursuant to the offer, the closing price of Air France’s shares on Euronext Paris was €13.69. At this closing price, and applying the Black-Scholes option pricing model to value the Air France warrants (assuming a risk free rate of return of 2.89%, volatility of the Air France share price of 40% and Air France dividends of €0.096, €0.144 and €0.188 (the estimates for dividends of I/B/E/S) during the exercise period of the warrants), each KLM common share had an implied value of €16.74 based on the exchange ratio of 11 Air France shares and 10 Air France warrants for each 10 KLM common shares. Excluding the value of the Air France warrants to be issued in the offer, the implied value of each KLM common share on September 29, 2003 was €15.06.

On April 1, 2004, the closing price of Air France’s shares on Euronext Paris was €14.61. At this closing price, and applying the Black-Scholes option pricing model to value the Air France warrants (assuming a risk free rate of return of 2.85%, volatility of the Air France share price of 30% and Air France dividends of €0.077, €0.146, €0.230 and €0.176 (based on Institutional Brokers Estimates System estimates, also known as I/B/E/S estimates) during the exercise period of the warrants), each KLM common share had an implied value of €17.32 based on the exchange ratio of 11 Air France shares and 10 Air France warrants for each 10 KLM common shares. Excluding the value of the Air France warrants to be issued in the offer, the implied value of each KLM common share on April 1, 2004 was €16.07.

The market price of Air France securities will change as a result of changes in the business, operations or prospects of Air France or Air France-KLM, market assessments of the effects of the combination, regulatory considerations, general market and economic conditions, factors affecting the airline industry in general and other factors.

There has been no prior public market for the Air France warrants, ADWs or ADSs and an active market for such securities may not develop or be sustained and trading prices may vary.

If you hold KLM ordinary shares and you accept the offer, you will receive a fixed number of Air France shares and Air France warrants, and if you hold KLM New York registry shares, your shares will receive a fixed number of Air France ADSs and Air France ADWs. Before completion of the offer, there will be no public market for Air France ADSs, warrants or ADWs. An active market for the Air France ADSs, warrants or ADWs may not develop and may not be sustained if it does develop. In addition, the trading prices of the ADSs, warrants or ADWs may be subject to wide fluctuations, and the value of the warrants and ADWs may not correspond to their valuation for purposes of determining the exchange ratio.

The Air France warrants and ADWs may expire without value.

During the limited time in which the Air France warrants (including the Air France ADWs) can be exercised, the price of Air France shares could be below €20, the exercise price of the warrants. The Air France warrants will be exercisable for a period of 24 months, beginning on the date that is 18 months after the completion of the offer, and will expire on the date that is 42 months after this date of issuance. Any Air France warrants not exercised before their expiration date will be void. If the price of Air France shares remains below the exercise price for the warrants during the period in which the warrants are exercisable, the warrants will expire without value.

The integration of Air France and KLM may be difficult and expensive and may not result in the benefits that we currently expect.

The combination involves the integration of two large and complex businesses that currently operate independently. The achievement of expected synergies from the combination will require the integration of various aspects of the businesses of Air France and KLM.

Air France’s and KLM’s goal in integrating their operations is to increase the revenues and earnings of the combined businesses through cost savings, including announced restructuring, plans and operational benefits and, as a combined group, to increase Air France–KLM’s ability to satisfy the demands of its customers. In so doing, Air France–KLM may encounter substantial difficulties in integrating its operations and fail to achieve the increased revenues, earnings, cost savings and operational benefits that are expected to result from the combination, and could even incur substantial costs as a result of, among other things:

•	loss of key employees,

•	inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between Air France and KLM and the need to implement, integrate and harmonize various business-specific operating procedures and systems, as well as the financial, accounting, information and other systems of Air France and KLM, and

•	diversion of management’s attention from their other responsibilities as a result of the need to deal with integration issues.

The diversion of management attention and any difficulties encountered from integrating the respective businesses of Air France and KLM could increase costs or reduce revenues, earnings and operating results of Air France-KLM following completion of the offer. For these reasons, Air France and KLM may fail to complete successfully the necessary integration or realize any of the expected benefits. If they are achieved, actual cost savings and operational benefits may be lower than Air France and KLM currently expect and may take a longer time to achieve than Air France and KLM currently expect.

Air France and KLM may not successfully implement and adapt to the new corporate governance arrangements established under the framework agreement.

The framework agreement establishes a series of new corporate governance arrangements relating to the combined operating companies’ corporate structure. These arrangements include the establishment of a strategic management committee that will determine Air France’s and KLM’s common position with respect to all major strategic decisions relating to commercial, financial, technical and operational matters. Air France-KLM must respect the assurances given to KLM and the State of the Netherlands in accordance with the framework agreement. Furthermore, the hive down is expected to establish a new holding company over the operating companies Air France and KLM. Air France-KLM’s management may not successfully adapt to this new environment, and they may find it difficult and time-consuming to implement the new corporate governance arrangements.

Regulatory authorities have imposed conditions and may impose additional conditions that could reduce the expected benefits of the combination and may affect the price of the Air France securities you receive in the offer.

Air France and KLM have, in order to secure the approval of the combination by the European Commission on February 11, 2004, agreed to make a number of concessions in respect of the operations of Air France-KLM, including a commitment to release take-off and landing slots to competitors at certain airports. These conditions, which we call the Undertakings, are described in this prospectus under the heading “Terms of the Transaction—Certain Legal and Regulatory Matters”. While we do not believe that compliance with the Undertakings will have a material adverse effect on the operations of Air France-KLM, the financial impact on Air France-KLM, and any impact on the price of Air France securities, is difficult to predict with certainty. In addition, Air France and KLM were granted early termination of the waiting period under the HSR Act by the U.S. Department of Justice and have obtained antitrust clearance from the relevant authorities in several other countries where they operate. However, Air France and KLM have not requested antitrust clearance in every country in which they operate. Although we believe that the risk is not significant, antitrust or other regulatory agencies in a jurisdiction where Air France or KLM has not requested clearance could take action under applicable law to restrict the operations of Air France-KLM.

In addition, it is a condition to Air France’s obligation to complete the offer that no governmental authority shall have issued any order making the combination illegal or materially limiting the ownership or operation by Air France or KLM of any material part of the combined group. Air France may, in its reasonable judgment, waive this condition. In the event Air France waives this condition and the offer is completed despite the imposition of limitations on the ownership or operation of Air France-KLM, the expected benefits of the combination may be reduced.

Counterparties may contest our transfer of contracts in, and we may be required to obtain consents in order to effect, the hive down.

We have agreed in the framework agreement, subject to completion of the offer and the passage of a new French aviation law, to transfer our operations to a new subsidiary, AFOP. Most of our French law-governed contracts will be automatically transferred to AFOP in accordance with French law regarding the transmission universelle de patrimoine. However, certain of our contracts (including aircraft lease agreements), such as those governed by laws other than French law, will not be automatically transferred to AFOP, and require us to obtain the consent of counterparties in order to transfer the contracts to AFOP. The failure to obtain these consents could constitute an event of default under the contracts. The occurrence of an event of default could trigger cross defaults under a limited number of other financing contracts. Contractual counterparties might contest the transfer or may refuse to give their consent, which could adversely affect our business. If our counterparties contest the transfer of these contracts, it may be costly and time-consuming for us to obtain their consent or to make alternative arrangements if they will not give their consent.

You may be taxed on the Air France securities you receive in the offer.

The receipt of Air France securities in exchange for KLM common shares will be a taxable event for U.S. federal income tax purposes. A U.S. holder will recognize gain or loss equal to the difference between the fair market value, as of the date of the exchange, of the Air France securities received plus any cash received in respect of a number of KLM common shares that is not exactly divisible by 10 and the holder’s adjusted tax basis in its KLM common shares tendered in the offer. The deductibility of capital losses is subject to limitations. There are more material tax consequences to holders of KLM common shares that participate in the Offer. See “Taxation”.

Risks to Non-Tendering Security Holders

The market for KLM common shares may be less liquid following completion of the offer, and the value of any retained KLM common shares may be lower.

The exchange of KLM common shares for Air France securities pursuant to the offer will reduce the number of holders of KLM common shares as well as the number of KLM common shares that might otherwise trade publicly and, depending upon the number of KLM common shares so exchanged, could adversely affect the liquidity and market value of the remaining KLM common shares held by the public. Furthermore, Air France intends to request, as it is entitled to do under the framework agreement, that KLM seek the delisting of the KLM ordinary shares from Euronext Amsterdam and the KLM New York registry shares from the New York Stock Exchange as soon as reasonably practicable following the completion of the offer. While KLM common shares could continue to be traded in the over-the-counter market and price quotations could be reported, there can be no assurance that such an over-the-counter market would develop. The extent of the public market for the KLM common shares and the availability of such quotations would depend upon such factors as the number of holders remaining at such time, the interest on the part of securities firms in maintaining a market in KLM ordinary shares or New York registry shares, and the possible termination of registration of KLM’s common shares under the Exchange Act, which would adversely affect the amount of publicly available information with respect to KLM.

Risks Related to Air France-KLM’s Business

Substantial competition from other major airlines, high-speed rail travel and “low-cost” airlines may harm Air France-KLM’s business.

The airline industry is highly competitive and prone to price discounting. On April 1, 1997, the air travel market in the European Union was fully liberalized and, as a result, any European airline is able to compete with Air France and KLM in their domestic and European markets. Liberalization of the European market and the resulting competition among carriers has led to a general decrease of airfares and an increase in the number of competitors in many lines of business. Air France and KLM currently face, and Air France-KLM will face, substantial competition from other carriers. This competition is likely to increase further.

With respect to short-haul and medium-haul flights in or from France, the Netherlands and other European countries, Air France and KLM currently face, and Air France-KLM will face, competition from providers of alternative forms of transportation. In particular, the French high-speed train system (the TGV) competes directly with Air France on transportation to major French cities, which are the targeted market for Air France’s shuttle services. The Eurostar train service to London competes directly with Air France’s and KLM’s flights to London. An expansion of the TGV system within France or high-speed rail service within Europe generally could have a significant adverse effect on the business, financial condition and results of operations of Air France-KLM.

In addition, Air France and KLM have faced increasing competition from low-cost airlines that have become significant competitors in the European airline industry in recent years. The percentage of routes on which Air France and KLM compete with carriers having substantially lower operating costs has grown significantly over the past decade. Such competition is likely to continue at this level or intensify in the future. Moreover, the increase in pricing transparency resulting from the use of the Internet has enabled consumers to more easily obtain the lowest fare on any given route. Continued or increased competition from other carriers, including low-cost airlines, could have a material adverse effect on Air France-KLM’s business, financial condition, and results of operations.

Air France-KLM may be adversely affected by high aircraft fuel prices.

After labor costs, fuel costs are expected to constitute the single largest portion of Air France-KLM’s operating costs. For the year ended March 31, 2003, fuel costs represented 11.0% of Air France’s operating expenses and 13.4% of KLM’s operating expenses. The price of aircraft fuel is strongly correlated to the price of petroleum. Since January 1998, the price of petroleum has fluctuated between a low of $9.64 per barrel and a high of $34.59 per barrel. The price of Brent crude on the International Petroleum Exchange was $31.55 per barrel on April 1, 2004, which is a high level by historical standards. Aircraft fuel costs may be affected by a number of factors, including fluctuations in the euro/dollar exchange rate, political events, war or the threat of war, and the coordinated pricing decisions of producer cartels such as OPEC. Air France and KLM seek to reduce this risk by hedging against the price of petroleum, as no market exists to hedge aircraft fuel. Notwithstanding the application of hedging policies and possible adjustments in fares across the industry during periods of sustained high fuel prices, high aircraft fuel costs have a material adverse effect on Air France’s and

KLM’s businesses, financial condition and results of operations in the past, and may have such an effect on Air France-KLM in the future.

Fluctuations in foreign exchange rates and increases in interest rates may negatively affect our results.

Given the international nature of its business, Air France-KLM will receive a large part of its revenues and incur an even larger part of its expenses in foreign currencies, particularly dollars, and will be exposed to fluctuations in the exchange rates between those currencies and the euro. Air France’s dollar revenues are less than its dollar costs, such as fuel costs, aircraft purchases and payments under aircraft operating leases. As a result, the recent sharp decline of the dollar against the euro has had a positive impact on Air France’s profitability by decreasing its costs more rapidly than its expenses. However, if the dollar were to increase in value against the euro, Air France-KLM’s costs would rise more rapidly than revenues, negatively affecting profitability. Air France estimates that its net exposure to the U.S. dollar (dollar costs minus dollar revenues) was approximately $800 million during each of its last two financial years. With respect to the British pound and Japanese yen, Air France currently has more revenues than costs in those currencies, so that a decrease in their value would have a negative effect on Air France’s profitability. As a result, significant increases in the value of the dollar or, to a lesser extent, decreases in the value of the pound or yen, could have a material adverse effect on the business, financial condition and results of operations of Air France-KLM, despite efforts to hedge against these fluctuations.

Air France-KLM will also be exposed to increases in interest rates. At March 31, 2003, 51.3% of Air France’s long-term debt and capital lease obligations had variable rates of interest, and 37% of KLM’s long-term debt had variable rates of interest. A significant rise in interest rates could substantially increase the cost of this debt, reducing Air France-KLM’s financial results.

The failure of an alliance to develop or the decision by other members not to participate fully or to withdraw from an alliance could have a material adverse effect on Air France-KLM’s business.

Maintenance and development of alliances and other strategic relations will be critical to Air France-KLM’s business. Air France is a member of the SkyTeam alliance with Delta Air Lines, Korean Air, Aeroméxico, CSA Czech Airlines, and Alitalia. We also have a joint venture with Alitalia. Separately, KLM and Northwest Airlines have a transatlantic joint venture, and KLM has cooperation agreements with Continental Airlines. Air France and KLM have agreed that, subject to specified conditions, KLM will be admitted as a member of the SkyTeam alliance. The success of these alliances depends in part on the actions and strategic plans of the other airlines over which Air France and KLM have little control. The failure of an alliance to develop or the decision by other members not to participate fully or to withdraw from the alliance altogether could have a material adverse effect on Air France-KLM’s business.

In addition, we believe that further industry consolidation is likely, whether through additional alliances or otherwise. A failure to maintain or develop strategic alliances could adversely affect the business, financial condition and results of operations of Air France-KLM.

Air France-KLM’s development of new routes depends on access to a limited number of “slots” at international airports that may be withdrawn if not sufficiently used.

Air France-KLM’s ability to add additional flights to the existing schedules of Air France and KLM will be constrained, in part, by the availability of slots at the world’s main airports. In the European Union, air carriers must generally use an allocated slot at a minimum of 80% of the level of use during the period the slot was assigned. Following the combination, Air France and KLM may lose flight slots granted to them should they not use those slots at an 80% level. In addition, Air France and KLM have committed to the European Commission to make slots available to competitors on certain routes under certain circumstances. See “Terms of the Transaction—Certain Legal and Regulatory Matters”.

Compliance with environmental regulations may affect our existing or future operations and result in additional costs.

The airline industry is subject to environmental laws and regulations and will be subject to further environmental laws and regulations in the future. These environmental laws and regulations relate to, among other things, aircraft noise and aircraft engine emissions, the use and handling of hazardous materials, air emissions and environmental contamination clean-up. In recent years, French, Dutch, E.U. and U.S. regulatory authorities have issued a number of directives and other regulations including regulations relating to aircraft noise and age. These requirements impose high fees, taxes and substantial ongoing compliance costs on airlines, particularly as new aircraft brought into service will have to meet the environmental requirements during their entire service life. Air France and KLM expect to incur expenditures on an ongoing basis to comply with such regulations. Compliance with these laws could restrict Air France-KLM’s ability to modify or expand facilities or continue operations, or could require Air France-KLM to install costly pollution control equipment or incur other significant expenses, including remediation costs. See “Regulation of Air France—Other Regulatory and Legal Issues Relating to Air France’s Operations—Environmental Protection and Anti-Noise Standards”.

Air France’s interest in KLM may be diluted.

The State of the Netherlands has an option, which was amended in the amended state option, to acquire the number of KLM preference shares B necessary to provide the State of the Netherlands with 50.1% of the capital stock and voting rights of KLM, irrespective of the total issued share capital of KLM at any given moment. The State of the Netherlands may exercise the amended option in the event that any key country served by KLM restricts, terminates or will restrict or terminate KLM’s operation of scheduled air services because of that country’s view that:

•	a substantial part of the share capital of KLM is not demonstrably Dutch-owned, or

•	KLM is not effectively controlled by Dutch nationals.

If the State of the Netherlands exercises this option, it will have the power, acting alone, to influence matters submitted for a vote of KLM shareholders. The amended state option has an initial duration of three years from completion of the offer but may be renewed by the State of the Netherlands up to three times for periods of 12 months each.

The State of the Netherlands has agreed to exercise the voting rights attached to the preference shares B acquired upon any exercise of the amended state option in accordance with the best interests of KLM and the best interests of Air France-KLM and its shareholders. However, any determination made by the State of the Netherlands as to the best interests of KLM, Air France-KLM and its shareholders might not correspond to the views of Air France-KLM or its shareholders as to such interests.

In addition, any dispute involving the State of the Netherlands, France and a government of a key country served by KLM under the relevant bilateral treaty over Dutch ownership or under certain bilateral treaties, effective control of KLM, could divert management attention and have an impact on the business of Air France-KLM.

The assurances to KLM and the State of the Netherlands could limit the ability of Air France-KLM to take certain actions.

In connection with the combination, Air France and KLM have granted assurances to the State of the Netherlands. The assurances granted to the State of the Netherlands have a term of five or eight years from completion of the offer, depending on the assurance in question. The State assurances are intended to preserve the network quality of KLM at Schiphol airport, which, according to the State of the Netherlands, is a matter of public interest for the Netherlands, and include certain binding commitments by both Air France and KLM. In addition, Air France and KLM have agreed to certain assurances designed to preserve basic principles underlying the business combination. These assurances could limit Air France-KLM’s ability to respond to changes in the competitive or economic environments in which it will operate, and could therefore have a material adverse effect on the business and financial condition of Air France-KLM. See “Summary of the Framework Agreement—The Assurances”.

Financing may not be available to Air France-KLM on acceptable terms in the future.

Because the airline industry is by its nature capital intensive, Air France and, in particular, KLM have incurred significant indebtedness and capital commitments to finance their ongoing operations. Air France and KLM have been able to finance their operations and capital needs in part because their main assets, aircraft, have been attractive as security to lenders and other financiers. However, there can be no assurance that aircraft or any other assets held by Air France or KLM will continue to provide attractive security for lenders. Any prolonged restriction on the ability to raise money in the market in the future could adversely affect Air France-KLM’s ability to borrow, which could in turn have an adverse impact on its business and results of operations.

Unfavorable outcomes of lawsuits may weaken the liquidity position of Air France-KLM.

Air France and KLM are involved in various legal actions for which they have not recorded provisions. In particular, Air France and KLM are two of three major European airlines who, along with several U.S. airlines, are being sued in a class-action case brought by five travel agents domiciled in the United States in respect of an alleged illegal agreement in restraint of trade under the Sherman Antitrust Act. The amount of damages jointly sought from the defendant airlines in respect of the claims amounts to $17.5 billion, which could triple under legislation covering illegal agreements. This case was decided in favor of the airlines on October 30, 2003, but the plaintiffs have appealed the decision. Unfavorable outcomes of such actions could have a material adverse effect on the results of operations and weaken the liquidity position of Air France-KLM. See “Business of Air France—Legal Proceedings” and Item 8 of KLM’s Annual Report on Form 20-F for the financial year ended March 31, 2003, as amended, filed with the SEC on January 12, 2004.

High labor costs or an inability to conclude future collective labor agreements on satisfactory terms may result in decreased operating margins for Air France-KLM.

Wage rates will have a significant effect on Air France-KLM’s operating results. Air France-KLM’s profitability could suffer if it is not able to conclude future collective labor agreements on satisfactory terms with its employees. For the year ended March 31, 2003, labor costs represented 30.8% of Air France’s operating expenses and 28.8% of KLM’s operating expenses.

Labor disruptions could result in reduced revenues and increased costs for Air France-KLM.

Air France has historically experienced periods of labor disruption or work stoppages, including immediately prior to the multi-year labor agreement with its pilots in 1998 and prior to the new pilots’ agreement signed in June 2003. If Air France or KLM is not able in the future to renew its collective labor agreements or other key agreements with its employees in a satisfactory way, or if any strike, work stoppage or work slowdown occurs, the business, financial condition and results of operations of Air France-KLM could be adversely affected.

Disruption of air traffic control and other airport services may have a material adverse effect on Air France-KLM’s business.

Air France-KLM’s operations will rely upon the services of third parties such as those provided by air traffic controllers and public safety officials, and Air France-KLM will use the services of third parties such as handling and private security agents in the ordinary course of its business. Air France-KLM will have no direct control over the activities of these third parties and could be directly affected by any change, interruption or termination of their activities. For example, a series of strikes led by air traffic controllers in France during the spring of 2003 reduced Air France’s revenues for the six months ended September 30, 2003 by an estimated €67 million. Any interruption in the normal business activities of these third parties, such as operational malfunctioning or a series of prolonged strikes, or an increase in airport or rental fees charged in connection with the use of these services, could have a material adverse effect on the business, financial condition and results of operations of Air France-KLM.

We will be obliged to adopt new accounting standards that may materially change Air France-KLM’s financial statements and financial reporting.

Air France currently prepares its consolidated financial statements in accordance with French GAAP and prepares a reconciliation of stockholders’ equity, net income and certain other disclosures to U.S. GAAP. E.U. regulations require that all companies whose securities are listed in the European Union, including Air France, must apply International Financial Reporting Standards (IFRS) in preparing their financial statements for financial years beginning on or after January 1, 2005. Because IFRS emphasizes the measure of the fair value of a company’s assets and liabilities, applying these standards to Air France-KLM’s financial statements may have a considerable effect on a number of important areas, including, among others, accounting for share-based compensation, goodwill and intangible assets, asset depreciation, employee benefit plans, marketable securities and derivative financial instruments and classification of balance sheet positions as debt or equity. Because Air France-KLM’s financial statements prepared in accordance with IFRS would differ, perhaps materially, from financial statements prepared in accordance with French GAAP, the methods used by the financial community to assess Air France-KLM’s financial performance and value publicly-traded securities, such as price-to-earnings ratios and debts-to-equity ratios, could be affected.

Risks Related to the Airline Industry

Future terrorist attacks, the threat of attacks or regional instability may worsen conditions in the airline industry.

The terrorist attacks in the United States on September 11, 2001 had a significant negative effect on the global economy, political stability and market conditions around the world. Airlines, in particular, experienced significant revenue losses and incurred substantial additional costs, principally as a result of a decrease in demand for air travel, significantly higher costs of insurance and passenger and aircraft security, and decreases in the resale prices of some types of aircraft. Regional instability following hostilities in Iraq has had a material adverse effect on the airline industry. Any future terrorist attack, military action, or the threat of attacks or action, in the Middle East or elsewhere, could result in a general reduction in airline passenger traffic and prices for airline travel, newly imposed air traffic restrictions in affected regions and an increase in fuel or insurance costs, all of which could have a material adverse effect on Air France-KLM’s business.

Medical epidemics or threats or fears of epidemics may adversely affect our business.

Passenger volumes may significantly decrease in the event of a medical epidemic or threat or fear of an epidemic. For example, the outbreak of SARS resulted in a sharp reduction in air traffic and revenue related to Asia. The prolonged existence of a medical epidemic, or the perception that an outbreak has not been contained or may occur again in the future, may have a material adverse effect on the demand for Air France-KLM’s air services to or from affected countries.

Insurance costs have increased significantly since September 11, 2001, and may continue to increase, while the amount of available insurance coverage has become limited and may be limited further.

Following the terrorist attacks on September 11, 2001, insurance premiums for airlines increased significantly, especially for risks relating to terrorism. In addition, in the immediate aftermath of September 11, 2001, insurance companies renegotiated insurance coverage for certain risks relating to war and other hostilities, charging substantially higher rates and limiting coverage to a uniform amount of $50 million. As a result, the French State and the State of the Netherlands offered coverage to airlines, at a charge, for loss amounts that exceeded the insurance coverage available in the market for war and other hostilities. In the event of further terrorist attacks or acts of war, government support similar or comparable to the coverage that was made available in the immediate aftermath of September 11, 2001 may not be made available, insurance premiums may be increased further or insurance may be made available only with additional limitations on coverage. Any failure to obtain adequate insurance coverage or insurance coverage at financially acceptable terms in the future would materially adversely affect the business, financial condition and results of operations of Air France-KLM.

Government support of airlines may have a distorting effect on competition in the airline industry.

Following the events of September 11, 2001, a number of countries took measures to help airlines extend coverage for damage caused to third parties on the ground as a result of terrorist acts, since the coverage available in the insurance market was limited. France and the Netherlands offered airlines, for a charge, an extension of coverage for loss amounts that exceeded the insurance coverage available in the market. From November 1, 2002, France and the Netherlands phased out this additional coverage at the direction of the European Commission, and European airline companies were required to obtain insurance coverage from private insurance companies. The United States, however, passed legislation permitting federal authorities to maintain government guarantees in favor of U.S. airline companies covering damage caused to third parties on the ground, passengers, crew and aircraft, at cost levels substantially below those borne by European airlines. Added to the substantial subsidies received from U.S. federal authorities and the costs of new security measures assumed by the U.S. federal authorities following the events of September 11, 2001, the reduced insurance costs paid by U.S. airlines have offered, and continue to offer, U.S. airlines a significant competitive advantage over their European competitors, particularly on routes over the North Atlantic. Similar measures taken by governmental authorities in the future may have a material adverse effect on the business of Air France-KLM.

High fixed costs and low profit margins may limit Air France-KLM’s growth.

The airline industry is characterized by low gross profit margins and high fixed costs. The expenses of each flight do not vary significantly with the number of passengers or amount of cargo carried and, therefore, a relatively small change in the number of passengers or in the pricing or traffic mix could have a significant effect on operating and financial results. Accordingly, a minor shortfall from expected business levels could have a material adverse effect on the financial performance of Air France-KLM.

The airline industry is by nature cyclical and seasonal, which may cause our results to vary widely.

Our businesses are highly sensitive to local, regional and international economic conditions. Air France-KLM’s business, financial condition and results of operations will be subject to changing economic and political conditions prevailing from time to time in the principal markets throughout the world. Because both business and leisure airline travel is discretionary, we tend to experience severe adverse financial results during general economic downturns. In addition, during an economic downturn, Air France-KLM may also be required to accept delivery of new aircraft that it has agreed to purchase even if the new aircraft are not required for its current operations, or may be unable to dispose of unnecessary aircraft on financially acceptable terms.

The airline industry tends to be seasonal in nature. The demand for scheduled airline services is lowest during the winter months, which generally results in seasonal fluctuations in revenues and results of operations. Air France-KLM’s results of operations for the interim periods of any financial year may not be indicative of its results of operations for the full year.

Changes in international, regional and local regulation and legislation could significantly increase the costs of operations for or reduce revenues of Air France-KLM.

Air France-KLM’s operations will be subject to a high degree of international, European and national regulation covering most aspects of its operation, including traffic rights, fare setting, operating standards (the most important of which relate to safety, security and aircraft noise), airport access and slot availability.

Additional laws and regulations and additional or increased taxes, airport and navigation rates and charges have been proposed from time to time that could significantly increase the cost of operations, or reduce revenues, for Air France-KLM. The ability of European carriers to operate international routes is subject to change because the applicable arrangements between European and foreign governments may be amended from time to time, or because appropriate slots are not available. Laws or regulations enacted in the future may adversely affect the business of Air France-KLM.

Risks Related to the Air France Securities

Substantial sales of Air France shares or ADSs, or the issuance by Air France of equity-linked securities, could cause the price of the Air France shares, ADSs, warrants and ADWs to decline.

The number of Air France shares available for sale or trading in the public markets will increase as a result of the offer and the following other factors:

•	the French State has announced its intention, and has committed in the declaration of understanding entered into with the State of the Netherlands on October 16, 2003, to decrease its shareholding in Air France to less than 20%, in one or more stages, as soon as market conditions permit, and there can be no certainty as to the timing, amount and manner of sales of Air France shares by the French State,

•	assuming acceptance in full of the offer, additional Air France shares representing approximately 19% of the share capital of Air France will be issued to former KLM common shareholders, and if all the Air France warrants issued in the offer are exercised, shares representing a further 10.3% of the share capital of Air France will be issued, and

•	between April 1, 2004 and July 31, 2004, shares representing 9.4% of the current share capital of Air France held in Air France savings plans on behalf of employee shareholders will become eligible for sale by those employee shareholders.

The increase in the number of Air France shares eligible for sale or trading, or the perception that sales may occur, could adversely affect the market or the market price of the Air France shares, ADSs, warrants and ADWs. In addition, Air France may in the future issue equity-linked securities to finance its operations. This could adversely affect the market for, or the market price of, Air France shares, ADSs, warrants and ADWs.

Fluctuations in the exchange rate between the dollar and the euro may reduce the dollar market value of the Air France ADSs as well as the dollar value of any dividends that Air France–KLM may pay.

Air France-KLM will pay any cash dividends on the Air France shares in euro, and, the ADS depositary will convert such euro amounts into dollars to pay any dividends on the ADSs. Exchange rate movements will affect the dollar value of these dividends as well as any other dollar distributions paid to you if you hold ADSs. Exchange rate movements will also affect the market value of Air France ADSs and ADWs.

Because Air France is subject to nationality-based ownership and control restrictions, non-European Union nationals, and in some cases, European Union nationals, may be compelled to sell their Air France shares or ADSs.

To hold a license and an Air Operator Certificate allowing them to operate scheduled airline services on European routes, European airlines, including Air France and KLM, must at all times be majority owned and effectively controlled by E.U. nationals. In addition, applicable bilateral air traffic treaties with non-E.U. countries typically require that the air carriers designated by each country to operate the routes covered by the relevant bilateral treaty be substantially- or majority-owned and effectively controlled by that country or its nationals. Either country that is a party to a bilateral treaty may withdraw or amend the terms and conditions of the operating authorization of an air carrier designated by the other country if the air carrier does not satisfy these ownership and control requirements.

Air France’s interest in KLM may be diluted as a consequence of the application of these requirements to KLM as explained in this prospectus under the heading “—Risks Related to Air France—KLM’s Business—Air France’s interest in KLM may be diluted”. In addition, in order to protect Air France’s authority to operate airline services in Europe and under relevant bilateral treaties, Air France’s amended articles of association, which will take effect upon the completion of the offer, and the deposit agreement relating to Air France’s ADSs, contain compulsory transfer provisions whereby non-E.U. and, in certain cases, E.U. nationals, may be forced to sell all or part of their Air France shares or ADSs if 45% or more of the share capital or voting rights of Air France are held, directly or indirectly, by non-French nationals. See “Description of the Share Capital of Air France—Form and Holding of Shares—Compulsory Transfer of Shares” and “Description of the Air France American Depositary Shares—Limitations on the Right to Own, Transfer or Vote Air France ADSs; Compulsory Transfer of Air France Shares”.

If you fail to comply with the notification requirements under French law and Air France’s articles of association, you could be deprived of some or all of your voting rights and be subject to a fine.

Holders of Air France shares, including shares represented by ADSs, will be subject to various notification requirements under Air France’s articles of association and French law. Under the French Commercial Code, any individual or entity, acting alone or in concert with others that becomes the owner, directly or indirectly, of more than 5%, 10%, 20%, 33.3%, 50% or 66.6% of our outstanding shares or voting rights must notify us and the French Authority for Financial Markets within five trading days of crossing any of these thresholds. This notification requirement also applies to shareholders when their holding of shares or voting rights falls below any of these thresholds.

If you fail to comply with these notification requirements, your shares, including shares represented by ADSs, in excess of the relevant notification threshold may be deprived of voting rights for up to two years on the demand of any shareholder. In addition, all or part of your voting rights may be suspended for up to five years by a French commercial court, and you may be subject to a fine of €18,000 at the request of the chairman of Air France’s board of directors, any Air France shareholder or the French Authority for Financial Markets.

In addition, under our amended articles of association, any individual or entity, acting alone or in concert with others that becomes the owner, directly or indirectly, of more than 0.5% of our outstanding shares or voting rights or a multiple thereof up to 50% must notify us within 15 calendar days of crossing the ownership threshold. If you fail to comply with this notification requirement, your shares, including shares represented by ADSs, may be deprived of voting rights for up to two years on the demand of any one or more shareholders owning, together, at least 0.5% of our share capital.

For a more detailed description of these notification requirements, see “Description of the Share Capital of Air France – Requirements Applicable to Shareholdings Exceeding Certain Percentages” and “Description of the Air France American Depositary Shares—Requirements Applicable to Shareholders Exceeding Certain Percentages”.

Holders of Air France ADSs may have difficulty exercising some of their rights as shareholders.

The ADS depositary may use discretion to take action or exercise rights on behalf of each ADS holder in a number of circumstances, including the exercise of rights that holders of ADSs may have to subscribe for or acquire new Air France shares. In addition, holders of Air France ADSs will only be able to exercise their voting rights by instructing the ADS depositary to vote on their behalf, and, therefore, the process for exercising voting rights will take longer for holders of Air France ADSs than for holders of Air France shares. For this reason, a deadline will be set by the ADS depositary by which it must receive voting instructions from all Air France ADS holders. The ADS depositary will not exercise voting rights with regard to any ADSs for which it does not receive voting instructions by the deadline. See “Description of the Air France American Depositary Shares – Voting Rights”.

Holders of Air France’s securities will have limited rights to call shareholders’ meetings or to submit shareholder proposals, which could adversely affect their ability to participate in the governance of Air France-KLM.

In general, only Air France’s board of directors may call a meeting of shareholders. In limited circumstances, a shareholders’ meeting may be called by an attorney appointed by a court at the request of the holders of 5% or more of Air France’s capital stock or a duly qualified group of shareholders who have held their shares in registered form for at least two years and together hold at least 1% of Air France’s voting rights. In addition, only shareholders or groups of shareholders representing at least 5% of Air France’s share capital may submit proposed resolutions for meetings of shareholders. As a result, the ability of holders of Air France shares to participate in and influence the governance of Air France-KLM will be limited.

As a foreign private issuer, Air France will be permitted to file less information with the SEC, which may limit the information available to holders of Air France securities.

As a foreign private issuer, Air France will be exempt from rules under the Exchange Act that impose certain disclosure and procedural requirements for the solicitation of proxies for shareholder meetings. In addition, Air France’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Air France securities. Moreover, Air France will not be required to file periodic reports with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act are required to file their reports. Therefore, there may be less publicly available information about Air France-KLM than is regularly published by or about other public companies in the United States.

TERMS OF THE TRANSACTION

Background to the Offer and the Combination

In recent years, the European economic environment has changed as a result of the advent of the European Union and the creation of a single European market. These changes caused Air France and KLM to believe that new opportunities existed for strategic development in the European airline industry. In the fall of 2001, and in the aftermath of the breakdown of the KLM-Alitalia alliance, which allowed KLM to talk to other potential partners, Air France and KLM decided to initiate discussions on a possible far-reaching commercial cooperation aimed at the admission of KLM to the SkyTeam alliance and the building of a long-term strategic bilateral alliance between Air France and KLM.

Beginning in early 2002, and parallel to the discussions between KLM and Air France, KLM held preliminary discussions with British Airways about a possible commercial cooperation, including a commercial cooperation between KLM and members of the Oneworld alliance. In November 2002, KLM and British Airways began to explore further details regarding such commercial cooperation. However, after KLM and British Airways exchanged their views on such cooperation, the frequency of contacts between KLM and British Airways decreased. By September 17, 2003, when KLM issued a press release in which it confirmed that detailed discussions regarding a possible commercial cooperation between KLM and Air France had reached an advanced stage, discussions between KLM and British Airways had ended. There have been no further discussions between KLM and British Airways on this subject since that time.

During the period from January to June 2002, Air France’s representatives and representatives of KLM met several times to discuss the potential terms of their commercial cooperation and to identify potential synergies that could be derived from it. In July 2002, each company’s negotiating team (made up of its CEO and several other members of senior management) presented to its board of directors, management board and supervisory board, as applicable, the main terms and key elements of the potential commercial cooperation between Air France and KLM. This cooperation was foreseen as a gradual process that would evolve from a code-sharing agreement to an integrated joint-venture between the two airlines.

On July 29, 2002, the French State officially announced its decision to reduce its shareholding in Air France, as soon as market conditions would permit, and to retain less than 20% of the shares and voting rights in Air France.

On August 23, 2002, Air France’s SkyTeam alliance partner Delta Air Lines signed a 10-year commercial agreement with Continental Airlines and Northwest Airlines (the latter being an important strategic partner of KLM), including arrangements for code-sharing, frequent flyer program and airport lounge reciprocity, and convenient schedule connections between these three U.S. carriers. This commercial agreement was subject to the satisfaction of several conditions, among them the need to obtain formal consent from the respective European partners of the three U.S. carriers, including Air France and KLM. In August 2002 and March 2003, respectively, Air France and KLM consented to the commercial agreement for U.S. domestic cooperation. Air France also informed Alitalia of the on-going discussions between Air France and KLM relating to possible long-term commercial cooperation in August 2002.

On September 7, 2002, Dominique Patry, Air France’s director of international business and alliances, described to KLM’s representatives the cooperation process that Air France envisaged.

On October 21, 2002, during a meeting of SkyTeam members in New York City at which Northwest Airlines and Continental Airlines were also present, representatives of Delta Air Lines and Northwest Airlines encouraged their European partners, Air France, KLM and Alitalia, to undertake cooperation similar to that which the U.S. airlines were pursuing among themselves.

During the SkyTeam governing board meeting held in Venice on November 13-14, 2002, Alitalia and Air France, together with the other SkyTeam alliance members, passed a resolution in principle to admit Northwest Airlines and Continental Airlines to SkyTeam.

On November 27, 2002, Jean-Cyril Spinetta, chairman and chief executive officer of Air France, and

Pierre-Henri Gourgeon, chief operating officer of Air France, met in Paris with Leo van Wijk, president and chief executive officer of KLM and Floris Maljers, chairman of the KLM supervisory board. Messrs. van Wijk and Maljers inquired as to whether a privatization of Air France would indeed proceed and whether Air France wished to pursue the negotiations regarding a combination of some or all of the business and operations of the two companies. Messrs. Spinetta and Gourgeon emphasized the French State’s statement of July 29, 2002 regarding the privatization and stated that Air France, through its financial advisor, Lazard Frères, would propose a structure to KLM in January 2003 regarding such a potential business combination.

On December 19, 2002, Mr. Spinetta arranged a meeting with Mr. van Wijk. The two men decided that the gradual approach noted previously would not be workable and that Air France and KLM should move directly towards a global solution.

On January 30, 2003, Lazard Frères, on behalf of Air France, met with Mr. van Wijk, Robert Ruijter, KLM chief financial officer, and Dave Del Canho, KLM head of corporate strategy and business development, at KLM’s head offices in Amstelveen to hold discussions about possible enhanced cooperation between Air France and KLM. In the meeting, Lazard proposed, on behalf of Air France, on a preliminary basis and without any financial valuation of Air France and KLM, a dual listed company structure in order to combine Air France’s and KLM’s operations. Pursuant to this proposed structure, Air France and KLM would exchange interests in their operational subsidiaries, while keeping the two parent companies separate, with Air France remaining listed on Euronext Paris and KLM remaining listed on Euronext Amsterdam and the New York Stock Exchange. In addition, KLM would become a full member of the SkyTeam alliance, entitled to all commercial and industrial benefits of the alliance. However, the proposed structure also raised a number of issues, of which the most significant related to corporate governance arrangements, the complexity of the structure and future access to the capital markets.

On February 4, 2003, during a dinner in Amstelveen with members of Air France senior management, Messrs. van Wijk, Ruijter, Cees van Woudenberg, KLM’s chief human resources officer, and Peter Hartman, KLM’s chief operations officer, and other KLM representatives confirmed KLM’s interest in further discussing the business rationale and contours of such an enhanced cooperation with Air France.

On March 6, 2003, at the request of Air France, Lazard Frères met with Messrs. van Wijk and Ruijter and other members of KLM senior management in Amstelveen to discuss the corporate governance arrangements that could apply to such a combination. Air France’s advisors conveyed Air France’s preliminary views regarding the possible organization and operation of the dual listed company structure contemplated by Air France and KLM.

On March 17, 2003, in a meeting requested by Air France, members of Air France management and other representatives of Air France and the KLM management board agreed to study this structure further and to determine a possible timetable for reaching an agreement. After a preliminary review of the legal, tax, commercial, regulatory and operational constraints, Air France and KLM agreed that they would try to reach agreement on a preliminary memorandum of understanding for the proposed closer relationship by July 2003.

In subsequent meetings held in April, May and June 2003, KLM discussed the proposed dual listed company structure involving Air France as it existed on the respective dates of such meetings in different stages of the ongoing discussions between Air France and KLM, and its potential implications with representatives of the Ministry of Transport, Public Works and Water Management, the Ministry of Finance, the Ministry of Foreign Affairs and the Ministry of Economic Affairs.

During April and May 2003, the Air France and the KLM working groups and their respective legal and financial advisors met to exchange their views on various regulatory, tax and legal issues, to obtain a better understanding of the implications of the different proposed variations on the dual listed company structure and to jointly define a working timetable.

At that stage, Air France and KLM were still developing the outline for the dual listed company structure, and the working groups exchanged ideas to address the most significant issues identified on January 30, 2003 regarding corporate governance and the complexity of the dual listed company structure, as well as tax-related issues. The assumption which formed the basis for these discussions was that the cross-shareholding that KLM and Air France would hold in each other’s operating subsidiaries would be fixed at 50% of the total share capital, minus one share. However, to reflect the fact that the total value of Air France’s contribution to the combination would be greater than the total value of KLM’s contribution, Air France proposed that, in addition to its stake in KLM’s operational subsidiary, it would hold a direct stake in the KLM holding company. Through this so-called equalization stake, Air France would be compensated for the fact that it contributed more than 50% of the total value of the combination, while only receiving a stake of 50% in each operating company.

The discussion of the working groups focused on the legal character of Air France’s equalization stake in the KLM holding company. In order to protect KLM’s air traffic rights, Air France could not legally hold the majority of the voting rights in KLM. However, the working groups operated on the assumption that the difference in value between Air France’s and KLM’s contribution to the combination would justify an equalization stake that would be greater than 50%. The working groups explored ways in which Air France’s equalization stake might entitle it to the economic benefits necessary to compensate it for its greater contribution to the transaction without entitling it to corresponding voting rights. The discussion focused solely on the possible mechanisms to differentiate between economic rights and voting rights. Commercial terms of a proposed transaction were not discussed in these meetings.

In the course of these meetings, the working groups also discussed corporate governance and tax-related issues. To address the issue of corporate governance in the dual listed company structure, Air France proposed to introduce a strategic management committee to facilitate unity of strategic management decisions. With respect to the tax issues, the working groups explored how cross border payment of tax on dividends with respect to the cross shareholding could be avoided, in order for Air France to retain the ability to distribute dividends providing certain beneficiaries the right to a French dividend tax credit, known as the avoir fiscal. Several potential solutions, including dividend routing by means of the introduction of different classes of shares or by means of a profit pooling agreement, were discussed by the working groups.

On May 7, 2003, based on the work performed by KLM’s representatives during the previous months, the KLM supervisory board gave its approval to the KLM management board to commence more detailed negotiations regarding the dual listed company structure with Air France.

On May 8, 2003, KLM announced the implementation of a structural cost savings program aimed at improving its operating income and reducing the number of its employees. In order to effect this program, the businesses of KLM have been and will continue to be restructured. KLM has provided more information on its restructuring plan in its current reports under cover of Form 6-K furnished to the Commission on December 30, 2003 and March 10, 2004.

On May 19, 2003, Messrs. van Wijk, Ruijter and Maljers met with Messrs. Spinetta, Gourgeon and Calavia in Paris to discuss their views on the process and the ways to take the negotiations forward.

On June 23, 2003, Mr. Calavia and Louis Bedoucha, Air France’s vice president for investment strategy, met with Messrs. Ruijter and Del Canho and other KLM representatives in Amstelveen, together with their respective legal advisors and Lazard Frères to discuss various aspects of the dual listed company structure (including legal, accounting, regulatory and tax aspects). During the meeting, the working groups discussed for the first time items to be considered in the context of the valuation of the companies. Air France indicated that Air France would have to exclude certain assets from their combined operations and obtain a direct ownership interest in KLM in order to offset the difference of market value between Air France and KLM. KLM agreed with the principle of this analysis, but Air France did not provide any details with respect to the level of assets to be excluded from the combined operations or with respect to Air France’s proposed direct ownership interest in KLM.

On June 30, 2003, Mr. van Wijk met with Dutch cabinet ministers from the Ministry of Transport, Public Works and Water Management, the Ministry of Finance, the Ministry of Foreign Affairs and the Ministry of Economic Affairs, to inform them of the status of discussions with Air France and to discuss a possible alliance between Air France and KLM that could, over time, lead to a combination of the two companies.

Subsequent additional meetings were held with representatives of the Dutch Ministry of Transport, Public Works and Water Management and the Ministry of Finance during July and August, 2003. In several of these meetings, representatives of the Dutch Ministry of Foreign Affairs and the Ministry of Economic Affairs also participated.

On July 3, 2003, Messrs. Spinetta and Calavia met with Messrs. van Wijk and Ruijter in Paris to discuss the financial terms of a possible combination between Air France and KLM. Based exclusively on public information and subject to further due diligence, Air France was ready to propose to KLM a three-step transaction. In a first step, Air France and KLM would each hold a 50% interest in Air France and KLM operating subsidiaries. In addition, Air France would hold a 52% direct ownership interest in KLM and would not contribute certain of its assets (to be defined later) to the combined operations. In order to safeguard KLM’s traffic rights, Air France was prepared, during an intermediary second step, to hold some of its voting rights in KLM indirectly. In a third step, Air France would launch an exchange offer for KLM. With respect to the third step, no financial terms were given to KLM by Air France.

On July 4, 2003, Lazard Frères, on behalf of Air France, communicated the financial terms described above in writing to Mr. van Wijk. The terms communicated to Mr. van Wijk also indicated that Air France requested a response from KLM before the next Air France board meeting, which was scheduled for July 10, 2003.

On July 9, 2003, Mr. van Wijk telephoned Mr. Spinetta to discuss the financial terms discussed on July 3, 2003. Mr. van Wijk informed Mr. Spinetta that the proposal was not satisfactory to KLM for various reasons. Mr. van Wijk explained that a transaction solely based on the market value of Air France and KLM would not be acceptable to KLM, as the equity stake to which the KLM shareholders would be entitled in such a transaction would not allow them to benefit from the synergies produced by the combined operations of Air France and KLM on a basis in proportion with KLM’s contribution to such synergies. Therefore, Mr. van Wijk told Mr. Spinetta that the direct ownership of Air France in KLM would have to be limited to 44%. In addition, Mr. van Wijk indicated that the second step of the transaction could be merged with the third step and that an exchange ratio for the exchange offer should be set from the outset.

On July 10, 2003, Mr. Spinetta presented to the Air France board the status of the negotiations with KLM. After giving an overview of KLM, the Air France negotiating team presented the strategic rationale for a combination of Air France and KLM and the potential synergies calculated by the Air France and KLM working groups. At that point, Mr. Gourgeon presented the structure that was presented to Mr. van Wijk on July 3, 2003 and emphasized the fact that, based on discussions with the KLM negotiating team, the current market value of KLM alone, without taking into account the value of synergies that KLM would contribute to the combination, could not form the basis of a transaction with Air France. Given the preliminary nature of the negotiations between Air France and KLM, the financial terms of the proposed structure were not discussed by the board of Air France. The board of Air France gave its approval to continue the negotiation process with KLM after raising some concerns, the most significant of which were the restructuring plan of KLM, the complexity of the organization stemming from the dual listed company structure and the impact of such discussions on the potential privatization of Air France.

Between July 10 and July 18, 2003, the negotiating teams of Air France and KLM discussed the possibility of excluding additional Air France assets from the value of the combined operations in the dual-listed structure, resulting in a further decrease in the difference between the values of the assets contributed to the combination by Air France and KLM, allowing for a greater balance between equity interests and synergies.

On July 18, 2003, Mr. van Wijk met Mr. Spinetta in Geneva at the request of Mr. Spinetta, to discuss KLM’s counter-proposal. Air France and KLM acknowledged the difficulties that they had encountered up to this point with respect to a possible transaction based on a dual listed company structure with certain Air France assets not included in the combined operations and with an exchange ratio set from the outset. In addition, Mr. Spinetta and Mr. van Wijk shared their opinion regarding the complexity of such a structure. In light of these difficulties, Mr. Spinetta and Mr. van Wijk discussed for the first time a possible exchange offer by Air France, which would ultimately result in a single listed holding company having two operating companies as subsidiaries.

On July 21, 2003, Mr. Spinetta confirmed in writing to Mr. van Wijk their discussions on July 18, 2003 and proposed the preliminary terms of a possible exchange offer by Air France for all outstanding KLM common shares. In the letter, Mr. Spinetta explained that, subject to further due diligence, Air France would be ready to offer 19% of the combined entity to KLM’s current shareholders. The financial terms of this proposal were derived from a relative analysis of Air France’s and KLM’s share prices over a significant period of time, a comparison of market consensus earnings estimates, the view of financial analysts on both companies’ earnings and target prices, as well as expectations regarding synergies with KLM and the KLM restructuring program and a historical analysis of premia paid in the Netherlands as part of cross border exchange offers. On the same day, KLM engaged ABN AMRO Bank N.V. to act as its financial advisor in connection with the proposed transaction.

On July 22, 2003, Mr. van Wijk met with representatives of the Ministry of Transport, Public Works and Water Management, the Ministry of Finance, the Ministry of Foreign Affairs and the Ministry of Economic Affairs of the Netherlands to further inform them of the status of discussions with Air France and to discuss a possible exchange offer by Air France for all outstanding KLM common shares.

On July 23, 2003, the KLM supervisory board gave its approval to continue the negotiation process.

On July 28, 2003, Mr. Spinetta presented to the French Finance Minister, as representative of the French State, Air France’s majority shareholder, the principal terms of the proposed combination of Air France and KLM, as then proposed by Air France.

On July 31, 2003, Messrs. Spinetta, Calavia and Gourgeon arranged a meeting with, among others, Messrs. van Wijk, Ruijter and van Woudenberg in Amstelveen to discuss Air France’s proposal dated July 21, 2003. Mr. van Wijk told Mr. Spinetta that the ownership percentage proposed to KLM’s shareholders in the combined entity did not adequately reflect the level of synergies to be produced by KLM. Mr. Spinetta indicated that he understood Mr. van Wijk’s view and proposed to include warrants within the consideration to be exchanged for KLM common shares. The warrants would offer KLM shareholders a chance to benefit from the potential synergies while limiting the compensation to KLM shareholders if KLM experienced difficulties implementing the restructuring plan announced on May 8, 2003. In addition, the exercise of the warrants would lead to a capital increase of the combined entity. No financial terms were shared at this meeting, but Mr. van Wijk stated that in principle Mr. Spinetta’s proposal could prove to be acceptable to KLM.

On August 6, 2003, Air France and KLM met to discuss the terms of the warrants. The Air France negotiating team presented the new financial terms of an exchange offer by Air France for all outstanding KLM common shares. Air France proposed to offer 11 Air France shares for 10 KLM common shares, reflecting the 19% interest in the combined entity previously offered on July 21, 2003. In addition, Air France proposed to offer around two-thirds of a warrant for each KLM share tendered, with each warrant carrying the right to subscribe or to acquire one Air France share at an exercise price of €18.50 per share and with a term of three years. On the basis of this proposal, Air France and KLM agreed that the financial discussions gave sufficient confidence to justify the parties moving to reciprocal due diligence and continuing work on the documentation required for the exchange offer.

On August 7, 2003, KLM confidentially notified the KLM works council of the proposed transaction.

Simultaneously, the Air France and KLM working groups and their respective advisors continued to negotiate the terms of a memorandum of understanding in respect of the proposed transaction.

On August 20, 2003, KLM met with representatives of the Ministry of Transport, Public Works and Water Management, the Ministry of Finance, the Ministry of Foreign Affairs and the Ministry of Economic Affairs and presented the main principles of the intended transaction structure.

During the last two weeks of August 2003 and the first week of September 2003, Air France and KLM organized documentary due diligence in Paris and Amsterdam with their legal and financial advisors.

On September 3, 2003, KLM submitted its request for advice on the proposed transaction to the KLM works council for its review and comment.

On September 5, 2003, Mr. Spinetta presented the terms of the ongoing negotiations to the French Finance Minister, who expressed no opposition to the negotiations.

On September 5, 2003, KLM confidentially provided limited information on the proposed transaction to representatives of the trade unions.

On September 9, 2003, Mr. van Wijk presented the same terms of the ongoing negotiations to the KLM supervisory board, which approved to continue the negotiations on that basis.

On September 11, 2003, Mr. Spinetta presented to the Air France board of directors the terms of the ongoing negotiations. After giving a general overview of KLM, Mr. Spinetta gave a detailed description of the KLM restructuring plan and Air France’s view of the plan. Mr. Spinetta also discussed the offer presented to the Air France board on July 10, 2003 and the exchange offer proposed to KLM on July 18, 2003 as possible alternatives. On the same day, KLM engaged Citigroup Global Markets Limited to act as an additional financial advisor in connection with the proposed transaction.

On September 12, 2003, the Dutch state secretary (staatssecretaris) of the Ministry of Transport, Public Works and Water Management informed KLM of the initial position of the State of the Netherlands regarding the main principles of the intended transaction structure as outlined in the meeting of August 20, 2003.

On September 12, 2003, KLM responded to questions it received from the KLM works council in response to its confidential request for advice.

On September 15, 2003, Mr. van Wijk sent a letter to the Dutch state secretary (staatssecretaris) of the Ministry of Transport, Public Works and Water Management in reaction to the State of the Netherlands’s initial position as communicated with KLM on September 12, 2003.

On September 15, 16 and 17, 2003, Messrs. Maljers, van Wijk and Jan Ernst de Groot, KLM general counsel and company secretary, among others, met with the representative appointed by the Dutch Cabinet to negotiate the assurances required by the State of the Netherlands with respect to network quality and corporate governance issues to the extent relevant for market access purposes.

On September 16, 2003, Mr. Spinetta made an informal presentation of the contemplated transaction to the French Commission des Participations et Transferts.

On September 17, 2003, the management of Air France presented to the Air France works council the main terms of the proposed transaction, as set out on August 6, 2003.

On September 17, 2003, the KLM management board gave the KLM supervisory board an update on the discussions with the State of the Netherlands and between Air France and KLM.

On September 20, 2003, Mr. van Wijk met with Dutch Prime Minister Jan-Peter Balkenende to inform him personally on the forthcoming combination between Air France and KLM.

On September 24, 2003, Mr. van Wijk and Mr. Gourgeon met with the representative appointed by the Dutch State to further negotiate the assurances required by the State of the Netherlands with respect to network quality and air political issues.

On September 24, 2003, KLM briefed in strict confidence the representatives of the trade unions on the status of the proposed transaction.

On September 29, 2003, the negotiation teams of Air France and KLM finalized the financial terms of the combination, including the exchange ratio and the terms of the Air France warrants. That evening, Mr. Spinetta presented to the Air France board of directors the contemplated combination, which they approved.

On September 29, 2003, the KLM management board and the KLM supervisory board resolved, based on their consideration of a number of factors, and subject to certain conditions to endorse the combination, to enter into and execute an announcement protocol and, subject to the fulfillment of the conditions in the protocol, to enter into the framework agreement, and to recommend the offer to the holders of KLM common shares. Although the exchange ratio agreed between Air France and KLM implicitly valued KLM at significantly less than KLM’s net asset value, this was not a significant factor in the decision of the KLM management and supervisory boards as to whether to enter into the framework agreement. In recent years, most traditional airlines have had a market capitalization that has on average been below their net asset value, and KLM has in recent years been valued by the market at a significantly larger discount to net asset value than most other European airlines, presumably as a consequence of KLM’s weaker strategic position given its small home market in the Netherlands and its long-standing lack of a strong European partner. The negotiations between Air France and KLM relating to the exchange ratio were consistently based on the relative values of the two companies as reflected in their respective market capitalizations rather than their net asset value. KLM’s management and supervisory boards agreed to accept Air France’s offer at a significant discount to KLM’s net asset value after they reviewed all of the strategic options available to KLM, including remaining an independent company, and concluded that at that time there was no superior strategic alternative to the combination. In assessing the offer in light of the fact that the consideration offered by Air France was below KLM’s net asset value, the KLM management and supervisory boards considered certain factors, including the benefits that KLM believed may arise from combining certain complementary features of Air France’s and KLM’s businesses, KLM’s expectation that cost savings and revenue-increasing synergies could be realized following completion of the offer, and the benefits associated with KLM’s expected admission into the SkyTeam alliance (subject to KLM’s fulfilling the admission criteria) following completion of the offer. The factors that the KLM management board and supervisory board considered in arriving at their decisions to recommend the offer are described in KLM’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and which is being mailed to KLM common shareholders together with this prospectus.

On September 29 and 30, 2003, further negotiations between Air France, KLM and representatives of the Ministry of Transport, Public Works and Water Management and the Ministry of Finance took place.

On September 30, 2003, the KLM works council sent a letter to the KLM management board indicating that the works council was considering its advice on the basis of a number of conditions.

On September 30, 2003, KLM informed the Dutch Merger Committee (SER) about the proposed transaction.

On September 30, 2003, Air France and KLM entered into an announcement protocol, and Air France and KLM issued a press release announcing publicly that they expected to conclude an agreement with respect to the proposed combination.

On September 30, 2003, the Dutch state secretary (staatssecretaris) of the Ministry of Transport, Public Works and Water Management announced in a press conference that the Dutch Cabinet welcomed and, on the basis of agreed assurances, approved the combination of Air France and KLM, subject to forthcoming agreement between the Treasury Department of the French State and the Ministry of Finance of the State of the Netherlands relating to a tax issue arising in connection with the place of effective management of the combined group following the transaction.

On October 2, 7, 9, 14 and 15, 2003, extensive consultation meetings between KLM and its trade unions took place.

On October 2, 2003, KLM responded to additional questions it received from the KLM works council in response to its confidential request for advice, and on October 3, 2003, KLM submitted the final version of its request for advice on the proposed transaction to the KLM works council. On October 10, 2003, KLM received the preliminary advice of the KLM works council.

On October 13, 2003, the final terms of the combination, set forth in the framework agreement, were approved by the Air France board.

On October 13 and 14, 2003, extensive meetings between KLM and the KLM works council took place. On October 15, 2003, the KLM works council issued its qualified positive advice regarding the transaction contemplated, in terms satisfactory to Air France and KLM.

On October 16, 2003, the French State and the State of the Netherlands entered into a declaration of understanding in which they committed themselves, among other matters, to negotiate and conclude, before April 1, 2004, a bilateral tax treaty in order to guarantee the right of the Netherlands to tax the present and future air transport activities of the existing KLM enterprise or any of its successors.

On October 16, 2003, Air France and KLM, together with the other parties involved, entered into the framework agreement and its schedules, and Air France and KLM announced the offer.

Financial Projections

In connection with the combination negotiations, Air France and KLM exchanged certain forward-looking information prior to the public announcement of the combination on September 30, 2003. In addition, KLM provided certain internal financial projections to Air France in February 2004. Air France based its analysis of the financial terms of the offer on a comparison of market consensus earnings estimates, the views of financial analysts on both companies’ earnings and target prices as well as expectations regarding synergies with the KLM restructuring plan, as discussed in this prospectus under the heading “Terms of the Transaction—Background to the Offer and the Combination”.

Neither Air France nor KLM makes, as a matter of course, public forecasts or projections as to future sales, earnings or other results. Management of each company does, however, prepare internal financial projections, from time to time, as part of their budget processes. The Air France projections were prepared in June 2003 for the financial years ended March 31, 2004, 2005 and 2006, and were based on data and assumptions available to Air France in May 2003. The Air France projections were not prepared in accordance with generally accepted accounting principles. In addition, the projections did not take account of the mandatory transition by Air France to international financial reporting standards for financial years beginning on or after January 1, 2005. See “Risk Factors—Risks Related to Air France—KLM’s Business—We will be obligated to adopt new accounting standards that may materially change Air France-KLM’s financial statements and financial reporting”.

In the first half of July 2003, KLM prepared preliminary projections for the financial years ended March 31, 2004, 2005 and 2006 and based these projections on information available to KLM in June 2003. These projections were provided to Air France on July 16, 2003. In September 2003, KLM provided projections to Air France which were part of KLM’s presentation of its strategic plan for such years to the KLM supervisory board. KLM prepared more limited projections in February 2004 as part of its budgetary process which were shared with Air France on February 17, 2004. The KLM projections were not prepared in accordance with generally accepted accounting principles. In addition, the projections did not take account of the mandatory transition by KLM to international financial reporting standards for financial years beginning on or after January 1, 2005. Other than the September 2003 KLM projections, none of the Air France or KLM projections were presented to or approved by the supervisory board of KLM or the board of directors of Air France.

This information was not prepared with a view to public disclosure. In addition, this information was not prepared in accordance with generally accepted accounting principles, or with a view to compliance with any guidelines or policies of regulatory authorities in France, the Netherlands or the United States, including, without limitation, the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown below. The projections are included here only because they were exchanged by Air France and KLM. The projections constitute “forward-looking statements”. For a discussion regarding forward-looking statements contained in this document, see “Cautionary Statement Concerning Forward-Looking Statements”.

Neither Air France’s nor KLM’s independent auditors, nor any other independent accountants, have compiled, reviewed, examined, or performed any other procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information. Neither Air France’s nor KLM’s independent auditors, nor any other independent accountants, nor any other person assumes any responsibility as to the accuracy of the financial projections or intends to update or otherwise revise the financial projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Projections have been included here for completeness. It is possible that these projections utilize different assumptions and accounting conventions and therefore may not be directly comparable.

Air France Projections

	June 2003
	Financial year ended March 31,
	2004	2005	2006
	(€ millions)
Operating revenues	12,668	13,933	14,866
Operating Income	40	431	663
Capital Expenditures	(901)	(1,525)	(1,620)

KLM Projections

	July 2003			September 2003			February 2004
	Financial year ended March 31,			Financial year ended March 31,			Financial year ended March 31,
	2004	2005	2006	2004	2005	2006	2004	2005
	(€ millions)			(€ millions)			(€ millions)
Operating revenues	6,063	6,462	6,838	6,033	6,421	6,829	5,891	6,240
Operating Income	36	310	530	36	298	430	40	200
Capital Expenditures	(581)	(341)	(458)	(586)	(352)	(435)	(549)	(400)

The financial projections above reflect numerous assumptions made by Air France’s and KLM’s management, with respect to industry performance, business development, competition, economic, market and financial conditions and other matters, all of which are difficult to predict. The assumptions upon which the Air France projections were based included an average annual capacity growth of 4.8%, an exchange rate of $1.10 per euro for the financial year ended March 31, 2004 and $1.05 per euro for each of the financial years ended March 31, 2005 and 2006 and fuel cost of $25.00 per barrel. The assumptions also included then current information about the war in Iraq and the impact of SARS. They did not take into account the mandatory transition of Air France to international financial reporting standards for financial years beginning on or after January 1, 2005 or any future maintenance costs.

The assumptions underlying the preliminary projections of KLM for July 2003 included a slight improvement in general economic conditions, the absence of new disruptions caused by war or acts of terrorism, average annual growth in available seat-kilometer (ASK) of 6%, an exchange rate of $1.16 per euro, stable unit revenue per available seat-kilometer (ASK) and a fuel cost of $0.83 per gallon (delivery to aircraft). The assumptions underlying the KLM September 2003 projections were similar to those underlying the July 2003 projections, except that, in the September 2003 projections, unit revenue per ASK would decrease by 1% per year. KLM’s limited projections of February 2004 were prepared before KLM had finalized its budget for the 2004-2005 financial year and were based on assumptions including a decrease in unit revenue per ASK of 2% (before the impact of exchange rate effects), an exchange rate of $1.25 per euro and a fuel cost of $0.90 per gallon (delivery to aircraft).

There can be no assurance that any of the assumptions underlying these projections will be realized or are accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above.

With respect to each of the Air France and KLM projections, in addition to the inherent difficulty in predicting future performance, Air France cautions that the airline industry in highly sensitive to local, regional and international economic conditions, and, as noted in this prospectus under the heading “Operating and Financial Review and Prospects of Air France—Results of Operations—Results for the Three-Month Periods and Nine-Month Periods, ended December 31, 2003 and 2002—Outlook”, the current environment in the airline industry is volatile. In addition, there have been significant events affecting the industry and Air France and KLM since the Air France projections of June 2003 (which were based on May 2003 data) and the KLM projections of September and July 2003 (both of which were based on June 2003 data). These include a more moderate recovery in the summer season 2003 than had previously been expected, significant changes in the euro/dollar exchange rate, increases in aircraft fuel prices, the impact of SARS and the performance of the European and global economy generally. In particular, each of the Air France and KLM projections were based on internal estimates of currency exchange rates and the price of aircraft fuel, which do not reflect current exchange rates or prices.

Accordingly, investors are strongly cautioned not to place undue reliance on the Air France and KLM projections.

Neither Air France nor KLM has made or makes any representation to any person regarding the ultimate performance of Air France or KLM compared to the projections provided above, and none of them intends to update or otherwise revise this information to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the estimates are or are shown to be in error.

Reasons for the Offer and the Combination of Air France and KLM

The concept around which Air France and KLM have decided to combine their businesses is “one group, two airlines”. The objective of this concept is to respect the identity, brand and cultures of the two airlines while achieving common results of operations. Air France and KLM believe that their similar business approaches in each of their core businesses of passengers, cargo and maintenance operations will serve as a firm foundation for Air France-KLM.

Accordingly, Air France and KLM have entered into the framework agreement and Air France is making the offer to acquire all of the outstanding KLM common shares. More detailed information as to why Air France and KLM have decided to combine is set forth below.

The Air France board of directors considered the strategic rationale for combining the two companies, including the following:

•	the changes in the European environment which create significant opportunities for the combined group;

•	the economies of scale achievable through the combination of the complementary aspects of the two companies including their hubs, passenger operations, cargo businesses and aircraft maintenance activities; and

•	the opportunity to realize significant cost savings and other synergies.

Changes in the European Environment

With the advent of the European Union and the creation of a single European market, national boundaries in Europe have diminished in importance. Air France and KLM believe that the current fragmented structure of the airline industry in Europe, with national carriers for each country, has lagged behind this development. Air France and KLM believe that the mandate given to the European Commission in June 2003 to negotiate an open aviation area with the United States on behalf of E.U. member states will facilitate the elimination of national barriers with respect to aviation in Europe. In our view, the combination of Air France and KLM will create a transnational European airline that more closely reflects the new structure of Europe and better serves the single European market, which is expected to include approximately 455 million inhabitants by May 2004.

Complementary Aspects of the Two Companies

Complementary Hubs

Air France and KLM expect to achieve substantial synergies following the combination by coordinating flights at their two hubs, Roissy-CDG and Schiphol airports. Air France and KLM believe that the potential to expand capacity at the two airports will constitute a significant competitive advantage for the combined group because customers will be able to select more destinations with better schedules and Air France and KLM will derive cost advantages from increased economies of scale.

Complementary Passenger Operations

Air France and KLM believe that Air France-KLM will be the leading European airline business in terms of passenger operations, based on the combined November 2003 passenger traffic figures of the AEA. Air France and KLM believe that Air France’s and KLM’s passenger operations are highly complementary, especially with respect to long-haul and medium-haul routes. Of a total of 101 long-haul destinations served by Air France and KLM as of September 30, 2003, only 31 were common to both Air France and KLM. Air France and KLM intend to retain most of these 31 common long-haul destinations, as they are routes with significant traffic flow and can therefore be served by both Air France from Paris and KLM from Amsterdam. Air France and KLM intend to improve service to their passengers by improving the schedule and the frequencies of the flights. The combination will add 43 long-haul destinations to KLM’s network, and 27 long-haul destinations to Air France’s network. With respect to medium-haul destinations, as between the two airlines, Air France has a stronger presence in Southern Europe while KLM has a stronger presence in Northern Europe. Air France and KLM intend to improve the business of Air France-KLM in Eastern Europe following the combination by taking advantage of synergies and efficiencies with respect to their passenger operations to Eastern European destinations.

Through full code-sharing and the harmonization of flight schedules, Air France and KLM believe that Air France-KLM will be able to offer more destinations, extended lounge access, more extensive frequent flyer programs and more and better connections, resulting in an increase in passenger revenues. Air France and KLM believe that by coordinating their marketing efforts and sales structures they will have an enhanced global presence capable of targeting and serving a larger pool of potential passengers.

Air France’s and KLM’s existing partnerships also complement each other, particularly in the United States, where Air France’s SkyTeam partner Delta Airlines has an alliance with KLM’s partners Northwest Airlines and Continental Airlines. Air France and KLM expect that Air France-KLM will be able to benefit from these complementary partnerships by offering a more extensive range of flights and services to their customers.

Complementary Cargo Businesses

As in passenger operations, Air France and KLM believe that the combination will enable them to create and benefit from an extensive network for their cargo services. According to the IATA, for the year ended December 31, 2002, Air France ranked second and KLM ranked fifth among European airlines for international cargo transportation, excluding integrated cargo carriers. Air France and KLM believe that as a result of the combination of their businesses, Air France-KLM will become the European leader in this area. In addition, Air France and KLM believe that, Air France-KLM will be able to benefit from significant efficiencies and cost savings in the cargo business through coordinated freighter planning and more efficient hub handling in the cargo sector.

Complementary Aircraft Maintenance Activities

By combining their respective expertise and capabilities in aircraft maintenance, repair and overhaul services, Air France and KLM believe that Air France-KLM will be one of the world’s largest maintenance, repair and overhaul service providers in terms of operating revenues. Air France and KLM each currently enjoys a strong relationship with major manufacturers of aircraft parts, including Airbus, Boeing and General Electric. Air France and KLM believe that Air France-KLM will have sufficient scale and capacity to build on those relationships and meet the maintenance requirements of the major global airlines, with capabilities to service the principal Airbus and Boeing products. Other important synergies may result from the integration of Air France’s and KLM’s supplies purchasing activities, which should reduce overall costs.

Estimated Cost Savings and Synergies

Based on facts currently known, Air France and KLM estimate that the combined cost savings and revenue-increasing synergies arising from the combination will amount to an improvement in operating income of €385 million to €495 million per year after five years following completion of the offer. Of this figure, Air France and KLM expect that approximately 60% of the potential synergies will derive from cost savings, including those described above, while the remaining 40% will derive from increases in revenues.

Air France and KLM currently expect that the synergies will be achieved gradually following the completion of the offer as follows:

ESTIMATED SYNERGIES*

(in € millions)

Year 1	Year 2	Year 3	Year 4	Year 5
€65-75	€110-135	€220-260	€295-370	€385-495

*	Excludes implementation costs expected to total at least €115 million over five years (€20 million in year 1, €30 million in year 2, €25 million in each of years 3 and 4 and €15 million in year 5) and excludes costs of undertakings made to the European Commission in connection with the implementation of its decision under E.U. competition laws.

Air France and KLM estimate that the benefits to be derived from the synergies discussed above for the fifth year following the combination will be as follows: approximately €100 million will derive from cost savings relating to the coordination of the sales and distribution structures of the combined operating companies; approximately €130-195 million will derive from increased revenues resulting from the combination of Air France’s and KLM’s networks and revenue management teams; approximately €35 million will derive from increases in revenues and cost savings in the cargo business; approximately €60-65 million will derive from cost savings resulting from the coordination of the two airlines’ engineering and maintenance businesses and related activities; approximately €50-70 million will derive from the cost savings resulting from the convergence of Air France’s and KLM’s information technology systems, although the benefits will be partly offset by non-recurring costs of that integration; and approximately €10-30 million will derive from cost savings associated with other synergies, as noted above.

The estimated revenues and cost savings expected to result from the synergies above do not include any costs of implementation, which Air France and KLM expect to be a minimum of €115 million over five years, which will largely be incurred in connection with the integration of information technology systems. These implementation costs are expected to equal a minimum of €20 million in the first year, €30 million in the second year, €25 million in each of the third and fourth years and €15 million in the fifth year following completion of the offer. The expected synergies also do not take into account the costs of commitments made to the European Commission in connection with its antitrust clearance of the combination, as described in “—Certain Legal and Regulatory Matters”. We are not able to predict with any certainty the financial impact of these commitments, but we do not believe that the commitments, combined with the expected implementation costs, undermine the economic rationale for the combination when compared with the synergies described above.

Air France and KLM also believe that further long-term synergies may be achievable from improved integration of information technology systems, implementation of full code-sharing programs, cost savings and revenue enhancement from shared facilities, further cooperation with SkyTeam and other partner airlines, use of each other’s flight simulators, joint procurement policies and fleet coordination. Any potential synergies attributable to these factors, however, have not been quantified.

Finally, the expected synergies do not include any cost savings attributable to the KLM restructuring plan. KLM has provided more information on its restructuring plan in its current reports under cover of Form 6-K furnished to the Commission on December 30, 2003 and March 10, 2004.

The estimated synergies from the combination are forward-looking statements subject to numerous risks. Actual synergies may differ significantly from expected synergies notably due to the difficulties in integrating large, complex businesses. For these reasons, as well as the factors discussed under “Risk Factors” included elsewhere in this prospectus, it cannot be certain that potential synergies, whether cost savings or revenue enhancements, will actually be achieved within the envisaged time frame or at all. Additionally, it cannot be certain that KLM’s restructuring plan will be achieved on the expected timetable or that the cost savings envisaged by the plan will be realized.

In addition, Air France does not, as a matter of course, make public projections as to future sales, earnings, or other results. However, Air France’s management has prepared the prospective financial information set forth above to present the estimated cost savings and synergies from the combination. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Air France’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Air France-KLM. However, this information is not fact, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Air France’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Other Positive Factors Considered

In addition to the strategic rationale for the offer discussed above, the Air France board of directors also considered the following factors, generally supporting the combination:

•	the required regulatory consents and the likelihood that the combination would be approved by the European Commission without the imposition of materially burdensome terms or conditions;

•	the risk that other airlines, in particular British Airways and KLM, would strengthen their relative positions through combinations and effective alliance organization, leaving Air France at a competitive disadvantage;

•	the strength and complementary aspects of KLM’s industry experience; and

•	the favorable reaction to the proposed combination by both KLM and its employees.

Other Factors Considered

The Air France board of directors also considered the following factors, generally weighing against the combination:

•	the difficulties and diversion of management attention inherent in integrating the operations of two large multinational companies with different business cultures and in continuing to manage the two companies;

•	KLM’s high proportion of debt to equity;

•	the risk that regulatory authorities may not approve the combination or may impose limitations on the ownership or operations of Air France-KLM; and

•	the risk that the offer might not be completed and the possible adverse implications for investor relations, management credibility and employee morale under such circumstances.

For a further discussion of certain of these risks and uncertainties, see “Risk Factors”.

In light of the variety of factors considered by Air France, Air France did not find it practical to assign relative weight to the specific factors that it considered.

Considerations of the KLM Supervisory Board and Management Board

At meetings on September 29, 2003, each of the KLM supervisory board and the KLM management board resolved, among other things, that, subject to certain conditions and on the basis that the terms of the offer and the combination would be substantially similar to those set out in the draft framework agreement as it existed on that date:

•	KLM would endorse the offer and the combination,

•	KLM may enter into and execute the framework agreement, and

•	it will recommend the offer to holders of KLM common shares.

At meetings on March 9 and March 10, 2004, the KLM management board and supervisory board, respectively, unanimously resolved to recommend the offer to holders of the KLM common shares. In making their recommendations, the KLM management board and supervisory board considered a number of factors, including potential risks and expected benefits to KLM that could result from the offer and the combination. The factors that the KLM management board and supervisory board considered in arriving at their decisions to recommend the offer are described in KLM’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and which is being mailed to KLM’s shareholders together with this prospectus.

Interests of KLM Supervisory Board and KLM Management Board in the Offer and the Combination

You should be aware that members of KLM’s management board who negotiated the framework agreement and members of KLM’s supervisory board who discussed, deliberated over and passed a resolution to approve the framework agreement may have interests in the combination that are in addition to, or may be different from, the interests of KLM shareholders generally.

Board Seats

The framework agreement provides that upon completion of the offer, or as soon as practicable thereafter, Leo van Wijk, the chief executive officer of KLM, will be appointed as vice-chairman of the Air France board of directors and two other directors of Air France will be proposed by the KLM supervisory board.

On October 22, 2003, the KLM supervisory board resolved to propose that Floris Maljers, the chairman of the KLM supervisory board, and Cornelis van Lede, the vice chairman of the KLM supervisory board, be appointed as members of the Air France board of directors.

In addition, the framework agreement provides that for a period of three years from completion of the offer, a strategic management committee will exist, which will consist of eight members, four of which will be KLM representatives. On March 10, 2004, the KLM supervisory board resolved to propose that the four current members of the KLM management board be appointed to the strategic management committee.

Employment Arrangements

Prior to the execution of the framework agreement, Air France and its advisors and Leo van Wijk, chief executive officer of KLM, discussed modifications of the employment arrangements of members of the KLM management board (including Messrs. van Wijk, Hartman, van Woudenberg and Ruijter) upon the completion of the combination. These discussions were not, however, finalized before the execution of the framework agreement.

On March 10, 2004, the KLM supervisory board advised Air France of its intention to conclude the following contractual arrangements with the members of the KLM management board immediately upon the completion of the combination. Air France has advised KLM that these arrangements reflect the content of the previous discussion and that Air France approves them.

Salary and bonus systems

The currently existing salaries and bonus systems will be maintained for Messrs. van Wijk, Hartman, van Woudenberg and Ruijter. In addition, a special incentive bonus will be paid to each of them, as a function of the realization of the estimated synergies (or pro rata parts thereof) in the first three years following the completion of the combination identified in this prospectus under “—Reasons for the Offer and Combination of Air France and KLM—Estimated Cost Savings and Synergies”. This bonus will be payable at the end of each year according to the following schedule: 20% of a full year’s salary for the first year following completion of the combination, 30% of a full year’s salary for the second year and 50% of a full year’s salary for the third year.

Employment contracts

The currently existing employment contracts with Messrs. van Wijk, Hartman, van Woudenberg and Ruijter will be maintained, subject to the following modifications.

Mr. van Wijk

Mr. van Wijk’s employment contract will continue until January 1, 2007, with an option on the part of KLM and Mr. van Wijk to extend the contract until January 1, 2009 on mutually agreed terms. If this extension option is not used, Mr. van Wijk will be paid a one-time “loyalty bonus” equal to his final year’s base salary plus the average bonus paid to him over the previous three years, excluding the special bonus referred to in “—Salary and bonus systems” above.

Mr. Hartman and Mr. van Woudenberg

Mr. Hartman’s employment contract will continue until January 1, 2010, and Mr. van Woudenberg’s contract will continue until January 1, 2009. Thereafter, each will have the option to agree with KLM to extend his contract for an additional two years on mutually agreed terms. If an agreement with KLM is not reached and the extension option is consequently not used, each of Mr. Hartman and Mr. van Woudenberg will be entitled to a one-time “loyalty bonus” equal to his final year’s base salary plus the average bonus paid to him over the previous three years, excluding the special bonus referred to in “—Salary and bonus systems” above.

After three years following completion of the combination or upon dissolution of the strategic management committee (described below under “Summary of the Framework Agreement—Corporate Governance and Organization”), whichever is earlier, each of Mr. Hartman and Mr. van Woudenberg may resign and remain entitled to receive his base salary (as of the date of resignation) until the end of each of their current employment agreements. However, by their resignation, each would forfeit the right to receive their “loyalty bonus”.

Mr. Ruijter

Mr. Ruijter’s employment contract will continue until April 1, 2007. If the contract is not extended, Mr. Ruijter will be entitled to a one-time “loyalty bonus” equal to his last year’s base salary plus the average bonus paid to him over the last three years, excluding the special bonus referred to in “—Salary and bonus systems” above.

After one year following completion of the offer, Mr. Ruijter may resign and remain entitled to receive his base salary (as of the date of resignation) until January 1, 2007. However, by his resignation he would forfeit the right to receive his “loyalty bonus” and any portion of the special incentive bonus referred to in “—Salary and bonus systems” above which has not yet been paid to him.

Stock options

Each member of the KLM management board, as well as KLM’s other key executives (to be jointly agreed at a later date), will participate fully in the Air France stock option plan, which is expected to be established by Air France during its financial year ended March 31, 2005, as long as they are employed by KLM.

Treatment of Stock Options

Listed Options

Euronext Amsterdam lists options on KLM ordinary shares that are contractually agreed between parties rather than granted by KLM (referred to as the KLM listed options). Euronext Amsterdam announced on

October 10, 2003 that KLM listed options will be exchanged for options to acquire a number of Air France shares equal to the number of KLM ordinary shares that were subject to the options multiplied by 1.1. These new options to acquire Air France shares will be listed on Euronext Amsterdam. The exercise price per Air France share of the Air France options issued upon exchange of the KLM listed options will be equal to the exercise price per KLM ordinary share subject to the option divided by 1.1.

Euronext Amsterdam has also announced that if, upon the close of trading on the date of the completion of the offer, the price of the KLM ordinary shares is more than 10% greater than the price of Air France shares, KLM listed options will be exchanged for options to acquire a number of Air France shares equal to the number of KLM ordinary shares that were subject to the options multiplied by one plus the percentage by which the value of the KLM ordinary shares is greater than the value of Air France shares. The exercise price per Air France share will be equal to the exercise price per KLM ordinary share subject to the option divided by the same number. For example, if the price of KLM ordinary shares is 20% greater than the price of Air France shares upon the close of trading on the date of the completion of the offer, then KLM listed options will be exchanged for options to acquire a number of Air France shares equal to the number of KLM ordinary shares subject to the options multiplied by 1.2. The exercise price per Air France share would be equal to the exercise price per KLM ordinary share subject to the option divided by 1.2. This mechanism is intended to reflect the market valuation of the warrants, as holders of KLM listed options will not be entitled to options on Air France warrants.

As of the date of this prospectus, no member of the KLM management board or the KLM supervisory board held any KLM listed options.

Employee Options

Under the framework agreement, KLM agreed to suspend the grant of future options to purchase KLM common shares to employees (referred to as KLM employee options) other than those that are to be granted in June 2004 pursuant to existing employment contracts and that relate to the financial year ending March 31, 2004. Under the framework agreement, Air France undertook to determine, together with the KLM supervisory board and management board, proposals in relation to existing KLM employee options and KLM stock appreciation rights that do not have detrimental tax effects. On February 18, 2004, after discussions with Air France, KLM informed all holders of KLM employee options and KLM stock appreciation rights of its intention to exchange:

•	all KLM employee options outstanding prior to the execution of the framework agreement for options to purchase Air France shares, and

•	all KLM stock appreciation rights for stock appreciation rights related to Air France shares.

The exchange of employee options and stock appreciation rights was discussed in the KLM supervisory board meeting of March 10, 2004 and has been agreed by Air France and KLM. KLM will implement the exchange as follows.

KLM employee options and KLM stock appreciation rights that have been granted to KLM employees will be valued and exchanged in the same manner as the KLM listed options described above. The options to acquire Air France shares that are received in exchange for KLM employee options will not be tradable on any exchange.

In addition, holders of outstanding KLM employee options granted in 1999 or 2000 will be able to elect an alternative to the exchange of their options for Air France employee stock options, pursuant to which their stock options would be valued using the Black-Scholes method and exchanged for the equivalent value of Air France warrants.

All other terms and conditions of the KLM employee options will remain the same following their exchange for Air France employee stock options and appreciation rights, except that the three-year vesting period established for some KLM employee options outstanding prior to completion of the offer will lapse upon completion of the offer.

On January 8, 2004, the Dutch revenue authorities confirmed to KLM that the exchange of KLM employee options and appreciation rights for Air France employee stock options and appreciation rights as set out above would not alter the tax treatment of the options or appreciation rights for holders.

KLM has notified the Authority for the Financial Markets in the Netherlands of its intention to exchange existing KLM employee options for Air France employee stock options in the manner set forth above, and has received no comments or objections.

As of the date of this prospectus, the members of KLM’s management board held employee options to purchase an aggregate of 451,500 KLM common shares, of which 351,500 had vested. Messrs. van Wijk, van Woudenberg and Hartman each held options to acquire 125,500 KLM common shares and Mr. Ruijter held options to acquire 75,000 KLM common shares. No member of KLM’s management board will exercise any such option during the offer period or the subsequent offering period.

As of the date of this prospectus, no member of the KLM supervisory board held any KLM employee options. As of the date of this prospectus, no member of the KLM management board or the KLM supervisory board held any KLM common shares and no member of the KLM management board or the KLM supervisory board will tender any KLM common shares in the offer.

Extraordinary General Meeting of Air France’s Shareholders

In connection with the offer, the Air France board of directors has convened an extraordinary general meeting of Air France’s shareholders to be held on April 20, 2004. At the meeting, Air France’s shareholders will be asked, among other things and conditional on the completion of the offer, to:

•	authorize the Air France board of directors to increase Air France’s share capital by the issue of as many new Air France shares and Air France warrants as may be necessary for the offer as well as a number of Air France shares for future financings,

•	resolve that, based upon the exchange ratio and assuming that the maximum number of KLM common shares (46,809,699) are exchanged in the offer, the maximum number of Air France shares and Air France warrants to be issued under the authorization above represents an increase in capital of €437,670,686.50 (excluding warrants),

•	give all powers to the Air France board of directors (with the option to delegate these to the chairman of the board of directors of Air France) to exercise the authorization above, and in particular to carry out the issue of Air France shares and Air France warrants, to determine the terms for the share capital increase, to decide on the use of any premium and to amend Air France’s articles of association as necessary in the exercise of such authorization, and

•	amend the articles of association of Air France (see “Description of the Share Capital of Air France—General”).

The affirmative vote of two-thirds of the votes cast is required to approve the matters set forth above. Air France and KLM have agreed that the appointment of Leo van Wijk, currently the chief executive officer of KLM, Floris Maljers, currently the chairman of the KLM supervisory board, Cornelis van Lede, currently the vice chairman of the KLM supervisory board and a member designated by the State of the Netherlands to the Air France board of directors will take place as soon as practicable following completion of the offer.

Fees and Expenses

Lazard Frères is acting as Air France’s financial advisor in connection with the offer, and Lazard Frères is acting as dealer manager for the offer. In connection with the services rendered by Lazard Frères, Air France has agreed to pay to Lazard Frères a retainer fee of €1,000,000 and a success fee of €2,500,000, which became payable upon the announcement of the offer on September 30, 2003. Air France has also agreed to reimburse Lazard Frères for certain out-of-pocket expenses incurred by it, and Air France has agreed to indemnify and hold harmless Lazard Frères against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement. In addition, Lazard Frères is currently acting as Air France’s advisor in connection with the potential sale of Air France’s shares by the French State for which it may receive customary compensation. Lazard Frères has also in the past rendered various investment banking and financial advisory services to Air France for which it has received customary compensation.

Air France has retained Georgeson Shareholder Communications Inc. as information agent in connection with the offer. The information agent may contact holders of KLM common shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of KLM common shares. Air France will pay the information agent $15,000 plus an additional amount per account contacted for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Air France has agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

ABN AMRO has been retained by Air France to act as Dutch exchange agent in connection with the offer for the KLM ordinary shares, and as listing agent in connection with the listing of the shares and warrants of Air France on Euronext Amsterdam. In addition, ABN AMRO is the paying agent for dividends payable on Air France shares in the Netherlands. ABN AMRO Rothschild (the equity capital markets joint venture of the ABN AMRO and Rothschild Groups), Paris Office, has been engaged by the French State as advisor in the potential future disposal of a portion of its shareholding in Air France. ABN AMRO is a holder of 150 priority shares of KLM. ABN AMRO and the other priority shareholders have agreed with Air France pursuant to an agreement dated October 16, 2003, to sell and transfer their KLM priority shares to Air France upon completion of the offer. Air France will pay ABN AMRO fees of €412,500 for its services as exchange agent and listing agent and commissions payable to seatholders of Euronext Amsterdam estimated at €1 million. Air France will indemnify ABN AMRO against certain liabilities and expenses in connection with the offer. ABN AMRO has also been retained by KLM as its financial advisor in connection with the offer as described in KLM’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and which is being mailed to KLM’s shareholders together with this prospectus. ABN AMRO has informed Air France that ABN AMRO and other entities within the ABN AMRO group maintain practices and procedures including those commonly known as “Chinese Walls” to ensure that any potential conflict of interest is managed properly.

KLM also retained Citigroup Global Markets Limited as its financial advisor in connection with the offer as described in KLM’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the SEC and which is being mailed to KLM’s shareholders together with this prospectus.

In addition, Air France has retained Citibank N.A. to act as the U.S. exchange agent to receive KLM New York registry shares validly tendered in the offer. Air France has entered into reasonable and customary compensation arrangements for Citibank N.A.’s services in connection with the offer and will indemnify it against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws. Citibank N.A. has also been appointed by KLM to act as transfer agent, registrar and dividend paying agent for its New York registry share program as described in KLM’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the SEC and which is being mailed to KLM’s shareholders together with this prospectus.

The expenses to be incurred in connection with the offer to be paid by Air France and KLM are estimated in the aggregate to be approximately €15.1 million. Such expenses include fees paid to financial advisors, transaction-related accounting and legal fees, printing costs, registration fees, among others.

Except as set forth above, Air France will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of KLM common shares pursuant to the offer. Air France will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Comparative Rights of Shareholders of Air France and KLM

If you tender your KLM common shares in the offer, you will receive Air France shares and warrants or Air France ADSs and ADWs. There are numerous differences between the rights of a holder of common shares of KLM, a Dutch public limited liability stock corporation, and Air France, a French société anonyme. For discussion of some of these differences, see “Comparison of Rights of Air France Shareholders and KLM Shareholders”, “Description of the Share Capital of Air France” and “Description of the Air France Depositary Shares”.

Accounting Treatment

Air France prepares financial statements using French GAAP. In accordance with the rules and regulations of the SEC, Air France will reconcile the financial statements it files with the SEC to U.S. GAAP. Air France intends to account for the combination using the “purchase” method of accounting for combinations under French GAAP. When it reconciles its financial statements to U.S. GAAP, it will also account for the combination using the “purchase” method of accounting for combinations. Under both French GAAP and U.S. GAAP, KLM will be fully consolidated by Air France. For further information on the accounting treatment of the combination, see “Unaudited Condensed Pro Forma Consolidated Financial Information” contained elsewhere in this prospectus.

Appraisal Rights

There are no appraisal rights in connection with the offer or any of the other transactions that are the subject of this prospectus.

Certain Legal and Regulatory Matters

Two of the conditions to the commencement of the offer under the framework agreement were that:

•	the European Commission shall have issued a decision under Council Regulation 4064/89, as amended (the Merger Regulation) declaring the combination compatible with the common market without imposing conditions or undertakings that would have a material adverse change on the combined businesses of Air France and KLM or either airline’s rights under the framework agreement; and

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act) shall have expired or been terminated.

The definition of material adverse change is set out in this prospectus under the heading “The Offer—Conditions to Completion of the Offer”.

Each of these conditions to the commencement of the offer was satisfied on February 11, 2004. We have set forth below information regarding the satisfaction of these conditions, including, without limitation, a summary of the commitments that we have made to the European Commission to secure its approval of the combination.

European Union Antitrust Rules

The Merger Regulation requires that certain mergers and acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds be notified to and approved by the European Commission before such mergers and acquisitions are consummated. The European

Commission was required to review the combination to determine whether it is compatible with the common market and, accordingly, to decide whether to allow the combination to proceed.

On December 18, 2003, Air France notified the proposed combination to the European Commission’s Directorate-General for Competition for examination. On January 21, 2004, to address antitrust concerns raised by the European Commission in the course of its inquiry on specific passenger air transport routes, Air France offered to make a number of concessions. Following further negotiations, a revised package of commitments, which we refer to in this prospectus as the Undertakings, was filed with the European Commission on February 10, 2004. On February 11, 2004, the European Commission adopted a formal decision declaring the combination compatible with the common market subject to full compliance with the Undertakings. The following summary outlines the principal features of the Undertakings.

Commitment to Release Take-off and Landing Slots to Competitors at Certain Airports

Intra-European routes

On nine routes (also referred to as city pairs) between Amsterdam, on the one hand, and Bologna, Bordeaux, Lyon, Marseille, Milan, Paris, Rome, Toulouse and Venice on the other hand, Air France-KLM has committed to making slots available to a competitor wishing to introduce a new competing passenger air service. On each city pair, this commitment continues in principle until such time as competitors fly a certain number of daily services on that city pair. The number of daily frequencies has been set at two for each of Amsterdam-Bologna, Amsterdam-Bordeaux, Amsterdam-Marseille, Amsterdam-Toulouse and Amsterdam-Venice; at three for each of Amsterdam-Lyon and Amsterdam-Rome; at four for Amsterdam-Milan; and at six for Amsterdam-Paris. Air France-KLM may, however, at any time ask the Commission to waive, modify or substitute any one or more of the Undertakings.

Long haul or inter-continental routes

On three routes between Europe and the United States (Amsterdam-Atlanta, Amsterdam-New York and Paris-Detroit) and on two routes between Europe and Africa (Amsterdam-Lagos and Paris-Lagos), Air France-KLM has committed to make slots available to a competitor to facilitate the operation of one daily direct or indirect competitive service.

Other conditions applying to slot releases

Slots need only be released by Air France-KLM if and to the extent that the relevant competitor has requested slots from the slot coordinator (in accordance with standard industry practice) but failed to secure slots suitable for the operation of the planned service. Requests for slots have to be renewed by the competitor every season, but in certain circumstances Air France-KLM shall be required to release the same slot to such competitor as in the previous season. If a competitor airline stops using the slots released by Air France-KLM to operate a competing service then, as a general principle, the slots will be returned to Air France-KLM, which must make them available to any competitor subsequently requesting slots to operate a service on one of the city pairs listed in the Undertakings. As an exception to this general principle, however, and in order to encourage competition on the Amsterdam-Paris city pair, in certain circumstances a competitor airline operating on the Amsterdam-Paris route will be able to secure slots from Air France-KLM that may, at a subsequent date, be used to operate a service on a different city pair. Air France-KLM may be obligated under the Undertakings to surrender up to 29 slots per day at Amsterdam Schiphol airport. To protect the operation of Air France-KLM’s hub-and-spoke service at Amsterdam Schiphol airport during the morning peak, the number of slots to be surrendered in any one hour between 8:00 a.m. and 10:59 a.m. is capped at nine.

Other Commitments and Assurances

In accordance with European Commission precedent in the airline industry, Air France-KLM has agreed not to increase the number of services flown on specified routes for six seasons (three years) following the entry of a new competitor to enable the new competitor to establish itself as credible on that route. In the event that a new entrant offers a service between Amsterdam and Paris but there is no new entry on the Amsterdam-Lyon city pair, Air France-KLM has agreed to apply any percentage price reductions made on Amsterdam-Paris to its Amsterdam-Lyon service.

The European Commission has obtained assurances from the civil aviation authorities of France and the Netherlands that they will grant air traffic rights to carriers wishing to stop over on a once daily basis in Amsterdam or Paris en route to destinations outside the European Union where competitive problems have been identified. Such authorities also agreed to refrain from regulating prices on certain long-haul routes where other carriers offer indirect services competing with direct services flown by Air France or KLM.

Air France believes that the package of Undertakings agreed with the European Commission does not undermine the economic rationale for the combination when compared with the potential synergies presented elsewhere in this prospectus. Air France is not in a position, however, to predict with certainty the financial impact that compliance with the Undertakings is likely to have on the results of operations of Air France-KLM, as the parties’ competitors determine when to file a request for slots, on which city pair, at which airport and at what time of the day. Nevertheless, Air France believes that compliance with the Undertakings will not have a material adverse effect on the operations of Air France-KLM.

U.S. Antitrust Rules

On January 12, 2004, Air France and KLM made required filings under the HSR Act and associated rules with the Department of Justice, Antitrust Division (the Antitrust Division) and the Federal Trade Commission. On February 11, 2004, the Antitrust Division granted early termination of the waiting period provided for in the HSR Act without issuing a “second request” for additional information.

The early termination of the HSR waiting period completed the U.S. review contemplated as a condition of commencing the offer under the framework agreement. Notwithstanding the early termination under the HSR Act, U.S. antitrust laws continue to apply to Air France and KLM, and the U.S. antitrust authorities can challenge actions that they believe violate those laws.

Antitrust Rules in Other Jurisdictions

Air France and KLM conduct business in a number of countries outside the European Union and the United States. In connection with the combination, Air France and KLM identified five jurisdictions other than the European Union and the United States where a merger control filing was required and where clearance is needed prior to completion of the offer. Filings have been made and unconditional clearances secured in the Czech Republic, Israel, Poland, Romania and South Africa. The competition authorities in South Korea have cleared the combination, although strictly there was no obligation on Air France or KLM to file a notification in South Korea until after completion of the offer. In addition, the antitrust authorities in Japan require that notifications be filed after the combination. Clearance is pending in Brazil, but this clearance does not have to be obtained before completion of the offer.

Antitrust enforcement and other regulatory agencies frequently scrutinize transactions such as the combination. At any time before or after completion of the offer, any antitrust or other regulatory agency in a jurisdiction where Air France has not filed documentation could take whatever action under the applicable law of the jurisdiction as it deems necessary or desirable in the public interest, including seeking to require Air France to notify the combination for antitrust review and to levy financial penalties or seeking to impose conditions on the operation of Air France-KLM’s business. While any of these actions are possible under the laws of a given jurisdiction, Air France believes that the risk that this will prevent the completion of the offer and the combination, or otherwise undermine the economic rationale for the combination, is not significant. Private parties may also bring legal action under antitrust laws in certain circumstances.

SUMMARY OF THE FRAMEWORK AGREEMENT

The following description of the framework agreement describes the material terms of the agreement and its schedules but does not purport to describe all the terms of the agreement. The complete text of the framework agreement was filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how you can obtain a copy of the framework agreement. We urge you to read carefully the entire framework agreement because it contains important information and it is the legal document that governs the combination.

Overview

The arrangements contemplated by the framework agreement include:

•	the conditions to and conduct of the offer,

•	the recommendations and approvals of Air France and KLM in connection with the combination and the offer,

•	Air France’s agreements to acquire priority shares and depositary receipts for cumulative preference shares A and cumulative preference shares C,

•	the establishment and governance of SAK I and SAK II, newly-created Dutch foundations,

•	agreements with respect to the administered shareholding,

•	the corporate governance arrangements that will exist after the offer,

•	the assurances that have been agreed by Air France and KLM, and the assurances that Air France and KLM have given to the State of the Netherlands with respect to certain matters,

•	the creation of AFOP and the hive down after completion of the offer,

•	KLM’s admission to the SkyTeam alliance,

•	agreements with respect to KLM employee stock options, and

•	other provisions of the framework agreement.

To help you better understand the offer and the combination, the charts below illustrate, in simplified form, the organizational structure of KLM before the transactions, changes to the KLM shareholding in the transactions, the administered shareholding and the organizational structure of Air France-KLM immediately after the combination and the offer.

KLM Shareholding Before the Transactions

*	Includes 2,621,542 KLM common shares held by the Stichting Rechtop and KLM in treasury. Air France holds no KLM common shares at the date of this prospectus.

†	Includes 37.5 priority shares held by KLM.

KLM’s current authorized share capital consists of 149,998,125 common shares, 1,875 priority shares, 37,500,000 cumulative preference shares A, 18,750,000 cumulative preference shares C, 75,000,000 preference shares B and 18,750,000 common shares C. Each share in each of these categories has a par value of €2.

KLM’s current outstanding share capital consists of 46,809,699 common shares, 1,312.5 priority shares, 8,812,500 cumulative preference shares A and 7,050,000 cumulative preference shares C. As of the date of this prospectus, there are no preference shares B or common shares C outstanding. The State of the Netherlands has an option to acquire the number of preference shares B necessary to provide it with 50.1% of the share capital and voting rights of KLM in certain circumstances if KLM’s air traffic rights are restricted or terminated, or will be restricted or terminated. For a full description of this option, see “—Agreements with the Holders of Priority Shares, Cumulative Preference Shares A and Cumulative Preference Shares C—Amended State Option and Related Agreements”.

For a description of the rights attached to KLM common shares, priority shares, cumulative preference shares A, cumulative preference shares C, preference shares B and common shares C, see “Item 10. Additional Information—B. Memorandum and articles of association—Share Capital” in KLM’s Annual Report on Form 20-F for the financial year ended March 31, 2003, as amended, incorporated by reference into this prospectus. None of the priority shares, cumulative preference shares A, cumulative preference shares C or preference shares B are publicly traded or convertible into KLM common shares.

The Offer and Other Acquisitions of KLM Shares

In order to effect the combination:

•	we will exchange Air France shares, warrants, ADSs and ADWs for KLM common shares tendered in the offer,

•	we will purchase all of KLM’s priority shares from the priority shareholders,

•	we will purchase depositary receipts representing all of the KLM cumulative preference shares C from Rabobank,

•	we will purchase from the State of the Netherlands from time to time, as the French State reduces its shareholding in Air France, or as the State of the Netherlands determines, cumulative preference shares A, which for the first three years following completion of the offer will be held by SAK I, and

•	SAK I will issue depositary receipts representing those cumulative preference shares A to Air France.

In addition, ownership and administration of the underlying cumulative preference shares C will be transferred by the Dutch Air Traffic Interests Foundation to SAK II.

The Administered Shareholding

Under the administered shareholding arrangements, for a period of three years following completion of the offer:

•	Air France will hold 49% of KLM’s nominal share capital and voting rights directly,

•	Air France will transfer all KLM common shares exceeding 49% of KLM’s nominal share capital and voting rights to SAK I in exchange for depositary receipts that carry the economic rights, but not the voting rights, of the underlying KLM common shares,

•	the State of the Netherlands will transfer any cumulative preference shares A that it sells from time to time to SAK I, which will issue to Air France depositary receipts that carry the economic rights, but not the voting rights, of the underlying cumulative preference shares A. Following that three-year period, Air France will be able to purchase cumulative preference shares A from the State of the Netherlands directly, and

•	Air France will hold depositary receipts purchased from Rabobank representing the cumulative preference shares C held by SAK II.

During the three-year period following completion of the offer, Air France will hold all of the economic rights in the share capital of KLM, except for the economic rights connected to KLM common shares not tendered in the offer and cumulative preference shares A not yet acquired by Air France from the State of the Netherlands.

Air France may, at its sole discretion, retain this or a different form of administered shareholding arrangements after the period of three years following completion of the offer.

This illustration assumes that all KLM common shares are tendered in the offer and that no Air France warrants issued in the offer have been exercised.

Air France-KLM Structure Following the Transactions

Assuming that all KLM common shares are tendered in the offer and the State of the Netherlands has not yet transferred any cumulative preference shares A to Air France, following completion of the offer, the combination and the hive down:

•	the holding company Air France-KLM will own 100% of the share capital of newly-created AFOP, which will be renamed “société Air France” and will contain the assets, liabilities, business and operations of Air France,

•	Air France-KLM will own:

•	directly, all of the KLM priority shares and the number of KLM common shares representing, together with the priority shares, 49% of the nominal share capital and voting rights in KLM,

•	depositary receipts representing KLM common shares in excess of 49% of the nominal share capital and voting rights of KLM, carrying the economic rights, but not the voting rights, of the underlying KLM common shares,

•	depositary receipts representing the cumulative preference shares C carrying the economic rights, but not the voting rights, of the underlying cumulative preference shares C,

•	the State of the Netherlands will own cumulative preference shares A equal to 14.1% of the voting rights in KLM and economic rights equivalent to 6% of the nominal value of the cumulative preference shares A it holds,

•	SAK I will own KLM common shares entitled to 25.7% of the voting rights in KLM, and

•	SAK II will own KLM cumulative preference shares C entitled to 11.2% of the voting rights in KLM.

* For a full description of the option of the State of the Netherlands to acquire KLM preference shares B, see “—Agreements with the Holders of Priority Shares, Cumulative Preference Shares A and Cumulative Preference Shares C—Amended State Option and Related Agreements”.

The percentages in this illustration assume that all KLM common shares are tendered in the offer and that no Air France warrants or ADWs issued in the offer have been exercised. If less than 100% of the KLM common shares are tendered in the offer:

•	the percentage of KLM common shares shown above as held by SAK I will be reduced by the percentage of KLM common shares held by non-tendering KLM shareholders, and

•	the percentage of Air France-KLM shares shown above as held by former KLM shareholders will be reduced by the KLM common shares held by non-tendering KLM shareholders (indicated by the dotted line in the illustration).

Agreements with the Holders of Priority Shares, Cumulative Preference Shares A and Cumulative Preference Shares C

Agreements with the State of the Netherlands

To permit the combination and with the aim of preserving KLM’s air traffic rights, Air France and KLM have entered into the arrangements described below with the State of the Netherlands.

Share Purchase Agreement in Respect of Priority Shares

On October 16, 2003, Air France, KLM and the State of the Netherlands entered into a share purchase agreement in which the State of the Netherlands agreed to sell to Air France all of its 975 KLM priority shares, for a price of €12.10 per priority share and thus for a total amount of €11,797.50, plus any unpaid dividends and other distributions, upon the completion of the offer. The State of the Netherlands has undertaken not to dispose of, or bring about a transaction in, any of its priority shares (or any interest in its priority shares), has undertaken not to acquire any further interest in KLM and has undertaken to vote its priority shares in the best interest of KLM, Air France-KLM and its shareholders until the offer is completed, lapses or is withdrawn.

Share Purchase Agreement in Respect of the Cumulative Preference Shares A Owned by the State of the Netherlands

On October 16, 2003, Air France, KLM and the State of the Netherlands entered into an agreement under which the State of the Netherlands will decrease its ownership in KLM proportionally to any decrease of the French State’s ownership in Air France. To this end, the State of the Netherlands will sell and transfer its cumulative preference shares A to Air France or, if the transfer occurs during the first three years after completion of the offer, to SAK I on behalf of Air France. In the latter case, pursuant to its terms of administration, SAK I will then issue to Air France a number of depositary receipts corresponding to the cumulative preference shares A transferred to SAK I. These depositary receipts will entitle Air France to benefit from the full economic rights of the underlying cumulative preference shares A, but SAK I will exercise the voting rights of the cumulative preference shares A until the depositary receipts are exchanged for the underlying shares by Air France. SAK I’s administration arrangements for the cumulative preference shares A are set forth in this prospectus under the heading “— Agreements Relating to the Administered Shareholding”. Upon the expiration of the three-year period, Air France will be entitled to exchange the depositary receipts for the underlying cumulative preference shares A and hold the cumulative preference shares A directly.

If it chooses, the State of the Netherlands may sell and transfer, and Air France will be obligated to buy, cumulative preference shares A in addition to those required by any decrease in the French State’s shareholding in Air France. No transfer of cumulative preference shares A will occur before completion of the offer. The aggregate purchase price for the 8,812,500 cumulative preference shares A held by the State of the Netherlands is €20 million, which is to be paid in pro rata installments of €2.27 per cumulative preference share A upon the occurrence of any sale or transfer described above.

The State of the Netherlands has undertaken, subject to completion of the offer, not to dispose or transfer its cumulative preference shares A to any third party or to encumber or grant any rights over any of its cumulative preference shares A. The State of the Netherlands has further undertaken to vote in favor of the suggested amendment to the articles of association of KLM under the heading “Corporate Governance and Organization—Amendments to KLM’s Articles of Association”.

As explained in this prospectus under the headings “— Agreements with the Holders of Priority Shares, Cumulative Preference Shares A and Cumulative Preference Shares C” and “— Agreements Relating to the Administered Shareholding”, the framework agreement provides that, for the first three years following the completion of the offer, Air France may not hold securities in excess of 49% nominal share capital and of the voting rights in KLM.

Amended State Option and Related Agreements

As described at Item 10 of KLM’s Annual Report on Form 20-F for the financial year ended March 31, 2003, as amended, filed with the SEC on January 12, 2004 and incorporated by reference into this prospectus, the State of the Netherlands has an option to acquire the number of KLM preference shares B necessary to provide the State of the Netherlands with an interest of 50.1% in the share capital and voting rights of KLM (the existing state option), irrespective of the total issued share capital of KLM at any given moment. When the State of the Netherlands deems it necessary and reasonable, following consultation with KLM, the State of the Netherlands will exercise the existing state option if a country imposes or contemplates imposing restrictions or onerous conditions on KLM’s right to operate scheduled air services as a consequence of that country’s view that a substantial or majority part of KLM’s share capital is not demonstrably Dutch-owned or that KLM is not effectively controlled by Dutch nationals. The reason for this option is that under the Chicago convention and bilateral treaties, KLM’s rights to operate air travel services on international routes depend in many instances on being majority or substantially owned and effectively controlled by Dutch or E.U. nationals.

KLM and the State of the Netherlands agreed on October 16, 2003 to an amended state option that will become effective and replace the existing state option upon the completion of the offer. Under the amended state option, the State of the Netherlands may exercise its option in the event that any key country served by KLM restricts or terminates, or gives written notice that it will restrict or terminate, KLM’s operation of scheduled air services because of that country’s view that a substantial part of the share capital of KLM is not demonstrably Dutch-owned, or KLM is not effectively controlled by Dutch nationals. The amended state option has an initial duration of three years, but may be renewed by the State of the Netherlands up to three times for periods of 12 months each. The State of the Netherlands is entitled to renew the amended state option if it deems renewal necessary to avoid traffic rights operated and enjoyed by KLM in certain key countries being restricted or terminated.

The amended state option and a separate agreement of the same date among Air France, KLM and the State of the Netherlands also provide that the State of the Netherlands will exercise the voting rights attached to the preference shares B acquired upon exercise of the amended state option in accordance with the best interests of KLM, Air France-KLM and its shareholders but, in any event, in compliance with the corporate governance provisions of the framework agreement. If after exercise of the amended state option, the State of the Netherlands determines that none of KLM’s key countries are endangered any longer, KLM is required to redeem the preference shares B at a redemption price equal to the amount paid for the preference shares B plus any accrued and unpaid dividends. Such redemption does not affect the option right of the State of the Netherlands, which will remain in force subject to its terms.

Air France, KLM and the State of the Netherlands have also agreed that, before renewing the amended state option, the State of the Netherlands will inform KLM and Air France in writing of its intention to do so and will provide KLM and Air France with the reason for renewal and the name of the country challenging KLM’s traffic rights. This agreement provides that the parties will discuss in advance and in good faith the necessity of exercising the amended state option and the overall timing of the exercise, but this does not constitute a requirement that Air France give its prior approval before any exercise. Following any exercise of the amended state option, the State of the Netherlands will be under an obligation to inform Air France, at least every six months, of the progress of discussions with the country challenging KLM’s traffic rights.

Agreement with the other Priority Shareholders

On October 16, 2003, each of ABN AMRO Bank N.V. (150 priority shares), NS Groep N.V. (37.5 priority shares), SNS Reaal Groep N.V. (37.5 priority shares), Fortis Bank (Nederland) N.V. (37.5 priority shares), Imtech N.V. (37.5 priority shares) and KLM (37.5 priority shares), known as the other priority shareholders, agreed with Air France to sell their 337.5 KLM priority shares to Air France at a price of €12.10 per priority share, for a total amount of €4,083.75, plus any unpaid dividends and other distributions, at the completion of the offer.

Agreement Regarding the Cumulative Preference Shares C and the Corresponding Depositary Receipts

On October 16, 2003, Air France and Rabobank Nederland Participatiemaatschappij B.V. entered into an agreement in which Rabobank has undertaken to sell to Air France the 7,050,000 depositary receipts issued in respect of the cumulative preference shares C at a price of €2 per depositary receipt and thus for a total amount of €14,100,000 plus any unpaid dividends or other distributions, to be calculated in accordance with an agreed formula, upon completion of the offer. In addition, through a resolution of its board on September 29, 2003, as renewed on March 26, 2004, the Dutch Air Traffic Interests Foundation (Stichting Luchtvaartbelangen Nederland) agreed to transfer ownership and administration of the cumulative preference shares C to SAK II upon completion of the offer. These depositary receipts will entitle Air France to full economic rights in respect of the underlying cumulative preference shares C, but SAK II will exercise the voting rights of the cumulative preference shares C until the depositary receipts are exchanged for the underlying shares by Air France. The arrangements by which SAK II is to administer the cumulative preference shares C, including the exercise of voting rights, are described in this prospectus under the heading “—Agreements Relating to the Administered Shareholding”.

Agreements Relating to KLM Employee Stock Options

Under the framework agreement, KLM agreed to suspend the grant of future stock options other than those that are to be granted in June 2004 pursuant to existing employment contracts for the financial year ending March 31, 2004. Air France undertook to determine, together with the KLM supervisory board and the KLM management board, proposals in relation to existing KLM employee stock options that do not have detrimental tax effects. These arrangements are described in this prospectus under the heading “Terms of the Transaction—Treatment of Stock Options”.

Commitment to Tender Treasury Shares

Pursuant to the terms of the framework agreement, the 2,621,542 KLM ordinary shares currently held by KLM in treasury and by the Stichting Rechtop, a Dutch foundation, are included in the offer and will, to the extent such KLM ordinary shares have not been used to service any options prior to the end of the offer period, be tendered by KLM and Stichting Rechtop.

Agreements Relating to the Administered Shareholding

Under the framework agreement and its schedules, KLM has undertaken to establish SAK I and SAK II no later than the date on which the offer is completed. Each of SAK I and SAK II will be managed by a board of three independent persons. One person will be appointed by Air France, one person will be appointed by KLM and a chairman will be appointed jointly by the appointees of Air France and KLM. A majority of the board members of each foundation, including the chairman, must be Dutch nationals and residents. The decisions of each foundation’s board will be by unanimous consent.

Upon completion of the offer, KLM securities representing in the aggregate up to 49% of KLM’s nominal share capital and voting rights will be held directly by Air France. Air France will deliver any remaining tendered KLM common shares to SAK I in exchange for depositary receipts. As described above under the heading “—Agreements with the Holders of Priority Shares, Cumulative Preference Shares A and Cumulative Preference Shares C — Share Purchase Agreement in Respect of the Cumulative Preference Shares A Owned by the State of the Netherlands”, during the first three years from the completion of the offer, the State of the Netherlands may transfer cumulative preference shares A to SAK I in exchange for depositary receipts to be issued to Air France. The cumulative preference shares C will be transferred to SAK II, which will take over the administration of the cumulative preference shares C from the Dutch Air Traffic Interests Foundation (Stichting Luchtvaartbelangen Nederland). The depositary receipts issued for the cumulative preference shares C and currently held by Rabobank were sold by Rabobank to Air France, with the transfer conditional upon completion of the offer. The depositary receipts issued by SAK I and SAK II will entitle Air France to full economic rights in respect of the underlying shares, but SAK I and SAK II will exercise the voting rights with respect to those shares. The board members of SAK I and SAK II will undertake these voting rights in the best interests of KLM and the best interests of Air France-KLM and its shareholders, but in any event in full compliance with the principles and rules of corporate governance provided for in the protocol and the framework agreement, both as described below. Neither SAK I nor SAK II will exercise the voting rights with respect to the underlying KLM shares it holds if its board has not reached a decision by unanimous consent as to how to vote on the matter in question.

Corporate Governance and Organization

In the framework agreement, Air France and KLM have agreed to an extensive set of principles that will apply to the corporate governance and organization of Air France and KLM upon completion of the offer.

Air France Management

Air France Board of Directors

The board of directors of Air France (the Air France-KLM board of directors after the hive down) will include, upon or as soon as practicable after the completion of the offer:

•	the chief executive officer of KLM,

•	a director designated by the State of the Netherlands, and

•	two directors proposed by the KLM supervisory board.

This arrangement will apply notwithstanding any changes imposed by the new law amending French Law no. 2003-322 dated April 9, 2003 on air carriers (the 2003 Air Carrier Law), the completion of the hive down or any disposal by the French State of all or part of its shareholding in Air France after the completion of the offer. The French State has announced its intention to reduce its shareholding in Air France to less than 20%, in one or more stages, as soon as market conditions permit and has committed to the State of the Netherlands to do so in the declaration of understanding. The State of the Netherlands will be entitled to designate a director to the Air France board of directors for so long as the French State is represented on the Air France board.

Vice-Chairmanship of the Air France Board of Directors

The chief executive officer of KLM will be appointed as vice-chairman of the Air France board of directors (the Air France-KLM board of directors after the hive down).

Strategic Management Committee

The framework agreement provides that Air France and KLM will establish and maintain a strategic management committee for a three-year period from the completion of the offer.

Composition of the Strategic Management Committee

The strategic management committee will consist of eight members, including:

•	the chairman of the board of directors of Air France,

•	three members who are Air France employees with executive functions,

•	the chief executive officer of KLM, and

•	three members who are either members of the KLM management board or KLM employees with executive functions.

The chairman of the board of directors of Air France will be chairman of the strategic management committee and will have the deciding vote in the event of a tie, except with respect to reserved matters, as described below.

The Air France nominating committee will designate the members of the strategic management committee after consultation with and upon the proposal of:

•	the chairman of the board of directors of Air France (or the chairman of AFOP following the hive down), in relation to the three members who are to be Air France employees with executive functions, and

•	the KLM supervisory board, in relation to the three members who are to be either members of the KLM management board or KLM employees with executive functions.

The strategic management committee will terminate on the last day of the three-year period following completion of the offer. However, the chairman of the board of directors of Air France-KLM will have the option of maintaining the strategic management committee or creating an equivalent body after that date.

If a third airline is included within Air France-KLM during the first three years following completion of the offer, the strategic management committee will be enlarged by adding four members representing the new airline. In that case, those members of the strategic management committee appointed by Air France will receive double voting rights so that their votes equal the combined votes of KLM and the third airline. The chairman will continue to have the deciding vote in the event of a tie, except with respect to the reserved matters relating to KLM, over which the KLM members of the strategic management committee will have a veto right as described below.

Role of the Strategic Management Committee

The decision of the strategic management committee will be the common position of Air France and KLM with respect to all major strategic decisions relating to commercial, financial, technical and operational matters, including, but not limited to

•	strategy regarding Air France-KLM’s competitive environment, partners and public authorities,

•	strategic orientation with respect to network management, including hub growth, significant changes in network structure, introduction of overlapping routes, agreements with other operators, sharing between KLM and Air France of traffic rights in the event of a decision to lift the national origin restrictions at the European level,

•	funding, debt issuances and significant investments in fleet, information systems and major projects,

•	significant financial investments and strategic airline partnerships or cooperation agreements and alliances,

•	purchasing policies,

•	mid-term planning and budgets to ensure compatibility with the strategy agreed by the strategic management committee,

•	appointments of key personnel in Air France and KLM to be selected from lists prepared by Air France and KLM, respectively,

•	inclusion of other airlines in Air France-KLM,

•	human resources policies covering multi-company issues,

•	any decision regarding the Dutch airline Martinair, of which KLM is a shareholder, and

•	any reserved or consultation matters (which are discussed below).

Operational subcommittees may be established under the supervision of the strategic management committee, such as:

•	a network committee,

•	a pricing and revenue management committee,

•	a sales and distribution committee,

•	a product and brand committee,

•	a frequent flyer program committee,

•	an engineering and maintenance committee,

•	an information technology committee,

•	a regulatory committee, and

•	a marketing agreements committee.

The strategic management committee will set out the rules for the procedure and functioning of the operational subcommittees.

The strategic management committee will also mediate differences that may arise regarding the application of bilateral agreements or the management of entities that are owned or operated together.

The strategic management committee will make binding recommendations with respect to the matters above to the Air France board of directors (or the AFOP board of directors after the hive down), the KLM management board and the KLM supervisory board. The chief executive officer of KLM, the chairman of the board of directors of Air France (or the chairman of the AFOP board of directors after the hive down) and any chairman or board or key officer of the combined operating companies or their subsidiaries or the combined operating companies or their subsidiaries, as the case may be, will be unable to make or implement any major strategic decisions before the strategic management committee has been consulted and will be required to implement any such decision in accordance with the binding recommendation of the strategic management committee.

Chairman, Consultation Matters and Reserved Matters

The chairman of the board of directors of Air France will be the chairman of the strategic management committee and will have the deciding vote in the event of a tie on all strategic management committee matters except the reserved matters summarized below.

The chairman of the board of directors of Air France is required to consult with the KLM chief executive officer prior to exercising his deciding vote in the event of a tie at any time during the three years following completion of the offer in relation to any of the following consultation matters:

•	the coordination of Air France and KLM capacities, schedules and days of operation relating to joint destinations,

•	the coordination in order to avoid unfair behavior of any partner in alliance with Air France against KLM or any partner in alliance with KLM against Air France, and

•	the scheduling of passenger services between France and the Netherlands.

The following reserved matters require the unanimous consent of all strategic management committee members. Following the entry of representatives of a third airline in the strategic management committee, the reserved matters will be decided by majority vote. Air France representatives will have double voting rights, the chairman will continue to have a deciding vote in the event of a tie and the KLM representatives will have a veto right over the following reserved matters:

•	any decision proposing an amendment to the KLM assurances, described in this prospectus under the heading “— The Assurances — The KLM Assurances”, and

•	any decision whose purpose or effect is:

–	to combine or create common activities among the Air France and KLM operating activities existing as of the date of the framework agreement, for example, the integration into a joint structure of catering or cargo activities, or any global reorganization of any such operating activities by way of discontinuation or disinvestment for both Air France and KLM,

–	to alter the allocation of key management personnel or of an entire operating activity between Air France and KLM,

–	related to the timing, phasing in and structure of any decision relating to the two matters noted immediately above, or

•	any decision to enter into an intercompany agreement other than at arm’s length.

Any rejection by the strategic management committee of a proposed action on a reserved matter will be a binding recommendation.

KLM Management

Structure Regime

Dutch statutory law imposes certain structural requirements on large companies, such as KLM. Companies subject to these requirements, collectively referred to as the structure regime (structuurregime), must have a two-tier system of corporate governance, comprising a board of managing directors and a board of supervisory directors. Under the full structure regime (volledig structuurregime), the supervisory board must have at least three members and has certain powers as follows:

•	the supervisory board is entitled exclusively to appoint (and dismiss) the members of the management board,

•	the supervisory board itself appoints the successor of a supervisory director who resigned or whose term expired,

•	the supervisory board adopts the annual accounts and submits them to the general shareholders’ meeting for approval and at the same time to the company’s works council for discussion,

•	the management board must obtain the prior approval of the supervisory board with respect to the following decisions:

•	the issuance or acquisition of shares in the capital of KLM or debt instruments issued by KLM;

•	cooperation in relation to the issuance of depository receipts;

•	the application for listing or de-listing of KLM shares, debt instruments or depositary receipts;

•	the entry into or termination of long-term cooperation between KLM or a dependent company of KLM and another legal entity or partnership, if such cooperation or the termination thereof is of great significance for KLM;

•	the participation by KLM or a dependent company of KLM in another company in an amount of one-fourth (or more) of the issued capital plus reserves of KLM and any significant increase or decrease of such participation;

•	the making of investments in an amount of at least one-fourth of the issued capital plus reserves of KLM;

•	a proposal to amend the KLM articles of association;

•	a proposal to dissolve KLM;

•	an application for bankruptcy or for a moratorium of payments;

•	the termination of employment of a substantial number of employees of KLM or one or more of its dependent companies simultaneously or within a short time span;

•	a far-reaching change in working conditions of a substantial number of employees of KLM or its dependent companies; and

•	a proposal to reduce KLM’s issued capital.

A “dependent company” means:

•	a legal entity to which a limited liability company or one or more dependent companies, either alone or together for their own account, contributes at least one-half of the issued capital,

•	a partnership that has been registered in the commercial register and for which a limited liability company or a dependent company is fully liable as a partner toward third parties for all liabilities.

Supervisory board decisions approving the decisions described above require a majority of the votes cast. The absence of such approval does not affect the power of the members of the management board to bind KLM towards third parties. Dutch company law provides that, except in the absence of good faith of a third party, a company or the third party cannot void a transaction entered into on behalf of the company by its management board or one or more of its members, even if, under the company’s constitutive documents or by law, the transaction required the prior approval of the supervisory board.

Under certain circumstances a company is not required to comply with the full structure regime but may apply the mitigated structure regime (gemitigeerd structuurregime).

A company may apply the mitigated structure regime if at least 50% of its issued share capital is held:

•	by a legal person, a majority of whose employees (including employees employed by its group companies) work outside the Netherlands or by dependent companies thereof;

•	by a number of such legal persons or companies pursuant to a mutual cooperation arrangement; or

•	in accordance with a mutual cooperation arrangement, among one or more of such legal persons and one or more legal persons that are subject to the structure regime (whether full, mitigated or exempted).

However, a company may not apply the mitigated structure regime if the majority of its employees, together with the employees of the legal persons referred to above, is employed within the Netherlands.

The main difference between the full structure regime and the mitigated structure regime is that under the mitigated structure regime, the supervisory board does not have the right:

•	to appoint (and dismiss) the members of the management board, or

•	to adopt the annual accounts and submit the annual accounts to the general meeting of shareholders for approval.

Under the mitigated structure regime, the right to dismiss and appoint the management board rests with the general shareholders’ meeting, and the annual accounts are prepared by the management board and adopted by the general shareholders’ meeting.

Although KLM would be permitted to apply the mitigated structure regime following completion of the offer, Air France and KLM have agreed that KLM will voluntarily apply the full structure regime as set forth in Articles 2:158-164 of the Dutch Civil Code during the first three years following completion of the offer. This voluntary application of the full structure regime will be reflected in the amended KLM articles of association, which are described in this prospectus under “—Amendments to KLM’s Articles of Association”. After the expiration of the three-year period from the completion of the offer, the KLM amended articles of association will be further amended to adopt the mitigated structure regime as set forth in Article 2:155 of the Dutch Civil Code.

On September 9, 2003, the second chamber of the Dutch parliament voted on a proposal to amend the Dutch structure regime described above. It is at this stage uncertain whether and how this law relating to the structure regime may be amended; however, amendment of the structure regime in substantially the same form as voted on by the Second Chamber on September 9, 2003, and application of the amendment to KLM, could require KLM to seek agreement with its works council in order to effect the corporate governance regime set forth in the framework agreement.

KLM Management Board

For the first three years following completion of the offer, the KLM management board will be composed of five members, including one member designated by Air France and four members designated by KLM. The member designated by Air France will be appointed as soon as practicable following completion of the offer.

KLM Supervisory Board

For the first three years following the completion of the offer, the KLM supervisory board will be composed of nine members, including five independent members and four members designated by Air France. The members designated by Air France will be appointed as soon as practicable following completion of the offer.

Following that three-year period, the KLM supervisory board will be composed of nine members, including four independent members and five members designated by Air France.

However, if the Dutch structure regime is amended by law in substantially the form voted on September 9, 2003 and becomes applicable to KLM, Air France and KLM will use their reasonable best efforts to reach agreement with the KLM works council as to the corporate governance of KLM, following as closely as possible the amended KLM articles of association and the framework agreement. If the parties do not reach agreement, the KLM supervisory board will, during the initial three-year period, be composed of 11 members, including six independent members (which will include three members recommended by the KLM works council) and five members designated by Air France. Following the three-year period, the KLM supervisory board will be composed of 11 members, comprising five independent members (including three members recommended by the KLM works council) and six members designated by Air France.

The Protocol

On October 16, 2003 Air France, KLM and all the members of the KLM supervisory board and the KLM management board entered into a protocol concerning the composition of the KLM management board and KLM supervisory board, the means of enforcing the governance principles set forth in the framework agreement and the enforcement of the assurances described below.

Pursuant to the protocol, each member of the KLM supervisory board and the KLM management board has agreed, subject to legal requirements and fiduciary duties, to adopt and implement any binding recommendation of the strategic management committee relating to KLM.

Amendments to KLM’s Articles of Association

KLM’s current articles of association are described in “Item 10. Additional Information — B. Memorandum and articles of association” of KLM’s Annual Report on Form 20-F, as amended, incorporated by reference into this prospectus. In the framework agreement, Air France and KLM agreed to propose to KLM’s shareholders several amendments in relation to KLM’s corporate governance and share capital and the rights attached to KLM’s shares. These amendments are to be voted on by an extraordinary general meeting of shareholders of KLM scheduled for April 19, 2004.

Pursuant to the principal proposed amendments:

•	the number of KLM management board members would increase from four to five,

•	the minimum number of KLM supervisory board members would increase from seven to nine,

•	KLM would voluntarily apply the full structure regime,

•	the management board would submit to the supervisory board once a year for approval a budget, a business plan and an explanatory memorandum,

•	the supervisory board would set the remuneration and other conditions of the management board members’ services, subject to the approval of the meeting of priority shareholders,

•	two committees would be created within the KLM supervisory board, as described in “—KLM Corporate Governance” below,

•	the KLM supervisory board, when performing its duties, would be required to take into account the interests of the group of companies of which KLM forms part,

•	the KLM common shares C would be cancelled,

•	the requirements applying to the holding of cumulative preference shares C would be amended in order to permit direct holding by Air France, and

•	the powers attaching to the priority shares would be extended.

KLM Corporate Governance

The protocol and the amended KLM articles of association will provide, between them, that:

•	the KLM supervisory board will be required to approve:

–	any KLM business plan and KLM budget,

–	any decision of the KLM management board regarding the amended state option or to amend the KLM assurances or the framework agreement, and

–	certain material decisions of the KLM management board set out in the KLM articles of association, as well as any other resolutions that the KLM supervisory board may resolve and notify to the KLM management board,

•	during the first three years from the completion of the offer, any decision of the KLM management board that requires approval of the KLM supervisory board will require a two-thirds majority vote of the KLM supervisory board if it concerns:

–	a matter on which the strategic management committee has rendered a binding recommendation,

–	the adoption of a KLM business plan,

–	the approval of KLM’s annual financial statements, or

–	the adoption of a KLM budget,

•	after the first three years from the completion of the offer and until five years from that date:

–	any decision to amend the KLM assurances will require a favorable vote of at least three-fourths of the members of the KLM supervisory board, and

–	any decision to amend the corporate governance principles in the framework agreement will require a favorable vote of at least two-thirds of the members of the KLM supervisory board,

•	the meeting of the priority shareholders (which will be composed solely of Air France after completion of the offer) will, after consulting the KLM management board and the KLM supervisory board, determine the amount to be set aside to establish or increase KLM’s reserves, provided the amount is reasonable considering KLM’s financial situation and complies with Air France-KLM’s dividend policy,

•	the KLM supervisory board, with the prior approval of the priority shareholders, will determine the remuneration of the members of the KLM management board, and

•	two committees will be established within the KLM supervisory board during the first three years following the completion of the offer. The first committee will consist of three members of the KLM supervisory board (including two designees of Air France and one independent member), and its members will have the right to cast two votes in respect of any decision of the KLM supervisory board to appoint a KLM management board member. The second committee will consist of four members of the KLM supervisory board (including three designees of Air France and one independent member), and its members will have the right to cast two votes in respect of any decision of the KLM supervisory board to suspend or dismiss a KLM management board member:

–	for urgent reasons (dringende redenen) within the meaning of Article 678 of Book Seven of the Dutch Civil Code (acts, qualities or behavior of an employee such that an employer cannot reasonably be expected to continue the employment agreement and justify instant dismissal), or

–	on the grounds that the member of the KLM management board has acted contrary to any binding recommendation of the strategic management committee.

In making their decision, the members of the second committee will, however, be required to have regard to applicable law, the fiduciary duties of the KLM management board members and the obligations of the KLM management board members to comply with any binding advice of the KLM Assurances Foundation.

The Assurances

The State Assurances

On October 16, 2003, Air France and KLM granted to the State of the Netherlands the following assurances, called the State assurances, intended to preserve the network quality of KLM at Schiphol airport, which, according to the State of the Netherlands, is a matter of public interest for the Netherlands, while also taking into account the best interests of Air France-KLM and its shareholders. The State assurances will become effective upon the completion of the offer. The following State assurances will remain valid for eight years following the completion of the offer:

•	each of Air France and KLM will remain an airline company established in and operating from its home base in France and the Netherlands, respectively and each of Air France and KLM will retain its air operation certificate and operating licenses and will continue to fulfill the conditions necessary to maintain such licenses,

•	in cooperation with the relevant civil aviation authorities, each of Air France and KLM will use its best endeavors to retain its authorizations and rights to operate international routes. If these authorizations and rights are threatened as a result of an economically driven decision to cancel a service, Air France-KLM will use its best efforts to ensure that the authorizations are safeguarded without jeopardizing the underlying economic decision,

•	both KLM and Air France have confirmed that the existence and the prospects for passenger growth at both Roissy-CDG and Schiphol airports are fundamental requirements for the success of Air France-KLM, as both airports offer good facilities for their passengers and that Air France-KLM will operate a multi-hub system in Europe, with Roissy-CDG and Schiphol airports as cornerstones of that multi-hub system,

•	both Air France and KLM have agreed that the existence and the prospects for cargo growth at their respective hubs are fundamental requirements for the success of Air France-KLM, as both Schiphol and Roissy CDG offer good facilities for cargo and have a relevant market position in the industry, and

•	both Air France and KLM have considered that the identified potential cargo network synergies will be able to provide opportunities for profitable growth of intercontinental cargo traffic operated by Air France-KLM from both Schiphol and Roissy CDG to the benefit of shippers and forwarders.

The following State assurances will remain valid for five years following the completion of the offer:

•

subject to any adaptative measures required during a crisis, the passenger growth of Air France-KLM at Roissy-CDG airport will not be materially detrimental to KLM’s current portfolio of key destinations operated at Schiphol airport, unless the destinations lose their economic interest for Air France-KLM in a structural manner. Conversely, the passenger growth of Air France-KLM at Schiphol airport will not be materially detrimental to Air France’s current portfolio of key destinations operated at Roissy-CDG airport. Air France-KLM may decide to terminate up to five key KLM destinations that will become Air France destinations served from Roissy-CDG airport, provided that each termination is coupled with the termination of an Air France key destination from Roissy-CDG that will then be served by KLM from Schiphol airport, and

•	subject to any adaptative measures required during a crisis, the cargo growth of Air France-KLM at Roissy-CDG airport will not be materially detrimental to KLM’s overall cargo activity in the main global cargo markets operated at Schiphol airport, and the cargo growth of Air France-KLM at Schiphol airport will not be materially detrimental to Air France’s overall cargo activity in the main global cargo markets operated at Roissy-CDG airport.

In consideration of the State assurances, the State of the Netherlands has agreed to take into account the importance of KLM’s operations for Schiphol airport when formulating its civil aviation policy. In addition, the State of the Netherlands has agreed to:

•	maintain KLM’s current portfolio of air traffic rights, other than those that have not been used by KLM for a period of 12 months, and

•	continue to address in a fair and non-discriminatory manner any future requests from KLM for new air traffic rights.

Any action or decision to be taken or made while the State assurances are valid and that would result in an amendment of the State assurances (including, but not limited to, an amendment of the KLM assurances foundation articles of association, to the extent relevant for the State of the Netherlands) requires the consent of the State of the Netherlands.

The KLM Assurances

Air France and KLM have also agreed to the following assurances, called the KLM assurances, which are intended to preserve the long-term interests of each of the parties, taking into account at all times, however, the best interests of Air France-KLM and its shareholders:

•	Air France and KLM have acknowledged the importance of human resources and the need to develop and maintain centers of excellence within Air France-KLM. They have agreed that promotions will be based on merit and competence and that both promotion and rationalization will be free from discrimination on the basis of nationality, sex, race or creed.

•	Air France and KLM have confirmed that the existence and the prospects for passenger growth at both Roissy-CDG and Schiphol airports are fundamental requirements for the success of Air France-KLM, and that Air France-KLM will operate a multi-hub system in Europe, with Roissy-CDG and Schiphol airports as cornerstones of the multi-hub system.

•	While establishing an integrated combined network, Air France and KLM will seek to optimize the benefit for Air France-KLM of the current destination portfolio of both Air France and KLM by striving to maintain and ensure a fair long-term development of international and intercontinental services on overlapping routes to and from both Roissy-CDG and Schiphol airports. The fairness of long-term development will be determined based on the following factors, having due consideration to the fleet planning already decided by each of Air France and KLM for the period 2003-2005:

–	the existence of a common economic rationale and common targets of overall profitability and financial soundness of both parties’ business plans, including financing plans,

–	the ability of business plans to respond properly to market developments according to natural traffic flows,

–	a reasonable sharing of new opportunities between the two networks, based on natural traffic flows and economic conditions applicable to each of the two hubs, and

–	subject to the above criteria, the growth of one hub not being detrimental to the other hub or the other party’s current portfolio of key destinations and growth potential; a transfer of activity on a destination from one hub to another will not be permitted unless it generates an obvious and material economic contribution to the combined operating companies or it is compensated by the symmetrical transfer of another destination.

•	Neither Air France nor KLM will change a unique passenger long-haul destination into a destination served by both hubs, unless each airline is entitled to operate a maximum of 3,500 weekly seats one-way to unique destinations served by the other, provided that such change was part of its current plans as of the date of the framework agreement and it has a market-share as calculated by the Market Information Data Transfer (MIDT) system to and from Europe below 15%.

•	Air France and KLM will continue to use the AF and KL prefixes.

•	On the routes between the Netherlands and France, Air France and KLM will take full advantage of fleet, crew and crewbase efficiencies to reduce costs by eliminating night-stops and fine-tuning schedules and capacity. Air France and its affiliates will serve the hubs of Roissy-CDG, Clermont-Ferrand and Lyon airports, and KLM and KLM City Hopper will serve the hub of Schiphol airport and will operate not less than 50% of the frequencies.

•	KLM and Air France have agreed that the existence and prospects for cargo growth at both Roissy-CDG and Schiphol airports are instrumental for the success of their cooperation.

•	Air France and KLM have agreed to establish fair capacity development of both hubs, including, when economically justified, investment in freighters and/or aircraft conversion to sustain intercontinental main-deck capacity and the development of cargo destinations as well as investment in hub infrastructure capacity. Air France-KLM’s business plan will strive to maintain fair long-term development to and from both hubs. The fairness of this long-term development will be determined by reference to:

–	the existence of a common economic rationale and common targets of overall profitability and financial soundness as set forth in both parties’ business plans including financing,

–	the ability of the business plans to respond properly to market developments, and

–	the growth of one hub not being detrimental to the other’s overall cargo activity, subject to any adaptative measures required during a crisis.

•	Air France and KLM have agreed to establish a cargo agreement that will not hamper the potential of Martinair in the Air France-KLM integration if it is beneficial to both parties and strengthens the Schiphol base. Air France will not oppose the project, subject to a survey of the overlapping routes and an assessment of the synergy benefits and threats, including reaching acceptable conditions for the transaction approval by Dutch and European regulatory authorities.

•	Air France and KLM have agreed that the combination should work to further enhance Air France-KLM’s product portfolio in engineering and maintenance activities, with possible long-term sharing of centers of excellence.

•	Air France and KLM have agreed that for reasons of customer value and heritage, the identity of each party should be safeguarded.

•	Air France and KLM have recognized that each party’s brand and logo has an established value and heritage and agree to continue to use them as long as they jointly deem necessary and until Air France-KLM’s identity and brand acquires an equivalent or higher customer value and recognition.

•	Air France and KLM will use their best efforts to safeguard the predicate “Royal” for KLM.

The KLM assurances will become effective upon the completion of the offer and remain valid for a five-year period, provided that after the first three years from the completion of the offer, Air France and KLM will jointly review the assurances relating to the passenger and cargo networks, hubs and engineering and maintenance to take into account the existing market environment and changes to it, as well as the requirements for the future development of Air France-KLM.

Mechanism for ensuring compliance with the assurances

Air France and KLM have agreed in the framework agreement to establish a Dutch foundation called the KLM Assurances Foundation no later than the completion of the offer. The purpose of the KLM Assurances Foundation will be to facilitate the rendering of binding advice (bindend advies) on the interpretation of the State assurances and the KLM assurances. The KLM Assurances Foundation will have two committees that will render binding advice if a decision taken by any of the KLM management board, KLM supervisory board or Air France board of directors (or the AFOP board of directors after the hive down) is claimed to contravene the State assurances or the KLM assurances. The KLM Assurances Foundation will exist for an eight-year period from completion of the offer, after which period it will be dissolved, unless upon expiration of such period one of the committees is reviewing a possible contravention of the assurances. In that case, the KLM Assurances Foundation will be dissolved after the relevant committee has rendered binding advice on that possible contravention. When rendering binding advice on the assurances, the committees of the KLM Assurances Foundation will be required to act in the best interests of KLM, Air France-KLM and its shareholders.

The KLM Assurances Foundation will be managed by a board composed of the following independent directors:

•	one appointed by Air France,

•	one appointed by KLM,

•	one appointed by the State of the Netherlands, and

•	one designated by the other three directors.

The Air France director will be entitled to cast two votes in respect of the appointment of the fourth director. Binding advice concerning a possible contravention of the State assurances will be rendered by a committee composed of the director appointed by Air France, the director appointed by the State of the Netherlands and the director designated by the other directors. Binding advice concerning a possible contravention of the KLM assurances will be rendered by a second committee composed of the director appointed by Air France, the director appointed by KLM and the director designated by the other directors.

Submission of a decision of the KLM management board, the KLM supervisory board or the Air France board of directors (or the AFOP board of directors after the hive down) to the relevant committee of the KLM Assurances Foundation will be made either by the State of the Netherlands, in respect of the State assurances, or by certain KLM supervisory directors acting together, in respect of the KLM assurances. If the relevant committee of the KLM Assurances Foundation renders binding advice that the submitted decision conflicts with the assurances, the KLM management board, the KLM supervisory board or the Air France board of directors (or the AFOP board of directors after the hive down) will, as soon as practicable, withdraw or amend the decision and undo any action as a result of such decision in accordance with the binding advice. Both committees will take decisions by majority vote.

KLM Admission into SkyTeam

KLM has agreed with the members of the SkyTeam alliance that, subject to the completion of the combination and to KLM’s fulfilling the SkyTeam alliance admission criteria, KLM will be admitted as a member of the SkyTeam alliance.

In addition, pursuant to the framework agreement, should the offer not be completed as a result of:

•	a final and binding order obtained by the U.S. Department of Justice preventing the completion of the combination,

•	the French Commission des Participations et Transferts not issuing an opinion in respect of the transaction or issuing an opinion differing from the exchange ratio, or

•	the French State preventing the satisfaction of any of the conditions to the offer described in the framework agreement,

KLM will nevertheless be admitted to the SkyTeam alliance if it fulfills the admission criteria.

On October 16, 2003, KLM and the members of the SkyTeam alliance entered into an adherence agreement setting forth the conditions under which KLM will be admitted to the SkyTeam alliance and setting forth the SkyTeam admission criteria.

The adherence agreement provides that upon admission, KLM will be:

•	considered a member of the SkyTeam alliance,

•	entitled to participate in the SkyTeam governing board and working groups,

•	required to contribute to SkyTeam costs, and

•	entitled to use the SkyTeam brand or logo for marketing, branding or advertising.

Under the adherence agreement, KLM will be admitted to the SkyTeam alliance on the date that:

•	the offer has been completed or fails to be completed for the reasons described above,

•	KLM has executed bilateral codesharing, frequent flyer and lounge agreements with the current SkyTeam members,

•	Northwest Airlines and Continental Airlines have executed adherence agreements with the SkyTeam alliance members, and

•	the SkyTeam alliance members have jointly informed KLM in writing that KLM has fulfilled certain of the admission criteria.

If, however, KLM does not satisfactorily complete certain of the admission criteria before May 31, 2004, the adherence agreement will terminate.

Under the framework agreement, Air France and KLM undertook as soon as practicable to execute a global airline cargo alliance implementation adherence agreement with SkyTeam alliance members that would permit KLM to become a member of the SkyTeam alliance’s cargo activities. This agreement was signed on January 16, 2004.

Agreement with Alitalia in the Context of the Combination

As described under the heading “Business of Air France—SkyTeam Alliance”, Alitalia has entered into commercial agreements with Air France as part of their cooperation in the SkyTeam alliance. In this context and in view of the combination between Air France and KLM, Air France and Alitalia entered into an agreement on September, 30, 2003 to reconfirm to each other certain principles of their cooperation, to agree that neither party will withhold their consent to bilateral commercial agreements with KLM and to waive all contractual or other rights the parties may have had to block or alter the combination or the cooperation of Alitalia with KLM.

Tripartite Alliance Coordination Agreement

As discussed under the heading “Business of Air France—SkyTeam Alliance”, on September 30, 2003, Air France, KLM and Alitalia entered into a tripartite agreement listing the conditions and principles under which Air France, KLM and Alitalia will conduct a three-way commercial alliance. Pursuant to this agreement, a three-way commercial alliance would only be implemented if the combination occurs. The tripartite alliance coordination agreement will be terminated if the framework agreement is terminated in accordance with its terms.

Furthermore, Air France and KLM have agreed that it is in the joint interest of Air France and KLM to accelerate the integration of the Air France, Alitalia and KLM cargo activities and that it is the joint objective of Air France and KLM to establish a trilateral integrated approach by 2005. Discussions among the parties are currently ongoing.

Further Reorganizations

The framework agreement provides that following completion of the offer, Air France will:

•	incorporate a new wholly-owned French subsidiary, AFOP,

•	to the greatest extent permitted under stock exchange regulations and legal requirements, transfer in the most tax-efficient manner Air France’s assets, liabilities, businesses and operations to AFOP in the hive down, and

•	change Air France’s corporate name to “Air France-KLM” and rename AFOP “société Air France”.

The hive down is expected to enable AFOP to carry out the businesses and operations previously conducted by Air France under the same terms and in the same manner as Air France. All permits, licenses, authorizations and contracts necessary for the conduct of the business of Air France will be transferred or newly granted to AFOP.

This obligation of Air France is subject to:

•	the completion of the offer,

•	the enactment in France of a new law amending the 2003 Air Carrier Law in order to make certain provisions of the 2003 Air Carrier Law applicable to AFOP after the hive down, and

•	the approval of Air France’s shareholders in a general meeting.

The Offer

The framework agreement provides that we make the offer on the terms and conditions contained in this prospectus. See “The Offer—General Terms of the Offer”, “The Offer—Conditions to Completion of the Offer”, “The Offer—Offer Period and Extension”, and “The Offer—Acceptance and Delivery of Securities”.

Air France and KLM have agreed in the framework agreement to use their reasonable best efforts to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or advisable to cause the offer conditions to be fulfilled in the most expeditious manner reasonably possible.

Consultation of Air France and KLM Works Councils and Trade Unions

Under the framework agreement Air France and KLM undertook to consult with their respective works councils in relation to the offer and the combination. Air France and KLM agreed that, within two months after completion of the offer, they will enter into discussions to implement employee representation within Air France-KLM in compliance with the European works council directive and will use their reasonable best efforts to establish employee representation within six months after completion of the offer.

Air France consulted its works council with respect to the combination on October 9, 2003. Following consultation with KLM, KLM’s works council rendered its qualified positive advice on the combination on October 15, 2003. Air France and KLM have also consulted the relevant trade unions regarding the combination.

Recommendations and Approvals

Air France and KLM Board Recommendations

The framework agreement provides that this prospectus will include the unconditional recommendation of the Air France board of directors to the Air France shareholders that they vote as described under the heading “—Air France Extraordinary General Meeting” below. However, the Air France board of directors may, at any time prior to the completion of the offer, amend, modify, withdraw, condition or qualify its recommendation if it determines in its good faith judgment, after taking advice from independent legal counsel and after consultation with KLM, that failure to do so would cause the Air France board of directors to breach its fiduciary duties to Air France or Air France’s shareholders.

The framework agreement also provides that this prospectus will include the unanimous, unqualified and unconditional recommendation of the KLM management board and the KLM supervisory board to the KLM shareholders that they accept the offer. These recommendations are contained in this prospectus under the heading “Terms of the Transaction — Considerations of the KLM Supervisory Board and Management Board”. However, the KLM management board or the KLM supervisory board may, at any time prior to the closing date of the offer, amend, modify, withdraw, condition or qualify its recommendation if it determines in its good faith judgment, after taking advice from independent legal counsel and after consultation with Air France, that failure to do so would cause it to breach its fiduciary duties to KLM or KLM’s shareholders.

Air France Extraordinary General Meeting

The framework agreement provides that the Air France board of directors will convene an extraordinary general meeting at which Air France shareholders will be asked, conditional on the completion of the offer, to:

•	authorize an increase in Air France’s share capital to permit the issuance of as many new Air France shares and Air France warrants as may be necessary for the offer representing an increase in Air France’s nominal capital of €437,670,686.50,

•	amend the articles of association of Air France to reflect the share capital increase and the creation of the strategic management committee, and

•	to appoint as new members to Air France’s board of directors, conditional upon the completion of the offer, Leo van Wijk, currently the chief executive officer of KLM, a member designated by the State of the Netherlands and two members designated by KLM’s supervisory board.

This meeting is scheduled to be held on April 20, 2004. The affirmative vote of two-thirds of the votes cast will be required to approve the first two matters listed above. Air France and KLM have agreed that the appointment of the new Air France directors listed in the third bullet point above will take place as soon as practicable following completion of the offer.

The Air France board of directors recommended to the Air France shareholders, on March 4, 2004, that they vote in favor of these proposals.

KLM Shareholders’ Meeting

The framework agreement provides that KLM will convene an extraordinary general shareholders’ meeting as promptly as reasonably practicable after commencement of the offer. The agenda for this meeting will include the discussion of the offer and the approval of amended KLM articles of association described in “—Corporate Governance and Organization—KLM Management—Amendments to KLM’s Articles of Association”. This meeting is scheduled to be held on April 19, 2004.

Representations and Warranties of Air France and KLM

In the framework agreement, KLM made representations and warranties to Air France with respect to:

•	the accuracy of its filings made with the SEC and with the Dutch Chamber of Commerce,

•	the accuracy of its financial statements,

•	specified U.S. federal tax matters, and

•	specified employee benefit plans and labor matters.

Air France made representations and warranties to KLM with respect to:

•	the accuracy of its filings made with the French Commission des Opérations de Bourse, and

•	the accuracy of its financial statements.

Tax Matters

The framework agreement provides that KLM will retain its tax residency in the Netherlands. This is in accordance with the declaration of understanding described below and a letter in which Air France and KLM have agreed with the State of the Netherlands to ensure that the place of effective management of KLM’s existing air transport enterprise will be retained in the Netherlands for purposes of Dutch tax and of the France-Netherlands double taxation convention at least until France and the Netherlands have ratified a bilateral tax treaty or amended the current convention.

Intergovernmental Declaration of Understanding

In connection with the transactions contemplated by the framework agreement, the French State and the State of the Netherlands signed an intergovernmental declaration of understanding on October 16, 2003. The declaration acknowledges the importance of Roissy-CDG and Schiphol airports and declares that the two countries will take into account the establishment of Air France-KLM in formulating airport policy and, more broadly, civil aviation policy. The two States have agreed to inform each other of air services negotiations of common interest with non-E.U. countries, consult with each other on developments of common interest in European civil aviation policy (specifically air transport relations with non-E.U. countries) and provide mutual assistance in the event of major difficulties with non-E.U. countries, particularly where airline traffic rights could be jeopardized due to changes in capital structure or due to an obstacle to commercial market access. According to the declaration, a committee chaired by the French and Dutch Directors-General of Civil Aviation will meet regularly to supervise the process of mutual information and coordination.

In the declaration, the French State has committed to reduce its shareholding in Air France, in one or more stages, to less than 20%, as soon as market conditions permit, to submit amendments to the 2003 Air Carrier Law to a vote of the French Parliament and to vote in favor of the resolutions at the Air France extraordinary general meeting in connection with the offer if the French Commission des Participations et des Transferts gives its consent to the offer. The French State also undertook to vote its Air France shares in favor of the nomination to the Air France-KLM board of directors of a representative of the State of the Netherlands at the first general meeting of Air France-KLM following completion of the offer and to do so in the future as well, as long as it will have its own representative(s) on the Air France-KLM board of directors. In addition, both countries have agreed to reduce their equity participation in Air France, in the case of the French State, and in KLM, in the case of the State of the Netherlands, by a similar proportion over time, although the State of the Netherlands may reduce its shareholding more rapidly. The declaration also includes the commitment of the French State and the State of the Netherlands to negotiate and conclude, before April 1, 2004, a bilateral tax treaty in order to guarantee the right of the State of the Netherlands to tax the present and future air transport activities of the existing KLM enterprise or any of its successors. This tax treaty was not concluded before April 1, 2004. KLM, Air France and the State of the Netherlands have agreed separately in a letter that Air France and KLM shall ensure that the place of effective management of KLM’s existing transport enterprise will be retained in the Netherlands for purposes of Dutch tax and the France-Netherlands double taxation convention at least until the bilateral treaty is ratified or the current convention is amended.

Exclusivity and Non-Solicitation

The framework agreement provides that, during the period in which it is in force, Air France and KLM will not take any steps with a view to a transaction taking place that would preclude or materially restrict or delay the offer or the combination or make the offer or the combination less attractive to the other party (a prohibited transaction), enter into any agreement regarding a “prohibited transaction” or to make any preparation for a prohibited transaction.

If KLM receives an unsolicited proposal from a third party to acquire all of the KLM common shares pursuant to a public offer on terms that the KLM management board and the KLM supervisory board determine in good faith, after consultation with outside legal counsel and independent financial advisors, to be considerably more favorable to KLM and its shareholders than the offer and combination described in this prospectus and that therefore obligates the KLM management board and the KLM supervisory board under their fiduciary duties to engage in discussions with that third party, then KLM may do so during an appropriate period following a written notification by KLM to Air France that it is entering into discussions with that third party. If within that period the competing offer has become an offer to KLM which is binding on the third party concerned and for which third-party financing is fully committed or not required, then KLM is entitled to accept that competing offer, provided that the acceptance takes place and is communicated to Air France within the foregoing period and simultaneously with that communication KLM terminates the framework agreement.

While the framework agreement is in force, Air France and KLM will promptly notify each other and provide each other with reasonable details of any approaches, discussions or negotiations, however preliminary, that occur regarding any prohibited transaction or competing offer and will promptly consult with each other as to how the party approached will react to the relevant third party.

KLM has agreed that if KLM breaches the provisions described above and the offer fails as a result, it will pay Air France €30 million, which represents an estimate of the costs and expenses incurred by Air France as a result of such a breach.

Conduct of Business Pending Completion of the Offer

The framework agreement provides that until completion of the offer or the date on which the framework agreement is terminated in accordance with its terms, Air France and KLM will not without the prior written consent of the other:

•	take any action outside the ordinary course of business resulting in obligations or liabilities over €25,000,000 for KLM and €50,000,000 for Air France,

•	with respect to KLM only, enter into or announce an intention to enter into or take an option on any transaction in the ordinary course of business resulting in obligations or liabilities in excess of €25,000,000,

•	issue, purchase, redeem or repay, or propose to issue, purchase, redeem or repay, any of its shares or propose to reduce, or make any changes to any part of, its share capital or the share capital of any of its affiliates, except issuance of shares under such party’s existing obligations,

•	issue or agree to issue any shares, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any of its shares or convertible securities,

•	propose any amendment to its articles of association other than as contemplated in the framework agreement or amend the articles of association of any of its significant affiliates,

•	declare, make or pay any dividend or other distribution except in accordance with its current dividend policy,

•	amend the terms of employment and remuneration of its management or of the management of its significant affiliates,

•	amend the terms of employment of its employees or the employees of a significant affiliate in a manner inconsistent with relevant market practice or past practice,

•	amend the pension scheme or employee benefits of its employees or any of the employees of an affiliate, unless required by law or pursuant to existing contractual agreements,

•	issue any debenture or create any lien in excess of €25,000,000 in the case of KLM, or €50,000,000 in the case of Air France, or cause any increase in the indebtedness of its consolidated group of more than €25,000,000 in the case of KLM or €50,000,000 in the case of Air France, unless required in respect of any binding agreement for the purchase of aircraft and under existing and ongoing arrangements,

•	grant any rights to third parties to share in its profits or the profits of any of its affiliates, or

•	with respect to KLM only, enter into, or announce an intention to enter into, any transaction or agreement concerning or in relation to the business of Martinair N.V.

Air France and KLM agreed that this must not prevent Air France or any of its affiliates from taking part in any procedure or action necessary in the context of its privatization or from entering into any agreement in the context of cooperation with any SkyTeam alliance member.

Cooperation

Air France and KLM agreed to give prompt notice to each other of any change, event or circumstance that can reasonably be expected to result in a material adverse effect or to materially delay or impede its ability to consummate the transactions contemplated by the framework agreement or to fulfill its obligations under the framework agreement.

Each of Air France and KLM agreed in the framework agreement to use its reasonable best efforts to cooperate to:

•	obtain all necessary material waivers, consents, filings, authorizations and approvals from governmental authorities,

•	obtain all necessary consents, approvals, authorizations or waivers from third parties,

•	make all necessary registrations and filings necessary to obtain those waivers, consents, authorizations or approvals, and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of the framework agreement.

Termination

The framework agreement may be terminated and the offer may be abandoned at any time prior to the completion of the offer, as follows:

•	by either Air France or KLM, if:

•	the offer has not been completed on or before December 31, 2004,

•	any final, non-appealable order preventing the consummation of the combination has been entered into by any court of competent jurisdiction or any governmental authority,

•	the other party loses the status of recognized airline or, by reason of any legal requirement, is no longer capable of performing its obligations in accordance with the framework agreement to an extent material in the context of the combination taken as a whole,

•	the other party is declared bankrupt, has been granted a temporary suspension of payments or any similar proceeding or is seeking agreement with its creditors in general, or

•	the other party commits a material breach of its obligations under the framework agreement that is not remedied within four weeks of having been notified of the breach in writing,

•	by KLM, in accordance with the provisions described in “—Exclusivity and Non-Solicitation” above.

Governing Law

The framework agreement is governed by the laws of the Netherlands.

THE OFFER

General Terms of the Offer

Exchange Ratio

We are offering:

•	11 Air France shares, nominal value €8.50 each, and 10 Air France warrants in exchange for every 10 KLM ordinary shares, nominal value €2 each, validly tendered in the offer, and

•	11 Air France ADSs and 10 Air France ADWs in exchange for every 10 KLM New York registry shares validly tendered in the offer. Each Air France ADS represents one Air France share. Each Air France ADW represents one Air France warrant.

You do not need to tender your KLM ordinary shares or your KLM New York registry shares in lots exactly divisible by 10.

Assuming that all outstanding KLM common shares are tendered in the offer, a total of 51,490,669 Air France shares, including Air France shares represented by Air France ADSs, will be issued, and the number of issued Air France shares will increase from 219,780,887 to 271,271,556. This would result in an increase in the share capital of Air France of €437,670,686.50, from €1,868,137,539.50 to €2,305,808,226. The maximum of 51,490,669 Air France shares offered to holders of KLM common shares will represent approximately 19% of the share capital and voting rights of Air France after the completion of the offer and prior to any exercise of the Air France warrants. Full exercise of the Air France warrants would increase this percentage of share capital and voting rights to approximately 27%.

The Air France shares are described in this prospectus under the heading “Description of the Share Capital of Air France”. The terms and conditions of the Air France ADSs are summarized in this prospectus under the heading “Description of the Air France American Depositary Shares”. Each Air France ADS represents one Air France share. The terms and conditions of the Air France warrants are set forth in this prospectus under the heading “Description of the Air France Warrants”. The terms and conditions of the Air France ADWs are set forth in this prospectus under the heading “Description of the Air France American Depositary Warrants”. Each three Air France warrants will entitle their holder to subscribe for or acquire from Air France two Air France shares at an exercise price of €20 per Air France share, subject to adjustment upon the occurrence of certain events. Each three Air France ADWs entitle their holder to subscribe for two Air France ADSs at an exercise price of €20 per Air France ADS, subject to adjustment upon the occurrence of certain events. Holders of Air France warrants may elect to receive Air France ADSs upon exercise of their Air France warrants, and holders of Air France ADWs may elect to receive Air France shares upon exercise of their Air France ADWs. Assuming that all outstanding KLM common shares are tendered in the offer, a total of 46,809,699 Air France warrants, including Air France warrants represented by ADWs, will be issued, entitling holders to subscribe for or acquire a total of 31,206,466 Air France shares or ADSs. If all of the Air France warrants (including Air France warrants represented by ADWs) are exercised, Air France’s share capital will be increased by €265,254,961.

The distribution of this prospectus and the making of the offer may, in some jurisdictions, be restricted by law. This offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of this offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this prospectus should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We do not assume any responsibility for any violation by any person of any of these restrictions.

Fractional Air France Shares and ADSs

Holders of KLM common shares tendering a number of shares not exactly divisible by 10 will receive one and one-tenth Air France shares or ADSs and one Air France warrant or ADW for each KLM common share validly tendered in the offer. Holders of KLM New York registry shares will receive the greatest whole number of Air France ADSs and ADWs that can be issued upon the application of the exchange ratio applicable to New York registry shares validly tendered in the offer. No fractional Air France securities will be issued to persons who validly tender KLM common shares in the offer. Instead, fractional entitlements will be rounded up or rounded down in the manner described below.

Dutch institutions that tender KLM ordinary shares in the offer on behalf of their clients will either round down fractional entitlements to Air France shares (and remit cash in lieu of fractional entitlements) or round up fractional entitlements to Air France shares (subject to receipt of the requisite funds from the clients), in each case in accordance with the usual practice of Dutch institutions. Aggregate fractions rounded down are expected to be netted against aggregate fractions rounded up by each tendering institution, and the price in euro at which fractions are sold or purchased will be based on the average price at which the tendering institutions either purchase or sell the net aggregate fractions on Euronext Amsterdam. KLM shareholders will receive cash in lieu of fractions in euro from the Dutch institution and will be debited the purchase price in the event of such round up by such institution.

Fractional entitlements to Air France ADSs will not be delivered to the tendering holders of KLM New York registry shares. Instead, the U.S. exchange agent will aggregate all fractional entitlements to Air France ADSs for sale on the New York Stock Exchange, unless a holder of KLM New York registry shares has (i) duly tendered his or her KLM New York registry shares to the U.S. exchange agent in certificated form, (ii) affirmatively elected in the letter of transmittal to round up fractional entitlements to Air France ADSs to the next whole number of Air France ADSs and (iii) provided to the U.S. exchange agent a check in the amount of U.S.$ 20.00 (which was calculated on the basis of the closing price of a share of KLM New York registry shares on the New York Stock Exchange on March 25, 2004 and adjusted to take into consideration possible upward market fluctuations) for the fractional entitlements issued pursuant to the rounding up. The U.S. exchange agent will net aggregate fractions rounded down against aggregate fractions rounded up by tendering holders. The price in dollars at which fractions are sold or purchased will be based on the average price at which the U.S. exchange agent either purchases or sells the net aggregate fractions on the New York Stock Exchange. If no net purchase or sale is required, the price at which fractions are purchased or sold in dollars will be the average of Air France ADSs high and low trading prices of the first trading day on which Air France ADSs trade “regular way” after completion of the offer. If the funds delivered by the tendering holder of KLM New York registry shares exceed the amount necessary for the U.S. exchange agent to purchase on behalf of such holder the fractional Air France ADSs in order to round up in accordance with the holder’s instruction, the U.S. exchange agent shall return such excess funds by mail in the form of a check in U.S. dollars (without interest) to the tendering holder. Air France expects this check will be mailed within 48 hours following the settlement of the transaction through which the U.S. exchange agent purchased the required fractional Air France ADSs.

If the funds delivered by the tendering holder of KLM New York registry shares are insufficient to purchase on behalf of such holder, the fractional Air France ADSs in order to round up in accordance with the holder’s instruction, the U.S. exchange agent will (i) purchase the number of fractional Air France ADSs necessary to round up such tendering holder’s entitlement to the next whole Air France ADS and (ii) request the applicable tendering holder to remit the amount of such deficiency to the U.S. exchange agent by certified check in U.S. dollars. The rounded up fractional entitlements will not be credited to the tendering holder until the U.S. exchange agent has received the requisite funds.

The payment of the consideration for the sale of fractional entitlements will be made, in the case of a tendering holder of KLM ordinary shares, by wire transfer into the bank account related to the book-entry account of the tendering KLM shareholder and, in the case of a tendering holder of New York registry shares,

•	by book-entry transfer, promptly after receipt by the U.S. exchange agent of the proceeds from the sale of the fractional entitlements into the DTC account of the DTC participant which tendered the KLM New York registry shares on behalf of such holder in the offer by means of the DTC book-entry confirmation system, or

•	by means of a check in dollars issued to the order of the tendering holder of New York registry shares as provided in the applicable letter of transmittal and mailed promptly after receipt by the U.S. exchange agent of the proceeds from the sale of the fractional entitlements.

Under no circumstances will interest be paid on the proceeds of the sale of fractional entitlements to Air France securities regardless of any delay in making payment.

Conditions to Completion of the Offer

The obligation of Air France to accept for exchange and exchange KLM common shares tendered pursuant to the offer shall be subject only to the satisfaction in our reasonable judgment or, if permitted by applicable law and the framework agreement, waiver of the following conditions, which are set forth in the framework agreement:

(1)	the Air France shareholders shall have approved the resolutions set out in this prospectus under “Summary of the Framework Agreement—Recommendations and Approvals—Air France Extraordinary General Meeting”;

(2)	an extraordinary general meeting of shareholders of KLM shall have been held in accordance with Dutch law to inform the shareholders about the offer and to vote on amending KLM’s articles of association;

(3)	a number of KLM common shares representing more than 70% of the total number of KLM common shares and voting rights shall have been validly tendered and not withdrawn prior to the termination of the offer;

(4)	no authority of any country or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, including any court, administrative agency, commission or other judicial body having competent jurisdiction over the subject matter, shall have issued or entered any order:

•	making any of the transactions contemplated by the framework agreement illegal or otherwise prohibiting them and the transactions contemplated by the framework agreement shall not otherwise be illegal,

•	materially limiting the ownership or operation by Air France or KLM of all or any material portion of the business or assets of Air France and its affiliates, taken as a whole, or KLM and its affiliates, taken as a whole (other than, in either case, assets or businesses of KLM or its affiliates that are not material) or compelling Air France or any of its affiliates to dispose of or hold separately all or any material portion of Air France-KLM businesses or assets of KLM and its affiliates, taken as a whole, or Air France and its affiliates, taken as a whole, as a result of the exchange of KLM common shares, or

•	requiring divestiture by Air France of any KLM common shares;

(5)	at any time on or after the commencement of the offer and prior to the expiration of the offer period, any continuing general suspension of trading on the NYSE or limitation on prices for securities on the NYSE, shall not have occurred (other than suspensions or limitations triggered by price fluctuations);

(6)	prior to the closing date of the offer, no facts or circumstances shall have arisen which Air France was not aware of at the time of making the offer and which, in the reasonable opinion of Air France, justify withdrawal of the offer, provided, however, that such facts or circumstances are limited to:

•	the failure of any of the representations or warranties of KLM in the framework agreement to be true and correct and which would be reasonably expected to result in a material adverse change with respect to KLM; and

•	the failure of KLM to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of KLM to be performed or complied with by it under the framework agreement;

(7)	the Air France shares and the Air France warrants to be issued in exchange for KLM ordinary shares pursuant to the offer shall have been authorized for listing on Euronext Paris and Euronext Amsterdam and the Air France ADSs and Air France ADWs to be issued in exchange for KLM New York registry shares pursuant to the offer shall have been approved for listing on the NYSE;

(8)	no notification shall have been received from the Dutch Authority for the Financial Markets that the offer conflicts with Chapter IIA of the Dutch Act on the Supervision of the Securities Trade 1995;

(9)	the registration statements relating to the Air France shares, Air France warrants, Air France ADSs and Air France ADWs shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of those registration statements shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to consummate the offer shall have been obtained and be in effect;

(10)	there shall have been no material adverse change (as such term is defined in the framework agreement) with respect to KLM;

(11)	no public announcement shall have been made indicating for the first time that a third party is preparing or is to make a competing public offer for the KLM common shares;

(12)	KLM shall not have lost, for any reason, the status of recognized airline;

(13)	KLM shall not have been declared bankrupt, granted temporary suspension of payments, or any similar proceeding or have sought agreement with its creditors in general;

(14)	Air France shall not have lost, for any reason, the status of recognized airline; and

(15)	Air France shall not have been declared bankrupt, granted temporary suspension of payment, or any similar proceeding or have sought agreement with its creditors in general.

The first, second, seventh, eighth and ninth offer conditions above may not be waived. The third, fourth, fifth, sixth, tenth, eleventh, twelfth and thirteenth offer conditions above may be waived by Air France, except that a waiver by Air France of the third condition shall require KLM’s consent if the amount of KLM common shares tendered and not withdrawn represent less than 50% of the total number of KLM common shares. KLM has informed us that it has agreed with the State of the Netherlands not to give its consent without the prior written consent of the State of the Netherlands. KLM may waive the fourteenth and fifteenth offer conditions.

Under the framework agreement, a “material adverse change” means a change, event, circumstance or effect that individually or together with all other changes is or is reasonably likely to be materially adverse to the business, assets, capitalization, financial condition or results of operations of an entity, taken as a whole with its affiliates. The framework agreement sets out the following thresholds for the assessment of a material adverse change on a consolidated basis:

•	a decrease in net equity of more than 25% from the most recent annual or semi-annual financial statements (excluding currency impact);

•	a decrease in revenues of more than 10% from the most recent annual or semi-annual financial statements (excluding currency impact); or

•	a decrease in quarterly bookings of more than 15% compared with the same quarter of the previous year (except due to a downturn affecting similar European airlines).

A “recognized airline” is an airline that has received a valid license and air operator certificate from a European Union member state.

Subject to the requirements of Dutch tender offer regulations and U.S. federal securities laws, Air France reserves the right, in its reasonable discretion, at any time prior to the expiration of the offer, to waive any condition to the offer permitted to be waived by it in any respect, by giving oral or written notice of the waiver to the Dutch exchange agent and the U.S. exchange agent and by making a public announcement in accordance with the procedures outlined in the section of this prospectus entitled “— Offer Period and Extension”.

Offer Period and Extension

The offer to holders of KLM common shares will commence on April 5, 2004 and expire at 5:00 p.m. New York City time (11:00 p.m. Amsterdam time) on May 3, 2004, unless the offer is extended.

If one or more of the offer conditions described in this prospectus under the heading “— Conditions to Completion of the Offer” is not fulfilled, Air France may, from time to time, and in consultation with KLM, extend the period of time during which the offer is open for minimum periods of 10 business days (or such longer minimum period that may be required by law) until all the conditions listed above under “— Conditions to Completion of the Offer” have been satisfied or waived. Such extension will be announced on or before 9:00 a.m. New York City time (3:00 p.m. Amsterdam time) on the next U.S. business day following the expiration of the offer period. If Air France extends the period of time during which the offer is open, the offer will expire at the latest time and date to which Air France extends the offer.

If and as soon as it becomes apparent that an offer condition will not be met, Air France will announce immediately whether it will waive the relevant condition or invoke the condition and abandon the offer by making a public announcement in accordance with the procedures outlined immediately below.

To extend, abandon or declare the offer unconditional, Air France will notify the Dutch exchange agent and the U.S. exchange agent by written notice or oral notice confirmed in writing. If Air France determines to extend or abandon the offer or to declare the offer unconditional, it will make an announcement to that effect no later than 9:00 a.m. New York City time on the next U.S. business day after the previously scheduled expiration date of the offer. Air France will announce any extension of the offer period by issuing a press release on, among others, the Dow Jones News Service and by publication in the Daily Official List of Euronext Amsterdam and one or more Dutch national newspapers. In addition, notice will be posted on Air France’s website at www.airfrance-finance.com and on the website of the French Authority for the Financial Markets at www.amf-france.org. During an extension, any KLM common shares previously tendered and not withdrawn will remain subject to the offer, subject to the right of each holder to withdraw the KLM common shares he or she has already tendered.

Subject to the requirements of Dutch tender offer regulations and U.S. federal securities laws (including U.S. federal securities laws which require that material changes of a condition be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Air France may choose to make any public announcement, Air France will have no obligation to communicate any public announcement other than as described above.

If all conditions to the offer are satisfied or, where appropriate, waived, Air France will accept for exchange all KLM common shares that have been validly tendered and not previously withdrawn pursuant to the terms of the offer in accordance with the procedures set forth below under the heading “— Acceptance and Delivery of Securities”.

Air France will extend the offer if it changes the consideration being offered in the offer within 10 U.S. business days of the then scheduled expiration of the offer so that the offer will expire no less than 10 U.S. business days after the publication of the change.

Air France will also extend the offer, if required by applicable U.S. federal securities laws, for a period sufficient to allow holders of KLM common shares to consider the amended terms of the offer, if Air France:

•	makes a material change to the terms of the offer, other than a change in the consideration being offered in the offer,

•	makes a material change in the information concerning the offer, or

•	waives a material condition of the offer.

Under U.S. federal securities laws, the offer must remain open for at least five U.S. business days from the date a material change in the terms of the offer, including the waiver of a material condition, is first published, sent or given to holders of KLM common shares. If a material change is made in the offer that approaches the significance of a change in the consideration offered within 10 U.S. business days of the then scheduled expiration of the offer, the offer will be extended so that it will expire no less than 10 U.S. business days after the change is first published, sent or given to holders of KLM common shares to allow adequate dissemination and investor response to the change. If, prior to the expiration of the offer, Air France determines to increase the consideration being offered in the offer, the increase will be applicable to all holders of KLM common shares whose KLM common shares are accepted for payment or exchange pursuant to the offer.

Air France may declare the offer unconditional if all of the offer conditions are satisfied or waived. If the offer is declared unconditional, Air France will provide a subsequent offering period of up to 15 Euronext Amsterdam trading days, but in no event more than 20 U.S. business days, in length following the expiration of the offer. A subsequent offering period is an additional period of time, following the expiration of the offer, during which any holder of KLM common shares may tender KLM common shares not tendered in the offer. A subsequent offering period, if one is provided, is not an extension of the offer, which already will have been completed, and KLM common shares previously tendered and accepted for exchange in the offer will not be subject to any further withdrawal rights. During the subsequent offering period, tendering shareholders will not have withdrawal rights, and Air France will promptly accept for exchange any KLM common shares tendered during the subsequent offering period at the same exchange ratio as in the offer. Any subsequent offering period will be announced simultaneously with an announcement that the offer has been declared unconditional.

For purposes of this offer, a U.S. business day means any day, other than a Saturday, Sunday or federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. A business day is a day (other than a Saturday or Sunday) on which banks are open in France, the United States and the Netherlands.

Procedures for Tendering

Air France has retained ABN AMRO to act as Dutch exchange agent in connection with the offer made to holders of KLM ordinary shares. Air France has retained Citibank to act as the U.S. exchange agent in connection with the offer made to holders of KLM New York registry shares.

Holders of KLM Ordinary Shares

Holders of KLM ordinary shares are requested to make their acceptance of the offer known through their bank or stockbroker to the Dutch exchange agent by no later than May 3, 2004 at 5:00 p.m. New York City time, (11:00 p.m. Amsterdam time) unless the offer period has been extended. The bank or stockbroker may set an earlier deadline for communication by holders of KLM ordinary shares in order to permit the bank or stockbroker to communicate acceptances to the Dutch exchange agent in a timely manner.

An institution admitted to Euronext Amsterdam may accept the offer by submitting the acceptances in writing to ABN AMRO, the Dutch exchange agent, and declaring that the institution has the tendered KLM ordinary shares in its administration and undertakes to transfer those shares to the Dutch exchange agent on behalf of Air France upon the expiration of the offer.

Holders of KLM New York Registry Shares

If you hold your KLM New York registry shares in certificated form, you may tender your KLM New York registry shares to the U.S. exchange agent by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution, together with the certificate evidencing your KLM New York registry shares specified on the face of the letter of transmittal, prior to the expiration date for the offer.

Registered holders of KLM New York registry shares should send their properly completed and duly executed letters of transmittal together with the corresponding New York registry share certificate only to the U.S. exchange agent and not to Air France or to the Dutch exchange agent. To be accepted for exchange, letters of transmittal properly completed and duly executed, together with the corresponding KLM New York registry share certificates, must be received by the U.S. exchange agent before 5:00 p.m., New York City time, on May 3, 2004, unless the offer is extended. The method of delivery of KLM New York registry share certificates and letters of transmittal and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. exchange agent. In all cases, you should allow sufficient time to ensure timely delivery.

If you hold your KLM New York registry shares in a brokerage or custody account, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your KLM New York registry shares to arrange for the DTC participant holding the KLM New York registry shares in its DTC account to tender your KLM New York registry shares in the offer to the U.S. exchange agent by means of delivery through the DTC book-entry confirmation facilities (ATOPs) of your KLM New York registry shares to the DTC account of the U.S. exchange agent, together with an agent’s message acknowledging that the tendering participant has received and agrees to be bound by the terms of the offer, prior to the expiration date of the offer. All tenders (other than tenders to be made pursuant to the Guaranteed Delivery Procedures set forth below) of KLM New York registry shares through the DTC book-entry confirmation facilities must be received by the U.S. exchange agent before 5:00 p.m., New York City time, on May 3, 2004, unless the offer is extended.

Tendered KLM New York registry shares will be held in an account controlled by the U.S. exchange agent, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities, until such time as (i) you withdraw your KLM New York registry shares from the offer, (ii) your KLM New York registry shares have been exchanged for Air France ADSs and Air France ADWs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the Air France ADSs and Air France ADWs received in respect of your KLM New York registry shares), or (iii) your KLM New York registry shares have been returned to you if the offer is terminated or because they were not accepted for exchange.

Guaranteed Delivery Procedures

If you desire to tender your KLM New York registry shares in the offer and your KLM New York registry shares are not immediately available or time will not permit all required documents to reach the U.S. exchange agent prior to the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless validly tender your KLM New York registry shares if all of the following conditions are satisfied:

•	your tender is made by or through an “eligible institution”, as defined below,

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, is received by the U.S. exchange agent as provided below prior to the expiration date, and

•	KLM New York registry shares in proper form for transfer, together with a properly completed and duly executed letter of transmittal (together with any required signature guarantees) or, in the case of a book-

entry transfer, a book-entry confirmation along with an agent’s message and any other required documents, are received by the U.S. exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery. A New York Stock Exchange trading day is a day on which the New York Stock Exchange is open for business.

The term “eligible institution” means a financial institution that is a participant in a Medallion Program approved by the Securities Transfer Association, Inc. Eligible institutions include commercial banks, savings and loan associations and brokerage houses.

Any notice of guaranteed delivery may be delivered by hand, mail or fax to the U.S. exchange agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery. In the case of KLM New York registry shares held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the U.S. exchange agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

Signature Guarantees on the Letter of Transmittal

Your signature on the letter of transmittal with respect to KLM New York registry shares must be guaranteed by an eligible institution unless:

•	you are the registered holder of the KLM New York registry shares tendered and you have not completed the box entitled “Special Issuance Instructions” in the letter of transmittal, or

•	you are tendering KLM New York registry shares for the account of an eligible institution.

Representations and Warranties of Holders of KLM Common Shares Tendering in the Offer

By tendering KLM common shares in the offer, each holder of KLM common shares will represent and warrant to Air France that he or she has full power and authority to accept the offer and to sell, assign, and transfer the KLM common shares in respect of which the offer is being accepted or deemed to be accepted (and any and all other KLM common shares, securities or rights issued or issuable in respect of these KLM common shares) and, when Air France accepts such KLM common shares for exchange or payment, Air France will acquire good title thereto, free from all liens, charges, encumbrances and other third party interests, and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, the record date for which occurs after the date on which the shares are accepted by Air France.

Validity of the Tender of KLM Common Shares

We will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of KLM common shares, in our sole discretion, and our determination shall be final and binding. We reserve the right to reject any and all tenders of KLM common shares that we determine are not in proper form or the acceptance of or exchange for which may be unlawful. No tender of KLM common shares will be deemed to have been validly made until all defects and irregularities in tenders of KLM common shares have been cured or waived. None of Air France, the U.S. exchange agent, the Dutch exchange agent, the information agent or the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in the tender of any KLM common shares and none of them will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the acceptance forms and instructions thereto, will be final and binding.

Withdrawal Rights

KLM common shares tendered for exchange may be withdrawn at any time prior to the applicable expiration of the offer.

In addition, in accordance with the U.S. tender offer laws, you may withdraw tendered securities if they are not yet accepted for exchange at any time 60 days after the commencement of the offer.

You may not rescind a withdrawal. If you withdraw KLM common shares, they will be deemed not validly tendered for purposes of the offer. However, you may re-tender withdrawn KLM common shares at any time prior to the expiration of the offer by following the procedures described above under “— Procedures for Tendering”.

Withdrawal of Tendered KLM Ordinary Shares

If you hold KLM ordinary shares and made your acceptance of the offer known through your bank or stockbroker to the Dutch exchange agent, you may withdraw by making your wish to withdraw known through your bank or stockbroker to the Dutch exchange agent prior to the expiration of the offer period. After the expiration of the offer period, holders who tendered their KLM ordinary shares will have no withdrawal rights unless the offer period is extended.

Withdrawal of Tendered KLM New York Registry Shares

If you tendered your KLM New York registry shares to the U.S. exchange agent by means of physical delivery of a letter of transmittal together with the certificate evidencing your KLM New York registry shares, you may withdraw your tender by delivering to the U.S. exchange agent a properly completed and duly executed notice of withdrawal prior to the expiration of the offer period.

If you tendered your KLM New York registry shares by means of the DTC book-entry confirmation procedures (ATOPs), you may withdraw your tender by instructing your broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which your KLM New York registry shares were tendered to deliver a notice of withdrawal to the U.S. exchange agent by means of an agent’s message transmitted through the DTC book-entry confirmation facilities (ATOPs), prior to the expiration of the offer period.

Other

During a subsequent offering period, no withdrawal rights will apply to KLM common shares tendered during such subsequent offering period or to KLM common shares tendered in the offer and accepted for exchange.

Announcement of the Results of the Offer

Air France will announce the results of the offer by means of a public announcement to be issued by 9:00 a.m. New York City time on the next U.S. business day after the expiration of the offer period or the extended offer period, if applicable. The announcement will be made by means of a press release on the Dow Jones News Service, among others, and by publication in the Daily Official List of Euronext Amsterdam and one or more Dutch national newspapers. In addition, notice will be posted on Air France’s website at www.airfrance-finance.com and on the website of the French Authority for the Financial Markets at www.amf-france.org.

Acceptance and Delivery of Securities

If the conditions referred to above under “— Conditions to Completion of the Offer” have been fulfilled or, if applicable, waived, Air France will accept for exchange and will exchange all KLM ordinary shares that have been validly tendered and not withdrawn pursuant to the terms of the offer promptly following the expiration date and deliver Air France securities to tendering holders or, in the case of tendered KLM New York registry shares, to the depositary for Air France ADSs and ADWs, which, in either case, shall be no later than two business days following the date the offer is declared unconditional.

Under no circumstances will interest be paid on the exchange of or payment for KLM common shares, regardless of any delay in making the exchange or payment or any extension of the offer.

Title to KLM common shares tendered in the offer will transfer to Air France upon the acceptance by Air France of the exchange of the KLM common shares for Air France securities in accordance with the procedures described above.

Delivery of Air France Shares and Air France Warrants

Subject to the terms of the offer, upon Air France’s acceptance of KLM common shares validly tendered, KLM shareholders will receive their Air France shares and Air France warrants via a securities account of the banks and brokers that are participants in Euroclear Netherlands through a direct link between Euroclear Netherlands and Euroclear France. The Air France shares and warrants are in dematerialised form, represented by electronic book entries in the central register held by Euroclear France.

Provided that the offer is completed by Air France, and unless the offer is extended, Air France shares and Air France warrants are expected to be entered into the relevant book-entry accounts on or about May 5, 2004, and Air France shares and Air France warrants are expected to become eligible for trading on May 5, 2004, from which date the trading in Air France shares is also expected to commence on Euronext Paris and Euronext Amsterdam and trading in Air France warrants is expected to commence on Euronext Paris and Euronext Amsterdam.

Delivery of Air France ADSs and Air France ADWs

Subject to the terms and conditions of the offer, upon Air France’s acceptance of KLM New York registry shares tendered in the offer and confirmation from the depositary for the Air France ADSs and the Air France ADWs of Air France’s deposit of the applicable number of Air France shares to be represented by the Air France ADSs and the applicable number of Air France warrants to be represented by Air France ADWs to be issued in the offer (which in any case shall occur no later than two business days following the date that Air France accepts KLM common shares for exchange), the U.S. exchange agent will deliver the applicable whole number of Air

France ADSs and Air France ADWs to the tendering holders of KLM New York registry shares in the following manner:

•	if you tendered your KLM New York registry shares to the U.S. exchange agent by means of physical delivery of a letter of transmittal with the certificate(s) evidencing your KLM New York registry shares, the U.S. exchange agent will issue the applicable whole number of Air France ADSs and the applicable whole number of Air France ADWs in “uncertificated/book-entry” form as direct registration securities registered in your name (or your nominee’s name). If you wish to receive the Air France ADSs and Air France ADWs in certificated form, you will need, upon receipt of a statement from the U.S. exchange agent that Air France ADSs and Air France ADWs have been issued as “uncertificated/book-entry” form as direct registration securities, to instruct Citibank, N.A., as depositary, in accordance with the instructions contained in such statement, to issue certificates for the Air France ADSs or ADWs, or

•	if you tendered your KLM New York registry shares by means of DTC’s book-entry confirmation system (ATOPs), the U.S. exchange agent will deliver the applicable whole number of Air France ADSs and Air France ADWs to the account of the DTC participant who tendered the KLM New York registry shares on your behalf in the U.S. offer.

Dividend Payments

The Air France shares to be issued in connection with the offer, including the Air France shares to be represented by Air France ADSs, will have the same dividend rights as the other currently outstanding Air France shares with respect to the financial year ended March 31, 2004 and subsequent years.

The Air France ADS depositary will deliver any dividends paid upon deposited Air France shares to the holders of Air France ADSs in the manner set forth in the Air France ADR deposit agreement.

For a description of French, Dutch and United States federal income tax consequences of dividend payments, see the “Taxation” section in this prospectus.

Brokerage Commissions

As long as you have your KLM ordinary shares registered in your name and you tender them to the Dutch exchange agent or a book-entry account operator that is an institution admitted to Euronext Amsterdam (or the U.S. exchange agent, if you hold KLM New York registry shares), you will not have to pay any brokerage commissions. If your KLM common shares are held through a bank, broker or other nominee (in the case of KLM ordinary shares, that is not an institution admitted to Euronext Amsterdam), you should consult with them as to whether or not they charge any transaction fee or service charge.

Squeeze-Out Procedure; Other Possible Post-Closing Restructurings and Actions

Section 2:92a of the Dutch Civil Code contains a procedure for the squeeze-out of shares owned by minority shareholders of a Dutch public limited liability company such as KLM (a naamloze vennootschap or N.V.). As soon as Air France and its affiliates, other than KLM, hold directly for their own account at least 95% of the issued share capital of KLM, Air France and such affiliates intend to institute proceedings against the minority shareholders of KLM, in accordance with Section 2:92a of the Dutch Civil Code, in order to force those minority shareholders to transfer their KLM common shares to Air France. However, under Dutch law, the KLM shares to be held by SAK I and SAK II and to be represented by depositary receipts issued to Air France are not deemed directly held by Air France for its own account. As a consequence, under the arrangements with respect to the depositary receipts it will not be possible for Air France to commence any squeeze-out until at least three years after completion of the offer.

Air France has also retained the right under the framework agreement to squeeze out holders of KLM common shares by way of legal merger, or legal split or otherwise, although we currently have no intention to do so.

Following the completion of the offer, we may also from time to time purchase KLM ordinary shares or KLM New York registry shares, subject to applicable law, in ordinary stock exchange trading. Such prices may be higher or lower than the consideration issued in the offer.

Trading in KLM Securities During the Offer Period and After the Expiration of the Offer Period

KLM ordinary shares not tendered in the offer will continue to trade on Euronext Amsterdam and KLM New York registry shares not tendered in the offer will continue to trade on the New York Stock Exchange during the offer period. The trading in KLM ordinary shares and KLM New York registry shares may continue on Euronext Amsterdam or the New York Stock Exchange, as the case may be, after the completion of the offer in case all such shares are not tendered in the offer. However, Air France intends to request, as it is entitled to do under the framework agreement, that KLM seek the delisting of the KLM ordinary shares from Euronext Amsterdam and the delisting of the New York registry shares from the New York Stock Exchange as set forth in this prospectus under the heading “— Delisting of KLM Common Shares”.

Listing of Air France Securities

Air France is listed on Euronext Paris. An application has been made to list the Air France shares and the Air France warrants to be issued in the offer on Euronext Paris. Trading on Euronext Paris is expected to commence on or about May 5, 2004, subject to completion of the offer. An application has been made to list the Air France shares and Air France warrants on Euronext Amsterdam. Trading on Euronext Amsterdam is expected to commence on or about May 5, 2004, subject to the completion of the offer. An application has been made to list the Air France ADSs and Air France ADWs on the New York Stock Exchange. Trading on the New York Stock Exchange is expected to commence on or about May 5, 2004, subject to completion of the offer and satisfactory distribution.

Delisting of KLM Common Shares

KLM will seek to delist its ordinary shares from Euronext Amsterdam and its New York registry shares from the New York Stock Exchange as soon as reasonably practicable under applicable rules and regulations. KLM expects to have its ordinary shares delisted from Euronext Amsterdam and its New York registry shares delisted from the New York Stock Exchange shortly after completion of the offer. If the New York registry shares are delisted from the New York Stock Exchange, and KLM has fewer than 300 holders of its shares resident in the United States, KLM will seek to deregister its New York registry shares under the Exchange Act. As a rule, Euronext Amsterdam does not permit delisting until at least 95% of the listed shares (including depositary receipts issued for those shares) is owned by a single entity. However, the depositary receipts issued by the Dutch foundations are considered as total outstanding share capital held by Air France for purposes of the application of these rules.

Certain Consequences of the Offer

Reduced Liquidity; Delisting

The exchange of KLM common shares pursuant to the offer will reduce the number of KLM shareholders and the number of KLM common shares that might otherwise trade publicly and, depending upon the number of KLM common shares exchanged, could adversely affect the liquidity and market value of the remaining KLM common shares held by the public. Furthermore, Air France intends to request, as it is entitled to do under the framework agreement, that KLM seek the delisting of KLM ordinary shares from Euronext Amsterdam and Air

France intends to request, as it is entitled to do under the framework agreement, that KLM seek the delisting of the KLM New York registry shares from the New York Stock Exchange as soon as is reasonably practicable following the completion of the offer. While it is possible that the KLM New York registry shares would continue to be traded in the over-the-counter market and that price quotations would be reported, there can be no assurance that such an over-the-counter market would develop. The extent of the public market for the KLM common shares and the availability of such quotations would depend upon such factors as the number of holders remaining at such time, the interest on the part of securities firms in maintaining a market in KLM common shares and the possible termination of registration under the Exchange Act as described below.

Deregistration under the Exchange Act; Public Availability of Information

KLM common shares in the form of KLM New York registry shares currently are registered under the Exchange Act. Registration of such KLM common shares may be terminated upon application of KLM to the SEC if KLM New York registry shares are neither listed on a U.S. national securities exchange or quotation system nor held by 300 or more holders resident in the United States. KLM has undertaken in the framework agreement to deregister its New York registry shares under the Exchange Act as soon as reasonably practicable, upon the request of Air France. Termination of registration of the KLM New York registry shares under the Exchange Act would substantially reduce the information required to be furnished by KLM to KLM shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the requirement in Rule 13e-3 thereunder with respect to “going private” transactions, no longer applicable to KLM. Further, “affiliates” of KLM and persons holding “restricted shares” of KLM, if any, may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

Following the exchange of KLM common shares pursuant to the offer, for so long as KLM ordinary shares continue to be listed on Euronext Amsterdam, KLM shareholders who have not tendered their KLM ordinary shares pursuant to the offer will continue to receive the same financial and other information from KLM that KLM is presently required by the rules of Euronext Amsterdam or by Dutch law to send to KLM shareholders. Delisting would substantially reduce the amount of information required to be furnished by KLM to its shareholders.

KLM New York Registry Shares May Cease Being “Margin Securities”

KLM New York registry shares currently are “margin securities” under the regulations of the Board of Governors of the U.S. Federal Reserve System, which status has the effect, among other things, of allowing U.S. brokers to extend credit on the collateral of KLM New York registry shares for purposes of buying, carrying and trading in securities. With the delisting of KLM’s New York registry shares from the New York Stock Exchange, KLM New York registry shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for purpose of loans made by U.S. brokers.

TAXATION

The following describes the material French tax, Dutch tax and U.S. federal income tax consequences to U.S. holders of the offer and the ownership and disposal of Air France shares or ADSs, and Air France warrants or ADWs, received pursuant to the offer.

For the purposes of this discussion, a U.S. holder means a beneficial owner of KLM ordinary shares or KLM New York registry shares or Air France shares or ADSs, or Air France warrants or ADWs that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes,

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any State thereof,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if a court within the United States is able to exercise primary supervision over the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A Non-U.S. holder is a holder that is not a U.S. holder.

This discussion is not a complete description of all of the tax consequences of the offer or of the ownership or disposition of Air France shares or ADSs or Air France warrants or ADWs. It is based on the current tax laws of the Republic of France, the Kingdom of the Netherlands and the United States, including the U.S. Internal Revenue Code of 1986, as amended (the Code), its legislative history, temporary, existing and proposed Treasury Regulations, Internal Revenue Service rulings and judicial opinions as well as the Convention between the United States and the Republic of France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital dated August 31, 1994 (the Treaty), all as in effect on the date of this prospectus and all subject to change, possibly with retroactive effect.

Your individual circumstances may affect the tax consequences of the offer to you, and your particular facts or circumstances are not considered in the discussion below.

For purposes of the Treaty, French tax law and the Code, U.S. owners of Air France ADSs will be treated as owners of Air France shares underlying those ADSs. There are currently no procedures available for holders that are not U.S. residents to claim tax treaty benefits in respect of dividends received on Air France ADSs or shares registered in the name of a nominee. Such holders should consult their own tax advisor about the consequences of owning and disposing of Air France ADSs.

This discussion is not intended to apply to holders of KLM common shares or KLM New York registry shares, or Air France shares or ADSs, Air France warrants or ADWs in particular circumstances, such as:

•	banks,

•	dealers in securities or currencies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt organizations,

•	insurance companies,

•	persons holding KLM common shares or KLM New York registry shares as part of a hedging, straddle, conversion or other integrated transaction,

•	U.S. holders who hold their KLM common shares or KLM New York registry shares other than as capital assets,

•	persons whose functional currency is not the U.S. dollar,

•	certain U.S. expatriates,

•	individual retirement accounts and other tax-deferred accounts,

•	partners in partnerships,

•	persons subject to the U.S. alternative minimum tax, and

•	persons who acquired their KLM common shares or KLM New York registry shares, or Air France shares or ADSs pursuant to an employee stock option or otherwise as compensation.

You should consult your own tax advisor regarding the French, Dutch and United States federal, State and local and other tax consequences of the exchange, purchase, ownership and disposition of KLM common shares or KLM New York registry shares or Air France shares or ADSs, or Air France warrants or ADWs in the light of your particular circumstances, including the effect of any state, local or other national laws. In particular, you should confirm whether you are eligible for the benefits of the Treaty with your advisor and should discuss any possible consequences of failing to be so eligible. You should also consult your tax advisor in the event that you become entitled to receive any annual dividend that is approved to be paid with respect to Air France’s 2003 results.

French Tax Considerations

The following describes the material French tax consequences of the offer and the ownership and disposal of Air France shares or ADSs, or Air France warrants or ADWs received pursuant to the offer by a U.S. holder (as defined above in this prospectus under the heading “Taxation”). This discussion represents the opinion of Linklaters, as special counsel to Air France, subject to the assumptions and limitations herein, insofar as it constitutes statements of French tax law or legal conclusions.

This discussion does not address the treatment of KLM common shares, KLM New York registry shares, Air France shares or ADSs, or Air France warrants or ADWs that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.

French Tax Consequences of the Offer

Generally, there are no French tax consequences as a result of the offer described in this prospectus to persons who are not residents of France for French income tax purposes or otherwise subject to a limited liability by virtue of maintaining a permanent establishment in France.

French Tax Consequences of Owning and Holding Air France Shares or ADSs and Air France Warrants or ADWs

Taxation of Dividends – Withholding Tax

France generally imposes a 25% withholding tax on dividends distributed in cash or in the form of shares by a French corporation (such as Air France) to shareholders who are not residents of France for French tax purposes.

However, the Treaty generally reduces the withholding tax rate to 15% on dividends paid in cash or in the form of shares to an eligible U.S. holder.

Under the Treaty, an eligible U.S. holder is a U.S. holder whose ownership of Air France shares or ADSs is not attributable to a permanent establishment or fixed base in France and who is:

•	an individual or other non-corporate holder, or

•	a corporation that does not own, directly or indirectly, 10% or more of the capital of Air France, provided in each case that such holder:

•	is a resident of the United States under the Treaty,

•	is entitled to Treaty benefits under the limitation on benefits provisions in Article 30 of the Treaty, and

•	complies with the procedural rules described below.

If a U.S. holder is a corporation that owns, directly or indirectly, 10% or more of the capital of Air France, the withholding tax rate will be reduced to 5%, provided that all other requirements set forth in the preceding paragraph are met.

Pursuant to a French administrative instruction 4 J-1-94 dated May 13, 1994, dividends paid in cash or in the form of Air France shares to an eligible U.S. holder who is entitled to the avoir fiscal (as discussed below) is no longer subject to French withholding tax at a rate of 25% (with this tax reduced at a later date to 15%, subject to filing formalities), but is immediately subject to the reduced rate of 15%, provided that the holder establishes before the date of payment that he is a resident of the United States under the Treaty.

Taxation of Dividends – Avoir Fiscal and Précompte

Investors should note that the Finance Act for 2004 (loi de finances pour 2004) provides for the repeal of the avoir fiscal and précompte mechanisms, as described below. At the date of this prospectus, the French tax authorities have not yet issued any guidelines commenting on the repeal of these mechanisms or the new tax regime applicable to distributions and their consequences for non-French residents. The tax treatment of distributions made to non-French residents, as described in this discussion, is therefore subject to confirmation by the French tax authorities.

For the purposes of this sub-section, the term dividends means distributions which have the characteristics of dividends within the meaning of the French administrative instruction 4-J-2-01 dated December 14, 2001. According to that instruction, the avoir fiscal is exclusively attached to distributions that are duly made pursuant to a decision of the competent corporate bodies in accordance with the French laws and regulations applicable to dividend distributions. Only those distributions may give rise, as the case may be, to a payment of the précompte.

The précompte is an equalization tax payable by a French corporation in respect of any amounts distributed as a dividend out of profits which:

•	have not been subject to French corporate income tax at the standard corporate income tax rate,

•	are distributed from the long-term capital gains reserve, or

•	were earned and taxed more than five years before the distribution,

The précompte is paid at the time of such dividend distribution and is generally equal to 50% of the net dividend distributed, except that, when a dividend is distributed from the long-term capital gains reserve, the précompte is equal to the difference between a tax based on the regular corporate tax rate applied to the amount of the declared dividend and the taxes previously paid by the corporation on the income being distributed. The amount of any précompte would be charged to shareholders’ equity as part of the dividend distribution.

Under French domestic law, including the provisions of the Finance Act for 2004 (loi de finances pour 2004):

•	French individual residents are entitled to a tax credit, known as the avoir fiscal, equal to 50% of the dividend paid in cash or in the form of shares by a French corporation before January 1, 2005, but dividend distributions made as from that date shall carry no avoir fiscal; however, for distributions received as from January 1, 2005, French individual residents will be entitled to a tax credit equal to 50% of the dividend received (the 50% Tax Credit). The 50% Tax Credit will have a cap of €230 for married couples and for members of a civil union agreement (pacte civil de solidarité under Article 515-1 of the French Civil Code) who are subject to joint taxation and €115 for single persons, widows or widowers, divorcees or married persons subject to separate taxation;

•	subject to certain holding requirements, certain French corporations holding a 5% or more controlling interest (participation) in the distributing company are entitled to an avoir fiscal equal to 50% of the dividend, but will not be able to credit any such avoir fiscal against their French tax liability or to obtain any refund thereof as from January 1, 2005;

•	other French residents are entitled to an avoir fiscal equal to 10% of the dividend (plus an additional payment equal to 80% of any précompte actually paid in cash by the distributing corporation), but will not be able to credit any such avoir fiscal against their French tax liability or to obtain any refund thereof as from January 1, 2005.

Under French domestic law, shareholders who are not resident in France are not eligible for the avoir fiscal or the 50% Tax Credit.

Under the Treaty, an eligible U.S. holder who receives dividends paid by a French company (such as Air France) that, if received by a resident of France, would entitle such U.S. holder to an avoir fiscal is generally entitled to a payment from the French Treasury that is the equivalent of an avoir fiscal. That payment is made by the French Treasury not earlier than the January 15 following the close of the calendar year in which the related dividend is paid, and only after receipt by the French tax administration of a claim for that payment in accordance with the procedures described below.

However, the following are certain limitations to the availability of the avoir fiscal under the Treaty:

•	An avoir fiscal is generally only granted if the eligible U.S. holder is subject to U.S. federal income tax on both the dividend and the avoir fiscal.

•	A partnership or a trust (other than a pension trust, a real estate investment trust or a real estate mortgage investment conduit), in its capacity as an eligible U.S. holder, is entitled to an avoir fiscal only to the extent that its partners, beneficiaries or grantors, as applicable, are themselves eligible U.S. holders (other than a regulated investment company) and are themselves subject to U.S. federal income tax on their respective shares of both the dividend and the avoir fiscal.

•	The eligible U.S. holder, where required by the French tax administration, must show that he or she is the beneficial owner of the dividends received from Air France and that the holding of the Air France shares or ADSs does not have as one of its principal purposes to allow another person to take advantage of the grant of an avoir fiscal under the Treaty.

•	If the eligible U.S. holder is a regulated investment company, it should not own, directly or indirectly, 10% or more of the capital of Air France. This rule only applies if less than 20% of the shares of the regulated investment company are beneficially owned by persons who are neither citizens nor residents of the United States under the Treaty.

Under the Treaty, any payment of an avoir fiscal to an eligible U.S. holder is subject to the 15% dividend withholding tax.

In addition, under the Treaty, an eligible U.S. holder that is not entitled to an avoir fiscal generally may obtain from the French tax authorities a refund of any précompte paid by Air France with respect to the dividends distributed if he or she is the beneficial owner of those dividends.

Pursuant to the Treaty, the amount of the précompte refunded to eligible U.S. holders is reduced by the 15% French withholding tax applicable to dividends and a partial avoir fiscal, if any. An eligible U.S. holder is only entitled to a refund of the précompte actually paid in cash by Air France and is not entitled to a refund of any précompte paid by Air France by offsetting French and/or foreign tax credits.

However, the Finance Act for 2004 (loi de finances pour 2004) provides that any distributions made as from January 1, 2005 will not trigger the payment of any précompte.

As a consequence of the above:

•	U.S. eligible individual holders should be entitled under the Treaty to a payment from the French tax authorities equal to the avoir fiscal or, as the case may be, the refund of the précompte (less, in each case, a 15% withholding tax) in respect of dividends that Air France may pay before January 1, 2005. They should not be entitled to any such payment or refund in respect of dividends that Air France may pay as from that date. However, they should be entitled to a refund of the 50% Tax Credit, subject to the same limitations as applicable to the refund of the avoir fiscal, as well as to certain filing requirements, although the French tax authorities have not issued any guidelines commenting thereon; and

•	U.S. eligible non-individual holders should not be entitled to the refund of the avoir fiscal in respect of dividends that Air France may pay in 2004, since, under French administrative practices, the avoir fiscal refund would not be payable before January 15, 2005 and the Finance Act for 2004 (loi de finances pour 2004) terminates any payment of an avoir fiscal to persons other than individuals after January 1, 2005. However, although they should be entitled under the Treaty to a refund of the précompte, if any, (less a 15% withholding tax) in respect of dividends that Air France may pay in 2004, they will not be entitled to any such refund in respect of dividends that Air France may pay as from January 1, 2005.

Taxation of Dividends – Procedure to Obtain Treaty Benefits

Eligible U.S. holders must follow certain procedures in order to be eligible for the 15% dividend withholding tax and to receive, if applicable, a refund of the avoir fiscal and/or the précompte (less the 15% withholding tax on that amount) under the Treaty.

An eligible U.S. holder entitled to an avoir fiscal who wishes to obtain a reduced withholding rate at source must:

•	complete a French form RF1 A E.U. no. 5052, entitled “Application for Refund”,

•	have the form certified by the U.S. financial institution that is responsible for the administration of the Air France shares or ADSs of that eligible U.S. holder, and

•	file the form with Air France or the French person in charge of the payment of dividends on the Air France shares, such as the French paying agent, in the case of Air France shares, or with the depositary in the case of Air France ADSs, before the date of payment of the relevant dividend. An eligible U.S. holder that is a regulated investment company must also be identified as such on a list provided annually by the U.S. Internal Revenue Service. However, if an eligible U.S. holder is not able to complete, have certified and file the Application for Refund before the date of payment of the dividend, that eligible U.S. holder may still benefit from the reduced 15% withholding tax rate if the U.S. financial institution that is responsible for the administration of that holder’s Air France shares or ADSs provides Air France or the French paying agent with certain information with respect to that eligible U.S. holder and his or her holding of Air France shares or ADSs before the date of payment of the relevant dividend. Whichever procedure is followed, the avoir fiscal is not paid by the French Treasury earlier than the January 15 following the close of the calendar year in which the relevant dividend is paid.

If either of the procedures described above has not been followed before a dividend payment date or is not available to an eligible U.S. holder, Air France or the French paying agent will withhold tax from the dividend at the normal French rate of 25%, and the eligible U.S. holder will be entitled to claim a refund of the excess withholding tax and the payment of the related avoir fiscal by filing the Application for Refund with the depositary or the French paying agent early enough to enable them to forward that application to the French tax administration before December 31 of the year following the calendar year in which the related dividend was paid.

The Application for Refund and instructions for its completion is available from the U.S. Internal Revenue Service. The depositary will provide to all U.S. holders of Air France ADSs the applications or certificates, together with instructions, and will arrange for the filing with the French tax authorities of all applications and certificates completed by U.S. holders of Air France ADSs and returned to the depositary in sufficient time to effect the filing.

An eligible U.S. holder entitled to the refund of the précompte must apply for the refund by filing a French Treasury form RF 1 B E.U. no. 5053 before the end of the calendar year following the year in which the dividend is paid. The form RF 1 A E.U. no. 5052 and RF 1 B E.U. no. 5053 and their respective instructions are available from the United States Internal Revenue Service or at the centre des impôts des non-résidents (9, rue d’Uzès, 75094 Paris Cedex 2, France).

The French tax authorities have not yet issued any guidance in respect of the refund of the 50% Tax Credit to individuals who are not French resident for tax purposes. It is expected that the procedure to obtain such a refund would imply cumbersome filing requirements.

Special Rules for Certain Tax-Exempt Shareholders

Under the Treaty, special rules apply to:

•	any eligible pension fund, which is a tax-exempt entity established in, and sponsored or established by a resident of, the United States, the exclusive purpose of which is to provide retirement or employee benefits and which does not own, directly or indirectly, 10% or more of the capital of Air France,

•	any eligible not-for-profit organization, which is a tax-exempt entity organized in the United States, the use of whose assets is limited under U.S. federal or state laws, both currently and upon liquidation, to the accomplishment of the purposes that serve as the basis of its exemption from income taxation in the United States and which does not own, directly or indirectly, 10% or more of the capital of Air France, and

•	any individual holding shares in a retirement plan, meaning an individual who is a resident of the United States under the Treaty and who owns Air France shares or ADSs through an individual retirement account, a Keogh plan or any similar arrangement and who does not own, directly or indirectly, 10% or more of the capital of Air France. (Eligible pension funds, eligible not-for-profit organizations and individuals holding shares in a retirement plan are referred to collectively as eligible tax-exempt holders.)

Eligible tax-exempt holders are generally entitled under the Treaty to a reduced withholding tax rate of 15% on dividends distributed by Air France.

Provided they are entitled to Treaty benefits under the limitation on benefits provisions in Article 30 of the Treaty, individuals holding Air France shares or ADSs in a retirement plan should be entitled under the Treaty to a payment from the French tax authorities equal to 30/85ths of the gross avoir fiscal (less a 15% withholding tax) in respect of dividends that Air France may pay before January 1, 2005, notwithstanding the general requirement described above that the holder be subject to U.S. tax on both the dividend and the avoir fiscal. However, they should not be entitled to any such payment in respect of dividends that Air France may pay as from that date.

Other eligible tax-exempt holders (pension funds and not-for-profit organizations) should not be entitled to the refund of the avoir fiscal in respect of dividends Air France may pay to those holders in 2004 or later, since, under French administrative practices, the avoir fiscal refund would not be payable before January 15, 2005 and the Finance Act for 2004 (loi de finances pour 2004) terminates any payment of an avoir fiscal to persons other than individuals after January 1, 2005.

Provided they are entitled to Treaty benefits under the limitation on benefits provisions in Article 30 of the Treaty, an eligible tax-exempt holder that is not entitled to the payment of the partial avoir fiscal from the French Treasury should obtain a refund of the précompte actually paid in cash by Air France in respect of the dividend distribution (less a 15% withholding tax). Where such an eligible tax-exempt holder is entitled to the payment of a partial avoir fiscal, such refund of the précompte shall be reduced by the amount of the payment of the partial avoir fiscal.

The eligible tax-exempt holder, where required by the French tax administration, must show that it is the beneficial owner of the dividends received from Air France and that the holding of the Air France shares or ADSs does not have as one of its principal purposes to allow another person to take advantage of the grant of a partial avoir fiscal under the Treaty.

Eligible tax-exempt holders generally must follow the procedures set forth above under “—Taxation of Dividends—Procedure to Obtain Treaty Benefits”. Nevertheless, the existing French forms do not take into account the special tax treatment applicable to eligible tax-exempt holders with respect to the payment of a partial avoir fiscal and the refund of the précompte. Certain eligible tax-exempt holders may also be required to provide written evidence certified by the U.S. Internal Revenue Service of their status under U.S. federal income tax law. As a consequence, eligible tax-exempt holders are urged to contact their own tax advisors with respect to the procedures to be followed to obtain Treaty benefits.

Tax on Sale or Redemption of Air France Shares or ADSs and Air France Warrants or ADWs

Under the Treaty, no French tax is levied on any capital gain derived from the sale of Air France shares or ADSs, and/or Air France warrants or ADWs by a U.S. holder who:

•	is a resident of the United States under the Treaty,

•	is entitled to Treaty benefits under the limitation on benefits provisions of Article 30 of the Treaty, and

•	does not have a permanent establishment in France to which the Air France shares or ADSs, and/or Air France warrants or ADWs are attributable or, in the case of an individual, who does not maintain a fixed base in France to which the Air France shares or ADSs, and/or Air France warrants or ADWs are effectively connected.

Under French domestic tax law, any gain realized by a shareholder on a redemption of Air France shares by Air France generally will be treated as a dividend and will be subject to French dividend withholding tax as described above under “—Taxation of Dividends—Withholding Tax”, unless all Air France’s accumulated earnings and profits, as determined for French tax purposes, have been distributed to shareholders of Air France before such redemption. Any such redemption generally would not entitle the shareholders to the avoir fiscal and would not trigger the précompte.

French Transfer and Stamp Taxes

Transfers of Air France shares or ADSs, and/or Air France warrants or ADWs will not be subject to French transfer taxes unless, in the case of Air France shares and/or ADSs, the transfer is effected by means of a written agreement that is executed or enforced in France. Should such written agreement be executed or enforced in France, it would be subject to transfer taxes at the rate of 1%, up to a maximum of €3,049 per transaction.

In certain cases, a stock exchange stamp tax may also be payable.

French Estate, Gift and Wealth Taxes

Transfers of Air France shares or ADSs, and/or Air France warrants or ADWs by gift by, or by reason of death of, a U.S. holder that would be subject to French gift or inheritance tax under French domestic tax law will not be subject to such French tax by reason of the Convention between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978 unless:

•	the donor or decedent is domiciled in France within the meaning of that Convention at the time of making the gift, or the time of his or her death, or

•	the Air France shares or ADSs, and/or Air France warrants or ADWs were used in, or held for use in, the conduct of business through a permanent establishment or a fixed base in France.

Under French tax law and the Treaty, the French wealth tax generally does not apply to U.S. holders that are not individuals or in the case of natural persons, who own alone or with their parents, directly or indirectly, Air France shares or ADSs representing the right to less than 25% of Air France’s profits.

Dutch Tax Considerations

General

The following describes the material Dutch tax consequences for a U.S. holder (as defined under “Taxation” above) of KLM ordinary shares or KLM New York registry shares that is neither resident nor deemed to be resident in the Netherlands for Dutch tax purposes and, in the event such holder is an individual, has not opted to be a resident for the purposes of the Dutch Income Tax Act 2001, in respect of the offer and the ownership and disposal of Air France shares, ADSs, Air France warrants and ADWs received pursuant to the offer. Statements made in this description regarding the application and interpretation of Dutch tax laws constitute the opinion of Nauta Dutilh, the Netherlands, acting as special counsel to Air France, regarding such laws and are subject to the assumptions and qualifications set forth and to the condition that such opinion is governed by, and constructed in accordance with, Dutch law and any issues of interpretation or liability under such opinion be submitted to the exclusive jurisdiction of courts in Rotterdam, the Netherlands. It is not intended to be applicable in all respects to all categories of investors. This section does not purport to describe all possible Dutch tax considerations or consequences that may be relevant to a U.S. holder. Holders of KLM common shares should consult with their tax advisors with regard to the tax consequences of the offer and the ownership and disposal of Air France shares, ADSs, Air France warrants and/or ADWs received pursuant to the offer in their particular circumstances. This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a U.S. holder of KLM common shares or Air France shares, ADSs, Air France warrants or ADWs who receives or has received any benefits from these securities as employment income, deemed employment income or otherwise as compensation.

Except as otherwise indicated, this section only addresses Dutch national tax legislation and regulations, as in effect on the date hereof and as interpreted in published case law on the date hereof and is subject to change after such date, including changes that could have retroactive effect. A change in legislation or regulations may thus invalidate all or part of this section. Unless otherwise specifically stated herein, this section does not express any opinion on Dutch international tax law or on the rules promulgated under or by any treaty or treaty organization and does not express any opinion on any Dutch legal matter other than Dutch tax law.

Dutch Taxes on Income and Capital Gains

A U.S. holder will not be subject to Dutch taxes on income or on capital gains in respect of the exchange of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs – and cash, if any – pursuant to the offer or, after the exchange, the ownership and disposal of Air France shares, ADSs, Air France warrants and/or ADWs, provided that:

•	such holder is neither a resident nor deemed to be resident in the Netherlands for Dutch tax purposes, and, in the event such holder is an individual, has not opted to be a resident for the purposes of the Dutch Income Tax Act 2001; and

•	such holder does not have an interest in an enterprise or a deemed enterprise which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment, a deemed permanent establishment (statutorily defined term) or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, or to whom, KLM common shares or Air France shares, ADSs, Air France warrants and/or ADWs are attributable or deemed to be attributable; and

•	in the event such holder is an individual, such holder does not carry out activities in the Netherlands that exceed regular asset management and to which activities KLM common shares or Air France shares, ADSs, Air France warrants and/or ADWs received pursuant to the offer are related (resultaat uit overige werkzaamheden); and

•	such holder and, in the case of individuals, his/her partner (a statutorily defined term) or certain of their relatives by blood or marriage in the direct line (including foster children) do not have a substantial interest or deemed substantial interest (statutorily defined terms) in KLM.

Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his/her partner (a statutorily defined term), directly or indirectly, holds an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or holds rights to acquire, directly or indirectly, such interest; or holds certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest arises if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Dutch Gift, Estate and Inheritance Tax

No Dutch gift, estate or inheritance taxes will arise on the transfer of Air France shares, ADSs, Air France warrants and/or ADWs by way of a gift by, or on the death of, a U.S. holder who is neither resident nor deemed to be resident in the Netherlands, unless:

•	such holder at the time of the gift has or at the time of his/her death had an enterprise or an interest in an enterprise that, in whole or in part, is or was carried out through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise Air France shares, ADSs, Air France warrants and/or ADWs are or were attributable or are or were deemed to be attributable; or

•	such holder at the time of the gift is, or at the time of his/her death was entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise the Air France shares, ADSs, Air France warrants and/or ADWs are or were attributable, or are or were deemed to be attributable; or

•	in the case of a gift of Air France shares, ADSs, Air France warrants and/or ADWs by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies, within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands.

For purposes of Dutch gift, estate and inheritance taxes, among others, an individual who holds Dutch nationality will be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his/her death. Additionally, for purposes of Dutch gift tax, an individual not holding Dutch nationality will, among others, be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

Dutch Turnover Tax

No Dutch turnover tax will arise in respect of the exchange of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs – and cash, if any – pursuant to the offer.

Other Dutch Taxes and Duties

No Dutch registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty will be payable by a U.S. holder in respect of the exchange of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs – and cash, if any – pursuant to the offer and in respect of the ownership or disposal of Air France shares, ADSs, Air France warrants and/or ADWs.

U.S. Federal Income Tax Considerations

The following describes the material U.S. federal income tax consequences of the exchange of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs and the acquisition, ownership and disposition of Air France shares or ADSs and Air France warrants or ADWs by a U.S. holder (as defined above in “Taxation”). This discussion represents the opinion of Linklaters, as special counsel to Air France, subject to the assumptions and limitations herein, insofar as it constitutes statements of United States federal income tax law or legal conclusions. This discussion deals only with U.S. holders that held KLM common shares and will hold Air France shares or ADSs and Air France warrants or ADWs as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the exchange of KLM common shares, the acquisition, ownership or disposition of Air France shares or ADSs and Air France warrants or ADWs by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not address tax considerations applicable to investors that currently or during the past five years own or have owned directly, or indirectly by attribution, 10% or more of the voting stock of either KLM or Air France, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (as described above under “Taxation”). Moreover, this description does not address the U.S. federal estate and gift tax consequences of the Offer and the ownership and disposition of the Air France shares or ADSs and Air France warrants or ADWs.

This discussion assumes that Air France is not a passive foreign investment company (a PFIC) for U.S. federal income tax purposes, which Air France believes to be the case. Air France’s possible status as a PFIC must be determined annually and therefore may be subject to change. If Air France were to be a PFIC in any year, materially adverse consequences could result to U.S. holders.

The discussion of U.S. federal income tax consequences set forth below is not tax advice. All prospective purchasers should consult their tax advisors as to the particular tax consequences to them of exchanging their KLM common shares for Air France shares or ADSs and Air France warrants or ADWs and owning the Air France shares or ADSs and Air France warrants or ADWs, including their eligibility for the benefits of the Treaty, the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

Any holder and each of its employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment of the offer and the ownership and disposition of Air France shares or ADSs and Air France warrants or ADWs acquired pursuant to the offer, and all materials of any kind, including opinions or other tax analyses that have been provided to a holder relating to such U.S. federal income tax treatment and tax structure of the offer.

U.S. Tax Consequences of Offer

The exchange of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs will be a taxable exchange for U.S. federal income tax purposes.

U.S. holders of KLM common shares participating in the offer will generally recognize gain or loss on the exchanges of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs equal to the difference between (x) the fair market value of the Air France shares or ADSs and Air France warrants or ADWs received pursuant to the offer plus any cash received as a result of the sale of fractional entitlements to Air France securities, and (y) the U.S. holder’s adjusted tax basis in the KLM common shares. Such gain or loss will be capital gain or loss if the U.S. holder has owned the KLM common shares for one year or more. A U.S. holder’s ability to deduct capital losses may be limited. For a non-corporate U.S. holder, the maximum long-term capital gains rate for taxable years that end on or after May 6, 2003 and begin no later than December 31, 2008 is 15%. Special transitional rules may apply for taxable years that include May 6, 2003.

Any gain or loss will generally be U.S. source, except that losses will be treated as foreign source to the extent the U.S. holder received dividends that were includible in the financial services income basket during the 24-month period prior to the sale.

A U.S. holder’s tax basis in the Air France shares or ADSs and Air France warrants or ADWs will generally equal the respective fair market value of the Air France shares or ADSs and Air France warrants or ADWs received. A U.S. holder’s holding period in Air France shares or ADSs and Air France warrants or ADWs will begin from the date such shares or ADSs and warrants or ADWs are received by the U.S. holder pursuant to the offer.

Foreign Currency Shares and Warrants

U.S. holders receiving Air France shares and warrants denominated in euro pursuant to the offer will generally have an adjusted tax basis in the Air France shares and warrants equal to U.S. dollar value of the euro fair market value of Air France shares and warrants received on the date of exchange.

A U.S. holder’s adjusted tax basis in KLM ordinary or KLM New York registry shares will generally be its U.S. dollar cost. The U.S. dollar cost of a KLM common share purchased with euros (or Dutch guilders) will generally be the U.S. dollar value of the purchase price on the date of purchase.

Passive Foreign Investment Company

A non-U.S. corporation will be a passive foreign investment company (PFIC) in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules”, either (i) at least 75% of its gross income is “passive income” (such as dividends, interest, rents, royalties or gains on the disposition of certain minority interests) or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Based on publicly available information, KLM was not a PFIC for U.S. federal income tax purposes for the taxable year ending March 31, 2003 and Air France does not expect KLM to become a PFIC in the current or future taxable years. However, because PFIC status is a factual determination that must be made annually, there can be no assurance that KLM was not a PFIC for any taxable year in the past and that it will not be considered to be a passive foreign investment company for any taxable year in the future.

If KLM were a PFIC for any year during which an exchanging U.S. holder owned KLM common shares, such U.S. holder would generally be subject to adverse U.S. federal income tax consequences with respect to (i)

any gain realized on the sale or other disposition of its KLM common shares, and (ii) certain distributions on such KLM common shares.

Holders of KLM common shares should consult their own tax advisors as to the potential application of the PFIC rules to their exchange of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs.

Non-U.S. Holders Participating in the Offer

Subject to the discussion below under “—Backup Withholding and Information Reporting”, non-U.S. holders will not be subject to U.S. federal income or withholding tax on any gain realized upon the exchange of KLM common shares for Air France shares or ADSs and Air France warrants or ADWs, unless (i) such gain is effectively connected to the non-U.S. holder’s conduct of a trade or business in the United States, or (ii) such non-U.S. holder is an individual that has been present in the United States for 183 days or more in the taxable year of such sale of exchange and certain other conditions are met.

Backup Withholding and Information Reporting on the Offer

A U.S. holder participating in the offer (other than certain exempt holders, including corporations) may be subject to backup withholding tax unless such U.S. holder provides its taxpayer identification number and related certification on a Form W-9, or substitute Form W-9. Please see “U.S. Tax Consequences of Owning and Holding Air France Shares or ADSs and Air France Warrants or ADWs—Backup Withholding and Information Reporting” below.

U.S. Tax Consequences of Owning and Holding Air France Shares or ADSs and Air France Warrants or ADWs

U.S. Holders of ADSs

For U.S. federal income tax purposes, a U.S. holder of ADSs will be treated as the owner of the corresponding number of Air France ordinary shares held by the depositary, and references herein to shares refer also to the ADSs or ordinary shares of Air France.

Dividends on Shares or ADSs

General

Distributions (including the amount of any avoir fiscal or précompte paid to a U.S. holder, as discussed below under “—Effect of French Withholding Taxes”) paid by Air France out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any French withholding tax paid by Air France with respect thereto, will generally be taxable to a U.S. holder as foreign source dividend income, and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the shares and thereafter as capital gain.

Under recently enacted tax legislation, for taxable years beginning after December 31, 2002 and before December 31, 2008, dividends paid by Air France will be taxable to a non-corporate U.S. holder at the special reduced rate normally applicable to capital gains, provided the shares are readily tradeable on a U.S. Securities Market or Air France qualifies for the benefits of the Treaty. A U.S. holder will be eligible for this reduced rate only if it has held the shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

Foreign Currency Dividends

Dividends on Air France shares paid in euro will be included in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the dividends are received by the depositary, regardless of whether the euro are converted into U.S. dollars at that time. If dividends received in euro are converted into U.S.

dollars on the day they are received by the depositary, the U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Effect of French Withholding Taxes

As discussed above in “French Tax Consequences of Owning and Holding of Air France Shares and ADSs and Air France Warrants or ADWs — Taxation of Dividends — Avoir Fiscal”, U.S. holders will be subject to French withholding taxes on dividends (or, if applicable, payments of related avoir fiscal or précompte) received from Air France or the French tax authorities. Under the Treaty, the rate of withholding tax applicable to U.S. holders that are eligible for benefits under the Treaty (eligible U.S. holders) is reduced to a maximum of 15%. For the procedure for claiming treaty benefits, please see “French Tax Consequences of Owning and Holding Air France Shares or ADSs and Air France Warrants or ADWs — Taxation of Dividends — Procedure to Obtain Treaty Benefits”.

Eligible U.S. holders will not be entitled to a foreign tax credit for the amount of any French taxes withheld in excess of the 15% maximum rate, and with respect to which the holder can obtain a refund from the French taxing authorities. For purposes of the foreign tax credit limitation, foreign source income is classified in one of several baskets, and the credit for foreign taxes on income in any basket is limited to U.S. federal income tax allocable to that income. Dividends paid by Air France generally will constitute foreign source income in the passive income basket. In certain circumstances, a U.S. holder may be unable to claim foreign tax credits (and may instead be allowed deductions) for foreign taxes imposed on a dividend if the U.S. holder (i) has not held the shares for at least 16 days in the 30-day period beginning 15 days before the ex-dividend date, or (ii) holds the shares in arrangements in which the U.S. holder’s expected profit, after non-U.S. taxes, is insubstantial.

U.S. holders that are accrual basis taxpayers must translate French taxes into U.S. dollars at a rate equal to the average exchange rate for the taxable year in which the taxes accrue, while all U.S. holders must translate taxable dividend income into U.S. dollars at the spot rate on the date received. This difference in exchange rates may reduce the U.S. dollar value of the credits for French taxes relative to the U.S. holder’s U.S. federal income tax liability attributable to a dividend.

Exchange of Air France ADSs for Shares

In the case of a U.S. holder that elects to withdraw shares from the deposit arrangement, no gain or loss will be recognized upon the exchange of Air France ADSs for the U.S. holder’s proportionate interest in shares. A U.S. holder’s tax basis in the withdrawn shares will be the same as the U.S. holder’s tax basis in the Air France ADSs surrendered, and the holding period of the shares will include the holding period of the Air France ADSs.

Sale or Other Disposition

Upon a sale or other disposition of Air France shares or ADSs (other than an exchange of ADSs for shares), a U.S. holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and the U.S. holder’s adjusted tax basis in the Air France shares or ADSs. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Air France shares or ADSs exceeds one year. However, in the case of Air France shares or ADSs regardless of a U.S. holder’s actual holding period, any loss will be long-term capital loss to the extent the U.S. holder receives a dividend in excess of 10% of its basis in the Air France shares or ADSs. For a non-corporate U.S. holder, the maximum long-term capital gains rate for taxable years that end on or after May 6, 2003 and begin no later than December 31, 2008 is 15%.

Any gain or loss will generally be U.S. source, except that, in the case of Air France shares or ADSs, losses will be treated as foreign source to the extent the U.S. holder received dividends that were includible in the financial services income basket during the 24-month period prior to the sale. In consequence, a U.S. holder may have insufficient foreign source income to fully utilize foreign tax credits attributable to any French withholding tax imposed on a sale or disposition. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credits attributable to this French withholding tax.

Exercise, Lapse or Sale or Other Disposition of Air France Warrants or ADWs

Upon exercise of an Air France warrant or ADW, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes. A U.S. holder’s holding period for the Air France shares or ADSs received upon exercise of the Air France warrant or ADW generally will include the period during which such U.S. holder owned the Air France warrants or ADWs. A U.S. holder’s tax basis in the Air France shares or ADSs received upon exercise of Air France warrants or ADWs will generally equal the fair market value of the Air France warrants or ADWs at the time of exchange, plus any amounts paid by the U.S. holder upon the exercise of such warrants or ADWs. The U.S. federal income tax consequences of owning Air France shares or ADSs acquired pursuant to the exercise of Air France warrants or ADWs will generally be as described above.

If a U.S. holder’s Air France warrants or ADWs lapse, then the U.S. holder will generally be entitled to a capital loss equal to the U.S. holder’s adjusted tax basis in the Air France warrants or ADWs.

The sale, exchange or other disposition of an Air France warrant or ADW will generally result in the recognition of capital gain or loss to a U.S. holder in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the Air France warrant or ADW. A U.S. holder’s adjusted tax basis in an Air France warrant or an ADW will generally be equal to the fair market value of such warrant or ADW at the time of the exchange. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in Air France warrants or ADWs exceeds one year.

Backup Withholding and Information Reporting

Payments of the proceeds of sale or other disposition (including the exchange of KLM common shares) of Air France shares or ADSs, as well as dividends and other proceeds with respect to the Air France shares or ADSs, by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. holder as may be required under applicable regulations. Backup withholding may apply to these payments if the holder fails to provide an accurate taxpayer identification number or certification of exempt status, certified under penalties of perjury.

In order to avoid backup withholding of U.S. federal income tax on payments of Air France shares or ADSs and Air France warrants or ADWs and any cash in lieu of a fractional share, as well as dividends and other proceeds with respect to Air France shares or ADSs, U.S. holders must, unless an exemption applies, provide the U.S. exchange agent with the shareholder’s correct taxpayer identification number (TIN) on a Form W-9 or a substitute Form W-9 (Request for Taxpayer Identification Number and Certification) and certify under penalties of perjury that such TIN is correct and that the shareholder is not subject to backup withholding. If a correct TIN or the certifications described above are not provided, the Internal Revenue Service may impose a penalty and payments of Air France shares or ADSs and Air France warrants or ADWs and any cash in lieu of fractional entitlements, as well as dividends and other proceeds with respect to Air France shares or ADSs received pursuant to the offer may be subject to backup withholding tax. In general, U.S. holders surrendering KLM common shares pursuant to the offer should complete and sign the main signature form and the Form W-9 or substitute Form W-9 included as part of the transmittal forms that will be sent to holders of KLM New York registry shares in order to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to Air France and the U.S. exchange agent). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. In order to avoid possible erroneous backup withholding, exempt shareholders that are not non-U.S. holders should complete the Form W-9 or substitute Form W-9 included as part of the transmittal forms.

Non-U.S. holders should complete and sign an appropriate Form W-8 (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), a copy of which may be obtained from the U.S. exchange agent, in order to avoid backup withholding in the U.S.

All holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited condensed pro forma consolidated financial information is being provided to give you a better understanding of what the results of operations and financial position of Air France-KLM might have looked like had the offer of Air France for KLM common shares occurred on an earlier date. The unaudited condensed pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The unaudited condensed pro forma consolidated financial information is preliminary and is being furnished solely for illustrative purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position of Air France-KLM that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of Air France-KLM that may, or may be expected to, occur in the future. No account has been taken within the unaudited condensed pro forma consolidated financial statements of any synergy or efficiency that may, or may be expected to, occur following the offer.

For accounting purposes, the combination will be accounted for as Air France’s acquisition of KLM using the purchase method of accounting under both French and U.S. GAAP. Under French GAAP, this determination has been based on the assessment of effective control of KLM by Air France, primarily through the ability of Air France to control the significant decisions of KLM as a result of its deciding vote on the strategic management committee.

Under U.S. GAAP, Air France believes that its ability to cast the deciding vote for majority matters of the strategic management committee, combined with its ownership of 49% of the voting share capital of KLM, and its ownership of all of the outstanding depositary receipts related to the administered shareholdings which will exist following the completion of the exchange offer, will provide Air France with a controlling financial interest in KLM, and that consolidation of KLM provides the most meaningful presentation of the combined financial position and results of operations of Air France-KLM. We have also concluded that Air France should initially measure all assets, liabilities and non-controlling interests of KLM at their fair values at the date of completion of the exchange offer.

As a result of the above considerations under French GAAP and U.S. GAAP, the accompanying unaudited pro forma financial information includes adjustments to reflect the fair values of KLM’s net assets as further described in the accompanying footnotes. The final combination will be accounted for based on the final determination of the transaction value and the fair values of KLM’s identifiable assets and liabilities at the date of exchange of control. Therefore, the actual goodwill amount, as well as other balance sheet items, could differ from the preliminary unaudited condensed pro forma consolidated financial information presented herein, and in turn affect items in the preliminary unaudited condensed pro forma consolidated income statements and balance sheet, such as amortization of intangible assets, income of equity affiliates, long-term assets, negative goodwill, pre-paid pension assets and related income taxes.

The following unaudited pro forma consolidated financial information gives pro forma effect to the offer, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma consolidated financial information. The unaudited condensed pro forma consolidated income statements for the financial year ended March 31, 2003 and for the six months ended September 30, 2003 give effect to the offer and the business combination as if they had occurred on April 1, 2002. The unaudited condensed pro forma consolidated balance sheet as of September 30, 2003 gives effect to the offer and the business combination as if they had occurred on September 30, 2003.

The unaudited condensed pro forma consolidated financial information of Air France-KLM is based on the historical consolidated financial statements of Air France, which are included elsewhere in this prospectus, and on the historical consolidated financial statements of KLM, which are included in KLM’s Annual Report on

Form 20-F for the year ended March 31, 2003, as amended, and in the unaudited interim condensed consolidated financial statements for the six months ended September 30, 2003 filed by KLM on Form 6-K dated December 30, 2003, incorporated by reference in this prospectus. The historical financial statements of Air France and KLM are prepared in accordance with French GAAP and Dutch GAAP, respectively. Dutch GAAP differs in some respects from French GAAP. Accordingly, the historical financial statements of KLM have been adjusted to French GAAP for all periods presented in this unaudited condensed pro forma consolidated financial information.

Air France has presented the unaudited condensed pro forma consolidated financial information in accordance with both French GAAP and U.S. GAAP for the year ended March 31, 2003 and as of September 30, 2003 and for the six-month period then ended in order to fulfill regulatory requirements in the United States. The combined entity will continue to prepare its consolidated financial statements in accordance with French GAAP until application of IFRS becomes mandatory within the European Union for financial years beginning on or after January 1, 2005. Air France will also provide additional information in accordance with U.S. GAAP in order to fulfill regulatory requirements in the United States.

These unaudited condensed pro forma consolidated financial statements are only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of Air France and KLM.

Solely for your convenience, euro amounts have been translated into dollars at the exchange rate of €1.00 = $1.1650, the noon buying rate for the euro on September 30, 2003.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED INCOME STATEMENT

for the six-month period ended September 30, 2003

(in € millions, except shares, per share data and convenience translation in U.S. $ millions)

	French GAAP									U.S. GAAP
	Air France French GAAP	KLM				Pro forma adjustments		Air France/ KLM Pro forma consolidated	Air France/ KLM Pro forma consolidated	Air France U.S. GAAP	KLM U.S. GAAP	Pro forma adjustments		Air France/ KLM Pro forma consolidated	Air France/ KLM Pro forma consolidated
		Dutch GAAP	French GAAP Adjustments		French GAAP
	Column 1	Column 2	Column 3	Note		Column 4	Note		U.S. $	Column 5	Column 6	Column 7	Note		U.S. $
Net Sales	6,193	3,036	—		3,036	—		9,229	10,752	6,169	3,036	—		9,205	10,724
Salaries and related costs	(2,025)	(967)	45	(a)	(922)	—		(2,947)	(3,433)	(2,062)	(926)	—		(2,988)	(3,481)
Depreciation and amortization	(618)	(220)	2	(i)	(218)	30	(k)	(806)	(939)	(568)	(218)	133	(o) (q)	(653)	(761)
Aircraft fuel	(657)	(396)	—		(396)	—		(1,053)	(1,227)	(633)	(396)	—		(1,029)	(1,199)
Landing fees and other rents	(654)	(268)	—		(268)	—		(922)	(1,074)	(654)	(268)	—		(922)	(1,075)
Aircraft maintenance materials and outside repairs	(186)	(263)	—		(263)	—		(449)	(523)	(262)	(263)	—		(525)	(612)
Aircraft rent	(239)	(133)	—		(133)	—		(372)	(433)	(217)	(133)	—		(350)	(408)
Selling expenses and passenger commissions	(533)	(191)	—		(191)	—		(724)	(843)	(533)	(192)	—		(724)	(843)
Contracted services and passenger services	(533)	(286)	—		(286)	—		(819)	(954)	(529)	(287)	—		(816)	(950)
Asset writedown, restructuring and related items, net	—	—	—		—	—		—	—	(10)	(75)	—		(85)	(99)
Other operating expenses	(660)	(247)	(17)	(i)	(264)	—		(924)	(1,076)	(615)	(226)	—		(841)	(980)

Income (loss) from operations	88	65	30		95	30		213	248	86	52	133		271	316
Restructuring costs	(11)	—	(75)	(c)	(75)	—		(86)	(100)	—	—	—		—	—
Interest expense	(71)	(53)	—		(53)	—		(124)	(144)	(75)	(53)	—		(128)	(149)
Interest income and other financial income, net	65	9	17	(b) (d) (i)	26	—		91	106	70	9	—		79	92
Other income (expense), net	—	7	—		7	—		7	8	—	—	—		—	—
Gain on sale of stock in subsidiaries	—	12	—		12	—		12	14	—	—	—		—	—
Income of equity affiliates	22	7	—		7	3	(l)	32	37	30	(1)	3	(p)	32	37

Income (loss) before taxes and minority interests and goodwill amortization	93	47	(28)		19	33		145	169	111	7	136		254	296
Income tax	(32)	(11)	15	(e)	4	(10)		(38)	(44)	(45)	1	(47)	(r)	(91)	(106)
Minority interest	(1)	—	—		—	—		(1)	(1)	11	—	—		11	13
Goodwill amortization and impairment	(8)	—	(2)	(i)	(2)	125	(m) (n)	115	134	—	—	—		—	—

Income (loss) from continuing operations	52	36	(15)		21	148		221	258	77	8	89		174	203

in thousands of shares
Number of shares (basic)	216,896					48,607		265,503	265,503	216,896		48,607		265,503	265,503
Number of shares (diluted)	216,896					48,607		265,503	265,503	216,896		48,607		265,503	265,503
Basic earnings per share from continuing operations	0.24							0.83	0.97	0.35				0.65	0.76
Diluted earnings per share from continuing operations	0.24							0.83	0.97	0.35				0.65	0.76

The accompanying notes are an integral part of the unaudited condensed pro forma consolidated financial statements

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED INCOME STATEMENT

for the year ended March 31, 2003

(in € millions, except shares, per share data, and convenience translation in U.S. $ millions)

	French GAAP									U.S. GAAP
	Air France French GAAP	KLM				Pro forma adjustments		Air France/ KLM Pro forma consolidated	Air France/ KLM Pro forma consolidated	Air France U.S. GAAP	KLM U.S. GAAP	Pro forma adjustments		Air France/ KLM Pro forma consolidated	Air France/ KLM Pro forma consolidated
		Dutch GAAP	French GAAP Adjustments		French GAAP
	Column 1	Column 2	Column 3	Note		Column 4	Note		U.S. $	Column 5	Column 6	Column 7	Note		U.S. $
Net Sales	12,687	6,485	(118)	(j)	6,367	—		19,054	22,198	12,669	6,367	—		19,036	22,177
Salaries and related costs	(3,856)	(1,907)	193	(a) (j)	(1,714)	—		(5,570)	(6,489)	(3,963)	(1,712)	—		(5,675)	(6,611)
Depreciation and amortization	(1,310)	(535)	7	(j)(i)	(528)	62	(k)	(1,776)	(2,069)	(1,080)	(533)	270	(o) (q)	(1,343)	(1,565)
Aircraft fuel	(1,369)	(886)	20	(j)	(866)	—		(2,235)	(2,604)	(1,381)	(866)	—		(2,247)	(2,618)
Landing fees and other rents	(1,362)	(541)	16	(j)	(525)	—		(1,887)	(2,198)	(1,362)	(525)	—		(1,887)	(2,198)
Aircraft maintenance materials and outside repairs	(477)	(642)	—		(642)	—		(1,119)	(1,304)	(664)	(642)	—		(1,306)	(1,521)
Aircraft rent	(521)	(270)	14	(j)	(256)	—		(777)	(905)	(467)	(256)	—		(723)	(842)
Selling expenses and passenger commissions	(1,157)	(499)	13	(j)	(486)	—		(1,643)	(1,914)	(1,157)	(486)	—		(1,643)	(1,914)
Contracted services and passenger services	(1,086)	(611)	17	(j)	(594)	—		(1,680)	(1,957)	(1,104)	(594)	—		(1,698)	(1,978)
Asset writedown, restructuring and related items, net	—	(351)	351	(c)(j)		—		—	—	(15)	—	—		(15)	(17)
Other operating expenses	(1,357)	(727)	64	(i)(j)	(663)	—		(2,020)	(2,353)	(1,301)	(997)	—		(2,298)	(2,677)
French government grant	—	—	—		—	—		—	—	18	—	—		18	21

Income (loss) from operations	192	(484)	577		93	62		347	404	193	(244)	270		219	255
Restructuring costs	(13)	—	—		—	—		(13)	(15)	—	—	—		—	—
Interest expense	(161)	(143)	3	(j)	(140)	—		(301)	(351)	(170)	(139)	—		(309)	(361)
Interest income and other financial income, net	76	45	(49)	(b)(d)(i)	(4)	—		72	84	106	45	—		151	176
Other income (expense), net	—	(42)	—		(42)	—		(42)	(49)	—	—	—			—
Gain on sale of stock in subsidiaries	4	6	—		6	—		10	12	4	—	—		4	5
Income of equity affiliates	29	(4)	—		(4)	6	(l)	31	36	28	(16)	6	(p)	18	21

Income (loss) before taxes and minority interests and goodwill amortization	127	(622)	531		(91)	68		104	121	161	(354)	276		83	97
Income tax	13	206	(176)	(e) (j)	30	(21)		22	26	4	120	(93)	(r)	31	37
Minority interest	(4)	—	—		—	—		(4)	(5)	3	—	—		3	4
Goodwill amortization and impairment	(16)	—	(4)	(i)	(4)	250	(m) (n)	230	268	—	—	—		—	—

Income (loss) from continuing operations	120	(416)	351		(65)	297		352	410	168	(234)	183		117	137

in thousands of shares
Number of shares (basic)	217,269					49,578		266,847	266,847	217,269		49,578		266,847	266,847
Number of shares (diluted)	217,269					49,578		266,847	266,847	217,269		49,578		266,847	266,847
Basic and diluted earnings per share from continuing operation	0.55							1.32	1.54	0.77				0.44	0.51

The accompanying notes are an integral part of the unaudited condensed pro forma consolidated financial statements

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

as of September 30, 2003

(in € millions, except shares, per share data, and convenience translation in U.S. $ millions)

	French GAAP								U.S. GAAP
	Air France French GAAP	KLM				Pro forma adjustments	Air France/ KLM Pro forma consolidated	Air France/ KLM Pro forma consolidated	Air France U.S. GAAP	KLM U.S. GAAP	Pro forma adjustments	Air France/ KLM Pro forma consolidated	Air France/ KLM Pro forma consolidated
		Dutch GAAP	French GAAP Adjustments		French GAAP
	Column 1	Column 2	Column 3	Note		Column 4		U.S. $	Column 5	Column 6	Column 7		U.S. $
ASSETS
Cash and cash equivalents	1,202	55	—		55	—	1,257	1,464	1,307	55	—	1,362	1,587
Short-term investments	169	—	23	(d)	23	—	192	224	151	—	—	151	176
Restricted cash	—	452	—		452	—	452	527	—	452	—	452	527
Accounts receivables	1,574	729	(1)		728	—	2,302	2,682	1,574	729	—	2,303	2,683
Income tax receivables	6	—	—		—	—	6	7	6	—	—	6	7
Inventories	209	211	(66)	(h)	145	—	354	412	208	211	—	419	488
Deferred income taxes	—	—	—		—	—	—	—	—	26	—	26	30
Prepaid expenses and other	553	175	2,336	(a)	2,511	(1,089)	1,975	2,301	896	2,178	(769)	2,305	2,685

Total current assets	3,713	1,622	2,292		3,914	(1,089)	6,538	7,617	4,142	3,651	(769)	7,024	8,183
Flight equipment, net	5,504	1,799	(44)	(b) (h)	1,755	(276)	6,982	8,135	5,300	1,799	(893)	6,206	7,230
Flight and ground equipment under capital lease, net	1,515	2,592	—		2,592	(399)	3,708	4,320	2,207	2,592	(1,289)	3,510	4,089
Ground property and equipment, net	849	594	1		595	248	1,692	1,971	846	594	(94)	1,346	1,569
Investment in equity affiliates	312	216	—		216	(44)	484	564	310	209	(111)	408	475
Investment in securities	103	—	—		—	66	169	197	50	—	66	116	135
Deferred income taxes	76	117	(64)	(e) (g)	53	528	657	765	62	—	427	489	569
Lease deposits	—	475	(475)	(f)	—	—	—	—	346	724	—	1,070	1,247
Perpetual subordinated loan deposit	—	—	—		—	—	—	—	194	—	—	194	226
Other non-current assets	154	419	(409)	(b)	10	—	164	191	169	420	—	589	686
Intangible assets	159	48	—		48	—	207	242	38	48	97	183	214
Goodwill	103	12	—		12	(12)	103	120	289	18	(18)	289	337

Total non-current assets	8,775	6,272	(991)		5,281	111	14,167	16,505	9,811	6,404	(1,815)	14,400	16,777

Total assets	12,488	7,894	1,301		9,195	(978)	20,705	24,121	13,953	10,055	(2,584)	21,424	24,960

LIABILITIES
Current maturities of long-term debt	223	16	—		16	—	239	278	503	16	—	519	605
Short-term obligation (other)	297	148	—		148	—	445	518	257	148	—	405	472
Current obligation under capital leases	113	151	—		151	—	265	309	118	151	—	269	313
Trade payables	1,204	546	—		546	—	1,750	2,039	1,202	546	—	1,748	2,037
Deferred revenue on ticket sales	807	429	42	(g)	471	—	1,278	1,489	807	429	—	1,236	1,440
Taxes payable	4	11	—		11	—	15	16	3	11	—	14	17
Accrued salaries, related benefits and employee-related liabilities	559	236	—		236	—	795	926	553	236	—	789	919
Deferred tax liability, current			—		—	—	—	—	—	—	—	—	—
Other current liability	626	329	—		329	—	955	1,113	1,270	324	—	1,594	1,857

Total current liabilities	3,833	1,866	42		1,908	—	5,741	6,688	4,713	1,861	—	6,574	7,659
Long-term debt	2,349	882	(291)	(b)	591		2,940	3,426	2,045	882	—	2,927	3,410
Obligation under capital leases less current obligations	1,204	3,166	(714)	(b) (f)	2,453		3,657	4,260	2,206	3,416	—	5,622	6,550
Pension liability	601	4	—	—	4	36	641	747	581	4	36	621	724
Provisions	450	268	(45)	(a) (g)	223	1,233	1,906	2,220	114	249	—	363	422
Other non-current liability	—	212	—	—	212	—	212	247	97	212	—	309	360
Deferred tax liability – non-current	—	—	747	(e)	747	—	747	870	28	619	(619)	28	33
Minority interest	29	—	—	—	—	—	29	34	96	—	—	96	112

Total non-current liabilities	4,633	4,532	(303)		4,229	1,269	10,131	11,803	5,167	5,382	(583)	9,966	11,611

Total liabilities	8,466	6,398	(261)		6,137	1,269	15,872	18,491	9,880	7,243	(583)	16,540	19,270

Stockholders’ equity	4,022	1,496	1,562	Column 3	3,058	(2,247)	4,833	5,630	4,073	2,812	(2,001)	4,884	5,690

Total liabilities and stockholders’ equity	12,488	7,894	1,301		9,195	(978)	20,705	24,121	13,953	10,055	(2,584)	21,424	24,960

The accompanying notes are an integral part of the unaudited condensed pro forma consolidated financial statements

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

Part A: Unaudited condensed pro forma consolidated financial information of AF-KLM in accordance with French GAAP

The following unaudited condensed consolidated pro forma financial information gives effect to the proposed Air France-KLM transaction presented on the basis of French GAAP, which is the comprehensive basis of accounting used by Air France. The unaudited condensed consolidated pro forma financial information gives effect to various pro forma adjustments as described in the accompanying notes.

The following unaudited condensed pro forma consolidated information:

•	has been included for illustrative purposes only and, because of its nature, may not give a true picture of the results and the financial position of AF-KLM under French GAAP;

•	does not purport to represent what the combined results of operations actually would have been if the Air France-KLM transaction had occurred on April 1, 2002 or what those results will be for any future periods. The pro forma adjustments are based upon current available information, which includes various estimates made by management; and

•	has not been adjusted to reflect any expected synergies or efficiencies that might arise from the transaction.

Column 1: Historical financial statements of Air France as presented under French GAAP

This column includes Air France’s historical condensed consolidated income statements for the year ended March 31, 2003, the unaudited interim consolidated financial statements for the six months ended September 30, 2003 or the unaudited consolidated balance sheet as of September 30, 2003, as the case may be, in each case prepared in accordance with French GAAP, as applied by Air France.

Certain reclassifications have been made to Air France’s income statements to conform to the presentation requirements of these unaudited pro forma consolidated financial statements.

These reclassifications were made to comply with a US GAAP presentation of the income statement and balance sheet.

We present below the reconciliation between the French GAAP consolidated income statements of Air France as published and those presented in the unaudited pro forma income statements, for the year ended March 31, 2003 and the six-month period ended September 30, 2003.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION (Continued)

Air France income statement

	French GAAP as published at March 31, 2003	Reclassification		French GAAP as presented in pro forma
		(in € millions)
Operating revenues	12,687			12,687
Salaries and related costs	(3,856)			(3,856)
Depreciation and amortization		(1,310	)(a)	(1,310)
Aircraft fuel		(1,369	)(b)	(1,369)
Landing fees and other rents		(1,362	)(b)	(1,362)
Aircraft maintenance materials and outside repairs		(477	)(b)	(477)
Aircraft rent		(521	)(b)	(521)
Selling and passenger commissions		(1,157	)(b)	(1,157)
Contracted services and passenger services		(1,086	)(b)	(1,086)
Asset writedown, restructuring and related items		—		—
Other operating expenses		(1,357	)(b)	(1,357)
External expenses	(7,174)	7,174	(b)	—
Taxes other than income tax	(187)	187	(b)	—

Gross operating result	1,470

Charge to depreciation/amortization, net	(1,195)	1,195	(a)	—
Charge to operating provisions, net	(115)	115	(a)	—
Gain on disposal of flight equipment, net	30	(30	)(b)	—
Other operating income and charges, net	2	(2	)(b)	—

Operating Income / Income from continuing operations	192	—		192

Restructuring costs	(13)			(13)
Interest expense		(161	)(c)	(161)
Interest income and other financial income		76	(c)	76
Net financial charges	(85)	85	(c)	—
Gain on disposals of subsidiaries and affiliates, net	4	—		4

Pre-tax income (loss)	98	—

Share in net income of equity affiliates	29	—		29

Income (loss) before taxes and minority interests and goodwill amortization				127

Amortization of goodwill	(16)	—		(16)

Income (loss) before income tax and minority interests	111

Income tax	13			13

Income (loss) before minority interests	124

Minority interests	(4)			(4)

Net Income (loss)	120			120

(a)	to reclassify amortization and depreciation expenses in order to conform to pro forma presentation
(b)	to reclassify external expenses in accordance with Note 5 of the consolidated financial statements at March 31, 2003 in order to conform to pro forma classification
(c)	to break down financial income in accordance with Note 10 of the consolidated financial statements at March 31, 2003 in order to conform to pro forma classification

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION (Continued)

Air France income statement

	French GAAP as published at September 30, 2003	Reclassification		French GAAP as presented in pro forma
		(in € millions)
Operating revenues	6,193			6,193
Salaries and related costs	(2,025)	—		(2,025)

Depreciation and amortization		(618	)(a)	(618)
Aircraft fuel		(657	)(b)	(657)
Landing fees and other rents		(654	)(b)	(654)
Aircraft maintenance materials and outside repairs		(186	)(b)	(186)
Aircraft rent		(239	)(b)	(239)
Selling and passenger commissions		(533	)(b)	(533)
Contracted services and passenger services		(533	)(b)	(533)
Asset writedown, restructuring and related items		—		—
Other operating expenses	—	(660	)(b)	(660)
External expenses	(3,373)	3,373	(b)	—
Taxes other than income tax	(88)	88	(b)	—

Gross operating result	707

Charge to depreciation/amortization, net	(604)	604	(a)	—
Charge to operating provisions, net	(14)	14	(a)	—
Gain on disposal of flight equipment, net	1	(1	)(b)	—
Other operating income and charges, net	(2)	2	(b)	—

Operating Income / Income from continuing operations	88			88

Restructuring costs	(11)			(11)
Interest expense		(71	)(c)	(71)
Interest income and other financial income		65	(c)	65
Net financial charges	(6)	6	(c)	—
Gain on disposals of subsidiaries and affiliates, net	—	—		—

Pre-tax income (loss)	71

Share in net income of equity affiliates	22	—		22

Income (loss) before taxes and minority interests and goodwill amortization				93

Amortization of goodwill	(8)	—		(8)

Income (loss) before income tax and minority interests	85

Income tax	(32)			(32)

Income (loss) before minority interests	53

Minority interests	(1)			(1)

Net Income (loss)	52			52

(a)	to reclassify amortization and depreciation expenses in order to conform to pro forma presentation
(b)	to reclassify external expenses in accordance with Note 5 of the consolidated financial statements at March 31, 2003 in order to conform to pro forma classification
(c)	to breakdown financial income in accordance with Note 10 of the consolidated financial statements at March 31, 2003 in order to conform to pro forma classification

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION (Continued)

Air France balance sheet

The above-mentioned references present the reclassications between the presentation followed in the published financial statements prepared under French GAAP to a presentation that would comply to a U.S. GAAP presentation.

	French GAAP as published at September 30, 2003	Reclassification	Ref		French GAAP as presented in pro forma
	(in € millions)
ASSETS
Cash and cash equivalents		1,202	(a	)	1,202
Short-term investments		169	(a	)	169
Accounts receivables		1,574	(b	)	1,574
Income tax receivables		6	(c	)	6
Inventories		209	(d	)	209
Prepaid expenses and other		553	(e	)	553

Total current assets					3,713
Flight equipment, net		5,504	(f	)	5,504
Flight and ground equipment and capital lease, net		1,515	(f	)	1,515
Ground property and equipment, net		849	(f	)	849
Investment in securities		103	(g	)	103
Consolidation goodwill	103	—			103
Deferred income taxes		76	(c	)	76
Intangible fixed assets	159	—			159
Other non-current assets		154	(g	)	154
Flight equipment	6,944	(6,944)	(f	)	—
Other property and equipment	924	(924)	(f	)	—
Investments in equity affiliates	312	—			312
Other investments	257	(257)	(g	)	—

Total fixed assets	8,699				8,775

Inventory	209	(209)	(d	)	—
Trade receivables	1,574	(1,574)	(b	)	—
Income tax receivable	82	(82)	(c	)	—
Other accounts receivable	553	(553)	(e	)	—
Marketable securities	1,130	(1,130)	(a	)	—
Cash	241	(241)	(a	)	—

Total current assets	3,789	—			—

Total assets	12,488				12,488

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION (Continued)

Air France balance sheet	French GAAP as published at September 30, 2003	Reclassification		French GAAP as presented in pro forma
		(in € millions)
Common stock	1,868	(1,868)		—
Additional paid-in capital	261	(261)		—
Retained earnings (accumulated deficit)	1,896	(1,896)		—
Cumulative translation adjustment	(3)	3		—

Stockholders’ equity	4,022	(4,022	)(a)	—

Minority interests	29	(29	)(b)

Stockholders’ equity and minority interests	4,051	(4,051)		—

Current maturities of long-term debt		223	(h)	223
Short-term obligation		297	(h)	297
Current obligation under capital leases		113	(h)	113
Trade payables		1,204	(d)	1,204
Deferred revenue on ticket sales		807	(e)	807
Taxes payables		4	(f)	4
Accrued salaries, related benefits and employee related liabilities		559	(g)	559
Other current liability		626	(g)	626

Total current liabilities				3,833
Long-term debt		2,349	(h)	2,349
Obligation under capital leases less current obligations		1,204	(h)	1,204
Pension liability		601	(c)	601
Provisions		450	(c)	450
Minority interests		29	(b)	29

Total non-current liabilities				4,633

Total liabilities				8,466

Stockholders’ equity		4,022	(a)	4,022

Provisions for liabilities and charges	1,051	(1,051	)(c)	—
Short and long-term debt and capital leases	4,186	(4,186	)(h)	—
Trade payables	1,204	(1,204	)(d)	—
Income tax liability	4	(4	)(f)	—
Advance ticket sales /deferred revenue on ticket sales	807	(807	)(e)	—
Other payables	1,185	(1,185	)(g)	—

Total liabilities	8,437

Total liabilities and stockholders’ equity	12,488			12,488

Column 2: Historical financial statements of KLM as prepared under Dutch GAAP

This column includes KLM’s historical condensed consolidated income statement for the year ended March 31, 2003, the unaudited condensed consolidated interim income statement for the six months ended September 30, 2003 or the unaudited condensed consolidated interim balance sheet as of September 30, 2003, as the case may be, in each case prepared in accordance with Dutch GAAP.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

Certain reclassifications have been made to KLM’s financial statements in order to conform to the pro forma presentation. We present below the reconciliation between the Dutch GAAP consolidated financial statements of KLM as published and those presented in the unaudited pro forma financial information.

KLM income statement	Dutch GAAP as published at March 31, 2003	Reclassification			Dutch GAAP as presented in pro forma
	(in € millions)
Traffic revenue	5,780	(5,780)	(a	)	—
Other revenue	705	(705)	(a	)	—
Operating revenues / Net sales	6,485	6,485	(a	)	6,485
Salaries and benefits(1) / Salaries and related costs	(1,907)				(1,907)
Aircraft fuel(1)	(886)				(886)
Materials and consumables(1)	(448)	448	(b	)	—
Aircraft maintenance materials and outside repairs	—	(642)	(b	)	(642)
Commercial costs(1) / Selling expenses and passenger commissions	(499)				(499)
Landing fees & navigation charges(1) / Landing fees and other rents	(541)				(541)
Third-party handling costs(1)	(208)	208	(c	)	—
Work by third parties(1)	(489)	295	(c	)	—
Sub-contracted maintenance	—	194	(b	)	—
Contracted services and passenger services	—	(611)	(c	)	(611)
Depreciation(1) / Depreciation and amortization	(535)				(535)
Operational aircraft lease expenses(1)	(171)	171	(d	)	—
Aircraft rent	—	(270)	(d	)	(270)
Cost of housing, vehicles and inventories(1)	(186)	186	(e	)	—
Commercial cooperation(1)	(117)	117	(e	)	—
Ad hoc and short-term aircraft /truck rentals(1)	(99)	99	(d	)	—
Hired personnel(1)	(108)	108	(c	)	—
Other operating expenses(1)	(424)	(303)	(e	)	(727)
Reorganization costs(1)	(75)	75	(f	)	—
Costs arising from the arbitration in legal dispute between KLM and Alitalia(1)	(276)	276	(f	)	—
Asset writedown, restructuring and related items	—	(351)	(f	)	(351)

Operating income (loss) / income (loss) from operations.	(484)				(484)

Restructuring costs	—				—
Financial income and expense	(98)	98	(g	)	—
Interest expense	—	(143)	(g	)	(143)
Interest income and other financial income, net	—	45	(g	)	45
Results on sale of assets / Other income (expense), net	(42)				(42)
Results of holdings / Income of equity affiliates	(4)				(4)
Results on sale of holdings / Gain on sales of stock in subsidiaries	6				6

Pretax income (loss) / Income (loss) before taxes and minority interest and goodwill amortization	(622)	—			(622)

Taxes / Income tax	206				206
Share of third parties / Minority interest	—				—
Goodwill amortization and impairment	—				—

Net income (loss) / Income (loss) from continuing operations	(416)				(416)

(1)	Operating expenses as detailed in Note 17 to the financial statements included in KLM’s Form 20F/A filed with the SEC on January 12, 2004.

(a) to (g)    Reclassifications made to conform to comparative Air France pro forma presentation.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

KLM income statements	Dutch GAAP as published at Sept 30, 2003	Reclassification			Dutch GAAP as presented in pro forma
	(in € millions)
Operating revenues / Net sales	3,036				3,036
Salaries and benefits(1) / Salaries and related costs	(967)				(967)
Aircraft fuel(1)	(396)				(396)
Materials and consumables(1)	(184)	184	(b	)	—
Aircraft maintenance materials and outside repairs	—	(263)	(b	)	(263)
Commercial costs(1) / Selling expenses and passenger commissions	(191)				(191)
Landing fees & navigation charges(1) / Landing fees and other rents	(268)				(268)
Third-party handling costs(1)	(115)	115	(c	)	—
Work by third parties(1)	(217)	138	(c	)	—
Sub-contracted maintenance	—	79	(b	)	—
Contracted services and passenger services	—	(286)	(c	)	(286)
Depreciation(1) / Depreciation and amortization	(220)				(220)
Operational aircraft lease expenses(1)	(87)	87	(d	)	—
Aircraft rent	—	(133)	(d	)	(133)
Cost of housing, vehicles and inventories(1)	(68)	68	(e	)	—
Commercial cooperation(1)	(16)	16	(e	)	—
Ad hoc and short-term aircraft /truck rentals(1)	(46)	46	(d	)	—
Long-term property rentals(1)	(17)	17	(e	)	—
Hired personnel(1)	(33)	33	(c	)	—
Other operating expenses(1)	(146)	(101)	(e	)	(247)
Asset writedown, restructuring and related items	—				—

Operating income (loss) / income (loss) from operations	65				65

Restructuring costs	—				—
Financial expense	(44)	44	(g	)	—
Interest expense	—	(53)	(g	)	(53)
Interest income and other financial income, net	—	9	(g	)	9
Results on sale of assets / Other income (expense), net	7				7
Results of holdings / Income of equity affiliates	7				7
Results on sale of holdings / Gain on sales of stock in subsidiaries	12				12

Pretax income (loss) / Income (loss) before taxes and minority interest and goodwill amortization	47				47

Taxes / Income tax	(11)				(11)
Share of third parties / Minority interest	—				—
Goodwill amortization and impairment	—				—

Net income (loss) / Income (loss) from continuing operations	36				36

(1)	Operating expenses as detailed in Note 9 to the condensed consolidated interim financial statements for the six month period ended September 30, 2003 submitted to the SEC on Form 6-K on December 30, 2003

(b) to (g)    Reclassifications made to conform to comparative Air France pro forma presentation.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

KLM balance sheet	Dutch GAAP as published at September 30, 2003	Reclassification			Dutch GAAP as presented in pro forma
	(in € millions)
ASSETS
Cash and marketable securities	533	(533)	(a	)
Cash and cash equivalents		55	(a	)	55
Short-term investments					—
Restricted cash		452	(a	)	452
Accounts receivables	878	(149)	(a	)	729
Income tax receivables					—
Operating supplies / Inventories	211				211
Prepaid expenses and other		175	(a	)	175

Total current assets	1,622	—			1,622
Tangible fixed assets	4,985	(4,985)	(b	)
Flight equipment, net		1,799	(b	)	1,799
Flight and ground equipment and capital lease, net		2,592	(b	)	2,592
Ground property and equipment, net		594	(b	)	594
Financial fixed assets	1,227	(1,227)	(c	)
Investment in equity affiliates		216	(c	)	216
Investment in debt securities					—
Deferred income taxes		117	(c	)	117
Lease deposits		475	(c	)	475
Perpetual subordinated loan deposit					—
Other non-current assets		419	(c	)	419
Intangible fixed assets	60	(60)	(d	)
Intangible assets		48	(d	)	48
Goodwill		12	(d	)	12

Total fixed assets	6,272	—			6,272

Total assets	7,894	—			7,894

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

KLM balance sheet	Dutch GAAP as published at September 30, 2003	Reclassification			Dutch GAAP as presented in pro forma
	(in millions of euros)
Current liabilities	1,869	(1,869)	(a	)
Current maturities of long-term debt		16	(a	)	16
Short-term obligation (other)		148	(a	)	148
Current obligation under capital leases		151	(a	)	151
Trade payables		546	(a	)	546
Deferred revenue on ticket sales		429	(a	)	429
Taxes payables		11	(a	)	11
Accrued salaries, related benefits and employee related liabilities		236	(a	)	236
Other current liability		329	(a	)	329

Total current liabilities	1,869	(3)	(a	)	1,866
Subordinated perpetual debt	509	(509)	(b	)
Other long-term debt	3,539	(3,539)	(b	)
Long-term debt		882	(b	)	882
Obligation under capital leases less current obligations		3,166	(b	)	3,166
Pension liability		4	(a	)	4
Provisions	268				268
Deferred credit / Other non-current liability	212				212
Deferred tax liability current
Minority interests

Total non-current liabilities	4,528	4			4,532

Total liabilities	6,397	4			6,398

Group equity / Stockholders’ equity	1,497	(1)	(a	)	1,496

Total liabilities and stockholders’ equity	7,894				7,894

Column 3: Significant differences between Dutch GAAP and French GAAP

KLM prepares its consolidated financial statements in accordance with Dutch GAAP, which differ in certain material respects from French GAAP. For purposes of preparing the unaudited condensed pro forma consolidated financial information, KLM’s historical consolidated financial statements have been adjusted to conform to French GAAP as applied by Air France for each period presented. These adjustments have been made based on estimates of the management of Air France and KLM. These adjustments are unaudited, and may not fully reflect the application of French GAAP for the periods presented as if KLM had prepared its financial statements using French GAAP. Upon completion of the exchange offer, Air France and KLM will perform a detailed review of their accounting policies and financial statement classifications, and additional adjustments may be required to conform the KLM financial statements to Air France-KLM’s financial statements as presented under French GAAP.

Although Air France and KLM do not expect that this detailed review will result in material changes to accounting policies or classifications other than noted below, no such assurance can be given at this time.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

The table below summarizes the net effect of French GAAP adjustments on KLM’s stockholders’ equity as of September 30, 2003:

Differences	Stockholders’ Equity at September 30, 2003
a) Pension benefits	2,355
b) Derivative instruments	11
d) Accounting for treasury stock	23
g) Frequent flyer program	(16)
e) Deferred income taxes	(811)

Stockholders equity without tax	1,562

(a)	Pension benefits

Under Dutch GAAP, pension costs for KLM’s defined benefit pension plans are generally expensed on the basis of the actuarially determined contributions that KLM is required to pay under various worldwide pension schemes.

Air France accounts for the costs and obligations of its pension plans in accordance with French GAAP, which does not significantly differ from IAS 19.

This French GAAP adjustment provides for the costs and obligations related to KLM’s pension plans as if these amounts had been determined using IAS 19 as applied on a historical basis of accounting. This adjustment, reflected in the “French GAAP adjustment” third column of the condensed pro forma income statements resulted in a decrease in Salaries and related costs by €45 million and €170 million for the six months ended September 30, 2003 and for the year ended March 31, 2003, respectively. The KLM balance sheet at September 30, 2003 was adjusted as follows in this respect: an increase in the “Prepaid expenses and other” caption of €2,336 million and a decrease in Provisions by €19 million resulting in an increase in stockholders’ equity before tax by €2,355 million.

(b)	Derivative instruments

Under Dutch GAAP, derivatives are recorded separately on the balance sheet and are accounted for at fair value. Changes in the fair value of derivatives which meet certain criteria for cash flow hedge accounting may be deferred and recognized in other comprehensive income until such time as the hedged transaction is recognized. Ineffective portions of hedges are recognized immediately in earnings.

Under French GAAP qualifying hedge instruments are presented on the balance sheet net of the hedged item. For cash flow hedges, changes in values of derivative instruments are deferred, as no separate presentation of other comprehensive income is included under French GAAP.

Certain derivatives do not meet the criteria for hedge accounting under Dutch GAAP, but do meet criteria for hedge accounting under French GAAP. As a result, changes in fair values of certain derivatives have been included in income under Dutch GAAP but would have been deferred under French GAAP.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

The French GAAP adjustment gives effect to reclassifications to reflect net presentation of qualifying hedges, and reverses the effects of changes in fair values of cash flow hedges that had been included in other comprehensive income under Dutch GAAP. In addition, the impacts on income of some non-qualifying derivatives under Dutch GAAP which meet French GAAP criteria have been reversed. The September 30, 2003 balance sheet impacts are described in the following table (in € millions):

Flight equipment	(110)
Other non-current assets	(409)
Long-term debt	(291)
Capital lease obligations	(239)
Stockholders’ equity before tax	11

Before tax, the income (loss) statement adjustment amounts to €(13) million and €(11) million for the six months ended September 30, 2003 and the year ended March 31, 2003, respectively.

(c)	Recognition of restructuring costs

Under Dutch GAAP, €75 million (with a €26 million tax effect) arising from decisions made by KLM’s Board of Managing Directors have been classified as extraordinary items in the unaudited condensed pro forma consolidated financial information.

Under French GAAP, the expense of €49 million relating to the restructuring provision would have been recognized as the actual costs were incurred. The provision balance at March 31, 2003 is reversed in the balance sheet as a Dutch GAAP to French GAAP adjustment.

During the six months ended September 30, 2003, the restructuring costs did qualify for French GAAP purposes and consequently were recorded in the Dutch GAAP to French GAAP reconciliation, with an impact of €75 million on restructuring costs with a related tax impact of €26 million.

(d)	Accounting for treasury stock

Under French GAAP, treasury shares held by Air France to fulfill commitments under employee stock option plans are accounted for as an asset. Provisions are recorded in order to record the shares at the lower of cost or market value, with related gains and losses recognized in the income statement. Under Dutch GAAP, the purchase price of these shares is deducted from stockholders’ equity.

The French GAAP adjustment reclassifies €23 million of KLM’s acquired treasury shares to short-term investments and recognizes a realized income on the sale of those shares for an amount of €13 million for the six month period ended September 30, 2003 and a loss of €(16) million in the income statement for the year ended March 31, 2003.

(e)	Deferred income taxes

These adjustments reflect the deferred tax impacts of the French GAAP adjustments listed above, except for treasury stock adjustments which are tax exempted in the Netherlands. Income tax effect has been calculated using the KLM current tax rate of 34.5%.

The net tax effect of French GAAP adjustments is a decrease in stockholders’ equity of KLM of €811 million (an increase by €747 million of the deferred tax liabilities and a decrease by €64 million of the deferred tax assets).

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

For the year ended March 31, 2003, the deferred income taxes caption also reflects the French GAAP reclassification, from operating income and income tax to extraordinary items, net of tax, of the outcome of the dispute between KLM and Alitalia.

Reclassifications

(f)	Lease deposits

Under Dutch GAAP, lease deposits are either classified as investments in debt securities or other non-current assets, or deducted from financial debt, while under French GAAP lease deposits are offset with financial debt (obligation under capital leases). This reclassification leads to the decrease of financial debt and lease deposits by €475 million.

(g)	Frequent flyer program

Under Dutch GAAP, the liability recorded for the accrued costs related to flight awards earned by members of the frequent flyer program is classified as a long-term liability.

Under French GAAP, amounts accrued related to the Fréquence Plus frequent flyer program are included in advance ticket liability in the consolidated balance sheet of Air France and classified as a current liability for purposes of the pro forma financial information.

The French GAAP adjustment reclassifies €42 million provision recorded by KLM under Dutch GAAP to unearned revenue in accordance with French GAAP as applied by Air France. This reclassification impacts provision for €26 million, stockholders’ equity for €10 million and deferred tax assets for €6 million.

(h)	Inventory

Under Dutch GAAP, certain rotable and exchangeable parts have been classified in inventories.

Under French GAAP, these items are classified as flight equipment. The net book value of these rotable parts and exchangeable components is €66 million at September 30, 2003.

(i)	Other

Under French GAAP, unrealized foreign exchange gain or loss on working capital elements is classified in financial income or expense.

This reclassification amounts to €17 million and €22 million for the six months ended September 30, 2003 and the year ended March 31, 2003, respectively.

In addition, as required under French GAAP, the Goodwill amortization or impairment caption has been reclassified to a separate line item below operating income. This reclassification amounts to €2 million and €4 million for the six months ended September 30, 2003 and the year ended March 31, 2003, respectively.

(j)	Discontinued operation and extraordinary items

Under French GAAP, KLM would have presented the disposal of its business “Buzz” as a discontinued operation in the income statement. This disposal was consummated during the six months ended September 30, 2003.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

We present below the income statement of Buzz for the year ended March 31, 2003, that is treated as a discontinued operation under French GAAP

Buzz income statement at March 31, 2003
(in € millions)
Net sales	118
Salaries and related costs	(23)
Depreciation and amortization	(3)
Aircraft fuel	(20)
Landing fees and other rents	(16)
Aircraft maintenance materials and outside repairs	—
Aircraft rent	(14)
Selling and passenger commissions	(13)
Contracted services and passenger services	(17)
Asset writedown, restructuring and related items	—
Other operating expenses	(42)

Income from continuing operations	(30)

Interest expense	(3)
Interest income and other financial income	—

Income tax	—

Income (loss) from continuing operations	(33)

In addition, the outcome of the dispute between KLM and Alitalia would have been presented as an extraordinary item net of tax under French GAAP. This results in a reclassification of €(276) million and €95 million from operating income and income tax to extraordinary items, respectively, in the KLM pro forma French GAAP income statement for the year ended March 31, 2003.

Discontinued operation net of tax, extraordinary items net of tax and cumulative effect of change in accounting principles are captions below income (loss) from continuing operations and are not presented in the pro forma condensed income statements.

Column 4: Pro forma adjustments

Accounting acquirer and application of the purchase method of accounting

Under French GAAP, Air France is the acquirer of KLM and will account for its acquisition of KLM using the purchase method of accounting. Under the purchase method, Air France will allocate the total purchase price of KLM to the acquired assets and liabilities (including previously unrecognized items) based on their relative fair values as determined on the date of the transaction.

This unaudited condensed pro forma consolidated financial information has been prepared and presented assuming that Air France will acquire a 100% controlling economic interest in KLM following the completion of the combination and the conditional acquisition of the cumulative preference Shares A.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

Under French GAAP, the estimated aggregate purchase price has been calculated as follows (in € millions, except number of shares and per share data):

KLM common shares outstanding	46,810,000
Exchange ratio into Air France’s shares	1.10
Equivalent number of Air France’s shares	51,491,000
Air France’s share price(1)	13.34
Estimated fair value of Air France shares issued	686.9
Estimated fair value of Air France warrants issued(2)	73.5
Estimated fair value of preferred and priority shares(3)	35.5
Estimated transaction-related expenses(4)	15.1

Total estimated purchase price consideration	811.0

Notes:

(1)	The calculation is based on the number of shares to be issued by Air France assuming 100% of KLM’s outstanding common shares will be exchanged. Air France shares issued to KLM’s shareholders in consideration for the acquisition will be based on the quoted market price as of the closing date of the exchange offer completion date of the transaction. The share price used herein is based on a weighted average for the six trading days between September 25, 2003 and October 2, 2003 of the closing price of Air France shares. For each €1.00 increase or decrease in Air France’s share price, the acquisition consideration amount would increase or decrease by approximately €52 million. Therefore, the actual purchase price may significantly differ from the one reflected herein.
(2)	This amount represents the estimated fair value, as determined using a Black-Scholes valuation, of the Air France’s warrants expected to be issued in exchange for outstanding shares upon completion of the acquisition. The calculation is based on the number of warrants to be issued by Air France assuming 100% of KLM’s outstanding common shares will be exchanged. Assumptions were also made based on the expected volatility of the share of the combined company (40%), expected dividend of the combined company during the exercise period (€0.096, €0.144 and €0.188 per share), expected average life of the warrants (maturity of 42 months) and the discount rate (a risk free return at maturity of 2.89% p.a.). Actual and final valuation may differ from those reflected herein.
(3)	Air France has entered into related agreements to acquire for €14.1 million (plus accrued but unpaid dividends) the outstanding cumulative preference shares C of KLM and to acquire the outstanding priority shares of KLM for a total cost of €2,624. In addition, Air France will potentially acquire the cumulative preferred shares A for a total amount of €20 million.
(4)	Anticipated transaction-related expenses to be capitalized net of tax by the combined company represent financial advisors, transaction-related accounting and legal fees, and registration fees.

The preliminary allocation of its purchase price reflected herein presents preliminary estimates of fair values as determined at September 30, 2003. Such estimates are based on an independent appraisal. The actual allocation of the purchase price will be based on the fair values determined at the date of the transaction, which may differ, in some respects, from those presented below.

The estimated excess of purchase price consideration over the approximate value of KLM’s net assets, the estimated fair value adjustments and the estimated negative goodwill are as follows (in € millions):

Total estimated purchase price consideration	811
Less: KLM’s net assets under French GAAP	(3,058)
Consideration of fair values of acquired assets and liabilities:
Reduction in fair value of aircraft	(675)
Reduction in reported value of intangible assets	(12)
Incremental fair value of buildings and lands	248
Reduction in fair value of equity investment	(44)
Reduction in fair value in pension and post-retirement plans and increase in pension provision	(1,125)
Deferred tax adjustments	528
Other items, net	66

Excess of the fair value of net assets acquired over purchase consideration	(1,233)

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

Preliminary estimates of fair values and the final purchase price allocation may materially differ from preliminary amounts and allocations provided in this section. This analysis presents a preliminary allocation of purchase price to the assets and liabilities of KLM, based on independent appraisals conducted at September 30, 2003. The final allocation of purchase price will be completed at the latest at the end of the fiscal year following the acquisition fiscal period, and will be based on valuations and appraisals conducted as of the date of the exchange offer closing date, as specified under French GAAP. We have identified aircraft and pension plans valuations as the most significant areas for potential material discrepancies between pro forma and final purchase price allocation.

Aircraft market value references are principally U.S. dollar-based and therefore, the euro-denominated fair value of the KLM fleet may fluctuate significantly based on €/$ exchange rate fluctuations. The exchange rate retained for the purpose of the pro forma purchase price allocation was $1.13 per €1.00. Should this exchange rate fluctuate to $1.18 for €1.00 or $1.24 for €1.00, the downward fair value adjustment to the KLM fleet would increase by €140 million or €270 million, respectively. Should the exchange rate fluctuate oppositely to $1.07 for €1.00, the downward fair value adjustment to the KLM fleet would decrease by €155 million.

The purchase price allocation may also differ significantly from our preliminary estimates, based on market conditions and assumptions prevailing to the pension plans valuation, mainly based on long term discount rates, anticipated inflation, stock market current valuation, overall economic prospects, and changes in agreements applicable to pensions in the Netherlands and to KLM employees. As further discussed below, the purchase price allocation may also need to be revised in case the overfunded pension plan assets recognition would be limited by the asset ceiling rules introduced by IAS 19.

Recognition of intangible assets

Under French GAAP, in accordance with the accounting rules governing the purchase method of accounting, Air France is not allowed to recognize intangible assets, such as KLM’s trademark or certain take-off and landing slots, when a negative residual goodwill amount results from the purchase price allocation.

Pension and post-retirement plan

KLM sponsors a number of pension benefit plans across the various locations where it operates. As of September 30, 2003, total obligations in respect of these plans amount to €7,055 million, and available pension funds assets have been fair valued at €8,260 million.

Benefit plans for employees outside the Netherlands account for less than 5% of total obligations. In the Netherlands, pension benefits consist of final or average career salary plans which are funded through separate legal entities to which employees also contribute.

Other post-employment benefits consist of sponsored medical coverage for some retirees, resulting in an estimated obligation (“PBO”) for these plans of €67 million with no related assets.

The adjustment to the carrying value of the KLM pension plans is based on this preliminary assessment of PBO and current values of plan assets.

As of September 30, 2003, some plans have assets in excess of the PBO estimated by external actuaries. Under French GAAP, the amount of net asset which can be recognized is limited by the asset ceiling rules introduced by IAS 19. These rules limit the amount of net asset which can be recognized on the employer’s balance sheet to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans. Following the proposed transaction, the asset ceiling limitation

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

will also consider amounts of cumulative unrecognized actuarial losses and past service costs in determining the maximum asset to be recorded by the combined companies. As of September 30, 2003, the amount of net asset recognized is €1,247 million.

Following the completion of the transaction Air France will perform a full valuation of the acquired KLM plans, in order to determine the actual amount of pension assets to be included in the allocation of purchase price to the acquired plans of KLM. This valuation will occur as of the closing date for the proposed transaction. It is not possible to predict at this time what the final value of the pension asset will be or whether the amount of such asset to be recorded by Air France will need to be reduced by a provision as a result of the asset ceiling restrictions. As a result, the final value to be allocated to the acquired plans could be subject to significant change. Furthermore, the amount of net pension asset recorded would be subject to reconsideration of the asset ceiling test, which could result in significant increases or decreases of the provision/non-cash impacts to Air France’s results of operations.

Other pro forma adjustments

For purposes of the presentation of the pro forma condensed consolidated income statements, the adjustments listed above have been presented as if the transaction had occurred on the first day of the first period presented. The impacts of the pro forma allocation of purchase consideration affect the results of operations for the six-month period ended September 30, 2003 and the year ended March 31, 2003 as follows:

(k)	Tangible assets

Reflects adjustments to the reported depreciation of KLM based on the reduction in the fair value of the fixed assets, based on estimated remaining useful lives net of residual value as indicated below:

Description	Fair value inc/(dec)	Remaining service life	12-month adjustment	Six-month adjustment
	(in € million)	(years)	(in € million)
Fleet assets	(675)	7	(76)	(38)
Land and buildings	248	13	14	8

Total adjustment			(62)	(30)

(l)	Investments in equity affiliates

Reflects adjustments to the carrying value of KLM’s investments in affiliates, primarily KLM’s 50% investment in Martinair. For purposes of the pro forma income statements, the decrease in the carrying value of Martinair has been attributed to the fleet assets having an estimated remaining useful life of seven years. The amortization of these adjustments results in an increase to the reported income from this equity investee of €3 million and €6 million for the six months ended September 30, 2003 and the year ended March 31, 2003, respectively.

(m)	Goodwill

This adjustment reflects the elimination of the amounts of historical goodwill and goodwill amortization of €2 million for the six-month period ended September 30, 2003 and €4 million for the year ended March 31, 2003.

(n)	Negative goodwill

For French GAAP purposes, the excess of the purchase consideration over the fair value of the individual assets and liabilities recognized above results in residual negative goodwill of €1,233 million.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

Under French GAAP, the residual negative goodwill is allocated to the income statement on a straight line method over a period that reflects assumptions made and management plans as of the acquisition date. On a preliminary basis, Air France’s management has estimated that a five-year period would satisfy these criteria. Therefore, for pro forma purposes, the negative goodwill amount has been amortized over a five year period which results in a positive adjustment to net income of €246 million per year ended March 31, 2003 and €123 million for the six months ended September 30, 2003.

The above list is not exhaustive, and there may be other assets and liabilities which may have to be adjusted to fair value when both final valuations and allocations are made following the completion of the exchange offer.

Air France will complete the determination of fair values and the allocation of the purchase price after the completion of the exchange offer. French GAAP allows Air France to complete the purchase price allocation no later than the end of the fiscal year subsequent to the fiscal year in which the exchange offer was completed. The determination of fair values will be based on an independent appraisal.

The exchange ratio agreed between Air France and KLM implicitly valued KLM at less than KLM’s net asset value. KLM performs an impairment test whenever there is an indication that the carrying amounts of its assets may not be recoverable. KLM has performed impairment tests on its owned and financially leased aircraft in a manner consistent with Statement of Financial Accounting Standards No. 144 (SFAS 144) under U.S. GAAP as well as in accordance with the Guideline of the Council for Annual Reporting No. 121 (RJ 121) under Netherlands GAAP. SFAS 144 requires the recognition of an impairment loss if the carrying amount of a long-lived asset or group of assets is not recoverable and exceeds its fair value. The carrying amount of an asset or group of assets is generally not recoverable if it exceeds the sum of the undiscounted, pre-tax, future cash flows expected to result from the use and eventual disposition of the asset or group of assets. Assets must be grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. Under Netherlands GAAP, KLM compared the carrying amount of each asset group (cash generating unit) to its recoverable amount, which is defined as the higher of the net selling price and its value in use.

In conducting its impairment tests, KLM grouped its fleet assets into four groups:

•	KLM’s wide body fleet,

•	KLM’s 737 fleet,

•	KLM’s regional fleet, and

•	Transavia’s fleet.

KLM’s wide body fleet, which is used for long-haul destinations, consists of a total of five different kinds of aircraft. Impairment tests for KLM’s wide body fleet were conducted for each of these kinds of aircraft, because KLM monitors and optimizes its employment of, and revenues from, each of these kinds of aircraft separately. Therefore, KLM considers this the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. Impairment tests for KLM’s 737 fleet, KLM’s regional fleet and Transavia’s fleet were conducted at the fleet level instead of by aircraft type or subtype level because in KLM’s operations the aircraft composing those fleets are generally interchangeable and therefore cash flows of types or subtypes are not meaningfully identifiable. In its impairment tests KLM:

•	calculated total cash flows during the estimated economic life of each type of asset by multiplying the estimated annual cash flows from that asset type by the remaining average economic life of that asset type,

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

•	estimated future cash flows based on historical cash flows and KLM’s business plan for 2004-2005,

•	estimated the residual asset value at the end of each aircraft’s estimated economic life by reference to KLM’s depreciation calculations, the Aircraft Value Reference Guide (published by the Aircraft Value Reference Company) and KLM’s historical sales experience,

•	considered the estimated residual asset value as a cash inflow at the end of the asset’s economic life,

•	assumed that KLM would replace each of its aircraft at the end of its economic life, and

•	did not take into account expected changes in yields.

Based on undiscounted cash flows, the asset groups described above passed the recoverability test under SFAS 144 and RJ 121. Although KLM assumed that its aircraft would be replaced at the end of their economic life, KLM also considered the potential scenario involving a gradual decline in operations, under which KLM would be unable to invest in replacement aircraft, and concluded that such a scenario would take decades to transpire and is remote within the timeframe covered by KLM’s estimated future cash flows.

KLM’s management and supervisory boards agreed to accept Air France’s offer at a significant discount to KLM’s net asset value after they reviewed all of the strategic options available to KLM, including remaining an independent company, and concluded that at that time there was no superior strategic alternative to the combination. In assessing the offer in light of the fact that the consideration offered by Air France was below KLM’s net asset value, the KLM management and supervisory boards considered certain factors, including the benefits that KLM believed may arise from combining certain complementary features of Air France’s and KLM’s businesses, KLM’s expectation that cost savings and revenue-increasing synergies could be realized following completion of the offer, and the benefits associated with KLM’s expected admission into the SkyTeam alliance (subject to KLM’s fulfilling the admission criteria) following completion of the offer. The factors that the KLM management and supervisory boards considered in arriving at their decisions to approve and recommend the offer to holders of KLM’s common shares are described in KLM’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and which is being mailed to KLM’s shareholders together with this prospectus.

Pro forma earnings per share

For purposes of determining the pro forma earnings per share, the number of weighted average outstanding common shares resulting from the exchange offer has been computed. This computation is based on the historical weighted average common shares of each company and applying the exchange ratio of 11 Air France common shares to 10 KLM common shares as if the exchange offer had been completed at the beginning of each period presented. Pro forma earnings per share are calculated based on the number of Air France pro forma shares assuming that 100% of KLM common shares are tendered to the offer, irrespective of the Air France warrants to be issued, divided into the combined pro forma income (loss) from continuing operations.

The Air France KLM combined pro forma earnings per share ratio is computed as follows (in thousands):

	Year ended March 31, 2003	Six months ended September 30, 2003
Air France’s weighted average common shares outstanding	217,269	216,896
Additional shares to be issued (11/10 of KLM common shares which were 45,071 and
44,188 as of March 31, 2003 and September 30, 2003 respectively)	49,578	48,607
Total	266,847	265,503

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

Air France’s weighted average common shares exclude treasury shares.

The computation of the additional shares to be issued gives effect to the exchange offer ratio of 11 Air France shares to be issued for each 10 KLM tendered common shares, irrespective of the Air France warrants to be issued.

Part B: Pro forma financial information of Air France-KLM presented in accordance with U.S. GAAP

The unaudited condensed pro forma consolidated financial information gives effect to the proposed Air France-KLM transaction presented on the basis of U.S. GAAP. The unaudited condensed pro forma consolidated financial information gives effect to various pro forma adjustments as described in the accompanying notes.

The unaudited condensed pro forma consolidated information:

•	has been included for illustrative purposes only and, because of its nature, may not give a true picture of the results and the financial position of Air France-KLM under U.S. GAAP;

•	does not purport to represent what the combined results of operations actually would have been if the Air France-KLM transaction had occurred on April 1, 2002 or what those results will be for any future periods. The pro forma adjustments are based upon current available information, which includes various estimates made by management; and

•	has not been adjusted to reflect any expected synergies or efficiencies that might arise from the transaction.

The unaudited condensed pro forma consolidated financial information has been prepared from, and you should read it in conjunction with, the historical consolidated financial statements of Air France and KLM under U.S. GAAP. U.S. GAAP differs in certain respects from French GAAP and Dutch GAAP as described in the related notes to those financial statements.

It is expected that under U.S. GAAP the Air France-KLM transaction will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (“SFAS 141”). The business combination adjustments include provisional estimates of the fair value of the identifiable assets and liabilities acquired. On completion of the transaction, adjustments will be made to these provisional adjustments to reflect their estimated fair values at that time. In accordance with the purchase method of accounting, the KLM U.S. GAAP accounting policies will be conformed to Air France’s accounting policies upon the completion of the Air France-KLM transaction.

Column 5: Air France historical financial statements as presented under U.S. GAAP

This column presents the Air France historical consolidated income statement for the year ended March 31, 2003, the unaudited interim condensed consolidated income statement for the six months ended September 30, 2003 or the unaudited interim condensed consolidated balance sheet as of September 30, 2003, as the case may be, in each case prepared in accordance with U.S. GAAP.

Certain reclassifications have been made to Air France’s income statements presented elsewhere in this prospectus to conform to the presentation format in this unaudited condensed pro forma consolidated financial information. Such reclassifications have no impact on net income or stockholders’ equity.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

Column 6: Historical financial statements of KLM as presented under U.S. GAAP

This column includes KLM’s historical consolidated income statement for the year ended March 31, 2003, the unaudited condensed consolidated interim income statement for the six months ended September 30, 2003 or the unaudited condensed consolidated interim balance sheet as of September 30, 2003, as the case may be, in each case prepared in accordance with U.S. GAAP.

Certain reclassifications have been made to KLM’s financial statements to conform to the presentation format in this unaudited condensed pro forma consolidated financial information. Such reclassifications have no impact on net income or on stockholders’ equity.

Column 7: Pro forma adjustments

Accounting policy adjustments

The unaudited condensed pro forma financial consolidated information has been prepared in accordance with U.S. GAAP accounting policies, as applied by Air France, which differ in certain respects from the U.S. GAAP accounting policies of KLM as noted below. Upon completion of the exchange offer, Air France and KLM will perform a detailed review of their accounting policies and financial statement classifications. As a result of this detailed review, it may become necessary to make certain changes to Air France-KLM’s consolidated financial statements to conform the Air France accounting policies and classifications. Although Air France and KLM do not expect that this detailed review will result in material changes to accounting policies or classifications other than those noted below, no such assurance can be given at this time.

Accounting acquirer and application of the purchase method of accounting

Under U.S. GAAP, Air France is the acquirer of KLM and will account for its acquisition of KLM using the purchase method of accounting, as required by SFAS 141. Under the purchase method of accounting, Air France will allocate the total purchase price of KLM to the acquired assets and liabilities (including previously unrecognized items) based on their relative fair values as determined on the date of the transaction.

This unaudited condensed pro forma consolidated financial information has been prepared and presented assuming that Air France will acquire a 100% controlling economic interest in KLM following the completion of the combination and the acquisition of the cumulative preference Shares A.

Under U.S. GAAP, the aggregate purchase price was calculated as follows (in € millions, except number of shares and per share data):

KLM common shares outstanding	46,810,000
Exchange ratio into Air France’s shares	1.10
Equivalent number of Air France’s shares	51,491,000
Air France’s share price(1)	13.34
Estimated fair value of Air France shares issued	686.9
Estimated fair value of Air France warrants issued(2)	73.5
Estimated fair value of priority and preferred shares(3)	35.5
Estimated transaction-related expenses(4)	15.1

Total estimated purchase price consideration	811.0

Notes:

(1)

Under U.S. GAAP the market price for a reasonable period before and after the date terms of the transaction are agreed to and announced shall be considered in determining the fair value of securities issued. Accordingly, under U.S. GAAP, the Air France shares issued in

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

consideration for the merger to KLM shareholders are valued based on a weighted average for the six trading days between September 25, 2003 and October 2, 2003, which was €13.34 per share.
(2)	This amount represents the estimated fair value, as determined using a Black-Scholes valuation, of the Air France’s warrants expected to be issued in exchange for outstanding shares upon completion of the acquisition. The calculation is based on the number of warrants to be issued by Air France assuming 100% of KLM’s outstanding common shares will be exchanged. Assumptions were also made based on the expected volatility of the share of the combined company (40%), expected dividend of the combined company during the exercise period (€0.096, €0.144 and €0.188 per share), expected average life of the warrants (maturity of 42 months) and the discount rate (a risk-free return at maturity of 2.89% p.a.). Actual and final valuation may differ from those reflected herein.
(3)	Air France has entered into related agreements to acquire for €14.1 million (plus accrued but unpaid dividends) the outstanding Series C Preferred Stock of KLM and to acquire the outstanding priority shares of KLM for a total cost of €2,624. In addition, Air France would potentially acquire the cumulative preferred shares A for a total amount of €20 million.
(4)	Anticipated transaction-related expenses to be capitalized net of tax by the combined company represent financial advisors, transaction-related accounting and legal fees, and registration fees.

The estimated excess of purchase price consideration over the approximate value of KLM’s net assets, the estimated fair value adjustments and the estimated goodwill are as follows (in € millions):

Total estimated purchase price consideration	811
Less: KLM’s net assets under U.S. GAAP	(2,812)
Consideration of fair values of acquired assets and liabilities:
Estimated fair value of trademark, slots and customer relationships	246
Reduction in fair value of aircraft	(675)
Incremental fair value of buildings and land	248
Reduction in fair value of equity investment	(44)
Reduction in fair value in pension and post-retirement plans and increase in pension provision	(805)
Deferred tax adjustments	326
Other items, net	66

Excess of the fair value of net assets acquired over purchase price	(1,363)

The preliminary allocation of purchase price reflected above presents preliminary estimates of fair values as determined at September 30, 2003. Such estimates are based on preliminary independent appraisals. The actual allocation of the purchase price will be based on the fair values determined at the date of the transaction, which may differ, in some respects, from those presented above. Under U.S. GAAP, Air France will complete the purchase price allocation within one year of the exchange offer closing date.

The final purchase price allocation may differ from allocation presented above. The most significant differences between the preliminary allocation at September 30, 2003 and the final purchase allocation are expected to be:

•	Variability in the valuation of KLM aircraft (including aircraft held under capital leases); aircraft market value references are principally U.S. dollar-based and, therefore, the euro denominated fair value of the KLM fleet may fluctuate significantly based on €/$ exchange rate fluctuations. The exchange rate retained for the purpose of the pro forma purchase price allocation was $1.13 per €1.00. Should this exchange rate fluctuate to $1.18 for €1.00 or $1.24 for €1.00, the downward fair value adjustment to the KLM fleet would increase by €140 million or €270 million, respectively. Should the exchange rate fluctuate oppositely to $1.07 for €1.00, the downward fair value adjustment to the KLM fleet would decrease by €155 million;

•	Variability in the fair value of pension and post-retirement plans, including the effects of any plan amendments or changes in pension regulations that may occur between September 30, 2003 and the date of exchange offer closing date;

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

•	The related impact of each of these factors on the deficiency of the fair value of net assets acquired over purchase price, which will be allocated primarily to acquired KLM tangible and intangible non-current assets; and

•	Assessment of the realizability of additional deferred tax assets which may arise as a result of reductions to the reported values of the tangible and intangible assets of KLM.

The total fair values of acquired assets and liabilities of KLM as measured at September 30, 2003 and for purposes of preparing this pro forma combined financial information exceeded the total purchase consideration by approximately €1,363 million. This excess has been allocated on a pro-rata basis as a reduction of the reported amounts of certain accounts, specifically fixed assets (including flight and ground equipment), intangible assets, other non-current assets and investments accounted for under the equity method. Furthermore, the impact of applying this excess to reduce the carrying values of these items generates additional temporary differences between reported values and the tax basis of these assets. As a result, additional deferred tax assets have been recognized to reflect the consideration of the allocation of the net decrease of certain asset book values compared to their tax basis following the completion of the preliminary allocation of purchase price, including the allocation of the excess of fair values over purchase price to intangible and tangible assets of KLM. For purposes of preparing the unaudited condensed pro forma consolidated financial information, Air France assumed that it is more likely than not that such additional deferred tax assets will be realized and therefore no valuation allowance has been recorded regarding this additional deferred tax asset. Within the one year period following the completion of the exchange offer, Air France will further assess whether it is more likely than not that the additional deferred tax asset arising from the final purchase price allocation will be realized. Air France’s final assessment may differ from its current estimate.

Pension and other post-employment benefits

KLM sponsors a number of pension benefit plans across the various locations where it operates.

Benefit plans for employees outside the Netherlands account for less than 5% of total obligations. In the Netherlands, pension benefits consist of final or average career salary plans which are funded through separate legal entities to which employees also contribute.

Other post-employment benefits consist of sponsored medical coverage for some retirees, resulting in an estimated obligation (“PBO”) for these plans of €67 million with no related assets.

The adjustment to the carrying value of the KLM pension plans is based on this preliminary assessment of PBO and current values of plan assets.

As of September 30, 2003, some plans have assets in excess of the PBO estimated by external actuaries. Total obligations in respect of these overfunded plans are €7,012 million, and the corresponding fair value of available assets is €8,260 million, generating a pension asset of €1,247 million under U.S. GAAP as of September 30, 2003.

Following the completion of the transaction Air France will perform a full valuation of the acquired KLM plans, in order to determine the actual amount of pension assets to be included in the allocation of purchase price to the acquired plans of KLM. This valuation will occur as of the closing date of the exchange offer. It is not possible to predict at this time what the final value of the pension asset will be. As a result, the final value to be allocated to the acquired plans could be subject to significant changes.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

Allocation of purchase price consideration after allocation of the excess of the fair value of net assets acquired over purchase price consideration is as follows (in € millions):

Total estimated purchase price consideration	811
Less: KLM’s net assets under U.S. GAAP	(2,812)
Consideration of fair values of acquired assets and liabilities:
Estimated fair value of trademark, routes and slots and customer relationships	79
Reduction in fair value of aircraft	(2,182)
Incremental fair value of buildings and land	(94)
Reduction in fair value of equity investment	(111)
Reduction in fair value in pension and post-retirement plans and increase in pension provision	(805)
Other	66
Deferred tax adjustments	1,046

Excess of the fair value of net assets acquired over purchase consideration	—

(o)	Tangible assets

Reflects adjustments to the reported depreciation of KLM based on the reduction in the fair value of the fixed assets, based on estimated remaining useful lives as indicated below:

Description	Fair value inc/(dec)	Remaining service life	12-month adjustment	Six-month adjustment
	(in € million)	(years)	(in € million)
Fleet assets	(2,182)	7	(256)	(128)
Land and buildings	(94)	13	(5)	(3)

Total adjustments			(261)	(131)

(p)	Investments in equity affiliates

Reflects adjustments to the carrying value of KLM’s investments in affiliates, primarily KLM’s 50% investment in Martinair. For purposes of the pro forma income statements, the decrease in the carrying value of Martinair has been attributed to the fleet assets having an estimated remaining useful life of seven years. The amortization of these adjustments results in an increase to the reported income from this equity investee of €3 million and €6 million for the six months ended September 30, 2003 and the year ended March 31, 2003.

The above list is not exhaustive, and there may be other assets and liabilities which may have to be adjusted for fair value when the actual and final valuations and allocations are made after completing the exchange offer.

Air France will complete the determination of fair values and the allocation of the purchase price after the completion of the exchange offer. The determination of fair values will be based on an independent appraisal. Given the information available when preparing this unaudited pro forma consolidated financial information, management does not anticipate the final purchase price allocation to differ materially from the one presented herein.

NOTES TO THE UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION – (Continued)

(q)	Amortization of intangible assets

Intangible assets identified, depreciation periods and related impact on the U.S. GAAP amortization charge are as follows:

Description	Fair value	Estimated amortization period	12-month increase (decrease) in amortization expense	Six-month increase (decrease) in amortization expense
			(in € million)	(in € million)
Trademark	119	Indefinite	—	—
Slots	51	Indefinite	—	—
Customer relationships	35	4-7 years	6	3
Other	(60)	6 years	(10)	(5)

Total	145		(4)	(2)

In addition, the purchase price allocation resulted in the fair valuation to zero of KLM goodwill balance prior to the acquisition and the related cancellation of an impairment charge of €5 million in KLM income statement for the year ended March 31, 2003. Therefore, the total pro forma decrease in the depreciation and amortization expense for this year amounts to €(9) million. There was no impairment of goodwill in KLM income statement for the six month period ended September 30, 2003 under U.S. GAAP.

(r)	Deferred income taxes

These adjustments reflect the temporary deferred tax impacts of the U.S. GAAP pro forma adjustments listed above. Income tax effect has been calculated using the KLM weighted average current tax rate of 34.5% to taxable adjustments.

Pro forma earnings per share

For purposes of determining the pro forma earnings per share, the number of weighted average outstanding common shares resulting from the exchange offer has been computed. This computation is based on the historical weighted average common shares of each company and applying the exchange ratio of 11 Air France common shares to 10 KLM common shares as if the exchange offer had been completed at the beginning of each period presented. Pro forma earnings per share are calculated based on the number of Air France pro forma shares assuming that 100% of KLM common shares are tendered to the offer, irrespective of the Air France warrants to be issued, divided into the combined pro forma income (loss) from continuing operations.

The Air France KLM combined pro forma earnings per share ratio is computed as follows (in thousands):

	Year ended March 31, 2003	Six months ended Sept. 30, 2003
Air France’s weighted average common shares outstanding	217,269	216,896
Additional shares to be issued
(11/10 of KLM common shares which were 45,071 and 44,188 as of March 31, 2003 and September 30, 2003 respectively)	49,578	48,607
Total	266,847	265,503

Air France’s weighted average common shares exclude treasury shares.

The computation of the additional shares to be issued gives effect to the exchange offer ratio of 11 air France shares to be issued for each 10 KLM tendered common shares, irrespective of the Air France warrants to be issued.

MARKET INFORMATION

General

The table below sets forth, for the periods indicated, the reported high and low sales prices per share for Air France shares on Euronext Paris, for KLM ordinary shares on Euronext Amsterdam and for KLM New York registry shares on the NYSE:

Period	Euronext Paris price per Air France share(1)		Euronext Amsterdam price per KLM ordinary share		NYSE price per KLM New York registry share
	High	Low	High	Low	High	Low
	(€)		(€)		($)
Financial year ended March 31, 1999	25.92	12.76	43.73	18.84	66.25	30.67
Financial year ended March 31, 2000	21.52	14.94	31.11	18.05	45.50	17.06
Financial year ended March 31, 2001	27.01	15.31	34.75	17.55	30.19	15.13
Quarterly
Quarter ended March 31, 2001	27.01	17.95	28.90	20.20	27.00	18.10
Quarter ended June 30, 2001	22.58	17.56	24.00	18.95	20.50	17.02
Quarter ended September 30, 2001	20.35	8.70	21.35	7.30	18.09	6.95
Quarter ended December 31, 2001	17.10	11.00	14.69	8.30	12.85	7.50

Quarter ended March 31, 2002	21.19	16.06	18.84	12.50	16.90	11.25
Quarter ended June 30, 2002	20.77	14.52	17.94	11.72	15.83	11.65
Quarter ended September 30, 2002	17.94	7.23	12.86	8.15	12.49	8.07
Quarter ended December 31, 2002	13.35	7.09	13.00	8.01	12.89	7.76

Quarter ended March 31, 2003	10.70	7.47	9.79	5.20	10.25	5.82
Quarter ended June 30, 2003	12.59	8.17	8.74	5.40	10.24	5.90
Quarter ended September 30, 2003	15.44	11.10	14.42	7.05	15.85	8.17
Quarter ended December 31, 2003	14.17	12.04	14.39	12.45	16.63	14.68
Monthly
September 2003	15.44	12.67	14.42	9.75	15.85	10.90
October 2003	14.10	12.65	13.98	12.50	16.29	14.68
November 2003	14.17	12.14	14.39	12.45	16.52	14.88
December 2003	13.06	12.04	13.65	12.61	16.63	15.65
January 2004	14.55	12.18	15.78	12.65	19.75	16.21
February 2004	17.77	13.21	20.12	14.53	24.84	18.29
March 2004	16.77	13.51	19.18	15.30	23.76	18.71

Notes:

(1)	Air France shares were first listed on Euronext Paris on February 22, 1999.

On April 1, 2004, the most recent practicable date before the date of this prospectus:

•	the closing price of Air France shares on Euronext Paris was €14.61,
•	the closing price of KLM ordinary shares on Euronext Amsterdam was €16.82, and
•	the closing price of KLM New York registry shares on the NYSE was $20.89.

AIR FRANCE DIVIDEND POLICY

We paid no dividend in respect of the financial years ended March 31, 1998 and 1999. Dividends of €0.06 (€0.09 including the tax credit), €0.10 (€0.15 including the tax credit), €0.22 (€0.33 including the tax credit) and €0.14 (€0.21 including the tax credit) were paid to stockholders in respect of the financial years ended March 31, 2003, 2002, 2001 and 2000, respectively. Future payments of dividends, if any, will depend on the operating results of Air France and its investment policy at that time. See “Description of the Share Capital of Air France — Dividend and Liquidation Rights” and “Taxation”.

As described under the heading “Taxation—French Tax Considerations—French Tax Consequences of Owning and Holding Air France Shares or ADSs and Air France Warrants or ADWs—Taxation of Dividends — Avoir fiscal and Précompte”, a resident of France is in some circumstances entitled to an avoir fiscal, which is a form of tax credit, in respect of a dividend received in cash or in the form of shares.

OWNERSHIP OF AIR FRANCE SHARES

As of December 31, 2003, the share capital of Air France was made up of 219,780,887 fully paid-up shares at a nominal value of €8.50 each.

The following table sets forth, to the best of Air France’s knowledge, certain information with respect to the beneficial ownership of Air France shares and voting rights as of December 31, 2003.

Name	Number of shares	Percentage of shares	Percentage of voting rights
French State	118,645,918	54.0	54.7
Current and former employees	28,718,631	13.1	13.3
Public	69,420,233	31.6	32.0
Treasury shares	2,996,115	1.3	0.0

Total	219,780,887	100.0	100.0

As of December 31, 2003, to the best of our knowledge, no individual shareholder or group of shareholders, other than the French State and our current and former employees, owned, directly or indirectly, individually, jointly, or in concert, more than 2% of the shares or voting rights of Air France. In addition, to the best of our knowledge, as of December 31, 2003, the total number of Air France shares owned in the aggregate by members of the board of directors and executive committee as a group was less than 0.5% of the share capital. Each outstanding Air France share is entitled to one vote. To the best of our knowledge, as of December 31, 2003, residents in the United States held 1,076,793 Air France common shares, representing 0.5% of Air France’s share capital.

The following table sets forth, to the best of our knowledge, certain information with respect to the beneficial ownership of Air France shares and voting rights as of March 31, 2003, 2002 and 2001:

	Percentage of shares			Percentage of voting rights
	2003	2002	2001	2003	2002	2001
French State	54.4	55.9	55.9	55.1	56.3	56.3
Current and former employees	12.9	11.1	10.7	13.1	11.2	10.8
Public	31.4	32.3	32.7	31.8	32.5	32.5
Treasury shares	1.3	0.7	0.7	0.0	0.0	0.0

Total	100	100	100	100	100	100

None of Air France, or, to the best of our knowledge, Air France’s associates or majority-owned subsidiaries, the French State or the members of our board of directors or executive committee owns any KLM common shares or has transacted in KLM common shares during the past 60 days.

We have been a state owned and controlled company in our current form since the coming into effect of the French Law of June 16, 1948 (the French Civil Aviation Code). Until the effective transfer of a majority of its share capital to the private sector, which is expected to occur upon completion of the offer, we are also subject to French law no. 83-675 of July 26, 1983 relating to the democratization of the public sector and to other special requirements deriving from our status as a majority state owned corporation with public interest obligations. For more information on our relationship with the French State, see “Information About Air France’s Relationship with the French State”, “Employees” and “Description of the Share Capital of Air France”.

Assuming all KLM common shares are tendered in the offer, the shareholding of the French State in Air France would, as a consequence of our issuing shares in the offer, but before the exercise of any Air France warrants, automatically be diluted to 43.7% beneficial ownership of Air France and 44.7% of the voting rights of Air France.

INFORMATION ABOUT AIR FRANCE’S

RELATIONSHIP WITH THE FRENCH STATE

Prior to the Effective Transfer of a Majority of Air France’s Share Capital to the Private Sector

We have been a state-owned company in our current form since the coming into effect of the French Civil Aviation Code in 1948. In February 1999, the French State and entities controlled by the French State offered approximately 44% of Air France’s share capital for sale by way of a global offering, an offering to the public in France and an offering to qualifying current and former employees of Air France and its affiliates. As of September 30, 2003, the French State held 54.0% of our shares and 54.7% of the voting rights of Air France.

On July 29, 2002, the French government announced its intention to transfer a majority of Air France’s share capital to the private sector and in connection with the combination the French State has committed in the declaration of understanding with the State of the Netherlands to reduce its shareholding in Air France to less than 20%, in one or more stages, as soon as market conditions permit. In December 2002, the French government introduced a bill related to the aviation industry and in particular to the transfer of a majority of Air France’s share capital to the private sector. This bill was passed into law, the 2003 Air Carrier Law, and was subsequently supplemented by Regulation no. 2003-571 of June 27, 2003. Amendments to Air France’s articles of association were adopted by the shareholders’ general meeting held on July 10, 2003 and will be effective as of the transfer of a majority of Air France’s share capital to the private sector. In addition, in the declaration of understanding, the French State has committed to submit amendments to the 2003 Air Carrier Law to the French General Assembly to effect the hive down.

In compliance with the French Civil Aviation Code and French Law no. 2001-5 of January 4, 2001, the board of directors of Air France currently consists of 20 members, 10 of whom (including the chairman of the board of directors and chief executive officer) are appointed by the French State by decree. The other directors are elected or appointed to represent the employees, the employee shareholders and the shareholders other than employee shareholders and the French State. See “Management of Air France – Board of Directors – Composition of the Board”.

In addition, Article L. 342-1 of the French Civil Aviation Code provides that Air France is subject to the general authority of the Minister in charge of civil aviation and the economic and financial authority of the French State.

The Minister of Transportation has authority over our air transport operations. The General Director of Civil Aviation and the Director of Air Transportation sit on our board of directors as Government Commissioner and Deputy Government Commissioner, respectively, but have consultative powers only.

The French State also exercises economic and financial authority over us and any affiliate in which we directly hold a majority interest. Pursuant to Decree no. 55-733 of May 26, 1955, as amended, such authority is exercised by an economic and financial review panel whose members are appointed by the French Minister of Economy, Finance and Industry. The review panel is based at our head office and may require any information and conduct any enquiries it deems necessary. The members of the review panel may attend all meetings of our board of directors and committees, as well as our general shareholders’ meeting.

French Law no. 2001-5 of January 4, 2001 and Decree no. 2001-534 of June 21, 2001 reduced the scope of the French State’s authority over us and gave our management greater autonomy. In addition, the French Civil Aviation Code was amended to eliminate certain prior authorization requirements relating to Air France, particularly in matters relating to our general capital expenditure needs. See “Management of Air France – Board of Directors – Oversight by the French State”.

We are also subject to the authority of the Cour des comptes (the Court of Accounts, an entity that has jurisdiction over the financial affairs of the French public sector and is responsible for auditing the public accounts) and to parliamentary review.

Following the Effective Transfer of a Majority of Air France’s Share Capital to the Private Sector

Assuming acceptance in full of the offer, the shareholding of the French State in Air France would, as a consequence of Air France issuing shares to the holders of KLM common shares, automatically be diluted to 43.7% beneficial ownership of Air France and 44.7% of the voting rights of Air France.

Following the transfer of a majority of Air France’s share capital to the private sector, the authority of the Minister of Transportation over Air France’s air transport operations and the economic and financial authority of the French State over Air France and its majority owned affiliates will be repealed by the 2003 Air Carrier Law. The Law of July 26, 1983 relating to the democratization of the public sector will no longer apply and, as a result, Air France will not be bound to negotiate the terms of exercise of union rights, although Air France expects that such negotiations will continue to take place. We will also cease to be subject to the authority of the Court of Accounts and to parliamentary review.

Pursuant to Décret-Loi of October 30, 1935, as amended by Law no. 2001-420 of May 15, 2001, the French State is entitled to designate a number of candidates for the board in proportion to its shareholding in Air France (which may not be lower than two members), provided that it holds at least 10% of Air France’s share capital. Board members elected by the employees are not counted for the purpose of determining the proportion of the French State’s representation. For example, if, immediately following the offer the French State beneficially owns 43.7% of Air France’s share capital and 44% of its voting rights, it will be entitled to designate up to nine members to Air France’s board of directors. If the French State reduces its shareholding in Air France to 20%, the French State will be entitled to designate four members to Air France’s board of directors.

The 2003 Air Carrier Law will not permit the French State to hold a golden share in Air France since such a mechanism would be inconsistent with the June 4, 2002 rulings of the European Court of Justice. As a result, we will be solely responsible for ensuring compliance with applicable rules relating to the maintenance of our operating license and the protection of our traffic rights, in accordance with the 2003 Air Carrier Law. In this context, our articles of association have been amended, effective as of the transfer of a majority of Air France’s share capital to the private sector, to ensure such compliance and protection. See “Description of the Share Capital of Air France — Form and Holding of Shares” and “Description of the Air France American Depositary Shares — Limitations on the Right to Own, Transfer or Vote Air France ADSs; Compulsory Transfer of Air France Shares”.

Other Relationships

Various agencies of the French State are our customers, but we do not view these agencies as a single customer and believe our business with such agencies is conducted under normal commercial terms.

In addition, as part of our normal business, we enter into transactions, which we believe to be at arm’s length, with state-owned and governmental entities such as ADP, the French Ministry of Defense and the French Civil Aviation Authority (Direction Générale de l’Aviation Civile, or DGAC).

We have various arrangements with ADP, including, but not limited to, land and property rental arrangements and airport and passenger regulated fee arrangements. In addition, ADP collects landing airport taxes on behalf of the French State. Air France incurred total expenses in connection with these arrangements of €443.7 million and €390.7 million, respectively, for the financial years ended March 31, 2003 and 2002.

We have also entered into arrangements with the French Ministry of Defense to maintain French military aircraft. Net revenues from these arrangements were €116.6 million and €118.5 million for the financial years ended March 31, 2003 and 2002, respectively.

As the French civil aviation regulator, the DGAC charges us fees for the use of installations and services operated by the French State, including radio communications and meteorological services. We incurred total expenses in connection with these installations and services of €263.9 million and €229.9 million for the financial years ended March 31, 2003 and 2002, respectively.

HISTORY OF AIR FRANCE

Air France was founded in 1933 following a merger of the major French airlines of the time, Air Union, Air Orient, Société Générale de Transports Aériens, Compagnie Internationale de Navigation Aérienne and Aéropostale. Immediately prior to the Second World War, Air France owned a fleet of 85 aircraft operating over several main networks: Continental Europe, the Mediterranean Basin, Africa, America, the South Atlantic and one route to China.

Nationalized in 1945, Air France acquired the rights to operate all French airline routes existing immediately after the war. On July 1, 1946, when the first Paris-New York service was inaugurated with a journey time of 23 hours and 45 minutes, the Air France network covered approximately 160,000 kilometers.

From 1946 to 1963, Air France developed a major international network. In 1959 and 1960, Air France commissioned its first Caravelles and Boeing B707s, the latter particularly used on the Paris-New York route, reducing flight time on this route to eight hours – 15 hours and 45 minutes less than in 1946. Concorde, the first commercial supersonic aircraft, began commercial operations in 1976 on the Paris-Rio, Paris-Caracas and Paris-Washington routes and, in 1977, after the U.S. authorities granted authorizations, linked Paris to New York with a flight time of three hours and 45 minutes.

At the same time, since 1946, other French airlines were developing. Union Aéromaritime des Transports and Transports Aériens Intercontinentaux, which operated in French-speaking Africa and served some destinations in Asia jointly with Air France, merged in 1963 to form Union des Transports Aériens (UTA). In January 1990, Air France acquired UTA.

Air France participated in the establishment of Air Inter, a domestic airline, with Société Nationale des Chemins de Fer (the SNCF, the French national railway network) and the Caisse des Dépôts et Consignations (a French financial institution). In 1990, Air France, which held 36% of Air Inter, purchased UTA, which, separately, held an approximately 36% interest in Air Inter. The newly-formed group covered the French domestic routes and all the major international destinations served from France. Air France and UTA merged in 1992 and finally, in 1997, Air France merged with Air Inter, which had been renamed Air France Europe.

The main stages in the development of the legal structure of Air France were:

•	August 30, 1933 – the founding of Air France.

•	June 16, 1948 – the creation of “Compagnie nationale Air France”, a limited liability company with a board of directors to which all the assets, rights and obligations of the former Air France, a limited liability company, were transferred.

•	January 29, 1990 – the acquisition of UTA, after which Air France controlled 72% of Air Inter.

•	December 29, 1992 – the merger of Air France and UTA, a limited liability company with employee shareholding (SAPO), after which UTA, the surviving entity, changed its name to “Compagnie nationale Air France”.

•	July 25, 1994 – the formation of the holding company “Groupe Air France”, wholly owned by the French State and whose business purpose was the holding of the majority of the registered share capital of the Compagnie nationale Air France and Air Inter.

•	January 25, 1995 – a change in corporate form whereby Compagnie nationale Air France changed its form from a SAPO to a limited liability company, a more traditional corporate form.

•	January 1, 1996 – the change of Air Inter’s name to “Compagnie Air France Europe” and the commencement of the combined operating companies’ operations under the trade name “Air Inter Europe”.

•	April 1, 1997 – the commencement of Air France’s management of Air France Europe’s business.

•	September 12, 1997 – the merger of Groupe Air France and Air France Europe into Compagnie nationale Air France, with retroactive effect from April 1, 1997, creating a unified corporate structure grouping Air France’s domestic, European and long-haul operations under a common parent corporation, renamed “société Air France” on July 2, 1998.

•	February 22, 1999 – the initial listing of Air France’s shares on the Monthly Settlement Market following the combined offering of the share capital of société Air France to 2.4 million private individuals, international institutions, and 72% of Air France’s employees.

•	June 22, 2000 – the launching of the SkyTeam and SkyTeam Cargo alliances, with founding members Air France, Aeroméxico, Delta Air Lines and Korean Airlines, later joined by Alitalia and CSA Czech Airlines.

•	1999 – 2001 – the creation of a regional division through the acquisition of CityJet (1999), Brit Air (2001), and Régional (2001) and the integration of these three airlines into Air France’s regional network.

•	2001 – the open sky agreement between the U.S. and France enables the European SkyTeam alliance companies and Delta Air Lines to obtain antitrust immunity from the U.S. Department of Transportation on all transatlantic flights.

•	2002 – SkyTeam benefits from both trans-Atlantic and trans-Pacific antitrust immunity.

•	2003 – Air France celebrates the 70th anniversary of its founding.

BUSINESS OF AIR FRANCE

Introduction

Air France, founded in 1933, is one of the largest airlines in the world, ranking third worldwide in terms of international passengers carried as of December 31, 2002, according to the International Air Transport Association (IATA), and third among European airlines in Europe in terms of traffic (revenue passenger-kilometers) in September 2003, according to the Association of European Airlines (AEA) with a market share of 16.8%. Air France is also the leading carrier in France.

Air France organizes its networks around three main platforms. Roissy-CDG is the main hub and the international platform for long- and medium-haul flights. Lyon-St. Exupery is the secondary hub for medium-haul, intra-European connections. Orly is the platform for domestic point-to-point flights.

Air France’s core business of passenger transportation accounted for 83.0% of its total operating revenues of €12,687 million for the financial year ended March 31, 2003 (83.4% of its total operating revenues of €6,193 million for the six months ended September 30, 2003). Air France’s activities also include cargo (11.7% of total operating revenues for the financial year ended March 31, 2003), industrial maintenance (4.3%) and other air transport-related activities, including catering (1.1%). For the six months ended September 30, 2003, cargo accounted for 11.2% of total operating revenues, industrial maintenance for 4.2% and other air transport-related activities for 1.2%.

The financial year ended March 31, 2003 was marked by a continued worldwide economic downturn exacerbated by the terrorist attacks against the World Trade Center and the Pentagon on September 11, 2001, the consequences of which continue to be felt throughout the air transport sector. The global economy was further strained during the financial year ended March 31, 2003 by geopolitical tensions surrounding the build-up to and the outbreak of the war in Iraq, which had the effect of significantly reducing transatlantic and Middle East traffic and, to a lesser extent, by the spread of SARS, which resulted in sharply-reduced air traffic levels to and from Asia during the final weeks of the financial year. Notwithstanding the severe impact of this environment on the airline industry, Air France realized net income of €120 million for the financial year ended March 31, 2003.

The effects of the September 11, 2001 terrorist attacks, the war in Iraq and the outbreak of SARS continued to affect the six-month period ended September 30, 2003 although the industry began to show signs of recovery. Passenger traffic to the Asia Pacific region most severely affected by SARS recovered by the end of the period, and Air France gradually reinstated full capacity on its flights to the region from mid-August 2003, although overall traffic levels remain below what they were one year ago. Net income was €52 million for the six months ended September 30, 2003.

Air France believes that its results in a difficult environment evidence the efficient pursuit of Air France’s goal of profitable growth built around the following elements:

•	capitalizing on the full potential of its strategically-located hub at Roissy-CDG,

•	building on the strength of the SkyTeam alliance and its potential for further expansion,

•	maintaining a geographically diversified and well-balanced network,

•	leveraging Air France’s existing domestic base, and

•	continuing the rationalization of its fleet.

Air France’s sophisticated revenue management program and its cost-saving program, which has helped to enhance cost-control and improve profitability, have been an important part of this strategy.

Strategy

Capitalizing on the Full Potential of Air France’s Roissy-CDG Hub

Air France’s main hub is located at Roissy-CDG, the third largest airport in Europe in terms of yearly passengers handled and the first airport in Europe in terms of yearly number of aircraft arrivals and departures as at December 31, 2002, according to Airports Council International. Since the implementation of the hub system in 1996, the weekly number of long-haul and medium-haul connections occurring in less than two hours more than tripled to 16,062 by the summer season 2003 (source: OAG Band Summer 2003), making Air France’s hub at Roissy-CDG Europe’s most efficient hub and a natural point of entry to Europe. Roissy-CDG benefits from four runways, three of which currently operate simultaneously, with the fourth expected to operate simultaneously by summer 2004, gradually increasing by 20% the number of slots at the airport. Air France is expected to benefit further from the opening of its new terminal 2E, which commenced operations on June 25, 2003. During the first phase of its operations, terminal 2E has an annual handling capacity of six million passengers, which is expected to increase to nine million passengers by 2005. Air France aims to regroup its operations with those of the other SkyTeam members at terminals 2F and 2E, leading to greater commercial and operating performance for the SkyTeam alliance.

The following table shows the average number of long-haul and medium-haul connection opportunities within two hours for the summer and winter seasons 2003, 2002, and 2001:

Season	2003	2002	2001
Summer(1)	16,062	15,875	15,121
Winter(2)(3)	14,870	14,043	13,665

Notes:
(1)	IATA summer season is April-October.
(2)	IATA winter season is November-March.
(3)	The winter season is referred to by the year in which it begins.

Building on the Strength of the SkyTeam Alliance

Air France is a founding member of the SkyTeam alliance formed in June 2000, which also includes Aeroméxico, Delta Air Lines, Korean Air, CSA Czech Airlines and Alitalia. The SkyTeam alliance enables Air France to offer its customers a seamless and integrated air travel service spanning a worldwide network structured around a coordinated system of seven hubs located in Paris, Atlanta, Cincinnati, Mexico City, Prague, Rome and Seoul. SkyTeam offered an average of 8,217 daily flights to 512 destinations in 114 countries during the financial year ended March 31, 2003. Air France believes that the competitive landscape in the airline industry is undergoing a period of rapid and intense change and that strong global alliances are critical for profitable growth. Accordingly, Air France’s strategy is to continue to develop the SkyTeam alliance to reinforce the alliance’s position as an industry leader.

Air France’s alliance strategy has three central components. First, Air France is actively working to deepen its relationship with existing alliance members through joint ventures and cross-shareholdings, such as we have with Alitalia. Second, SkyTeam members with antitrust immunity, such as Air France and Delta, are working closely to build a joint sales management system aimed at presenting “one face” to the global marketplace through harmonization of sales policies and IT systems, to increase frequencies through coordination on certain routes and to open additional routes to capitalize on new market opportunities. Further, Air France and other SkyTeam members are seeking to expand the alliance with potential new members, such as Continental Airlines and Northwest Airlines. Both of these airlines have requested SkyTeam membership and currently have code sharing arrangements in the United States with Delta Air Lines. The combination with KLM, and its planned membership in SkyTeam, is an extension of this strategy that Air France believes is promising given the complementarities between the two airlines.

Air France believes the SkyTeam alliance has proven an effective means for Air France to lower its unit costs and to increase the scope of its offerings and market presence without incurring substantial additional investments. Air France also believes the SkyTeam alliance has proven critical to Air France’s ability to withstand periods of economic and geopolitical crisis by allowing for reduced capacity during business downturns while maintaining a commercial presence through code-sharing agreements.

Maintaining a Geographically Diversified and Well-Balanced Network

Air France has focused on constructing an efficient and balanced network. During the financial year ended March 31, 2003, the Air France group offered an average of more than 1,800 daily flights over a network covering 198 destinations in 83 countries and carried approximately 42.9 million passengers. The balanced diversification of Air France’s network is demonstrated by the geographical distribution of its revenues. Air France’s scheduled passenger operating revenues by market destination during the six months ended September 30, 2003 and the financial years ended March 31, 2003, 2002 and 2001 were distributed as follows:

	Six months ended September 30,	Year ended March 31,
Region	2003	2003	2002	2001
Europe	26.7%	26.5%	26.9%	26.9%
France	20.8%	19.7%	21.3%	20.2%
North and Latin America	20.8%	20.2%	20.0%	22.4%
Asia	9.5%	12.1%	11.8%	12.4%
Africa and Middle East	11.0%	11.3%	10.3%	9.1%
Caribbean and Indian Ocean	11.2%	10.2%	9.7%	8.7%

Air France is not dependent on any one geographic region, and each region tends to react differently to changes in the economic and geopolitical environment. Air France has demonstrated that it is able to respond to crises by shifting capacity from negatively-affected markets to markets where demand remains strong.

Leveraging the Strength of Air France’s Existing Domestic and Regional European Base

Air France considers its strength in France and Europe as critical to its long-term success. Air France thus reinforced its domestic and regional position through the acquisitions of the regional airlines CityJet (2000), Brit Air (2001), and Régional (2001). The acquisition of these airlines, each with a fleet of aircraft with a seating capacity of less than 100, has allowed Air France to enter new regional routes with lower traffic volumes. Air France intends to further use its regional network to increase regional flight connectivity to its Roissy-CDG and Lyon-St. Exupéry hubs, thereby generating increased long- and medium-haul connecting traffic, and to improve customer appeal by increasing flight frequencies and services to a greater number of destinations.

In the face of competition from low-cost airlines and alternative modes of travel such as high-speed rail, Air France has traditionally maintained a flexible domestic fare structure based on reductions in ticket prices for advanced sales and reductions in business fares during non-peak travel times with lower load factors. The introduction of the La Navette shuttle service in 1996, focusing on high-frequency short-haul point-to-point traffic in France, has allowed Air France to remain competitive with alternative modes of transport such as the French TGV rail system and with low-cost air carriers.

Continuing the Rationalization of its Fleet

In conjunction with its balanced network, Air France is developing its fleet according to a strategy combining flexibility and rationalization. Flexibility is achieved through the negotiation of aircraft purchase contracts that allow Air France to make modifications to the aircraft delivery schedule and substitutions of different types of aircraft within the same family. To improve the flexibility of its fleet, Air France also systematically holds approximately 40 to 45% of its fleet through operating leases, which are renewed periodically and can thus be terminated at frequent intervals. These operating leases allow Air France to make rapid adjustments to the size and composition of its fleet to meet capacity requirements.

Air France is rationalizing its fleet by reducing aircraft diversity, which results in decreased maintenance and flight-deck crew training expenses and improved operating flexibility. In the medium-haul fleet, Air France plans to employ a single family of aircraft by 2007, consisting of the A-318, A-319, A-320 and A-321 aircraft models. Air France is rationalizing its long-haul fleet by using new aviation technology that permits an aircraft’s maximum flight range to be virtually independent of its size, allowing for greater flexibility in servicing both high- and low-volume destinations, and in accommodating various proportions of business and economy passengers. Air France is thus able to adjust the allocation of high- and low-capacity aircraft throughout its worldwide network depending on demand. For example, following the events of September 11, 2001, Air France redeployed large capacity aircraft from routes where demand had fallen, such as the North America region, to routes where demand had increased, such as the African and Caribbean and Indian Ocean regions. Similarly, Air France was able to adjust capacity to match falling demand that followed the war in Iraq and the outbreak of SARS during the financial year ended March 31, 2003. This flexibility has allowed Air France to respond to crises and to shift capacity quickly across networks.

As of December 31, 2003, société Air France maintained a fleet in operation of 246 aircraft (359 including the regional fleet), with an average aircraft age of 8.5 years.

Controlling Costs and Improving Productivity

To meet the challenges of an industry in which unbalanced cost structures have adversely affected a number of airlines, Air France continues to place a major strategic focus on controlling costs and improving productivity. To this end, Air France has implemented a series of three-year cost-saving programs. The first program was implemented in 1998 and succeeded in reducing operating costs by an aggregate of 3 billion French francs (approximately €457 million). In April 2001, Air France implemented its second program, the Performance 2003 Plan (Plan Performance 2003), aimed at reducing unit costs over a three-year period by 5% (operating costs in an aggregate of €280 million). Since its implementation, the Performance 2003 Plan has resulted in operating cost savings of €235 million as of September 30, 2003, which partially offset increases in insurance, safety, and airport charge expenses. The Performance 2003 Plan aims at reducing costs by:

•	reduction of ticket distribution and sales costs,

•	optimization of refueling procedures and reduction of catering expenses,

•	optimization of external purchase procedures,

•	improved productivity through upgraded IT systems, and

•	increased revenues from auxiliary services provided to third parties.

Due to the exceptional airline industry crisis experienced over the period of the plan, the Performance 2003 Plan has been coupled with other exceptional cost-savings initiatives, including a revision of the fleet plan and reduction of operating expenses through the implementation of a hiring freeze and capacity and spending cuts. Air France has realized €60 million in savings from these exceptional cost-savings initiatives during the six months ended September 30, 2003. Air France has decided to extend these contingency measures for another six months and aims to save an additional €60 million during the period from October 1, 2003 to March 31, 2004. As an additional cost-saving measure, Air France decided to discontinue operation of the Concorde as of June 1, 2003.

Air France is currently developing its next three-year cost cutting program, which is expected to be implemented in April, 2004. The objective of the new cost-savings plan will be to improve unit costs by March 2007 by 6%. The elements of the cost-savings program are the introduction of a new European medium-haul product, ongoing cost-cutting measures and the realization of potential cost synergies from the combination with KLM relating to Air France-KLM’s operations.

Air France established a separate procurement department in 1995 with the function of managing all Air France’s purchases. Central control and rationalization of external purchases is key to controlling Air France’s costs. Air France’s purchase management strategy focuses on controlling external expenditures, reducing overall costs associated with supply chain logistics, and rationalizing its supplier portfolio.

Revenue Management

Air France employs sophisticated revenue management tools with the objective of delivering the highest possible yield based on passenger demand. Passenger demand is generated through marketing and sales programs and is segmented through pricing initiatives, fare prices and tariff restrictions. Based on segmented passenger demand, Air France’s revenue management team employs a variety of analytical tools with the aim of maximizing the “load factor/unit revenue” pairing on any given flight and obtaining the highest possible margins.

Air France’s revenue management department, which was created in 1995, works closely with Air France’s scheduling, sales and marketing departments, and consists of three main sectors:

•	Pricing. The pricing sector is composed of analysts responsible for establishing a consistent pricing policy for all Air France sales. The pricing sector publishes and negotiates fare prices, conditions and distribution channels, and monitors and analyzes the pricing policies and structures of Air France’s competitors.

•	Fare implementation. This sector consists of coordinators responsible for implementing Air France fares and conditions as determined by the pricing analysts.

•	Inventory. This sector consists of analysts who examine the mix of high and low yield fares on individual routes, project demand forecasts and overbooking rates for each fare class on any given flight on a particular date, and optimize route networks.

SkyTeam Alliance

Air France is a founding member of the SkyTeam alliance, a worldwide strategic alliance between Aeroméxico, Air France, Alitalia, CSA Czech Airlines, Delta Airlines and Korean Air. Structured around seven operational hubs – Paris, Atlanta, Cincinnati, Mexico City, Prague, Rome and Seoul – the SkyTeam alliance benefits from one of the world’s most extensive hub networks. The SkyTeam alliance has proven an effective means of achieving the commercial and economic benefits of international consolidation with limited capital expenditure investment.

In 2002, the SkyTeam alliance accounted for 12% of worldwide market share in terms of revenue per passenger kilometer. The SkyTeam alliance offers an average of approximately 8,217 daily flights to 512 destination cities in 114 countries.

The SkyTeam alliance is passenger and service oriented, providing benefits such as:

•	a shared miles program,

•	access to a global network of routes and destinations,

•	guaranteed seating,

•	access to approximately 340 passenger lounges worldwide,

•	increased connections through SkyTeam’s worldwide hub network,

•	single check-in for connecting flights and streamlined check-in procedures,

•	coordinated ground and in-flight services among alliance members, and

•	the ability of passengers to make travel arrangements and get information at any of SkyTeam’s ticket offices worldwide.

SkyTeam has members who have been granted both trans-Pacific and trans-Atlantic antitrust immunity (ATI) by the U.S. Department of Transportation. Prior to being granted ATI, cooperation between Air France and Delta was based on the Franco-American Agreement of 1998. In 2001, France negotiated an open-sky agreement with the United States and in January 2002 Air France was granted ATI. The granting of ATI permits closer cooperation among Delta Air Lines and the other ATI alliance partners on matters such as fare policy, scheduling and sharing of passenger information. In terms of services offered, the obtaining of ATI has facilitated the SkyTeam members’ expansion of their current marketing agreements, the integration of flight schedules, the coordination of passenger information, and sales and marketing programs on trans-Atlantic and trans-Pacific routes.

The SkyTeam alliance proved critical to Air France’s ability to adapt its network and capacity in response to recent crises in the airline industry. For example, following the events of September 11, 2001, code sharing agreements between Air France and other alliance members allowed Air France to reduce capacity on routes where demand had dropped significantly, such as the Paris-Dallas and Paris-Cincinnati routes, while maintaining its marketing presence on these routes and the number of destinations serviced by Air France. See “Risk Factors — Risks Related to Air France-KLM’s Business — The failure of an alliance to develop or the decision by other members not to participate fully or to withdraw from an alliance could have a material adverse effect on Air France-KLM’s business”.

Air France and KLM have agreed that, subject to the completion of the combination, and to KLM fulfilling the necessary SkyTeam membership requirements, KLM will be admitted as a member of the SkyTeam alliance. However, should the completion of the combination not occur as a result of certain regulatory reasons, KLM will still be admitted to enter into SkyTeam if it fulfils the membership requirements. See “Summary of the Framework Agreement— KLM Admission into SkyTeam”.

As contemplated in the commercial agreement dated July 27, 2001, Air France and Alitalia entered into a joint venture in April 2002 and completed, in January 2003, a cross-equity participation of 2% in each other’s share capital. In the joint venture, Air France and Alitalia seek to optimize service on routes between France and Italy through coordination of flight programs, harmonized internal operating and accounting procedures, and share profits based on their respective contribution of resources. Air France and Alitalia have agreed to make available some slots to competitors if a competitor cannot obtain slots through the normal allocation procedures in order to address the European Commission competition concerns about this joint venture, as described in “Regulation of Air France — Other Regulatory and Legal Issues Relating to Air France’s Operations — Cooperation Agreement with Alitalia”.

SkyTeam members are also developing closer cooperation between their sales and revenue management teams and, for example, have launched “European AirPass SkyTeam”, which permits passengers from America, Asia or Africa to travel across Europe on SkyTeam member routes and to benefit from flexible and economically attractive fare conditions.

On August 23, 2002, SkyTeam alliance partner Delta Air Lines signed a commercial agreement with Continental Airlines and Northwest Airlines, which was reviewed by the U.S. Department of Justice and the U.S. Department of Transportation the same year. This 10-year agreement, which entered into force in April 2003, includes code sharing and frequent flyer and airport lounge reciprocity as well as convenient schedule connections between the three U.S. carriers. The agreement has been implemented in the U.S., Canada and the Caribbean and is expected to be expanded subsequently to routes in Europe, Latin America and Asia.

Global Partnerships

In addition to the SkyTeam alliance, Air France has formed partnerships in the form of code sharing agreements with 29 airlines, including Finnair, TAM, Austrian Airlines, LOT, Iberia, British Midland, Japan Airlines, China Eastern and China Southern. In addition, Air France has franchised the routes of several airlines under the name “Air France By”, offering flight destinations within France and Europe with British European, Compagnie Corse Méditerranée, as well as its own regional subsidiaries. These flights are operated under the Air France colors and use Air France flight numbers. Air France is responsible for setting quality and customer care standards on all franchise flights. Air France believes these code sharing and franchise agreements constitute an important competitive advantage in strengthening and broadening Air France’s global reach.

Regional Airline Subsidiaries

CityJet

CityJet, a partner of Air France since 1996, became a 100% owned subsidiary of Air France in 2000. Based in Dublin, CityJet employed 397 people as of September 30, 2003.

CityJet operates a network of flights between Roissy-CDG and Orly and Dublin, Florence, London City, Gothenburg, Edinburgh and Geneva airports and operates a flight between Dublin and Malaga in cooperation with Air France. At September 30, 2003, CityJet’s fleet consisted of 12 British Aerospace 146-200 aircraft in operation, each with a seating capacity of 93 passengers. These aircraft are specially designed to allow for take off and landing on short runways.

Brit Air

Brit Air, with operations based at Morlaix, Brittany, has been a partner of Air France since 1983. Brit Air first became a subsidiary of Air France in October 2000, and on April 20, 2001 became 100% owned by Air France. As of September 30, 2003, Brit Air had 1,006 employees.

Brit Air operates a network of regional European flights to 30 destinations, offering direct point-to-point service within France and intra-European services principally by means of Air France’s Lyon-St. Exupéry hub. At September 30, 2003, Brit Air’s fleet consisted of 37 aircraft in operation, each with seating capacity of between 50 and 100 passengers.

Régional

Régional, a 100% owned subsidiary of société Air France, was formed on March 30, 2001 by the merger of three Air France subsidiaries: Flandre Air, Proteus Airlines and Regional Airlines. At September 30, 2003, Régional employed 1,630 people and, during this same period, operated approximately 400 daily flights to service its network of 24 destinations in France and 25 destinations in Europe.

Régional’s network is built around the hub system and is structured around four bases: Clermont-Ferrand, Bordeaux, Lyon-St. Exupéry, and Roissy-CDG airports. At September 30, 2003, Régional’s fleet consisted of 60 aircraft in operation.

Breakdown of Revenues and Operating Income by Entity

The following table shows the contribution of revenue and operating income within the Air France group’s passenger operations segment for the six months ended September 30, 2003 and the financial years ended March 31, 2003, 2002 and 2001.

	Six months ended September 30, 2003		Year ended March 31,
			2003		2002(1)		2001(1)(2)
	Revenue	Operating Income	Revenue	Operating Income	Revenue	Operating Income	Revenue	Operating Income
	(in € millions)
Air France	5,641.8	75.8	11,590.4	162.3	11,525.9	236.3	11,559.2	486.6
Régional	183.2	(8.3)	355.0	(27.0)	329.2	(45.6)	233.3	(59.3)
Brit Air	151.9	14.5	305.7	26.9	290.5	33.5	130.2	16.9
CityJet	74.0	5.4	146.3	6.4	108.0	2.1	28.5	2.7
Other	142.4	0.9	289.5	23.5	274.6	9.3	328.6	(3.5)

Total	6,193.3	88.2	12,686.9	192.1	12,528.2	235.6	12,279.8	443.4

Notes:
(1)	Before application of IAS 16 and SIC 23 on major overhaul operations.
(2)	Includes consolidation of Régional for 12 months, CityJet for 10 months and Flandre Air and Proteus (which merged with Régional Airlines on March 30, 2001) for six months.

Organizational Structure

Société Air France’s significant subsidiaries are as follows:

Subsidiary	Jurisdiction of Organization	Head Office	% of Interest	% of Voting Rights
Air France Finance	France	Roissy-CDG, France	100	100
Amadeus France	France	Issy les Moulineaux, France	74	66
Amadeus Global Travel Distribution	Spain	Madrid, Spain	23	36
Brit Air	France	Morlaix, France	100	100
CityJet	Ireland	Dublin, Ireland	100	100
Régional Compagnie Aerienne Européenne	France	Bouguenais, France	100	100
Servair	France	Roissy-CDG, France	95	95

Principal Activities of Air France

The Air France group’s three main businesses are passenger transportation, cargo operations and maintenance. Air France’s other activities are related to air transport, and include principally catering.

The charts below show the division of Air France’s operating revenues for the six months ended September 30, 2003 and for the financial years ended March 31, 2003, 2002 and 2001 from the different parts of the business:

	Six months ended September 30,		Year ended March 31,
	2003		2003		2002		2001
	(in € millions, except percentages)
Passenger	5,166	83.4%	10,527	83.0%	10,378	82.8%	10,022	81.6%
Cargo	692	11.2%	1,479	11.7%	1,448	11.6%	1,491	12.1%
Maintenance	263	4.2%	540	4.3%	548	4.4%	566	4.6%
Other	72	1.2%	141	1.1%	154	1.2%	201	1.6%

Total	6,193	100.0%	12,687	100.0%	12,528	100.0%	12,280	100.0%

Passenger Operations

Air transport services for passengers are Air France’s largest revenue source, which generated revenues of €10,527 million for the financial year ended March 31, 2003, representing 83.0% of Air France’s consolidated revenues, an increase of 1.4% compared to the previous year’s €10,378 million (€5,166 million for the six months ended September 30, 2003, representing 83.4% of Air France’s consolidated revenues).

Air France’s scheduled passenger operations generated revenues of €9,713 million for the financial year ended March 31, 2003 (€4,779 million for the six months ended September 30, 2003). The remainder of Air France’s revenues from passenger operations are provided by commissions from sales of SkyTeam alliance members’ flights and revenues from code sharing revenues, and receipts from baggage handling and information systems services.

During the financial year ended March 31, 2003, Air France operated an average of 1,800 flights per day to 198 destination cities in 83 countries and carried 42.9 million passengers.

The following table shows the breakdown of passenger transportation on scheduled flights between long-haul, international medium-haul and domestic medium-haul, together with the load factors, for the six months ended September 30, 2003 and 2002 and the financial years ended March 31, 2003, 2002 and 2001 and the change between such periods:

	Six months ended September 30,			Year ended March 31,
	2003	2002	Change	2003	2002	Change	2001(1)
	(in millions, except percentages and point changes in load factor)
Long-haul:
Capacity (ASK)(2)	48,569	48,336	0.5%	95,483	91,848	4.0%	87,908
Traffic (RPK)(3)	38,692	39,108	(1.1)%	76,721	73,468	4.4%	71,565
Load factor (RPK/ASK)	79.7%	80.9%	(1.2)	80.4%	80.0%	0.4	81.4%
International medium-haul:
Capacity (ASK)(2)	11,027	10,525	4.8%	20,929	20,504	1.0%	18,290
Traffic (RPK)(3)	7,474	7,348	1.7%	13,519	13,435	(0.3)%	12,495
Load factor (RPK/ASK)	67.8%	69.8%	(2.0)	64.6%	65.5%	(0.9)	68.3%
Domestic medium-haul:
Capacity (ASK)(2)	7,546	7,802	(3.3)%	14,835	15,089	(3.0)%	13,364
Traffic (RPK)(3)	5,117	5,078	0.8%	9,720	10,074	(4.3)%	9,295
Load factor (RPK/ASK)	67.8%	65.1%	2.7	65.5%	66.6%	(0.9)	69.6%
Total:
Capacity (ASK)(2)	67,142	66,663	0.7%	131,247	127,442	2.7%	119,562
Traffic (RPK)(3)	51,283	51,534	(0.5)%	99,960	69,950	2.9%	93,355
Load factor (RPK/ASK)	76.4%	77.3%	(0.9)	76.2%	76.1%	0.2	78.1%

Notes:
(1)	Société Air France only on an unconsolidated basis. See “Operating and Financial Review and Prospects of Air France — Changes in Consolidation — Measures of Operating Performance”.
(2)	Available seat-kilometers.
(3)	Revenue passenger-kilometers.

The following table below shows scheduled passenger revenues by destination and the percentage of total scheduled passenger revenues by destination for the six months ended September 30, 2003 and for the financial years ended March 31, 2003, 2002 and 2001:

	Scheduled Passenger Revenue by Destination(1)
	Six months ended September 30, 2003		Year ended March 31,
			2003		2002		2001
	(in € millions, except percentages)
France	997	20.8%	1,914	19.7%	2,026	21.3%	1,831	20.2%
Caribbean and Indian Ocean	536	11.2%	994	10.2%	918	9.7%	792	8.7%
Europe	1,276	26.7%	2,567	26.5%	2,558	26.9%	2,447	26.9%
Africa and Middle East	524	11.0%	1,098	11.3%	975	10.3%	825	9.1%
North and Latin America	994	20.8%	1,966	20.2%	1,894	20.0%	2,037	22.4%
Asia	452	9.5%	1,174	12.1%	1,120	11.8%	1,154	12.4%

Scheduled passenger revenues	4,779	100.0%	9,713	100.0%	9,491	100.0%	9,086	100.0%

Other passenger revenues	387		814		887		936

Total passenger revenues	5,166		10,527		10,378		10,022

Note:
(1)	Destination is determined as follows:
•	Non-stop flights: revenues are allocated to the geographical network to which the route belongs.
•	Stopover flights: revenues are split between the various sections of the route in accordance with IATA standards (based on a weighting of passenger-kilometers).

The table below shows scheduled passenger revenues by area of sale and the percentage of total scheduled passenger revenues by area of sale for the six months ended September 30, 2003 and the financial years ended March 31, 2003, 2002 and 2001:

	Scheduled Passenger Revenue by Area of Sale(1)
	Six months ended September 30, 2003		Year ended March 31,
			2003		2002		2001
	(in € millions, except percentages)
France	2,258	47.3%	4,596	47.3%	4,524	47.7%	4,204	46.2%
Caribbean and Indian Ocean	209	4.4%	340	3.5%	317	3.3%	261	2.9%
Europe	1,020	21.3%	2,093	21.5%	2,014	21.2%	1,914	21.1%
Africa and Middle East	310	6.5%	598	6.2%	539	5.7%	465	5.1%
North and Latin America	660	13.8%	1,329	13.7%	1,336	14.1%	1,414	15.6%
Asia	322	6.7%	757	7.8%	761	8.0%	828	9.1%

Scheduled passenger revenues	4,779	100.0%	9,713	100.0%	9,491	100.0%	9,086	100.0%

Other passenger revenues	387		814		887		936

Total passenger revenues	5,166		10,527		10,378		10,022

Note:
(1)	Origin of sale is determined on the basis of ticket issuing locations.

Air France Summer Season 2003 Schedule

The airline industry tends to be seasonal in nature. The demand for scheduled passenger services is strongest in the summer months (April to October) and weakest during the winter months (November to March). Air France’s summer season schedule, as a result, has greater frequencies than its winter schedule, as is common in the airline industry.

For the summer season 2003, the general economic and geopolitical climate led Air France to adopt a conservative policy of 1.8% capacity growth. The war in Iraq at the end of the financial year ended March 31, 2003 resulted in a sharp drop in traffic levels. Air France reacted to this situation by reducing overall long-haul capacity by 7% compared with the originally planned summer season 2003 schedule and by 10% in Europe, while maintaining stable capacity in France. As a consequence of the war in Iraq and the outbreak of the SARS epidemic, Air France reduced capacity to certain destinations. In addition, Air France decided to adjust its capacity allocations on a weekly basis, with, the sharpest capacity reductions occurring on the Middle East, North America and Asia networks, with reductions of 28%, 15% and 11%, respectively, at the height of the crisis. Air France’s capacity reductions aimed principally at maintaining Air France’s yield levels.

Air France Winter Season 2003-2004 Schedule

For the winter season 2003, Air France increased available seat-kilometer by approximately 3% compared with the planned schedule of winter 2002 and approximately 5% compared to the actual schedule for winter 2002. Air France has increased capacity in its long-haul network by 2% for the winter schedule. On the international medium-haul network, global capacity is increased by more than 3% in terms of available seat-kilometers. On the domestic network, Air France is offering 16 additional daily frequencies compared with winter 2002, representing a 7% increase in available seat-kilometers. In addition to these new frequencies, the number of flights leaving from Roissy-CDG and Orly airports changed in order to encourage connecting passengers to leave from Roissy-CDG and to encourage local business passengers to depart from Orly.

The new winter season offers several new features, principally in emerging markets. The launch of the Paris-Guangzhou (China) route, scheduled for summer 2003 but postponed due to the outbreak of SARS, took place at the beginning of January 2004, and makes Air France the only European airline to operate a non-stop service from Europe to Guangzhou. This raises the number of weekly flights operated by Air France to China to 25. Capacity has been reduced by 4% in the French Caribbean, but increased by over 16% in Latin America, a market where Air France had strong performance during the summer season 2003, particularly in Brazil and in Argentina. There are several new destinations on the medium-haul network. In Estonia, due to an agreement signed with Estonian Airlines, there are services three times per week between Tallinn and Roissy-CDG. Air France is also reinforcing its services to Germany with the launch of the Paris-Bremen route. This route is operated by Régional from Roissy-CDG with three daily flights. In addition, Air France has increased winter season capacity by over 7% in France. This figure takes into account the bankruptcies of certain Air France competitors. The winter season 2003 also saw the arrival of the new Airbus 318s in the Air France fleet that will gradually replace the Boeing 737.

The Long-Haul Network

Air France’s long-haul network consists of 75 destinations in 50 countries. For the financial year ended March 31, 2003, revenues from Air France’s long-haul passenger traffic represented 53.9% of total scheduled passenger revenues (52.4% for the six months ended September 30, 2003). During the same period, total long-haul capacity grew by 4.0% and traffic rose 4.4% while the load factor increased slightly from 80.0% to 80.4%.

Air France services its long-haul network with a fleet of 94 aircraft at September 30, 2003 covering routes to North and Latin America, Asia, and Africa and the Middle East. On June 1, 2003, Air France terminated operations of its Concorde aircraft as part of a larger cost-reduction program.

The international long-haul network continued to perform well overall during the financial year ended March 31, 2003, despite the delay in an anticipated economic recovery and the further strain on the global airline industry caused by the war in Iraq and the outbreak of SARS, the effects of which were confined primarily to the long-haul network. The effects of the war in Iraq and the outbreak of SARS on the long-haul network have also been felt in the six months ending September 30, 2003. As evidence of the diminishing effects, however, passenger traffic to the Middle East and to the Asia Pacific region were reinstated to full capacity by mid-August 2003.

The table below shows the volume of long-haul capacity, traffic and load factor by geographical area during the financial year ended March 31, 2003, and the change in these operating measures as compared to the previous financial year:

	Capacity(1)		Traffic(2)		Load factor(3)
	Volume	Change	Volume	Change	Volume	Change
	(in millions, except percentages)
North and Latin America	37,727	(0.9)%	30,266	1.5%	80.2%	1.9
Asia	21,395	4.5%	17,455	5.6%	81.6%	0.8
Africa and Middle East	13,912	23.7%	10,278	18.0%	73.9%	(3.6)
Caribbean and Indian Ocean	22,848	1.6%	19,007	1.5%	83.2%	(0.1)

Notes:
(1)	Available seat-kilometers (ASK).
(2)	Revenue passenger-kilometers (RPK).
(3)	RPK/ASK.

North and Latin America

During the financial year ended March 31, 2003, routes to the Americas represented operating revenues of €1,966 million, or 20.2% of scheduled passenger revenue, 28.7% of total passenger capacity and 30.3% of Air France’s total traffic. For the six months ended September 30, 2003, such routes represented operating revenues of €994 million, or 20.8% of scheduled passenger revenue, 30.6% of total passenger capacity and 33.4% of total traffic. Air France serves approximately 14 destinations in North America and seven destinations in South America.

The financial year ended March 31, 2003 continued to present exceptional challenges for the air transport industry in North America, which was particularly affected by the events of September 11, 2001, and continues to show declines in passenger traffic and load factors. These effects were compounded by the further economic strain and declines in passenger traffic caused by the war in Iraq. In the financial year ended March 31, 2003, all services were maintained in North America, although Air France reduced frequencies when necessary to adapt to demand.

On the North America network, activity during the six months ended September 30, 2003 was quite similar to that of the six months ended September 30, 2002. During the same period, the South America network experienced strong growth due to the diminished capacity of other carriers.

Routes in the United States have benefited from the launching of the SkyTeam alliance on June 22, 2000. Air France’s alliance partnership with Delta Air Lines provides Air France with access to the Atlanta and Cincinnati hubs and permits Air France to offer a total of 119 destinations through code-sharing agreements, 12 of which are operated directly by Air France.

Asia

The Asian region, which had remained relatively insulated from the general reduction in traffic levels that generally followed the events of September 11, 2001 was severely affected at the end of the fourth quarter of the year ended March 31, 2003 by the outbreak of SARS, which resulted in government-imposed travel and visa restrictions and the issuance by the World Health Organization of an emergency travel advisory concerning several Asian countries. At the height of the SARS crisis, global air traffic within Asia, as well as intercontinental traffic from Asia, dropped 40 - 50%.

During the financial year ended March 31, 2003, Asian routes generated operating revenues of €1,174 million, or 12.1% of Air France’s scheduled passenger revenue, 16.3% of the total passenger capacity and 17.5% of Air France’s total traffic. For the six months ended September 30, 2003, Asian routes represented operating revenues of €452 million, or 9.5% of scheduled passenger revenue, 13.9% of total passenger capacity and 13.6% of total traffic. Air France serves approximately 15 destinations in Asia directly, excluding those pursuant to code-sharing agreements.

The six months ended September 30, 2003, and particularly the three months ended June 30, 2003, were very negatively affected by the SARS crisis, with a 29.8% decrease in traffic and a 14.7% drop in capacity during the three-month period ended June 30, 2003. There was a gradual turnaround in traffic over the three months ended September 30, 2003, but the period still saw decreases in traffic and capacity compared to the three months ended September 30, 2002.

Air France is the leading European airline serving Japan in terms of traffic, according to AEA. Additionally, Korean Air is one of the founding members of the SkyTeam alliance, and by providing Air France with access to its hub at Incheon Airport outside of Seoul, which Air France believes is the only hub in Asia with capacity for growth, presents Air France with significant development opportunities in the Asian market.

Africa and the Middle East

During the financial year ended March 31, 2003, routes to Africa and the Middle East generated operating revenues of €1,098 million, or 11.3% of Air France’s scheduled passenger revenue, 10.6% of the total passenger capacity and 10.3% of Air France’s total traffic. For the six months ended September 30, 2003, such routes represented operating revenues of €524 million, or 11.0% of scheduled passenger revenue, 9.8% of total passenger capacity and 9.6% of total traffic. Air France serves approximately 20 destinations in 18 countries in the Africa network with a focus on South Africa and French-speaking west Africa. Air France is one of the leading airlines serving Africa, with a share of 33.5% (including Indian Ocean) for the financial year ended March 31, 2003, according to AEA.

Following the terrorist attacks against the United States on September 11, 2001, traffic in Africa and the Middle East remained steady. Sabena declared bankruptcy in November 2001 and Swissair terminated its commercial operations in March 2002. Both of these airlines had extensive operations in Africa. In addition, Air France seized opportunities in Africa that arose following the withdrawal from service of Air Afrique in February 2002. During the financial year ended March 31, 2003, Air France further expanded its operations in Africa through the acquisition of Société Nouvelle Air Ivoire, a small regional African airline.

Despite continuing political instability in countries such as the Ivory Coast, overall traffic in Africa remains strong, having increased 52.8% during the two-year period from April 1, 2001 to March 31, 2003. The Africa–Middle East network was affected by the war in Iraq and its consequences and by political instability in Africa during the six months ended September 30, 2003. The network posted a 7.9% decrease in traffic, and an 8.3% decrease in capacity compared to the comparable period in 2002.

Air France also serves approximately eight destinations in seven Middle Eastern countries. Instability in this region has affected and continues to affect airline traffic levels generally. However, the Middle East represents less than 3% of Air France’s total scheduled passenger operating revenue.

Caribbean and Indian Ocean

During the financial year ended March 31, 2003, routes to the Caribbean and Indian Ocean generated revenues of €994 million, or 10.2% of Air France’s scheduled passenger revenue, 17.4% of total passenger capacity offered and 19.0% of Air France’s total traffic. For the six months ended September 30, 2003, such routes generated operating revenues of €536 million, or 11.2% of scheduled passenger revenue, 18.3% of total passenger capacity and 19.1% of total traffic.

Air France serves seven destinations in the Caribbean, West Indies, and French Guyana, and four destinations in the Indian Ocean (Reunion Island, Mauritius, Madagascar and the Seychelles) and operates a regional network that links Miami, Port-au-Prince, Pointe-à-Pitre, Fort-de-France, and Cayenne.

In the financial year ended March 31, 2002, capacity was increased in this region to replace the newly freed capacity following the bankruptcy of Air Lib, which ceased operations in this region in February 2003. In the six months ended September 30, 2003, Air France was able to increase capacity and traffic as a result of the disappearance of Air Lib. However, other competitors expanded capacity on this network during the period.

This region has predominantly tourist, family and government traffic, especially in the West Indies and Reunion Island.

The Medium-Haul Network

The table below shows the volume of medium-haul capacity traffic and load factor by geographical area during the financial year ended March 31, 2003 and the change in these operating measures as compared to the previous financial year:

	Capacity(1)		Traffic(2)		Load factor(3)
	Volume	Change	Volume	Change	Volume	Change
	(in millions, except percentages)
Europe and North Africa	20,929	1.1%	13,519	(0.3)%	64.6%	(0.9)
France	14,835	(2.9)%	9,720	(4.2)%	65.5%	(0.9)

Notes:

(1)	Available seat-kilometers (ASK).
(2)	Revenue passenger-kilometers (RPK).
(3)	RPK/ASK.

International Medium-Haul

Air France and its franchise partners serve approximately 91 destinations in Europe and North Africa from Paris. With 5.8 flights per day per destination and 46% of destinations served by at least five flights per day during the winter season 2004 (based on the OAG Band typical week January 5, 2004), Air France estimates that it has the highest density medium-haul network of any European carrier, measured in terms of average daily frequencies per destination served.

This network plays a vital role in feeding customers to long-haul Air France flights via the Roissy-CDG hub. Air France estimates that approximately half of its European medium-haul passengers are connecting to long-haul flights.

During the financial year ended March 31, 2003, routes to Europe and North Africa generated operating revenues of €2,567 million, or 26.5% of Air France’s scheduled passenger revenue, 15.9% of the total passenger capacity and 13.5% of Air France’s total traffic. In the six months ended September 30, 2003, such routes represented operating revenues of €1,276 million, or 26.7% of scheduled passenger revenue, 16.4% of total passenger capacity and 14.6% of total traffic.

Domestic Medium-Haul

Air France carried 17.5 million passengers in France, during the financial year ended March 31, 2003. During the financial year ended March 31, 2003, the routes on Air France’s domestic network generated operating revenues of €1,914 million, or 19.7% of scheduled passenger revenue, 11.3% of total passenger capacity and 9.7% of Air France’s total traffic. For the six months ended September 30, 2003, French domestic routes generated operating revenues of €997 million, or 20.8% of scheduled passenger revenue, 11.2% of total passenger capacity and 10.0% of total traffic.

Air France’s domestic network consists of approximately 29 routes operated by Air France itself and 15 franchised routes. The routes operated by Air France fall into four major categories:

•	routes departing from Orly,

•	the Orly/Toulouse, Orly/Nice, Orly/Marseille and Orly/Bordeaux La Navette shuttle services in addition to the routes to Strasbourg, which offer a service almost as frequent as the shuttles,

•	routes from the Lyon-St. Exupéry hub linking the principal smaller French regional cities and certain European cities, and

•	other routes linking Roissy-CDG to major French cities. These services are arranged to transport customers from French regions towards the hub.

One of the central aspects of Air France’s domestic network is the La Navette shuttle service. First introduced on October 27, 1996, La Navette provides regular service at fixed hourly or half-hourly intervals from Orly to Toulouse, Marseille, Nice and Bordeaux. Since it was launched, La Navette has carried over 30 million passengers. La Navette, which operates approximately 100 flights per day, has an integrated system of ground services such as parking, check-in and boarding in order to allow passengers to save time pre-and post-boarding, thereby maximizing the appeal to high-frequency, high-contribution business traffic and allowing La Navette to remain competitive with the TGV, the French high-speed rail network, and with low-cost air carriers.

In an effort to meet competition from the TGV, Air France has developed a strategy that complements the TGV network by offering rail/air transfers at the Roissy-CDG Terminal 2, with rail/air links from seven regional cities (Angers, Le Mans, Lille, Lyon, Nantes, Poitiers, and Tours) to Roissy-CDG, feeding hub traffic and allowing TGV passengers to access Air France’s international network. In addition, Air France has a code-sharing arrangement with Thalys International, a high-speed rail network with a Brussels-Paris link.

Beginning April 1, 2004, Air France has simplified and redefined its medium-haul offerings. By offering fewer onboard services, such as meals, and increasing the densification of its flights, Air France expects to reduce costs per passenger and staffing needs per flight. The goal is thereby to reduce prices for passengers and increase traffic on medium-haul flights.

Marketing and Retail Sales Network

Approximately 80% of Air France’s passenger revenue during the financial year ended March 31, 2003 came from sales made through the external retail sales network of travel agencies and tour operators and approximately 20% from Air France’s own sales network (including approximately 12% through call centers and 3% through the Internet). In France, Air France’s direct sales network is made up of Air France sales agencies located in major cities or airports, call centers, “business center” offices specializing in business travel, and Internet and minitel sites. A special sales force concentrates on tour operators and group travel. In addition, third party sales are effected by travel agencies. Air France also has a team of account managers located in Paris, Frankfurt, London and New York who specialize in handling large accounts. Air France has rationalized its sales network by regrouping 32 separate reservation centers into one virtual reservation center composed of six interconnected physical reservation call centers, with a single access phone number.

In addition to sales at the desks located in each airport served, Air France has a number of sales offices or telesales centers around the world and is currently implementing regional call centers to allow for worldwide telephone sales. Air France has developed an Internet site for online sales, which are most frequent in the United

States, the United Kingdom and Japan. Internet sales are the most economically efficient means of selling airline tickets, and Air France aims to achieve 10% of all sales through the Internet within the next three years.

Passenger Operations Products

Air France offers three classes of service: L’Espace Première, L’Espace Affaires and Tempo.

L’Espace Première, Air France’s high-end product offering, focuses on excellence of service in a spacious and dedicated cabin. Seats in L’Espace Première are convertible into beds, reclining a full 180°. Privacy is ensured through a removable screen, and L’Espace Première passengers have access to enhanced features such as in-flight telephones, individual videos, noise-compensating headsets, and fiber optical reading lamps. On departure and arrival, L’Espace Première passengers have access to Air France and SkyTeam lounges.

L’Espace Affaires, Air France’s business class, provides customers with modular seats, a flexible menu and meal schedule and, on flights over 10.5 hours in length, an open-buffet bar. L’Espace Affaires customers also have access to Air France and SkyTeam lounges.

Tempo is Air France’s economy class, designed for customers wishing to benefit from Air France’s lowest priced fares. Tempo offers seats reclining to 118° and a choice of meals.

Through the Petroleum Club, Air France offers a range of services specially reserved for oil industry customers on flights to West Africa.

On September 26, 2003, Air France unveiled its range of revamped ground and in-flight products. These improved products included the refitting of 69 aircraft and the delivery of 15 new fully-equipped aircraft. Air France now offers eight seats instead of 12 in L’Espace Première, meaning 50% more passenger space. In response to demand, Air France will be dropping L’Espace Première on more than 50% of its total long-haul fleet, allowing for more space for L’Espace Affaires and Tempo and increasing its overall seat capacity by approximately 2%, the equivalent of two long-haul aircraft in terms of seats. L’Espace Première is being retained on the Boeing 777-200 and the Boeing 777-300 but only on certain destinations. As part of the redesign, L’Espace Affaires customers will now have a lie-flat seat-bed with 27% more personal space. The seat pitch is now 61 inches instead of the previous 48 inches.

The long-haul Tempo service has also been renovated with the installation of new seats throughout Air France’s long-haul fleet and the introduction of digital video in the Tempo cabin. Additionally, fashion designer Christian Lacroix has been commissioned by Air France to design the next generation of uniforms for Air France flight staff. The new uniforms are expected to be introduced in 2005 and to remain in service for at least a decade.

This new range of products represents an investment of €300 million over five years. 50% of seats will be fitted out with these new products at the end of summer 2004 and 90% at the beginning of the summer season 2005.

Cargo

Air France, operating under the name “Air France Cargo”, has successfully developed a cargo transport business over the last quarter century. Excluding integrators (companies devoted exclusively to cargo), Air France Cargo was the fourth largest company in the world for international cargo transportation, and the third largest in the world for mail transportation, during the year ended December 31, 2002, according to IATA. Cargo revenues are subdivided into freight transportation and other cargo revenues. Revenues from freight transportation consist of the transportation of cargo on flights that have an Air France code, including flights that are operated by other airlines pursuant to code sharing agreements. Other cargo revenues derive principally from sales of cargo capacity to third parties.

Air France’s total revenues from cargo were €1,479 million for the financial year ended March 31, 2003, including €1,314 million in revenue from freight transport, an increase of 4.5% compared with the previous financial year, and represented 11.7% of Air France’s operating revenue. Capacity (ATK) and traffic (RTK) during the year ended March 31, 2003 increased by 5.3% and 6.4%, respectively, while load factor increased to 65.3% from 64.6% for the previous financial year. For the six months ended September 30, 2003, Air France’s total revenues from cargo were €692 million, including €615 million in revenue from freight transport, a decrease of 4.3% and 4.4%, respectively. These decreases reflect lower passenger capacity, a flat European economy and a fall in the value of the dollar against the euro, which harmed European exporters. In the same period, capacity decreased by 1.8%, traffic by 3.2% and cargo load factor declined to 63.1%. Relying on a worldwide network of 202 destinations in 91 countries, Air France Cargo during the year ended March 31, 2003 carried over 1 million tons of cargo, representing 5.45 billion revenue ton-kilometers.

Air cargo is a rapidly growing segment of the global transportation sector, representing 20% of the total value of merchandise shipped worldwide according to internal Air France estimates, although the total tonnage of air freight represents only 0.3% of total worldwide freight.

The table below shows cargo revenues by destination and the percentage of cargo revenues by destination for the six months ended September 30, 2003 and for the financial years ended March 31, 2003, 2002 and 2001:

	Cargo Revenue by Destination
	Six months ended September 30, 2003		Year ended March 31,
			2003		2002		2001
	(in € millions, except percentages)
France	21	3.5%	31	2.4%	94	7.5%	30	2.3%
Caribbean and Indian Ocean	75	12.2%	154	11.7%	145	11.5%	127	9.7%
Europe	67	10.9%	110	8.4%	33	2.6%	82	6.2%
Africa and Middle East	74	12.0%	157	11.9%	138	11.0%	116	8.8%
North and Latin America	170	27.6%	386	29.4%	409	32.5%	454	34.5%
Asia	208	33.8%	476	36.2%	438	34.9%	506	38.5%

Scheduled cargo revenues	615	100.0%	1,314	100.0%	1,257	100.0%	1,315	100.0%

Other cargo revenues	77		165		191		176

Total cargo revenues	692		1,479		1,448		1,491

The table below shows cargo revenues by sales region and the percentage of cargo revenues by sales region for the six months ended September 30, 2003, and for the financial years ended March 31, 2003, 2002 and 2001:

	Cargo Revenue by Sales Region
	Six months ended September 30, 2003		Year ended March 31,
			2003		2002		2001
	(in € millions, except percentages)
France	181	29.4%	368	28.0%	354	28.2%	344	26.2%
Caribbean and Indian Ocean	20	3.3%	45	3.4%	40	3.2%	36	2.7%
Europe	147	23.9%	319	24.3%	306	24.3%	300	22.8%
Africa and Middle East	46	7.5%	97	7.4%	83	6.6%	76	5.8%
North and Latin America	67	10.9%	141	10.7%	178	14.2%	191	14.5%
Asia	154	25.0%	344	26.2%	296	23.5%	368	28.0%

Scheduled cargo revenues	615	100.0%	1,314	100.0%	1,257	100.0%	1,315	100.0%

Other cargo revenues	77		165		191		176

Total cargo revenues	692		1,479		1,448		1,491

During the year ended March 31, 2003, the African and Middle Eastern region and the Caribbean and Indian Ocean region experienced substantial growth, with revenues for the two regions increasing 13.8% and 6.2%, respectively, compared to the year ended March 31, 2002. North America was negatively affected by the weakness of the dollar, while growth in Asia, representing 36.2% of Air France’s cargo revenues for the period, helped to sustain overall activity levels.

In September 2000, the SkyTeam alliance was extended to include cargo services, resulting in the formation of SkyTeam Cargo. On August 29, 2001, Alitalia Cargo joined the SkyTeam Cargo alliance, allowing SkyTeam Cargo to offer the largest global cargo network out of Europe. With the SkyTeam Cargo alliance, Air France and its partners are able to offer single point of contact sales and a “one roof policy” for shipping products and services, resulting in increased efficiency of operations from synergies such as Air France group purchases and shared support resources. The SkyTeam Cargo alliance offers cargo services to approximately 512 locations in 114 countries.

Products

Air France Cargo offers a range of four products – Equation, Variation, Cohesion, and Dimension – with each product designed to adapt to the particular needs of the supply chain. Equation is Air France Cargo’s “express” shipment product, offering airport-to-airport, airport-to-door, door-to-airport, and door-to-door shipment services. Variation is Air France Cargo’s specialty cargo service, offering solutions for shipments such as live animals, valuable artworks, heavy equipment and hazardous materials. Cohesion is a strategic product intended for businesses making regular “just in time” shipments. Cohesion offers customers guaranteed regular access to shipping capacity and integrated shipping solutions through a tri-partite contract between the shipper, the cargo agent and Air France Cargo. Dimension is the standard product offering airport-to-airport cargo shipping services to cargo agents. The entire Air France Cargo product range has been adopted by the SkyTeam Cargo alliance. In the financial year ended March 31, 2003, Equation accounted for 8.1% of Air France Cargo’s operating revenues, with Variation, Cohesion and Dimension accounting for 19.2%, 6.0%, and 60.7% of operating revenues respectively.

Cargo may be carried either on a cargo-only fleet or in the bays of passenger aircraft. Of the total capacity offered by Air France Cargo, approximately half is typically carried in the holds of Air France’s cargo fleet and approximately half is typically carried in the holds of Air France’s passenger fleet. Air France maintains a fleet of 13 cargo planes, including 10 B747-200F and three B747-400 ERF (Extended Range Freighter) aircraft. Introduction of the B747-400 ERF aircraft has contributed to the profitability of cargo activities, as their increased flight range results in lower unit operating costs than the B747-200F aircraft they are replacing.

The commercial strategy of Air France Cargo is to offer superior quality of service for each of its products in terms of reliability, punctuality and availability.

Processing Bases

Air France Cargo’s main ground processing bases are located at Roissy-CDG and Paris-Orly airports. The G1XL station at Roissy-CDG allows for rapid transit time and reduced unit cost of ground processing through an automated pallet handling system. In parallel, all express cargo operations are handled at the “Express” G2 station at Roissy-CDG, a 14,000 square meter facility capable of automatically sorting 6,000 parcels per hour. Air France is also in the process of modernizing and increasing the capacity of its handling facilities at Hahn Frankfurt airport and at John F. Kennedy airport in New York.

Air France Cargo has developed strategic partnerships with transportation logistics companies and cargo agents in order to offer upstream and downstream platform integration, improved capacity, real-time shipment monitoring, Internet reservations and e-booking and improved customer service at Air France’s own facilities at Roissy-CDG and Orly and at other airports. In February 2001, Air France entered into a strategic partnership with Kühne & Nagel, a worldwide leader in freight transportation. On November 20, 2002, Air France began permitting freight agents to make electronic bookings through GF-X (Global Freight Exchange). Along with Delta Air Lines Air Logistics, Air France Cargo views GF-X as a key coordination tool for the SkyTeam Cargo alliance, which is expected to contribute to operational synergies and harmonized product offerings over an extended cargo capacity network.

At September 30, 2003, 3,128 people were employed in the cargo business (sales, handling, administration).

In 2000, Air France Cargo obtained ISO 9002 certification for its cargo depots at Roissy-CDG.

Industrial Logistics and Aircraft Maintenance Activities

Air France Industries

Air France estimates that it is the second largest operator in the world in multi-product aeronautical maintenance. In addition to performing all maintenance on its own fleet, Air France provides maintenance services to other airline operators through Air France Industries. Air France Industries currently provides aeronautical maintenance services to approximately 100 customers located on five continents.

Air France Industries provides a full range of maintenance, repair and overhaul (MRO) aircraft services, including wide body and narrow body heavy maintenance, engine overhaul, component repair and spare parts provision, light maintenance, thrust reversers, customized fleet service and special projects (modifications to military transport or private aircraft, major cabin modifications and conversion of combined cargo-passenger aircraft to passenger-only or cargo-only).

Air France Industries, which at September 30, 2003 employed 10,077 people, has operating facilities at four sites: Roissy-CDG, Orly, Toulouse, and Le Bourget. Air France Industries has recently transferred the Toulouse site to a new 36,000 square meter facility at Toulouse Blagnac airport. The relocated Toulouse facility, which opened in December 2003, employs a renovated production process designed to better handle the technical, industrial and cost-effectiveness requirements of heavy maintenance on narrow body aircraft. Air France Industries anticipates that the move will assist Air France Industries to maintain its position for A320 airframe maintenance while opening new specialty modification and light maintenance opportunities.

All Air France aircraft are subject to technical reviews and regular maintenance stipulated by manufacturers and the regulations in force in the country in which an aircraft is registered. MRO activities consist of regularly scheduled MRO activities (preventive maintenance) and supplementary MRO activities (curative maintenance) performed on an as-needed basis. Regularly scheduled MRO activities includes line maintenance – whole aircraft inspections undertaken after each flight, and on a daily and weekly basis; light maintenance – systematic, detailed inspections and functional tests undertaken at specified calendar and engine-hour intervals; and heavy maintenance – overhaul of airframe and certain components performed at six to 10-year intervals, depending on the aircraft.

Air France Industries is under the permanent supervision of the DGAC, whose supervisory function is delegated to the Civil Aviation Monitoring Group (Groupement pour la Sécurité de L’Aviation Civile, or GSAC). GSAC maintains resident representatives on Air France Industries’ premises.

Air France Industries is among the industry leaders with 61 airframe overhauls carried out in the financial year ended March 31, 2003, of which 33 were for Air France and 28 for other clients. Air France Industries specializes in engine maintenance for the General Electric CFM56 and CF6-80 engines, and during the year ended March 31, 2003, Air France Industries handled 267 engines and approximately 100,000 components, from hydraulics to in-flight entertainment systems. Air France Industries was awarded ISO 9001 version 2000 certification, and its industrial logistics activity was awarded ISO 14001 certification in 2001, which is an environmental standard concerning the limitation of industrial waste and implementation of recycling measures.

Air France Industries is supported in part by Air France’s wholly-owned maintenance subsidiary, Construction et Réparation de Matériel Aéronautique or CRMA. Founded in 1957, CRMA specializes in repairing and refurbishing engines and servicing components. Since 1998, CRMA has been integrated into Air France’s industrial logistics strategy. CRMA is certified under the U.S. Federal Aviation Regulations and the European Joint Aviation Requirement in three sectors:

•	aircraft and motors: repairs to civilian or military aircraft engines,

•	equipment: repairs to brakes, thrust inverters, cabin fittings, and

•	parts reconditioning: mechanical or chemical treatment of surfaces.

CRMA was awarded ISO 9002 in 1998 and ISO 14001 certification in 1999.

Other Activities

Catering

Air France provides catering services through its 94.9% owned subsidiary, Servair. Servair provides a wide range of services tailored to the needs of Air France and other airlines: food preparation and catering, aircraft resupply, cabin cleaning and service, ramp and baggage services, and airport logistics. Servair had a workforce of 6,885 as of December 31, 2002. With a network of over 80 offices worldwide, Servair prepared approximately 40 million meals and cleaned 260,000 aircraft cabins during the year ended December 31, 2002. Servair believes that it is the leading air catering company in Paris, with a leading share at Roissy-CDG and Orly airports.

Servair provides services to 130 airlines, generating total third-party revenues of €141 million for the financial year ended March 31, 2003 and €72 million for the six months ended September 30, 2003.

Continued investment in the Roissy-CDG hub since 1999 has resulted in increased organizational efficiency of Servair’s production and distribution facilities at Roissy-CDG. However, strict new security measures implemented in the wake of the events of September 11, 2001 and a reduction in the number of passengers have had the effect of increasing Servair’s operating costs and lowering its revenues, which are likely to have a continued negative impact on Servair’s results of operations.

Other

As part of its other activities, Air France provides a wide range of airport services, including check-in and baggage handling to other airlines, particularly at the Roissy-CDG and Orly airports, coach service between these airports and Paris, as well as consultancy expertise under the name “Air France Consulting” in the fields of management and air transport infrastructure to clients that include airlines, airports, civil aviation authorities, international organizations, car rental companies and hotel operators.

Other Air France Holdings

Air France Finance

Air France Finance, a wholly-owned subsidiary of Air France, has several key functions, including to acquire strategic airline assets, as in the case of the recent acquisitions of CityJet, Régional and Brit Air, and to hold Air France’s equity participations in affiliates of Air France. Air France Finance also directly owns Fréquence Plus, Air France’s customer loyalty program. See “— Customer Relations”.

Opodo Limited

Opodo Limited, 22.9% owned by Air France, is an online travel agent offering flights, insurance, car and hotel products. Opodo currently offers its services to customers in Germany, the United Kingdom and France. Through Opodo, customers have access to flights from over 400 airlines, accommodation from over 34,000 hotel properties, and car rentals from over 7,000 car hire locations worldwide. In addition, Opodo offers its customers travel insurance from AIG, a leading international insurance provider.

Additionally, Opodo offers in-depth travel information including destination guides and interactive travel maps as well as 24-hour, seven-day-a-week, customer service, through country-specific call and service centers.

Opodo is currently owned by British Airways, Aer Lingus, Air France, Alitalia, Austrian Airlines, Finnair, Iberia, KLM and Lufthansa.

Amadeus

Amadeus GTD

Amadeus Global Travel Distribution S.A., 23.4% owned by Air France, is an information technology company providing IT solutions for the global travel and tourism industry. Amadeus’ operations are centered around the Global Distribution System, or GDS, the world’s largest international electronic marketing and sales system for travel, covering 269,943 terminals in 214 markets at December 31, 2002. GDS connected travel providers, hotels, car rental agencies, rail, tour, insurance, ferry and cruise operators with 61,868 travel agencies worldwide at December 31, 2002.

In addition to its electronic marketing and sales business, Amadeus provides a platform for travel-oriented e-commerce systems for online travel retailers and corporations. Amadeus’ e-travel offerings are available in 20 languages and are supported around the world.

Amadeus is also a provider of IT systems for airlines, with its GDS system serving as the sole internal sales system of approximately one quarter of the world’s airlines. In addition, Amadeus offers airlines an innovative and flexible passenger service system, which manages critical airline IT functions such as inventory, sales and departure control.

Amadeus France

Amadeus France is 66% owned by Air France, with the remaining 34% owned by Amadeus GTD. Amadeus France serves as the national marketing company of Amadeus GTD for the French market, whose purpose is to adapt the international offerings of Amadeus GTD to the French market, to establish a market presence for Amadeus products in France, and to offer after-sales services to travel professionals.

Support Operations

Intercontinental and European Operations Divisions

Air France’s operations department ensures the preparation of the flight schedule and daily control of air operations. It is divided into two divisions, the intercontinental operations division and the European operations division. Each division manages flight personnel duty schedules and stopover schedules from Roissy-CDG, Orly and other French cities. The operations department controls the operations necessary for preparation of the aircraft, coordination of work around the aircraft and the allocation of runway parking space, baggage processing and passenger flow management. In particular, this department oversees scheduling. Its primary objective is to provide passenger reception and to ensure service quality, including the punctuality of flights.

During the financial year ended March 31, 2003, the average punctuality of Air France flight departures, calculated by Air France in accordance with AEA criteria with a 15 minute range, was 80.8% (81.7% during the six months ended September 30, 2003). Since 1998, Air France’s on-time performance has improved significantly and is now close to Air France’s target of 82-83% for the financial year ended March 31, 2004. Since November 2001, Air France has been the only major airline to release monthly on-time performance data.

Operations Control Center

The operations control center serves as the “nerve center” of Air France’s flight operations, and is responsible for the control of all Air France’s flights and flight schedules. The objective of the operations control center is to ensure adherence to Air France’s planned flight schedule and to minimize delays, costs and inconvenience to customers associated with flight traffic irregularities. This is pursued through such measures as adjustment of flight crew rotations and teams, flight rescheduling, flight cancellations, aircraft substitution, implementation of additional flights, renegotiation of flight slots and flight monitoring.

Customer Relations

Air France is the only airline in the world to be certified by Qualicert, a voluntary quality certification service run by SGS International Certification Services. Air France has received certification for 80 of its 160 sites, with each site consisting of a travel destination served by Air France for arrivals and departures, and the destination’s associated commercial network such as a call center, agency or ticket counter. Air France believes it has gained this certification by undertaking extensive customer service engagements in excess of those mandated by the AEA.

Fréquence Plus

Fréquence Plus, a wholly-owned subsidiary of Air France, manages Air France’s frequent flyer loyalty program. At September 30, 2003, Fréquence Plus and Fréquence Jeune had approximately 5.7 million members, enabling Air France to develop a preferential relationship with frequent flyer customers who are targeted by revenue management efforts.

Members of the Fréquence Plus program accumulate air miles each time they fly with Air France or one of Air France’s SkyTeam alliance partners and with other select partner airlines, or each time they use the services provided by other partner service companies. These air miles can then be used to obtain flight tickets or other services from Air France and its Fréquence Plus program partners, or can be converted to earn rewards with SkyTeam alliance member airlines and other partner airlines.

Fréquence Plus’ revenues are generated by reinvoicing to Air France. Fréquence Plus also advises Air France on the design of its loyalty policy, implements promotion and advertising campaigns targeted at members of the program and assists Air France in matters relating to its policy of air alliances and non-air partnerships (with, for example, car rental companies, hotel chains and American Express).

Fréquence Jeune is a new frequent flyer program designed for young passengers. A Fréquence Jeune membership card is available for passengers aged two to 25 living in France, French Overseas Departments, Morocco and Tunisia. Provided they take at least one flight every three years on any Air France or on any SkyTeam alliance member flight, Fréquence Jeune cardholders will retain their award miles indefinitely, which may be exchanged for award tickets at any time. The Fréquence Jeune card entitles the member to numerous benefits and discounts with various Air France partners, including Fnac, Disneyland Paris, and Club Internet.

Air France’s customer notification system (ROC) service alerts Fréquence Plus passengers in the event of a delayed or cancelled flight or connecting flight, and assists in offering alternative travel arrangements to passengers affected by delays or cancellations.

SkyTeam Elite

SkyTeam Elite is a joint frequent flyer program developed by the alliance’s partners that offers advanced customer services to certain categories of passengers on select routes of the SkyTeam network. For example, members of the SkyTeam Elite Frequent Flyer program may benefit from a priority reservation waitlist, priority check-in, extended lounge access, priority boarding, preferred seating and priority airport standby. In addition, members of the SkyTeam Elite Plus Frequent Flyer program may benefit from guaranteed reservations on sold-out flights and priority baggage handling. Elite members accrue reward miles on all SkyTeam flights and may redeem their miles for award tickets on any SkyTeam airline.

Planète Bleue

Planète Bleue is a family service program offered by Air France that prepares special meals and provides games suitable to the needs of young passengers. Planète Bleue also offers priority boarding of families with small children, on-board cribs for babies, and special supervision of unaccompanied children passengers aged 5-12.

Petroleum Club

Through the Petroleum Club, Air France offers a range of services specially reserved for oil industry customers on flights to West Africa.

SAPHIR

SAPHIR is a program designed to accommodate the increasing number of Air France customers with special needs. Air France encourages advance notice of a particular passenger’s individual care concerns in order to permit maximum flexibility and tailoring of the service to meet the individual passenger’s needs. These passengers are then issued a personal SAPHIR card which allows for the rapid retrieval of data relating to their particular needs the next time they fly with Air France.

Development Strategy

Air France’s product development strategy to attract customers and retain customer loyalty is based on product segmentation and personalization. As part of Air France’s initiative to customize its product offering to the demands of the individual customer, Air France has launched a customer resources management program aimed at managing customer relations. Air France also uses “shadow” customers who travel without identifying themselves as Air France personnel and subsequently report on the quality of Air France’s check-in, boarding, in-flight and other services. Air France also plans to focus on advanced technology solutions to improve its efficiency and appeal, particularly with respect to ground operations, through such initiatives as electronic ticketing, wireless check-in mobile counters and remote check-in. Air France is also concentrating on winning customer loyalty for its corporate accounts, with a special Internet site to be designed for use by corporate customers.

Air France’s flight crew also plays an integral role in Air France’s customer relations, with responsibility for ensuring the quality and safety of passengers’ in-flight experience.

Air France has implemented a strict quality control system applicable in all Air France locations, and plans to continue to improve punctuality through performance contracts and a set of automated indicators put in place to detect the causes of delays in order to establish appropriate corrective measures.

Principal Raw Materials Suppliers

The principal raw material used by Air France in its business is fuel, which Air France obtains from approximately 60 oil companies or retailers, with six large international oil companies providing approximately 75% of its supplies. Apart from distribution costs, which vary at each airport and represent an average of 15-20% of the global cost, the price of the fuel itself is the main element of the cost, which varies with the per barrel crude price on the international spot market and the dollar exchange rate. Air France pays for 100% of its aircraft fuel in dollars.

Refueling contracts with oil companies are generally renegotiated annually through standard tendering procedures. The standard contract is for one year, except in certain isolated cases when Air France may enter contracts for up to three years. Air France seeks to benefit not only from a wide network of international suppliers but from the use of various regional suppliers in order to exploit local opportunities when they arise. Air France is also implementing joint fuel purchase programs in conjunction with its SkyTeam alliance partners in order to benefit from increased purchasing leverage.

The price of aircraft fuel is historically volatile and is susceptible to geopolitical instability. See “Risk Factors — Risks Related to Air France-KLM’s Business — Air France-KLM may be adversely affected by high aircraft fuel prices”. Air France employs a variety of risk management tools for oil and fuel purchasing, including swaps and options with or without premiums, and by purchasing aircraft fuel in various stages of production and refinement in order to exploit price differentials between such stages. See “Operating and Financial Review and Prospects of Air France — Market Risk”.

Competition

Air France is, according to the AEA, ranked third in Europe as at September 30, 2003 in terms of revenue per passenger kilometer and, according to IATA, and third in the world in terms of total international scheduled passengers in the year ended March 31, 2003. According to IATA statistics for the same period, in terms of revenues, Air France was sixth worldwide and second in Europe.

Overall, Air France’s main competitors are British Airways (and other members of the Oneworld alliance) and Lufthansa (and other members of the Star alliance). However, Air France faces strong route-specific competition, in which case Air France’s main competitors are generally different national carriers. In the European market, Air France also faces competition from low-cost airlines such as easyJet and Ryanair.

With respect to domestic traffic, Air France’s main competition is from alternative means of transportation, in particular the TGV, the French high-speed rail link and easyJet. Air France has code-sharing arrangements with the TGV network, offering rail/air transfers at the Roissy-CDG Terminal 2 and rail/air links from five regional cities to Roissy-CDG, thereby feeding hub traffic and allowing TGV passengers to access Air France’s international network. Similarly, Air France has a code-sharing arrangement with Thalys International, a high-speed rail network with a Brussels-Paris link. Passengers may purchase combined train/air tickets and travel on any one of five direct trips per day between Brussels-Midi station and Roissy-CDG.

With respect to cargo, Air France, according to IATA, ranked fourth worldwide at March 31, 2003 in terms of total revenue-ton kilometers, excluding large integrated shippers. Air France’s competitors in cargo transport are principally Lufthansa, CARGOLUX, Singapore Airlines and Korean Air.

The Fleet

In terms of size of fleet, according to IATA, the Air France group ranks sixth worldwide, excluding cargo-only airlines. Air France (excluding its regional subsidiaries) has a fleet of 251 aircraft (246 of which are in operation) as of December 31, 2003, with an average age at March 31, 2003 of approximately 8.5 years for the Air France fleet. The Air France fleet consists primarily of aircraft supplied by Boeing and Airbus. The relative youth of the Air France fleet is the result of the decision in 1997-1998 to rationalize and modernize the fleet over the following 10 years. The fleet operated by Air France at December 31, 2003 consists of 152 medium-haul aircraft, 81 long-haul aircraft and 13 cargo aircraft. Consistent with its strategy of further streamlining operations and improving operating efficiency, Air France has reduced the number of models in its fleet, a strategy that Air France believes helps to reduce costs and increases operational efficiency.

Modernization of the fleet has also contributed to a drop in per passenger fuel consumption by the Air France fleet, which has decreased by 20% since 1991. Low altitude emissions have also declined, and since 1991 carbon monoxide emissions have been reduced 3.6 times and unburned hydrocarbons halved, while nitrogen oxide emissions have fallen 25%. In addition, since 1997, the 24-hour noise index for Air France traffic at CDG-Roissy has dropped 33%.

During the financial year ended March 31, 2003, Air France partially renewed its cargo fleet, an undertaking deemed necessary due to the fleet’s age, which averaged more than 19 years. The fleet renewal involved the introduction of three B747-400 ERF aircraft in the fall of 2002, and the simultaneous phase-out of three older generation B747-200F aircraft. Air France is the first airline company to put the B747-400 ERF into commercial operation. The B747-400 ERF is capable of flying non-stop from Paris to Seoul or Tokyo, the two principal destinations on the Asia network, while carrying a nearly maximum payload. The B747-400 ERF allows for increased operational efficiency through reduced fuel consumption and productivity gains achieved through elimination of stopovers necessary with the B747-200F model.

On October 9, 2003, Air France took delivery of the first of a total of 15 Airbus A318s destined for its French domestic and European routes. The arrival of the A318 corresponds to the last stage in the rationalization of the Air France medium-haul fleet. The first six of Air France’s A318s were expected to enter into service by May 2004 but the delivery of three of these has been delayed for a year. The delivery of the fifteenth A318 is scheduled for December 2006, at which point the A318 will have completely replaced Air France’s Boeing 737-500s.

For the year ended March 31, 2003, capital expenditures for aircraft and flight equipment totaled €1.15 billion (including advances on orders, maintenance, modifications, and major overhauls) and totaled €352 million for the six months ended September 30, 2003. At December 31, 2003, there were firm orders for 42 aircraft and options for a further 49 aircraft. These new aircraft are intended to replace aircraft removed from service, as well as to expand the fleet if demand conditions justify it.

Air France’s fleet is held through a combination of outright ownership, finance leases and operating leases. In a finance lease, Air France retains the aircraft on its balance sheet and shows the lease as a liability on its balance sheet. By contrast, in an operating lease, the lessor retains ownership of the aircraft and Air France records lease payments as an expense.

The table below sets out Air France’s fleet at December 31, 2003 and March 31, 2003:

	Air France fleet
Aircraft	Owned		Finance lease		Operating lease		Total		In operation
	31/12/03	31/3/03	31/12/03	31/3/03	31/12/03	31/3/03	31/12/03	31/3/03	31/12/03	31/3/03
Concorde(1)	—	5	—	—	—	—	—	5	—	4
Airbus A340-300/300E	8	8	6	6	8	8	22	22	22	22
Airbus A310-200/300	—	—	—	—	—	—	—	—	—	—
Airbus A330-200	1	2	1	1	8	7	10	10	10	10
Boeing B777-200	14	15	2	2	9	8	25	25	25	25
Boeing B747-400	12	12	1	1	2	1	15	14	15	13
Boeing B747-200/300	7	8	—	—	2	4	9	12	9	12
Boeing B767-300	1	1	—	—	—	3	1	4	—	2
Boeing B747-200 Cargo	5	5	1	1	4	4	10	10	10	10
Boeing B747-400 Cargo	1	1	—	—	2	2	3	3	3	3

Total long-haul	49	57	11	11	35	37	95	105	94	101

Airbus 318	5	—	—	—	—	—	5	—	5	—
Airbus A319	17	17	4	4	18	18	39	39	39	39
Airbus A320-100/200	44	43	5	6	18	17	67	66	67	66
Airbus A321-100/200	8	8	2	2	3	4	13	14	13	13
Boeing B737-300/500	4	3	5	7	19	23	28	33	28	30
Fokker 70	—	—	—	—	4	—	4	—	—	—

Total medium-haul	78	71	16	19	58	62	156	152	152	148

Total	127	128	27	30	93	99	251	257	246	249

Note:
(1)	Air France terminated operations of its Concorde fleet as of June 1, 2003.

In order to slow the growth of the fleet in response to worldwide capacity declines following the events of September 11, 2001, Air France decided, in November 2002, to postpone for one year the scheduled delivery of eight aircraft (two A330-200s, two A320-200s, one A319-100, one A321-200 aircraft and two regional aircraft) to between November 2003 and April 2004. During the six months ended September 30, 2003, Air France further postponed the delivery of the six Airbus aircraft to between April 2004 and April 2005. One of the two postponed regional aircraft was delivered to Air France in the third quarter of the financial year ending March 31, 2004 but is not yet in use and the other is expected to be delivered during the fourth quarter of the financial year ended March 31, 2005. In addition, Air France has entered into an agreement with Airbus to review its options to acquire aircraft in the A319, A320 and A321 families in order to take into account market conditions. Further, at the end of the financial year ended March 31, 2003, Air France postponed for one year the delivery of an additional three A318 aircraft that had originally been scheduled for delivery at the beginning of calendar year 2004.

Regional Fleet

The regional division had a fleet of 126 aircraft as at December 31, 2003, 113 of which were in operation, each with a seating capacity of less than 100 and an average age of 7.9 years. At December 31, 2003, the regional companies had placed firm orders for 12 aircraft. They held no options to acquire aircraft.

The table below sets out the fleet of the regional division at December 31, 2003 and March 31, 2003:

	Regional fleet
	Owned		Finance lease		Operating lease		Total		In operation
	31/12/03	31/3/03	31/12/03	31/3/03	31/12/03	31/3/03	31/12/03	31/3/03	31/12/03	31/3/03
Brit Air
ATR42-300	—	1	—	—	2	2	2	3	—	—
Canadair Jet 100	2	2	11	12	6	7	19	21	19	21
Canadair Jet 700	1	—	9	8	—	—	10	8	10	8
F100-100	1	1	—	—	8	7	9	8	9	8

Total	4	4	20	20	16	16	40	40	38	37

CityJet
BAE 146	1	1	—	—	13	11	14	12	14	12

Total	1	1	—	—	13	11	14	12	14	12

Régional
Beech 1900-C	1	1	—	—	—	—	1	1	—	—
Beech 1900-D	6	6	1	2	1	—	8	8	—	—
Embraer RJ 145	3	1	7	7	17	17	27	25	27	25
Embraer RJ 135	—	—	5	5	4	4	9	9	9	9
Embraer 120	1	—	5	6	9	10	15	16	13	16
Fokker 100	—	—	—	—	6	5	6	5	6	5
Saab 2000	—	—	—	—	6	8	6	8	6	7

Total	11	8	18	20	43	44	72	72	61	62

Total regional fleet	16	13	38	40	72	71	126	124	113	111

During the financial year ended March 31, 2003, the delivery date of a CRJ 700 aircraft for Brit Air, originally scheduled for delivery in March 2004, was deferred until March 2005.

Air France holds a 76% stake in Air Ivoire, an airline that services Africa from Abidjan with three Fokker 28 aircraft.

Property

The following table sets forth our principal properties. The table does not include our fleet of aircraft which are described under “— The Fleet.”

Principal Properties	Description	Nature of Title	Approximate Gross size
			(square meters)
CDG – Roissy Airport
Terminals A-F	passenger terminal	leased	56,072
Maintenance Areas	hangars, workshops	leased	723,375
Equipment Area	open storage area	leased	60,271
Equipment Area/Runway Buildings	protected storage area/offices, workshops	leased	63,952
45 rue de Paris	head offices	leased	3,859
	parking garage	leased	65,020
Terminal 1	passenger terminal	leased	26,129

Orly Airport
Aérogare Orly	flight operations terminal	leased	77,418
Paray Vieille Post	hangars, workshops, offices	leased	166,737
1 avenue du Maréchal Devaux	offices (central building)	owned	13,150
	warehouses/restaurant	owned	20,447
		owned	2,400

Le Bourget Airport
Maintenance Areas	hangars, offices, parking area, workshops	leased	97,395

Toulouse
Maintenance Areas	hangars, offices	owned	80,090
		leased	4,692

Montreuil
2 Gaumont	offices	leased	29,031

Vilgénis
Domaine de Vilgénis	instruction center	owned	6,849

We also have other freehold and leasehold interests in real estate in numerous countries throughout the world that collectively are less significant. See note 15 to our annual consolidated financial statements.

The Roissy-CDG and Orly airports are operated by ADP, a state-owned entity which has a concession to operate and manage the airports in the Paris area. Air France rents technical, administrative and commercial premises within the airport, parking strips for the aircraft and industrial premises and hangars for cargo and maintenance that are often located on the side areas of the runways.

In certain cases, Air France is the tenant of equipped premises (commercial premises within the terminals) or empty premises that it equips (for example, lounges for passengers at Roissy-CDG). Regarding terminal 2F at Roissy-CDG, Air France is responsible for completely equipping, remodeling and decorating the private areas in the interior of the terminal. This is also true of terminal 2E, which is currently in partial operation and will increase to full operation during the period 2003-2006. Air France’s expenses in connection with the work on terminal 2E are estimated to total €48 million, of which €40 million has already been spent. With respect to industrial premises and hangars, Air France is usually the tenant of the land and the owner of the buildings that it has constructed. This is also the case for Air France’s corporate head offices, where Air France has a long-term construction lease of 70 years (from 1994) with the landowner, ADP. On January 28, 2004, Air France entered into a 12-year sale and leaseback agreement with a syndicate of banks covering the building and Air France’s rights under the construction lease.

Air France also occupies premises and land in the airports outside the Paris region, pursuant to the same temporary occupation regime. In foreign airports, Air France is subject, as are the other airline companies, to applicable local law. Air France’s largest leased area outside of France is at New York’s John F. Kennedy airport.

Environmental Policy

As an operator of passenger and aircraft cargo, Air France is subject to environmental regulations regarding, among other things, aircraft noise and engine emission control pursuant to local rules applying to each airport, as well as French, E.U. and international rules – and in particular to the provisions of Annex 16 to the Chicago Convention on International Civil Aviation of December 7, 1994. See “Regulation of Air France — Other Regulatory and Legal Issues Relating to Air France’s Operations — Environmental Protection and Anti-Noise Standards”.

In five years, Air France has doubled its number of flights and increased traffic by close to 70%. This growth was achieved while also improving Air France’s overall environmental position. Since 1997, the 24-hour noise index for Air France traffic at CDG has decreased 33%. Since 1991, the fuel consumption of Air France aircraft per passenger-kilometer has decreased more than 20%. Low altitude emissions have also been significantly reduced per landing and takeoff cycle. Since 1991, carbon monoxide emissions have been reduced 3.6 times and unburned hydrocarbons halved, while nitrogen oxide emissions have fallen 25%

Air France’s success in improving its environmental performance in parallel with substantial growth is the result of its sustainable development policy, combined with a strategy implemented several years ago aimed at meeting demand by optimizing use of the Air France’s fleet. This two-pronged strategy involves the hub at Roissy-CDG, the linking of the domestic and international networks, and the La Navette shuttle service linking Paris to the domestic network.

The hub concept, which aims at maximizing the number of destinations served while limiting the number of flights, contributes to higher passenger load factors and increased operating efficiency. Aircraft operating closer to capacity result in less pollution per passenger transported, and a reduction in the total number of flights reduces the overall impact on the environment. Moreover, delays, a significant source of fuel over-consumption, are minimized as air traffic is reduced. Productivity gains encourage Air France to purchase modern aircraft, which are cleaner and less noisy than their predecessors.

Air France’s shuttle service also contributes to Air France’s environmental performance, as the high frequency of flights (every hour and every half hour during peak periods) enables the use of smaller aircraft with higher load factors, resulting in greater operating efficiency and reduced air and noise pollution. In addition, given the short distances traveled by the shuttle aircraft, they are operated at minimal payloads, further reducing noise pollution and fuel consumption.

Air France pilots also contribute to reduced noise pollution through optimization of flight procedures during take-off and landing.

In spring 2002, Air France decided to restructure its environmental function by adopting a decentralized management approach within the different management departments. The aim was to encourage the implementation of all possible synergies, using existing methodologies and structures, in order to optimize the productivity of Air France’s environmental approach and the quality of results. Initiatives are organized around an action plan with environmental representatives from the management departments and the subsidiaries.

As part of this reorganization, a multifaceted function called Quality-Security-Environment (QSE) was created within Air France Industries. This new organizational structure is also being implemented within the head of Ground Operations and Air France Cargo. By encouraging all departments to better incorporate environmental considerations into their management system, Air France believes QSE will favor synergies between existing networks and methodologies to rapidly achieve improved operating performance and the harmonization of best practices.

In July 1999, CRMA, a subsidiary of Air France Industries, was the first ever aviation company to be awarded ISO 14001 certification. In early 2001, the Industrial Engineering and Maintenance Department of the Air France Industrial Logistics Division won ISO 14001 certification for its environmental management of activities at Orly airport.

As Air France believes it is in compliance with all applicable environmental regulations, no provisions have been recorded in respect of such regulations.

Legal Proceedings

Air France and its subsidiaries are involved in various claims and lawsuits arising in the ordinary course of business. With the exception of the proceedings mentioned below, there are no significant disputes to which Air France or any of its subsidiaries is a party, nor any disputes pending, for which full provisions have not been made.

With effect from November 1, 1999, Air France reduced the working week to 35 hours in anticipation of French legislation on the issue. From January 1995 up to the implementation of the 35-hour working week, the legal working week of Air France ground staff as set by October 1994 regulations was increased from 38 to 39 hours pursuant to an amendment to the October 1994 regulations. A number of Air France employees have brought actions before the French Labor Court stating that this amendment constitutes a change to their employment contract that they did not accept, and requesting payment of the 39th hour worked each week since January 1995. Following eight decisions of principle rendered on September 17, 2002, the Cour de Cassation, the French high court, ruled that the reinstatement of a 39-hour working week through the adoption of the new law governing ground staff did not affect the contractual remuneration of employees paid on a monthly lump-sum basis.

In June 2000, five travel agents domiciled in the United States and their professional association (the Association of Retail Travel Agents) filed suit against several U.S. airlines as well as three major European airlines, including Air France, before a federal district court in North Carolina. The suit, referred to as the Hall case and which the court certified as a class-action lawsuit, claims that an agreement reached between the defendants which led to a reduction in the commissions paid to the plaintiff travel agencies constitutes an illegal agreement in restraint of trade under Section 1 of the Sherman Antitrust Act. The amount of damages jointly sought from the airlines in respect of the claims amounts to U.S.$17.5 billion, which could be tripled by a court. On October 30, 2003, this suit was dismissed by the trial court on a motion for summary judgment. The plaintiffs have appealed this decision.

On April 9, 2003, a similar antitrust complaint was filed against us, together with 11 U.S. airlines and eight other international airlines, in the federal district court located in Oakland, California. This suit, referred to as the Tam Travel suit, was filed on behalf of approximately 50 travel agents who elected to withdraw from the class of plaintiffs in the above mentioned Hall case. The allegations in the Tam Travel case are fundamentally similar to the Hall case; the plaintiffs allege that the defendant airlines conspired to reduce and ultimately eliminate base commissions paid to travel agents. On November 10, 2003, the Tam Travel case was consolidated for pre-trial discovery with two similar cases and transferred to the federal district court located in Youngstown, Ohio. Certain defendants have requested that the Tam Travel case be stayed until the appeal in the Hall case is decided. The judge has not yet acted on this request

During calendar years 2000 and early 2001, a number of Servair employees initiated a lawsuit before the French Labor Court seeking payment of back wages. The plaintiffs argued that time spent eating meals in the company cafeteria constituted time during which the employee is under the control of the employer and should thus be compensated as normal working hours. Servair has taken the position that time spent eating meals is an interruption in working hours that is not entitled to remuneration. In its definitive ruling dated November 8, 2001, the Court of Appeal of Paris sided with the position argued by Servair. Other suits representing a total of 471 individual claims initiated by Servair employees over this same issue are still pending before the courts.

In September 2003, certain beneficiaries of victims of the September 11, 2001 terrorist attacks filed suit in federal district court in New York City against the airport authorities responsible for the operation of the Newark, Washington, DC and Boston airports, from which the aircraft used in the attacks departed. In their suit, the plaintiffs seek damages from all of the subcontractors and airlines operating at these airports at the time of the attacks, including Air France. The plaintiffs allege that the airport authorities, their subcontractors and the airlines in question were negligent, notably with regard to their choice of security companies at the airports in question.

Management believes that these legal disputes are without merit and no provision has been recorded in the financial statements in respect of them.

In addition, Air France was a minority shareholder of Air Afrique, with two members on that company’s board, at the time of its bankruptcy in April 2002. In light of the excess of liabilities over assets, Air Afrique’s liquidator could hold the company’s executive officers and directors liable for all or part of the shortfall, if they are found to be at fault. However, the liquidator has not taken or threatened any such action to date, and Air France believes that its representatives on the Air Afrique board acted properly in fulfilling their obligations to the company.

REGULATION OF AIR FRANCE

The International Regulatory Framework

International commercial air transport is regulated by international conventions that each participating country undertakes to ratify and directly apply within its national airspace. Three principal conventions, together with subsequent modifications, establish the legal and regulatory framework governing international commercial air transport: the Convention for the Unification of Certain Rules Relating to International Carriage by Air (1929) known as the Warsaw Convention, the Convention on international civil aviation (1944) known as the Chicago Convention, and the Convention on damage caused by foreign aircraft to third parties on the surface (1952) known as the Rome Convention.

The Warsaw Convention and the Montreal Convention

The Warsaw Convention (1929), later modified by the Hague protocol (1955), established the principle of limited liability of air transport companies based on a presumption of fault. Under the Warsaw Convention, the financial limits on liability could be extended only if the victim proved gross negligence on the part of the air transport company or if certain conditions (principally related to ticketing) are not met.

On May 28, 1999, the Montreal Convention was adopted by more than 50 countries, although it has yet to enter into force in the E.U. This treaty provides for increased protection for victims who have suffered loss, and combines the presumption of fault principle of the Warsaw convention with strict liability for damages deriving from accidents, up to a specified threshold amount, which amount is to be reviewed periodically. France is expected to ratify the Montreal Convention during the course of 2004 simultaneously with the other E.U. member states.

In addition, certain air transport companies, including Air France, have adopted the Inter Carrier Agreement (1995), within the IATA framework. This Agreement provides for (i) the removal of the financial limits on liability where physical injury occurs and (ii) strict liability in all cases up to a maximum of 100,000 Special Drawing Rights (an accounting unit of the International Monetary Fund), except where the air transport company can show the passenger was at fault. The E.U. has established, pursuant to European Council Regulation no. 2027/97 of October 9, 1997 and applicable as of October 17, 1998, a liability regime similar to that contained in the Inter Carrier Agreement and applicable to all Community air carriers.

As soon as the Montreal Convention enters into force in the E.U., after ratification by all E.U. member states, a new European Regulation, no. 889/2002, voted on May 13, 2002, will apply. This regulation refers to the Montreal Convention as the Master Text and amends European Council Regulation No. 2027/97 of October 9, 1997 on air carrier liability in the event of accidents in order to align it with the provisions of the Montreal Convention, thereby creating a uniform system of liability for international air transport.

The Chicago Convention

The Chicago Convention (1944) sets out the legal and technical principles governing international civil aviation. In addition, the Chicago Convention subjects participant countries, which include substantially all the member countries of the United Nations, to a common legal framework governing international air transport that participant countries are required to implement in their respective national air space and apply in their relations with one another. In summary, the Chicago Convention laid down the general principle that each signatory state should have sovereignty over its air space and should have the right to control the operation of scheduled international air services over or into its territory. As a result, international air transport is founded on a collection of transport rights which the participant states apply to each other (often referred to as traffic rights) by entering into:

•	multilateral air transport agreements between states, such as the International Air Services Transit Agreement of 1944, which gives airlines based in the contracting states general rights for their scheduled flights to over-fly the territories of other contracting states and to make non-traffic stops in such territories, and

•	bilateral treaties based on the standard agreements set forth in the Chicago Convention and through which the states grant each other one or more of the designated “Air Freedoms”.

The Chicago Convention permits non-scheduled flights, both charter and cargo, to fly-over the territories of signatory states and gives rights for non-scheduled flights to make stops for non-traffic purposes in the territories of such states, subject to certain restrictions which may be imposed by the individual states. Traffic rights for non-scheduled flights are generally unilaterally granted by each participant state in relation to its own air space directly to the airline carriers. The home states of the relevant airline carriers are only involved in the event of disputes.

France is currently a party to the Chicago Convention, the International Air Services Transit Agreement, the two protocols amending the Chicago Convention and to bilateral treaties relating to airline industry regulations.

Bilateral treaties between states generally contain the principles governing the designation of airline carriers for the operation of specified routes, the capacity offered by such airline carriers and procedures for the agreement of tariffs. Most bilateral treaties require the combined approvals of the aviation authorities of both states involved.

The Chicago Convention requires a formal connection between airline companies and their aircraft on the one hand, and individual states on the other. Consequently, with many exceptions, each aircraft is usually registered in the same state as the airline company that operates it. In the case of airline companies, foreign ownership or effective control cannot exceed certain thresholds. Our rights to operate air travel services on international routes depend in many instances on being majority or substantially owned and effectively controlled by French or E.U. nationals. Bilateral treaties incorporate, and sometimes reinforce, these provisions.

Air France’s amended articles of association provide that certain shareholders may be obligated to sell all or a part of their Air France shares if 45% or more of the share capital or voting rights of Air France are held, directly or indirectly, by non-French persons. See “Description of the Share Capital of Air France — Form and Holding of Shares — Compulsory Transfer of Shares”. In addition, the State of the Netherlands has an option, which has been amended in connection with the combination, to acquire preference shares B of KLM if a country imposes or will impose restrictions or conditions on KLM as a consequence of a substantial part of KLM’s share capital not being demonstrably Dutch owned or KLM not being effectively controlled by Dutch nationals. See “Item 7. Major Shareholders and Related Party Transactions” of KLM’s Annual Report on Form 20-F for the financial year ended March 31, 2003, as amended, incorporated by reference in this prospectus and “Summary of the Framework Agreement — Agreements with the Holders of Priority Shares, Cumulative Preference Shares A and Cumulative Preference Shares C — Amended State Option and Related Agreements”.

The Chicago Convention also provides for aircraft noise control and engine emission control regulations, set forth in Annex 16 thereof. As an operator of passenger and cargo aircraft, Air France is subject to compliance with these provisions.

Finally, the Chicago Convention established the International Civil Aviation Organization (ICAO) which in 1947 became the aviation division of the United Nations. Within the framework of the ICAO, participant states establish the international technical regulations applicable to civil aviation.

The Rome Convention (1952)

The Rome Convention regulates third party damages. France has not ratified the Rome Convention and regulation of third party damages is governed in France in accordance with the principles of article L.141 of the

French Civil Aviation Code (Code de l’aviation civile). Following the events of September 11, 2001, certain members of the ICAO advocated the amendment and modernization of the Rome Convention. As of the date of this prospectus, no such amendment or modernization had been implemented.

IATA

In addition to the inter-state regulatory framework, scheduled air transport companies created IATA in 1945 in Havana, Cuba. This organization holds a mandate to establish resolutions for the air transport profession and to supply participant members with a forum for matters concerning regulation of its members on international routes (on-board service, travel documentation safety, security, navigation and flight operations, the development of communication standards, and administrative procedures).

Open Sky Agreements

Air traffic with the U.S. has been liberalized by several states, including France and a number of other E.U. member states, by way of so-called open sky agreements. Discussions have arisen between the E.U. and its Member States on whether it was lawful for them to enter into these agreements. The European Commission has sued some Member States before the European Court of Justice (the ECJ). The ECJ delivered a judgment on November 5, 2002, stating that Denmark, Sweden, Finland, Belgium, Luxembourg, Austria and Germany had infringed upon the Community’s powers with respect to the conclusion of certain international agreements that are binding upon the Community. In addition, these Member States and the United Kingdom were also found to have violated the rules on the right of establishment embodied in Article 43 of the Treaty of Rome by excluding, in their open sky agreements with the U.S., air carriers established in the other Member States but not majority-owned and effectively controlled by nationals of such States from the benefit of national treatment in the host Member State.

The European Commission believes that the judgments have implications not only for the specific agreements concerned, but for all existing bilateral air services agreements and for the negotiation of new agreements and it is expected that a new regulation governing the negotiation and conclusion of open sky agreements will be adopted in the coming months. In any event, the Member States have formally agreed to apply this regulation by anticipation as of June 6, 2004.

In 1992, the United States and the State of the Netherlands had agreed to expand their bilateral Air Transport Agreement to create an open sky agreement. That agreement permitted KLM to obtain antitrust immunity in the United States for joint action with Northwest Airlines. Following challenges raised by the European Commission, the ECJ ruled that certain provisions of similar open sky agreements between other E.U. member states and the U.S. were in violation of the Commission’s exclusive external competence. The ECJ found that the E.U. member states in question had failed to comply with certain obligations under E.C. law with regard to (i) air fares and rates charged by carriers designated by the U.S. on intra-Community routes and (ii) computerized reservation systems (CRS) offered for use or used in the E.U. Member State in question. The ECJ also held that the nationality clause (entitling the U.S. to withdraw, suspend or limit traffic rights in cases where air carriers designated by the E.U. Member State are not substantially owned or effectively controlled by the E.U. Member State or by its nationals) infringed Article 43 of the E.C. Treaty setting out the EC law principle of freedom of establishment. In 2001, the United States and the French State entered into an open sky agreement, which liberalized air traffic with the U.S. and permitted Air France to obtain antitrust immunity in the United States for joint action with Delta Air Lines.

In June 2003, the 15 E.U. member states gave the European Commission a mandate to negotiate with the United States the creation of an open aviation area providing freedom of access on both sides of the Atlantic. The member states also gave the European Commission a so-called horizontal mandate to negotiate a European nationality clause in bilateral agreements and with third countries on behalf of the E.U. member states.

European Regulation

Liberalization

In 1987, the European Commission undertook to create common European air transport regulations. These consist of three sets of measures known as the First, Second and Third Packages. The Third Package (1992) included measures aimed at putting an end to certain aspects of the monopolies of various national airline companies. As a result, airlines licensed by any EEA Member State, including Air France, now have free access to all international routes (subject to certain limited technical exceptions) within the EEA, and capacity restrictions on such routes are no longer permissible. On April 1, 1997, a single European airspace was established within which any European airline may freely operate on any routes within the E.U. member states. In particular, European airlines may freely practice cabotage (i.e., transporting passengers or cargo from one city to another, either within a Member State or between Member States other than the airlines’ home country). In addition, any resident of an E.U. Member State may hold an interest in the share capital of any E.U. registered airline company, provided such interest holder is not acting as a front for a beneficial owner who is not a citizen of an E.U. Member State.

This European regulatory framework does not prevent the E.U. member states from participation in the ICAO nor does it conflict with the principles and regulations established under the Chicago Convention. Rather it aims at creating a homogeneous regulatory framework for all European air transporters within the international regulatory framework. Additionally, E.U. member states remain subject to all their international obligations in relation to air transport outside the E.U. and retain sovereignty with respect to the negotiation of traffic rights included in such agreements.

The E.U. regulations establish the following principles:

•	satisfaction of the criteria established by the European authorities (Regulation no. 2407/92) prior to obtaining an air operator certificate and a license,

•	freedom of access to routes within the E.U. member states to Community carriers (Regulation no. 2408/92), and

•	the ability of airlines to fix their own fares (Regulation no. 2409/92).

In its work program for the calendar year 2003, the European Commission announced the revision of the Third Package and a wide-scale consultation of individuals and entities. The consultation took place by May 2003, but there has been no revision at the date of this prospectus.

Competition

The relevant E.U. regulations (Regulation no. 3975/87, as last amended by Regulation no. 2410/92, and Regulation no. 659/1999) establish the uniform application of the European competition rules (Articles 81 and 82 of the Treaty of Rome) for all airlines operating air transport services within the E.U. as well as the rules concerning the granting of State-Aid (Articles 87 and 89 of the E.C. Treaty).

The European regulatory framework also provides for block exemptions pursuant to Article 81 of the E.C. Treaty, applicable to certain categories of potentially anti-competitive agreements and concerted practices in the air transport sector. Regulation no. 3976/87 (as last amended by Regulation no. 2411/92) enables the European Commission to grant block exemptions from Article 81(1) for certain kinds of agreements, decisions and concerted practices concerning the following:

•	the joint planning and coordination of flight schedules between E.U. airports,

•	consultations on tariffs for the carriage of passengers, baggage and freight on scheduled air services,

•	joint operations on new, less heavily traveled air services,

•	slot allocation and airport scheduling, and

•	joint purchase, development and operation of computerized reservation systems relating to timetabling, reservations and ticketing by air transport undertakings.

One block exemption regulation currently in force pursuant to Regulation no. 3976/87 (as amended) is Commission Regulation no. 1617/93 (as last amended by Regulation no. 1324/2001) which provides, subject to certain conditions, for an automatic exemption from Article 81(1) in respect of agreements concerning slot allocation and airport scheduling.

Single European Sky

On October 10, 2001, the European Commission adopted a package of proposals on air traffic management designed to create a “Single European Sky” by December 31, 2004. This package sets out the objectives of the Single European Sky and its operating principles, based on six main lines of action: joint management of airspace; establishment of a strong Community regulator; gradual integration of civilian and military airspace management; institutional integration of the E.U. regulatory bodies and Eurocontrol; introduction of appropriate modern technology; and better coordination of human resources policy in the air traffic control sector. In order to accelerate the creation of the Single European Sky, the Commission also adopted three specific measures relating to the provision of air navigation services, organization and use of airspace and interoperability of equipment. The creation of a Single European Sky should optimize use of European airspace, with improvements in such areas as air traffic delays, flight safety, security and growth.

On December 5, 2002, the Council of E.U. Transport Ministers reached an agreement on the single European sky package. Following a conciliation procedure between the Council of E.U. Transport Ministers and the European Parliament, an agreement was reached on December 9, 2003 covering the package of legislation laying down the objectives and operating principles for the Single European Sky. The European Commission will draft the rules needed to enact the legislation. The Single European Sky package is scheduled to be implemented by the end of 2004.

Miscellaneous

A further open airspace with liberal market access is currently being negotiated between the E.U. and 10 countries from Central, Eastern and Southern Europe. It is the intention of these states to create a Common European Aviation Area (CEAA). Implementation of the CEAA is expected to require several years to complete, but will substantially improve market conditions and liberalize air traffic regulation in the participating states. Although Eastern Europe is not a crucial market for Air France, the creation of the CEAA is expected to improve its market position in those states which will become part of the CEAA.

European regulations address a variety of aviation-related issues other than those concerning competition, including air traffic noise, denied boarding, take-off and landing slots and air carrier liability, as described in this prospectus. See “— Other Regulatory and Legal Issues Relating to Air France’s Operations”.

French Air Transport Regulation and Legislation

Air transport in France is governed by the French Civil Aviation Code (Code de l’aviation civile) of 1948, as amended, which contains the legal and regulatory provisions applicable to aircraft, airports, regular air transport and flight personnel. In addition, set forth in the French Civil Aviation Code are the provisions applicable to Air France and ADP as well as those governing aviation fees. The French Civil Aviation Code has been frequently revised to harmonize French law with international and European regulations. Therefore the applicable regulatory regime in France is the result of (i) national law; (ii) the application of regulations promulgated by the European Commission and the European Council; (iii) European directives incorporated into French law; (iv) air service agreements to which Air France is a party and (v) the international conventions to which France is a party.

In particular, with respect to third party liability, Article L. 141 of the French Civil Aviation Code applies because France has not ratified the Rome Convention. This article provides the following: (i) no special regime is established to determine the liability of a pilot, or of the person or entity operating an aircraft, for damage caused by an aircraft in flight to another aircraft also in flight (therefore general French law applies to determine liability); and (ii) the person or entity operating an aircraft is strictly liable for damage caused by the aircraft’s movements, or by any object originating from the aircraft, to any person or goods on the ground. This liability can only be reduced or eliminated where there is proof that the victim was at fault.

Application and Enforcement of Safety Standards

Air France has adapted its safety standard monitoring system in parallel with the evolution of French regulations. The principal elements of this system include:

•	the compulsory designation of a person, the dirigeant responsable (head officer), in charge of flight safety,

•	quality control procedures with respect to flight sectors,

•	security structures with flight security officers for each type of fleet,

•	feedback and data control computer systems used to monitor the implementation of any necessary preventive or corrective safety measures, and

•	frequent internal and external audits of partner carriers, franchisees and charter flights.

Training of Flight Personnel

The general policy with respect to the training of Air France’s flight personnel is set by Air France’s Training Division (Direction de la formation) in accordance with applicable regulations. Training is carried out at the Air France training centers located at Roissy-CDG, Orly and Vilgénis.

Training of Flight Crew

The training of the flight crew, most of whom complete the academic part of their training at the National School for Civil Aviation (Ecole Nationale de l’Aviation Civile), includes a training period upon joining Air France, and then subsequent training throughout the crew members’ careers, in order to be qualified to operate each type of aircraft throughout their careers. Each period of training is validated by an exam set by the regulatory authority. The training also includes in-flight training which allows the crew to acquire the requisite familiarity with the network and operational environment. This training is also monitored by regulatory in-flight tests. After the training sessions, a refresher course is conducted annually to ensure that the crew maintain their skills. This refresher course is partly theoretical, partly practical, with the practice carried out using a flight simulator, and is subject to a regulatory exam. On average, Air France’s flight deck crew have six days of training per year. Under the pilots’ agreement signed in 2003, pilots may volunteer to pursue qualification training, depending on Air France’s needs, rather than being nominated by Air France.

Training of Cabin Crew

The cabin crew receives training in the areas of safety and rescue skills, security and the operation of cabin systems. Such training is also subject to regulatory approval. The training includes an initial course upon joining Air France and a refresher course, as provided by the applicable regulation.

Other Regulatory and Legal Issues Relating to Air France’s Operations

Cooperation Agreement with Alitalia

On July 27, 2001, Air France and the Italian air carrier Alitalia entered into a number of cooperation agreements. The agreements pursue the double aim of integrating Alitalia into the world-wide SkyTeam alliance created by Air France and Delta Air Lines in 2000, and of building a far-reaching, long-term strategic bilateral alliance based on close cooperation between the parties. The agreements also interconnect the two airlines’ respective hubs at Roissy-CDG, Rome Fiumicino and Milan Malpensa airports.

Such cooperation agreements were notified to the European Commission on November 12, 2001 for negative clearance and/or exemption under articles 3 and/or 5 of the European Council Regulation No. 3975/87.

On July 1, 2002, the European Commission informed Air France and Alitalia that it had serious doubts that their cooperation agreement could be approved in its current form. In particular, the Commission informed the parties that it had competition concerns on a number of routes between France and Italy. A package of remedies, including commitments by Air France and Alitalia to make slots available to competitors on specific routes, negotiated by Air France and Alitalia with the Commission’s Directorate General for Competition was published on December 9, 2003 for third party comments. Following receipt of third party comments, Air France and Alitalia sent a revised remedies proposal to the Commission on February 16, 2004. Air France understands that the Commission and the competition authorities of the member states are reviewing the revised remedies proposal.

State Aid After the September 11, 2001 Attacks

Airlines operating air transport services within the E.U. are also subject to Articles 87 to 89 of the E.C. Treaty concerning State Aid.

The European Commission issued two communications on October 10, 2001 and July 2, 2002 on “The repercussions of the terrorist attacks in the United States on the air transport industry”. In these the Commission announced that some types of aid, including aid for insurance “intended to compensate for damage caused by extraordinary calamities”, could be granted to the air transport industry by way of exception.

On January 30, 2002, the Commission approved a French aid scheme with a budget of €54.9 million (of which Air France received €27.7 million) under the guidelines in its Communication of October 2001. However, on December 11, 2002, the Commission opposed France’s declared intention to extend the use of this budget to compensate French airlines for losses incurred after the initial four-day period, considering that any such extension could lead to a significant distortion of competition under applicable E.U. rules. Nonetheless, the Commission decided on March 19, 2003 that temporary compensation for the additional security costs incurred by E.U. airlines after September 11, 2001 does not constitute state aid.

On July 9, 2003, the Commission authorized the extension until October 31, 2003 of aid schemes for insurance “intended to compensate for damage caused by extraordinary calamities” put in place for the air industry by nine Member States, including France.

Allocation of Slots

Access to the world’s main international airports is regulated by the allotment of time slots. Slots correspond to the ability of a carrier to land at, or take-off from, an airport at a specified time and date. Access to most European and Asian airports is regulated through slots, including airports in London, Paris, Frankfurt, Milan, Madrid, Amsterdam, Bangkok, Tokyo, Hong Kong and Singapore. In the United States, access to airports is controlled by regulations based on the allotment of boarding gates (e.g., Los Angeles, San Francisco) with the exception of New York’s John F. Kennedy airport and Chicago’s O’Hare airport, to which access is regulated by slots.

Due to the saturation at major European airports, all air carriers must obtain flight slots, which are allocated in accordance with the terms and conditions defined in European Council Regulation no. 95/93 of January 18, 1993. Under E.U. Regulation no. 95/93, each Member State, in relation to all airports for which it is responsible, is required to designate an individual or an entity responsible for coordinating the allocation of the slots and the monitoring of their use. Such individual or entity must have specialized knowledge in the area of coordinating aircraft routes and of the operational environment of air transport companies, and is designated after consultation between the relevant Member State, the airline companies which use the airports in question, their representatives and the airport authorities.

As a general rule, a slot that has been operated by an air carrier entitles that air carrier to claim the same slot in the next equivalent scheduling period (grandfather rights). Slots are allotted twice a year, at the time airline flight schedules for the relevant IATA season are prepared by the airport coordinator. New or unused slots are generally allocated on a 50-50% basis among historic airline operators and new entrants.

At the close of this preliminary allotment (pre-coordination) process, a conference with virtually all the airport coordinators and airline companies is organized, in order to enable airline companies to:

•	coordinate the slots they are allotted in different airports, so that when a flight links two airports, the slots granted on each platform are compatible with one another, and

•	exchange slots among themselves in the event that those originally allotted by the coordinators are unsatisfactory.

At Roissy-CDG and Orly airports, société Air France holds 48.4% and 50.2% of the slots during the 2003 summer season, respectively. In addition, the priority system based on grandfather rights underpins certain strategic code sharing alliances or equity participations, since such transactions enable a carrier to benefit from its partners’ slot portfolio.

Pursuant to Regulation no. 95/93, air carriers must continue to use allocated slots at a minimum of 80% of their level of use during the period such slots were attributed. Slots not used at such levels are transferred to a “pool” where they become available to other carriers and are lost to the carrier to whom they were initially assigned. Regulation no. 95/93 also provides that exceptional circumstances, namely unforeseeable and irresistible cases outside the air carrier’s control, may affect the use of slots. In its communication dated October 10, 2001 the Commission determined that the closure of American airspace between September 11 and September 14, 2001 and the subsequent changes to services (suspension, reduced frequencies) constituted exceptional circumstances and that coordinators should interpret the provisions of the above Regulation in such a way that airlines do not risk losing their unused slots as a consequence of the terrorist attacks.

Regulation no. 95/93 was subsequently amended by Regulation no. 894/2002 of the European Parliament and of the European Council of May 27, 2002 so as to allow the airlines, following the events of September 11, 2001, to retain their slots with grandfather status in airports located in the E.U. during the summer season 2002 and the winter season 2002-2003.

Similarly, in connection with the outbreak of hostilities in Iraq, the European Community has sought modification of Regulation no. 95/93 in order to temporarily suspend its provisions relating to the loss of flight slots. Following the war in Iraq and the outbreak of SARS, the European Parliament and the European Council adopted Regulation no. 1554/2003 of July 22, 2003 authorizing air carriers to retain, during the 2004 summer season, slots which they had been assigned for the 2003 summer season, despite a reduction in the use of slots below the required level.

COHOR

Founded on July 31, 1995, the Association pour la Coordination des Horaires (COHOR), an independent, non-profit organization, was appointed by the French government to manage slot allocation at high-traffic airports in France, including Roissy-CDG, Paris-Orly, and Lyon-St Exupéry. COHOR is entirely funded by its members, which include the airlines Air France, Air Littoral (recently placed in judicial liquidation), Brit Air, Corse Air International, Euralair Horizons, and Régional Compagnie Européenne, as well as the airport management authorities ADP, Chambre de Commerce et d’Industrie de Lyon, and Chambre de Commerce et d’Industrie de Nice. COHOR’s management body appoints a Head of Coordination whose mission is to allocate slots in accordance with Regulation no. 95/93 and to monitor slot use and the adherence of slots users to their allocated schedule.

Environmental Protection and Anti-Noise Standards

Under French law, an aircraft operator is subject to liability for damages caused by noise emissions from its aircraft. An independent administrative body, the French Airport Noise Control Authority (Autorité de Contrôle des nuisances aéroportuaires), may recommend restrictions on the operation of certain aircraft and impose administrative fines (of up to €12,196) on aircraft operators or owners for non-compliance with anti-noise rules at take-off or landing to or from French airports. In compliance with E.U. directive no. 2002/30 of March 26, 2002, restrictions on the operation of the so-called Chapter 3 noisiest aircraft (as defined by French regulations) were decided at Roissy-CDG. At September 30, 2003, 19 of Air France’s aircraft were potentially affected by these restrictions, and they are scheduled to be gradually withdrawn from Roissy-CDG by 2008 or modified to be in compliance.

Aircraft engine emissions, including emission of greenhouse gases, are also regulated by national and international rules. Aircraft engines are required to meet the engine certification standards of Annex 16 of the Chicago Convention. The Kyoto protocol, which has not yet entered into force, requires industrialized countries that are listed in Annex I to the Chicago Convention to reduce their national emissions of six greenhouse gases, the most relevant to aviation being carbon dioxide (CO2). In anticipation of the possible application of the Kyoto protocol to international aviation through an international or European regulation, Air France has implemented a fuel conservation plan, which, together with fleet renewal, is intended to reduce aircraft fuel consumption throughout flight, and to contribute to reducing gaseous emissions. The action plan also provides for instructions concerning taxiing on arrival, and limiting the use of auxiliary power units.

Air France’s operations on industrial and maintenance sites, including the handling, storage, and disposal of raw materials and wastes, are subject to comprehensive laws and regulations relating to the generation, storage, handling, and transportation of hazardous materials, air emissions and waste-water discharges, and hazardous substance pollution clean-up and remediation. Air France is also subject to regulations regarding the control and removal of asbestos-containing material, and the indemnification of potential exposure of employees to asbestos.

Air France’s industrial operations in France, and in particular its maintenance activities, are subject to French laws and regulations applicable to classified industrial sites (installations classées), which require users of such classified industrial sites to notify authorities or obtain authorization prior to beginning operations. Among other obligations, the operator of a classified industrial site remains liable for any remediation of the site. Air France Industries has moved to a new hanger in Toulouse Blagnac and will no longer operate the Montaudran site, which will be completely cleaned before it is turned over. Air France has undertaken renovation work at its Toulouse Montaudran and Vilgénis sites to remove old pollution detected in these locations. Air France has spent €300,000 cleaning up Montaudran to date and expects to spend an additional €1.4 million to fulfill its obligations at the site.

Insurance and Air Carrier liability

In the aftermath of the September 11, 2001 terrorist attacks in the United States, governmental insurance schemes in many Member States took on insurance cover which was lost when insurance companies cancelled their policies based on war risk clauses.

In order to restore confidence both in the aviation and in the insurance sectors, the European Commission put forward a legislative proposal on September 24, 2002 to introduce into E.U. law minimum insurance requirements applicable to all air carriers and aircraft operators flying within, into, out of or over the European Union. This proposal incorporates the main rules foreseen in various international conventions into E.U. law, harmonizing the rules applicable in the E.U. territory and making them compulsory for any carrier operating in Europe. It also aims at improving the current rules on third party liability.

Air Transport Taxes

Airlines are subject to a certain number of air transport taxes which are divided into air navigation taxes and airport taxes. Air navigation taxes include routing taxes (for overflights) and terminal taxes (for air navigation within a 20 kilometer radius of a departure or destination airport). Airport taxes include aircraft taxes (in particular landing fees) and passenger taxes. During the financial year ended March 31, 2003, Air France paid a total of €934 million in landing fees and en route charges. Following the attacks of September 11, 2001, air transport taxes rose sharply to offset costs resulting from enhanced security procedures. In addition, substantial fee increases were approved by air traffic control organizations and airport authorities in April 2002 and January 2003 to offset lost revenues associated with reduced traffic levels following the war in Iraq and the outbreak of SARS.

MANAGEMENT OF AIR FRANCE

In accordance with French corporate law and the French Civil Aviation Code (Code de l’aviation civile), Air France is managed by its board of directors and by its Chairman and chief executive officer, who has full executive authority. Pursuant to the 2003 Air Carrier Law and the amended articles of association (statuts) of Air France, the appointment procedure and the composition of the board of directors of Air France will be modified as of the effective transfer of a majority of Air France’s share capital to the private sector, which we expect to occur upon completion of the offer.

This section describes the current composition and functioning of our board of directors and our several committees, as well as the principal changes that will occur following the effective transfer of a majority of our share capital to the private sector. For further information on the corporate governance arrangements applicable to Air France-KLM following the completion of the offer, see “Summary of the Framework Agreement— Corporate Governance and Organization”.

Board of Directors

Composition of the Board

In accordance with French Law no. 2001-5 of January 4, 2001, our current board of directors consists of 20 directors appointed or elected for a five-year term, including:

•	10 directors appointed by the French State by decree (including the Chairman of the board of directors, who must be a member of the board of directors), of whom six are appointed to represent the French State and four are selected by reason of their expertise,

•	six representatives of the employees who are elected by the employees, including one elected by the flight deck crew, one elected by the cabin crew and four elected by all other categories of employees (including one who must represent the management (cadres)),

•	two representatives of the employee shareholders, who are appointed by the general shareholders’ meeting, and

•	two representatives of the shareholders other than employee shareholders or the French State, who are also appointed by the general shareholders’ meeting.

Following the effective transfer of a majority of our share capital to the private sector, in accordance with the 2003 Air Carrier Law and the amended articles of association, our directors will be appointed or elected for a six-year term, including:

•	a minimum of 13 and a maximum of 18 directors appointed by the general shareholders’ meeting (including representatives of the French State in proportion to its shareholding),

•	six representatives of the employees elected by the employees, including one elected by the flight deck crew, one elected by the cabin crew, one elected by the management (cadres) and three elected by all other employees, and

•	two representatives of the employee shareholders appointed among the employee shareholders by the general shareholders’ meeting, including one appointed among the flight deck crew and one appointed among any of the other categories of personnel, provided that each of the flight deck crew and “other” categories holds at least 2% of Air France’s share capital.

Each Air France director is required by French law to hold at least one Air France share, but the directors appointed to represent the French State are exempted from this requirement. Pursuant to our amended articles of association, each member of the board of directors will be required to hold at least 10 shares of Air France (in registered form only) for the duration of its term.

Oversight by the French State

Pursuant to article L. 342-1 of the French Civil Aviation Code, Air France is subject to the general oversight of the minister in charge of civil aviation, to the economic and financial oversight of the French State, to the oversight of the Court of Accounts (Cour des comptes) and to parliamentary review. However, French Law no. 2001-5 of January 4, 2001 and Regulation no. 2001-534 of June 21, 2001 revoked the requirements relating to the French State’s controls and authorizations in respect of investments made by Air France, and gave the board of directors the authority to determine the remuneration to be paid to Air France officers and representatives.

The 2003 Air Carrier Law provides that article L. 342-1 of the French Civil Aviation Code will be repealed as of the effective transfer of a majority of Air France’s share capital to the private sector. See “Information about Air France’s Relationship with the French State”.

Interim Period

The current members of the board of directors will remain in office until the end of the first general shareholders’ meeting following the effective majority transfer to the private sector, such meeting to be convened within two months of such transfer. However, the directors that represent the employees and the employee shareholders will remain in office until the election or appointment, as the case may be, of their successors, which must occur within six months of the transfer of a majority of our share capital to the private sector.

The table below shows the composition of our board of directors as of the date hereof. The dates indicated in the column “Term Expires” are subject to the contents of the paragraph immediately above.

Name	Date of Initial Appointment	Term Expires
Members Appointed to represent the French State

Jean-Pierre Aubert Chairman of the Consortium de Réalisation	September 13, 2001	September 14, 2006

Pierre-Mathieu Duhamel Director of the Budget, Ministry of Economy, Finance and Industry	January 15, 2003	September 14, 2006

Bruno Fareniaux Director of Tourism, Ministry of Equipment, Transportation, Housing, Tourism and Maritime Affairs	September 13, 2001	September 14, 2006

Michel Guyard Head of the Inspectorate General of Civil Aviation and Meteorology	September 13, 2001	September 14, 2006

Denis Samuel-Lajeunesse Chief executive officer of the State Holding Agency	November 18, 2003	September 14, 2006

Gilles Ricono President of the First Section of the Conseil général des Ponts et Chaussées	September 13, 2001	September 14, 2006

Members Appointed by Reason of their Expertise

Jean-Cyril Spinetta Chairman of the board and chief executive officer	September 23, 1997	September 14, 2006

Jean-Marc Espalioux Chairman of the board (directoire) of Accor Group	September 13, 2001	September 14, 2006

Patricia Barbizet CEO of Artémis	January 3, 2003	September 14, 2006

Pierre Weill Chairman of the supervisory board of TNS Sofres	October 20, 1997	September 14, 2006

Representatives of Shareholders other than the French State and the Employees

Jean-François Dehecq Chairman and CEO of Sanofi-Synthelabo	January 25, 1995	General Meeting approving the accounts for the financial year ending March 31, 2006

Pierre Richard Chairman and CEO of Dexia (administrateur délégué)	October 20, 1997	General Meeting approving the accounts for the financial year ending March 31, 2006

Representatives of the Employee Shareholders

Christian Magne Executive appointed to represent ground staff and cabin crew employee shareholders	September 14, 2001	General Meeting approving the accounts for the financial year ending March 31, 2006

Christian Paris Flight Captain appointed to represent flight deck crew employee shareholders	September 14, 2001	General Meeting approving the accounts for the financial year ending March 31, 2006

Employee Representatives

Hugues Gendre Flight Captain	September 14, 2001	General Meeting approving the accounts for the financial year ending March 31, 2006

Paul Laprévote Principal Executive (cadre principal)	June 22, 1989	General Meeting approving the accounts for the financial year ending March 31, 2006

Daniel Mackay Operations Technician (agent de maîtrise)	October 2, 1997	General Meeting approving the accounts for the financial year ending March 31, 2006

Marie Ramon Flight Attendant (hôtesse navigante)	August 1, 2002	General Meeting approving the accounts for the financial year ending March 31, 2006

Pascal Mathieu Senior Manager	June 2, 1999	General Meeting approving the accounts for the financial year ending March 31, 2006

Yvon Touil Principal Executive (cadre principal)	October 2, 1997	General Meeting approving the accounts for the financial year ending March 31, 2006

The following table shows the individuals who serve as observers on the Air France board of directors as a result of the position they hold. Observers must be present during meetings of the board of directors and may be consulted by the board of directors or the chairman but have no vote.

Position	Name	Title
Government Commissioner	Michel Wachenheim	General Director Civil Aviation Authority

Government Commissioner	Danielle Benadon	Director of Air Transportation Civil Aviation Authority

Economic and Financial Review Panel	Jean Peyrot	Head of the Economic and Financial Review Panel

Secretary General of the Works Council	José Rocamora

Secretary	Jean-Marc Bardy	General Legal Counsel

During the financial year ended March 31, 2003, the board of directors held seven meetings with an average attendance rate of 85%.

The following is a brief biography of each of the members of the board of directors:

Jean-Cyril Spinetta was named Chairman of the board of directors and chief executive officer on October 22, 1997. Prior to joining Air France, Mr. Spinetta was with the French Ministry of Education, charged with evaluating employment opportunities in the French educational system. In 1996, Mr. Spinetta was a member of the cabinet of the European Commissioner for Science, Research and Education, and later that year he joined the

Inspector’s Office in the French Ministry of Education. In 1994 and 1995, Mr. Spinetta held various positions in the French government, including chargé de mission to the President of the French Republic. From 1990 to 1994, Mr. Spinetta was Chairman and chief executive officer of Air France Europe, then known as Air Inter. In addition to his position as Chairman of the board of Air France, Mr. Spinetta is also a member of the board of directors of Alitalia and Le Monde Entreprises. Mr. Spinetta is a graduate of the Institut d’Etudes Politiques de Paris and the Ecole Nationale d’Administration.

Members Appointed to Represent the French State

Jean-Pierre Aubert was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Aubert has been the president of the Consortium de Réalisation since December 2001. Previously, he was the president of Groupe CIC. Mr. Aubert is also a permanent representative on the board of Exane. He holds a doctoral degree in law and is a graduate of the Institut d’Etudes Politiques de Paris.

Pierre-Mathieu Duhamel was elected to the Air France board of directors in 2003. In addition to being a member of the Air France board of directors, Mr. Duhamel is Director of the Budget in the French Ministry of Economy, Finance and Industry. He is also a member of the board of directors of France Telecom SA. He is a graduate of the Institut d’Etudes Politiques de Paris and the Ecole Nationale d’Administration.

Bruno Fareniaux was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Fareniaux is Director of Tourism in the French Ministry of Equipment, Transportation, Housing, Tourism and Maritime Affairs.

Michel Guyard was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Guyard has been head of the French Inspectorate General of Civil Aviation and Meteorology since 2001. He was previously Director of Air Transportation in the French Ministry of Equipment, Transportation and Housing. He is a graduate of the Ecole Polytechnique.

Denis Samuel-Lajeunesse was elected to the Air France board of directors on November 18, 2003. In addition to being a member of the Air France board of directors, Mr. Samuel-Lajeunesse is the chief executive officer of the State Holdings Agency, which manages the French State’s holdings in various public entities. He is a graduate of the Ecole Nationale d’Administration.

Gilles Ricono was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Ricono is the president of the First Section of the Conseil Général des Ponts et Chausées.

Members Appointed by Reason of their Expertise

Jean-Marc Espalioux was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Espalioux is chairman of the board (directoire) of the Accor Group. He is also a member of the supervisory board of Veolia Environnement and a non-voting member of the board of Caisse d’Epargne. He is a graduate of the Institut d’Etudes Politiques de Paris and the Ecole Nationale d’Administration.

Patricia Barbizet was elected to the Air France board of directors in 2003. In addition to being a member of the Air France board of directors, Ms. Barbizet has been chief executive officer and a member of the board of directors of Artemis SA since 1992, as well as chief operating officer of Financière Pinault since 2000. She is also chairman of the board of directors of Christie’s International, a member of the board of directors of Bouygues SA, TF1 and chairman of the supervisory board of Pinault-Printemps-La Redoute. She is a graduate of the Ecole Supérieure de Commerce de Paris.

Pierre Weill was elected to the Air France board of directors in 1997. In addition to being a member of the Air France board of directors, Mr. Weill is the president and chairman of the supervisory board of TNS Sofres. He is also chairman of the board of directors of Intersearch. He is a graduate of the Institut d’Etudes Politiques de Paris.

Representatives of Shareholders other than the French State and the Employees

Jean-François Dehecq was elected to the Air France board of directors in 1995. In addition to being a member of the Air France board of directors, Mr. Dehecq is chairman and chief executive officer of Sanofi-Synthélabo. He is also a member of the board of directors of Groupe Pechiney. He is a graduate of the Ecole Nationale des Arts et Métiers.

Pierre Richard was elected to the Air France board of directors in 1997. In addition to being a member of the Air France board of directors, Mr. Richard has been chairman and chief executive officer of Dexia since 1999. He is also Chairman and managing director of the supervisory board of Dexia Crédit Local, Vice-Chairman of the board of directors of Dexia Banque Belgium and Dexia Banque Internationale Luxembourg and a member of the board of directors of Crédit du Nord, the European Investment Bank, Le Monde and Generali France Holding. He is a graduate of the Ecole Polytechnique.

Representatives of Employee Shareholders

Christian Magne, a representative of the ground staff and cabin crew employee shareholders of the company, was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Magne is a finance executive of the company.

Christian Paris, a representative of flight deck crew employee shareholders, was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Paris is a Flight Captain of the company. He is a graduate of the Ecole Nationale de l’Aviation Civile.

Representatives of the Employees

Hugues Gendre was elected to the Air France board of directors in 2001. In addition to being a member of the Air France board of directors, Mr. Gendre is a Flight Captain for the Boeing 747s in Air France’s fleet.

Paul Laprévote was elected to the Air France board of directors in 1989. In addition to being a member of the Air France board of directors, Mr. Laprévote is a Principal Executive (cadre principal) of the company.

Daniel Mackay was elected to the Air France board of directors in 1997. In addition to being a member of the Air France board of directors, Mr. Mackay is an Operations Technician of the company.

Pascal Mathieu was elected to the Air France board of directors in 1999. In addition to being a member of the Air France board of directors, Mr. Mathieu is a Senior Manager of the company. He is a graduate of the Ecole Nationale Supérieure de Mécanique et d’Aérotechnique and of the Ecole Nationale Superieure de l’Aéronautique et de l’Espace.

Marie Ramon was elected to the Air France board of directors in 2002. In addition to being a member of the Air France board of directors, Ms. Ramon is a Flight Attendant of the company. Ms. Ramon has been active as a union representative, in particular within the SNPNC (National Union of Commercial Flight Attendants).

Yvon Touil was elected to the Air France board of directors in 1997. In addition to being a member of the Air France board of directors, Mr. Touil is a Principal Executive (cadre principal) of the company.

Board Committees

Audit Committee

The audit committee was created in October 1999 and is in charge of reviewing Air France’s consolidated accounts, principal financial risks, the results and scope of the internal audit, as well as reviewing the audit program, the conclusions and the recommendations of the statutory auditors. The audit committee also supervises the procedures designed to ensure compliance with stock exchange regulations.

The audit committee is composed of five board members: Jean-François Dehecq as its chairman, Pierre-Mathieu Duhamel, Pierre Richard and two board members elected by the employees.

The audit committee met on April 1, May 5, November 12 and December 23, 2003. During these meetings, the committee examined the annual accounts for the financial year ended March 31, 2002, and the half-year and annual accounts for the financial year ended March 31, 2003, and reviewed Air France’s risk management policy (including its insurance policy) and the summary of the audit for the year 2002. The audit committee also approved the replacement of statutory auditors Constantin Associés, whose mandate had expired, with KPMG S.A.

Strategy Committee

The strategy committee was created in October 1999 and is in charge of reviewing the strategic decisions concerning Air France’s activities, the evolution of Air France’s scope in respect of its fleet or subsidiaries, the purchase or sale of aircraft-related or other assets, and the air sub-contracting and alliance policy.

The strategy committee is composed of eight board members: Jean-Cyril Spinetta as its chairman, Patricia Barbizet, Denis Samuel-Lajeunesse, Michel Guyard, Christian Paris, Hugues Gendre as the flight deck crew representative, and two board members elected by the employees.

The strategy committee met on April 24 and December 12, 2002 and on January 21, 2004. The committee reviewed matters relating to Air Afrique, competition from low-cost airlines, and the development of alliances with other airlines.

Compensation Committee

The compensation committee was created in 2001 and is responsible for formulating proposals as to the level of and modifications to the Chairman of the board of directors and chief executive officer’s compensation. The compensation committee may also be called upon to give an opinion on compensation paid to executive committee members as well as on any stock subscription or option plan policy.

The compensation committee is composed of three board members: Jean-Marc Espalioux as its chairman, Jean-Pierre Aubert and Pierre Weill. The compensation committee met on February 24, June and September 11, 2003.

Executive Committee

The executive committee was created in April 1998 and convenes weekly to discuss general issues within Air France and is responsible for the management of the company. Each member has responsibility for an aspect of Air France’s operations. The table below sets forth the names and current responsibilities of the members of the executive committee as of the date hereof:

Name	Position	Joined Air France in	Joined the executive committee on
Jean-Cyril Spinetta	Chairman of the board and CEO	1997	April 2, 1998
Pierre-Henri Gourgeon	President and Chief Operating Officer	1993	April 2, 1998
Philippe Calavia	Chief Financial Officer	1998	August 14, 1998
Auguste Gayte	Chief Coordination Officer	1996	April 2, 1998
Patrick Alexandre	Executive Vice President International Commercial Affairs	1982	April 2, 1998
Alain Bassil	Executive Vice President Industrial Logistics	1980	April 2, 1998
Christian Boireau	Executive Vice President French Commercial Affairs	1980	April 2, 1998
Marc Boudier	Executive Vice President Air France Cargo	1994	May 2, 2000
Jean-François Colin	Executive Vice President Employee Policy	2003	September 1, 2003
Pascal de Izaguirre	Executive Vice President Ground Operations	1992	January 3, 2000
Bruno Matheu	Executive Vice President Marketing and Network Management	1992	April 2, 1998
Jacques Pichot	General Secretary	1998	September 15, 1998
Gilbert Rovetto	Executive Vice President Flight Operations	1993	June 7, 1999

Pursuant to French law and the articles of association of Air France, the Chairman of the board of directors and chief executive officer has the full authority to manage the affairs of Air France and has broad powers to act on behalf of Air France within its corporate purpose and to represent Air France in dealings with third parties, subject only to the powers expressly reserved to the board of directors or the shareholders’ meeting by law, by the articles of association of Air France or by special decision of the board of directors. Pursuant to a decision of the general shareholders’ meeting on September 25, 2002, the board of directors, in a resolution adopted the same day, decided not to dissociate the functions of chairman of the board of directors and chief executive officer.

The following is a brief biography of each of the members of the Executive Committee:

Pierre-Henri Gourgeon was named President and Chief Operating Officer on April 2, 1998. Mr. Gourgeon had been Executive Vice President - Development and International Affairs for Air France since December 1997. From March 1996 to November 1997, he served as chairman and chief executive officer of Amadeus France/Estérel, and he has been on the board of Amadeus Global Travel Distribution since 1996. From 1993 to 1996, he served as chairman and chief executive officer of Servair and a number of its subsidiaries. From 1990 to 1993, Mr. Gourgeon was Director General of the French Civil Aviation Authority. Prior to that time, he held various positions in the French government and French State-owned enterprises. Mr. Gourgeon is a graduate of the Ecole Polytechnique and the Ecole Nationale Supérieure de L’Aéronautique and holds a master’s degree in science from the California Institute of Technology.

Philippe Calavia was named Chief Financial Officer on August 14, 1998. Prior to joining Air France, from 1992 to 1998, Mr. Calavia was President and chief executive officer of several entities of the Natexis Group, including Natexis S.A. and Natexis Banque. Prior to that time, Mr. Calavia held various positions in the French government, including advisor to the French Prime Minister, Laurent Fabius. He is a director of Amadeus GTD. Mr. Calavia is a graduate of the Ecole Nationale d’Administration.

Auguste Gayte was named Chief Coordination Officer-General on April 2, 1998. Prior to taking up his current position, Mr. Gayte was Deputy Chief Operating Officer of Air France and was also in charge of information technology and telecommunications for Air France. Mr. Gayte joined Air France Europe, then known as Air Inter, in 1969 and held various positions until April 1996, when he was named Senior Vice President of Groupe Air France and became responsible for organizing the merger with Air France Europe. Mr. Gayte is a graduate of the Ecole des Hautes Etudes Commerciales.

Patrick Alexandre was named Executive Vice President International Commercial Affairs of Air France on April 2, 1998. From 1992 to 1998, Mr. Alexandre was Senior Vice President-International Sales at Air France Europe. Mr. Alexandre joined Air France in 1982, where he held various positions in international departments. He is a director of Servair and Geneva International Airport. Mr. Alexandre is a graduate of the Institut d’Etudes Politiques de Paris and the Institut Supérieur des Affaires.

Alain Bassil was named Executive Vice President-Industrial Logistics of Air France on April 2, 1998. Prior to taking up that position, Mr. Bassil was head of Flight Quality and Security. Mr. Bassil joined Air France in 1980 as a member of the Flight Simulator Department of the Air France Instruction Center at Vilgénis. He subsequently held various positions within the industrial and maintenance activities of Air France, including as head of Technical Maintenance of Boeing B747s, head of Medium Term Industrial Planning and Programming and Director of Heavy Maintenance of Large Carriers. Mr. Bassil is a graduate of the Ecole Nationale Supérieure de Mécanique et d’Aérotechnique of Poitiers and of the Ecole Nationale Supérieure de l’Aéronautique et de l’Espace.

Christian Boireau was named Executive Vice President-French Commercial Affairs for Air France on January 25, 1996. From 1980 to 1996, Mr. Boireau held various positions within Air France, including Senior Vice President-Development, and later Senior Vice President-Strategy and Commercial Affairs for Air France Europe. Before joining Air France in 1980, Mr. Boireau served in several positions in the French regional governments and as technical advisor to the Commander General of the French Air Force. Mr. Boireau has been chairman and chief executive officer of Fréquence Plus since April 2002 and is a director of Amadeus GTD and Amadeus France. Mr. Boireau is a graduate of the Ecole Polytechnique and the Ecole des Ponts et Chaussées and holds a degree in economics.

Marc Boudier was named Executive Vice President of Air France Cargo in May 2000. Prior to taking up that position, Mr. Boudier was a General Manager for Italy and a Regional Vice-President for Eastern France. Prior to joining Air France, Mr. Boudier held various positions at Air Inter including Vice President Scheduling and Executive Vice President Commercial Affairs and Corporate Development. Mr. Boudier is a graduate of the Ecole des Hautes Etudes Commerciales.

Jean-François Colin was named Executive Vice President for Employee Policy on September 1, 2003 and has been with Air France since April 2003. Prior to joining Air France, Mr. Colin held several positions relating to human resources and labor policy at Vivendi Universal, which he joined in 1994 (as Général des Eaux) becoming Senior Vice-President in charge of Labor Policy in 2001. Before that time, Mr. Colin worked for the French national railway and served in various French ministries. He holds a doctorate in economics.

Pascal de Izaguirre was named Executive Vice President Ground Operations, and member of the Executive Committee in January 2000. From 1992 to 2000 Mr. Izaguirre held various positions within the Air France Group, including Executive Vice President in charge of European Operations and Executive Vice President

Americas. From 1984, Mr. Izaguirre served as Head of the Budget, Accounting and Finance Division at the Directorate General of Civil Aviation, Ministry of Transport, Head of the Regulatory Authority for Regional and Charter Airlines and Secretary to the Conseil Supérieur de l’Aviation Marchande. He is a director of Servair. Mr. Izaguirre is a graduate of the Institut d’Etudes Politiques and the Ecole Nationale d’Administration.

Bruno Matheu was named Executive Vice President-Marketing and Network Management of Air France on April 2, 1998. Prior to taking up his current position, Mr. Matheu had been Director of Network Optimization, responsible for flight programs, price/yield management and partnership resources (franchising and charter flights) since September 1997. Mr. Matheu joined UTA (which was merged with Air France in 1990) in 1986 and held various positions, including head of the Economic Synthesis section of the Programming Department and head of the Department of Economic Planning. He is a director of Régional, Brit Air, CityJet and Amadeus GTD. Mr. Matheu is a graduate of the Ecole Centrale de Paris.

Jacques Pichot was named General Secretary of Air France on September 1, 2003. Mr. Pichot joined Air France in 1998 as Assistant General Director in charge of Human Resources. He is a former Inspector General of civil aviation and director of Human Resources and Finance at the General Directorate of Civil Aviation. Mr. Pichot is a graduate of the Institut d’Etudes Politiques and holds a degree in economics from the Université de Paris I.

Gilbert Rovetto was named Executive Vice President for Flight Operations in 1999. Prior to that, Mr. Rovetto was advisor to the chief executive officer of Air France, was chief executive officer of Aéropostale from 1995 to 1997 and advisor to the chairman of Air France in 1993 and 1994. He has also held positions in the Ministry of Transportation and was for several years a flight engineer. Mr. Rovetto holds a doctorate in physics from the Université de Paris VI.

Compensation of Directors and Officers

While we are majority-owned by the French State, directors receive no compensation for their services. After the transfer of a majority of the share capital of Air France to the private sector, members of the board of directors may receive compensation for their attendance at board meetings (jetons de présence). At that point, members of the board of directors may also be reimbursed for travel expenses or expenses incurred on behalf of Air France. Members of the audit, strategy and compensation committees receive no special financial compensation for their membership on such committees.

The aggregate amount of compensation paid by Air France to the members of the executive committee (14 persons in all), directly or indirectly, for services in all capacities, was approximately €3.4 million for the financial year ended March 31, 2003.

Pursuant to the amended articles of association, the board of directors has authority to determine the compensation of its chairman as well as that of our chief executive officer. For the calendar year 2003, we paid to Jean-Cyril Spinetta, our chairman and chief executive officer, compensation of €380,900, including a bonus of €117,000. This amount was based on a formula proposed by the compensation committee and accepted by the board of directors and which provides a base annual salary of €260,000 and an objectives-based bonus of up to 60% of base salary. Half of the bonus is linked to EBITDAR (earnings before interest, taxes, depreciation, amortization and leasing costs) and net income over the previous three financial years and the other half is linked to the achievement of strategic objectives.

Pierre-Henri Gourgeon, our president and chief operating officer, received compensation of €320,800, including a bonus of €82,500, during 2003. Philippe Calavia, our chief financial officer, received compensation of €274,800, including a bonus of €68,000, during 2003. Auguste Gayte, our chief coordination officer, received compensation of €209,875, including a bonus of €36,000, during 2003.

Mr. Spinetta owns 11 Air France shares and 1,064 parts in a company investment fund (fond commun de placement) that holds Air France shares, with one part carrying the voting right of one share. Mr. Gourgeon holds 118 Air France shares and 858 parts in two company investment funds. Mr. Calavia owns 11 Air France shares and 868 parts in two company investment funds. Mr. Gayte owns no Air France shares and 755 parts in two company investment funds.

Air France does not currently provide its directors, executives or employees with a stock option plan, other than stock options granted to pilots pursuant to a salary/share exchange which occurred concurrently with the initial public offering of Air France in 1999. See “Employees—Employee Share Arrangements—Stock Option Plan”.

We have established a retirement plan for 35 of our top executives providing for an annual payment of 35-40% of their average annual remuneration during their last three years of service.

We have not paid and will not pay any additional compensation to the board members resigning as a result of the transfer of a majority of the share capital of Air France to the private sector. We do not provide for benefits to a director upon completion of his or her term of service.

EMPLOYEES

Overview

For the six months ended September 30, 2003, we employed an average of approximately 71,855 persons on the basis of an average full-time equivalent staff count, including 53,601 ground staff, 5,012 flight crew and 13,242 cabin crew.

The table below sets forth the weighted average number of full-time equivalent employees in each category for Air France as a whole for each of the financial years ended March 31, 2001, 2002 and 2003, and for the six months ended September 30, 2002 and 2003 and as a percentage of total employees during such periods:

	Employees of Air France
	Six months ended September 30,		Year ended March 31,
	2003	2002	2003	2002	2001
On the basis of a weighted average full-time staff count and % of total employees
French ground staff	47,041	46,817	47,006	46,356	43,499
% of total employees	65.5%	65.7%	65.7%	66.1%	67.2%
Foreign ground staff	6,560	6,603	6,652	5,988	5,536
% of total employees	9.1%	9.2%	9.3%	8.5%	8.5%
Total ground staff	53,601	53,420	53,658	52,344	49,035

% of total employees	74.6%	74.9%	75.0%	74.7%	75.7%

Cabin crew	13,242	12,979	12,938	12,882	11,367
% of total employees	18.4%	18.2%	18.1%	18.4%	17.6%
Flight deck crew	5,012	4,891	4,929	4,875	4,315
% of total employees	7.0%	6.9%	6.9%	7.0%	6.7%
Total flight crew	18,254	17,870	17,867	17,757	15,682

% of total employees	25.4%	25.1%	25.0%	25.3%	24.3%
Total	71,855	71,290	71,525	70,101	64,717

Air France’s plan to recruit 3,500 new employees in the financial year ended March 31, 2002 was altered following the events of September 11, 2001. On September 18, 2001, Air France decided to implement a hiring freeze and not to renew temporary and fixed-term employment contracts. These measures, which affected some 2,000 jobs, enabled Air France to maintain its workforce throughout a period of interrupted growth. The average number of full-time employees nevertheless increased by 2.0% in the financial year ended March 31, 2003. Because of the impact of SARS and the Iraq war on air travel, société Air France froze hiring in the six months ended September 30, 2003, and this freeze was extended for a further six months.

Labor Regulations

Air France is subject to a particular statutory regime with respect to the work and employment conditions of its personnel recruited in France. The status of Air France’s personnel is established by the board of directors and is subject to French ministerial approval after review by the relevant labor unions. Collective bargaining agreements can expand on the provisions of Air France’s statutory regime or determine its application, within limits set by such regime. The statutory regime covers such matters as conditions of employment, hiring, promotion, dismissal, remuneration, discipline, transfers, unpaid leave, medical care, union rights and pensions. Matters not addressed by Air France’s statutory regime are governed by general French labor law. In addition to the regime that is common to all Air France employees, additional regulations, specific to three categories of personnel (ground staff, cabin crew and flight deck crew), govern their salaries, working hours and opportunities for advancement.

Employees of Air France who have fixed-term contracts under French law and employees of Air France’s subsidiaries are not subject to Air France’s statutory regime but are instead subject to general French labor law. On average for the financial year ended March 31, 2003, more than 90% of société Air France’s French personnel were subject to Air France’s statutory regime regulations. Employees outside of France are subject to local labor law.

Air France’s statutory regime will continue to apply to employees for a transition period of up to two years after the French State ceases to hold a majority of Air France’s share capital. After that time, Air France’s employees will be subject to collective bargaining agreements and general French labor law rather than a particular statutory regime. The principal effects of this change are:

•	at present, Air France employees are entitled to the same unemployment benefits as employees of the private sector, but with benefits paid by Air France and managed by UNEDIC, the French national unemployment insurance system. Following its change of status, Air France will be required to pay unemployment insurance premiums directly to UNEDIC, which will then assume responsibility for making payments to Air France employees who are laid off. This change is expected to result in increased expenses of €149 million per year by Air France once the two-year transition period ends. In addition, Air France will, upon the change in status, begin paying an estimated €7 million per year in salary guarantee insurance (AGS), which protects employees in the event of an employer bankruptcy,

•	under Air France’s current statutory regime, employees must give advance notice of work stoppages, while revolving strikes are prohibited. Once the statutory regime ends, procedures for handling collective conflicts will no longer be specified by law and are likely to be negotiated between trade unions and Air France,

•	the law of July 26, 1983 relating to the democratization of the public sector will no longer apply to Air France when the French State ceases to hold a majority of Air France’s share capital. As a result, Air France will no longer be legally bound to negotiate the terms of exercise of union rights, although Air France expects that such negotiations will continue to take place, and

•	cabin crew will no longer be required by Air France to retire at age 55.

Air France believes that the statutory regime governing collective labor relations currently in place is largely compatible with the regime under general French law that will apply for the transitional period noted above and does not expect significant difficulties in the transition.

From September 2002, most of Air France’s unions (with the exception of the pilots’ union and management unions) have expressed their opposition to the privatization of Air France. This opposition was reflected in three days of strikes by Air France employees, in the autumn of 2002, but these actions have been followed by fewer and fewer employees. In January 2003, Air France signed an agreement with certain ground and cabin crew unions assuring the maintenance of social rights for each employee. Air France intends to establish company collective agreements covering all of its employees, supplemented by three specific company collective agreements covering ground staff, cabin crew and flight deck crew, with the aim of preserving the human resources policies in place under the current statutory regime. The January 2003 agreement foresees a process of consultation with the unions in the event of significant economic difficulties for Air France. Air France has also committed to keep its principal operating activities within the company until July 2005.

Employee Representation and Labor Relations

Board Representation

Employee representation on the board of directors is governed by a provision of the French Civil Aviation Code (Code de l’aviation civile). The six employee representatives on the Air France board of directors are chosen from the different professional categories as follows: one representative is elected to represent the cabin crew; one representative is elected to represent the flight crew; and four representatives are elected to represent all other categories of employees, including one who must represent the managerial staff. In addition, employee shareholders elect two representatives to the board of directors.

Following the effective transfer of a majority of our share capital to the private sector, in accordance with the 2003 Air Carrier Law and Air France’s amended articles of association, our board of directors will comprise employee representatives elected or appointed for a six-year term, as follows:

•	six representatives of the employees elected by the employees, including one elected by the flight deck crew, one elected by the cabin crew, one elected by the management (cadres) and three elected by all other employees, and

•	two representatives of the employee shareholders appointed among the employee shareholders by the general shareholders’ meeting, including one appointed among the flight deck crew and one appointed among any of the other categories of personnel, provided that each of the flight deck crew and “other” categories holds at least 2% of Air France’s share capital.

Workers’ Committees

Since 1985, employee representatives of Air France and its subsidiaries are brought together in a French Group Workers’ Committee. The French Group Workers’ Committee is composed of 30 employee representatives divided into four collective bodies or collèges (three collèges of ground staff and one collège of flight personnel) who are appointed among the employees elected to the various central workers’ or branch workers’ committees of Air France or its subsidiaries.

The most important workers’ committee is the central workers’ committee (Comité central d’entreprise), which Air France is required by law to consult on specified matters of significance. The central workers’ committee is composed of 20 members designated by the 20 branch workers’ committees (Comités d’établissements) and of which three represent flight personnel pursuant to the provisions of the French Civil Aviation Code.

Pursuant to the E.U. directive of September 22, 1994 and the law implementing the directive into French law of November 12, 1996, a European Group Workers’ Committee was created in order to enhance the exchange of information, consultation and labor discussions at a European level. This committee is composed of 30 employee representatives.

Employee Policy

For the past several years, Air France’s employee policies have been based primarily on the signing of multi-year agreements, recruitment and training, and a profit-sharing plan covering all employees.

All the significant French labor unions are present within Air France, including professional union organizations for flight personnel.

Employee Representation and Labor Relations

On June 25, 2001, Air France instituted a social charter and code of ethics signed with all European trade unions and the European Trade Union Confederation represented by the European Transport Workers’ Federation. By means of this charter, Air France has pledged to promote and act according to the conventions of the International Labor Organization and its Declaration on Fundamental Principles and Rights at Work, as well as the social charters adopted by the European Community and the Council of Europe. The charter applies to all

European employees of Air France, and Air France has made a unilateral pledge to apply the charter to non-European employees. Air France has also pledged to ensure that fundamental social rights and principles are respected by the subcontracting parties with whom it deals worldwide.

An agreement on male-female professional equality was signed on November 29, 2002 with six trade union bodies. This agreement provides for the implementation of actions in four key areas: monitoring of professional equality trends within Air France, improvement of the male-female ratio for certain target jobs, maintenance of a balance between professional and family life, and promotion of equal opportunities for men and women.

The year 2003 was the European Year of People with Disabilities. Air France, during the year ended March 31, 2003, signed a new three-year agreement with trade unions for the social and professional integration of people with disabilities. As of December 31, 2002 1,432 individuals with disabilities worked in the Air France group, and the agreement provides for the recruitment of a further 65 individuals with disabilities within three years.

Employee Share Arrangements

Offering Reserved to Employees

Pursuant to French law, when the French State sells shares in a company, it must give the employees of that company the opportunity to purchase a portion of those shares at a reduced price. As a result, if the French State sells any of its Air France shares, it will offer to qualifying current and former employees of the Air France group up to 15% of those shares on preferential terms. The French State announced on July 29, 2002 and has committed in the declaration of understanding with the State of the Netherlands that it intends to reduce its shareholding in Air France to less than 20%, as soon as market conditions permit. A commitment of the French State to reduce the interest of the French State to less than 20% is also contained in the declaration of understanding executed by the French State and the State of the Netherlands.

As is customary for companies whose shares are being sold by the French State, Air France intends to make contributions to employees to permit them to participate in the offering. The precise amount of the expense to Air France from these contributions cannot reasonably be estimated at this time since the expense will vary as a function of the number of shares for which each employee subscribes, the total volume of shares subscribed and the offering price. However, the expense will not exceed €17 million. The cost of any other incentives for employees will be borne by the French State and consequently will not be reflected in the Air France group’s financial statements. Employees acquiring shares in this manner are prohibited by law from reselling the shares for a period of two years or, if they have received a company contribution, for a period of five years.

In connection with Air France’s initial public offering in February 1999, employees acquired 7,446,000 shares from the French State during the first half of 1999, representing 3.8% of Air France’s share capital at the time pursuant to an offering reserved to employees. These shares are held in employee savings plans on behalf of the employee shareholders and are subject to restrictions on sale. In April 2004, all of these shares will become eligible for sale by the employee shareholders.

Salary/Share Exchange

Pursuant to French Law no. 98-546 of July 2, 1998, the French State was authorized at the time of Air France’s initial public offering in February 1999 to grant a portion of its Air France shares to Air France employees in exchange for voluntary reductions in salary (a salary/share exchange). As part of the 1998 Pilots’ Agreement described below, the Air France pilots agreed to participate in this salary/share exchange. Nearly 80% of pilots agreed to salary reductions that were in part permanent and in part for a period of seven years, and received, in the aggregate, approximately 15,100,000 Air France shares, representing more than 7% of Air France’s share capital at that time. These shares are held in a company savings plan on behalf of the pilot shareholders subject to restrictions on sale for periods ranging from two to five years. 80% of these shares will become eligible to be sold by their owners between May 2004 and July 2004. The rest are already eligible to be sold.

Pursuant to the 2003 Air Carrier Law and to Decree no. 2003-571 of June 27, 2003, the French State will offer to the French law employees of Air France a salary/share exchange, subject to the effective transfer of a majority of Air France’s share capital to the private sector in market sales. The aggregate number of Air France shares which may be transferred by the French State pursuant to the salary/share exchange is limited by law to 6% of the outstanding share capital of Air France, or 13,186,853 Air France shares. Under an agreement reached on September 18, 2003 between Air France and several of its labor unions, all Air France employees may participate in the salary/share exchange by agreeing to salary reductions for a period of six years.

Because the French State will provide all of the shares to be given to employees pursuant to the salary/share exchange but will share the benefits of the salary reductions with Air France’s other shareholders, an agreement will be signed between Air France and the French State whereby Air France will compensate the French State for the cost to it of the salary/share exchange. Under this agreement, Air France will pay to the French State an amount that will vary depending on the number of shares transferred by the French State, and the proportion of Air France’s total share capital held by the French State, but that will, in any event, not exceed the savings to Air France resulting from the salary/share exchange.

Air France will have two years from the date that the French State grants its shares to the Air France employees in which to make its compensation payment, although interest will accrue after 90 days. The French State and Air France may decide that the compensation payment be will made either in cash or by Air France providing the shares to be transferred to employees (in the place of the French State) or by the transfer by Air France of Air France shares to the French State.

Stock Option Plan

The combined general meeting of September 28, 1999 authorized the allotment of stock purchase options to pilots who accepted the original salary/share exchange. The board of directors meeting of May 30, 2000 implemented this plan, which has the following characteristics:

•	number of beneficiaries: 2,787 flight deck crew,

•	maximum number of options: 3,516,596,

•	maximum number of shares that may be purchased: 3,516,596,

•	option exercise price: €15.75, and

•	exercise conditions: between May 30, 2005 and May 30, 2007 at a rate of one share per option.

Under this plan, the 10 largest beneficiaries hold a total of 79,465 options. No Air France stock options have been granted to Air France management.

Multi-Year Agreements

Three important groups of agreements have provided a framework for Air France’s partnership with its employees: the Pilots’ Agreements, the Ground Staff Agreement and the Cabin Crew Agreement.

The Pilots’ Agreements

On October 29, 1998, Air France and the main labor union representing flight deck crew signed a global multi-year agreement (the 1998 Pilots’ Agreement) following the end of a 10-day pilots’ strike which had begun on June 1, 1998. The agreement was aimed at firmly establishing positive employee relations and convergence with competitors of Air France in terms of flight deck crew costs, in line with Air France’s development and employment objectives.

While some of the terms of the 1998 Pilots’ Agreement, such as the salary/share exchange, extend for seven years or more, the 1998 Pilots’ Agreement itself expired on October 31, 2001. In December, 2001, Air France and the flight deck crew union signed an interim agreement extending the terms of the 1998 Pilots’ Agreement until December 2002, the events of September 11, 2001 having disrupted a scheduled contractual review of the agreement.

In September 2002, Air France pilots conducted a four-day strike during the negotiation of a new agreement. The following month, Air France and representatives of the pilots reached agreement, the terms of which, however, were rejected upon consultation with the pilots. A new agreement, intended to ensure stable employee relations over the next three years, was approved by a majority of pilots in a referendum on June 17, 2003 and was signed on June 18, 2003. That agreement contains provisions regarding:

•	salary increases indexed to the rate of inflation until 2005, inclusive,

•	higher remuneration during continuing qualification training,

•	remuneration according to flight time is eliminated and replaced with remuneration of a per flight basis, and

•	specific conciliation procedures to be followed in the event of disagreement between the pilots and the company.

The Ground Staff Agreement

On July 10, 2002, the Accord Pour Progresser Ensemble (APPE) concerning ground staff was implemented, for a period of three years extending a ground staff agreement entered into in 1999. The APPE emphasizes internal resource value and is structured around a framework of sustainable development, focusing on workplace health and safety issues, integration of disabled employees, professional equality between male and female workers, and youth integration through work-study programs.

The Cabin Crew Agreement

On December 23, 2002, Air France and five of the seven unions representing cabin crew personnel renewed their previous collective bargaining agreement for a period of five years. The new agreement addresses issues such as promotion, career development, remuneration, the creation of a preventive health service, sick leave, work scheduling matters, reclassification of employees no longer serving as cabin crew and dismissal indemnities. The agreement also covers flex-time work arrangement and vacation time. In addition, procedures for mediation in the event of labor conflict and for changes in the event of a crisis are set out in the agreement. In July 2003, the agreement was amended to provide in particular for a merit-based, rather than seniority-based, advancement system for management.

Profit Sharing and Benefits

In September 2002, employee profit-sharing and incentive agreements were signed for a period of three years, renewing agreements originally signed in 1999. These profit-sharing and incentive agreements cover all employees of Air France in France and abroad, including local employees. The level of employee profit-sharing is linked to Air France’s operational and financial performance. The benchmark calculation for financial performance is operating income corrected for aircraft dispositions not corresponding to actual removals from the Air France fleet. This operating income previously had to surpass a minimum threshold of €100 million prior to any employee participation in profits, but this threshold was reduced to zero in September 2003 in order to not penalize employees for challenging conditions in the airline industry that are beyond their control. The Air France group’s overall operational performance is also taken into consideration and is measured according to four criteria: timeliness, productivity, customer satisfaction and workplace safety.

Air France employees have the option of receiving benefits under these plans in cash or may have their benefits invested in one of the following five funds of Air France’s company savings plan (Plan d’Epargne Entreprise):

•	an Air France share fund,

•	an Air France share fund providing matching contributions averaging 50% of employee contributions up to a given limit,

•	a fixed income diversified fund,

•	a mixed fixed income and equity diversified fund, and

•	an equity diversified fund.

Incentive payments in respect of the financial year ended March 31, 2002 represented €461 per beneficiary. Due to the level of Air France’s financial performance, no incentive or profit-sharing payments have been or will be made in respect of the financial year ended March 31, 2003. Any payments for the year ended March 31, 2004 will depend on Air France’s financial performance.

Retirement

Ground Staff

In France, social charges and levies are based on the salaries paid and cover social security benefits and pension entitlements. Contributions are made both by the employer and the employee. The Air France group’s employees, in relation to pensions, are covered by the general French social security pension system and supplemental mandatory systems.

Since January 1, 1993, Air France’s ground staff have been covered by supplemental pension plans (ARRCO and AGIRC) which are subject to French general law. Previously, ground staff participated in a pension plan created in 1951 that was exclusive to members of Air France’s ground staff (Caisse de Retraite du Personnel au Sol d’Air France or CRAF). On January 1, 1993, ground staff began participating in the ARRCO and AGIRC pension plans. A system of differentials was then put into place in order to guarantee the vested pension rights (up to December 31, 1992) of those already retired under the CRAF and the validation of pension rights for past services under the CRAF regime for those persons still working. This system of differentials was implemented pursuant to an inter-ministerial order of June 1, 1993. The CRAF pays the differential to the beneficiaries without reduction if the beneficiary elects retirement at age 60. The financing of the differential system, which is expected to end in 2060, is guaranteed by (i) the reserve fund of the CRAF (for 50% of the differential) and (ii) an undertaking by Air France (for 50% of the differential, and 100% once the CRAF no longer has any funds). At March 31, 2003, Air France recorded provisions of €312 million for estimated total CRAF pension commitments of €877 million, with a market value of plan assets of €590 million.

Retirement age is set by French general law and is in no event later than the age of 65.

Flight Personnel

Flight deck crew and cabin crew in France are mandatorily registered with a specific retirement pension fund for civil aviation flight personnel (Caisse de Retraite du Personnel Navigant Professionel de l’Aviation Civile, or CRPNPAC). Retirement age is fixed for the cabin crew at 55 (with the possibility of early retirement at 50 or later retirement at 60) and at 60 for the flight deck crew. All flight personnel are eligible for the retirement pension at the maximum rate once 25 years of contributions to the fund have been made, as long as the sum of the employee’s age and the number of years the employee contributed to the fund is equal to 75 years.

Foreign Pension Schemes

In addition to defined benefit pension schemes for employees in France, Air France grants various defined pension benefits to its employees abroad and termination benefit schemes.

The major foreign employee benefit liabilities of Air France are located in the United States, where Air France currently has two overfunded defined benefit pension plans, in the United Kingdom, where employees of the local representation office and local subsidiaries are granted a supplemental pension benefit administered through a specific pension fund, and in Japan, where employees benefit from a supplemental pension plan and lump-sum termination payments. At March 31, 2003, Air France recorded provisions of €269 million for projected benefit obligations of €650 million, with a market value of plan assets of €371 million.

In addition, almost all other foreign representation offices grant termination benefits or lump-sum payments to their employees.

Progressive Early Retirement Plan

A progressive early retirement plan was offered to employees beginning April 1, 2003 to full-time employees over 55 years of age. This plan, which was signed with the French State, provides for up to 1,000 beneficiaries, and is expected to result in the recruitment of 500 replacement employees. Employees accepting the plan reduce their working hours over five years and receive up to 80% of their salary, with half of the initial salary being paid by Air France and the remainder coming from a public fund.

OPERATING AND FINANCIAL REVIEW AND

PROSPECTS OF AIR FRANCE

The following discussion should be read in conjunction with our consolidated financial statements, together with the notes thereto, included elsewhere in this prospectus. Our consolidated financial statements are presented in euro and have been prepared in accordance with French GAAP. French GAAP differs in certain significant respects from U.S. GAAP. See note 33 to our annual consolidated financial statements and note 19 to our unaudited interim condensed consolidated financial statements for a discussion of the principal differences between French GAAP and U.S. GAAP as they relate to Air France, note 34 to our annual consolidated financial statements and note 20 to our unaudited interim condensed consolidated financial statements for a reconciliation of net income and stockholders’ equity under French GAAP to net income and stockholders’ equity under U.S. GAAP.

Overview

Air France’s Business

Air France is one of the largest airlines in the world, ranking third worldwide as of December 31, 2002 in terms of international passengers carried (according to IATA) and third in Europe in terms of traffic (revenue passenger-kilometers) in September 2003 (according to the AEA). With a fleet of 359 aircraft (246 excluding the regional fleet) in operation as of December 31, 2003, Air France operates more than 1,800 daily flights. During the financial year ended March 31, 2003, Air France carried 42.9 million passengers to 198 destinations in 83 countries.

Air France is a founding member of the SkyTeam alliance, created in response to customer demand for seamless and integrated air travel service spanning a worldwide network, as well as a significant industry trend toward consolidation among leading air carriers. Other SkyTeam alliance members include Aeroméxico, Delta Air Lines, Korean Air, CSA Czech Airlines and Alitalia. Air France and KLM have agreed that, subject to the completion of the combination (or under certain other conditions), and to KLM fulfilling the necessary SkyTeam admission criteria, KLM will be admitted as a member of the SkyTeam alliance.

Total operating revenues for the Air France group were €12,687 million for the year ended March 31, 2003 (€6,193 million for the six months ended September 30, 2003). The financial year ended March 31, 2003 was marked by a continued sharp reduction in passenger traffic levels following the events of September 11, 2001, which was exacerbated by geopolitical tensions beginning in summer 2002 surrounding the build-up to and the outbreak of the war in Iraq. The outbreak of SARS during March 2003 further contributed to the decline in passenger traffic, particularly in Asia. In addition, Air France and British Airways decided to terminate all operations of Concorde by October 31, 2003 as a result of continued operating losses due primarily to expensive fleet maintenance costs. Air France suspended all Concorde operations with effect from June 1, 2003 and recorded a provision of €59 million for the financial year ended March 31, 2003. During the six months ended September 30, 2003, the war in Iraq, the spread of the SARS virus and weakness in many European economies continued to have a negative effect on Air France’s overall business. In addition, a series of air traffic controllers’ strikes in May and June 2003 reduced Air France’s operating revenues. The weakness of the dollar against the euro also negatively impacted Air France’s operating revenues. By August 2003, however, passenger traffic to the Asia Pacific region most severely affected by SARS recovered and Air France reinstated capacity to the region but overall traffic levels for the three months ended September 30, 2003 remained below those of the corresponding period in the previous year. These circumstances notwithstanding, Air France had net income of €120 million for the year ended March 31, 2003 and net income of €52 million for the six months ended September 30, 2003.

The various sources of our operating revenues are described below.

Air Transport

We generate operating revenues mainly from its air transport operations, which consist of passenger and cargo operations.

Passenger

Passenger revenues consist of scheduled passenger and other passenger revenues. Scheduled passenger operating revenues are derived from passengers transported on flights that have an Air France code, including flights that are operated by other airlines pursuant to code-sharing agreements and flights operated through franchise agreements. Other passenger operating revenues are derived from commissions from SkyTeam alliance partnership arrangements, revenue from block-seat sales, third party sales, information systems revenues and revenues from airport services.

Cargo

Cargo revenues are subdivided into freight transportation and other cargo revenues. Revenues from freight transportation consist of the transportation of cargo on flights that have an Air France code, including flights that are operated by other airlines pursuant to code-sharing agreements. Other cargo revenues derive principally from sales of cargo capacity to third parties.

Maintenance

Maintenance revenues are generated principally by the Air France Industries division, which performs aircraft maintenance for the Air France group and provides maintenance services to approximately 100 third party clients throughout the world.

Maintenance services performed by Air France Industries on Air France group aircraft, motors or equipment are billed internally but are not shown as revenues in Air France’s financial statements. Operating revenues from maintenance activities vary, in particular, depending on the volume of services performed for third parties.

Other

Other revenues principally consist of catering revenues. Prior to the financial year ended March 31, 2002, other operating revenues consisted also of revenues from Aéropostale, which was merged with and into Air France on March 31, 2002.

Geographic Mix

We have defined six geographical regions into which passenger and cargo revenues are separately subdivided on the basis of origin of sale and destination. These regions are France, Europe and North Africa, Caribbean and Indian Ocean, Africa and Middle East, Americas and Polynesia, and Asia.

Airline Industry Trends

The Impact of the September 11, 2001 Terrorist Attacks, the War in Iraq and the Outbreak of SARS

The terrorist attacks in the U.S. on September 11, 2001 had a significant negative impact on economic, political and market conditions around the world. Following the attacks, airline companies have experienced significant losses and incurred substantial additional costs, due principally to:

•	significantly higher costs of insurance,

•	significantly higher costs of passenger and aircraft security, and

•	decreases in demand for air travel.

Airlines have also experienced declines in the values of their aircraft assets.

The global economy during the year ended March 31, 2003 and the six months ended September 30, 2003 was further strained, and the airline industry further disrupted, by geopolitical tensions surrounding the build-up to and the outbreak of war in Iraq, which put further downward pressure on worldwide passenger traffic. See “Risk Factors—Risks Related to the Airline Industry—Future terrorist attacks, the threat of attacks or regional instability may worsen conditions in the airline industry”.

American airline companies, which are largely dependent on U.S. domestic demand, particularly suffered from the fallout of the September 11, 2001 attacks and from the war in Iraq. Despite substantial subsidies received by U.S. air transport companies from federal authorities following the events of September 11, 2001 totaling $8.9 billion, including $1.5 billion in loans, certain major U.S. airlines sought protection under chapter 11 of the Federal Bankruptcy Code during the financial year ended March 31, 2003.

Finally, the outbreak of SARS had the effect of sharply reducing airline traffic to and from Asia in the last month of the financial year ended March 31, 2003, and during the six months ended September 30, 2003, with traffic plummeting between 40–50% at the height of the crisis.

In response to the crisis facing the airline industry following the events of September 11, 2001, the war in Iraq and the outbreak of SARS, airlines have been forced to:

•	implement new cost-saving measures,

•	reorganize their network capacities to reply to shifting demand and overall reduced traffic, and

•	implement new growth and fleet strategies

•	to allow for increased adaptability to volatile economic and industry conditions.

According to the IATA, the global recovery in traffic levels from summer 2003 should limit airline sector losses to $6.5 billion for 2003, versus $10 billion previously estimated by IATA.

While various operational measures we implemented had the effect of limiting the impact of the September 11, 2001 attacks on Air France, and although we have remained profitable despite the further strain on the airline industry caused by the war in Iraq and the outbreak of SARS, future terrorist attacks could have a material adverse effect on Air France’s business, financial condition and results of operations as a result of further deterioration in the factors identified above.

Low-Cost Air Carriers

In recent years, the airline industry has seen the emergence of low-cost air carriers whose operations are based on a business model stressing reduced operating costs, product simplicity and market focus. Low-cost carriers typically engage in aggressive marketing and compete with all transportation carriers. The expansion of low-cost airlines in Europe coincided with the deregulation of the air transport market during the 1990s, and began with Ryanair, the Dublin-based carrier originally founded in 1985 and re-launched as a low-cost carrier in 1991. The principal European low-cost carriers are Ryanair, easyJet, Go (acquired by easyJet in May 2002) and buzz (acquired by Ryanair in January 2003). Low-cost carriers are mostly present in the United Kingdom, but have begun to penetrate continental European markets. Another low cost competitor, Air Lib, was formerly a competitor of Air France (especially on its domestic routes) until it filed for bankruptcy in February 2003.

In addition, the presence and growth of low-cost airlines in Europe are likely to continue to heighten demand and increase competition for travelers who are price, but not time, sensitive. We are also responding to this increased demand by modifying our European product offering to suit customer demand for a simplified service offering the lowest possible fares on short routes.

Cyclicality

Both the airline passenger and freight industry are highly sensitive to general economic conditions. Our business and results of operations are subject to changing economic and political conditions prevailing from time to time in France and in our other principal markets worldwide. Because a substantial portion of airline travel (both business and leisure) is discretionary, the industry tends to experience severe adverse financial results during general economic downturns. Downturns in the airline industry are characterized by excess capacity and lower prices. In such downward cycles, Air France may also be required to take delivery of new aircraft that it has agreed to purchase (even if they are not required for their current operations), or may be unable to dispose of unnecessary aircraft under financially acceptable terms. International air freight traffic is characterized by short cycles and extreme sensitivity to the economic environment. See “Risk Factors –Risks Related to the Airline Industry – The airline industry is by nature cyclical and seasonal, which may cause our results to vary widely”.

Seasonality

The airline industry tends to be seasonal in nature. The demand for scheduled passenger services is strongest in the summer months and weakest during the winter months. The reverse is true for cargo operations. This generally results in seasonal fluctuations in revenues. Therefore, Air France’s results for the first half of any financial year (April 1 to September 30) are not necessarily indicative of its results for the full financial year. See “Risk Factors – Risks Related to the Airline Industry – The airline industry is by nature cyclical and seasonal, which may cause our results to vary widely”.

High Level of Fixed Costs

The nature of the airline business is such that a substantial percentage of a carrier’s operating expenses are fixed costs that do not vary proportionally based on its load factors, the number of passengers or cargo carried, the number of flights flown or aircraft utilization rates. Thus, a minor change in a carrier’s unit revenues by available seat kilometer and load factors can have a major effect on a carrier’s results of operations, and the operating results can also be substantially affected by relatively minor changes in aircraft utilization rates. This high operating leverage further accentuates revenue fluctuations prevailing in the airline industry. In addition, Air France may face difficulty in adjusting its cost structure to respond to fluctuations in operating revenues. While Air France is continuously trying to improve its cost structure, there can be no assurance that the factors described above will not have a negative influence on Air France’s future results of operations. See “Risk Factors — Risks Related to the Airline Industry — High fixed costs and low profit margins may limit Air France-KLM’s growth”.

Critical Accounting Policies

Our accounting policies are described in note 2 to our annual consolidated financial statements. Critical accounting policies are those policies that reflect significant estimates, judgments and uncertainties and potentially result in materially different results under different assumptions of conditions. We evaluate our estimates and judgments on an ongoing basis. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about revenue, expenses and the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We use the following critical accounting policies in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue and any related commissions for both passenger and cargo operations when transportation is provided or, for passenger operations, when a ticket expires unused. The amount of passenger ticket sales and commissions not yet recognized as revenue is reflected as deferred revenue in “Advance ticket sales” in the consolidated balance sheet. We perform periodic evaluations of this amount to assess the adequacy of the deferred revenue. Any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed.

For purposes of revenue recognition, unused tickets generally expire 18 months following the issuance date. As a result, we make estimates of tickets that will expire unused based on historical trends in order to estimate the amount of unused ticket revenue to be recognized at the time of sale. Changes to these estimates could have a material effect on our financial results.

Accounting for Pension Plans and Lump Sum Retirement Payments

In France, social charges and levies are based on the salaries paid and cover social security benefits and pension entitlements. Contributions are made both by the employer and the employee. Air France group employees in France are covered by the general French social security pension system and certain ground staff employed by or retired from société Air France are covered by a supplemental mandatory system, the CRAF, which qualifies as a defined benefit scheme. The Air France group also sponsors defined benefit pension plans and termination benefit schemes for its worldwide employees. The Air France group’s plans and schemes are accounted for in a manner substantially identical to International Accounting Standards No. 19 “Employee Benefits” (IAS 19). Under IAS 19, pension expense is recorded over the service lives of the employees participating in the plans. Pension expense as determined by IAS 19 is independent of any pension funding decisions. We recognized pension expenses related to defined benefit pension plans of €48 million and €43 million for the financial years ended March 31, 2003 and 2002 and pension income of €3 million for the financial year ended March 31, 2001. We expect pension expense related to defined benefit plans to be approximately €60 million for the financial year ended March 31, 2004.

Our accounting for pension plans requires us to make a number of assumptions that affect our consolidated financial statements. Air France believes the most critical are the assumed discount rate and the expected long-term rate of return on plan assets.

Air France determines its assumed discount rate on the measurement date for each plan (generally December 31). This rate is determined primarily by review of the interest rates on high-quality long-term bonds in the appropriate jurisdictions (generally bonds rated AA or higher by a recognized rating agency). Nominal interest rates vary widely worldwide due to exchange rates and local inflation factors. The weighted average assumed discount rate for Air France’s worldwide defined benefit plans was 5.3% at March 31, 2003. The substantial majority of the Air France group’s defined benefit plan liabilities relate to plans for French employees. For the year ended March 31, 2003, Air France used an assumed discount rate of 5.25% for its French defined benefit plans, which was a reduction from 5.50% used the previous year. Lowering this discount rate by a further 25 basis points to 5.00% would have increased pension benefit obligations of the French plans by approximately €34 million as of March 31, 2003 and would increase estimated pension expense for the year ended March 31, 2004 by approximately €7 million, including required amortization of actuarial losses.

The fair value of our plan assets for total funded plans decreased to €961 million as of March 31, 2003 from €1,076 million at March 31, 2002. This decrease was due to the effects of normal contributions and benefit payment amounts, and to exchange rate impacts of approximately €35 million for non-euro denominated plan assets, and to actual losses on plan assets on €11 million for the year ended March 31, 2003. The expected long- term rate of return on plan assets for funded defined benefit plans is based primarily on plan-specific investment studies performed by outside consultants and consideration of recent and historical returns on the assets of each plan. For French funded defined benefit plans, lowering Air France’s expected long-term rate of return (5.9% as of the March 31, 2003 measurement date) by 25 basis points would increase estimated pension expense for the financial year ended March 31, 2004 by approximately €2.5 million, including required amortization of actuarial losses.

Frequent Flyer Accounting

We use a number of estimates in accounting for the Fréquence Plus frequent flyer program which we believe are consistent with industry practice.

We reduce revenue and record a liability for the estimated incremental cost of providing travel awards based on a database of all program participants and consideration of each individual’s outstanding awards balance. Not all program members redeem accumulated miles for flight awards under the plan, and some program members may never redeem accumulated miles. Accordingly, Air France computes its program liability-based analysis of previous experience under the program, anticipated behavior of customers, expectations of future awards to be issued, and analysis of current accumulated mileage balances. During the financial year ended March 31, 2003, we revised our estimates for computing Frequence Plus liabilities based on our experience to better reflect anticipated behaviors of our customers. We believe that our estimates are reasonable; however, the actual redemption behaviors of program members may differ from those estimates.

Determination of the liability for the costs of providing travel awards also includes the consideration of the incremental costs of fuel, meals, passenger insurance and ticketing. Costs such as aircraft maintenance, labor or overhead allocations are not considered incremental costs, and are not included in our estimates. As of March 31, 2003, the liability for outstanding but unissued awards was €90 million (€96 million as of September 30, 2003). A change to these costs estimates or assumptions regarding redemption of miles awards under the program could have a significant effect on our liability in the year of change as well as future years. Furthermore, a change to Air France’s policy regarding the number of miles required for specific awards could have a significant impact on measurement of this liability.

We assess incremental cost estimates and award redemption assumptions on a periodic basis throughout the year. Any known or expected trends in individual components are considered in developing estimates of the expected future incremental costs of awards to be issued under the program.

Air France also sells mileage credits in the Fréquence Plus program to participating partners, such as credit card companies and hotels. Income from the sale of mileage is deferred and recognized as “passenger revenue” at the time when transportation is provided, based on estimates of the fair value of tickets to be redeemed. Proceeds from sales of mileage credits in excess of the incremental cost of awards to be issued are recognized in income immediately.

Accounting for Major Maintenance Operations

French GAAP Accounting Policy

Our accounting policy for major maintenance operations is described at note 2.1 to the annual consolidated financial statements. Until March 31, 2002, we recorded a provision for maintenance in respect of major airframe inspections, while major engine maintenance, including the substitution of parts with limited useful lives, was recorded as an expense.

French GAAP was changed during the financial years 2002 and 2003 to permit and encourage companies to anticipate the adoption of international financial reporting standards in respect of accounting for major maintenance operations. Accordingly, we decided to adopt, for our financial statements for the financial year ended March 31, 2003 and subsequent interim periods and with retrospective application as of April 1, 2002, an individual component approach consistent with international financial reporting standards for the recognition of major maintenance operations on airframes and engines (excluding parts with limited useful lives) under full ownership and capital leases. As a result of this change, estimated major airframe and engine maintenance costs for aircraft under full ownership or capital leases are separated from aircraft acquisition costs and amortized over the period until the next scheduled major maintenance operation. The impact of the change in accounting method on our consolidated financial statements is set forth in note 2.1 to the annual consolidated financial statements and note 1 to the interim condensed consolidated financial statements. The income statement items affected by the change in accounting method are aircraft maintenance expenses, salaries and related costs, net charge to depreciation and amortization, provisions, gains on disposal of flight equipment, and income tax.

The individual component approach requires Air France to make estimates with respect to the anticipated costs and timing of major airframe and engine operations, changes to which could have a material effect on our financial position and results of operations.

In addition, Air France’s operating lease agreements typically require Air France either to return an airframe and engine in a certain condition, known as the contractual potential, or to pay or receive a fee based on the actual condition of the airframe and engine upon its return. Consistent with the change in accounting method described above, Air France changed its accounting policies regarding anticipated restitution of aircraft under operating leases. Air France records a provision or asset for restitution depending on its estimate of the difference between current airframe and engine condition and the contractual potential.

Changes to Air France’s estimation of the future actual airframe and engine potential, restitution costs and the time at which such costs would be incurred could have a material effect on Air France’s financial position and results of operations.

U.S. GAAP Accounting Policy

Under U.S. GAAP, all maintenance costs are expensed as incurred. Provision for restitution of aircraft under operating leases is recorded at the time restitution costs are probable and can be reasonably estimated.

Impairment of Tangible Long Lived Assets

French GAAP Accounting Policy

Under French GAAP, when events and circumstances indicate that the assets may be impaired, Air France assesses the existence of impairment losses for its entire aircraft fleet under full ownership or capital leases and capitalized spare parts on the basis of their recoverable values.

U.S. GAAP Accounting Policy

Under U.S. GAAP, when impairment indicators are identified, we make judgments about the level of assets to be grouped for purposes of impairment. We estimate future net cash flows related to the asset group, and record impairment losses on long lived assets held and used when events and circumstances indicate that the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Impairment is generally assessed and measured at the level of fleet type.

We estimate the undiscounted future cash flows for its fleet based on models that Air France also uses in making fleet scheduling decisions. These models use projections of passenger yield, fuel costs, labor costs and other relevant factors for the markets where the specific aircraft will operate. Fair values of aircraft is estimated based on information that may be available under the circumstances, including published information from third party sources, current market conditions, the value of similar asset groups and assessment of net present value.

Deferred Tax Assets

Deferred tax assets relating to temporary timing differences and tax loss carry forwards are recorded to the extent that the taxable entity is likely to generate sufficient taxable income to absorb such temporary differences. We assess the likelihood based on our business plans and reasonable expectations of taxable income and reversals of temporary differences for future years.

Air France had unrecorded deferred tax assets of €90 million, €152 million and €205 million, respectively as of March 31, 2003, 2002 and 2001. Air France’s net recorded deferred tax assets as of March 31, 2003, 2002 and 2001 were to €106 million, €74 million and €61 million, respectively.

Changes to our estimation and forecasts of future taxable income could result in material changes to the amount of deferred tax assets recorded.

Changes in Consolidation

Our consolidated income statement includes the income statements of all companies acquired during the year from the date of acquisition. It also includes the income statements of any companies disposed of during the year up to the date of disposal. During the six months ended September 30, 2003 and the financial years ended March 31, 2003 and 2002, changes in the scope of consolidation did not have a material impact on our results of operations.

During the financial year ended March 31, 2001, the significant changes in the scope of consolidation were as follows:

•	Brit Air. Brit Air, with operations based at Lyon, had been a partner of Air France since 1983 through a franchise relationship. On April 20, 2001, Air France Finance (a wholly-owned subsidiary of Air France) became the owner of 100% of the outstanding share capital of Brit Air following a block purchase of shares. This followed the acquisition of substantially all of the outstanding share capital of Brit Air in a tender offer in the third quarter of the financial year ended March 31, 2001. Brit Air’s results of operations were included in our results of operations for six months of the financial year ended March 31, 2001. Among the Brit Air assets acquired was a fleet of 38 aircraft.

•	Régional. On August 8, 2000, Air France Finance became the owner of all of Régional Airlines’ outstanding ordinary shares through a block purchase followed by a tender offer. Among the Régional assets acquired was a fleet of 28 aircraft. On March 30, 2001, Régional Airlines, Proteus Airlines and Flandre Air merged into Régional Compagnie Aérienne Européenne, a 100% owned subsidiary of Air France, with a fleet of 75 aircraft. Although Régional Airlines’ results of operations were included in our results of operations for the entire financial year ended March 31, 2001, those of Proteus and Flandre Air were included in the results of operations of Régional Airlines for six months only.

•	CityJet. In 2000, Air France Finance purchased the entire common stock of CityJet for €1.3 million, thereby acquiring a business operating a network of flights between Roissy-CDG, Orly and Dublin, Florence, London City, Gothenburg, and Edinburgh, as well as a flight between Dublin and Malaga in cooperation with Air France. Among the assets acquired were a fleet of six British Aerospace 146-200 aircraft and two Saab 2000 aircraft under operating leases. CityJet’s results of operations were included in our results of operations for 10 months of the financial year ended March 31, 2001.

•	Servair. Following a capital increase in June 2000, Air France’s percentage interest in Servair rose from 80.5% to 88% in order to permit Servair to acquire a stake of 26.7% in the English company Alpha Airports plc.

•	Amadeus GTD. Following a secondary offering of shares of Amadeus GTD in June 2000, our interest in Amadeus GTD declined from 25% to 23.36%, but our percentage of voting rights increased from 32% to 35.7% as we retained a higher proportion of B shares, with tenfold voting rights as compared to the A shares. Amadeus GTD is accounted for under the equity method.

A presentation of the revenue and operating income of Air France’s principal passenger subsidiaries is contained in this prospectus under the heading “Business of Air France—Regional Airline Subsidiaries—Breakdown of Revenues and Operating Income by Entity”.

Measures of Operating Performance

We use measures of operating performance in our business which are described below. The operating performance data are unaudited. In addition, for the financial year ended March 31, 2003, we began presenting our measures of operating performance on a consolidated basis, whereas previously such information had been compiled for société Air France only. To enable meaningful comparison with the prior year, we recalculated our measures of operating performance for the financial year ended March 31, 2002 on an Air France group basis. However, we did not recalculate our measures of operating performance for the financial year ended March 31, 2001 because consolidated statistics were not reasonably available. As a result, in the comparison of results of operations for the financial years ended March 31, 2003 and March 31, 2002 set forth below, all statistical information is presented on an Air France group basis. However, in the comparison of results of operations for the financial years ended March 31, 2002 and March 31, 2001, measures of operating performance are presented for both periods on a société Air France-only basis. We have presented its measures of operating performance on an Air France group basis for the six months ended September 30, 2003 and 2002.

Traffic (RPK and RTK)

Passenger traffic, or the number of fare-paying passengers transported, is measured in terms of revenue per passenger-kilometers (RPK), which correspond to the total number of paying passengers multiplied by the total number of kilometers flown.

Cargo traffic, or the amount of freight transported, is measured in terms of revenue ton-kilometers (RTK), which correspond to total metric tons of paid cargo carried multiplied by the total number of kilometers flown.

Capacity (ASK and ATK)

Passenger capacity, or the number of seats offered, is measured in terms of available seat-kilometers (ASK), which correspond to the total number of seats available for paying passengers multiplied by the number of kilometers flown.

Cargo capacity is measured in terms of available ton-kilometers (ATK), which correspond to the total amount of tons of cargo that could be transported multiplied by the number of kilometers flown.

Load Factor

The ratio between revenue per passenger kilometers and available seat-kilometers is the passenger load factor. The ratio between revenue ton-kilometers and available ton-kilometers is the cargo load factor.

Unit Revenues

Unit revenue per available seat kilometer (ASK) corresponds to total revenues from scheduled passenger activity divided by the total number of ASK in a given period.

Yield

Unit revenue per passenger-kilometer, or yield, corresponds to total revenues from scheduled passengers divided by the total number of RPK in a given period.

Network Mix and Passenger Mix

Air France’s unit revenue per ASK for its scheduled passenger operations varies mainly due to the global economy and competitive pressures affecting price, exchange rates, load factors and the mix of long-haul to medium-haul and short-haul flights, or “network mix”. Unit revenues on long-haul flights are proportionately lower than those on medium-haul flights. Thus, in period-to-period comparisons, a change in the proportion of long-haul to medium-haul and domestic flights, or a “network mix effect”, will tend to have a positive or negative effect on revenues depending on the increase or decrease of long-haul flights relative to medium-haul and domestic flights. Unit revenue per ASK is also affected by the ratio of high contribution passengers to low contribution passengers, or passenger mix.

Results of Operations

Comparison of the Six Months Ended September 30, 2003 and September 30, 2002

Total Operating Revenues

The following table sets forth operating revenues by type of activity of Air France for the six months ended September 30, 2003 and September 30, 2002, and the percentage change between the two periods:

	Six months ended September 30
	2003	2002	(change)
	(in € millions, except percentages)
Scheduled passenger	4,779	5,059	(5.5)%
Other passenger	387	411	(5.8)%

Total passenger	5,166	5,470	(5.6)%

Scheduled cargo	615	643	(4.4)%
Other cargo	77	80	(3.8)%

Total cargo	692	723	(4.3)%

Maintenance	263	287	(8.4)%
Other	72	71	1.4%

Total Operating Revenues	6,193	6,551	(5.5)%

Air France’s total operating revenue for the six months ended September 30, 2003 decreased 5.5% compared to the six months ended September 30, 2002, declining to €6,193 million from €6,551 million. This decline is due to a negative exchange rate effect of 4.5% in operating revenue compared to the prior period caused by the depreciation of the dollar against the euro. We believe that the decrease in operating revenue also resulted from the continued economic downturn aggravated by the war in Iraq and the outbreak of SARS, as well as from the French air traffic controller strikes from April to June 2003, which reduced total operating revenues by €67 million.

Passenger Activity

Operating revenues from passenger activity for the six months ended September 30, 2003 decreased 5.6% to €5,166 million from €5,470 for the six months ended September 30, 2002, after revenue losses attributable to the

SARS crisis (€100 million) and strikes by air traffic controllers (€67 million). Air France’s regional subsidiaries (Régional, Brit Air and CityJet) had revenues of €409.2 million, compared to €413.4 million in the prior comparable period, a decrease of 1%. Passenger revenue was affected by a negative exchange rate effect of 4.2%.

The following table shows passenger capacity, traffic and load factor for the six months ended September 30, 2003 and the change in these operating measures as compared to the six months ended September 30, 2002:

	Six months ended September 30, 2003
	Capacity (ASK)		Traffic (RPK)		Load factor (RPK/ASK)
	(in million)	(in %)	(in million)	(in %)	(in %)	(change)
Long-haul	48,569	0.5%	38,692	(1.1)%	79.7%	(1.2	)pts
International medium-haul	11,027	4.8%	7,474	1.7%	67.8%	(2.0	)pts
Domestic medium-haul	7,546	(3.3)%	5,117	0.8%	67.8%	2.7	pts

Total	67,142	0.7%	51,283	(0.5)%	76.4%	(0.9	)pts

Particularly during the three months ended June 30, 2003, Air France’s passenger activity was negatively affected by the weak European economy, the SARS epidemic and the consequences of the war in Iraq. Air France nevertheless observed signs of recovery in the form of an increase in reservations which were confirmed during the three months ended September 30, 2003, even though Asia-bound traffic had yet to return to levels prior to the SARS crisis. For the three months ended September 30, 2003, traffic increased by 4.5%, and capacity increased 4.4% compared to the three months ended September 30, 2002. The passenger load factor remained stable for the three months ended September 30, 2003, at 78.1%, compared to 78.0% for the three months ended September 30, 2002.

Overall, for the six months ended September 30, 2003, traffic decreased slightly, by 0.5% compared to the six months ended September 30, 2002, with growth in capacity of 0.7%. The passenger load factor remained high at 76.4%, although it was down 0.9 points compared to the six months ended September 30, 2002. Air France carried 22.4 million passengers in the six months ended September 30, 2003, which was similar to the total carried for the six months ended September 30, 2002.

Traffic on the long-haul network was adversely affected by the SARS epidemic and the consequences of the war in Iraq. It declined 1.1% during the six months ended September 30, 2003 compared to the six months ended September 30, 2002. Capacity was largely stable, increasing 0.5%, and load factor was 79.7%, a decrease of 1.2 points compared to the six months ended September 30, 2002. The two regions most affected by the crises were Asia and the Middle East.

In Asia, at the height of the SARS crisis in the three months ended June 30, 2003, there was a 29.8% decrease in traffic and a 14.7% drop in capacity, resulting in a passenger load factor of 66.1%, a decrease of 14.2 points from the prior comparable period. There was a gradual turnaround in traffic over the three months ended September 30, 2003, from a 19.5% decrease in July compared to July 2002 to a 2.1% decrease in September compared to September 2002. Nevertheless, the three months ended September 30, 2003 still closed with a total decrease in traffic of 12.3% and a decrease in capacity of 9.8% from the prior comparable period. There was a significant recovery in the passenger load factor to 81.9%, although this was 2.3 points below the level in the previous comparable period. Overall for the six months ended September 30, 2003, traffic in Asia decreased by 20.8%, capacity decreased by 12.2% and passenger load factor decreased 8.0 points compared to the six months ended September 30, 2002, to 74.3%.

In Africa and Middle East, traffic decreased by 7.9% and capacity decreased by 8.3%, in each case compared to the six months ended September 30, 2002. This was due to the consequences of the war in Iraq and political instability in Africa. The passenger load factor remained stable at 75.0% for the six months ended September 30, 2003, an increase of 0.3 points compared to the six months ended September 30, 2002.

In North America, activity during the six months ended September 30, 2003 was essentially similar to that of the six months ended September 30, 2002. The passenger load factor remained high at 83.6%. South America experienced strong growth, with a traffic increase of 15.7% and a capacity increase of 9.6% compared to the six months ended September 30, 2002 due to diminished capacity of other carriers. The passenger load factor increased 4.4 points over the six months ended September 30, 2002 to 82.9%.

In the Caribbean and Indian Ocean, traffic for the six months ended September 30, 2003 increased by 13.5% and capacity increased by 14.9% compared to the six months ended September 30, 2002. The passenger load factor was 79.8%, a decrease of 1.0 points compared to the prior comparable period. The increase in traffic and capacity was related to the termination of operations of Air Lib in February 2003. However, new competitors appeared in the region during the three months ended September 30, 2003.

Traffic on the international medium-haul network increased by 1.7% during the six months ended September 30, 2003 compared to the prior comparable period, and capacity increased by 4.8%. The passenger load factor decreased 2.0 points to 67.8% for the six months ended September 30, 2003. The European market continued to suffer from lackluster economic conditions but was also affected by significant competition and changes in customer demand. This led Air France to consider a revision of its service on European routes in order to introduce greater flexibility and efficiency, while simplifying and standardizing flight service with a more streamlined and segmented pricing policy. By gradually introducing this change beginning in the financial year ended March 31, 2005, Air France intends to achieve savings of €100 million over three years.

Traffic in the domestic market remained stable during the six months ended September 30, 2003, increasing 0.8% compared to the prior comparable period. Capacity decreased 3.3%, and passenger load factor increased by 2.7 points to 67.8%. This increase reflects the pricing policy implemented by Air France in the winter of 2002/2003 and the termination of operations of Air Lib Express in February 2003.

The table below shows scheduled passenger revenues by destination and by sales region for the six months ended September 30, 2003 and the change in these revenues compared to the previous comparable period:

	Scheduled passenger revenue
	By destination(1)			By area of sale(2)
	(in € millions)	(in % of total)	(change)	(in € millions)	(in % of total)	(change)
France	997	20.8%	4.5%	2,258	47.3%	1.0%
Caribbean and Indian Ocean	536	11.2%	17.5%	209	4.4%	10.0%
Europe and North Africa	1,276	26.7%	(5.5)%	1,020	21.3%	(3.3)%
Africa and Middle East	524	11.0%	(7.9)%	310	6.5%	(6.9)%
North and Latin America	994	20.8%	(10.5)%	660	13.8%	(17.9)%
Asia	452	9.5%	(27.1)%	322	6.7%	(27.0)%

Total	4,779	100%	(5.5)%	4,779	100%	(5.5)%

Notes:

(1)	Destination is determined as follows:
•	Non-stop flights: revenues are allocated to the geographical network to which the route belongs.
•	Stopover flights: revenues are split between the various sections of the route in accordance with IATA standards (based on a weighting of passenger-kilometers).
(2)	Origin of sale is determined on the basis of ticket issuing locations.

The following table shows a breakdown of total passenger revenues, scheduled passenger revenues, passenger unit revenue per ASK and yield (passenger unit revenue per RPK) for the six months ended September 30, 2003 and 2002, and the percentage change between these periods:

	Six months ended September 30,
	2003	2002	Change
Total passenger revenues (in € millions)	5,166	5,470	(5.6)%
Scheduled passenger revenues (in € millions)	4,779	5,059	(5.5)%
Unit revenue per ASK (in € cents)	7.11	7.58	(6.2)%
Yield (unit revenue per RPK) (in € cents)	9.31	9.80	(5.0)%

Unit revenue per ASK decreased by 6.2% during the six months ended September 30, 2003 compared to the six months ended September 30, 2002. A negative exchange rate effect of 4.6% and a negative network mix effect of 1.2% accounted for most of this decline. These same effects also account for a yield decrease of 5.0% during the six months ended September 30, 2003 compared to the prior comparable period. Air France intends to continue to focus on protection of yields and avoiding costly fare wars with competitors.

During the three months ended June 30, 2003, unit revenue per ASK decreased 7.2% and yield decreased by 4.5% compared to the prior comparable period due to a negative exchange rate effect of 4.3% and a negative network mix effect of 0.8%. During the three months ended September 30, 2003, unit revenue per ASK decreased 5.1% and yield decreased by 5.2% compared to the prior comparable period due to a negative exchange rate effect of 4.3% and a negative network mix effect of 1.1%.

Cargo Activity

Cargo operations also suffered from the SARS crisis and the consequences of the war in Iraq during the six months ended September 30, 2003 as freight is transported in the holds of passenger aircraft in addition to on freighters. Cargo operations were nevertheless affected to a lesser extent than passenger operations. Cargo operations were also affected by a stagnant European economy and a strengthening of the euro against the dollar, which harmed European exporters.

Cargo operations suffered a substantial decline during the three months ended June 30, 2003 compared to the three months ended June 30, 2002, partly due to lower passenger capacity, although conditions improved during the three months ended September 30, 2003. Overall, for the six months ended September 30, 2003 compared to the three months ended September 30, 2002, traffic decreased by 3.2% and capacity by 1.8% compared to the six months ended September 30, 2002. The cargo load factor during the six months ended September 30, 2003 was 63.1%, a decrease of 0.9 points from the previous comparable period.

The following table shows cargo capacity, traffic and load factor for the six months ended September 30, 2003 and the change in these operating measures as compared to the six months ended September 30, 2002:

Capacity (ATK)		Traffic (RTK)		Load factor (RTK/ATK)
(in millions)	(in %)	(in millions)	(in %)	(in %)	(change)
4,166	(1.8)%	2,627	(3.2)%	63.1%	(0.9)

Operating revenues from total cargo activity for the six months ended September 30, 2003 decreased 4.3% to €692 million compared to €723 million for the six months ended September 30, 2002. This decline included a negative exchange rate effect of 6.1%. Changes in exchange rates affects cargo activity significantly more than passenger activity because cargo is a predominantly dollar based activity. However, the trends in operating revenues were significantly different during the two quarters of the six months ended September 30, 2003, principally due to improvements in passenger capacity in Asia after the height of the SARS crisis. During the three months ended June 30, 2003, operating revenues decreased by 8.8% compared to the three months ended

June 30, 2002, while for the three months ended September 30, 2003, operating revenues increased slightly by 0.6% compared to the three months ended September 30, 2002.

Scheduled cargo revenue decreased by 4.4% to €615 million for the six months ended September 30, 2003 compared to €643 million in the prior comparable period, with revenues for the three months ended September 30, 2003 remaining stable compared to the three months ended September 30, 2002.

The following table shows the geographic mix of Air France’s scheduled cargo operating revenue for the six months ended September 30, 2003 and the percentage change in this mix from the prior comparable period:

	Scheduled cargo revenue
	By destination			By sales region
	(in € millions)	(in % of total)	(change)	(in € millions)	(in % of total)	(change)
France and Europe	88	14.4%	54.4%	328	53.3%	(2.4)%
Caribbean and Indian Ocean	75	12.2%	0.0%	20	3.3%	(20.0)%
Africa and Middle East	74	12.0%	(5.1)%	46	7.5%	(4.2)%
North and Latin America	170	27.6%	(13.7)%	67	10.9%	0.0%
Asia	208	33.8%	(11.9)%	154	25.0%	(7.8)%

Total	615	100.0%	(4.4)%	615	100.0%	(4.4)%

The following table sets forth total cargo revenue, revenue from scheduled cargo, unit revenue per available ton-kilometer (ATK) of freight transport and unit revenue per revenue ton-kilometer of scheduled cargo for the six-month periods ended September 30, 2003 and September 30, 2002, as well as the percentage change between such periods:

	Six months ended September 30,
	2003	2002	Change
Total cargo revenue (in € millions)	692	723	(4.3)%
Revenue from scheduled cargo (in € millions)	615	643	(4.4)%
Unit revenue per ATK (in € millions)	14.75	15.14	(2.6)%
Unit revenue per RTK (in € millions)	23.38	23.67	(1.2)%

Unit revenue per available ton-kilometer (RATK) decreased 2.6% from the six months ended September 30, 2002 to the six months ended September 30, 2003 but included a 6.4% negative exchange rate effect.

Maintenance Activity

Operating revenues of Air France’s maintenance activity decreased 8.4% to €263 million for the six months ended September 30, 2003 compared to €287 million for the six months ended September 30, 2002. This decline was mainly due to a reduction in customer activity as a result of a decline in airline sector activity generally and the weakening U.S. dollar against the euro.

Other Activity

Operating revenues from Air France’s other activities, principally catering, for the six months ended September 30, 2003 increased 1.4% to €72 million compared to €71 million for the six months ended September 30, 2002.

External Expenses

External expenses for the six months ended September 30, 2003 decreased 7.2% to €3,373 million from €3,635 million for the prior comparable period. Without taking into account restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements, external expenses for the six months ended September 30, 2002 were €3,714 million. The decrease was primarily due to a favorable exchange rate effect and lower maintenance charges (including a portion relating to the termination of Concorde service) as well as reduced commercial and distribution costs. Air France was able to control its external expenses due to the continuation of the Performance 2003 Plan and measures implemented in reaction to the slowdown in traffic.

The following table shows a breakdown of Air France’s external expenses for the six-month periods ended September 30, 2003 and September 30, 2002 as well as the percentage change between such periods:

	Six months ended September 30
	2003	2002		Change
Aircraft fuel	657	680		(3.4)%
Chartering costs	193	207		(6.8)%
Aircraft operating lease costs	239	269		(11.2)%
Landing fees and en route charges	454	475		(4.4)%
Catering	154	168		(8.3)%
Handling charges and other operating costs	379	384		(1.3)%
Aircraft maintenance costs	186	250	(1)	(25.6	)%(2)
Commercial and distribution costs	533	602		(11.5)%
Other external costs	578	600		(3.7)%

Total	3,373	3,635	(3)	(7.2	)%(4)

Notes:
(1)	€329 million before restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements.
(2)	(43.5)% before restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements.
(3)	€3,714 million before restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements.
(4)	(9.2)% before restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements.

Aircraft Fuel

Aircraft fuel expenses decreased by 3.4% to €657 million for the six months ended September 30, 2003 compared to €680 million for the six months ended September 30, 2002. Favorable options and hedging resulted in a gain of €25.9 million in the six months ended September 30, 2003, compared to a gain of €23.6 million in the previous comparable period. The decrease in aircraft fuel expenses was due to a combination of the weakening of the U.S. dollar against the euro of 15.8% and a decreased volume of purchases of 1.9%, partially offset by a positive oil price impact of 14.0% after hedging and options.

Chartering Costs

Chartering costs decreased 6.8% to €193 million for the six months ended September 30, 2003, compared to €207 million in the previous comparable period, primarily due to fewer one-off chartering costs.

Aircraft Operating Lease Costs

Operating lease charges decreased 11.2% to €239 million for the six months ended September 30, 2003 compared to €269 million for the six months ended September 30, 2002, due to the weakening of the U.S. dollar against the euro.

Landing Fees and en Route Charges

Landing fees and en route charges decreased 4.4% to €454 million for the six months ended September 30, 2003 compared to €475 million for the six months ended September 30, 2002. A 4.6% increase in European air traffic control rates and the 15.1% increase in French landing fees in January 2003 were largely offset by the shift of a passenger service charge from airlines to connecting passengers.

Catering

Catering expenses decreased 8.3% to €154 million for the six months ended September 30, 2003 from €168 million for the six months ended September 30, 2002 as a result of the combined impact of fewer passengers and cost-cutting measures.

Handling Charges and Other Operating Expenses

Handling charges and other operating expenses decreased by 1.3% to €379 million for the six months ended September 30, 2003 from €384 million for the six months ended September 30, 2002. The decrease was primarily due to the substantial drop in commercial irregularities, producing savings of €10 million in compensation paid to customers.

Aircraft Maintenance Expenses

Aircraft maintenance expenses decreased 25.6% to €186 million for the six months ended September 30, 2003 compared to €250 million for the six months ended September 30, 2002. Without taking into account restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements, aircraft maintenance costs for the six months ended September 30, 2002 were €329 million. This was the result of the combined impact of a slow-down in activity, the weakening of the U.S. dollar against the euro and the termination of the Concorde service.

Commercial and Distribution Costs

Commercial and distribution costs decreased 11.5% to €533 million for the six months ended September 30, 2003 from €602 million for the six months ended September 30, 2002. Lower air traffic generated a decrease in commissions paid to travel agencies and in reservation system expenses. A decrease in commission rates which Air France agreed with travel agents, particularly in France, also decreased costs. In addition, cost-saving measures permitted a reduction in advertising expenses.

Other External Expenses

Other costs decreased 3.7% to €578 million for the six months ended September 30, 2003 compared to €600 million for the previous comparable period. The decrease was due to realized cost savings and 23% lower payments in insurance premiums as a result of the U.S. dollar exchange rate and the favorable renegotiation of insurance contracts in December 2002.

Salaries and Related Costs

Salaries and related costs increased 5.0% to €2,025 million for the six months ended September 30, 2003 compared to €1,929 million for the six months ended September 30, 2002, with the number of employees increasing 0.8% over the same period to reach 71,855. Without taking into account restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements, salaries and related costs for the six months ended September 30, 2002 were €1,951 million. The increase stems primarily from Air France’s agreement with its pilots executed in June 2003, an unfavorable timing effect in scheduled salary increases and a decrease in the social security charge reductions available to Air France in exchange for accelerated application of the 35-hour workweek.

Taxes Other than Income Tax

Taxes and duties other than income tax decreased 3.3% to €88 million for the six months ended September 30, 2003 compared to €91 million in the prior comparable period.

Gross Operating Result

Gross operating result decreased 21.1% to €707 million for the six months ended September 30, 2003 compared to €896 million for the six months ended September 30, 2002 (€795 million prior to the change in accounting method).

Charge to Depreciation, Amortization, Net

Depreciation and amortization charges were generally steady, increasing 0.5% to €604 million for the six months ended September 30, 2003, compared to €601 million for the prior comparable period (€483 million prior to restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements). The change in accounting method shortened the period over which certain aircraft components were depreciated and caused Air France to amortize capitalized costs relating to certain maintenance operations.

Charge to Operating Provisions, Net

Charges to operating provisions decreased 58.8% to €14 million for the six months ended September 30, 2003 compared to €34 million for the prior comparable period (€29 million, without taking into account restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements). This decrease is the result of fewer provisions for litigation.

Gain on Disposal of Flight Equipment, Net

Capital gains on aircraft disposals decreased sharply, to €1 million for the six months ended September 30, 2003 from €18 million for the six months ended September 30, 2002.

Other Operating Income and Charges, Net

Other income and charges decreased to a charge of €2 million for the six months ended September 30, 2003 from income of €10 million for the six months ended September 30, 2002.

Operating Income

General

Operating income decreased by 69.6% to €88 million for the six months ended September 30, 2003 compared to €289 for the previous comparable period. For the six months ended September 30, 2003, operating income represented 1.4% of consolidated revenues compared to 4.4% for the six months ended September 30, 2002. Without taking into account restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements, operating income for the six months ended September 30, 2002 was €311 million. The decline is attributable to the impacts of the SARS crisis and the consequences of the war in Iraq that primarily affected the three months ended June 30, 2003, but which continued to influence the following three-month period. Operating loss for the three months ended June 30, 2003 was €9 million compared to operating income of €145 million for the six months ended June 30, 2002. In the three months ended September 30, 2003, operating income was €97 million compared to €144 million for the three months ended September 30, 2002. The operating income of the regional subsidiaries improved to €11.6 million for the six months ended September 30, 2003 from €3.4 million for the prior comparable period.

By Activity

During the six months ended September 30, 2003, passenger activity suffered from the economic downturn, with operating income decreasing 70.9% to €68 million from €234 million for the prior comparable period. Cargo activity posted an operating loss of €8 million for the six months ended September 30, 2003 compared to a loss of €3 million for the prior comparable period. This loss resulted in part from the seasonality of cargo activity but principally from the weakening of the U.S. dollar against the euro, which also had a negative impact on Air France’s European clients. Maintenance activity operating income decreased 19% to €34 million for the six months ended September 30, 2003 compared to €42 million for the six months ended September 30, 2002.

The following table shows a breakdown of operating revenues and operating income by activity for the six- month periods ended September 30, 2003 and 2002:

	Six months ended September 30,
	2003		2002
	(in € millions)
	Operating Revenues	Operating income	Operating Revenues	Operating income
Passenger	5,166	68	5,470	234	(1)
Cargo	692	(8)	723	(3	)(2)
Maintenance	263	34	287	42	(3)
Other	72	(6)	71	16	(4)

Total	6,193	88	6,551	289	(5)

Notes:
(1)	€239 million before restatement for the change in accounting method described at note 2.1 to the annual consolidated financial statements.
(2)	€(7) million before restatement for the change in accounting method described at note 2.1 to the annual consolidated financial statements.
(3)	€64 million before restatement for the change in accounting method described at note 2.1 to the annual consolidated financial statements.
(4)	€15 million before restatement for the change in accounting method described at note 2.1 to the annual consolidated financial statements.
(5)	€311 million before restatement for the change in accounting method described at note 2.1 to the annual consolidated financial statements.

Restructuring Costs

Restructuring costs were stable, decreasing slightly to €11 million for the six months ended September 30, 2003 from €12 million for the six months ended September 30, 2002.

Net Financial Charges

Net financial charges improved for the six months ended September 30, 2003 to a charge of €6 million from a charge of €41 million for the prior comparable period. This reduction is attributable to a write-back of provisions on Air France treasury stock of €18.4 million compared to a charge of €15.9 million for the six months ended September 30, 2002. Net financial expenses remained stable at €51 million for the six months ended September 30, 2003 compared to €52 million for the six months ended September 30, 2002. Foreign exchange gains decreased to €25 million for the six months ended September 30, 2003 from €30 million for the six months ended September 30, 2002.

Gains on Disposals of Subsidiaries and Affiliates, Net

There were no disposals of subsidiaries and affiliates during the six months ended September 30, 2003 compared to €4 million for the six months ended September 30, 2002 from the sale of SITA Telecom shares by Air France.

Pre-tax Income

Pre-tax income decreased 70.4% to €71 million for the six months ended September 30, 2003 from €240 million for the comparable prior period (€262 million prior to restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements). For the three months ended June 30, 2003, consolidated pre-tax income was a loss of €5 million compared to a profit of €133 million for the prior comparable period. For the three months ended September 2003, consolidated pre-tax income stood at €76 million compared to €107 million for the prior comparable period.

Net Income of Equity Affiliates

The net income of equity affiliates was stable at €22 million for the six months ended September 30, 2003 compared to €21 million for the six months ended September 30, 2002. This amount principally represents Air France’s interest in Amadeus GTD.

Amortization of Goodwill

Amortization of goodwill was stable at €8 million for the six months ended September 30, 2003 compared to the six months ended September 30, 2002.

Income Tax

Income tax for the six months ended September 30, 2003 was €32 million compared to €51 million for the six months ended September 30, 2002 (€59 million prior to restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements).

Net Income

Net income decreased 74.3% to €52 million for the six months ended September 30, 2003, from €202 million for the prior comparable period (€216 million prior to restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements). Net income can be divided into net income of €4 million for the three months ended June 30, 2003 (compared to €146 million for the prior comparable period) and a net income of €48 million for the three months ended September 30, 2003 (compared to €56 million for the prior comparable period).

Comparison of the Financial Years Ended March 31, 2003 and March 31, 2002

Total Operating Revenues

The following table sets forth operating revenues by type of activity of Air France for the financial years ended March 31, 2003 and March 31, 2002, and the percentage change between the two financial years:

	Year ended March 31,
	2003	2002	Change
	(in € millions, except percentages)
Scheduled passenger	9,713	9,491	2.3%
Other passenger	814	887	(8.2)%

Total passenger	10,527	10,378	1.4%

Scheduled cargo	1,314	1,257	4.5%
Other cargo	165	191	(13.6)%

Total cargo	1,479	1,448	2.1%

Maintenance	540	548	(1.5)%
Other	141	154	(8.4)%

Total Operating Revenues	12,687	12,528	1.3%

Air France’s total operating revenues for the financial year ended March 31, 2003 increased 1.3% compared to the previous financial year, rising to €12,687 million from €12,528 million. For the financial year ended March 31, 2003, revenues from passenger and cargo operations, which represented 94.6% of Air France’s consolidated revenues, increased by 1.5% compared to revenues from passenger and cargo operations for the financial year ended March 31, 2002. Revenues from passenger operations (83.0% of total operating revenues) increased 1.4% compared to such revenues for the prior period, with a 2.3% increase in scheduled passenger revenues partly offset by a decline of 8.2% in other passenger revenues principally due to a reduction in the number of block-seats sold following a shift to a “free-flow” sales arrangement with Delta Air Lines, whereby the number of seats sold by either partner on a given flight is not pre-determined. Revenues from cargo operations (11.7% of total operating revenues) increased by 2.1% compared to such revenues for the prior period with a 4.5% increase in cargo revenues partly offset by a 13.6% decline in other cargo revenues resulting from a reduction in cargo capacity sold to third parties. Maintenance revenues decreased slightly, primarily as a result of the depreciation of the dollar against the euro. Other revenues declined by 8.4% as a result of a reduction in Servair sales stemming from a general decline in passenger transportation and the termination of operations by Aéropostale. In addition, as mentioned under the heading “Critical Accounting Policies” above, we changed our estimates for computing the Frequence Plus liability in 2003 to more adequately reflect the expected behavior of our customers. This change in estimates had a positive impact on revenues of approximately €40 million.

Passenger Activity

Operating revenues from passenger activity for the financial year ended March 31, 2003 increased 1.4%, while scheduled passenger revenues increased 2.3%, consistent with the 2.7% increase in capacity (ASK) and the 2.9% increase in traffic (RPK).

The following table shows passenger capacity, traffic and load factor for the financial year ended March 31, 2003 and the change in these operating measures as compared to the previous financial year:

	Capacity (ASK)		Traffic (RPK)		Load factor (RPK/ASK)
	(In millions)	(change)	(in millions)	(change)	(in %)	(change)
Long-haul	95,483	4.0%	76,721	4.4%	80.4%	0.4
International medium-haul	20,929	1.0%	13,519	(0.3)%	64.6%	(0.9)
Domestic medium-haul	14,835	(3.0)%	9,720	(4.3)%	65.5%	(0.9)

Total	131,247	2.7%	99,960	2.9%	76.2%	0.2

Capacity during the financial year ended March 31, 2003 increased slightly, rising 2.7% over the prior period. Compared to the financial year ended March 31, 2002, growth in capacity was strongest over the long-haul network, which rose 4.0% for the year ended March 31, 2003, while international medium-haul capacity increased slightly by 1.0% and domestic medium-haul capacity decreased by 3.0%.

Traffic during the first half of the financial year ended March 31, 2003 decreased by 1.2% in comparison with the first half of the prior financial year, with capacity increasing slightly by 0.4% and load factor declining to 77.3% from 78.6%. Traffic during the second half of the year increased by 7.7% in comparison with the second half of the prior year, with capacity increasing by 5.2% and load factor increasing to 75.0% from 73.3% The rise in traffic and occupancy during the second half of the year resulted from the comparison with the sharply reduced levels of traffic and load factor immediately following the attacks of September 11, 2001. For the full year, traffic increased by 2.9%, with capacity increasing by 2.7% and load factor increasing to 76.2% from 76.0%

Long-haul traffic increased 4.4% for the financial year ended March 31, 2003 compared to the previous period, despite the combined effect of the political crisis leading to the war in Iraq, which resulted in a general decline in traffic, and the outbreak of SARS, which had a particularly negative impact on long-haul traffic to Asia in the last month of the fourth quarter. The increase in long-haul traffic resulted principally from the increases in traffic to Africa resulting from the bankruptcies of Swissair and Sabena that permitted Air France to increase its capacity on African routes and a similar increase in traffic to the Caribbean and Indian Ocean region as a result of the bankruptcy of Air Lib, which occurred in February 2003. The increase in the long-haul traffic also resulted from increased traffic in the North and Latin America regions, with traffic to North America stabilizing after the sharp declines which followed the September 11, 2001 terrorist attacks. Finally, traffic in the Asia region increased as a result of the opening of a second daily flight to Tokyo in April 2002 and overall growth in demand after the decline in traffic in the previous financial year, principally as a result of the effects of the September 11 terrorist attacks.

Medium-haul traffic decreased slightly during the financial year ended March 31, 2003, with an increase in international medium-haul traffic during the first half of the year partly offsetting a sharp decline in traffic during the second half of the year, resulting from general economic weakness in the area, particularly in Germany and Italy. Domestic medium-haul traffic decreased by 4.3% for the year ended March 31, 2003 as compared with the year ended March 31, 2002, with an increase in traffic in the second half of the year resulting from Air France’s new domestic medium-haul fare structure, which partially offset a sharp decrease in traffic in the first half of the year resulting from increased competition from Air Lib Express prior to its bankruptcy in February 2003.

Overall load factors increased slightly by 0.2 points, principally as a result of strong growth in long-haul load factor, which rose to 80.4% for the year ended March 31, 2003 as compared with 80% from the prior period, largely offset by decreases in medium-haul and domestic load factors, which declined to 64.6% and 65.5%, respectively, for the period ended March 31, 2003 from 65.5% and 66.4%, respectively, for the prior year.

The table below shows scheduled passenger revenues by destination and by sales region for the year ended March 31, 2003, and the change in these revenues compared to the previous period:

	Scheduled Passenger Revenue
	By destination(1)			By area of sale(2)
	(in € m)	(in % of total)	(change)	(in € m)	(in % of total)	(change)
France	1,914	19.7%	(5.5)%	4,596	47.3%	1.6%
Caribbean and Indian Ocean	994	10.2%	8.3%	340	3.5%	7.3%
Europe and North Africa	2,567	26.5%	0.4%	2,093	21.5%	3.9%
Africa and Middle East	1,098	11.3%	12.6%	598	6.2%	10.9%
North and Latin America	1,966	20.2%	3.8%	1,329	13.7%	(0.5)%
Asia	1,174	12.1%	4.8%	757	7.8%	(0.5)%

Total	9,713	100.0%	2.3%	9,713	100.0%	2.3%

Notes:
(1)	Destination is determined as follows:
•	Non-stop flights: revenues are allocated to the geographical network to which the route belongs.
•	Stopover flights: revenues are split between the various sections of the route in accordance with IATA standards (based on a weighting of passenger-kilometers).
(2)	Origin of sale is determined on the basis of ticket issuing locations.

The build-up to and the outbreak of the war in Iraq, combined with the onset of SARS at the end of the fourth quarter of the financial year ended March 31, 2003, led to sharp decreases in traffic and operating income in the fourth quarter.

The following table shows a breakdown of total passenger revenues, scheduled passenger revenues, passenger unit revenue per ASK and yield (passenger unit revenue per RPK) for the years ended March 31, 2003 and 2002, and the percentage change between these periods:

	Year ended March 31,
	2003	2002	Change
Total passenger revenues (in € millions)	10,527	10,378	1.4%
Scheduled passenger revenues (in € millions)	9,713	9,491	2.3%
Unit revenue per ASK (in € cents)	7.38	7.42	(0.5)%
Yield (unit revenue per RPK) (in € cents)	9.70	9.76	(0.6)%

Unit revenue per ASK for the year ended March 31, 2003 remained relatively constant, decreasing slightly by 0.5% compared to the previous period, reflecting a negative exchange rate effect of 1.9% and a positive network mix effect of 0.5%. Air France believes this largely stable level is due to Air France’s successful strategy of maintaining passenger unit revenue rather than seeking to maximize load factor at the expense of unit revenue.

Cargo Activity

Operating revenues from total cargo activity for the financial year ended March 31, 2003 increased 2.1% rising to €1,479 million from €1,448 million for the financial year ended March 31, 2002, despite a negative impact of exchange rate fluctuations resulting from a weakened dollar. The increase in revenues from cargo activities resulted from the combined effects of increases in capacity, traffic, and cargo load factor.

The following table shows cargo capacity, traffic and load factor for the financial year ended March 31, 2003 and the change in these operating measures as compared to the previous financial year.

Capacity (ATK)		Traffic (RTK)		Load factor (RTK/ATK)
(in millions)	(change)	(in millions)	(change)	(in %)	(change)
8,339	5.3%	5,445	6.4%	65.3%	0.7

During the financial year ended March 31, 2003, cargo capacity increased 5.3% compared to the financial year ended March 31, 2002. Cargo traffic increased by 6.4% with load factor increasing to 65.3% from 64.6%. The most significant increases in capacity occurred in North America and Africa and the Middle East, which rose 17.8% and 14.9%, respectively. The most significant increases in traffic occurred in Africa and the Middle East and Asia, which rose 15.6% (with capacity increasing 14.9%) and 9.5% (with capacity increasing 1.9%), respectively.

The following table shows the geographic mix of Air France’s scheduled cargo operating revenue for the financial year ended March 31, 2003 and the percentage change in this mix from the previous financial year:

	Scheduled cargo revenue
	By destination			By sales region
	(in € m)	(in % of total)	(change)	(in € m)	(in % of total)	(change)
France and Europe	141	10.8%	11.0%	687	52.3%	4.1%
Caribbean and Indian Ocean	154	11.7%	6.2%	45	3.4%	12.5%
Africa-Middle East	157	11.9%	13.8%	97	7.4%	16.9%
North and Latin America	386	29.4%	(5.6)%	141	10.7%	(20.8)%
Asia	476	36.2%	8.7%	344	26.2%	16.2%

Total	1,314	100.0%	4.5%	1,314	100.0%	4.5%

While revenue from scheduled cargo activity for the financial year ended March 31, 2003 declined in North America as a result of the weakness of the dollar, falling 5.6% from the previous financial year against the euro, there was significant growth in Asia, where scheduled cargo revenue increased 8.7% from the previous financial year in light of increased economic activity in the region and sustained overall scheduled cargo activity growth. The African and Caribbean and Indian Ocean regions also contributed to scheduled cargo activity growth for the financial year ended March 31, 2003 due to diminished competition and increased capacity.

The following table sets forth total cargo revenue, revenue from scheduled cargo, unit revenue per available ton-kilometer (ATK) of scheduled cargo and unit revenue per revenue ton-kilometer (RTK) of scheduled cargo for the financial years ended March 31, 2003 and March 31, 2002, as well as the percentage change between such periods:

	Year ended March 31,
	2003	2002	Change
Total cargo revenue (in € millions)	1,479	1,448	2.1%
Revenue from scheduled cargo (in € millions)	1,314	1,257	4.5%
- Unit revenue per ATK (in € cents)	15.74	15.86	(0.7)%
- Unit revenue per RTK (in € cents)	24.11	24.53	(1.7)%

Unit revenue per available ton-kilometer decreased slightly by 0.7%, but increased 4.3% excluding negative exchange rate fluctuations. Unit revenue per revenue ton-kilometer decreased 1.7%, but increased 3.3% excluding negative exchange rate fluctuations. Air France believes this increase is due to Air France’s successful strategy in preserving cargo unit revenues, which is supported by an effective revenue management policy.

Maintenance Activity

Operating revenues of Air France’s maintenance activity for the financial year ended March 31, 2003 decreased 1.5% to €540 million from €548 million for the financial year ended March 31, 2002. The decline in revenues resulted primarily from the depreciation of the dollar against the euro.

Other Activity

Consolidated revenues for Air France’s other activities decreased 8.4% for the year ended March 31, 2003 compared to the year ended March 31, 2002, falling to €141 million from €154 million. The decrease in revenues resulted in part from the transfer of Aéropostale’s mail transfer activity to La Poste on March 31, 2002. Aéropostale had contributed revenues of €5 million during the financial year ended March 31, 2002. Revenues from “other activity” now consist principally of revenues from Servair, Air France’s catering subsidiary. Servair’s revenues declined for the year ended March 31, 2003 due to the general economic downturn that has affected the entire air transport industry.

External Expenses

External expenses for the financial year ended March 31, 2003 declined 3.9% over the previous year, falling to €7,174 million from €7,466 million for the year ended March 31, 2002. Without taking into account the change in accounting method described in note 2.1 to the annual consolidated financial statements, external expenses in the year ended March 31, 2003 decreased 1.4%, falling to €7,365 million. The decline in external expenses resulted principally from favorable exchange rate fluctuations, the continued implementation of the cost-saving Performance 2003 Plan and a significant decrease in chartering costs described below.

The following table shows a breakdown of Air France’s external expenses for the financial years ended March 31, 2003 and March 31, 2002 as well as the percentage change between such periods:

	Year ended March 31,
	2003		2002	Change
	(in € millions, except percentages)
Aircraft fuel	1,369		1,443	(5.1)%
Chartering costs	415		639	(35.1)%
Aircraft operating lease costs	522		489	6.7%
Landing fees and en route charges	934		882	5.9%
Catering	319		329	(3.0)%
Handling charges and other operating costs	768		747	2.8%
Aircraft maintenance costs	477	(1)	652	(26.8	)%(2)
Commercial and distribution costs	1,157		1,133	2.1%
Other external expenses	1,213		1,152	5.3%

Total	7,174	(3)	7,466	(3.9	)%(4)

Notes:

(1)	€668 million before the change in accounting method described in note 2.1 to the annual consolidated financial statements.
(2)	2.4% before the change in accounting method described in note 2.1 to the annual consolidated financial statements.
(3)	€7,365 million before the change in accounting method described in note 2.1 to the annual consolidated financial statements.
(4)	(1.4)% before the change in accounting method described in note 2.1 to the annual consolidated financial statements.

Aircraft Fuel

Aircraft fuel expenses decreased 5.1% as a result of three principal factors: a relatively stable fuel consumption rate, a favorable average U.S. currency exchange rate effect of 9.7%, and a limited 4.9% increase in fuel purchase prices after hedging. Despite the sharp rise in fuel prices during the fourth quarter of the financial year ended March 31, 2003 linked to the war in Iraq, Air France was able to control fuel costs through its hedging policy. See “Risk Factors—Risks Related to Air France-KLM’s Business—Air France-KLM may be adversely affected by high aircraft fuel prices”.

During the year ended March 31, 2003, aircraft fuel expenses amounted to 10.8% of Air France’s operating revenues. In contrast, aircraft fuel expenses constituted 11.5% of operating revenues for the year ended March 31, 2002.

Chartering Costs

Chartering costs decreased 35.1% during the year ended March 31, 2003, falling to €415 million from €639 million during the year ended March 31, 2002. The reduced chartering costs resulted principally from the transition to a “free flow” code sharing arrangement with Delta Air Lines on North Atlantic routes and the corresponding termination of block seat purchases on Delta Air Lines and Continental Airlines and a general decline in unscheduled chartering resulting from Air France’s post–September 11 fleet utilization policy described further in “Business of Air France – The Fleet”.

Aircraft Operating Lease Costs

For the year ended March 31, 2003, aircraft operating lease costs increased by 6.7% compared to the previous period, rising to €522 million from €489 million. The increase resulted from the Air France group’s increased focus on leasing arrangements as part of its strategy of optimizing the Air France group’s cash position following the events of September 11, 2001.

Landing Fees and en Route Charges

Landing fees and en route charges increased 5.9% to €934 million for the financial year ended March 31, 2003 from €882 million during the previous financial year. The increase in fees resulted from substantial fee increases approved by air traffic control organizations and airport authorities in April 2002 and January 2003 in order to offset revenue losses associated with reduced traffic levels.

Catering

For the financial year ended March 31, 2003, catering expenses decreased 3.0% to €319 million compared to €329 million for the year ended March 31, 2002. The decrease was due to Air France’s general efforts to reduce catering expenses and the decline in the number of passengers transported.

Handling Charges and Other Operating Expenses

Handling charges and other operating expenses totaled €768 million for the financial year ended March 31, 2003, rising 2.8% from €747 million for the year ended March 31, 2002. The relatively small rise in handling charges, despite a significant increase in certain airport services and other fees and the strikes and work stoppages of Air France’s subcontractors that occurred during the summer of 2002, resulted from a significant reduction in the corresponding compensation paid to customers for commercial irregularities.

Aircraft Maintenance Costs

Aircraft maintenance costs decreased 26.8% during the year ended March 31, 2003, falling to €477 million from €652 million for the prior year. Before taking into account the change in accounting method described in note 2.1 to the annual consolidated financial statements, aircraft maintenance costs increased 2.4% to €668 million, an increase consistent with the growth of the Air France fleet and the development of third party maintenance services.

Commercial and Distribution Costs

Commercial and distribution costs increased by 2.1% for the financial year ended March 31, 2003, rising to €1,157 million from €1,133 during the prior year. The increase in commercial and distribution expenses resulted from an increase in “super commissions” paid to SkyTeam alliance members with free-flow code sharing arrangements for passengers flying on Air France flights, as well as an increase in spending on public advertising which had been sharply reduced following the events of September 11, 2001. These were partially offset by a decrease in commissions paid to travel agencies, with base commission amounts being sharply reduced or even eliminated in many countries.

Other External Expenses

Other external expenses increased 5.3% for the year ended March 31, 2003, rising to €1,213 million from €1,152 million for the year ended March 31, 2002. The sharp rise in other external expenses resulted mainly from a sharp rise in insurance premiums (up 59.3% for société Air France) and the rise in safety-related costs (up €30 million for société Air France despite the receipt of compensation from the French State of €18 million, €10.1 million of which was offset against other costs). Movements in other expense items, in particular fees and aircraft engine rental costs, were kept under control. During the financial year ended March 31, 2003, we received €18 million out of a total €42 million grant from the French State to cover additional security costs that we incurred following the events of September 11, 2001 (€24 million was received during the year ended March 31, 2002). The €18 million in compensation was in addition to €28 million we received from the French State during the year ended March 31, 2002 to cover losses incurred by Air France during the four-day closure of the American airspace following the events of September 11, 2001.

Salaries and Related Costs

Salaries and related costs increased 3.2% for the year ended March 31, 2003, rising to €3,856 million from €3,738 million for the prior year. Before the change in accounting method described in note 2.1 to the annual consolidated financial statements, salaries and related costs totaled €3,919 million, an increase of 4.8% from the prior year. The 4.8% increase derived principally from the consolidation within Air France of five companies acquired or created during the year ended March 31, 2003 (see note 2 to the annual consolidated financial statements). The increase in salaries and related costs resulted to a lesser extent from an increase of 2.0% in the number of Air France employees, principally at the subsidiary level. For société Air France, the number of employees increased slightly by 0.6% compared to the prior year, even though Air France group activity, measured in ASK, increased 2.7% during this same period. The relatively small increase in the number of société Air France employees in proportion to the larger increase in group activity resulted from the implementation of a hiring freeze as part of a larger cost-cutting initiative. The ratio of salaries and related costs to operating revenues rose slightly to 30.4% from 29.8% for the period ended March 31, 2002 as a result of a decline in activity and the impact of negative exchange rate fluctuations.

Taxes Other than Income Tax

Taxes and duties, other than income tax, consist principally of the French business tax (taxe professionnelle) and taxes based on employee salaries. The taxe professionnelle is charged by French local authorities to companies and takes into account the rental value of the company’s premises, the value of its fixed assets, and its annual payroll. Taxes other than income tax increased substantially by 14.7%, rising to €187 million for the financial year ended March 31, 2003 from €163 million for the prior year, principally as a result of increases in the taxe professionnelle.

Gross Operating Result

Gross operating result for the financial year ended March 31, 2003 increased 26.6%, rising to €1,470 million from €1,161 million for the year ended March 31, 2002. Gross operating results represented 11.6% of Air France’s total operating revenues, compared to 9.3% of such revenues for the prior financial year. Without taking into account the change in accounting method, gross operating result for the financial year ended March 31, 2003 was €1,216 million, an increase of 4.7% over the prior financial year, and represented 9.6% of total operating revenues.

Charge to Depreciation, Amortization, Net

Depreciation and amortization charges increased 22.9%, rising to €1,195 million from €972 million for the financial year ended March 31, 2002. Without taking into account the change in accounting method described in note 2.1 to the annual consolidated financial statements, depreciation and amortization charges increased 1.4%, rising to €986 million from €972 million during the prior year attributable to the bringing into service of new aircraft owned outright or purchased under finance leases during the current or previous financial year.

Charge to Operating Provisions, Net

Charges to operating provisions amounted to €115 million for the financial year ended March 31, 2003 compared to €39 million for the previous financial year. The adoption of the new accounting method described in note 2.1 to the annual consolidated financial statements accounted for an increase in net charges to operating provisions of €20 million as a result of new provisions relating to maintenance performed on aircraft held under operating leases. Prior to the change in accounting method, charges to operating provisions amounted to €95 million, an increase of €56 million compared to the previous period. This increase is a result of a one-time charge of €59 million taken following the decision to terminate Concorde flights effective as of June 1, 2003.

Gain on Disposal of Flight Equipment, Net

Air France recorded a net gain on aircraft disposals of €30 million for the year ended March 31, 2003 compared to €78 million during the prior financial year. The change in accounting method described in note 2.1 to the annual consolidated financial statements reduced the gain on aircraft disposals by €5 million. The net gain on aircraft disposals during the year ended March 31, 2003 resulted from a series of sale-leaseback transactions involving four Airbus A340-300 aircraft, eight Beech 1900-D aircraft and six CRJ 100 aircraft. The aircraft disposed of remain part of the fleet, but are now held under operating leases.

Other Operating Income and Charges, Net

Other income amounted to €2 million for the financial year ended March 31, 2003, compared to €7 million for the prior period. Other income included gains of €5 million from the joint operation of passenger and cargo lines (compared to a loss of €16 million during the previous financial year), €8 million in software fees, and income of €5 million from the sale of land. For the financial year ended March 31, 2002, other income included compensation from the French government in the amount of €28 million for operating losses related to the closing of U.S. airspace following the events of September 11.

Operating Income

General

Operating income for the financial year ended March 31, 2003 amounted to €192 million, decreasing 18.3% from €235 million for the year ended March 31, 2002. For the year ended March 31, 2003, operating income represented 1.5% of consolidated revenues. Without taking into account the change in accounting method described in note 2.1 to the annual consolidated financial statements, operating income for the year ended March 31, 2003 decreased 26.8%, declining to €172 million from €235 million for the prior year. Without taking into account the change in accounting method described in note 2.1 to the consolidated financial statements, operating income represented 1.4% of consolidated revenues for the year ended March 31, 2003. Air France contributed €162 million to operating income, while the operating income from regional subsidiaries contributed €6 million after such subsidiaries generated an operating loss of €10 million during the prior year.

By Activity

During the financial year ended March 31, 2003, operating income derived from passenger activity decreased 21%, falling to €101 million, compared to €128 million during the prior period. Operating income derived from cargo activities increased significantly, rising to €48 million from €5 million during the financial year ended March 31, 2002. Operating income from maintenance continued to rise during the financial year ended March 31, 2003, increasing to €67 million from €26 million for the prior period. The increases in operating income from cargo and maintenance activities were, however, more than offset by the decrease in gains realized on disposals of flight equipment and the €59 million charge recorded in connection with the retirement of Concorde operations on June 1, 2003.

The following is a table showing a breakdown of the operating revenues, operating income and tangible fixed assets by activity for the years ended March 31, 2003 and 2002:

	Year ended March 31,
	2003			2002
	Operating revenues	Operating income	Tangible fixed assets	Operating revenues	Operating income	Tangible fixed assets
	(in € millions)
Passenger	10,527	101	6,978	10,378	128	7,260
Cargo	1,479	48	508	1,448	5	279
Maintenance	540	67	580	548	26	659
Other	141	(24)	96	154	76	95

Total	12,687	192	8,162	12,528	235	8,293

Restructuring Costs

Restructuring costs for the financial year ended March 31, 2003 amounted to €13 million, compared to €11 million for the previous financial year, and resulted primarily from the closing of the Noumea cabin crew base following Air France’s termination of operations with its own resources on the Noumea – Tokyo route.

Net Financial Charges

Net financial charges amounted to €85 million for the financial year ended March 31, 2003, a decrease of 24.1% from the €112 million recorded during the previous financial year. Net interest expense of €111 million remained unchanged compared to the financial year ended March 31, 2002. The decrease in net financial charges resulted principally from net foreign exchange gains for the period of €62 million, as compared with net losses of €7 million during the previous year. The foreign exchange gains resulted from the substantial appreciation of the euro against both the dollar and the yen during the period. The foreign exchange gains were partly offset by a net charge to financial provisions of €36 million, compared to net reversals of €6 million during the previous period. These charges consisted principally of a €5.5 million charge relating to Air France’s interest in the e-ticket portal Cordiem, which was liquidated following the unwillingness of certain U.S. shareholders to participate in Cordiem’s capital increases, and a €23 million charge taken to reflect the decrease in the average purchase price of Air France shares held by Air France in respect of pilot stock options and in respect of Air France’s share repurchase program.

Gains on Disposals of Subsidiaries and Affiliates, Net

Gains on disposals of subsidiaries and affiliates amounted to €4 million for the financial year ended March 31, 2003, compared to €24 million for the previous financial year. The gain resulted from the sale of SITA Telecom shares held by Air France. During the previous financial year, Air France sold France Telecom shares received in exchange for Air France’s share in Equant N.V. for a profit of €23 million.

Pre-tax Income

Pre-tax income amounted to €98 million for the financial year ended March 31, 2003 (€78 million prior to the change in accounting method described in note 2.1 to the annual consolidated financial statements), down 28% (42.6% prior to the change in accounting method) from €136 million for the previous period.

Net Income of Equity Affiliates

The net income of equity affiliates for the financial year ended March 31, 2003 was €29 million, declining 6.5% from €31 million during the financial year ended March 31, 2002. The decrease is mainly attributable to Air France’s 23.4% stake in Amadeus GTD and to a lesser extent to the results of Alpha PLC, a British caterer in which the Servair group has a stake.

Amortization of Goodwill

For the financial year ended March 31, 2003, amortization of goodwill amounted to €16 million, remaining stable in comparison to the financial year ended March 31, 2002.

Income Tax

For the financial year ended March 31, 2003, Air France had a total deferred tax credit of €13 million, compared to a deferred tax credit of €5 million for the previous period. Air France opted for group tax consolidation as of April 1, 2002. Air France’s scope of consolidation for tax purposes mainly includes Air France, Air France Finance and Air France’s French regional airline subsidiaries.

Net Income

Net income for the year ended March 31, 2003 decreased 21.6%, declining to €120 million from €153 million for the prior year. Without taking into account the change in accounting method described in note 2.1 to the annual consolidated financial statements, net income decreased 30%, declining to €107 million.

Comparison of the Financial Years Ended March 31, 2002 and March 31, 2001

The statistical information relating to operating performance set forth in the discussion below is presented on a non-consolidated, société Air France-only basis. See “— Measures of Operating Performance”.

Total Operating Revenues

The following table sets forth operating revenues by type of activity of Air France for the financial years ended March 31, 2002 and March 31, 2001, and the percentage change between the two financial years:

	Year ended March 31,
	2002	2001	Change
	(in € millions, except percentages)
Scheduled passenger	9,491	9,086	4.5%
Other passenger	887	936	(5.2)%

Total passenger	10,378	10,022	3.6%

Scheduled cargo	1,257	1,315	(4.4)%
Other cargo	191	176	8.5%

Total cargo	1,448	1,491	(2.9)%

Maintenance	548	566	(3.2)%
Other	154	201	(23.4)%

Total Operating Revenues	12,528	12,280	2.0%

Air France’s total operating revenues for the financial year ended March 31, 2002 increased 2.0% compared to the previous financial year, rising to €12,528 million from €12,280 million. Operating revenues increased because, despite the serious crisis following the September 11 attacks, passenger traffic rose by 1.6% and capacity grew 3.5%, principally as a result of Air France’s ability to redeploy capacity from the trans-Atlantic routes most affected by the September 11 attacks to Africa and other routes where demand remained strong as a result of the bankruptcies of Sabena and Swissair. Air France carried 43.3 million passengers in the financial year ended March 31, 2002 (up 2.2% from the previous financial year), including 4.7 million on franchised routes.

For the financial year ended March 31, 2002, revenues from passenger and cargo operations, which represented 94.4% of Air France’s consolidated revenues, increased 2.7% compared to revenues from passenger and cargo operations for the financial year ended March 31, 2001. Revenues from passenger activities (82.8% of total operating revenues) increased 3.6% compared to such revenues for the prior period as a result of the increase in passenger traffic. Revenues from cargo operations (11.56% of total operating revenues) decreased 2.9% compared to revenues for the prior period due to the combined effects of the general economic downturn in the financial year ended March 31, 2002 and the results of the September 11, 2001 attacks. Maintenance revenues decreased 3.2%, declining to €548 million for the financial year ended March 31, 2002 from €566 million for the previous financial year, primarily as a result of the reduction in the size of the operating fleets of Air France’s maintenance clients. Other revenues declined by 23.4%, and resulted principally from Air France’s acquisition of 100% of the share capital of Aéropostale in October 2000 and the subsequent transfer of Aéropostale’s overnight mail transport activity to La Poste. Following this transaction, other revenues for the year ended March 31, 2002 consisted principally of revenues from catering activities.

Passenger Activity

Operating revenues from total passenger activity increased by 3.6%, growing to €10,378 million for the financial year ended March 31, 2002 from €10,022 million for the previous financial year. Regional passenger activity contributed €727.6 million to the total for the financial year ended March 31, 2002, up from €391.8 million for the year ended March 31, 2001 due to the inclusion of revenues from regional passenger activity for the full financial year 2002.

The following table shows capacity, traffic and passenger load factor of société Air France for the financial year ended March 31, 2002 and the change in these operating measures as compared to the previous financial year:

	Capacity (ASK)		Traffic (RPK)		Load factor (RPK/ASK)
	(in millions)	(change)	(in millions)	(change)	(in %)	(change)
Long-haul	91,886	4.5%	73,451	2.6%	79.9%	(1.5)%
International medium-haul	18,644	1.9%	12,376	(0.9)%	66.4%	(1.9)%
Domestic medium-haul	13,247	(0.9)%	9,001	(3.2)%	67.9%	(1.6)%

Total	123,777	3.5%	94,828	1.6%	76.6%	(1.5)%

Because of the impact of the September 11 attacks, Air France believes that its activity for the financial year ended March 31, 2002 is best analyzed as two separate six-month periods.

The first half of financial year ended March 31, 2002. Until September 10, 2001, growth in traffic was steady. Indeed, through the five-month period ended August 31, 2001, traffic increased by 7.7%, with a growth in capacity of 8.7% for the corresponding period. The passenger load factor remained at historically high levels for this period at 79.8% (down 0.8 points as compared to the passenger load factor for the comparable period in the prior financial year). In June 2002, Air France set a new Air France group record by carrying over one million passengers in a single week over its worldwide network and 156,000 passengers in a single day, while the Roissy-CDG hub also established a new Air France group record by handling 104,600 passengers in a single day.

The sharp interruption in traffic resulting from the September 11 attacks nonetheless affected Air France’s operating results for the six-month period ended September 30, 2001, which ended with an increase in capacity (ASK) and traffic (RPK) of 5.2% and 7.3% respectively, and a passenger load factor of 79.1% (down 1.5 points), in each case as compared to the first half of the financial year ended March 31, 2001. Air France carried 23.4 million passengers in the first half of the financial year ended March 31, 2002 (up 7% as compared to the first half of the financial year ended March 31, 2001, including 2.4 million on franchised routes).

The second half of financial year ended March 31, 2002. The second half of the financial year is best understood as consisting of two distinct periods. In the first period, from October to December 2001, while the general trend in declining traffic had become less pronounced, traffic levels nevertheless remained at reduced levels as compared to the period immediately prior to the September 11 attacks. As compared to the corresponding months in the prior year, traffic decreased by 10.1% in October, 7.2% in November and 2.2% in December 2001. In the second period, from January through March 2002, the general trend in declining traffic reversed, with traffic growing by 0.4% in January, 2.0% in February, and 2.7% in March as compared to the corresponding months in the prior year. Altogether, in the six-month period ended March 31, 2002, traffic fell by 2.4%, while capacity remained relatively steady, decreasing by 0.3% as compared to the second half of the previous financial year. The total number of passengers carried by Air France decreased by 3.3%, falling to 19.9 million passengers in the second half of the financial year ended March 31, 2002, as compared to 20.6 million passengers in the second half of the previous financial year.

While both the U.S. domestic and trans-Atlantic routes generally were severely affected by the September 11 attacks, the African and Caribbean and Indian Ocean routes continued to perform well. During the year, connecting traffic grew by 3.7%, although point-to-point traffic fell by 4.1%. Thus, the general decline in traffic following the September 11 attacks actually benefited the Roissy-CDG hub, since an increasing percentage of passengers were routed to Air France connecting flights as a result of the reduction in direct flights offered by Air France’s competitors. By offering nearly 15,000 weekly connections in less than two hours, the Roissy-CDG hub attracted passengers from European countries and the rest of the world.

Air France responded flexibly to the September 11 attacks. As early as September 18, it was able to announce a reduction in capacity by adapting its fleet. From September 2001 to the summer of 2002, operating capacity was reduced by 18 aircraft. Seventeen aircraft were phased out or temporarily grounded in reserve, while nine aircraft (eight A310s that had already been sold and one B767-300) were gradually phased out. The operating leases for three A321s were not renewed and four B747-200s were placed in reserve. The delivery of a B777-200 was postponed. At the same time, 18 aircraft entered the fleet, thereby accelerating its modernization and rationalization. Air France was thus able to restructure its flight schedule rapidly by limiting capacity while accelerating the rationalization of its fleet.

By redeploying capacity from highly affected areas, such as North America, to sectors that suffered less or little impact, such as the African and Caribbean and Indian Ocean routes, Air France was able to preserve the efficient functioning of its network overall. In the African region, Air France increased capacity sharply by 23.3% in October 2001 and again by 58.7% in January 2002, following Sabena’s bankruptcy in November 2001, Swissair’s termination of commercial operations in March 2002 and Air Afrique’s capacity reductions. Air France’s rapid increase in capacity enabled it to substantially increase both its African traffic and load factor. Swissair’s bankruptcy also created opportunities for Air France in the Caribbean and Indian Ocean regions following Swissair’s closure of its French subsidiaries operating in these regions. In North America, all primary services were maintained following the events of September 11, with the exception of the Paris-Dallas route, although the second daily flights on most trans-Atlantic routes were cancelled. Air France reduced capacity in the Middle East as a result of growing tension in the region and modified its flight schedule in Europe and France, in particular to offer increased connecting flights from Marseille, to which a high-speed TGV service began in June 2001.

The following table sets forth Air France’s scheduled passenger revenues by destination and by sales region for the financial years ended March 31, 2002 and March 31, 2001, as well as the percentage change between such periods:

	Scheduled passenger revenue
	By destination(1)			By area of sale(2)
	(in € m)	(in % of total)	(change)	(in € m)	(in % of total)	(change)
France	2,026	21.3%	10.6. %	4,524	47.7%	7.6%
Caribbean and Indian Ocean	918	9.7%	15.9%	317	3.3%	21.5%
Europe and North Africa	2,558	26.9%	4.6%	2,014	21.2%	5.2%
Africa-Middle East	975	10.3%	18.2%	539	5.7%	15.9%
Americas and Polynesia	1,894	20.0%	(7.0)%	1,336	14.1%	(5.5)%
Asia	1,120	11.8%	(2.9)%	761	8.0%	(8.1)%

Total	9,491	100.0%	4.5%	9,491	100.0%	(4.5)%

Notes:

(1)	Destination is determined as follows:
•	Non-stop flights: revenues are allocated to the geographical network to which the route belongs.
•	Stopover flights: revenues are split between the various sections of the route in accordance with IATA standards (based on a weighting of passenger-kilometers).
(2)	Origin of sale is determined on the basis of ticket issuing locations.

The regional division also suffered the consequences of the September 11, 2001 attacks. It ended the financial year ended March 31, 2002 with a passenger load factor of 57.4% for the entire division. The gradual integration of Brit Air, CityJet and Régional during the course of the financial year ended March 31, 2001 renders comparison with the prior period difficult.

The following table shows, for the financial years ended March 31, 2002 and March 31, 2001 (i) the amount of total consolidated passenger revenue, (ii) the amount of consolidated scheduled passenger operating revenue, (iii) the amount of société Air France scheduled passenger revenue, (iv) the amount of non-société Air France scheduled passenger revenue and (v) société Air France unit revenue per available seat kilometer (ASK) and revenue per passenger kilometer (RPK).

We are providing unit revenue per ASK and per RPK on a société Air France-only basis for the years ended March 31, 2002 and 2001 because we believe it is useful for investors to be able to compare these measures of operating performance during the two periods. As noted previously, we only began presenting our measures of operating performance on a consolidated basis for the financial year ended March 31, 2003 and consolidated statistics for the financial year ended March 31, 2001 were not reasonably available. We nevertheless recalculated our measures of operating performance for March 31, 2002 on a consolidated basis to facilitate comparison to the financial year ended March 31, 2003. See “— Measures of Operating Performance”.

For a presentation of unit revenue per ASK (in € cents) and unit revenue per RPK (in € cents) based on a total scheduled passenger revenue for the financial year ended March 31, 2002, which we consider to be the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, see “Comparison of the Financial Years Ended March 31, 2003 and March 31, 2002 — Total Operating Revenues — Passenger Activity”.

	Year ended March 31,
	2002	2001	Change
Total consolidated passenger revenue (in € millions)	10,378	10,022	3.6%
Consolidated scheduled passenger revenue (in € millions)	9,491	9,086	4.5%
- société Air France scheduled passenger revenue (in € millions)	8,806	8,724	0.9%
- non-société Air France scheduled passenger revenue (in € millions)(1)	685	362	89.2%
- société Air France unit revenue per ASK (in € cents)	7.11	7.30	(2.5)%
- société Air France unit revenue per RPK (in € cents)	9.29	9.34	(0.6)%

Note:

(1)	For further information on the revenues of société Air France and the other components of total consolidated passenger revenues, including revenues of our regional airline subsidiaries, see “Business of Air France — Regional Airline Subsidiaries — Breakdown of Revenues and Operating Income by Entity”.

Despite the drop in traffic and the passenger load factor in the third quarter discussed above, société Air France unit revenue per available seat-kilometer (ASK) fell 2.5% which included a positive network mix effect of 0.2%. In terms of revenue per passenger kilometer (RPK), société Air France unit revenue decreased by 0.6%, which included a positive network mix effect of 0.2%. Air France believes this reflects its ability to redeploy capacity across its network.

Cargo Activity

Cargo activity was more affected by the general economic slowdown in the first half of the financial year ended March 31, 2002 than was passenger activity, and while it suffered from the consequences of the September 11 attacks, its recovery was more rapid. Unit revenue was steady as a result of substantial growth over the second half of the financial year ended March 31, 2002.

The following table shows cargo capacity, traffic and cargo load factor for the financial year ended March 31, 2002 and the change in these operating measures as compared to the previous financial year:

Capacity (ATK)		Traffic (RTK)		Load factor (RTK/ATK)
(in millions)	(change)	(in millions)	(change)	(in %)	(change)
7,918	(2.2)%	5,117	(5.0)%	64.6%	(1.9)

Total revenues from cargo activity decreased by 2.9% to €1.45 billion for the financial year ended March 31, 2002 from €1.49 billion for the previous financial year. The decrease in revenues from cargo activity was due to the combined effects of the general economic downturn in the financial year ended March 31, 2002 and the results of the attacks of September 11, 2001.

The following table shows the geographic mix of Air France’s scheduled cargo operating revenue for the financial year ended March 31, 2002 and the percentage change in this mix between this financial year and the previous financial year:

	Scheduled cargo revenue
	By destination			By sales region
	(in € m)	(in % of total)	(change)	(in € m)	(in % of total)	(change)
France and Europe	127	10.1%	13.4%	660	52.5%	2.5%
Caribbean and Indian Ocean	145	11.5%	14.2%	40	3.2%	11.1%
Africa-Middle East	138	11.0%	19.0%	83	6.6%	9.2%
North and Latin America	409	32.5%	(9.9)%	178	14.2%	(6.8)%
Asia	438	34.9%	(13.4)%	296	23.5%	(19.6)%

Total	1,257	100.0%	(4.4)%	1,257	100.0%	(4.4)%

The North and Latin America and Asia networks were particularly affected by the impact of the economic downturn in the financial year ended March 31, 2002 and the September 11, 2001 attacks. Representing 73% of total cargo revenue for the previous financial year, revenue from these networks accounted for 67.4% of total scheduled cargo revenue for the financial year ended March 31, 2002, with decreases of 9.9% for North and Latin America and 13.4% for Asia. Conversely, the Africa and Caribbean and Indian Ocean networks benefited from the Sabena and Swissair bankruptcies to post growth rates of 19% and 14.2%, respectively.

The following table sets forth total cargo revenue, other cargo revenue, unit revenue per available ton-kilometer (ATK) of scheduled cargo and unit revenue per revenue ton-kilometer (RTK) of scheduled cargo for the financial years ended March 31, 2002 and March 31, 2001, as well as the percentage change between such periods:

	Year ended March 31,
	2002	2001	Change
Total cargo revenue (in € millions)	1,448	1,491	(2.9)%
Revenue from scheduled cargo (in € millions)	1,257	1,315	(4.4)%
- Unit revenue per ATK (in € cents)	15.86	16.24	(2.3)%
- Unit revenue per RTK (in € cents)	24.53	24.40	0.5%

In comparison to the previous financial year, unit revenue per available ton-kilometer for the financial year ended March 31, 2002 declined by 2.3%, of which 1.0% was attributable to negative foreign exchange impact. Unit revenue per revenue ton-kilometer remained stable, increasing 0.5% which included the negative foreign exchange impact described above. Thus, despite a 4.4% decline in scheduled cargo revenue, overall cargo revenue declined more modestly, falling by 2.9%, to €1,448 million for the financial year ended March 31, 2002 from €1,491 million for the previous financial year.

Maintenance Activity

Operating revenues from maintenance for third parties decreased by 3.2% to €548 million for the financial year ended March 31, 2002 from €566 million for the previous financial year. This decline was a result of the general reduction in the operating fleets of major international carriers.

Other Activity

Other revenues decreased by 23.4% to €154 million for the financial year ended March 31, 2002 from €201 million for the previous financial year. The decline in other revenues resulted principally from Air France’s acquisition of 100% of the share capital of Aéropostale and the subsequent transfer of Aéropostale’s overnight mail transport activity to La Poste. Following this transaction, other revenues consist principally of catering services rendered by Servair for third parties. Revenue from catering services increased by 8.1%, rising to €148.8 million for the financial year ended March 31, 2002 from €137.7 million for the previous financial year.

External Expenses

External expenses for the financial year ended March 31, 2002 totaled €7,466 million, compared to €7,490 million for the previous year, representing a decline of 0.3%. External expenses decreased notwithstanding an increase of 0.8% attributable to changes in the scope of consolidation. This decline resulted partly from a new crisis management and cost-saving plan, or MAC plan, implemented following the events of September 11, 2001. The rapid implementation of the MAC plan resulted in cost reductions throughout our company.

The following table shows a breakdown of Air France’s external expenses for the financial years ended March 31, 2002 and March 31, 2001:

	Year ended March 31,
	2002	2001	Change
	(in € millions)
Aircraft fuel	1,443	1,625	(11.2)%
Chartering costs	639	741	(13.8)%
Aircraft operating lease charges	489	410	19.3%
Landing fees and en route charges	882	814	8.4%
Catering	329	323	1.9%
Handling charges and other operating costs	747	697	7.2%
Aircraft maintenance costs	652	598	9.0%
Commercial and distribution costs	1,133	1,199	(5.5)%
Other external expenses	1,152	1,083	6.4%

Total	7,466	7,490	(0.3)%

Aircraft Fuel

Aircraft fuel expenses for the financial year ended March 31, 2002 declined by 11.2% as compared to the previous financial year, principally as a result of the fall in market oil prices and Air France’s hedging policy. The impact of a higher dollar (which rose 2.5% against the euro during the financial year ended March 31, 2002 as compared with the previous financial year) was more than offset by a 14.8% decrease in average fuel prices after hedging. This decrease in average fuel prices followed a significant rise in total Air France group fuel costs, which had increased by 59.9%, reaching €1,625 million for the financial year ended March 31, 2001 from €1,016 million in the previous financial year. Given the uncertain situation that continued to affect oil markets, Air France pursued its hedging policy, with the ongoing objective of hedging a minimum of 50% of aircraft fuel costs over the next 12 months. See “Risk Factors—Risks Related to Air France-KLM’s Business—Air France-KLM may be adversely affected by high aircraft fuel prices”.

Chartering Costs

Chartering costs fell sharply, by 13.8%, reflecting, in part, a decrease of 5.7% due to the consolidation of regional subsidiaries to which we had previously paid chartering costs. This decrease also resulted from Air France’s decisions taken shortly after September 11, 2001, to reduce the use of external charters to the maximum extent feasible.

Aircraft Operating Lease Charges

Aircraft operating lease charges rose significantly to €489 million, representing an increase of 19.3%, including an increase of 4.6% due to changes in the scope of consolidation. As in the previous financial year, the increase in aircraft operating lease charges in the financial year ended March 31, 2002, despite the slight overall decrease in capacity discussed above, resulted from:

•	the continuing appreciation of the U.S. dollar, the currency used for these operations, and

•	the year-end impact of using aircraft operating leases rather than purchasing aircraft as part of the policy of cash conservation instituted subsequent to September 11, 2001.

Over the full financial year ended March 31, 2002, Air France had 30 long-haul aircraft and 62 medium-haul aircraft under operating leases, compared to 20 long-haul and 52 medium-haul aircraft during the previous financial year.

Landing Fees and en Route Charges

Landing fees and en route charges also rose significantly, by 8.4%, at a rate similar to the increases in flight and airport charges. These increases were, in large part, a direct result of the September 11, 2001 attacks. Faced with a decline in traffic, airports compensated for lost revenues by increasing certain charges (including traffic and landing fees and flight and airport charges). Of this growth, 2.9% was attributable to the full year effect for the financial year ended March 31, 2002 of the inclusion of the regional subsidiaries.

Catering

Catering costs rose slightly, increasing 1.9%. The increase in catering costs roughly parallels the overall traffic increase in the financial year ended March 31, 2002, which was 1.6%.

Handling Charges and Other Operating Costs

Handling charges and other operating costs, which had increased by 21.4% in the financial year ended March 31, 2001, grew by 7.2% for the financial year ended March 31, 2002. The increase in handling charges as compared with the more modest rise in traffic resulted principally from increased costs associated with mislaid baggage claims.

Aircraft Maintenance Costs

Aircraft maintenance costs amounted to €652 million for the year ended March 31, 2002, increasing 9.0%, including an increase of 5.6% due to changes in the scope of consolidation from €598 million for the year ended March 31, 2001. The increase was a result of the resumption of Concorde flights on November 7, 2001.

Commercial and Distribution Costs

Commercial and distribution costs declined by 5.5%, falling to €1,133 million for the financial year ended March 31, 2002 from €1,199 million for the previous financial year. This decline, which was lower than the decrease in passenger revenues, resulted from the rapid implementation of the MAC plan and its impact on advertising expenses. This decline in commercial and distribution costs also resulted from lower commissions paid to travel agencies which were unable to meet their negotiated objectives because of the September 11, 2001 attacks. Since the implementation of incentive commissions for travel agencies, commercial expenses have become more flexible and can partially offset the effects of declines in traffic.

Other External Expenses

Other external expenses rose 6.4%. The increase in other external expenses was mainly attributable to a sharp rise in insurance costs, which more than doubled following the September 11 attacks. The rise in expenses was partially offset by a significant reduction in fees and other commissions in connection with the MAC plan, which declined by 16.7% or €11.7 million at the level of société Air France. In the fourth quarter of the financial year ended March 31, 2002, subsidies received from the French government in the amount of €24 million offset a portion of the increased costs of the safety measures implemented following the September 11, 2001 attacks.

Salaries and Related Costs

Salaries and related costs increased by 8.8%. Overall, salaries and related costs amounted to €3,738 million for the financial year ended March 31, 2002, compared to €3,436 million for the previous financial year. While the ratio of personnel costs to revenue had improved in prior years, from 32.5% in the financial year ended March 31, 1999 to 30% in the financial year ended March 31, 2000 and 28% in the financial year ended March 31, 2001, this ratio increased slightly to 29.8% in the financial year ended March 31, 2002. This less favorable ratio is partly attributable to the September 11, 2001 attacks which reduced traffic without permitting an immediate adjustment in staffing levels, although a plan to freeze hiring and terminate fixed contracts was launched in the fall of 2001. The increase in the ratio of personnel costs to revenue was further compounded by the fact that, prior to the September 11, 2001 attacks, Air France had significantly built up its operational resources in anticipation of substantial growth in traffic. The increase in personnel costs was comparable with growth in the number of Air France employees during the period. Expressed in terms of full time equivalents, the number of employees increased by 8.4% in the financial year ended March 31, 2002 as compared with the previous financial year, of which a 3.0% increase was due to changes in the scope of consolidation.

Taxes other than Income Taxes

Taxes other than income tax increased by 5.8%, rising to €163 million for the financial year ended March 31, 2002 from €154 million for the previous financial year.

Gross Operating Result

Gross operating result decreased by 3.3%, declining to €1,161 million for the financial year ended March 31, 2002 from €1,200 million for the previous financial year. Gross operating result represented 9.3% of revenue for the financial year ended March 31, 2002, as compared to 9.8% for the previous financial year.

Depreciation and Amortization

Depreciation and amortization charges increased by 6.2%, rising to €972 million for the financial year ended March 31, 2002 from €915 million for the previous financial year, principally as a result of increased depreciation and amortization charges related to the consolidation of the regional subsidiaries.

Charges to Operating Provisions, Net

Charges to provisions for the financial year ended March 31, 2002 amounted to €39 million, compared to a reversal of provisions of €62 million in the previous financial year that was related to the favorable outcome of litigation and the collection of bad debts.

Gain on Disposal of Flight Equipment, Net

Aircraft disposals amounted to €78 million for the financial year ended March 31, 2002, compared to €88 million for the previous financial year. As part of its fleet restructuring policy, Air France disposed of its last remaining Airbus A-310. In addition, Air France entered into sale and lease-back transactions for two Boeing B-777s, six Boeing 737s and one Airbus A-319. Brit Air continued with its ATR removal plan with the sale of two ATR-42s. Régional also sold two Beech-1900s and one Beech 200 and carried out a sale and lease-back transaction covering six Embraer 145/135 aircraft.

Other Operating Income and Charges

Other income totaled €7 million for the financial year ended March 31, 2002, compared to €8 million for the previous financial year. This line item includes €27.7 million in income received from the French government to partially compensate losses suffered as a result of the closure of American air space following the September 11, 2001 attacks. It also includes a €16 million charge for the joint operation of passenger and cargo services (as compared with €15 million for the previous financial year) and €14 million in information technology fees (as compared with €11 million for the previous financial year), as well as various individually non-material amounts.

Operating Income

General

Operating income declined by 47%, falling to €235 million for the financial year ended March 31, 2002 from €443 million for the previous financial year. Operating income represented 1.9% of revenue for the financial year ended March 31, 2002 as compared with 3.6% for the previous financial year and 3.5% for the financial year ended March 31, 2000. Société Air France contributed €236 million to total operating income, compared to €487 million the previous financial year. The regional subsidiaries’ contribution improved significantly, increasing from an operating loss of €47 million for the financial year ended March 31, 2001 to a loss of €10 million for the financial year ended March 31, 2002.

By activity

For the financial year ended March 31, 2002, passenger activity contributed €128 million, compared to €355 million for the previous financial year. Contributions from cargo activity declined to €5 million for the financial year ended March 31, 2002, compared to €34 million for the previous financial year. Although down from the previous financial year, the positive contribution from cargo in the year ended March 31, 2002 was due largely to the strong turnaround in cargo activity in the period from October 2001 to March 2002. Finally, the contribution from maintenance increased to €26 million for the financial year ended March 31, 2002, rising from €19 million in the previous financial year. The balance of €76 million for the financial year ended March 31, 2002 (as compared with €35 million for the previous financial year) primarily consists of gains on disposals and operating income from other Air France group activities.

The following is a table showing a breakdown of the operating revenues, operating income and tangible fixed assets by activity for the years ended March 31, 2002 and 2001:

	Year ended March 31,
Information by activity	2002			2001
	(in € millions)
	Operating revenues	Operating income	Tangible fixed assets	Operating revenues	Operating income	Tangible fixed assets
Passenger	10,378	128	7,260	10,022	355	7,214
Cargo	1,448	5	279	1,491	34	261
Maintenance	548	26	659	566	19	492
Other	154	76	95	201	35	59

Total	12,528	235	8,293	12,280	443	8,026

Restructuring Costs

Restructuring costs amounted to €11 million in the financial year ended March 31, 2002, mainly as a result of:

•	€6 million in costs associated with the termination of the operations of the Aéropostale fleet, and

•	€4 million in costs associated with the relocation and reorganization of staff at Régional following the merger of Régional and Proteus Airlines into Régional Compagnie Aérienne Européenne.

Net Financial Charges

Net financial charges decreased by 18.2% despite an 11.3% increase due to changes in the scope of consolidation, falling to €112 million for the financial year ended March 31, 2002 from €137 million for the previous financial year. Foreign exchange losses were limited to €7 million for the financial year ended March 31, 2002, as compared with foreign exchange losses of €35 million for the previous financial year. This improvement was partly due to the weakening of the yen, which reduced the value of yen-denominated debt, which was partially offset by an opposite movement in U.S. dollar-denominated debt due to a stronger dollar. With lower interest rates, financial expenses fell by 1.1%, declining to €180 million for the financial year ended March 31, 2002 from €182 million for the previous financial year. Financial income also declined to €69 million for the financial year ended March 31, 2002 from €96 million for the previous financial year.

Gains on Disposals of Subsidiaries and Affiliates, Net

Gains on disposals of subsidiaries and affiliates amounted to €24 million for the financial year ended March 31, 2002, compared to €96 million for the previous financial year (principally as a result of Air France’s sale of 9,652,346 Amadeus GTD shares for a consolidated gain of €95 million). These gains on disposals for the financial year ended March 31, 2002 resulted almost exclusively from the sale of France Telecom shares received in exchange for the Air France stake in Equant N.V., which generated a profit of €23 million.

Pre-tax Income

Pre-tax income declined by 65.7%, falling to €136 million for the financial year ended March 31, 2002 from €397 million in the previous financial year.

Income Tax

Air France had a total deferred tax credit of €5 million for the financial year ended March 31, 2002, substantially less than the amount recorded for the previous financial year, when it had losses of €872 million that could be carried forward indefinitely and recorded a €50 million deferred tax asset.

Share in Net Income of Equity Affiliates

For the financial year ended March 31, 2002, net income from equity affiliates (principally the Amadeus GTD group) totaled €31 million, compared to €45 million for the previous financial year.

Amortization of Goodwill

Amortization of goodwill amounted to €16 million for the financial year ended March 31, 2002, compared to €62 million for the previous financial year, following an exceptional goodwill amortization charge of €47.4 million for the regional division.

Net Income

Net income declined by 63.7%, falling to €153 million for the financial year ended March 31, 2002.

Liquidity and Capital Resources

Liquidity

We believe that our liquidity position exceeds the minimum required to sustain our business adequately and that our working capital is sufficient for our present requirements. We also believe that additional sources of liquidity are available to us if they are needed. Our liquidity position is strongly affected by aircraft purchases, which under their terms may provide for payments to the aircraft manufacturer in advance of delivery and therefore before the aircraft can be used to generate revenue.

Our principal source of liquidity is operating cash flows, mainly from passengers, who pay for their tickets in advance of receiving transport. Cash flows from operations increase in the summer season (between April and October), when there is greater passenger activity, and decline in the winter, when passenger activity decreases. Cash flows from operations are also affected by the factors that increase or decrease passenger activity generally.

As of September 30, 2003, we had cash and cash equivalents of €954 million. Our external sources of funding include our €1 billion syndicated credit facility established in August 2001 (which, as of September 30, 2003, was undrawn), capital leases, other bank loan facilities, bonds and commercial paper. There are no unusual provisions including, without limitation, those relating to changes in credit rating or ratings outlook (or the inability to achieve changes), in any of our debt, lease or other arrangements that could trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity or the creation of additional financial obligations to any material extent. As of September 30, 2003, €125 million of our debt was subject to financial covenants, which are limited to coverage of interest expense and the ratio of unencumbered assets to unsecured debt. These financial covenants are also contained in our €1 billion undrawn syndicated credit facility noted above, although coverage extends to operating lease rental expenses as well as interest expense in this facility. We believe that it would be possible to increase liquidity, if necessary, by entering into additional sale and lease-back transactions with respect to unencumbered fully-owned aircraft and additional bank facilities.

Cash Flows

Cash flows from Operating Activities

For the six months ended September 30, 2003, cash flows from operating activities decreased by 50.8% to €346 million, compared to €703 million for the six months ended September 30, 2002 (€602 million prior to restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements). This decrease resulted from the decrease in gross operating results and negative variations in working capital due to the trend towards passenger ticket purchases closer to the departure date (which also results in fewer unused tickets), a reduction in payment periods for trade receivables under a new European directive and an increase in operating payables (from travel agencies and maintenance customers).

For the financial year ended March 31, 2003, cash flows from operating activities increased by 9.6%, to €1.12 billion from €1.02 billion for the prior period. The increase in cash flows from operating activities resulted from the rise in operating revenues during the period. Cash flows from operating activities were affected by negative changes in working capital due to a reduction in supplier payment periods and a sharp drop in reservations.

Cash flows from operating activities decreased by 13.7%, declining to €1.02 billion for the financial year ended March 31, 2002 from €1.18 billion for the previous financial year. This decline resulted from the fall in operating revenues as a result of the September 11, 2001 attacks. However, despite this decline, cash flows used in investing activities were covered 106% by cash flows from operating activities, because Air France’s action plan to preserve liquidity by reducing investments resulted in lower capital expenditures.

Cash Flows from Investing Activities

For the six months ended September 30, 2003, cash flows used in investing activities decreased by 52.7% to €276 million compared to €583 million for the six months ended September 30, 2002 (€482 million prior to the restatement for change in accounting method described in note 2.1 to the consolidated financial statements) due to reduced aircraft purchases pursuant to Air France’s liquidity preservation policy implemented as part of the post-September 11, 2001 action plan.

Cash flows used in investing activities for the financial year ended March 31, 2003 amounted to €1,074 million, an increase of 12.5% compared to €955 million for the financial year ended March 31, 2002. Cash flows used in investing activities were financed 104% by cash flows from operating activities, which totaled €1.11 billion, permitting stabilization of Air France group debt.

For the year ended March 31, 2002, cash flows used in investing activities decreased by 40.6%, declining to €955 million from €1.61 billion for the previous financial year. This decrease resulted from the decline in capital expenditure on tangible and intangible assets and significantly higher proceeds from tangible and intangible asset dispositions (which proceeds increased by 59.3% to €454 million for the financial year ended March 31, 2002 compared to €285 million for the previous financial year). The decline in capital expenditures and the increase in asset dispositions reflected the implementation of a post-September 11, 2001 action plan designed to preserve a satisfactory level of Air France group liquidity. Accordingly, to minimize cash outflows, Air France initiated measures enabling it to finalize sale and leaseback transactions and negotiate with lessors the exchange of aircraft purchase positions for leasing arrangements.

Cash Flows from Financing Activities

Cash flows from financing activities for the six months ended September 30, 2003 were €214 million compared to an outflow of €449 million in the six months ended September 30, 2002. New debt increased to €640 million for the six months ended September 30, 2003 compared to €271 million for the prior comparable period, primarily as the result of €337 million raised in an aircraft securitization on July 1, 2003. This transaction is described more fully in note 13 to the interim condensed consolidated financial statements. In addition, repayment of debts, repayment of capital lease obligations and new short-term investments decreased significantly for the six months ended September 30, 2003 compared to the prior comparable period, as a result of Air France’s policy of cash conservation.

Cash flows from financing activities decreased to a net outflow of €415 million for the financial year ended March 31, 2003, from a net inflow of €675 million for the previous period, principally as a result of the reimbursement of various substantial obligations falling due during the course of the financial year ended March 31, 2003. Air France refinanced €745 million in loans and €508 million in debt from capital lease arrangements, for total refinanced obligations of €1.25 billion, compared to €325 million in the financial year ended March 31, 2002. Among the obligations falling due were a 1993 loan reimbursed in the amount of €183 million in the fourth quarter of the financial year ended March 31, 2003, and a 1992 Swiss franc loan reimbursed in the amount of €102 million. As these two loans carried relatively high interest rates (8.25% and 6.75%, respectively), the refinancing of these obligations allowed for significant interest expense savings.

On August 8, 2001, Air France and a syndicate of banks entered into a revolving multi-currency credit line, under which Air France may borrow from time to time up to €1 billion for a period of five years. Air France drew €300 million from this credit line in the wake of the September 11 attacks. This amount was reimbursed in June 2002. As of September 30, 2003, this credit facility was fully available to Air France. In addition, Air France benefits from a medium-term credit line in the amount of €45 million (€25 million of which was drawn at September 30, 2003), with repayment deadlines between October 2003 and October 2006.

Cash flows from financing activities increased by 69.2%, rising to €675 million for the financial year ended March 31, 2002 from €399 million for the previous financial year. Air France continued to be active in the financing market. New borrowings increased by 128%, rising to €884 million for the financial year ended March 31, 2002 from €387 million for the previous financial year.

Conversely, loan repayments in the financial year ended March 31, 2002 were relatively limited as compared with the previous financial year. Whereas in the financial year ended March 31, 2001, borrowing repayments and debt repayments resulting from finance lease agreements totaled €779 million, in particular following the maturity of two debenture loans issued in 1991 and 1990, repayments for the financial year ended March 31, 2002 were limited to €325 million, a 58% decrease over the previous financial year.

Capital Expenditure

For the six months ended September 30, 2003, total capital expenditures on tangible and intangible fixed assets and acquisitions of subsidiaries and affiliates decreased 35.2% to €485 million from €748 million for the six months ended September 30, 2002 (€647 million prior to restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements). Capital expenditures related principally to investment in ground facilities (terminal E at Roissy-CDG and two maintenance facilities for Air France Industries) of €132 million, capitalized maintenance costs of €92 million, aircraft down payments of €130 million and purchases of spare parts of €94 million. The reduction in capital expenditures is consistent with Air France’s decision to maintain a strong cash position by postponing the delivery of certain aircraft described below.

Total capital expenditures on tangible and intangible fixed assets and acquisitions of subsidiaries and affiliates amounted to €1.45 billion for the financial year ended March 31, 2003 (€1.20 billion prior to restatement for the change in accounting method described in note 2.1 to the annual consolidated financial statements) compared to €1.47 for the previous period. Capital expenditures for the financial year ended March 31, 2002 declined significantly from €2.04 billion for the financial year ended March 31, 2001. Capital expenditures for the year ended March 31, 2002 principally involved the purchase of flight equipment, while the previous financial year was marked by a higher level of purchases of flight equipment and the acquisition of regional airlines.

Capital expenditures on acquisitions of subsidiaries and affiliates for the year ended March 31, 2003 related principally to the acquisition of 2% of the share capital of Alitalia (which reciprocally acquired 2% of the share capital of société Air France) for €23 million, as well as the additional capital investment of €21 million in Opodo, a company providing travel services of the Internet. During the year ended March 31, 2002, capital expenditures on acquisitions of subsidiaries and affiliates of €27 million primarily concerned investments in Opodo and Cordiem, which has since been liquidated.

Acquisitions of aircraft and flight equipment in the year ended March 31, 2003 included one Boeing 747-400 ERF aircraft, two Boeing B777-200 ER aircraft, one Airbus A330-200 aircraft and two CRJ 700 aircraft. No aircraft were acquired between April 1, 2003 and September 30, 2003. Air France also continued to pay down payments on future aircraft acquisitions envisioned by the fleet plan. Capital expenditures also included construction work at the G1XL cargo terminal at Roissy-CDG, on terminal 2E at Roissy-CDG and on the building of new flight crew facilities as well as at Air France Industries’ two maintenance facilities. Other significant capital expenditures included the acquisition of a Boeing B777 flight simulator, as well as an investment in computer equipment.

For the year ended March 31, 2003, the reduction in capital expenditure in relation to Air France’s initial fleet plan, together with the revision of the financing plan in the context of the general economic downturn, enabled Air France to maintain a strong cash position and its debt/equity ratio.

Air France funds its capital expenditures through cash flows from operations, debt and capital leases. Air France’s commitments for capital expenditures are principally to purchase aircraft under aircraft acquisition agreements. As of September 30, 2003, the aggregate of Air France’s commitments relating to the purchase of aircraft (in terms of firm orders) was €3,750 million compared to €4,146 million as of March 31, 2003 and €5,327 million as of March 31, 2002. These commitments are denominated in dollars and are converted into euro at the close of each relevant financial year.

In order to slow the growth of the fleet in response to worldwide capacity declines following the events of September 11, Air France decided, in November 2002, to postpone the scheduled delivery of certain aircraft and review the options with respect to other aircraft, as described in “Business of Air France – The Fleet”.

Capital Resources

The following table presents the amounts of Air France’s short-term and long-term debt and capital lease obligations at March 31, 2003 and 2002 and at September 30, 2003:

	At September 30, 2003	At March 31,
		2003	2002
	(in € millions)
Perpetual subordinated loan securities (TDI)	133	169	216
Bonds	18	187	475
Capital lease obligations	1,320	1,413	1,814
Other long-term loans	2,423	1,914	1,688
Accrued interest not yet due	34	47	51
Bond redemption premium	—	—	—
Long-term debt and capital leases(1)	3,928	3,730	4,244
Borrowings with short-term original maturities
Commercial paper	10	150	—
Short-term bank finance facilities and similar facilities	248	267	372
Short-term debt	258	417	372

Total short- and long-term debt and capital leases	4,186	4,147	4,616

Note:

(1)	Includes long-term debt maturing in less than one year (€334 million at September 30, 2003, €548 million at March 31, 2003 and €762 million at March 31, 2002).

Air France had commitments relating to mortgaged or secured assets (which relate principally to aircraft mortgages) totaling €1,241 million as of September 30, 2003, compared to €1,209 million as of March 31, 2003, and €739 million as of March 31, 2002.

Air France’s long-term debt and capital lease obligations include obligations with fixed and variable exchange rates. As of September 30, 2003, 47.4% of such obligations had variable rates, compared to 51.3% as of March 31, 2003 and 63.2% as of March 31, 2002.

In order to meet its financing needs, Air France incurred additional indebtedness of €640 million for the six months ended September 30, 2003, compared to €271 million for the prior comparable period, primarily the result of €337 million in new debt due to its aircraft securitization on July 1, 2003.

Air France incurred new debt of €834 million in the financial year ended March 31, 2003, compared to €884 million in the financial year ended March 31, 2002 and €387 in the financial year ended March 31, 2001. This additional debt was financed almost entirely through secured transactions involving aircraft assets, mortgage of aircraft loans, tax lease financing arrangements and sales with reservation of title.

The following table shows a breakdown by currency of Air France’s long-term debt and capital leases taking into account the effects of derivative financial instruments:

	At September 30, 2003	At March 31,
		2003	2002
	(in € millions)
Euro (EUR)	3,524	3,252	3,416
U.S. dollar (USD)	375	374	497
Swiss franc (CHF)	—	68	173
Japanese yen (JPY)	24	29	158
Other currencies	6	7	—

Total	3,929	3,730	4,244

Net Debt

Pursuant to recent rules adopted by the SEC, we have provided below a reconciliation of net debt to short- and long-term debt and capital leases for the six months ended September 30, 2003 and the financial years ended March 31, 2003 and 2002. Net debt is a non-GAAP financial measure, and we believe that short- and long-term debt and capital leases is the most directly comparable financial measure presented in accordance with generally accepted accounting principles. We define net debt as short- and long-term debt and capital leases less cash and marketable securities. We have also provided below a ratio of net debt to stockholders’ equity and minority interests.

We believe that our net debt and ratio of net debt to stockholders’ equity and minority interests are useful to investors as a measure of our liquidity and ability to serve and incur debt. However, net debt and such ratio should not be considered as measures of financial performance or leverage under French or U.S. GAAP and thus should be evaluated together with other financial ratios calculated in accordance with French or U.S. GAAP and the various components of short- and long-term debt and capital leases. In addition, our definition of net debt may not be comparable to similarly titled financial measures used by other companies.

	At September 30, 2003	At March 31,
		2003	2002
	(in € millions)
Short- and long-term debt and capital leases	4,186	4,147	4,616
Cash	(241)	(193)	(255)
Marketable securities	(1,130)	(1,039)	(1,408)

Net debt	2,815	2,915	2,953

Stockholders’ equity and minority interests	4,051	4,027	3,990

Net debt/stockholders’ equity and minority interests	0.69	0.72	0.74

Contractual Commitments Tables

The following table sets out Air France’s contractual commitments and payments due by period at March 31, 2003:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-2 years	2-3 years	3-4 years	4-5 years	5+ years
	(in € millions)
Long-term debt obligations	3,730	548	354	489	538	270	1,531
Of which aircraft capital leases	1,574	202	162	134	258	174	644
Of which buildings capital leases	75	11	11	11	11	10	21
Operating leases	2,359	465	466	404	328	257	439
Other contractual commitments	224	224	—	—	—	—	—
Flight equipment orders	4,146	661	1,065	849	530	301	740

Total	10,459	1,898	1,885	1,742	1,396	828	2,710

The following table sets out Air France’s contractual commitments and payments due by period at September 30, 2003.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-2 years	2-3 years	3-4 years	4-5 years	5+ years
	(in € millions)
Long-term debt obligations	3,929	334	580	480	419	473	1,643
Of which aircraft capital leases	1,465	162	149	190	199	168	597
Of which buildings capital leases	73	13	11	11	11	9	18
Operating leases	2,338	460	463	400	321	256	438
Other contractual commitments	120	120	—	—	—	—	—
Flight equipment orders	3,750	765	922	612	472	283	696

Total	10,137	1,679	1,965	1,492	1,212	1,012	2,777

In addition to Air France’s operating cash flows and cash balances as of September 30, 2003, Air France may finance its contractual commitments, including principally the purchases of flight equipment, through various methods, including entering into finance leases, issuing equity-linked securities and entering into secured or unsecured bank facilities. Air France also may reduce its need for liquidity by decreasing its capital expenditure plan, as it did following the events of September 11, 2001, entering into sale and lease back transactions and considering the disposing of non-strategic assets.

Off-Balance Sheet Arrangements

In 1994, Air France provided guarantees in connection with the rental of six aircraft by Air Littoral. At that time, Air Littoral was operating Air France routes. The guarantees provide that Air France will pay the rental expenses for the six aircraft if it is notified by the lessor that Air Littoral is not able to fulfill its obligations under the lease agreements. In exchange, Air France will be able to use or sublease the aircraft for the remainder of the lease term. In August 2003, Air Littoral went bankrupt and Air France began to make lease payments. As of November 1, 2003, two aircraft have been subleased by Air France to Régional. Air Littoral returned the remaining four aircraft to Air France in December 2003. As of March 31, 2003 and 2002, the guarantees totaled €20.9 million and €37.3 million, respectively, which, together with a payment to reinstate the aircraft to contractual potential, which Air France estimates to be in an amount of €15 million, corresponds to the maximum amount of Air France’s obligations to make future payments to the lessor.

Air France has also entered into contracts with the financial intermediaries controlled by third party financial institutions relating to the postponement of the delivery of scheduled aircraft. The contracts relating to the six aircraft require Air France to finance the interest payments on the debt used by the financial intermediaries to purchase the aircraft from Airbus and, in addition, to finance storage fees as from one year past the beginning of storage. Air France has no equity interest in the financial intermediaries who purchased and are storing the aircraft, and the intermediaries are consequently not consolidated under French GAAP, although they are consolidated under U.S. GAAP. Had these companies been consolidated, there would have been an increase in our short- and long-term borrowings and flight equipment line item of our balance sheet in the amount of €245 million as of March 31, 2003. As noted previously, the delivery of these aircraft has been postponed to between April 2004 and April 2005.

As noted previously, the issuing vehicle in connection with the securitization structure described at note 13 to the interim condensed consolidated financial statements is not consolidated under French GAAP as Air France has no equity interest therein. As described in note 19 to the interim condensed consolidated financial statements, such vehicle is consolidated under U.S. GAAP. Such vehicle currently has cash and cash equivalents and financial debt of €98 million, which represents the purchase price of and financing for three of the aircraft whose delivery has been postponed, which are currently held by the financial intermediaries noted above. The three aircraft will appear as an asset of Air France and the debt to finance their purchase will appear as a liability of Air France upon their delivery to, and use by, Air France.

Market Risk

General

Air France is exposed to price and currency fluctuations given the international nature of its business. Air France hedges its expected exposure to fluctuations in foreign exchange and interest rates on a case-by-case basis and seeks to hedge a significant part of its expected exposure to fluctuation in fuel prices. The decision to hedge is taken by Air France’s management on a centralized basis based on the nature and significance of the potential risks involved. Air France’s objective with respect to hedging transactions is to safeguard budgeted margins.

Air France has defined strict policies and procedures to measure, manage and monitor its market risk exposures. Air France has instituted management rules based on a segregation of operations, financial and administrative control and risk measurement. Air France has also instituted, for all operations managed at corporate level, an integrated system that permits real time monitoring of hedging strategies.

As part of its treasury and fuel risk management program, Air France selectively uses derivative financial and commodity instruments in order to reduce its exposure to fluctuations in market rates and prices. Air France uses derivatives only for the purposes of hedging identified exposures and does not invest in derivatives for trading or speculative purposes. The instruments used include swaps, forward contracts, and options in the currency, interest rate and fuel markets.

Exchange Rate Risk

Air France seeks to reduce its foreign exchange exposure arising from:

•	Current Operations. Although Air France’s reporting currency is the euro, part of its cash flow is denominated in other currencies, such as the U.S. dollar, the Japanese yen, the British pound sterling and the Swiss franc. Air France’s commercial activities also generate and incur income and expenses in foreign currency. Air France’s policy is to hedge against selected exchange risks relating to forecast cash surpluses or shortfalls in various currencies (e.g. the U.S. dollar, the Japanese yen, and non-euro European currencies). Hedging takes the form of forward sales or purchases and/or option-based strategies.

•	Acquisitions of Flight Equipment. Capital expenditure for flight equipment is denominated in U.S. dollars. Air France hedges on the basis of projected fluctuations in the U.S. dollar via forward sales and purchases and/or option-based strategies.

•	Long-Term Debt and Capital Leases. A number of loans are denominated in foreign currency so as to diversify sources of funding and take into account cash surpluses generated in various currencies. In order to safeguard against the risk of exchange rate fluctuations on debt and capital leases currency swaps are used. This is a micro-hedging mechanism matched specifically to the borrowing to which it relates.

The tables below provide information about Air France’s foreign exchange derivative financial instruments and presents such information in euro equivalents. The table presents the notional amounts by contractual maturity dates. These notional amounts are generally used to calculate the contractual payments to be exchanged under the relevant contract.

	At March 31, 2003 Maturities of notional contract values
	2004	2005	2006	2007	2008	> 5 years	Total	Fair Value
	(in € millions)
Foreign Exchange Derivatives
Forward contract purchases
U.S. dollar (USD)	67	—	—	—	—	—	67	(14)
Forward contract sales			—	—	—	—
Swiss franc (CHF)	87	15	—	—	—	—	102	—
Currency option sold			—	—	—	—
Japanese yen (JPY)	4	—	—	—	—	—	4	—
Collar purchased		—	—	—	—	—
U.S. dollar (USD)	200	—	—	—	—	—	200	(2)
British pound (GBP)	106	—	—	—	—	—	106	—
Currency swaps
Japanese yen (JPY)	74	70	45	15	—	—	204	32
U.S. dollar (USD)	10	—	—	—	—	—	10	1
Swiss franc (CHF)	68	—	—	—	—	—	68	(5)

	At September 30, 2003 Maturities of notional contract values
	2004	2005	2006	2007	2008	> 5 years	Total	Fair Value
	(in € millions)
Foreign Exchange Derivatives
Forward contract purchases
US dollar (USD)	207	—	—	—	—	—	207	(11)
Forward contract sales
Swiss franc (CHF)	79	15	—	—	—	—	94	5
US dollar (USD)	169	—	—	—	—	—	169	2
Currency option sold
Japanese yen (JPY)	—	—	—	—	—	—	—	—
Collar purchased
US dollar (USD)	340	—	—	—	—	—	340	(6)
British pound (GBP)	62	—	—	—	—	—	62	—
Currency swaps
Japanese yen (JPY)	41	70	45	15	—	—	171	22
US dollar (USD)	10	—	—	—	—	—	10	1
Swiss franc (CHF)	0	—	—	—	—	—	0	0

Interest Rate Risk

The tables below provide information about Air France’s derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows by expected maturity dates and related weight average interest rates. For interest rate swaps, the table presents notional amounts by contractual maturity dates and related weighted average fixed interest rates. Notional amounts are used to calculate the contractual payments to be exchanged under the relevant contract. Weight average floating rates are based on effective rates at March 31, 2003 and September 30, 2003.

	At maturity March 31, 2003 Maturities of notional contract values
	Average Rate	2004	2005	2006	2007	2008	> 5 years	Total	Fair Value
	(in € millions)
Liabilities
Long-term debt		548	354	489	538	270	1,531	3,730	3,776
Fixed rate portion	7.61%	205	72	52	146	83	139	696	742
Floating rate portion	4.12%	343	282	437	392	187	1,392	3,034	3,034
Short-term borrowings	2.80%	417	—	—	—	—	—	417	417

	At maturity March 31, 2003 Maturities of notional contract values
	Average Rate	2004	2005	2006	2007	2008	> 5 years	Total	Fair Value (2)
Interest Rate swaps(1)	(in € millions)
Pay fixed rate (euro)	5.45%	107	112	202	409	104	421	1,356	(68)
Receive fixed rate (euro)	6.02%	172	5	3	1	—	—	181	—

	At maturity September 30, 2003 Maturities of notional contract values
	Average Rate	2004	2005	2006	2007	2008	> 5 years	Total	Fair Value
	(in € millions)
Liabilities
Long-term debt		334	580	480	419	473	1,643	3,929	3,827
Fixed rate portion	7.27%	43	72	52	146	136	139	587	682
Floating rate portion	3.94%	327	470	428	273	337	1,503	3,339	3,145
Short-term borrowings	2.65%	258	—	—	—	—	—	258	258

	At maturity September 30, 2003 Maturities of notional contract values
	Average Rate	2004	2005	2006	2007	2008	> 5 years	Total	Fair Value(2)
	(in € millions)
Interest Rate swaps(1)
Pay fixed rate (euro)	5.52%	56	112	202	409	107	421	1,307	(44)
Receive fixed rate (euro)	4.70%	110	5	3	1	53	—	172	—
Pay and receive floating (euro)	N/A	—	—	63	—	72	—	135	(1)

Notes:

(1)	The notional amounts of derivatives represent the face value of financial instruments. They do not represent actual amounts exchanged by the counterparties and thus are not a direct measure of Air France’s exposure to interest rate risk. Notional amounts in foreign currency are expressed in euros at the year-end/period-end exchange rate.
(2)	The fair values of the swaps have been calculated using the marked-to-market value provided by the banks.

Air France’s hedging arrangements have different objectives:

•	Hedging price risk relating to fixed-rate short- and long-term debt and capital leases. By contracting for a fixed-rate debt, Air France is exposed to an opportunity risk in the event of a fall in interest rates. Given the current position of market rates in comparison with fixed contractual rates on certain of its short- and long-term debt and capital leases, Air France has entered into a number of fixed- to floating-rate swaps; and

•	Hedging of cash flow risk relating to floating-rate short- and long-term debt and capital leases. Air France has sought to fix the rate of certain floating-rate debt and thus has entered into a number of floating- to fixed-rate swaps.

In accordance with general policies established by Air France senior management, Air France seeks to manage these two types of risks by entering into interest rate swaps as described above. Air France’s corporate treasury department manages the financing by applying procedures established by management and hedges interest rate risk exposure in accordance with target ratios of fixed- to floating-rate debt.

Commodity Risk - Fuel Prices

The impact of fuel price changes on Air France and its competitors is dependent upon various factors, including hedging strategies. Air France has a fuel hedging program in which it enters into jet fuel, heating oil and crude swap and option contracts to protect against increases in jet fuel prices. These instruments generally have maturity of up to 36 months.

Air France’s hedging policy consists of hedging the purchase price in U.S. dollars of a portion of its fuel requirements. During the financial year ended March 31, 2003, Air France hedged 58% of its dollar priced fuel requirements.

	At March 31, 2003
	Maturing before one year	Maturing after one year	Total	Fair Value
	(in € millions)
Swaps	130	72	202	(4.8)
Options	428	336	764	33.5

	At September 30, 2003
	Maturing before one year	Maturing after one year	Total	Fair Value
	(in € millions)
Swaps	40	34	74	10
Options	256	682	938	51

Insurance Risk

Air France has subscribed for a civil liability insurance policy on behalf of itself and its French and European airline subsidiaries, covering damage to aircraft, liability for passengers and general liability to third parties resulting from its air transport activities. The policy covers liability for Air France up to a maximum of $1.5 billion. Société Air France and its French subsidiaries have also subscribed for additional insurance coverage for liability to third parties up to $500 million and for specific guarantees for damage caused to third parties resulting from war or terrorist acts in the amount of $1 billion.

Finally, as part of its risk management strategy, Air France has insured its industrial sites, equipment and ancillary air transport activities for amounts based on coverage levels available in the market and its ability to quantify risks reasonably. Air France has also taken out a number of specific or local policies as required by regulations in various countries in which it maintains a representative office.

Counterparty Risk

Air France is exposed to credit risk in the event of a counterparty’s default. Transactions that generate potential counterparty risk include temporary financial investments, derivatives and trade receivables. Air France attempts to limit its exposure to counterparty risk by rigorously selecting the counterparties with which it trades, through regularly monitoring the ratings assigned by credit rating agencies as well as the nature and maturity of operations with them. Air France believes it has no material concentration of risk with any counterparty and does not anticipate any third party default that might have a significant impact on its financial position and results of operations.

Results for the Three-Month Periods and Nine-Month Periods ended December 31, 2003 and 2002

On February 17, 2004, Air France released its results for the three-month period and the nine-month period ended December 31, 2003, details of which are set forth below, along with comparable data from the same periods in the prior financial year. These data are unaudited and have been prepared in accordance with French GAAP, which differs from U.S. GAAP. See note 33 to our annual consolidated financial statements as of and for the years ended March 31, 2003, 2002 and 2001 and note 19 to our unaudited interim condensed consolidated financial statements for a discussion of the principal differences between French GAAP and U.S. GAAP as they related to Air France and note 34 of our annual consolidated financial statements and note 20 to our unaudited interim condensed consolidated financial statements for a reconciliation of net income and stockholders’ equity under French GAAP to net income and stockholders’ equity under U.S. GAAP. For the three-month period ended December 31, 2003, Air France did not identify any other differences between French GAAP and U.S. GAAP that are not currently reported in the above-mentioned notes to the financial statements.

With the exception of the data below, there have not been any significant changes since September 30, 2003.

Comparison of Three Months and Nine Months Ended December 31, 2003 and 2002

	Three months ended December 31,			Nine months ended December 31,
	2003	2002 pro forma(1)	2002 published	2003	2002 pro forma(1)	2002 published
	(in € millions)
Operating revenues	3,132	3,136	3,136	9,325	9,687	9,687
Operating income	61	34	4	149	323	315
Gain on disposal of flight equipment, net	—	2	2	1	20	20
Gains on disposal of subsidiaries and affiliates, net	1	—	—	1	4	4
Income (loss) before income taxes and minority interests	41	33	3	126	286	278
Net income	28	21	2	80	223	218
Earnings per share (in €)	—	—	—	0.37	1.03	1.00

Note:

(1)	Pro-forma figures: the three months and nine months ended December 31, 2002 were restated according to IAS 16/SIC 23 on major overhaul operations.

Operating revenues for the three months ended December 31, 2003 remained stable at €3,132 million compared to the three months ended December 31, 2002 in spite of the strong appreciation of the euro, reflecting sustained yield in passenger operations. Operating revenues were affected by a negative exchange rate effect of 3.8%. Operating revenues for the three months ended December 31, 2003 are composed of operating revenues of €2,593 million for passenger operations (an increase of 0.6% from the prior comparable period), €379 million for cargo (a decrease of 5.7% from the prior comparable period), €117 million for maintenance (a decrease of 4.1% from the prior comparable period) and €43 million for other activities (an increase of 26.5% from the prior comparable period).

Total Operating Revenues

Passenger Activity

Passenger activity during the three months ended December 31, 2003 experienced a 3.4% increase in traffic with a 2.7% increase in capacity compared with the three months ended December 31, 2002. The load factor during the three months ended December 31, 2003 increased 0.5 points to 75.9%.

The following table shows passenger capacity and traffic for the three months ended December 31, 2003 and the percentage change in these operating measures as compared to the three months ended December 31, 2002:

Three months ended December 31, 2003	Capacity (ASK)	Traffic (RPK)	Change
Long-haul	1.4%	2.6%	(1.3)%
International medium-haul	6.6%	6.8%	(2.3)%
Domestic medium-haul	5.6%	4.8%	11.8%

Total	2.7%	3.4%	1.0%

Operating revenues from scheduled passenger activity increased 1.0% to €2,394 million for the three months ended December 31, 2003 from €2,370 million for the three months ended December 31, 2002 despite a negative currency effect of 3.3%. This increase was due to strong growth in the Latin American and French domestic markets. In addition, business in Asia returned to a comparable level with the prior comparable period, with the decrease of 1.4% in the three months ended December 31, 2003 compared to the prior comparable period largely attributable to a negative exchange rate effect of 5.0%.

The following table shows a breakdown of passenger unit revenue per ASK and yield (passenger unit revenue per RPK) for the three months ended December 31, 2003 and 2002 and the percentage change between these periods:

	Three months ended December 31,		Change
	2003	2002
Unit revenue per ASK (in € cents)	7.15	7.28	(1.7)%
Yield (unit revenue per RPK) (in € cents)	9.43	9.67	(2.4)%

Unit revenue per ASK decreased 1.7% during the three months ended December 31, 2003 from the three months ended December 31, 2002. A negative exchange rate effect of 3.3% and a negative network mix effect of 0.1% accounted for this decline. The same effects also accounted for a yield decrease of 2.4%.

Cargo Activity

The following table sets forth unit revenue per available ton-kilometer (ATK) of freight transport and unit revenue per revenue ton-kilometer of scheduled cargo for the three months ended December 31, 2003 and 2002, as well as the percentage change between such periods:

	Three months ended December 31,		Change
	2003	2002
Unit revenue per ATK (in € cents)	15.17	16.37	(7.3)%
Unit revenue per RTK (in € cents)	23.09	24.60	(6.2)%

Cargo traffic increased 1.9% and capacity increased 3.5% in the three months ended December 31, 2003 compared to the three months ended December 31, 2002. The load factor during the three months ended December 31, 2003 was 65.6%, a decrease of 1.0 point compared to the prior comparable period. The fall in the value of the dollar continued to have a strong adverse impact on cargo operations. Revenues from total cargo activity decreased 5.7% to €379 million for the three months ended December 31, 2003 from €402 million for the three months ended December 31, 2002. This decrease included a negative exchange rate effect of 6.7%. Unit revenue per available ton-kilometer dropped 6.2% due to a negative exchange rate effect of 6.3%.

Maintenance Activity

Operating revenues of Air France’s maintenance activity decreased 4.1% to €117 million for the three months ended December 31, 2003, compared with the prior comparable period. This decline is mainly due to a negative exchange rate effect of 5.7%

Operating Income

All comparisons of operating income for the three months ended December 31, 2003 and 2002 are based on pro-forma figures: the three-month and nine-month periods ended December 31, 2002 were restated according to IAS 16/SIC 23 on major overhaul operations.

For the three months ended December 31, 2003, operating revenues were stable at €3,132 million and operating costs (which includes external expenses, salaries and related costs, taxes other than income tax, charge to depreciation and amortization, net, charge to operating provisions, net and other operating income and charges, net) decreased 1.1% to €3,071 million compared to the three months ended December 31, 2002.

Unit costs per EASK (equivalent available seat-kilometer) decreased by 3.2% for the three months ended December 31, 2003 compared to the three months ended December 31, 2002 due principally to a favorable currency effect of 4.4% and the negative impact of higher fuel prices (0.5%).

Air France had operating income of €61 million for the three months ended December 31, 2003, an increase of 79.4% compared to €34 million for the three months ended December 31, 2002. This increase was principally the result of a solid commercial performance, as evidenced by stable operating revenues in spite of a strong euro relative to the dollar and of a decline in our unit costs attributable to the weaker dollar. Net gain on disposal of flight equipment during the three months ended December 31, 2003 did not generate any capital gain or loss compared to a capital gain of €2 million for the three months ended December 31, 2002.

Income (loss) before income taxes and minority interests was €41 million for the three months ended December 31, 2003 compared with €33 million for the three months ended December 31, 2002, an increase of 24.2%. The tax charge for the three months ended December 31, 2003 remained stable at €11 million compared to €10 million for the three months ended December 31, 2002. Net income was €28 million for the three months ended December 31, 2003 compared to €21 million for the prior comparable period, representing an increase of 33%.

Comparison of Nine Months Ended December 31, 2003 and 2002

Operating revenues for the nine months ended December 31, 2003 decreased 3.7% to €9,325 million from €9,687 million for the nine months ended December 31, 2002, with a negative exchange rate effect of 4.1%. This result reflected an improvement in the three months ended December 31, 2003 after revenues for the six months ended September 30, 2003 were negatively affected by the SARS crisis and air traffic controllers’ strikes.

Operating revenues were comprised of operating revenues of €7,759 million for passenger operations (a decrease of 3.6% from the prior comparable period), €1,071 million for cargo (a decrease of 4.8% from the prior comparable period), €380 million for maintenance (a decrease of 7.1% from the prior comparable period) and €115 million for other activities (an increase of 9.5% from the prior comparable period).

Total Operating Revenues

Passenger Activity

Passenger activity during the nine months ended December 31, 2003 experienced a 0.8% increase in traffic over the nine month period ended December 31, 2002 with a 1.4% increase in capacity, in spite of a severely disrupted three-month period ended June 30, 2003. The load factor during the period decreased slightly by 0.5 points to 76.2%.

The following table shows passenger capacity and traffic for the nine months ended December 31, 2003 and the percentage change in these operating measures as compared to the nine months ended December 31, 2002:

Nine months ended December 31, 2003	Capacity (ASK)	Traffic (RPK)	Change
Long-haul	0.8%	0.1%	(6.6)%
International medium-haul	5.4%	3.3%	(4.5)%
Domestic medium-haul	(0.5)%	2.0%	6.9%

Total	1.4%	0.8%	(3.4)%

The long-haul network was resilient over the nine months ended December 31, 2003 in terms of traffic. However, the 18.8% decrease in operating revenues for the Asian region, which was due to the SARS epidemic at the beginning of the financial year, had an adverse effect on the overall performance of the long-haul network. Though medium-haul activity was positive, the low rate of economic growth in Europe negatively affected revenues, which decreased 4.5% for the nine months ended December 31, 2003 compared to the prior comparable period. Weakness in the European sector was offset by the buoyant domestic market both in terms of traffic and revenues.

Overall, scheduled passenger revenues decreased 3.4% to €7,173 million for the nine months ended December 31, 2003 compared to €7,429 million for the nine months ended December 31, 2002, with a negative exchange rate effect of 3.8%.

The following table shows a breakdown of passenger unit revenue per ASK and yield (passenger unit revenue per RPK) for the nine months ended December 31, 2003 and 2002 and the percentage change between these periods:

	Three months ended December 31,		Change
	2003	2002
Unit revenue per ASK (in € cents)	7.12	7.48	(4.8)%
Yield (unit revenue per RPK) ( in € cents)	9.35	9.76	(4.2)%

Unit revenue per ASK decreased 4.8% during the nine months ended December 31, 2003 compared to the nine months ended December 31, 2002. A negative exchange rate effect of 3.9% and a negative network mix effect of 0.9% accounted for this decline. The same effects accounted for a yield decrease of 4.2%.

Cargo Activity

The following table sets forth unit revenue per available ton-kilometer (ATK ) of freight transport and unit revenue per revenue ton-kilometer of scheduled cargo for the nine months ended December 31, 2003 and 2002, as well as the percentage change between such periods:

	Nine months ended December 31,		Change
	2003	2002
Revenue per ATK (in € cents)	14.90	15.56	(4.3)%
Revenue per RTK ( in € cents)	23.28	23.99	(3.0)%

Cargo traffic decreased 1.4% and capacity was stable during the nine months ended December 31, 2003 compared to the nine months ended December 31, 2002. The load factor for the nine months ended December 31, 2003 was at 63.9%, a decrease of 0.9 points. Revenues from total cargo activity decreased 4.8% to €1,071 million for the nine months ended December 31, 2003 compared to €1,125 million for the nine months ended December 31, 2002. This decrease included a negative currency effect of 6.5%. Unit revenue per available ton-kilometer (RATK) dropped 4.3% after negative currency effects of 6.5%

Other Operations

Maintenance operations generated €380 million of operating revenue for the nine months ended December 31, 2003 a decrease of 7.1% compared to the nine months ended December 31, 2002, due in part to a negative exchange rate effect of 5.8%. Operating revenues from other activities (including the Servair group) increased 9.5% to €115 million for the nine months ended December 31, 2003.

Operating Income

All comparisons of operating income for the nine months ended December 31, 2003 and 2002 are based on pro-forma figures: the three-month and nine-month periods ended December 31, 2002 were restated according to IAS standards 16/SIC 23 on major overhaul operations.

Operating costs (which includes external expenses, salaries and related costs, taxes other than income tax, charge to depreciation and amortization, net, charge to operating provisions, net and other operating income and charges, net) decreased 2.2% to €9,177 million for the nine months ended December 31, 2003 from €9,384 million for the nine months ended December 31, 2002. External expenses decreased by 6.6% for the nine months ended December 31, 2003 to €5,072 million for the nine months ended December 31, 2003 from €5,432 million for the nine months ended December 31, 2002. This decrease was mainly due to tight control over costs, a favorable currency impact, effective hedging of fuel prices and the decrease in maintenance costs (which decreased 23.7%).

Salaries and related costs increased 5.1% to €3,048 million for the nine months ended December 31, 2003 from €2,899 million for the nine months ended December 31, 2002, with a 0.6% increase in staff (to 71,900 employees). This increase is primarily the result of the application of the pilots’ agreement of June 2003, an unfavorable timing effect in scheduled salary increases and a decrease in the social security charge reductions available to Air France in exchange for accelerated application of the 35-hour working week.

Unit costs measured in EASK (equivalent available seat-kilometer), decreased 2.5% for the nine months ended December 31, 2003 due to combination of a favorable exchange rate effect of 4.6% and the negative impact of higher fuel prices (1.4%).

Operating income decreased 53.9% to €149 million for the nine months ended December 31, 2003 from €323 million for the nine months ended December 31, 2002. These figures include €1 million in capital gains for aircraft disposals for the nine months ended December 31, 2003 compared with €20 million for the nine months ended December 31, 2002.

Our activities contributed to operating income before aircraft disposals, as set forth below:

•	Passenger activity: €106 million for the nine months ended December 31, 2003 compared to €215 million for the nine months ended December 31, 2002.

•	Cargo activity: €9 million for the nine months ended December 31, 2003 compared to €27 million for the nine months ended December 31, 2002.

•	Maintenance activity: €35 million for the nine months ended December 31, 2003 compared to €59 million for the nine months ended December 31, 2002.

•	Other activity: a loss of €1 million for the nine months ended December 31, 2003 compared to a €22 million profit for the nine months ended December 31, 2002.

Net financial charges decreased to €30 million for the nine months ended December 31, 2003 from €48 million for the nine months ended December 31, 2002. Net interest charges decreased to €76 million for the nine months ended December 31, 2003 from €81 million for the nine months ended December 31, 2002.

Share in net income from equity affiliates increased to €34 million for the nine months ended December 31, 2003 from €32 million for the nine months ended December 31, 2002.

Income before income taxes and minority interests decreased 55.9% to €126 million for the nine months ended December 31, 2003 from €286 million for the nine months ended December 31, 2002. After a tax charge of €43 million, Air France posted net income of €80 million for the nine months ended December 31, 2003, a decrease of 64.1% from €223 million for the nine months ended December 31, 2002. Earnings per share decreased to €0.37 for the nine months ended December 31, 2003 from €1.03 for the nine months ended December 31, 2002.

Liquidity and Capital Resources

Capital expenditure for the nine months ended December 31, 2003 was €892 million, including €167 million for the capitalization of maintenance expenses in accordance with IAS 16 / SIC 23. Expenditure was funded by operating cash flow of €836 million and proceeds from aircraft disposals of €226 million.

As of December 31, 2003, Air France had a net cash position of €1.2 billion and undrawn credit facilities of €1 billion. Air France calculates net cash by deducting short-term bank finance facilities and similar facilities from the sum of cash and marketable securities.

Air France’s balance sheet structure has improved with equity of €4.05 billion and net debt of €2.71 billion at December 31, 2003, a decrease of €193 million compared with March 31, 2003. The net debt/equity ratio thus decreased from 0.72 as of March 31, 2003 to 0.67 as of December 31, 2003.

Pursuant to recent rules adopted by the SEC, we have provided below a reconciliation of net debt to short- and long-term debt and capital leases at December 31, 2003. Net debt is a non-GAAP financial measure, and we believe that short- and long-term debt and capital leases is the most directly comparable financial measure presented in accordance with generally accepted accounting principles. We define net debt as short- and long-term debt and capital leases less cash and marketable securities. We have also provided below a ratio of net debt to stockholders’ equity and minority interests.

We believe that our net debt and ratio of net debt to stockholders’ equity and minority interests are useful to investors as a measure of our liquidity and ability to serve and incur debt. However, net debt and such ratio should not be considered as measures of financial performance or leverage under French or U.S. GAAP and thus should be evaluated together with other financial ratios calculated in accordance with French or U.S. GAAP and the various components of short- and long-term debt and capital leases. In addition, our definition of net debt may not be comparable to similarly titled financial measures used by other companies.

At December 31, 2003
(in € millions)
Short- and long-term debt and capital leases	4,138
Cash	(276)
Marketable securities	(1,149)

Net debt	2,713

Stockholders equity and minority interests	4,069

Net debt/stockholders’ equity and minority interests	0.67

Outlook

In the current volatile airline environment, Air France is aiming to achieve positive operating income before aircraft disposals and a net profit for the financial year ending March 31, 2004.

U.S. GAAP Reconciliation

We prepare our consolidated financial statements in accordance with French GAAP, which differs in certain significant aspects from U.S. GAAP. The principal differences between French GAAP and U.S. GAAP as they relate to us are discussed in note 33 to our annual consolidated financial statements and note 19 to our unaudited interim condensed consolidated financial statements. Note 34 to our annual consolidated financial statements and note 20 to our unaudited interim condensed consolidated financial statements contain a reconciliation of net income and stockholders’ equity under French GAAP to net income and stockholders’ equity under U.S. GAAP, as well as a summary of the adjustments to our income statements and stockholders’ equity that would have been required had we applied U.S. GAAP instead of French GAAP. Differences in net income and stockholders’ equity under French GAAP and U.S. GAAP primarily result from goodwill amortization, impairment of long lived assets, application of the equity method of accounting, stock-based compensation, accounting for leases (including sale-leaseback transactions), accounting for maintenance, restitution costs, derivative instruments and hedging activities and credit memos and related aircraft depreciation. Further information on such differences and adjustments is set forth in the notes to our consolidated financial statements mentioned above.

New Accounting Pronouncements under U.S. GAAP

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities an interpretation of ARB No. 5 (FIN 46). FIN 46 requires certain variable interest entities (VIEs) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Companies are required to apply the provisions of FIN 46 to all variable interest entities created after January 31, 2003. For VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003 companies are required to apply the provisions of FIN 46 for the first fiscal year or interim period beginning after June 15, 2003. The disclosure provisions of FIN 46 are effective for financial statements initially issued after January 31, 2003.

Air France enters into various financing structures related to the acquisition of aircraft and the expansion of airport facilities. Under U.S. GAAP, upon adoption of FIN 46, Air France will be required to determine whether these structures are VIEs, and if so, to assess whether Air France is the primary beneficiary of these entities. If Air France is the primary beneficiary, it will be required to consolidate the VIE. Air France is in the process of performing its initial assessment of these structures, and has not yet determined whether the adoption of FIN 46 will have a material impact on its financial position or results of operations. Air France has identified the following as potential VIEs, but is still in the process of evaluating the legal structures and anticipated operating results and cash flows of these entities to determine if the company is the primary beneficiary:

Aircraft operating leases where the lessor is a trust established specifically to purchase, finance and lease the aircraft and Air France has an option to purchase the aircraft at predetermined prices during or at the end of the lease term.

Airport operating leases where Air France guarantees the underlying municipal or governmental debt held by public bondholders, and the lessor is a trust established specifically to finance and lease the facilities.

Air France believes that Nogues and Investima are VIEs; however these entities are already consolidated by Air France (see note 32 (d) of the consolidated financial statements for the year ended March 31, 2003). Air France is in the process of assessing the impact of adoption of FIN 46. Future guidance and/or modification of the provisions of FIN 46 is expected from the FASB which could potentially change the initial assessment of the potential VIEs identified above.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 affects the issuer’s accounting for three types of freestanding financial instruments:

•	Mandatorily redeemable shares, which embodies an unconditional obligation requiring the issuing company to redeem in exchange for cash or other assets at a specified or determinable date(s) or upon an event that is certain to occur;

•	Instruments that require or may require the issuer to repurchase some of its shares in exchange for cash or other assets, which includes put options and forward purchase contracts; and

•	Obligations that must or may be settled by issuing a variable number of equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares.

SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the fiscal years ending after June 15, 2003. Air France has not yet assessed the impact, if any, of adopting SFAS 150.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149). The statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. Air France has not yet determined the effect of adopting SFAS 149 on its results of operations and stockholders’ equity.

DESCRIPTION OF THE SHARE CAPITAL OF AIR FRANCE

General

Société Air France is a société anonyme, a form of limited liability company, organized and existing under French law, registered under the number 552 043 002 RCS Bobigny and subject to the provisions of the French Civil Aviation Code (Code de l’aviation civile) and to French corporate law to the extent it does not conflict with the French Civil Aviation Code. Air France’s financial year begins on April 1 and ends on March 31 of each calendar year.

Until the effective transfer of a majority of its share capital to the private sector, Air France is also subject to French Law no. 83-675 of July 26, 1983 relating to the democratization of the public sector and to other special requirements deriving from its status as a majority state-owned corporation with public interest obligations. See “Information About Air France’s Relationship with the French State”.

In December 2002, the French government introduced a bill related to the aviation industry and in particular to the transfer of a majority of Air France’s capital to the private sector. This bill became the 2003 Air Carrier Law in April 2003 and was supplemented by Regulation no. 2003-571 of June 27, 2003. The 2003 Air Carrier Law relates to the aviation industry and in particular to the transfer of a majority of Air France’s share capital to the private sector and increased the number of members of the Air France board of directors. Amendments to Air France’s articles of association were adopted by the shareholders’ general meeting held on July 10, 2003 and will be effective as of the transfer of a majority of Air France’s share capital to the private sector.

The following paragraphs set forth certain information concerning Air France’s share capital together with related descriptions of certain provisions of its articles of association, as amended by the July 10, 2003 shareholders’ general meeting, and of applicable French law. Such information and descriptions do not purport to be complete and are qualified in their entirety by reference to the articles of association of Air France. At an extraordinary general meeting scheduled for April 20, 2004, Air France’s shareholders will be asked, conditional upon completion of the offer, to authorize an increase in Air France’s share capital and to amend the articles of association, principally to create a vice chairmanship and of a strategic management committee. See “Summary of the Framework Agreement—Recommendations and Approvals—Air France Extraordinary General Meeting”.

Air France’s Objects and Purposes

The objects of Air France are:

•	The operation, in any legal form whatsoever, of air transport services for passengers, goods and mail, in addition to the provision of surface transportation extending or supplementing such air transportation, and, subsidiary to this, all and any activities relating to operations and services linked to the above objects.

•	The acquisition, sale, use under leasehold or rental, or by any other means, of all types of aircraft and other accessory equipment or devices.

•	The creation, acquisition, use under leasehold or license, and rental, of all and any industrial or commercial establishments, all real property, equipment and machines of all and any kinds that may be necessary or relevant to the pursuit of the above objects.

•	The acquisition of holdings in the equity of all and any companies irrespective of their legal form, associations, and French, European or third country corporate groupings, irrespective of the objects of their respective undertakings or their activity.

•	The management of its corporate assets, both real and moveable, and any other assets, irrespective of their composition.

And, generally, Air France may carry out all and any financial, commercial or industrial transactions involving real or moveable property that may be linked, directly or indirectly, in their entirety or partially to the object of the undertaking as described above, or to any other similar or related object of a character likely to promote its extension or development.

Capital Structure of Air France

Share Capital

As of March 31, 2002, March 31, 2003 and the date of this prospectus, Air France’s issued share capital amounted to €1,868,137,539.50, divided into 219,780,887 shares of the same class, nominal value €8.50 per share. The shares are fully paid. Each share is entitled to one vote, except for the 2,903,781 treasury shares, representing 1.3% of the total number of outstanding shares, which are not included in the calculation of voting rights. The French State currently holds 54.0% of the shares and 54.7% of the voting rights of Air France.

Authorized Stock Increases

On September 25, 2002, Air France’s annual ordinary general shareholders’ meeting authorized the board of directors, for a period of 26 months, to issue securities conferring immediate or future entitlement to the share capital of Air France under the following terms and conditions:

Nature of transaction		Maximum par value of issues
Common stock increases via the issues of shares:
• with retention of preferential subscription rights	}	€300 million
• with waiver of preferential subscription rights
Issues of debt securities convertible into common stock		€1 billion
Common stock increase by capitalization of reserves and/or additional paid-in capital		€300 million
Common stock issue reserved for employee saving schemes		3% of the share capital at the time of the issue

Common Stock Trends Over the Last Three Years

The following table summarizes Air France’s common stock trends over the last three years:

	Common stock movements
	Par value	Additional paid-in capital	Total common stock	Total number of shares
	(in €, except share amounts)
As of March 31, 2000			1,809,290,532	219,780,887
Conversion of common stock into euro	—	—	58,847,007	—
As of March 31, 2001	—	—	1,868,137,540	219,780,887
As of March 31, 2002	—	—	1,868,137,540	219,780,887
As of March 31, 2003	—	—	1,868,137,540	219,780,887

There has been no change since March 31, 2003.

Pursuant to Air France’s articles of association, fully paid-up shares (up to a shareholding of 2%) may be held in either registered or bearer form, at the option of the shareholders. However, following the majority transfer to the private sector, the board of directors will be allowed to reduce this 2% threshold and, in certain circumstances, to require that all shares be recorded in registered form only. See “— Form and Holding of Shares”.

Attendance and Voting at Shareholders’ Meetings

General

Under French law, there are two types of general shareholders’ meetings: ordinary and extraordinary. Ordinary general shareholders’ meetings are called to deal with matters such as the election, replacement and removal of the members of the board of directors, the appointment of statutory and independent auditors, the approval of annual financial statements, the declaration of cash dividends or the authorization to have such dividends paid in shares and the issuance of debt securities.

Extraordinary general shareholders’ meetings must be called to seek approval on matters such as the amendment of Air France’s articles of association, a change in Air France’s name or corporate purpose, increases or decreases in share capital (including waiver of the shareholders’ preferential subscription rights), an extension of Air France’s statutory term, mergers and significant divestitures, the creation of a new class of shares, the authorization of the issuance of investment certificates, securities exchangeable or convertible into equity securities, the transformation of Air France into another corporate form, and the voluntary liquidation of Air France before the end of its statutory term.

General shareholders’ meetings of Air France are held at the registered office of Air France or at any other location specified in the Notice of Meeting. The chairman of the board of directors (or, in the chairman’s absence, a director appointed by the chairman specifically for this purpose) chairs the general meetings.

If the board of directors fails to convene any shareholders’ meeting, Air France’s statutory auditors or a court-appointed agent may call the meeting. The court may be requested to appoint such agent by (i) one or several shareholders holding, in the aggregate, at least 5% of Air France’s share capital, (ii) any interested party or the works council in an emergency or (iii) a duly qualified association of shareholders holding their shares in registered form for at least two years and holding, in the aggregate, at least 1% of Air France’s voting rights. The notice calling a general meeting must state the agenda for the meeting and, with the exception of the removal and replacement of directors (which may be discussed at any meeting), no action may be taken at any meeting which was not included on the agenda for such meeting.

Annual Meetings

The board of directors is required to hold an annual ordinary general shareholders’ meeting no later than six months following the end of Air France’s financial year (currently ending on March 31 of each year) for approval of the annual financial statements, unless such period is extended by an order of the President of the Tribunal de commerce. The board of directors may also convene an ordinary or extraordinary meeting upon proper notice at any time during the year.

Notice of Shareholders’ Meetings

French law requires that a preliminary notice of a general shareholders’ meeting (avis de réunion) be published in the Bulletin des Annonces Légales Obligatoires (BALO) at least 30 days before the date set for the meeting. The preliminary notice must first be sent to the Autorité des Marchés Financiers (AMF) with an indication of the date of its publication in the BALO. The AMF also recommends that such preliminary notice be published in a newspaper of national circulation in France. Such preliminary notice must include, among other things, the agenda of the meeting, the draft resolutions that are proposed for voting by the shareholders, and information regarding voting by mail. Within 10 days of such publication, one or more shareholders holding a specified percentage of shares determined on the basis of a formula relating to capitalization and representing currently, in the aggregate, 0.5% of Air France’s share capital, or a duly authorized association of shareholders holding their shares in registered form for at least two years and holding, in the aggregate, at least 1% of Air France’s voting rights or Air France’s works council may propose additional resolutions on which votes are to be taken at such meeting. At least 15 days before the date set for any general meeting on first call, and at least six days before any second call, a final notice (avis de convocation) must be sent by mail to all holders of registered shares who have held such shares for more than one month prior to the date of publication of the notice, and notice of the meeting must also be given by publication in the BALO and in a newspaper authorized to publish legal announcements in the local administrative department (département) in which Air France is registered, with prior notice to the AMF. Such notice must include, among other things, a description of the type, final agenda, place, date and time of the meeting.

Attendance and Voting Rights

Attendance and exercise of voting rights at both ordinary and extraordinary general shareholders’ meetings are subject to certain conditions. There is no requirement that a shareholder have a minimum number of shares in order to be able to attend, or be represented at, a general meeting or to vote by mail. Pursuant to Air France’s articles of association, in order to participate in any general meeting, a holder of registered shares must have such shares registered in his or her name in Air France’s register of shareholders or a shareholder account maintained by an accredited financial intermediary (intermédiaire financier habilité) at least five days prior to the meeting. Similarly, a holder of bearer shares must obtain from the accredited financial intermediary with whom such holder has deposited its shares, a certificate (certificat d’immobilisation) indicating the number of bearer shares owned by such holder and stating that these shares are not transferable until the date of the meeting. Such certificate must be deposited at the place specified in the notice of the meeting at least five days before the meeting.

Subject to the foregoing, all shareholders who have properly registered their shares have the right to participate in general meetings, either in person or by proxy, and to vote, either in person, by proxy or by mail, according to the number of shares they hold. Proxies may be granted by a shareholder to his or her spouse, to another shareholder or, if the shareholder is a company, to a legal representative (or by such representative to a proxy, who must present a specific power in his or her name) or to Air France by returning a blank proxy. In the latter case, the chairman of the shareholders’ meeting will exercise the voting rights attached to the shares concerned by the blank proxy in favor of all resolutions proposed and agreed by the board of directors and against all others. Proxy forms will be sent to any shareholder upon request. In order to be counted, proxies must be received at Air France’s registered office or at such other address indicated in the notice convening the meeting prior to the date of the relevant general meeting. With respect to voting by mail, Air France must send its shareholders upon request a form for such vote and the form must be received by Air France at least three days prior to the date of the relevant general meeting. Pursuant to French corporate law, shares held by entities controlled, directly or indirectly, by Air France are not entitled to voting rights and do not count for quorum or majority purposes.

Quorum and Majority

Under French law and the amended articles of association of Air France, the presence in person (or voting by mail, proxy, video conference or by any other means of telecommunication where the nature and conditions of use comply with regulatory provisions) of shareholders having not less than 25% (in the case of any ordinary general meeting or an extraordinary general meeting deciding upon any capital increase by incorporation of reserves, profits or share premium) or 33.33% (in the case of any other extraordinary general meeting) of the shares entitled to vote is necessary for a quorum. If no quorum is present at a meeting, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but only questions which were on the agenda of the adjourned meeting may be discussed and voted upon. When an extraordinary general meeting is reconvened, the presence in person or by proxy (including those voting at a distance) of shareholders having not less than 25% of the shares entitled to vote is required for a quorum (except when an increase in Air France’s share capital is proposed through incorporation of reserves, profits or share premium, in which case the quorum requirements are those applicable to ordinary general meetings). If such a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months, but no deliberation may take place without such a quorum.

At an ordinary general meeting (or an extraordinary general meeting to vote upon any capital increase by incorporation of reserves, profits or share premium), a simple majority of votes cast by the shareholders present or represented at such meeting is required to pass a resolution. At any other extraordinary general meeting, a two-thirds majority of votes cast is required to pass a resolution. A unanimous vote, however, is required to increase the liabilities of shareholders. Abstention from voting by those present or represented by proxy, or voting at a distance, is counted as a vote against the resolutions submitted to a vote.

Financial Statements and Other Communications with Shareholders

In connection with any shareholders’ meeting, Air France must provide a set of documents, including Air France’s annual report and a summary of the results of the five previous financial years, to any shareholder who so requests. French corporate law requires that a special report be provided to the ordinary shareholders’ meeting regarding stock options authorized or granted by Air France.

Company Results

The board of directors is required to maintain proper accounts of all transactions conducted by Air France and shall draw up annual financial statements, annual consolidated financial statements, as well as half-year consolidated financial statements and shall provide certain financial information at the end of each financial quarter in compliance with the law, regulations and standards in force.

Dividend and Liquidation Rights

Net profit in each financial year (after deduction for depreciation and reserves) as increased or reduced, as the case may be, by a profit or loss of Air France carried forward from prior years, less any contributions to legal reserves, constitutes the distributable profits (bénéfice distribuable) available for distribution to the shareholders of Air France as dividends, subject to requirements of French law and with Title VII and other applicable provisions of Air France’s articles of association.

Legal Reserve

Under French law, each société anonyme (the corporate form of Air France), is required to allocate 5% of its unconsolidated statutory net profits (after reduction for any losses carried forward from previous years) in each financial year to a legal reserve fund until the amount in such reserve fund is equal to 10% of the aggregate nominal value of the share capital. This restriction of payment of dividends also applies to each of Air France’s French subsidiaries on an unconsolidated basis. The legal reserve is distributable only upon the liquidation of Air France. As of the date hereof, Air France had not yet fully funded its legal reserve.

Approval of Dividends

After approving the accounts and formally noting the existence of a profit available for distribution, the general shareholders’ meeting may resolve to allocate such profit to one or more reserve funds, the assignment and use of controls to carry over this profit to future years, or to distribute it. Any surplus distributed shall be shared among the shareholders in proportion to their equity rights in Air France. General shareholders’ meetings are empowered to grant any shareholder, all or part of the dividend paid out, and for interim dividends, a choice between payment of such final or interim dividend in cash or in shares. No distribution may be made to shareholders if the shareholders’ equity would become, as a result of the distribution, less than the amount of the share capital increased by the reserves, the distribution of which is prohibited by law or the Air France articles of association. The methods of payment of dividends are determined by the general shareholders’ meeting or by the board of directors, in the absence of a decision by the shareholders. According to Air France’s articles of association, the general shareholders’ meetings are empowered to give each shareholder the option of receiving all or part of its annual or interim dividend payments in either cash or shares.

If Air France has earned a distributable profit since the end of the preceding financial year (as shown on an interim balance sheet certified by Air France’s statutory auditors), the board of directors has the authority, subject to French law and regulations, prior to the approval of the annual financial statements by the shareholders, to distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement.

Distribution of Dividends

Subject to the statement above regarding interim dividends, the payment of dividends is fixed at the ordinary general meeting of shareholders at which the annual accounts are approved, upon the recommendation of the board of directors. Under French law, dividends are distributed to shareholders pro rata to their respective holdings of shares. Dividends are payable to holders of shares outstanding on the actual dividend payment dates as determined at the shareholders’ meeting approving the distribution of dividends or, in the case of interim dividends, on the actual dividend payment date, as determined by the meeting of the board of directors approving the distribution of interim dividends. The actual dividend payment date is decided by the shareholders in an ordinary general meeting or by the board of directors in the absence of such decision by the shareholders. Annual dividend payments must be made within nine months of the end of Air France’s financial year, unless otherwise authorized by court order. Under French law, dividends not claimed within five years of the date of payment revert to the French State.

Air France’s board of directors may, at any time and for any reason, propose to an extraordinary general meeting of shareholders the early dissolution of Air France, and Air France may be placed in liquidation in compliance with the relevant provisions of the French Commercial Code. If Air France is liquidated, those of its assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the nominal value of the shares, and the surplus, if any, will be distributed among the shareholders in proportion to the nominal value of their shareholdings.

Changes in Share Capital

Article 7 of Air France’s articles of association provides that its share capital may be increased, reduced or redeemed subject to the conditions established by law. Air France’s articles of association do not impose any additional conditions.

Increases in Share Capital

Increases in Air France’s share capital may be effected by either the issuance of additional securities that give access, immediately or in the future, to a portion of the share capital, the increase of the nominal value of existing shares or the issuance of investment certificates or a new class of shares. Additional shares, investment certificates or a new class of shares may be issued for cash or for assets contributed in kind, upon the conversion, exchange or redemption of debt securities convertible, redeemable or exchangeable into Air France’s shares previously issued by Air France, by capitalization of reserves, profits or issuance premiums upon the exercise of stock options, share warrants or other similar securities comprising the right to subscribe for or acquire equity securities, or, subject to certain conditions, in satisfaction of indebtedness of Air France or any combination thereof. As any increase in share capital requires modification of Air France’s articles of association, the share capital of Air France may be increased only with the approval of the shareholders at an extraordinary general meeting, upon the recommendation of the board of directors.

A capital increase through incorporation of reserves, profits or issuance premiums may be decided at an extraordinary general meeting by the shareholders, acting under the quorum and majority requirements of ordinary general meetings. See “—Attendance and Voting at Shareholders’ Meetings”. Share dividends may be distributed, as described under “—Dividend and Liquidation Rights”. French law permits different classes of shares to have different liquidation, voting and dividend rights.

The shareholders may delegate the right to carry out any capital increase (other than by way of an in-kind contribution) to the board of directors, provided that this increase has been previously authorized by the shareholders. The board of directors may further sub-delegate this right to Air France’s general manager. Each time the shareholders decide on a capital increase or decide to delegate to the board of directors the right to carry out a capital increase, they must also determine whether or not to proceed with a capital increase reserved for employees of Air France and its subsidiaries or whether to delegate to the board of directors the right to carry out such reserved capital increase.

Paying-up of Shares

Cash shares issued to increase the share capital of Air France must be paid-up, at the time of their subscription, in an amount at least equal to one quarter of their nominal value and in the full amount of their premium, if a premium is due. The difference will be called up, on one or more occasions, by a resolution of the board of directors, which will determine the amount to be called up and the venue and date of the payments to be made. Shareholders will be notified of the capital call one month before the date set for each payment by means of an announcement placed in a publication authorized to carry legal notices and with a circulation including the location of the registered office of Air France, or by individually addressed registered letter. Any delay in payment of the amounts due will automatically lead, without requirement of formal notice, to the accrual of interest at the statutory rate plus 2% per annum, calculated daily with effect from the due date, without prejudice to personal actions at law which Air France may bring against the defaulting shareholder and to the enforcement measures available by law. Any shares on which payment due has not been made at the time of their subscription may be considered null and void eight days following the dispatch of notice by registered letter, where such notice has not elicited a satisfactory response.

Decreases in Share Capital

An extraordinary general shareholders’ meeting is also empowered to authorize and implement a decrease in share capital, which may be effected either by decreasing the nominal value of the existing shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced either by an exchange of shares or by the repurchase and cancellation by Air France of its own shares. In accordance with French company law, all holders of shares in each class of shares must be treated equally with respect to a share capital reduction, unless the consent of the affected shareholders is obtained. If the reduction is not attributable to losses incurred by Air France or part of a program to purchase Air France’s own shares, each shareholder will be offered the opportunity to participate in such capital reduction, unless each affected shareholder agrees otherwise.

Preemptive Subscription Rights

Under French law, holders of shares have preferential, pro rata subscription rights when Air France issues, for cash, additional shares or other securities (i) that can be exchanged, converted or redeemed for shares or (ii) to which there are warrants attached to subscribe for or acquire new shares. Any shareholder may waive its preferential rights in respect of any particular offering. A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may also decide to waive the preferential rights of all shareholders with respect to any particular offering. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering and may be quoted on Euronext Paris. In the event that the preferential rights of shareholders are withdrawn, the shareholders’ meeting has the power to grant, or to authorize the board of directors to grant, existing shareholders a non-transferable priority right to subscribe for or acquire new shares issued during a limited period.

Trading by Air France in its Own Shares

Under French law, Air France may not subscribe for its own shares, but may, either directly or through a financial intermediary acting on its behalf, purchase its own shares (i) to reduce its share capital by canceling such acquired shares under certain circumstances, with shareholder approval at an extraordinary general meeting, (ii) to obtain shares for distribution to employees under a profit-sharing plan or stock option plan and (iii) subject to the filing of a note d’information that has received the visa of the AMF and after obtaining approval from the shareholders at an ordinary general meeting, to acquire up to 10% of its share capital in connection with a corporate share repurchase program for a maximum period of 18 months. In the latter case, the company may decide (i) to keep the shares acquired, (ii) to sell or transfer them (including to employees under a profit-sharing plan or stock option plan) or (iii) with the approval of the shareholders at an extraordinary meeting, to cancel them, subject to a maximum amount of canceled shares equal to 10% of the outstanding share capital over any 24-month period. In addition, all repurchases are subject to certain limitations, including as to timing, price and quantity, so as not to disrupt the normal trading of the shares.

Under French law, a company may not, directly or through an intermediary acting on his behalf, own more than 10% of its total capital or more than 10% of any class of its outstanding share capital. The shares repurchased by Air France must be held in registered form and be fully paid up. Such shares are deemed to be outstanding under French law, but are not entitled to dividends (these are carried forward to the next financial year as distributable profits) or voting rights and Air France may not itself exercise preferential subscription rights attached to them. The shareholders, at an extraordinary general meeting, may decide not to take such shares into account in determining the preferential subscription rights attached to the other shares; in the absence of such a decision, the rights attached to shares held by Air France must be either sold on Euronext Paris before the end of the subscription period or distributed to the other shareholders on a pro rata basis. A direct subsidiary of a company is generally prohibited by French law from holding shares and, in the event it becomes a holder of shares, such subsidiary must transfer the shares within one year following the date on which it becomes the holder thereof. An indirect subsidiary of a company may only acquire shares if such subsidiary demonstrates a business purpose for holding the shares, but in no event will it be entitled to vote such shares.

Form and Holding of Shares

Form of Shares

Until they are fully paid up, all shares will be registered in the name of the holder. Air France’s articles of association provide that fully paid-up shares may be held in either registered or bearer form, at the option of the shareholder, subject to certain provisions. Where the threshold of 2% of the voting rights or share capital is reached, shares must be registered in the names of the holders. Pursuant to the 2003 Air Carrier law and the Decree of June 27, 2003, Air France’s articles of association were amended at a general meeting of the shareholders of Air France on July 10, 2003 to allow for measures to protect the nationality of Air France, as required under rules governing the granting of aircraft operating licenses and traffic rights. The corresponding amendments will be effective as of the transfer of a majority of Air France’s share capital to the private sector. Pursuant to these amendments, the shares must be held in registered form in the following situations:

•

Holding 2% or more of Air France’s shares or voting rights. A shareholder, acting alone or in concert with others, who holds 2% or more of Air France’s shares or voting rights, must request from its financial intermediary (within five trading days of crossing the 2% threshold) that its shares be recorded in registered form, and provide Air France (within 15 calendar days) with a copy of such request. This request must contain the concerned shareholder’s name and address, the number and purchase date of the shares held or, if it is a legal entity, its legal name, registered office and the identity and nationality of its controlling persons. Non-French individuals or legal entities must also disclose the identity of any accredited financial intermediary that holds their shares on their behalf.

•	Holding more than 10,000 shares. Air France’s board of directors may at any time decide to lower the above threshold from a holding of 2% of the shares to a holding of 10,000 shares. Further, the board of directors is compelled to lower the 2% threshold to a threshold of 10,000 shares in the event 40% or more of Air France’s share capital or voting rights are held by non-French persons (as defined below). The board will publish any such decision in the BALO and in at least one French language and one English language financial newspaper.

•	Shares exclusively held in registered form. Air France’s board of directors may also, at any time, upon reviewing available information, resolve that all shares be recorded exclusively in registered form. The board must make this determination if 45% or more of Air France’s share capital or voting rights are held, directly or indirectly, by non-French persons (as defined below). The board’s decision to impose a requirement that Air France shares be in registered form (or any subsequent decision to the contrary) must be published in the same manner as described in the preceding paragraph. Holders of bearer shares must require that their shares be recorded in registered form within 15 days of the board’s decision.

For the purposes of the articles of association, French persons are defined as individuals having French nationality, or legal persons or other entities or groups that are majority held or effectively controlled by French individuals or interests.

Air France may use the procedure of titres au porteur identifiables (TPI) to obtain, at its own expense from Euroclear France, information regarding each of its shareholders, including their name, nationality, address and the number of shares held in bearer form. If, upon reviewing the requested information, Air France believes that its shares are held for the account of other persons, it may request similar information regarding these other persons either from Euroclear France or directly from each concerned financial intermediary. No information may be requested by or communicated to third parties under the TPI procedure.

Holding of Shares

In accordance with French law concerning the “dematerialization” of securities, the ownership rights of holders of shares are represented by book entries instead of share certificates. Registered shares are entered into an account maintained by Air France itself or by a representative nominated by Air France, while shares in bearer form must be held in an account maintained by an accredited financial intermediary on the shareholder’s behalf.

Air France maintains a share account with Euroclear France in respect of all shares held in registered form. This account is administered by Société Générale. Air France also maintains accounts in the name of each shareholder either directly or, at the shareholder’s request, through such shareholder’s accredited intermediary in separate accounts. Each account shows the name of the shareholder, the number of shares held, and the fact that such shares are registered through an accredited financial intermediary, if such is the case. Société Générale issues a confirmation to each person in whose name the shares are registered, in relation to their respective account. These confirmations do not constitute documents of title.

Shares held in bearer form are held and registered on the shareholder’s behalf in an account maintained by an accredited financial intermediary and credited to an account maintained by such intermediary with Euroclear France. Each accredited financial intermediary maintains a record of shares held through it and will issue certificates in respect thereof. Transfers of shares held in bearer form may only be effected through accredited financial intermediaries and Euroclear France. As noted above, the articles of association of Air France allow it to request from Euroclear France, at any time, details concerning the identity of holders of shares in bearer form.

Non-French Residents

Pursuant to the amended articles of association, any shareholder (i) that does not have its domicile or registered office (as defined in article 102 of the French Civil Code) in France and (ii) that is required to have its shares recorded in registered form under the procedure referred to above, must register a domicile (faire élection de domicile) with an accredited financial intermediary in France and must inform Air France without delay by registered or certified mail with return receipt requested. If a shareholder fails to do so satisfactorily, the concerned shares will be deprived of voting rights in any general shareholders’ meeting, and the payment of the corresponding dividends will be deferred until these requirements are fully complied with.

Transfer of Shares

Registered shares must be converted into bearer form before being traded on Euronext Paris and, accordingly, must be credited to an account maintained by an accredited financial intermediary. Dealings in shares are initiated by the owner, who gives instructions (through an agent, if appropriate) to the relevant accredited financial intermediary. For dealings on Euronext Paris, a tax assessed on the price at which the securities were traded (impôt sur les opérations de bourse) is payable, at a rate of 0.3% on transactions up to €153,000 and at a rate of 0.15% thereafter, subject to a rebate of €23 per transaction and a maximum assessment of €610 per transaction. Transactions between non-French residents are not subject to the payment of such tax. In addition, a fee or commission is payable to the French broker, accredited financial intermediary or other agent involved in the transaction (whether within or outside France).

A 1% registration duty (subject to a maximum duty of €3,049 per transfer) applies to certain transfers of shares in French companies. The duty does not apply to transfers of shares in listed companies that are not evidenced by a written agreement, or if any such agreement is executed outside France.

Pursuant to its amended articles of association, any transfer of shares may be subject to the prior approval of Air France’s board of directors if:

•	upon reviewing available information, the board of directors determines that more than 45% of Air France’s share capital or voting rights are held, directly or indirectly, by non-French nationals, and

•	the proposed transfer would prompt the acquiror’s obligation to file a statement in respect of the 0.5% threshold referred to below (or any multiple thereof).

Compulsory Transfer of Shares

Pursuant to its amended articles of association, Air France is authorized to require that certain shareholders transfer all or part of their shares if 45% or more of the share capital or voting rights of Air France are held, directly or indirectly, by non-French nationals. French nationals, for purposes of the amended articles of association, are individuals with French nationality and legal entities or other entities and groups whose equity is not majority-held by, or effectively controlled by, non-French individuals or interests. The compulsory transfer procedure is intended to safeguard Air France’s rights to operate passenger air travel services on international routes, which depend, in many instances, on it being substantially- or majority-owned and effectively controlled by French nationals or, in some cases, nationals of an E.U. member state or a state that is party to the EEA (or any other agreement whose scope is equivalent in terms of air transport). See “Regulation of Air France — The International Regulatory Framework — The Chicago Convention” and “— European Regulation — Liberalization”.

Air France will publish an announcement in the Bulletin des Annonces Légales Obligatoires (BALO) and a press release in the form of a financial notice in a newspaper of national circulation in France and in an English-language financial publication when the percentage of share capital or voting rights held, directly or indirectly, by shareholders other than French nationals reaches 45% or falls below this level.

Under this compulsory transfer procedure, Air France will issue a formal request (mise en demeure) as a matter of priority to shareholders who are not nationals of a E.U. member state or a state that is party to the EEA (or any other agreement whose scope is equivalent in terms of air transport) requiring them to transfer all or a portion of their shares. The formal request will apply to shares based on the order they were registered in the Air France share register, beginning with the most recently registered shares.

Following the issuance of a formal request to nationals other than nationals of an E.U. member state or a state that is party to the EEA (or nationals of other states party to any other agreement whose scope is equivalent in terms of air transport), if Air France’s share capital or voting rights remain at least 45% held, directly or indirectly, by non-French nationals, Air France may issue a formal request to its shareholders who are nationals of an E.U. member state or a state that is party to the EAA. This formal request will also apply to shares based on the order they were registered, beginning with the most recently registered shares.

In the event that more than one shareholder holds shares registered at the same date in the records of Air France exceeding the balance of the shares to which the same formal demand procedure applies, the balance will be split between those shareholders in proportion to the shares concerned.

The formal request for compulsory transfer of stock may be implemented in one or more phases for so long as, in the light of the information available to Air France and the transfers already effected, the portion of the share capital or voting rights held, directly or indirectly, by shareholders other than French nationals continues to equal at least 45%.

A formal request will be deemed to have been duly issued when it is in the form of a letter sent registered or certified mail, return receipt requested, or by any equivalent means, to the holder appearing in the register of Air France, including cases where the shares are registered in the name of an intermediary on behalf of the owner of the shares, and to the address appearing in this register or, where applicable, to the address where domicile has been elected.

The formal request will indicate the number of shares that the shareholder is required to transfer within two months from the date of the formal request. Shareholders receiving a formal request must inform Air France without delay of the execution of the transfers required of them.

If at the end of the two-month period following Air France’s formal request the concerned shareholder has taken no action, Air France’s chairman may seek a writ of summons appointing a financial institution to sell the concerned shares on Euronext Paris. From the date of this appointment, the concerned shares will be deprived of voting rights and will only be authorized for sale under the procedure laid out in the 2003 Air Carrier Law and our articles of association.

At the end of an additional two-month period, any unsold shares may be repurchased by Air France or, if Air France fails to do so, will regain their voting rights. The net proceeds of any sale of the concerned shares under this procedure will be paid to the holder whose shares are subject to the compulsory transfer procedure.

For a description of the restriction applicable to holders of ADSs, see “Description of the Air France American Depositary Shares — Limitations on the Right to Own, Transfer or Vote Air France ADSs; Compulsory Transfer of Air France Shares”. Air France intends to treat all of the shares underlying ADSs as shares held by nationals other than nationals of an E.U. member state or a state that is party to the EEA (or any other agreement whose scope is equivalent in terms of air transport), unless it has received satisfactory evidence as to why they should not be so treated.

Requirements Applicable to Shareholdings Exceeding Certain Percentages

Pursuant to Article L.233-7 of the French Commercial Code (Code de commerce), any individual or entity, acting alone or in concert with others, that becomes the owner directly or indirectly, of more than 5%, 10%, 20%,

33.3%, 50% or 66.6% of the outstanding shares or voting rights of Air France must notify Air France within five trading days of crossing any such threshold of the number of shares and warrants it holds or is entitled to hold and of the number of voting rights attached thereto. Such individual or entity must also notify the AMF within five trading days. The AMF makes such report available to the public. In addition, if such thresholds are reached due to a reduction in the holding, notification according to the conditions above must be given to Air France and the AMF, respectively.

In addition to the provisions of the French Commercial Code, the amended articles of association of Air France provide that any individual or legal entity, acting alone or in concert with others, which holds directly or indirectly at least 0.5% of the share capital or voting rights of Air France or a multiple thereof up to a maximum of 50%, must notify Air France within 15 calendar days by certified mail with return receipt. Additionally, if such a threshold is reached due to a reduction in the holding, notification according to the conditions above must be given to Air France. Failure to adhere to these notification requirements will lead to disqualification of the stock for voting under Article L.223-14 of the French Commercial Code at the request of one or more shareholders holding together at least 0.5% of the share capital of Air France.

In addition, any person acquiring more than 10% or 20% of the outstanding shares or voting rights of Air France must file a report within 10 trading days with Air France and the AMF, which makes such report available to the public by means of a notice. This report must state whether the acquiror is acting alone or in concert with others and indicate its intention for the following 12-month period, including whether or not it intends to continue its purchases, to acquire the control of Air France or to seek nomination (for itself or for others) to Air France’s board of directors. The acquiror must also publish a press release stating its intentions in a financial newspaper nationally circulated in France. The acquiror may modify its initial intentions in a new statement, provided that this is done on the basis of significant changes in its own situation or those of its shareholders. Upon any change in intention, it must file a new report. These requirements also apply to accredited intermediaries that hold shares on behalf of shareholders who are non-French persons. Under the regulations of the AMF, and subject to limited exemptions, any person, or persons acting in concert, who comes to own more than 33.3% of the share capital or voting rights of Air France must initiate a public tender offer for the remainder of the share capital of Air France.

In order to permit holders of shares or intermediaries to give notice as required by law, Air France is obligated to publish in the BALO, no later than 15 calendar days after Air France’s annual ordinary general meeting of shareholders, information with respect to the total number of votes outstanding as of the date of such meeting. In addition, if Air France is aware of a change of at least 5% in the number of available votes in the period between two annual ordinary general meetings, it is required to publish in the BALO, within 15 calendar days of such change, the number of votes then available and provide the AMF with written notice thereof.

If any shareholder fails to comply with the above-mentioned notification requirements, the shares in excess of the relevant threshold will be automatically deprived of voting rights until the end of a two-year period following the date of compliance by the owner with the notification requirements. Furthermore, any shareholder who fails to comply with the above-mentioned requirements may have all or part of its voting rights (and not only those attached to the shares in excess of the relevant threshold) suspended for up to five years by court order at the request of the chairman or any shareholder of Air France or the AMF, and, in some cases, may be subject to criminal penalties.

Ownership of Shares by Non-French Residents

Under French law, there is no specific limitation on the right of non-French residents or non-French companies to own or, where applicable, vote securities of a French company. A non-resident of France, a non-French company or any group of non-French residents or non-French companies acting in concert or any foreign controlled resident must file a déclaration administrative, or administrative notice, with French authorities if such acquisition would result in (i) the acquisition of more than 33.33% of the share capital or voting rights of

Air France or (ii) the increase above 33.33% of the share capital or of the voting rights of Air France, unless such non-French resident, group of non-French residents or non-French company or group of non-French companies already controls more than half of the share capital of Air France or voting rights prior to such increase. Under existing administrative rulings, ownership by a French corporation, in which 33.33% or more of the share capital or voting rights is held by a foreign national, of 33.33% or more of a French company’s share capital or voting rights gives rise to an obligation to file a déclaration administrative with the French authorities.

However, because of the regulatory regime applicable to airline carriers, shareholders who are not French citizens could, under certain circumstances, be required to sell all or a portion of their shares if 45% or more of Air France’s share capital or voting rights is held, directly or indirectly, by non-French persons. See “—Compulsory Transfer of Shares”.

In accordance with its articles of association, Air France will inform shareholders and the general public, through an announcement published in the BALO and a press release in the form of a financial notice published in a journal with national coverage in France and in an English-language financial publication, when 45% of the share capital or voting rights is held, directly or indirectly, by shareholders other than French nationals, and when the share in the equity or voting rights held by such shareholders falls below this level. The term French national(s) refers to private individuals and legal entities or other entities and groups whose equity is not held in the majority or effectively controlled by foreign private individuals or interests. The notice must specify the share of equity or voting rights thus held, directly or indirectly, by shareholders other than French nationals and will indicate whether Air France is envisaging the use of the formal demand procedure provided for in Article L.360-2 of the Code of Civil Aviation. See “—Compulsory Transfer of Shares”.

COMPARISON OF RIGHTS OF AIR FRANCE SHAREHOLDERS AND KLM SHAREHOLDERS

The rights of Air France shareholders are governed by French company law and the provisions of our articles of association. The rights of KLM shareholders are governed by the laws of the Netherlands and the provisions of the KLM articles of association. The following is a summary of the material differences between the rights of KLM shareholders as currently existing and those of Air France shareholders arising from differences between Dutch and French law and between the KLM articles of association and our articles of association, as amended by a shareholders’ general meeting held on July 10, 2003, with effect as of the transfer of a majority of Air France’s share capital to the private sector. In addition, at an extraordinary general meeting scheduled for April 20, 2004, Air France’s shareholders will be asked, conditional upon completion of the offer, to amend Air France’s articles of association to reflect the share capital increase pursuant to the offer and the creation of a vice chairmanship and a strategic management committee. See “Summary of the Framework Agreement—Recommendations and Approvals—Air France Extraordinary General Meeting”.

This is a summary only and therefore does not contain all the information that may be important to you. For more complete information, you should read our articles of association, which are included as an exhibit to our registration statement on Form F-4 with respect to the offer of which this prospectus is a part and which has been filed with the SEC. KLM’s articles of association are filed as an exhibit to KLM’s Annual Report on Form 20-F for the financial year ended March 31, 2003, as amended, in which they are incorporated by reference to KLM’s Annual Report on Form 20-F for the financial year ended March 31, 2002. To learn where you may obtain these documents, see “Where You Can Find More Information”. The rights of KLM shareholders who do not accept the offer will change, subsequent to the completion of the offer. See “Summary of the Framework Agreement—Corporate Governance and Organization—Amendments to KLM’s Articles of Association”.

Provisions Applicable to Air France Shareholders	Provisions Currently Applicable to KLM Shareholders

Management and Supervision

Regime

We are a société anonyme à conseil d’administration and, as such, under French company law, we are managed by a board of directors (which is represented by a chairman of the board of directors) and a general manager, who has full executive authority. The positions of chairman and general manager may be held by the same person, as is currently the case in Air France.

Under French company law, subject to a limited number of exceptions, the members of the board of directors are appointed at an ordinary general meeting of the shareholders.

The board of directors appoints and dismisses the chairman and the general manager, but the chairman’s duties terminate automatically upon termination of his/her duties as a director, by the shareholders in a general meeting or otherwise.

KLM is subject to the Dutch statutory rules for large companies (structuurregime). Pursuant to these rules, KLM is required to have a two-tier system of corporate governance, comprising a board of managing directors (the KLM management board) and a board of supervisory directors (the KLM supervisory board). Under these rules, subject to statutory exceptions, the KLM supervisory board, rather than the general meeting of shareholders (the general meeting), appoints the members of the KLM supervisory board, appoints and dismisses the members of the KLM management board and must approve certain resolutions of the KLM management board.

Board of Directors	KLM Supervisory Board

Under French company law, within the limits of the corporate objects and purpose set out in our articles of association, and subject to the powers reserved to our shareholders in a general meeting, our board of directors is vested with the authority to determine general company policy and exercises supervisory control over our affairs, which are conducted through the chairman and general manager.

Our board of directors, on the recommendation of the compensation committee, has authority to determine the compensation of its chairman. They also advise on the compensation of members of the executive committee.

Following the effective transfer of a majority of Air France’s share capital to the private sector, in accordance with French Law No. 2003-322 of April 9, 2003, as supplemented by Regulation No. 2003-571 of June 27, 2003 and our amended articles of association, our board of directors will be composed as follows:

•      at least 13 and up to 18 directors appointed by the shareholders in a general meeting (including representatives of the French State in proportion to its shareholding);

•      six representatives of the employees elected by the employees, including one elected by the flight crews, one elected by the cabin staff, one elected by the executive staff (cadres) and three elected by other salaried employees; and

•      two representatives of the employee shareholders appointed by the shareholders in a general meeting, including one appointed from among the flight crews and one from among any of the other categories of personnel, provided that each of the flight crews and “other” categories holds at least 2% of Air France’s share capital.

Directors will be appointed for a renewable term of six years. Each director must own at least 10 shares in registered form during his or her term in office. No more than one-third of the directors may be more than 70 years old.

The KLM supervisory board advises the KLM management board and monitors its affairs generally. The KLM supervisory board approves the annual budget, adopts the annual financial statements and submits them for approval to the general meeting. In performing these duties, the members of the KLM supervisory board are guided by the interests of KLM, its business and its shareholders.

Pursuant to KLM’s current articles of association, the meeting of KLM priority shareholders determines the number of supervisory directors, provided there are no fewer than seven. The KLM supervisory board members are appointed by the KLM supervisory board, subject to the right of the general meeting and the works council to object. Notwithstanding such an objection, a proposed appointment may be made if the Enterprise Division of the Court of Appeals in Amsterdam declares the objection unfounded. The general meeting, the works council and the KLM management board may recommend persons to the KLM supervisory board for appointment as supervisory directors.

On behalf of KLM, the KLM supervisory board, as well as a representative designated for that purpose by the general meeting or by the works council, may request that the Enterprise Division of the Court of Appeals at Amsterdam dismiss a supervisory board member for neglect of his duties, because of such a fundamental change in circumstances that KLM cannot reasonably be required to retain him as a supervisory director or based on other significant cause. The KLM supervisory board may, in the first instance, suspend a supervisory board member; however, such suspension shall terminate automatically if KLM has not filed a request for dismissal with the Enterprise Division of the Court of Appeals in Amsterdam within one month of commencement of the suspension.

Chairman and General Manager	KLM Management Board

The general management of Air France shall be the responsibility of either the chairman of the board of directors or another private individual appointed by the board of directors and given the title of general manager.

The general manager acts as Air France’s legal representative and is vested with powers to act in all circumstances in the name of the Air France.

The chairman’s role consists of (1) representing the board of directors, (2) organizing and conducting the board of directors’ activities and keeping the shareholders in a general meeting informed of such activities and (3) supervising the management bodies of our company and ensuring that the directors are in a position to perform their duties.

In addition, as noted above, the positions of chairman of the board and general manager may be held by the same person. In such case, the chairman may carry out the general management of our company in the capacity of general manager. In a resolution adopted September 25, 2002, our board of directors decided that the duties of chairman and general manager could be carried out by one individual.

Pursuant to French company law and our articles of association, our chairman and general manager has full authority to manage our affairs, and has broad powers to act on our behalf within the corporate objects and purpose set out in our articles of association and to represent us in dealings with third parties, subject only to the powers expressly reserved to our board of directors or the shareholders in a general meeting by law, by our articles of association, or by special decision of our board of directors.

Although a French company only has one general manager, we may have up to five deputy general managers, appointed and dismissed by the board of directors, upon the proposal of the general manager.

Our chairman, general manager and deputy general managers may perform their duties for such a period of time as is fixed from time to time by our board of directors, provided that such duration may not exceed their term of office as a director (if applicable) or, in any event, the date of the ordinary general shareholders’ meeting held to approve the financial statements for the financial year in which they will have reached the age of 70.

The KLM management board manages KLM’s affairs under the supervision of the KLM supervisory board. In performing these duties, the members of the KLM management board shall be guided by the interests of KLM, its business and its shareholders.

KLM’s current articles of association provide that the meeting of priority shareholders determines the number of management board members, provided there are no fewer than three at any given time. The KLM supervisory board appoints the members of the KLM management board and, following consultation with the general meeting, may dismiss members of the KLM management board. The KLM supervisory board appoints one of the management board members as chairman of the KLM management board. Such chairman is referred to as the President of the KLM management board. The KLM supervisory board may, at any time, suspend one or more management board members. Such suspension shall terminate either by subsequent appointment or upon the expiration of a three-month period following the commencement of the suspension, unless the KLM supervisory board extends such period for no more than two additional periods of three months each.

Remuneration and other conditions of employment for the members of the KLM management board are determined by the KLM supervisory board.

Representation

Pursuant to French company law and our articles of association, the chairman of our board of directors and general manager represents us in dealings with third parties. We are bound by his actions, even if such acts do not fall within the corporate objects and purpose set out in our articles of association, unless it can be demonstrated that the third party could not ignore that such act fell outside the bounds of our corporate objects and purpose. The filing of our articles of association with the Companies’ Registry does not constitute sufficient evidence thereof.

In addition, the deputy general managers have the same powers as the general manager vis-à-vis third parties. Any limitation that the board of directors may decide to apply to such powers cannot be invoked against third parties.

Pursuant to the KLM current articles of association, KLM is represented by the KLM management board, or by two management board members acting jointly or by a management board member acting jointly with a holder of a general power of attorney. KLM may also be represented by one or two holders of a power of attorney acting jointly or alone, depending on the scope of the powers of attorney granted to such holders.

Directors’ Liability

Under French company law, our general manager, deputy general managers and directors must comply with various legal, regulatory and statutory provisions, in addition to maintaining certain management standards. They may, therefore, be held liable if they breach legal, regulatory or statutory provisions applicable to our company, if they fail to abide by the provisions of our articles of association, or if they breach their duty of care towards us. They may also be found liable under general principles of civil liability for any damage or loss that they have caused third parties by reason of their negligence. Both civil and criminal liability may arise from the same facts and are not mutually exclusive. French company law contains numerous provisions imposing criminal sanctions on directors, general managers and deputy general managers. French bankruptcy laws also provide for specific civil and criminal sanctions against directors, general managers and deputy general managers in the event that the company they are managing becomes insolvent and an act of mismanagement is attributed to them.

Under Dutch law, members of the KLM management board and KLM supervisory board are jointly and severally liable to KLM for failure to fulfil their duties properly. Members of either board may, in the event of KLM’s bankruptcy, be liable towards the trustee in bankruptcy for improper fulfilment of their duties. The provisions of Dutch law governing such liability are mandatory in nature. In certain exceptional circumstances, liability of directors towards third parties may arise.

Transactions with Interested Directors

French company law provides for prior approval and control of transactions entered into between, directly or indirectly, us and our directors, general manager, deputy general manager, or any entity in which any of these persons is at the same time an owner, partner with unlimited liability, managing director, member of the supervisory board or an executive officer, unless the transaction is entered into in the ordinary course of business and under normal terms and conditions. Transactions entered into between a company and one of its shareholders who holds, directly or indirectly, more than 10% of our voting rights, or with an entity controlling such a shareholder, are also considered related party transactions requiring the prior approval of our board of directors.

The interested party has the obligation to inform our board of directors of the existence of the related party transaction and a majority of our disinterested directors must approve the transaction.

If a related party transaction is pre-approved by the majority of our disinterested directors, our chairman must then report the authorized transaction to our statutory auditors within one month following the closing thereof. The auditors must then prepare a special report on the transaction to be submitted to our shareholders at their next general meeting, during which our shareholders would consider the transaction for ratification (any interested shareholder would be excluded from voting). If the transaction is not ratified by the shareholders, such absence of ratification would normally, and except in the case of fraud, have no impact on the validity of the transaction, but the shareholders may in turn hold the board of directors or interested representative of the company liable for any damages suffered as a result thereof.

Under French company law, certain related party transactions, such as loans to our directors, are strictly prohibited.

Any related party transaction concluded without the prior consent of a majority of our disinterested directors can be voided by a court, if we incur a loss as a result thereof. Furthermore, an interested related party may be held liable on this basis.

In any situation in which KLM has a conflict of interest with one or more members of the KLM management board, KLM is represented by the members of the KLM supervisory board. The general meeting is at all times entitled to appoint one or more other persons to represent the company in situations of a conflicting interest.

Shareholders’ Meeting

General Meetings of Shareholders

General meetings are called by our board of directors. If our board of directors fails to convene a general meeting, our statutory auditors or a court-appointed agent may call the general meeting. The court may be requested to appoint such agent by (1) one or several shareholders holding, in the aggregate, at least 5% of our share capital, (2) any interested party or our works’ council, in an emergency, or (3) a duly qualified association of shareholders holding their shares in registered form for at least two years and holding, in the aggregate, at least 1% of our voting rights.

The notice calling a general meeting must state the agenda for the general meeting. With the exception of the removal and replacement of directors (which may be discussed at any general meeting), no action may be taken at any general meeting which is not included on the agenda for such general meeting.

Under French company law, we may currently convene two types of general meetings: ordinary and extraordinary. Ordinary general meetings are called to deal with matters such as the election, replacement and removal of the members of the board of directors, the appointment of statutory and independent auditors, the approval of our annual financial statements, the declaration of cash dividends or the authorization to have such dividends paid in shares and the issuance of debt securities.

Extraordinary general meetings must be called to seek approval on matters such as the amendment of our articles of association, any change in our name or corporate objects and purpose, increases or decreases in our share capital (including waiver of our shareholders’ preferential subscription rights), an extension of our statutory term, mergers and significant divestitures, the creation of a new class of shares, the authorization of the issuance of investment certificates, securities exchangeable or convertible into equity securities, the transformation of Air France into another corporate form and the voluntary liquidation of Air France before the end of its statutory term.

General meetings are called by the KLM management board or the KLM supervisory board.

Under Dutch corporate law, KLM’s annual general meeting must be held within six months of the end of KLM’s fiscal year, but in any event before September 30 of each year.

Other general meetings are held as often as the KLM management board or KLM supervisory board considers them necessary. Such general meetings may also be held if one or more shareholders representing in the aggregate at least one-tenth of the issued share capital have made a demand for such a general meeting, in writing, to the KLM management board and the KLM supervisory board, specifying the subjects to be dealt with. If neither the KLM management board nor the KLM supervisory board (which in such a situation have concurrent authority), complies with the request in time to allow the general meeting to be held within six weeks of the request, the person or persons having made the request may be authorized by the presiding judge of the District Court in Amsterdam, in accordance with the applicable provisions of Dutch law, to call the general meeting themselves.

Our board of directors is required to hold an annual ordinary general shareholders’ meeting for approval of the annual financial statements, no later than six months following the end of our fiscal year (currently ending on March 31 of each year), unless such period is extended by an order of the President of the Tribunal de commerce. Our board of directors may also convene an ordinary or extraordinary general shareholders’ meeting upon proper notice at any time during the year.

Place of Meeting

General meetings are held at our registered office or at any other place specified in the convening notice sent to shareholders.

Under Dutch corporate law, general meetings of a company incorporated in the Netherlands must be held in the place mentioned in its articles of association or in the municipality in which the company is established. According to KLM’s current articles of association, general meetings must be held at Amstelveen, Amsterdam, The Hague, Haarlemmermeer, Rotterdam or Utrecht.

Notice

French company law requires that a preliminary notice of a general shareholders’ meeting (avis de réunion) be published in the Bulletin des Annonces Légales Obligatoires (the BALO) at least 30 days before the date set for the meeting. The preliminary notice must first be sent to the Autorité des Marchés Financiers (the AMF) with an indication of the date that it will be published in the BALO. The AMF also recommends that such preliminary notice be published in a newspaper of national circulation in France. Such preliminary notice must include, among other things, the agenda of the general meeting, the draft resolutions that are proposed to be voted on by the shareholders and information regarding voting by mail. Within 10 days of such publication, one or more shareholders holding a specified percentage of shares determined on the basis of a formula relating to capitalization and representing currently, in the aggregate, approximately 0.5% of our share capital, or a duly authorized association of shareholders holding their shares in registered form for at least two years and holding, in the aggregate, at least 1% of our voting rights or the workers’ committee may propose additional resolutions to be voted on at such general meeting. At least 15 days before the date of the general meeting is first sent to our shareholders, and at least six days before any second notice of the general meeting is sent to our shareholders, a final notice (avis de convocation)

KLM’s articles of association require that notices of general meetings, stating the time and place thereof, must be provided to shareholders at least three weeks in advance of such meeting, by publication in at least one daily newspaper of national circulation in the Netherlands and in the Officiële Prijs Courant published by Euronext Amsterdam N.V., as well as by mail to holders of registered shares, as stated in the register of shareholders. The notice shall state the subjects to be dealt with or shall advise the shareholders that they may obtain such information at KLM’s principal office. No valid resolutions may be passed with respect to other matters. For urgent matters, at the discretion of the chairman of the KLM supervisory board, a general meeting may be called on the fifteenth day before the general meeting, at the latest.

Pursuant to KLM’s articles of association, requests of shareholders who, alone or jointly, represent 1% of KLM’s outstanding share capital, to place topics on the agenda of the annual general meeting will be honored if they are made in writing at least six weeks before the date of the annual general meeting, unless, in the opinion of the KLM supervisory board and the KLM management board, inclusion of such topic in the agenda would conflict with the substantial interests of KLM.

must be sent by mail to all holders of registered shares who have held such shares for more than one month prior to the date of publication of the notice. Notice of the general meeting must also be given by publication in the BALO and in a newspaper authorized to publish legal announcements in the local administrative department (département) in which we are registered, with prior notice to the AMF. Such notice must include, among other things, a description of the type, final agenda, place, date and time of the general meeting.	Meetings of the holders of KLM shares other than common shares shall be convened by the KLM management board or KLM supervisory board by written notice at least five days prior to the meeting.

Attendance and Voting

Attendance and exercise of voting rights at both ordinary and extraordinary general meetings are subject to certain conditions. There is no requirement that a shareholder hold a minimum number of shares in order to be able to attend, or be represented at, a general meeting or to vote by mail. Pursuant to our articles of association, in order to participate in any general meeting, a holder of registered shares must have such shares registered in his or her name in our shareholder register or a shareholder account maintained by an accredited financial intermediary (intermédiaire financier habilité) at least five days prior to the general meeting. Similarly, a holder of bearer shares must obtain from the accredited financial intermediary with whom such holder has deposited its shares, a certificate (certificat d’immobilisation) indicating the number of bearer shares owned by such holder and stating that these shares are not transferable until the date of the general meeting. Such certificate must be deposited at the place specified in the notice of the meeting at least five days before the general meeting.

Subject to the foregoing, all shareholders who have properly registered their shares have the right to participate in general meetings, either in person or by proxy, and to vote, either in person, by proxy or by mail. Each shareholder is entitled to one vote per share. Proxies may be granted by a shareholder to his or her spouse, another shareholder, or if the shareholder is a company, to a legal representative (or by such representative to a proxy, who must present a specific power in his or her name) or to us by returning a blank proxy. In the latter case, the chairman of the general meeting will exercise the voting rights attached to the shares concerned in favor of all resolutions proposed and agreed by the board of directors and against all others. Proxy forms will be sent to any shareholder

All KLM shareholders may attend any general meeting, either in person or by proxy duly authorized in writing, and may participate in the discussions and voting. To the extent that voting rights have been vested in a usufructuary or pledgee, the usufructuary or pledgee may exercise the voting rights, as long as its right of usufruct or pledge has not expired. Holders of bearer shares must deposit their share certificates before the general meeting at such time and place as designated in the notice calling the general meeting. Holders of registered shares must have notified the KLM management board before the general meeting, by means of a registered letter, of their intention to attend the general meeting. The ultimate date for deposit of shares and for notification is no earlier than seven days before the general meeting.

Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise, which is not the case for KLM. All shareholder resolutions are taken by simple majority of the votes cast, unless the articles of association or Dutch law prescribe a qualified majority. The validity of shareholders’ decisions is not dependent on a quorum, unless the law or the articles of association stipulate otherwise, which in respect of KLM is only the case for resolutions to dissolve the company, for which a quorum requirement of three-quarters of the issued shares applies.

Pursuant to KLM’s current articles of association, each KLM share entitles the shareholder to cast one vote (subject to a right of pledge or usufruct having been granted whereby the voting rights have been vested in the usufructuary or pledgee, in which case the usufructuary or the pledgee may exercise the voting right as long as its right of upon request. In order to be counted, proxies must be received at our registered office, or at such other address indicated in the notice convening the general meeting, prior to the date of the relevant general meeting. With respect to voting by mail, we are obligated to send a form to the shareholders, upon request, which must be returned to us at least three days prior to the date of the relevant general meeting. Pursuant to French company law, shares held by entities controlled directly or indirectly by Air France are not entitled to voting rights and do not count for quorum or majority purposes.

Under French company law and our articles of association, in the case of the shareholders in any ordinary general meeting or an extraordinary general meeting deciding upon any share capital increase by incorporation of reserves, profits or share premium, the presence in person (or voting by mail, proxy, video conference or by any other means of telecommunication which allows shareholders to be identified) of shareholders having not less than 25% is required for a quorum. In the case of any other extraordinary general meeting, 33.33% of the shares entitled to vote is necessary for a quorum. If no quorum is present at a general meeting, the general meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but only questions which were on the agenda of the adjourned general meeting may be discussed and voted upon. When an extraordinary general meeting is reconvened, the presence in person or by proxy (including those voting by mail) of shareholders having not less than 25% of the shares entitled to vote is required for a quorum. However, when an increase in our share capital is proposed through incorporation of reserves, profits or share premium, the quorum requirements that apply are those applicable to ordinary general meetings. If such a quorum is not present, the reconvened general meeting may be adjourned for a maximum of two months; however, no deliberation may take place without such a quorum.

usufruct or pledge has not expired). At a general meeting, all classes of shares vote together as a single class.

At an ordinary general meeting, or an extraordinary general meeting to vote upon any share capital increase by incorporation of reserves, profits or share premium, a simple majority of votes cast by the shareholders present or represented at such general meeting is required to pass a resolution. At any other extraordinary general meeting, a two-thirds majority of votes cast is required to pass a resolution. A unanimous vote is required to increase the liabilities of shareholders. Abstention from voting by those present, represented by proxy or voting by mail is counted as a vote against the resolutions submitted to a vote.

Shareholders’ Information Rights

Pursuant to French company law, before general meetings, we must make available to our shareholders a number of documents relating to the company, its activities and the proposed resolutions.

In addition, French company law requires that our board of directors responds during any general meeting to any questions submitted in writing by any shareholder.

Furthermore, at any time and not necessarily in the context of a general meeting, any shareholder may have access, at our registered office, to a limited number of documents relating to the last three financial years.

Pursuant to Dutch law, the KLM management board and the KLM supervisory board provide the general meeting with all information requested by such general meeting, unless a material interest of KLM opposes the provision of such information.

Amendment of Articles of Association

Our articles of association may be amended by a resolution of the shareholders in an extraordinary general meeting with a two-thirds majority of the votes cast, provided that certain amendments to our articles of association that result in an increase in liability for shareholders must be approved by a unanimous vote.

In addition, the transformation of Air France into another type of corporate entity requires, depending on the new type of entity, either a unanimous vote of the shareholders or the approval of a qualified majority of at least three-quarters or two-thirds of the shares entitled to vote.

KLM’s articles of association may be amended by way of a resolution of the general meeting, after a proposal giving notice to that effect has been approved by the meeting of priority shareholders by a majority of at least two-thirds of the votes cast. A copy of any resolution of the general meeting to amend KLM’s articles of association, including the exact text of the proposed amendment, must be made available to KLM’s shareholders for inspection, free of charge, at KLM’s principal office from the date of the notice of the general meeting to the conclusion of that general meeting. Resolutions amending KLM’s articles of association that would change the rights of the priority shareholders must also be approved by the meeting of priority shareholders at which at least three-quarters of the issued priority share capital is represented, and at which approval is given by at least two-thirds of the votes cast.

Dividend Rights

The distributable profits available for distribution to our shareholders as dividends, subject to French company law requirements and our articles of association, consist of our unconsolidated net profits in each financial year (after deduction for depreciation and reserves) increased or reduced, as applicable, by profits or losses carried forward from prior years, less

KLM distributes profits as dividends only after setting aside amounts to establish or increase reserves. The general meeting determines the amounts to be set aside as reserves, if any, at the proposal of the KLM management board, after approval of such proposal by the KLM supervisory board. Dividends may only be distributed to the extent that the contributions to legal reserves (5% of the net profits of each financial year is contributed to legal reserves until the amount of such reserves is equal to 10% of the aggregate nominal amount of our outstanding share capital).

Our articles of association provide that the shareholders in a general meeting may allocate all or part of the distributable profits, if any, to one or more special or general reserves and may keep such profits as retained earnings, to be carried forward to the next financial year.

Alternatively, our shareholders may allocate all or part of the distributable profits to our shareholders as dividends in proportion to their respective shareholdings, except in the case of a decrease in our share capital.

No distribution may be made to our shareholders if such distribution would result in our shareholders’ equity amounting to less than the amount of the share capital increased by the reserves, the distribution of which is prohibited by law.

The methods of the payment of dividends are determined by the shareholders in a general meeting or by the board of directors in the absence of a decision by the shareholders. According to our articles of association, the shareholders in a general meeting have the power to give each shareholder the option of receiving all or part of its annual or interim dividend payments in either cash or shares.

If we have earned a distributable profit since the end of the preceding financial year (as shown on an interim balance sheet certified by our statutory auditors), the board of directors has the authority, subject to French law and regulations, to distribute interim dividends for the period covered by the interim income statement, prior to the approval of the annual financial statements by the shareholders, to the extent of the distributable profits.

Subject to the payment of interim dividends by the board of directors, the payment of dividends is fixed at the ordinary general meeting at which the annual accounts are approved, upon the recommendation of the board of directors. Under French company law, if a priority dividend is paid in full, dividends are distributed to shareholders pro rata based on their respective shareholdings. Dividends are distribution would not reduce shareholders’ equity below the sum of the nominal share capital and any reserves required by Dutch law or KLM’s articles of association.

Pursuant to its current articles of association, KLM distributes its profits as dividends after setting aside any reserves, as follows:

Priority Shares

First, the holders of priority shares receive the Dutch statutory interest percentage prevailing on the last day of the relevant fiscal year, up to a maximum of 5% of the paid-up amount per priority share. To the extent that KLM’s profits are not sufficient to make this distribution, subsequent distributions to the priority shareholders will be made in the following years until the shortfall is fully paid. Only after distributions to priority shareholders are fully paid are dividends distributed to other shareholders.

Cumulative Preference Shares A

Next, holders of cumulative preference shares A receive 6% of the par value of their cumulative preference shares A.

To the extent that KLM’s profits are not sufficient to make full payment of this dividend on the cumulative preference shares A, the shortfall is paid out of and charged to KLM’s reserves, to the extent that it is not contrary to the provisions of Article 105, paragraph 2 of Book 2 of the Dutch Civil Code. To the extent that such amount cannot be satisfied out of the reserves, holders of cumulative preference shares A will have priority for subsequent distributions in the following years, until the shortfall is fully paid. Only after full payment of distributions is made to holders of the cumulative preference shares A may distributions be made to the holders of the classes of shares listed below.

Preference Shares B

Next, holders of preference shares B receive 5% of the par value of their preference shares B. Thereafter, the holders of preference shares B receive 0.5% of the par value of their preference shares B for each percent of the ratio (expressed as a percentage) of KLM’s profits to its operating revenues. This dividend percentage may not exceed the dividend percentage payable to shareholders on the actual dividend payment dates determined at the general meeting when the distribution of dividends was approved, or in the case of interim dividends, on the actual dividend payment date as determined by the board of directors that approved the distribution of interim dividends. The actual dividend payment date is decided by the shareholders in an ordinary general meeting or by the board of directors in the absence of such decision by the shareholders. Annual dividend payments must be made within nine months of the end of our financial year, unless otherwise authorized by court order. Under French company law, dividends not claimed within five years of the date of payment revert to the French

State.

Our board of directors may, at any time and for any reason, propose to an extraordinary general meeting of shareholders the early dissolution of Air France and we may be placed in liquidation in compliance with relevant provisions of the French Commercial Code. If we are liquidated, those of our assets that remain after payment of our debts, liquidation expenses and all of our remaining obligations will be distributed in the first instance to repay in full the nominal value of the shares, and any surplus will be distributed among the shareholders in proportion to the nominal value of their shareholdings.

received on the common shares and common shares C described in the first paragraph under “Common Shares and Common Shares C” below.

Cumulative Preference Shares C

Next, holders of cumulative preference shares C receive the average of the effective yield on a basket of loans by the State of the Netherlands. This dividend is currently equal to 4.98% of the paid-up share capital per share. This rate is recalculated every eight years and will be next recalculated on August 14, 2006. Depending on the prevailing market circumstances at the time and subject to the approval of the KLM supervisory board, the KLM management board may increase the recalculated rate of the cumulative preference shares C dividend by a supplement of no more than 135 basis points.

To the extent that KLM’s profits are not sufficient to make full payment of this dividend on the cumulative preference shares C, the shortfall is paid out of and charged to KLM’s reserves, as long as such payment does not contravene the provisions of Article 105, paragraph 2 of Book 2 of the Dutch Civil Code. To the extent that such amount may not be satisfied out of the reserves, subsequent distributions shall be made in the following years to the holders of cumulative preference shares C. Only after distributions are fully paid to holders of the cumulative preference shares C may dividends be distributed to holders of common shares or common shares C.

Common Shares and Common Shares C

Finally, the holders of common shares and the holders of common shares C receive 5% of the par value of their shares.

The holders of common shares and the holders of common shares C receive payments in proportion to the par value of their shares to the extent the shareholders in a general meeting have not made further appropriations for reserves in addition to any reserves established as described above.

Other Matters Relating to Dividends and Distributions

Upon the recommendation of the KLM management board, and after approval of such recommendation by the KLM supervisory board and the meeting of holders of KLM’s priority shares, the general meeting may decide that payments of dividends or other distributions to KLM’s shareholders will be wholly or partly effected by issuing shares of the same type as the type of shares to which those payments relate.

Subject to the approval of the KLM supervisory board, the KLM management board may, to the extent permitted by law:

•      pay one or more interim dividends against the expected dividend, or

•      make a distribution to the holders of common shares and the holders of common shares C out of the freely distributable reserves other than the share premium reserves.

Except in the case of dissolution, no distributions on the priority shares and preference shares may be made other than as described above.

The right of a KLM shareholder to claim payment of a dividend, interim dividend or other distribution is barred after the expiration of a five-year period following the date on which the distribution was made payable.

Issues of Shares and Pre-emptive Rights

Air France shares may be issued:

•      for cash or for assets contributed in kind,

•      upon the conversion, exchange or redemption of debt securities convertible, redeemable or exchangeable into previously issued Air France shares,

•      by capitalization of reserves, profits or issuance premiums,

•      upon the exercise of stock options, share warrants or other similar securities comprising the right to subscribe for equity securities,

•      subject to certain conditions, in satisfaction of indebtedness of Air France, or

•      upon any combination of the preceding factors.

As any increase in share capital requires the modification of our articles of association, our share capital may be increased only with the approval of the shareholders at an extraordinary general meeting, upon the recommendation of the board of directors.

Pursuant to Dutch law, shares are issued:

•      by a decision of the general meeting,

•      by a decision of another corporate body so designated by a decision of the general meeting, or

•      pursuant to a company’s articles of association.

Subject to certain exceptions, Dutch law provides that each shareholder has a pre-emptive right with respect to any issue of shares in proportion to the aggregate amount of shares held.

KLM’s articles of association provide that the holders of common shares and common shares C have pre-emptive rights in proportion to their holdings. The person entitled to pre-emptive rights on a bearer share is the person in whose name the share appears in the register of shareholders on the date fixed for that purpose by the KLM management board. In order to be entitled to exercise his/her pre-emptive rights in connection with the issuance of new

A share capital increase through incorporation of reserves, profits or issuance premiums may be decided at an extraordinary general meeting acting under the quorum and majority requirements of ordinary general meetings. Share dividends may be distributed. French company law permits different classes of shares to have different liquidation, voting and dividend rights.

The shareholders may delegate the right to carry out any share capital increase (other than by way of an in-kind contribution) to the board of directors, provided that this increase has been previously authorized by the shareholders. The board of directors may further sub-delegate this right to our general manager. Each time the shareholders decide to increase our share capital or to delegate to the board of directors the right to carry out a share capital increase, they must also determine whether or not to proceed with a share capital increase reserved for employees of Air France and its subsidiaries, or whether to delegate to the board of directors the right to carry out such reserved share capital increase.

Under French company law, shareholders have preferential pro rata subscription rights when we issue, for cash, shares or other securities (1) that can be exchanged, converted or redeemed for shares or (2) to which there are warrants attached to subscribe for new shares. Any shareholder may waive his/her preferential rights in respect of any particular offering. A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may also decide to waive the preferential rights of all shareholders with respect to any particular offering. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering and may be quoted on Euronext Paris. In the event that the preferential rights of shareholders are withdrawn, the shareholders in a general meeting have the power to grant, or to authorize the board of directors to grant, existing shareholders a non-transferable priority right to subscribe for new shares issued during a limited period.

shares by KLM, the holder of a bearer share must cause the dividend sheet to be in the custody of a designated depositary on the exercise date. KLM shareholders have no pre-emptive rights in connection with issuances of shares to KLM employees.

Holders of cumulative preference shares A, preference shares B and cumulative preference shares C have no pre-emptive rights with respect to any issuances of shares by KLM.

Pursuant to KLM’s current articles of association, shares are issued at the time and under such conditions as the general meeting or the KLM management board, if so authorized, may resolve, with the approval of both the KLM supervisory board and the meeting of priority shareholders. A resolution of the general meeting authorizing the issuance of shares, or authorizing the KLM management board to issue such shares, is only valid if a prior or simultaneous resolution of approval is obtained from each group of holders of any class of shares whose rights are prejudiced by the issuance. The general meeting or the KLM management board may limit or exclude pre-emptive rights with the approval of the KLM supervisory board and the approval of the meeting of priority shareholders. At KLM’s June 26, 2003 annual general meeting, the general meeting approved a resolution granting the KLM management board the right, under certain conditions, to issue shares, or rights to obtain shares, and to limit or exclude pre-emptive rights for a period until and including December 25, 2004.

Repurchase and Redemption of Shares

The shareholders in an extraordinary general meeting have the power to authorize and implement a decrease in share capital by reducing either the nominal value of the shares or the number of outstanding shares. The number of outstanding shares may be reduced either by an exchange of shares or by our repurchase and cancellation of our own shares. In

Pursuant to Dutch law and to KLM’s articles of association, KLM may only acquire fully paid-up shares in its own share capital. Fully paid-up KLM shares may only be repurchased by KLM for no consideration or, in limited circumstances, for accordance with French company law, all shareholders in respect of each class of shares must be treated equally in connection with a share capital reduction, unless the affected shareholders give their consent. If the reduction is not attributable to losses incurred by us or part of a program to purchase our own shares, each shareholder will be offered the opportunity to participate in such share capital reduction, unless each affected shareholder agrees otherwise.

Under French company law, we may not subscribe for our own shares but may, either directly or through a financial intermediary acting on our behalf, purchase our own shares (1) to reduce our share capital by canceling such acquired shares under certain circumstances, with shareholder approval at an extraordinary general meeting, (2) to obtain shares for distribution to employees under a profit-sharing plan or stock option plan, and (3) subject to the filing of a note d’information that has received the visa of the AMF and after obtaining approval from the shareholders at an ordinary general meeting, to acquire up to 10% of its share capital in connection with a corporate share repurchase program for a maximum period of 18 months. In the latter case, the company may decide (1) to keep the shares acquired, (2) to sell or transfer the shares (including to employees under a profit-sharing plan or stock option plan) or (3) with the approval of the shareholders at an extraordinary general meeting, to cancel the shares, provided that the amount of cancelled shares does not exceed 10% of the outstanding share capital over any 24-month period. In addition, all repurchases are subject to certain limitations, including with respect to timing, price and quantity, so as not to disrupt normal trading of the shares.

Under French company law, we may not own, directly or through an intermediary acting on our behalf, more than 10% of our total share capital or more than 10% of any class of its outstanding share capital. The shares that we repurchase must be held in registered form and be fully paid. Such shares are deemed to be outstanding under French company law, but are not entitled to dividends (these are carried forward to the next fiscal year as distributable profits) or voting rights and we may not exercise preferential subscription rights attached to them ourselves. The shareholders, at an extraordinary general meeting, may decide not to take such shares into account in determining the preferential subscription rights attached to the other shares. In the absence of such a consideration. Fully paid-up shares may be acquired for consideration, if:

•      the shareholders’ equity exceeds the sum of the paid-up and called-up part of the share capital and the reserves which must be maintained by law or KLM’s articles of association, and

•      the aggregate nominal value of the shares acquired by KLM does not represent more than one-tenth of its issued share capital.

There shall be no voting rights exercised at the general meeting in connection with any shares owned by KLM or a subsidiary thereof. Pursuant to KLM’s articles of association, the acquisition of shares by KLM in its own share capital requires the authorization of the general meeting based on a proposal by the KLM supervisory board.

Upon the proposal of the KLM management board, and with the approval of the KLM supervisory board and meeting of priority shareholders, the general meeting may, with due regard to applicable statutory provisions, resolve to reduce KLM’s issued share capital by means of a withdrawal of shares or by reducing the par value of the shares by way of an amendment to KLM’s articles of association. A resolution to withdraw shares may only relate to:

•      shares which are held by KLM,

•      shares for which KLM holds depositary receipts, or

•      all shares of one class or series.

If the shares are of one class or series, the resolution to withdraw such shares is subject to a simultaneously or previously adopted resolution of approval of the meeting of holders of shares of the respective class or series.

decision, the rights attached to shares held by us must either be sold on the market before the end of the subscription period or distributed to the other shareholders on a pro rata basis. French company law generally prohibits a direct subsidiary from holding shares. In the event a subsidiary becomes a shareholder, such subsidiary must transfer its shares within one year following the date on which it became the holder of such shares. An indirect subsidiary may only acquire shares if such subsidiary demonstrates a business purpose for holding the shares, but in no event will it be entitled to vote such shares.

Takeover Protection

Pursuant to our articles of association, we are authorized to require that certain shareholders sell all or a part of their shares if 45% or more of the share capital or voting rights in Air France are held, directly or indirectly, by non-French persons. This procedure will apply in the first instance to shareholders that are not nationals of a Member State of the E.U. or the EEA. If, at the end of a two-month period following our request (mise en demeure), no action has been taken by the concerned shareholder, our chairman may seek a court order appointing a financial institution to sell the concerned shares on Euronext Paris. Starting on the date of this appointment, the concerned shares will be deprived of voting rights and will only be authorized for sale under the procedure laid out in the 2003 Air Carrier Law relating to Air France and our articles of association. At the end of an additional two-month period, we may repurchase any unsold shares, or, if we fail to do so, the shares will regain their voting rights. The net proceeds of any resale of the concerned shares under the above procedure will be paid to the original shareholder.

The State of the Netherlands owns a majority of the outstanding KLM priority shares. Such ownership gives the State of the Netherlands rights of governance in KLM, including the right to approve, among other things, the issuance of shares, the limitation or exclusion of pre-emptive rights, the payment of dividends in shares, the sale or transfer of priority shares, any changes to KLM’s articles of association and the dissolution of KLM.

In addition, the State of the Netherlands has an option to acquire a number of preference shares B, each with a par value of two euro, in an amount that would provide the State of the Netherlands with a 50.1% interest in the share capital and voting rights of KLM. This option is exercisable in the event that a third-party country imposes, or contemplates imposing, restrictions or onerous conditions on KLM in the operation of scheduled air services, as a consequence of such third-party country’s view that a substantial part or majority of KLM’s share capital is not demonstrably owned by Dutch nationals. When deemed necessary and reasonable, the State of the Netherlands may exercise its option, following consultation with the KLM management board. As described above under the heading “Summary of the Framework Agreement—Agreements with the Holders of Priority Shares, Cumulative Preference Shares A and Cumulative Preference Shares C—Amended State Option and Related Agreements”, Air France, KLM and the State of the Netherlands agreed on October 16, 2003 to an amended state option that will become effective and replace the abovementioned option upon the completion of the offer.

Miscellaneous

On the basis of a general rule of Dutch corporate law, a company and those connected with it pursuant to law or its articles of association are bound to act towards each other in accordance with the “principles of reasonableness and fairness”. Acts in violation of such principles may be challenged through court proceedings.

DESCRIPTION OF THE AIR FRANCE WARRANTS

General

The Air France warrants will be issued in accordance with the terms and conditions contained in a notice to be published by Air France in the BALO prior to the date of completion of the offer. A summary of these terms and conditions is set forth below. In the event of any conflict between the summary below and the terms and conditions of the Air France warrants to be published in the BALO, the provisions of the BALO shall prevail.

Exercise of Warrants

Exercise Price and Rights Attached to Air France Warrants

Three Air France warrants will entitle their holder to subscribe for or acquire, subject to adjustment upon the occurrence of certain events described below, two new or existing Air France shares at an exercise price of €20 per Air France share. Holders of Air France warrants may elect to receive delivery of Air France shares or Air France share represented by ADSs upon exercise of Air France warrants.

Exercise Period and Expiration of Air France Warrants

The Air France warrants will be exercisable at any time during a period of 24 months beginning on the date that is 18 months after the date of completion of the offer (the Warrant Expiration Date), subject to the restrictions on exercisability set forth below under “—Restrictions on Exercisability”. Air France warrants not exercised during the exercise period will become automatically void at the end of the exercise period.

Restrictions on Exercisability

Air France is entitled to suspend the right to exercise Air France warrants for a period not exceeding three months, in the event of:

•	an increase in the share capital of Air France,

•	the issuance of securities convertible or exchangeable into, or otherwise giving access to, the equity capital of Air France, or

•	a merger (fusion) or split (scission) or any other financial operations that include a preferential subscription right or reserve a priority subscription period for the benefit of existing shareholders of Air France.

In such event, notice of the suspension will be published in:

•	the BALO,

•	a financial newspaper having general circulation in France,

•	a Dutch national newspaper,

•	the Daily Official List of Euronext Amsterdam,

•	the Wall Street Journal,

•	the Financial Times, and

•	a Euronext notice.

The notice of suspension will be published not less than 15 days prior to the commencement of the suspension and will mention both the date on which the suspension comes into force and the date on which the suspension will end.

Exercise Procedure

Subject to adjustment as described below, Air France warrants may be exercised by deposit of an exercise notice with the authorized financial intermediary together with payment of the exercise price. Warrants will only be accepted for exercise in multiples of three.

There can be no assurance that Air France shares delivered upon the exercise of Air France warrants will be transferred to the person exercising such Air France warrants within three business days of exercise.

Upon exercise of an Air France warrant, Air France may deliver, at its option, newly issued Air France shares, existing Air France shares or a combination of newly issued and existing Air France shares.

The Air France shares issued upon the exercise of Air France warrants will be either in bearer book entry form or registered form, at the option of the holder of the warrant.

Air France will periodically make application to list newly issued shares delivered upon exercise of Air France warrants on Euronext Paris and Euronext Amsterdam. Air France shares issued upon the exercise of Air France warrants will be listed on Euronext Paris and Euronext Amsterdam on the same line as the existing shares if they carry full dividend rights from the same date as existing shares. If not, the shares issued upon the exercise of the Air France warrants will initially be listed on a separate line. See “— Dividends — Entitlements to Dividends on Exercise”.

The existing Air France shares delivered upon exercise of the Air France warrants will be immediately tradeable.

Fractions Arising on Exercise

If, as a result of an adjustment to entitlement as discussed above, the entitlement of a holder of warrants to Air France shares on exercise includes a fraction of an Air France share, the fraction will not be issued but the holder will be entitled, at his option, to receive in respect of the fraction either:

•	payment by Air France of an amount in euro equal to the appropriate fraction of the market price for one share based on the opening share price (premier cours coté) on Euronext Paris on the trading day immediately preceding the date on which the Air France warrant was exercised, or on the last stock exchange trading day preceding the date of exercise of the Air France warrant during which the Air France share price was quoted; or

•	one additional Air France share, subject to the holder having paid to Air France an amount in euro equal to the market price for one Air France share as described in the preceding bullet point, less the value of the fraction of the share determined in accordance with the preceding bullet point.

Dividends

Entitlements to Dividends on Exercise

The new Air France shares delivered upon exercise of Air France warrants will be subject to all provisions of Air France’s articles of association and will carry full rights as of the first day of the financial year in which exercise takes place. Such shares will give holders the right in respect of that financial year and the following financial years to the same dividend (on the basis of the same nominal value) as that paid in respect of other shares with equivalent dividend rights. As a result, they will be fully fungible with such shares from the date of payment of the dividend relating to the preceding financial year, or if none were distributed, following the annual general meeting called to approve the accounts of that financial year.

Existing Air France shares subscribed for or acquired through the exercise of the Air France warrants shall be existing ordinary shares carrying for their holders, from the date of delivery, all the rights attached thereto, and it is understood that, in the event that a detachment of dividend right occurs between the exercise date of an Air France warrant and the delivery date of the Air France shares, the holders of Air France warrants shall not be entitled to such dividend nor to any compensation thereof.

Protection of Warrantholders’ Rights: Adjustments

In the event that, at any time or from time to time while any Air France warrants are outstanding, Air France:

•	issues securities providing preferential subscription rights,

•	(a) increases its corporate capital by the incorporation of reserves, profits or share premia and a free distribution of shares, (b) subdivides or consolidates Air France shares,

•	capitalizes reserves, earnings or share premia by an increase of the nominal value of the Air France shares,

•	distributes reserves or premia in cash or in portfolio securities,

•	carries out a merger, takeover or demerger,

•	repurchases its own shares at a price higher than the market price,

•	distributes to shareholders any bonus financial instruments other than shares in Air France, or

•	distributes an exceptional dividend,

then the number of Air France shares to be issued or delivered upon the exercise of an Air France warrant will be adjusted so as to entitle its holder to subscribe for or acquire the number of Air France shares having the same aggregate value immediately following such event as the number of Air France shares that could have been subscribed or purchased upon exercise of the warrant immediately prior to such event.

In the event that Air France carries out transactions in respect of which an adjustment under one of the bullet points above has not been carried out and where later French law or regulations would require an adjustment, Air France will carry out such an adjustment in accordance with the applicable laws and regulations and relevant French market practices in effect in France at such time.

In the event of:

•	a merger between Air France and another company as a result of which the other company is the surviving entity (absorption),

•	a merger of Air France with one or more other companies to form a new company (fusion), or

•	a demerger of Air France into one or more companies (scission),

the Air France warrants will give the right, upon exercise, to subscribe for or acquire shares of the surviving or new companies or beneficiary companies of a demerger. In that instance, the number of shares to be issued upon exercise of the Air France warrants will be determined on the basis of the number of Air France shares that would have been issued upon the exercise of Air France warrants prior to such event and the ratio of exchange of the shares of Air France with respect to shares of the surviving or new company or beneficiary companies of the demerger, as the case may be.

Form and Transfer of Air France Warrants

Air France warrants will be delivered only in bearer form and will be held on behalf of their holders by an authorized financial intermediary selected by each holder. In accordance with the provisions of Article L.211-4 of the French Monetary and Financial Code (Code monétaire et financier), the rights of a holder of warrants will be evidenced by an inscription in his or her name in an account maintained by an authorized financial intermediary (inscription en compte). Each authorized financial intermediary will maintain a record of Air France warrants held through it and will issue confirmations in respect of such warrants. A holder of warrants will be able to transfer Air France warrants by giving instructions to his authorized financial intermediary.

The Air France shares (including Air France shares represented by Air France ADSs) and the Air France warrants (including Air France warrants represented by Air France ADWs) will be separately transferable immediately after completion of the offer.

Under certain circumstances, Air France may request the identification of a holder of Air France warrants. See “Description of the Share Capital of Air France”.

Notices to Warrantholders

In the event that Air France issues securities with preferential subscription rights or a priority subscription period, Air France will provide notice of that transaction to the holders of Air France warrants prior to the commencement of such issue by publication in the BALO, a financial newspaper having general circulation in France, a Dutch national newspaper, the Daily Official List of Euronext Amsterdam, the Wall Street Journal and the Financial Times and by means of a Euronext notice.

Where any operation results in an adjustment to the rights of holders of Air France warrants, the holders will be notified of such event by a notice published in the BALO, a financial newspaper having general circulation in France, a Dutch national newspaper, the Daily Official List of Euronext Amsterdam, the Wall Street Journal, the Financial Times and by means of a Euronext notice.

Undertakings of Air France

Air France will undertake that, so long as any warrants remain outstanding, it will not:

•	redeem or reduce its capital by repayment (except in accordance with French law to take account of losses sustained),

•	modify the allocation of its profits or the distribution of its earnings, or

•	distribute reserves,

•	unless in any such case Air France takes whatever action as is necessary to protect the rights of the holders of Air France warrants.

Listing of the Warrants

Air France has also applied to list the Air France warrants on Euronext Paris and on Euronext Amsterdam and to have the ADWs listed under the symbol “AKH WS” on the NYSE. The Air France warrants will be listed separately from the Air France shares and the Air France ADSs as of the issue date of the Air France warrants. Application will be made for the Air France warrants and will be accepted for clearance through Euroclear France.

Option to Repurchase the Warrants

Air France reserves the right at any time to repurchase the warrants or ADWs representing the warrants, through stock market or off-market purchases or by public tender, buyback or exchange offers, to the extent permitted by applicable law. Such repurchases by Air France shall have no impact on the exercise period of the warrants that remain outstanding.

Warrants acquired by Air France in this manner shall be cancelled. ADWs acquired by Air France in this manner shall be cancelled by the ADW depositary upon Air France’s request, and the underlying warrants shall be delivered to Air France or its designee for cancellation.

Miscellaneous

The Air France warrants do not confer upon the Warrantholders any of the rights of the Air France shares, any voting or pre-emption rights, or any rights otherwise attributable to a shareholder of Air France. The only right conferred by the Air France warrants is the right to exercise such Air France warrants to subscribe or purchase Air France shares, subject to the restrictions described above and to adjustments to Warrantholders’ rights. See “—Restrictions on Exercisability” and “—Protection of Warrantholders’ Rights: Adjustments”.

Persons required under French law to inform Air France and the AMF of the number of Air France shares held by them must also include in such reports the number of Air France shares which they would have the right to subscribe or acquire upon exercising any Air France warrants which they may hold.

Société Générale is warrant agent for the warrants in France, and ABN AMRO is the warrant agent for the warrants in the Netherlands.

The Air France warrants will be governed by French law.

Taxation

See “Taxation” for information about the tax treatment of Air France warrants and Air France shares received upon exercise of Air France warrants.

DESCRIPTION OF THE AIR FRANCE AMERICAN DEPOSITARY SHARES

General

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares of Air France. Citibank’s depositary bank offices are located at 111 Wall Street, New York, New York 10005. American Depositary Shares are referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. – Paris, located at Citicenter, 19 Le Parvis, 92073 Paris La Défense, Cedex 36.

Citibank has agreed to act as depositary bank for the ADSs pursuant to an ADS deposit agreement (the ADS deposit agreement). A copy of the ADS deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of such ADS deposit agreement from the SEC’s website (www.sec.gov) or from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the ADS deposit agreement and not by this summary. We urge you to review the ADS deposit agreement in its entirety, as well as the form of ADR attached to the ADS deposit agreement.

Each ADS represents the right to receive one Air France share on deposit with the custodian bank. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the ADS deposit agreement and therefore will be bound by its terms and, if your ADS is represented by a certificate, to the terms of the ADR that represents your ADSs. The ADS deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The ADS deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Air France shares will continue to be governed by the laws of France, which may be different from the laws of the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a third party brokerage or safekeeping account, or through an account held at the depositary bank reflecting the registration of your uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the direct registration system). The direct registration system reflects the uncertificated (book-entry) registration of ownership of securities by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADRs. The direct registration system includes automated transfers between the depositary bank and the Depositary Trust Company (DTC), the central book-entry clearing and settlement system in the United States. If you decide to hold your ADSs through a third party brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the ADS deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank and deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to French laws and regulations.

The conversion into U.S. dollars will take place only if practicable. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a dividend in, or free distribution of, Air France shares for the securities on deposit with the custodian, we will notify the depositary bank and deposit the applicable number of Air France shares with the custodian. Upon receipt of such deposit, the depositary bank will either distribute to holders new ADSs representing the Air France shares deposited or modify the ADS-to-Air France share ratio, in which case each ADS you hold will represent rights and interests in the additional Air France shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Air France shares ratio upon a distribution of Air France shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Air France shares so distributed.

No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws, or if it is not operationally practicable. If the depositary bank does not distribute new ADSs or modify the ADS-to-Air-France share ratio as described above, it may sell the Air France shares received upon the terms described in the ADS deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Air France shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to all or certain holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights to the extent it is lawful and reasonably practicable to make the rights available to all or certain holders of ADSs, and if we provide all of the documentation contemplated in the ADS deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Air France shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you,

•	we fail to deliver satisfactory documentation to the depositary bank, or

•	it has determined that it is not reasonably practicable to distribute the rights to you.

If the depositary bank has distributed rights to purchase additional Air France shares to all or certain holders, then upon instruction from such holder to exercise such rights, upon payment by such holder to the depositary bank for the account of such holder of an amount equal to the purchase price of the Air France shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the depositary bank and any other charges as set forth in the terms and conditions of such rights, the depositary bank shall, on behalf of such holder, exercise the rights and purchase the Air France shares, and we shall cause the Air France shares so purchased to be delivered to the depositary bank’s custodian on behalf of such holder. As agent for such holder, the depositary bank will cause the Air France shares so purchased to be deposited pursuant to the ADS deposit agreement and shall execute and deliver ADSs to such holder.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

If registration under U.S. or other securities laws may be required to distribute the rights to you, the depositary bank will not make such distribution unless a registration statement is in effect or we have furnished the depositary bank with an opinion of counsel that the distribution of the rights is exempt from such registration. We have not undertaken to file any registration in respect of any distribution of rights. There can be no assurances that you will have the opportunity to exercise these rights on the same terms as the holders of our shares in France or at all.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if we have timely requested that the elective distribution be made available to shareholders, it is reasonably practicable to make such a distribution and if we have provided all of the documentation contemplated in the ADS deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the ADS deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the ADS deposit agreement. If the depositary bank does not receive timely instructions from you as to your election, the depositary bank shall make no election with respect to the Air France shares represented by your ADSs and shall distribute such Air France shares or cash as it receives, if any, in respect of the Air France shares you hold in accordance with the terms of the ADS deposit agreement.

The depositary bank is not obligated to make any process available to you to receive an elective distribution of our shares rather than ADSs. There can be no assurances that you will have the opportunity to receive elective distributions on the same terms as the holders of our shares in France or at all.

Other Distributions

Whenever we intend to distribute property other than cash, Air France shares or rights to purchase additional Air France shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If we shall have requested to the depositary bank to make such distribution to you, the depositary bank shall have determined that it is reasonably practicable to distribute such property to you, and if we provide all of the documentation contemplated in the ADS deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the ADS deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell or cause to be sold the property (in public or private sale), and shall distribute the proceeds in accordance with the terms of the ADS deposit agreements if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you,

•	we do not deliver satisfactory documentation to the depositary bank, or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If the depositary bank is timely notified, and it has determined that it is reasonably practicable and if we provide all of the documentation contemplated in the ADS deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the Air France shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the ADS deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all outstanding ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Air France Shares

The Air France shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Air France shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Air France shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Air France Shares

The depositary bank may create ADSs on your behalf if you or your broker deposit Air France shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Air France shares to the custodian. Your ability to deposit Air France shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit and the terms of the ADS deposit agreement.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives satisfactory confirmation that all required approvals have been given by the applicable governmental agency in the Republic of France and that the corresponding number of Air France shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Air France shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	the Air France shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained,

•	all preemptive (and similar) rights, if any, with respect to such Air France shares have been validly waived or exercised,

•	you are duly authorized to deposit the Air France shares,

•	the Air France shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the ADS deposit agreement), and

•	the Air France shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Partial Entitlement ADSs

If any Air France shares are deposited which entitle the holders thereof to receive a per-share distribution or other entitlement in an amount different from all other Air France shares then on deposit, the depositary bank shall (i) cause its custodian to hold Air France shares with partial entitlements separate and distinct from the Air France shares with full entitlements, and (ii) subject to the terms of the ADS deposit agreement, issue and deliver partial entitlement ADSs representing Air France shares with partial entitlements that are separate and distinct from the ADSs representing Air France shares with full entitlements by means of separate CUSIP numbering and legending, as applicable. If and when Air France shares with partial entitlements become fully “assimilated” with the Air France shares outstanding, the depositary bank shall (a) cause its custodian to transfer Air France shares with partial entitlements into the depositary bank’s account containing Air France shares with full entitlements, (b) take such actions as are necessary to remove the distinctions between (i) the partial entitlement ADSs and ADRs, on the one hand, and (ii) the ADSs and ADRs with full entitlements, on the other hand and (c) give notice thereof to holders of partial entitlement ADSs and give holders of partial entitlement ADRs the opportunity to exchange their partial entitlement ADRs for ADRs with full entitlements. Holders and beneficial owners of partial entitlement ADSs shall be limited to the entitlements of those Air France shares with partial entitlements.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you or your duly authorized attorney will have to surrender and deliver the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer,

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate,

•	provide any transfer stamps required by the State of New York or the United States, and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the ADS deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the ADS deposit agreement upon a combination or split up of ADRs.

Withdrawal of Shares upon Cancellation of ADSs

As a holder of ADSs, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Air France shares at the custodian’s offices. In order to withdraw the Air France shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Air France shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the ADS deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Air France shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	temporary delays that may arise because (i) the transfer books for the Air France shares or ADSs are closed, or (ii) Air France shares are immobilized on account of a shareholders’ meeting or a payment of dividends,

•	obligations to pay fees, taxes and similar charges, and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of Air France shares.

The ADS deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder of ADSs, you generally will have the right under the ADS deposit agreement to instruct the depositary bank to exercise the voting rights for the Air France shares represented by your ADSs. The voting rights of holders of Air France shares are described in “Description of the Share Capital of Air France – Attendance and Voting of Shareholders’ Meetings – Attendance and Voting Rights”.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs in accordance with the terms of the ADS deposit agreement, it will endeavor insofar as practicable and permitted under any applicable provisions of French law and our Articles of Association and the terms and conditions of the Air France shares to cause to be voted the securities represented by the holder’s ADSs in accordance with such voting instructions.

If you wish to exercise your voting rights with respect to ADSs representing Air France shares in bearer form you must comply with one of two procedures, depending on whether your ADSs are recorded in your own name on the books of the depositary bank or you hold the ADS in a brokerage or safekeeping account. If your ADSs are recorded in your name on the books of the depositary bank, you may exercise your voting rights by (a) instructing the depositary bank to block the transfer of your ADSs until the completion of the shareholders’ meeting, (b) timely returning to the depositary bank voting instructions (in the manner acceptable to us and the depositary bank), and (c) instructing the depositary bank to (i) furnish the custodian with any information required in accordance with French law or our articles of association, (ii) notify the custodian that the transfer of such ADSs has been blocked, (iii) request that the custodian issue a certificate prohibiting the transfer of your Air France shares, and (iv) request that the custodian deposit such certificate together with your voting instructions with us at least five (5) calendar days prior to the date of the meeting and give notice to us of your intention to vote.

With respect to your ADSs which are not recorded in your name on the books of the depositary bank, if you wish to exercise your voting rights you must (x) deposit your ADSs in a blocked account established by the depositary bank for a specified period of time (which period shall commence at least five (5) days prior to the date of the stockholders’ meeting and finish upon the completion of such meeting), (y) timely return to the depositary bank voting instructions (in the manner acceptable to us and the depositary bank), and (z) instruct the depositary bank to (i) furnish the custodian with any information required in accordance with French law or our articles of association, (ii) notify the custodian that the transfer of such ADSs has been blocked, (iii) request that the custodian issue a certificate prohibiting the transfer of your Air France shares and (iv) request that the custodian deposit such certificate together with your voting instructions with us at least five (5) calendar days prior to the date of the meeting and give notice to us of your intention to vote.

Only upon timely receipt by the depositary bank of (i) proper voting instructions (in the manner acceptable to us and to the depositary bank), and (ii) evidence satisfactory to the depositary bank that each of the requisite conditions to exercise your voting rights have been met, may the depositary bank, to the extent practicable and permitted under any French law and our articles of association, cause the Air France shares represented by such ADSs to be voted in accordance with any non-discretionary instructions set forth in such voting instructions subject to the terms and conditions set forth in the ADS deposit agreement. Neither the depositary bank nor the custodian shall under any circumstances exercise any discretion as to voting and neither the depositary bank nor the custodian shall vote, attempt to exercise the right to vote, or in any way make use of the Air France shares represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from holders. Your ADSs shall not be voted if timely voting instructions are not received by the depositary bank.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Limitations on the Right to Own, Transfer or Vote Air France ADSs; Compulsory Transfer of Air France Shares

The Air France shares on deposit with the depositary bank and the ADSs are subject to restrictions on ownership as described under “Description of the Share Capital of Air France – Form and Holding of Shares – Compulsory Transfer of Shares”. Holders and beneficial owners of ADSs agree to be bound by such restrictions. The depositary bank has agreed to take certain actions in enforcing these restrictions. The depositary bank will forward to the holders of ADSs or to Air France, as the case may be, communications furnished to it relating to the application of such provisions.

Air France intends to treat all of the shares held by the depositary bank as shares held by nationals other than nationals of an E.U. member state or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport), unless it has received satisfactory evidence as to why they should not be so treated. Air France is entitled to assume that each holder of ADSs with a registered address outside of the European Union or EEA countries is or holds on behalf of a non-E.U. or non-EEA country national, respectively. An ADS holder that is a national of an E.U. member state or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport) and who wishes to provide Air France with evidence of such status must open an account directly with the depositary bank and provide such evidence as Air France may require to establish that the Air France shares underlying such holder’s ADSs are held by a national of an E.U. member state or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport).

Since some or all holders of ADSs or holders of an interest therein may be deemed to be nationals of a country other than an E.U. member state or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport), as the case may be, in the event of a determination by Air France (as described in “Description of the Share Capital of Air France – Form and Holding of Shares – Compulsory Transfer of Shares”) that 45% or more of its share capital or voting rights is held, directly or indirectly, by non-French nationals, you may not be entitled to direct the voting of some or all of the Air France shares on deposit with the depositary bank and underlying your ADSs. Should Air France make such a determination, it will issue a formal request (mise en demeure) as a matter of priority to shareholders who are not nationals of an E.U. member state or a state that is party to the EEA (or a state party to any agreement whose scope is equivalent in terms of air transport) requiring them to transfer all or a portion of their shares. The formal request will apply to shares based on the order they were registered in the Air France share register, beginning with the most recently registered shares. Thereafter, should Air France determine that 45% or more of its share capital or voting rights remains in the ownership of non-French nationals, it may issue such a formal request to nationals of an E.U. member state (including France) or a state that is party to the EEA (or a state party to any other agreement whose scope is equivalent in terms of air transport), on the same basis as described in the preceding sentence. The formal request for assignment of stock may be implemented in one or more phases for so long as, in light of the information available to Air France and the transfers already effected, the fraction of the share capital or voting rights held, directly or indirectly, by shareholders other than French nationals continues to equal at least 45%.

In addition, there may be a forced sale by Air France of some or all of the Air France shares on deposit with the depositary bank and underlying your ADSs, if Air France has made a formal demand for the transfer of these Air France shares and you have not effected such transfer within the two months following the formal request to the depositary bank requiring such disposal.

If the depositary bank receives such a formal request or writ of summons, under the circumstances described in the preceding paragraphs, concerning Air France shares held on deposit by it and in which a national other than a national of an E.U. member state or a state that is party to the EEA (or of a state party to any agreement whose scope is equivalent in terms of air transport), as the case may be, is believed or deemed to be interested, the depositary bank will (i) refuse to register any issuance of Air France ADSs relating to the named shares and will refuse to register any transfer on the register of the depositary bank of the related Air France ADSs, in each case, other than under the procedure laid down in the 2003 Air Carrier Law and Air France’s articles of association, or until such formal request or writ of summons is withdrawn by Air France, (ii) not exercise the voting rights normally attached to such Air France shares, to the extent that the voting rights of such Air France shares are denied to the depositary bank in such formal request or writ of summons until such formal request or writ of summons is withdrawn by Air France, (iii) give notice to such holder, who is not a national of an E.U. member state or a state that is party to the EEA (or of a state party to any agreement whose scope is equivalent in terms of air transport) (as appropriate), of the particular Air France shares or ADSs of the actions described in (i) and (ii) above and promptly forward the above-mentioned formal request or writ of summons and accompanying documents to such holder and (iv) state that the related Air France shares are to be sold.

In addition, if the depositary bank receives a formal request or writ of summons concerning Air France shares held on deposit by it and in which a national of an E.U. member state (including France) or a state that is party to the EEA (or of a state party to any agreement whose scope is equivalent in terms of air transport), as the case may be, is believed or deemed by Air France to be interested, the depositary bank will (i) refuse to register any issuance of the related Air France ADSs and refuse to register any transfer on the register of the depositary bank of the related Air France ADSs to any holder, in each case, other than under the procedure laid down in the 2003 Air Carrier Law and Air France’s articles of association, or until such formal request or writ of summons is withdrawn by Air France, (ii) not exercise the voting rights normally attached to such Air France shares, to the extent that the voting rights of such Air France shares are denied to the depositary bank in such formal request or writ of summons until such formal request or writ of summons is withdrawn by Air France, (iii) give notice to such holder of the particular Air France shares or ADSs of the actions described in (i) and (ii) above and promptly forward the above-mentioned formal request or writ of summons and accompanying documents to such holder and (iv) state that the related Air France shares are to be sold. The notice mentioned in clause (iii) of this and the preceding paragraph and given by the depositary bank will also state that if any forced sale of the related Air France shares has occurred, the related ADS will represent only the right to receive the cash proceeds of such sale, net of any taxes and expenses incurred or paid in distributing such proceeds.

Any denial of voting rights or sale of deposited Air France shares may be attributed to specific holders of ADSs or, in certain circumstances, pro rata to all holders of ADSs. Any fractional ADSs held by holders of ADSs following the sale of deposited Air France shares in accordance with the terms hereof will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution. Any holder of an ADS holding through a nominee should be aware that such nominee may be required to provide Air France with certain information as to the identity of such nominee’s beneficial holders and that, to the extent that such nominee does not provide such information, such holders may be deemed to be in violation of the restrictions on ownership and voting described above.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
Issuance of ADSs	Up to U.S. 5¢ per ADS issued
Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
Exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS issued
Distributions of cash proceeds (i.e., upon sale of rights or other entitlements)	Up to U.S. 2¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per share (or fraction thereof) distributed

As an ADS holder you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of Air France shares in France charged by the registrar and transfer agent for the Air France shares (i.e., upon deposit and withdrawal of Air France shares),

•	expenses incurred for converting foreign currency into U.S. dollars,

•	expenses for cable, telex and fax transmissions and for delivery of securities,

•	taxes (including applicable interest and penalties) and duties upon the transfer of securities (i.e., when Air France shares are deposited or withdrawn from deposit),

•	fees and expenses incurred by the depositary bank, the custodian or any nominee in connection with the delivery or servicing of Air France shares on deposit, and

•	fees and expenses incurred by the depositary bank in connection with exchange control regulations and other regulatory requirements.

We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you are required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary bank to modify the ADS deposit agreement at any time without your consent. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the ADS deposit agreement if you continue to hold your ADSs after the modifications to such ADS deposit agreement become effective. The ADS deposit agreement cannot be amended to prevent you from withdrawing the Air France shares represented by your ADSs except as permitted by law.

We have the right to direct the depositary bank to terminate the ADS deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate such ADS deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under such ADS deposit agreement:

•	For a period of six months after termination, upon the payment of the charges of the depositary bank, and upon payment of any applicable taxes and governmental charges, you will be able to request the cancellation of your ADSs and the withdrawal of the Air France shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those Air France shares on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received on the Air France shares on deposit (e.g. dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•	After the expiration of such six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs uninvested in an unsegregated account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the ADS deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The ADS deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in such ADS deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of such ADS deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Air France shares, for the validity or value of the Air France shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of such ADS deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the ADS deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for such ADS deposit agreement or in our articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Air France shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Air France shares but is not, under the terms of such ADS deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the ADS deposit agreement.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of Air France shares or release Air France shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions”. The ADS deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (e.g., the need to receive collateral in an amount equal to the market value of such ADSs as calculated on a daily (marked to market) basis, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the ADS deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert and distribute the foreign currency to the extent practical and lawful to the holders for whom the conversion, transfer and distribution is lawful and practical,

•	distribute the foreign currency to holders for whom the distribution is lawful and practical, and

•	hold the foreign currency (without liability for interest) for the applicable holders.

Requirements Applicable to Shareholders Exceeding Certain Percentages

Notwithstanding any other provision of the ADS deposit agreement, each holder or other person with an interest in ADSs will agree to be bound by, and subject to, applicable provisions of the laws of France, our articles of association and any regulations governing shares quoted on Euronext Paris to the same extent as holders of Air France shares.

The obligation of a holder or other person with an interest in Air France shares to disclose certain information pursuant to the laws of France and our articles of association also applies to you and any other person with an interest in the ADSs and, in certain circumstances (as described in “Description of the Share Capital of Air France – Requirements Applicable to Shareholdings Exceeding Certain Percentages”), to us. The consequences for failure to comply with these provisions will be the same for you and any other persons with an interest in Air France shares as for a holder thereof. By holding ADSs, you acknowledge that we, the depositary bank and the custodian, may take any and all actions contemplated under French law in respect of the Air France shares represented by your ADSs in the event you fail to observe the disclosure obligations under French law and our articles of association, as described in “Description of the Share Capital of Air France – Requirements Applicable to Shareholdings Exceeding Certain Percentages”.

In order to facilitate compliance with such disclosure obligations, you and any other person with an interest in the ADSs may deliver any disclosure notification with respect to Air France shares represented by ADSs to the depositary bank. The depositary bank will, to the extent practicable, forward such notification to Air France.

At the request of Air France, the depositary bank will forward to any holders of ADSs any request by Air France for information and comply with any instructions of Air France, to the extent practicable, given in connection with the foregoing. If Air France requests information from the depositary bank or the custodian, as registered owners of Air France shares, pursuant to the laws of France or our articles of association, the obligations of the depositary bank or the custodian, as the case may be, shall be limited to disclosing to Air France such information relating to the Air France shares in question as has in each case been recorded by it pursuant to the terms of the ADS deposit agreement.

DESCRIPTION OF THE AIR FRANCE AMERICAN DEPOSITARY WARRANTS

General

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Warrants of Air France. Citibank’s depositary offices are located at 111 Wall Street, New York, New York 10005. American Depositary Warrants are referred to as ADWs and represent ownership interests in Air France warrants that are on deposit with the depositary bank. ADWs may be represented by certificates that are commonly known as American Depositary Warrant Receipts or ADWRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. – Paris, located at Citicenter, 19 Le Parvis, 92073 Paris La Défense, Cedex 36.

Citibank has agreed to act as depositary bank for the ADWs pursuant to a deposit agreement (the ADW deposit agreement). A copy of the ADW deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADW deposit agreement from the SEC’s website (www.sec.gov) or from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

We are providing you with a summary description of the material terms of the ADWs and of your material rights as an owner of ADWs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADWs will be determined by the ADW deposit agreement and not by this summary. We urge you to review the ADW deposit agreement in its entirety as well as the form of ADWR attached to the ADW deposit agreement.

Each ADW represents the right to receive one Air France warrant on deposit with the custodian bank. An ADW will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADW but that has not been distributed to the owners of ADWs because of legal restrictions or practical considerations.

If you become an owner of ADWs, you will become a party to the ADW deposit agreement and therefore will be bound to its terms and, if your ADWs are represented by a certificate, to the terms of the ADWR that represents your ADWs. The ADW deposit agreement and the ADWR specify our rights and obligations as well as your rights and obligations as owner of ADWs and those of the depositary bank. As an ADW holder you appoint the depositary bank to act on your behalf in certain circumstances. The ADW deposit agreement is governed by New York law. However, our obligations to the holders of Air France warrants will continue to be governed by the laws of The Republic of France, which may be different from the laws in the United States.

As an owner of ADWs, you may hold your ADWs by means of an ADWR registered in your name through a third party brokerage or safekeeping account or through an account at the depositary bank reflecting the registration of your uncertificated ADWs on the books of the depositary bank (commonly referred to as the “direct registration system”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of securities by the depositary bank. Under the direct registration system, ownership of ADWs is evidenced by periodic statements issued by the depositary bank to the holders of the ADWs. The direct registration system includes automated transfers between the depositary bank and DTC, the central book-entry clearing and settlement system in the United States. If you decide to hold your ADWs through a third party brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADW owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADWs registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADWs and will own ADWs at the relevant time.

Exercise of ADWs

Holders of ADWs may exercise the Air France warrants represented by their ADWs on any New York and French business day prior to the expiration of the Air France warrants, subject in each case to the terms and conditions of the Air France warrants and the ADW deposit agreement. Warrants will only be accepted for exercise in multiples of three.

Any holder of ADWs wishing to exercise the underlying Air France warrants represented by the ADWs will need to take the following actions:

•	deliver the applicable ADWs to the depositary bank, together with instructions to cancel such ADWs and to deliver the corresponding Air France warrants to the Air France warrant agent, and pay to the depositary bank the applicable ADW cancellation fees, and

•	deliver to the custodian a duly completed ADW exercise form together with the applicable warrant exercise price (in euro).

Holders of ADWs who duly exercise the Air France warrants represented by their ADWs will have the opportunity to elect to receive Air France shares or Air France ADSs, subject in each case to the terms of the Air France warrants and in the case of Air France ADSs to the terms of the Air France ADS deposit agreement. See “Description of the Air France American Depositary Shares” for a summary description of the Air France ADS deposit agreement.

A holder who exercises the Air France warrants represented by their ADWs will become the owner of Air France shares only upon receipt by the Air France warrant agent of (i) the requisite Air France warrants (upon cancellation of ADWs), (ii) the duly completed exercise instructions, and (iii) the applicable exercise price. The form exercise instructions to be delivered to the Air France warrant agent may be obtained from the depositary bank.

Under the terms of the Air France warrants, Air France shares issued upon exercise of Air France warrants will entitle holders to all distributions on Air France shares made in respect of the Air France financial year in which the Air France warrants are exercised and in respect of all subsequent periods. Holders of Air France warrants who validly exercise the Air France warrants and become the owners of Air France shares before the distribution of a “prior year distribution” will not be entitled to receive the distribution relating to the prior Air France financial year.

If a holder of ADWs duly exercises the underlying Air France warrants, elects to receive the Air France shares in the form of Air France ADSs and the Air France shares are issued before the distribution of “prior year distribution” the Air France ADSs issued in respect of such shares will be “Partial Entitlement ADSs” until we inform the depositary bank that the Air France shares have been fully assimilated with the Air France shares outstanding at the time the Air France warrants were exercised. See “Description of the Air France American Depositary Shares” for a description of Partial Entitlement ADSs.

If we suspend the right to exercise Air France warrants at any time, we will give notice thereof to the depositary bank setting forth the term and reason for such suspension. Upon receipt of such notice, the depositary bank shall give notice thereof to the holders of ADWs and shall refuse during the period of such suspension to accept instructions to cancel ADWs for the purpose of exercising Air France warrants.

Distributions in Respect of ADWs

As a holder of ADWs, you generally have the right to receive the distributions the depositary bank receives in respect of the warrants deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADWs will receive such distributions under the terms of the ADW deposit agreement in proportion to the number of ADWs held as of a specified record date.

Distributions of Cash

Whenever the depositary bank receives cash in respect of the securities on deposit with the custodian, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

The conversion into U.S. dollars will take place only if practicable. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADW deposit agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Warrants

In the event that any distribution on any deposited securities consists of a free distribution of Air France warrants, the depositary bank may (with our consent) and shall (if we so request) either distribute to holders new ADWs representing the Air France warrants deposited or modify the ADW-to-Air France warrant ratio, in which case each ADW you hold will represent rights and interests in the additional Air France warrants so deposited. Only whole new ADWs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADWs or the modification of the ADW-to-Air France warrant ratio upon a distribution of Air France warrants will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the ADW deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Air France warrants received.

No such distribution of new ADWs will be made if it would violate a law, including the U.S. securities laws, or if it is not operationally practicable. If the depositary bank does not distribute new ADWs or modify the ADW-to-Air France warrant ratio as described above, it will use its best efforts to sell the Air France warrants received and will distribute the proceeds of the sale as in the case of a distribution of cash.

In the event that holders of Air France warrants are granted the option to receive distributions in the form of additional Air France warrants, the depositary bank will make such distribution available to holders of ADWs only with our prior consent.

Other Distributions

In the event the depositary bank or the custodian receives in respect of the deposited securities any distribution other than cash or Air France warrants, the depositary bank shall distribute the securities or property so received to holders of ADWs in proportion to the number of ADWs held in any manner the depositary bank may deem equitable and practicable. In the event the depositary bank determines such distribution cannot be made proportionately or that such distribution is not practicable, the depositary bank shall adopt any method deemed equitable and practicable to effectuate distribution (including by means of a sale of the securities and property so received and the distribution of the net cash proceeds).

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If the depositary bank is timely notified, and it has determined that it is reasonably practicable and if we provide all of the documentation contemplated in the ADW deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the Air France warrants being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the ADW deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADWs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADWs. If less than all outstanding ADWs are being redeemed, the ADWs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Air France Warrants

In the event that any of the terms of the Air France warrants are modified (i.e., upon the occurrence of a change in the number of Air France shares to be issued upon exercise of Air France warrants), we will give notice thereof to the depositary bank with instructions to provide notice thereof to holders of ADWs and will cooperate with the depositary bank in taking all reasonably necessary actions under the ADW deposit agreement.

Upon any split-up, consolidation, cancellation or reclassification of Air France warrants or in the event of any recapitalization, reorganization, merger or consolidation or sale of assets that affect us or to which we are a party, we will notify the depositary bank and the depositary bank will give notice thereof to the holders of ADWs. After the occurrence of such event, the ADWs will, to the maximum extent permitted by law, represent the right to receive the securities received by the custodian in exchange or conversion for the Air France warrants. In any such event, additional ADWs may be issued or existing ADWs may be called for surrender and exchange into new ADWs.

Issuance of ADWs upon Deposit of Air France Warrants

The depositary bank may create ADWs on your behalf if you or your broker deposit Air France warrants with the custodian. The depositary bank will deliver these ADWs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Air France warrants to the custodian. Your ability to deposit Air France warrants may be limited by U.S. and French legal considerations applicable at the time of deposit and the terms of the ADW deposit agreement.

The issuance of ADWs may be delayed until the depositary bank or the custodian receives satisfactory confirmation that all required approvals have been given by the applicable governmental agency in the Republic of France and that the Air France warrants have been duly transferred to the custodian. The depositary bank will only issue ADWs in whole numbers.

When you make a deposit of Air France warrants, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	the Air France warrants are validly issued, fully paid, and non-assessable,

•	you are duly authorized to deposit the Air France warrants,

•	the Air France warrants presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADWs issuable upon such deposit will not be, “restricted securities” (as defined in the ADW deposit agreement), and

•	the Air France warrants presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Warrants upon Cancellation of ADWs

As a holder of ADWs, you will be entitled to present your ADWs to the depositary bank for cancellation and then receive the underlying Air France warrants at the custodian’s offices. In order to withdraw the Air

France warrants represented by your ADWs, you will be required to pay to the depositary the fees for cancellation of ADWs and any charges and taxes payable upon the transfer of the Air France warrants being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADWs will not have any rights under the ADW deposit agreement.

If you hold ADWs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADWs. The withdrawal of the Air France warrants represented by your ADWs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADWs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADWs at any time except for:

•	temporary delays that may arise because (i) the transfer books for the Air France warrants or ADWs are closed, or (ii) Air France warrants are immobilized on account of a shareholders’ meeting or a payment of dividends,

•	obligations to pay fees, taxes and similar charges, and

•	restrictions imposed because of laws or regulations applicable to ADWs or the withdrawal of securities on deposit.

The ADW deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADWs except to comply with mandatory provisions of law.

Voting Rights

In the event we establish a meeting at which holders of Air France warrants may vote or wish to seek the consent of holders of Air France warrants, as a holder of ADWs, you generally will have the right under the ADW deposit agreement to instruct the depositary bank to exercise the voting or consent rights for the Air France warrants represented by ADWs you own as of the applicable record date.

At our request, the depositary bank will mail to you any notice of meeting of Air France warrant holders or of Air France warrant holder consent solicitation received from us together with information explaining how to instruct the depositary bank to exercise the voting or consent rights applicable to Air France warrants represented by your ADWs.

If the depositary bank timely receives instructions from a holder of ADWs, it will endeavor, insofar as practicable and permitted by law, our articles of association and the terms and conditions of the Air France warrants, to instruct the custodian to exercise voting or the consent rights with respect to the Air France warrants represented by the holder’s ADWs in accordance with such instructions.

Please note that the ability of the depositary bank to carry out instructions as to voting or a consent solicitation may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting or consent solicitation materials in time to enable you to return instructions to the depositary bank in a timely manner. No consent will be granted and no vote cast with respect to any securities for which instructions have not been received from ADW holders.

Fees and Charges

As an ADW holder, you will be required for paying the following service fees to the depositary bank:

Service	Fees
Issuance of ADWs	Up to 5¢ per ADW issued
Cancellation of ADWs	Up to 5¢ per ADW canceled
Exercise of right to purchase ADSs	Up to 2¢ per ADW exercised
Distribution of cash upon sale of rights and other entitlements	Up to 2¢ per ADW held

As an ADW holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of Air France warrants charged by the registrar and transfer agent for the Air France warrants in France (i.e., upon deposit and withdrawal of Air France warrants),

•	expenses incurred for converting foreign currency into U.S. dollars,

•	expenses for cable, telex and fax transmissions and for delivery of securities,

•	taxes (including applicable interest and penalties) and duties upon the transfer of securities (i.e., when Air France warrants are deposited or withdrawn from deposit),

•	fees and expenses incurred by the depositary bank, the custodian or any nominee in connection with the delivery or servicing of Air France warrants on deposit, and

•	fees and expenses incurred by the depositary bank in connection with exchange control regulations and other regulatory requirements.

We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you are required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary bank to modify the ADW deposit agreement at any time without your consent. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADWs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the ADW deposit agreement if you continue to hold your ADWs after the modifications to the ADW deposit agreement become effective. The ADW deposit agreement cannot be amended to prevent you from withdrawing the Air France warrants represented by your ADWs except as permitted by law.

The ADW deposit agreement shall terminate automatically as of the date the Air France warrants expire. We have the right to direct the depositary bank to terminate the ADW deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the ADW deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the ADW deposit agreement:

•	For a period of six months after termination; upon the payment of charges to the depositary bank, and upon payment of any applicable taxes and governmental charges, you will be able to request the cancellation of your ADWs and the withdrawal of the Air France warrants represented by your ADWs and the delivery of all other property held by the depositary bank in respect of those Air France warrants on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received on the Air France warrants on deposit (e.g., dividends) but will not distribute any such property to you until you request the cancellation of your ADWs.

•	After the expiration of such six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADWs uninvested in an unsegregated account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADWs still outstanding.

Books of Depositary

The depositary bank will maintain ADW holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADWs and the ADW deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADWRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The ADW deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the ADW deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out instructions to vote or exercise consent rights, for any manner in which a vote is cast or consent is given or for the effect of any vote or consent, provided it acts in good faith and in accordance with the terms of the ADW deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Air France warrants, for the validity or worth of the Air France warrants, for any tax consequences that result from the ownership of ADWs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the ADW deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the ADW deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the ADW deposit agreement or in our articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Air France warrants for deposit, any holder of ADWs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Air France warrants but is not, under the terms of the ADW deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the ADW deposit agreement.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADWs before receiving a deposit of Air France warrants or release Air France warrants before receiving ADWs. These transactions are commonly referred to as “pre-release transactions.” The ADW deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral in an amount equal to the market value of such ADWs as calculated on a daily (marked to market) basis, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADWs and the securities represented by the ADWs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADWs, to deliver, transfer, split and combine ADWRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the ADW deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert and distribute the foreign currency to the extent practical and lawful to the holders for whom the conversion, transfer and distribution are lawful and practical,

•	distribute the foreign currency to holders for whom the distribution is lawful and practical, and

•	hold the foreign currency (without liability for interest) for the applicable holders.

Miscellaneous

Persons required under the laws of the Republic of France or our articles of association to inform Air France or the Autorité des Marchés Financiers of the number of Air France shares held by them must also include in such reports the number of Air France shares that they would have the right to acquire upon exercising all Air France warrants (including Air France shares represented by ADSs issued upon the exercise of ADWs). See “Description of the Share Capital of Air France – Requirements Applicable to Shareholdings Exceeding Certain Percentages”.

EXCHANGE CONTROLS AND OTHER LIMITATIONS

AFFECTING SHAREHOLDERS OF A FRENCH COMPANY

Ownership of Shares by Non-French Persons

Under French law, there is no limitation on the right of non-residents or non-French shareholders to own or, where applicable, to exercise their voting rights attached to the shares they hold in a French company.

However, subject to certain exceptions, any individual not residing in France or any company not incorporated in France must file a déclaration administrative (administrative notice) in respect of any transaction on the share capital of a French company by any such individual or company and any such transaction which is made through a French company controlled by any such individual or company who holds more than 33.33% of such French company’s share capital or voting rights if, after such transaction, the percentage of shares or voting rights owned by such individual or company exceeds 33.33% of the share capital or the voting rights in this French company.

Exchange Controls

Under current French exchange control regulations, there are no limitations on the amount of payments that may be remitted by a French company to non-residents.

ENFORCEMENT OF CIVIL LIABILITIES

Air France is a public company incorporated under the laws of the Republic of France. The directors of Air France reside outside of the United States and a majority of Air France’s assets and a majority of the assets of Air France’s subsidiaries are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Air France or its directors or to enforce against it or them, either in the United States or in France, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal or state securities laws.

Our French counsel, Linklaters, has advised Air France that the United States and France are not party to a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, rendered in civil and commercial matters. According to such counsel, a judgment rendered by any U.S. federal or state court based on civil liability against the French persons referred to above, whether or not predicated solely upon U.S. federal or state securities laws, enforceable in the United States would require such French persons to waive their rights under article 15 of the French Code Civil to be sued only in France and would not directly be recognized or enforceable in France. A party in whose favor such judgment was rendered could initiate enforcement proceedings (exequatur) in France before the relevant civil court (Tribunal de Grande Instance). Enforcement in France of such U.S. judgment could be obtained following proper (i.e., non-ex parte) proceedings if the civil court is satisfied that the following conditions have been met (which conditions, under prevailing French case law, do not include a review by the French court of the merits of the foreign judgment):

•	such U.S. judgment is enforceable in the United States,

•	such U.S. judgment was rendered by a court having jurisdiction over the matter both under its own rules of jurisdiction and in accordance with French rules of international conflicts of jurisdiction and the French courts did not have exclusive jurisdiction over the matter,

•	the court that rendered such judgment has applied a law to the merits of the case which would have been considered appropriate under French rules of international conflicts of laws,

•	such U.S. judgment does not contravene French ordre public international rules, both pertaining to the merits and to the procedure of the case,

•	such U.S. judgment is not tainted with fraud, and

•	such U.S. judgment does not conflict with a French judgment or a foreign judgment which has become effective in France and there is no risk of conflict with proceedings pending before French courts at the time enforcement of the judgment is sought.

In addition, the discovery process under actions filed in the United States could be adversely affected under certain circumstances by French law no. 68-678 of July 26, 1968, as modified by French law no. 80-538 of July 16, 1980 (relating to communication of documents and information of an economic, commercial, industrial, financial or technical nature to foreign authorities or persons), which could prohibit or restrict obtaining evidence in France or from French persons in connection with a U.S. action, if the documents or information requested could undermine French sovereignty, security, essential economic interests or French public order.

We have also been advised by our French counsel that if an original action is brought in France, French courts may refuse to apply the designated law if its application contravenes French ordre public international and/or applicable French mandatory rules over the matter. In an action brought in France on the basis of U.S. federal securities laws, French courts may not have the requisite power to grant the remedies sought.

LEGAL MATTERS

The validity of the Air France shares and warrants offered hereby will be passed upon for Air France by Linklaters.

EXPERTS

The annual consolidated financial statements of Air France S.A. at March 31, 2003 and for the year then ended included in this registration statement have been audited by Deloitte Touche Tohmatsu and KPMG S.A., independent auditors, as stated in their report, appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting principle related to accounting for major airframe inspections and engine maintenance costs and a change in the method of accounting for revenue recognition of long-term contracts, both described in note 2 to the annual consolidated financial statements), and have been so included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Air France S.A. as of and for the years ended March 31, 2002 and 2001 included in this registration statement have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report, appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The annual consolidated financial statements and financial statement schedule of KLM as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003 incorporated into this prospectus by reference to KLM’s annual report on Form 20-F for the financial year ended March 31, 2003 filed with the SEC on June 1, 2003, as amended by KLM’s Form 20-F/A filed with the SEC on January 12, 2004, have been incorporated by reference herein in reliance upon the report of KPMG Accountants N.V., independent accountants, given upon the authority of said firm as experts in accounting and auditing. The audit report refers to the restatement of earnings per share data for the years ended March 31, 2002 and 2001 as well as to a change in the method of presenting extraordinary items as a result of the adoption of RJ 270 Revenue Recognition.

The annual consolidated financial statements of Amadeus Global Travel Distribution, S.A. as of and for the years ended December 31, 2002 and 2001 and as of and for the years ended December 31, 2003 and 2002 included in this registration statement have been audited by Deloitte & Touche España S.L., independent auditors, as stated in the reports of Deloitte & Touche and Deloitte & Touche España S.L. appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

KLM files reports with the SEC. Following the offer, we will be required to file reports, including annual reports on Form 20-F (which we will first file in 2004 with respect to the financial year ending March 31, 2004), and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the availability of the public reference room. SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

Not later than the date of commencement of the offer, we will file with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to this offer. The Schedule TO and any amendments thereto will be available for inspection and copying as set forth above (except that the Schedule TO and any amendments thereto will not be available at the regional offices of the SEC).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

As allowed by the SEC, this prospectus does not contain all the information you can find in our prospectus or the exhibits to the prospectus. The SEC allows us to “incorporate by reference” certain information about KLM into this prospectus, which means that:

•	incorporated documents are considered part of this prospectus,

•	we can disclose important information to you by referring you to those documents, and

•	information that KLM files with or furnishes to the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes this prospectus.

This prospectus incorporates by reference the documents of KLM listed below. Unless otherwise noted, all documents incorporated by reference have the SEC file number 1-04059.

•	KLM’s Annual Report on Form 20-F for the financial year ended March 31, 2003 filed with the SEC on June 19, 2003, as amended by KLM’s Form 20-F/A filed with the SEC on January 12, 2004,

•	KLM’s Form 6-K furnished to the SEC on December 30, 2003 for the six-month period ended September 30, 2003,

•	KLM’s Form 6-K furnished to the SEC on March 4, 2004 regarding traffic and capacity statistics, and

•	KLM’s Form 6-K furnished to the SEC on March 10, 2004 for the nine months ended December 31, 2003.

The SEC requires that certain documents subsequently filed or furnished by KLM to the SEC be incorporated by reference into this prospectus after the date of this prospectus and prior to the expiration of the offer. In accordance with that requirement, the following documents subsequently filed or furnished with the SEC will be incorporated by reference into this prospectus:

•	reports filed under Sections 13(a), 13(c) or 15(d) of the Exchange Act, and

•	reports furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.

Any statement contained in this prospectus or incorporated herein by reference will be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by KLM pursuant to Section 13 or 15(d) of the Exchange Act after the date of this prospectus modifies or supersedes such statement.

All information contained in this prospectus relating to Air France and the offer has been supplied by Air France, and all information contained or incorporated by reference in this prospectus relating to KLM has been supplied by KLM. Air France and KLM confirm that on the date of publication of this prospectus, the information provided by each of them respectively, is, to the best of their knowledge, true and accurate and that no facts have been omitted, the inclusion of which would change the meaning of this prospectus. Although Air France does not have any knowledge that would indicate that any of the information relating to KLM is inaccurate or untrue in any material respect, Air France cannot assure you that no facts or events of which it is unaware exist that may affect the significance or accuracy of the information furnished to it.

The information agent and the Dutch exchange agent will provide without charge to each person to whom this prospectus is delivered, upon request, copies of any or all documents and reports described above and incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) including KLM’s annual report for the financial year ended March 31, 2003. Requests for such copies should be directed to the information agent or the Dutch exchange agent. To obtain timely delivery of any of these documents, you must request them no later than April 26, 2004.

You should rely only on the information contained in this prospectus in deciding whether to accept this offer. Air France has not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is accurate as of its date. You should not assume that the information contained in this prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to you nor the issuance of Air France securities in the offer shall create any implication to the contrary.

DEFINITIONS AND INDUSTRY TERMS

ADP	Aéroports de Paris

AEA	Association of European Airlines

Available seat-kilometers (ASKs)	the total number of seats available for the transportation of passengers multiplied by the number of kilometers those seats are flown

Available ton-kilometers (ATKs)	the number of tons of capacity available for cargo multiplied by the kilometers flown

Cargo	freight and mail

Cargo load factor	revenue ton-kilometers for cargo expressed as a percentage of available cargo ton-kilometers

DGAC	Direction Générale de l’Aviation Civile, the French civil aviation authority

Domestic flights	short- and medium-haul flights between destinations within France

EEA	European Economic Area, which includes the 15 E.U. member states plus Norway, Iceland and Liechtenstein

Freedoms	the right of an airline, obtained through a bilateral treaty, to operate in the airspace and on the territory of a country other than its home country. The eight freedoms can be summarized as follows:

1) Departure from home country, right to fly over airspace of foreign country;

2) Departure from home country, right to make a stopover in foreign country for technical reasons, without passenger embarkation or disembarkation (right of transit);

3) Departure from home country, right of disembarkation for passengers from the home country;

4) Departure from foreign country, right of embarkation for passengers traveling to the home country;

5) Departure from home country, right of embarkation and disembarkation of passengers in two successive foreign countries;

6) Departure from home country, right of embarkation for passengers traveling to the home country, then on to a third country;

7) Departure from foreign country, right of embarkation for passengers traveling to a third country, without a stopover in the home country; and

8) Departure from home country, right of embarkation of passengers from foreign country traveling to another destination in the same foreign country (cabotage).

IATA	International Air Transport Association. Its membership includes scheduled and non-scheduled airlines

Long-haul flights	intercontinental flights between destinations in Europe, North, Central and South America, the Far East and Australia and the Middle East and Sub-Saharan Africa

Medium-haul flights	flights between destinations in Europe and North Africa

Overall load factors	revenue ton-kilometers expressed as a percentage of available ton-kilometers

Passenger load factor	revenue passenger-kilometers expressed as a percentage of available seat-kilometers

Revenue passenger-kilometer (RPK)	one fare paying passenger transported one kilometer; revenue passenger-kilometers are computed by multiplying the number of revenue passengers by the kilometers they are flown

Revenue ton-kilometer (RTK)	one ton of paid cargo traffic transported one kilometer; revenue ton-kilometers are computed by multiplying metric ton of revenue traffic (passenger, freight and mail) by the kilometers this traffic is flown

Slot	authorization given by an airport operator to take off or land at a particular airport during a specified time period

Summer season	as defined by IATA: typically runs from the last Saturday in March to the last Saturday in October

Winter season	as defined by IATA: typically runs from the first Sunday after the last Saturday in October to the Friday before the last Saturday in March

Yield	passenger yield means passenger revenue per passenger kilometer; the average amount of revenue received per revenue ton-kilometer

I NDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SOCIETE AIR FRANCE

Consolidated Financial Statements as of and for the years ended March 31, 2003, 2002 and 2001, prepared in accordance with Generally Accepted Accounting Principles in France, together with the reconciliation of stockholders’ equity and net income to Generally Accepted Accounting Principles in the United States of America

See the accompanying notes to the consolidated financial statements.

AIR FRANCE S.A. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and the Board of Directors of Air France SA:

We have audited the accompanying consolidated balance sheet of Air France SA and its subsidiaries (“the Company”) at March 31, 2003 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the year then ended, all expressed in euros. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Air France SA and its subsidiaries at March 31, 2003 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in France.

Without qualifying the conclusion expressed above, we draw attention to the changes in accounting principles described in Note 2 to the consolidated financial statements that relate to:

•	the adoption of the approach by component for the recognition of costs related to major airframe inspections and engine maintenance;

•	the adoption of the percentage of completion method with respect to the revenue recognition of all long-term contracts whose term exceed six months.

Accounting principles used by the Company in preparing the accompanying financial statements conform with accounting principles generally accepted in France but vary in certain significant respects from accounting principles generally accepted in the United States of America. A description of the significant differences between accounting principles applied by the Company and accounting principles generally accepted in the United States of America and the effect of those differences on consolidated net income for the year ended March 31, 2003 and shareholders’ equity at March 31, 2003 are set forth in Notes 33 to 35 to the consolidated financial statements.

/s/ for KPMG S.A.	/s/ for DELOITTE TOUCHE TOHMATSU

Paris la Défense and Neuilly sur Seine, France

December 24, 2003

AIR FRANCE S.A. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and the Board of Directors of Air France SA:

We have audited the accompanying consolidated balance sheet of Air France SA and its subsidiaries (“the Company”) at March 31, 2002 and 2001 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the years then ended, all expressed in euros. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in France and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Air France SA and its subsidiaries at March 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in France.

Accounting principles used by the Company in preparing the accompanying financial statements conform with accounting principles generally accepted in France but vary in certain significant respects from accounting principles generally accepted in the United States of America. A description of the significant differences between accounting principles applied by the Company and accounting principles generally accepted in the United States of America and the effect of those differences on consolidated net income for the year ended March 31, 2002 and shareholders’ equity at March 31, 2002 are set forth in Notes 33 to 35 to the consolidated financial statements.

/s/ for DELOITTE TOUCHE TOHMATSU

Neuilly sur Seine, France

December 24, 2003

AIR FRANCE S.A. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Income Statements

		Years ended March 31,
		2003	2003	2002	2001
		(in $ millions)(a)	(in € millions)
Operating revenues	Note 4	14,780	12,687	12,528	12,280
External expenses	Note 5	(8,357)	(7,174)	(7,466)	(7,490)
Salaries and related costs	Note 6	(4,492)	(3,856)	(3,738)	(3,436)
Taxes other than income tax		(218)	(187)	(163)	(154)

Gross operating result		1,713	1,470	1,161	1,200

Charge to depreciation/amortization, net	Note 7	(1,392)	(1,195)	(972)	(915)
Charge to operating provisions, net	Note 7	(134)	(115)	(39)	62
Gain on disposal of flight equipment, net		35	30	78	88
Other operating income and charges, net	Note 8	2	2	7	8

Operating Income		224	192	235	443

Restructuring costs	Note 9	(15)	(13)	(11)	(5)
Net financial charges	Note 10	(100)	(85)	(112)	(137)
Gain on disposals of subsidiaries and affiliates, net	Note 11	5	4	24	96

Pre-tax income (loss)		114	98	136	397

Share in net income of equity affiliates		34	29	31	45
Amortization of goodwill	Note 14	(19)	(16)	(16)	(62)

Income (loss) before income tax and minority interests		129	111	151	380

Income tax	Note 12	15	13	5	45

Income (loss) before minority interests		144	124	156	425

Minority interests		(4)	(4)	(3)	(4)

Net Income (loss)		140	120	153	421

Earnings (loss) per share	Note 13
basic		0.64	0.55	0.70	1.93
diluted		0.64	0.55	0.70	1.93

Note:
(a)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

The accompanying notes are an integral part of these financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Consolidated Balance Sheets

		Years ended March 31,
		2003	2003	2002	2001
		(in $ millions)(a)	(in € millions)
Consolidation goodwill	Note 14	130	112	125	133
Intangible fixed assets	Note 14	199	171	190	206
Flight equipment	Note 15	8,486	7,284	7,446	7,269
Other property and equipment	Note 15	1,023	878	847	757
Investments in equity affiliates	Note 16	368	316	303	276
Other investments	Note 16	303	260	237	267

Total fixed assets, net		10,509	9,021	9,148	8,908

Inventory	Note 17	256	220	266	227
Trade receivables	Note 18	1,668	1,432	1,495	1,549
Income tax receivable	Note 19	129	111	80	66
Other accounts receivable	Note 18	691	592	712	549
Marketable securities	Note 20	1,210	1,039	1,408	942
Cash		225	193	255	216

Total current assets		4,179	3,587	4,216	3,549

Total assets		14,688	12,608	13,364	12,457

Note:
(a)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

The accompanying notes are an integral part of these financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

		Years ended March 31,
		2003	2003	2002	2001
		(in $ millions) (Note 2.25)	(in € millions)
Common stock	Note 21	2,176	1,868	1,868	1,868
Additional paid-in capital	Note 21	304	261	261	261
Treasury stock	Note 21	(29)	(25)	—	—
Retained earnings	Note 21	2,198	1,887	1,813	1,723
Cumulative translation adjustment		4	3	19	22

Stockholders’ equity		4,653	3,994	3,961	3,874

Minority interests		38	33	29	25

Stockholders’ equity and minority interests		4,691	4,027	3,990	3,899

Provisions for liabilities and charges	Note 22	1,275	1,095	937	994
Shorts and long-term debt and obligations under capital leases	Note 23	4,831	4,147	4,616	4,073
Trade payables		1,602	1,375	1,525	1,557
Income tax liability	Note 24	6	5	22	19
Advance ticket sales and loyalty program	Note 25	1,050	901	1,024	872
Other payables	Note 26	1,233	1,058	1,250	1,043

Total liabilities		9,997	8,581	9,374	8,558

Total liabilities and stockholders’ equity		14,688	12,608	13,364	12,457

The accompanying notes are an integral part of these financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

Before allocation of income	Number of shares comprising common stock	Common Stock (par value)	Addit- ional paid-in capital	Retained earnings	Treasury stock	Cumu- lative trans- lation adjust- ment	Total Stock- holders’ equity	Minority interests	Total Stock- holders’ equity and minority interests
	(in € millions, except shares and per share amounts)
March 31, 2000	219,780,887	1,809	262	1,395	—	19	3,485	22	3,507
Translation of common stock into euro	—	59	—	(59)	—	—	—	—	—
Dividends paid	—	—	—	(34)	—	—	(34)	—	(34)
Translation differences	—	—	—	—	—	3	3	—	3
Net income	—	—	—	421	—	—	421	4	425
Other	—	—	(1)	—	—	—	(1)	(1)	(2)

March 31, 2001	219,780,887	1,868	261	1,723	—	22	3,874	25	3,899

Dividends paid	—	—	—	(61)	—	—	(61)	(5)	(66)
Translation differences	—	—	—	—	—	(3)	(3)	—	(3)
Net income	—	—	—	153	—	—	153	3	156
Changes in scope of consolidation	—	—	—	(2)	—	—	(2)	6	4

March 31, 2002	219,780,887	1,868	261	1,813	—	19	3,961	29	3,990

Dividends paid	—	—	—	(28)	—	—	(28)	(2)	(30)
Treasury stock	—	—	—	—	(25)	—	(25)	—	(25)
Impact of changes in accounting policies (cf Note 2.1)	—	—	—	(18)	—	—	(18)	—	(18)
Translation differences	—	—	—	—	—	(16)	(16)	(1)	(17)
Current year net income	—	—	—	120	—	—	120	4	124
Changes in scope of consolidation	—	—	—	—	—	—	—	3	3

March 31, 2003	219,780,887	1,868	261	1,887	(25)	3	3,994	33	4,027

Proposed dividends	—	—	—	(17)	—	—	(17)	—	—

The accompanying notes are an integral part of these financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years ended March 31,
	2003	2003	2002	2001
	(in $ millions)(a)	(in € millions)
Gross operating result	1,712	1,470	1,161	1,200
Other income (expenses)	(58)	(50)	(62)	(7)
Foreign exchange gains (losses)	(10)	(9)	(5)	(49)

Operating cash flows	1,644	1,411	1,094	1,144

Changes in working capital	(176)	(150)	97	232
Restructuring expenditure	(14)	(12)	(15)	(60)
Interest paid	(220)	(189)	(213)	(238)
Interest received	68	58	61	103
Income tax paid (received)	(3)	(3)	(7)	(2)

Cash flows from investing activities	(1,251)	(1,074)	(955)	(1,607)

Acquisitions of subsidiaries and affiliates, net of cash acquired	(54)	(46)	(27)	(161)
Purchase of tangible and intangible fixed assets	(1,643)	(1,410)	(1,448)	(1,882)
Disposals of subsidiaries and affiliates	10	8	59	117
Proceeds on disposal of tangible and intangible assets	416	357	454	285
Dividends received	20	17	7	34

Cash flows from financing activities	(484)	(415)	675	399

Issuance of common stock	6	5	1	—
New debts	972	834	884	387
Repayments of debts	(868)	(745)	(168)	(655)
Repayments of capital lease obligations	(592)	(508)	(157)	(124)
Net decrease (increase) in loans	(34)	(29)	(20)	(66)
Net decrease (increase) in short-term investments	72	62	201	895
Dividends paid	(40)	(34)	(66)	(38)

Translation differences	(1)	(1)	—	—

Increase (decrease) in cash and cash equivalents (Note 31.1)	(437)	(375)	737	(29)

Opening cash and cash equivalents	1,220	1,047	310	339
Closing cash and cash equivalents	783	672	1,047	310

Note:
(a)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

The accompanying notes are an integral part of these financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

1	Business description

As used herein, the term “société Air France” or “Air France S.A.” refers to Air France, a limited liability company organized under French law, without its consolidated subsidiaries. The term the “Company” or “Air France” refers to Air France S.A. together with its consolidated subsidiaries.

The Company is headquartered in France and is one of the largest airlines in the world. The Company’s core business is passenger transportation. The Company’s activities also include cargo, industrial maintenance and other air-transport related activities, including principally catering.

2	Accounting policies

The consolidated financial statements of the Company are prepared in accordance with French accounting regulations as applicable for the years ended March 31, 2003, 2002 and 2001.

The accompanying consolidated financial statements incorporate certain additional disclosures and reclassifications to conform to accounting principles generally accepted in the United States of America and Securities and Exchange Commission rules and regulations.

2.1	Change in accounting methods

Adoption of the approach by component for the recognition of maintenance operations on airframes and engines.

Until March 31, 2002, the Company accrued in advance for estimated costs of major airframe maintenance. Engine maintenance, including the change of parts with limited useful lives, was expensed as incurred.

In accordance with the CNC (“Conseil National de la Comptabilité”) statements of July 25, 2002 and January 15, 2003 following the CRC (“Comité de la Réglementation Comptable”) regulation on liabilities applicable to fiscal years beginning on January 1, 2002, and the regulation on the depreciation, amortization and write-down of assets applicable to fiscal years beginning January 1, 2003, the Company (Air France and its air transport subsidiaries) adopted the component approach in its consolidated financial statements for the recognition of maintenance operations on airframes and engines (excluding parts with limited useful lives) under full ownership and capital leases. This change in accounting principle also resulted in the recognition of provisions for restitution for aircraft and engines under operating leases. Consequently, the accrual for airframe maintenance was eliminated as of March 31, 2003 and the accrual recognized as of March 31, 2002 was reversed to retained earnings. The component approach consists of allocating a portion of the cost of the aircraft to capitalized maintenance costs and amortizing them over the period between two maintenance operations. The retrospectively assessed impact of this change in method was recorded in retained earnings at the beginning of the period. The impact of this change in accounting principle resulted in a decrease in stockholders’ equity as of April 1, 2002 of €18 million and an increase in net income for the year ended March 31, 2003 of €13 million.

The Company was unable to assess the impact of the change in method on the financial statements for the period ended March 31, 2002 and, consequently, has not presented pro forma financial statements adjusted for the impact of the change in accounting principle on the prior period.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Adoption of the percentage of completion method for certain maintenance revenues.

In connection with maintenance operations performed by the Company for third parties, the Company now recognizes revenues using the percentage of completion method for all significant long-term contracts whose term exceeds six months. This change in method has no impact on the net income for the period ended March 31, 2003, nor on the opening stockholder’s equity.

2.2	Consolidation principles

Companies under the Company’s control are fully consolidated.

Companies jointly controlled by a limited number of parties including the Company are proportionally consolidated.

Companies over which the Company has significant influence in terms of management and finance policy are accounted for under the equity method; significant influence in this case is deemed to exist where the Company holds 20% or more of voting rights.

Affiliates over which the Company no longer has significant influence are deconsolidated at the lower of their carrying value at the date of removal from the scope of consolidation and their fair value to the Company.

All intercompany transactions, including significant asset and liability transfers between fully-consolidated companies, are eliminated. The same treatment applies to internal Company items such as dividends and capital gains. Gains and losses on internal transfers between equity affiliates are eliminated up to the effective percentage interest of the Company in such affiliates.

The fiscal year of certain subsidiaries and affiliates, which are listed in note 32, ends on December 31. Those subsidiaries and affiliates are consolidated by the Company with a three-month lag with the exception of Amadeus. There have been no significant transactions for such subsidiaries for the period from January 1, 2003 to March 31, 2003.

The consolidated income statements include the income statements of all companies acquired during the year from the date of the acquisition. They also include the income statements of companies disposed of during the year up to the date of disposal.

Minority interests

The portion of the earnings or losses of consolidated subsidiaries that represent ownership interests other than those of Air France (i.e. subsidiaries that are not wholly-owned) is reflected as a deduction from the determination of consolidated net income as minority interests.

The portion of the Company’s consolidated stockholders’ equity that is attributable to outside owners of subsidiaries that are not wholly-owned is reflected in the consolidated balance sheets as minority interests.

2.3	Translation of financial statements of foreign operations

The Company’s functional currency is the euro.

The financial statements of foreign subsidiaries with a non-euro functional currency, the activities of which are not an integral part of those of the reporting enterprise, are translated into Euros on the following basis:

•	the balance sheet is translated using the exchange rate prevailing at year-end,

•	the income statement is translated at the average exchange rate for the year,

•	translation differences resulting from differences between the opening and closing exchange rates, as well as between the closing rate and the average exchange rate for the year, are recorded as translation differences within consolidated stockholders’ equity.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

The financial statements of foreign branches, the activities of which are an integral part of the reporting enterprise, are translated into Euros at historical rates of exchange. Resulting translation differences are recorded in the income statement.

2.4	Foreign currency transactions

Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction or at the hedging rate.

Assets and liabilities denominated in foreign currencies are translated at the year-end rate or, where applicable, at the hedging rate. All corresponding translation differences are reflected in the income statement.

2.5	Exchange rate and interest rate financial instruments

The Company uses a number of financial instruments to limit its exposure to interest and exchange rate risks and for commodities risks related to purchases of aircraft fuel. These instruments are traded on organized markets or on an over-the-counter basis.

Gains and losses arising on financial instruments used for hedging purposes are recognized in symmetrical fashion to the items hedged.

Financial instruments used to hedge future transactions that are certain or likely to materialize are considered hedging instruments.

2.6	Operating revenues

For air transportation operations, revenues are recognized as and when transportation is completed. Transportation is also the trigger for the recognition of external charges such as commissions paid over to agents.

Upon issue, both passenger and cargo tickets are recorded as liabilities under “Advance tickets sales”.

Revenues representing the value of tickets that have been issued, but which will never be used, are recognized as operating income at the date the tickets are issued on a statistical basis that is regularly updated.

In connection with the power by the hour maintenance operations on airframes and engines, operating revenues are recorded based on the flight time declared by the customer.

For maintenance contracts other than those described above and as described in note 2.1, the Company now recognizes revenues using the percentage of completion method.

2.7	Frequent flyer program

The Company offers a frequent flyer loyalty program (Fréquence Plus) which enables members to accumulate air miles when travelling on Air France flights and flights of certain airline partners. These air miles entitle members to a variety of benefits such as free Air France flights.

The probability of converting air miles into Award tickets is estimated according to a statistical method.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

The value of air miles is estimated on the basis of the specific terms and conditions of use of free tickets. This estimate takes into consideration the marginal cost of the passenger concerned (catering, fuel, ticket administration and issue costs, etc.) and the revenues normally generated by the flight in question, based on the likelihood of free seats being booked by paying passengers.

The estimated value of air miles is deducted from revenues and recorded under the caption “Advance ticket sales and loyalty program” of the balance sheet, as and when revenue from the qualifying flight for which air miles are awarded is recognized.

We also sell mileage credits in our frequent flyer program to participating partners such as credit card companies, hotels and car rental agencies. We allocate a portion of the revenues received from the sale of mileage credits to a component representing the value of the subsequent travel award to be provided in a manner consistent with our determination of the liability for earned flight awards. The remainder is recognized as income immediately.

2.8	Information by activity and geographical area

The Company’s activity involves three sectors: passenger activities, cargo services and aircraft maintenance.

The Company has defined six discrete geographical sectors, in which revenues are broken down on the basis of origin of sale and destination.

•	Origin of sale:

Revenues from air transport operations are broken down by geographical area, based on ticket issuing locations.

Where a third party is responsible for issuance of the ticket, revenues are allocated to the appropriate location of the issuing airline.

•	Destination:

Revenues for air transport operations are broken down on the basis of the following:

-	Non-stop flights: revenues are allocated to the geographical network to which the route belongs.

-	Stop-over flights: revenues are split between the various sections of the route in accordance with IATA standards (based on a weighting of passenger-kilometers).

The Company’s fixed assets mainly consist of flight equipment based in France.

2.9	Calculation of earnings per share

Basic earnings per share (before dilution) is obtained by dividing attributable net income for the year by the average number of shares outstanding during the year. The average number of shares outstanding during the current and prior years does not include treasury stock and is adjusted retrospectively in respect of bonus share issues or discount share issues.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

2.10	Distinction between net income on ordinary activities and extraordinary items

Net income on ordinary activities includes all income and expenses arising within the Company’s ordinary activities, whether such income and expenses are recurring or non-recurring. Unusual items defined as non-recurring income and expenses by virtue of their incidence, nature and amount (such as restructuring costs) are recorded within net income on ordinary activities.

The definition of extraordinary items is restricted narrowly to unusual income and expenses of major significance.

2.11	Goodwill

Goodwill is recognized upon acquisition of subsidiaries and affiliates after allocation of purchase price to the various identifiable assets and liabilities.

Amounts of goodwill are amortized on a straight-line basis over periods determined in each case but which do not exceed 20 years.

2.12	Other intangible fixed assets

Business goodwill (“Fonds de commerce”) acquired in conjunction with the acquisition of UTA in 1990 is being amortized on a straight-line basis over a period of 20 years.

Costs related to software and licenses are amortized on a straight-line basis over periods of between one and four years.

2.13	Impairment of goodwill and other intangible assets

The Company records impairment charges on goodwill and other intangible assets when events and circumstances indicate that the assets are impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Measurement of any potential impairment on goodwill and other intangible assets is based on discounted cash flows.

2.14	Tangible fixed assets

Tangible fixed assets are stated at historical cost of acquisition or manufacture.

From April 1, 1997, interest incurred in connection with the financing of capital expenditures (including flight equipment) during the period prior to commissioning is capitalized within the overall cost of the asset concerned and depreciated over the useful life of the related asset. The interest rate adopted is the average interest rate for debts outstanding at the end of the year in question unless capital expenditure or advance payments are themselves funded by specific loans.

The Company accounts for lease arrangements as capital lease when such arrangements include a bargain purchase option provision. The related assets are recorded in the balance sheet at historical cost. Obligations arising under the lease are recorded as liabilities in the consolidated balance sheet.

Maintenance costs are expensed, with the exception of those major maintenance programs which extend the useful life of the asset or increase its overall value, and which are, as a result, capitalized (maintenance on airframes and engines excluding parts with limited useful lives).

As discussed in note 2.1, the Company changed its method of accounting for major maintenance programs and lease restitution obligations effective April 1, 2002.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Following the change in method described in note 2.1, beginning April 1, 2002, airframe and engine potential (excluding parts with limited useful lives) is separated from the acquisition cost of aircraft and amortized over the period until the next scheduled maintenance operation.

(A)	Flight equipment

Flight equipment is acquired in foreign currency and translated at prevailing exchange rates or hedging rates where a hedging instrument has been used. Manufacturers’ discounts are usually deducted from the value of the asset in question.

Aircraft are depreciated using the straight-line method over their average estimated useful life.

From April 1, 1997, this useful life has been estimated at 18 years, with an estimated residual value of 10% of original cost. Aircraft fixtures and fittings acquired from April 1, 1997 are separated from the total acquisition cost of the aircraft and depreciated using the straight-line method over a period of five years, corresponding to their average useful lives.

Fixtures and fittings related to aircraft acquired prior to April 1, 1997 are depreciated over the same period as the aircraft to which they relate (22 years).

In addition, the estimated costs of major maintenance operations (airframes and engines excluding parts with limited useful lives) to be performed according to specifications and schedules defined by manufacturers and government authorities are capitalized and amortized over the future period separating the maintenance operations.

Spare parts, other than consumables, are recorded in the consolidated balance sheet as fixed assets. Useful lives vary from three to 18 years depending on the technical characteristics of each. Furthermore, depending on estimated use and consideration of retirement decisions pertaining to the specific fleet to which the spare parts relate, the Company revises the depreciation period accordingly.

(B)	Other property and equipment

Other property, plant and equipment is depreciated on a straight-line basis over its estimated useful life as follows:

Buildings	30 years
Fixtures and fittings	8 to 15 years
Equipment and tooling	5 to 15 years
Flight simulators	10 to 20 years

(C)	Impairment of flight equipment

When events and circumstances indicate that the assets may be impaired, Air France assesses the existence of impairment losses at the entire aircraft fleet level under full ownership or capital leases and capitalized spare parts on the basis of their recoverable values.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

2.15	Investments

Investments in non-consolidated companies and other long-term equity investments are stated in the balance sheet at cost net of provisions for impairment in value. A provision for impairment is recorded where the fair value at the reporting date is lower than acquisition cost. Increases and decreases in this provision are recorded in the consolidated income statements.

The fair value of investments corresponds to the utility value to the Company. This value is determined based on the Company’s share of net equity (subject to fair value adjustments), profitability forecasts and, for listed companies, changes in stock prices.

Other financial assets, which are primarily comprised of deposits, are valued at the lower of cost or market value.

2.16	Inventories

Inventories consist primarily of expendable parts related to flight equipment and are initially recorded at cost. A provision is recorded to reduce inventory values at the lower of cost or realizable value.

Cost represents acquisition cost or manufacturing and assembly cost, the latter including direct and indirect production costs incurred under normal operating conditions.

Inventories are valued on a weighted average basis. A provision for obsolescence is recorded based on respective inventory ages.

2.17	Marketable securities

Marketable securities are stated in the consolidated balance sheet at the lower of cost or market value. For listed securities, market value is determined using the stock market price at the balance sheet date.

Investments in debt securities are recorded upon acquisition at nominal value, adjusted for any issue premium or discount. Accrued interest receivable is also recorded under this heading.

Investments in mutual funds (“SICAVs”) are recorded at acquisition cost excluding any entrance charges. Thereafter, they are stated at net realizable value as of the reporting date. If net asset value is lower than acquisition cost, a provision is raised.

Negotiable debt securities (deposit certificates and bonds from financial companies) are recorded at acquisition cost. Interest income is recognized using an effective interest rate method.

2.18	Treasury stock

The acquisition cost of interests in the common stock of Air France SA held other-than-temporarily by consolidated companies is deducted from consolidated stockholders’ equity. Gains and losses on disposal of such securities are recorded to stockholders’ equity.

Treasury stock held for future allocation related to stock options and stock compensation plans is recorded at cost in marketable securities. A provision is recorded to reduce these shares to the lower of cost or market value.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

2.19	Retirement benefit and similar obligations

The Company’s obligations in respect of defined benefit pension schemes and lump-sum termination payments on retirement are calculated using the projected credit method, taking into consideration specific economic conditions prevailing in the various countries concerned. These obligations are covered either by provision or plan assets. Provisions for these plans are valued and recorded in accordance with IAS 19 Employee Benefits.

2.20	Provisions for restitution for aircraft under operating leases

Following the change in accounting method described in note 2.1, the Company accrues for restitution costs related to aircraft under operating leases as soon as the asset does not meet the return to condition criteria set as per the lease arrangement between the Company and the lessor. When the condition of the aircraft exceeds the return to condition criteria set as per the lease arrangement, the Company capitalizes the related amount in excess. Such amount is further amortized on a straight-line basis over a period ending when the restitution criteria is met.

2.21	Equity and debt issuance costs - redemption premiums

Debt issuance costs are amortized over the term of the debts using an effective interest rate method. Common stock issuance and merger costs are deducted from additional paid-in capital.

Debts are recorded at redemption value. Redemption and issue premiums are recorded under debts in the balance sheet and charged to income under net financial items over the term of the debts.

2.22	Deferred taxes

The Company records deferred taxes using the liability method for all timing differences between the tax and book values of assets and liabilities shown in the consolidated balance sheet, with the exception of consolidation goodwill and UTA purchased goodwill.

Net deferred tax balances are determined on the basis of each entity’s tax position based on tax jurisdiction and taking into consideration consolidated tax returns when applicable.

Net deferred tax assets relating to timing differences and carry forward losses are only recognized to the extent that the tax entity is expected to generate sufficient taxable income in the future to absorb such carry-forward losses or timing differences.

No tax is provided on the undistributed reserves of consolidated entities unless a distribution is expected in the short-term or the Company has no control over the distribution of reserves.

2.23	Cash and cash equivalents

Cash and cash equivalents include cash, short-term deposits and bank overdrafts with original maturity of less than three months.

2.24	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

2.25	Convenience translation

The consolidated balance sheet and consolidated statements of income and cash flows include the presentation of amounts as of and for the year ended March 31, 2003 denominated in millions of US dollars. These amounts are presented for the convenience of the reader and have been prepared using an exchange rate of €1 to 1.1650 US dollars which was the Noon Buying Rate of the Federal Reserve Bank of New York on September 30, 2003. Such translation should not be construed as representations that the euro amount has been, could have been or could in the future be converted into US dollars at that or any other exchange rate.

3	Changes in the scope of consolidation

As of March 31, 2003, the Company comprised 60 companies, of which 43 were fully consolidated, one was proportionally consolidated and 16 were recorded as equity affiliates. A list of the companies included within the scope of consolidation is presented in note 32.

Five companies acquired or created during the fiscal year ended March 31, 2003 were consolidated for the first time: Société Nouvelle Air Ivoire, which has been operating since April 2002, its parent company, All Africa Airways, and three new subsidiaries of our catering subsidiary Servair (Aérosur, specializing in airport security, a catering company, Mali Catering, and an in-flight sales company, Logair).

4	Information by activity and geographical area

4.1	Information by sector of activity

The various sources of the Company’s operating revenues are described below.

Passenger

Passenger operating revenues consist of scheduled passenger and other passenger revenues. Scheduled passenger operating revenues are derived from passengers transported on flights which have the Company’s code, including flights that are operated by other airlines pursuant to code sharing agreements. Other passenger operating revenues are derived from commissions from SkyTeam alliance partnership arrangements, revenue from block-seat sales, information systems revenues, and revenues from airport services.

Cargo

Cargo operating revenues are subdivided into freight transportation and other cargo operating revenues. Operating revenues from freight transportation consist of the transportation of cargo on flights which have the Company’s code, including flights that are operated by other airlines pursuant to code sharing agreements. Operating revenues from other cargo transportation are derived principally from sales of cargo capacity to third parties.

Maintenance

Maintenance operating revenues are generated principally by the Air France Industries division of Air France. Air France Industries performs aircraft maintenance for the Company and provides maintenance services to approximately one hundred clients throughout the world.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Other

Other operating revenues currently consist of catering revenues. Prior to the financial year ended March 31, 2002, other operating revenues consisted principally of revenues from Aéropostale, which was a joint venture between the Company and the French mailing company, La Poste.

	Years ended March 31,
	2003			2002			2001
	Operat- ing revenues	Operat- ing income	Property and Equip- ment	Operat- ing revenues	Operat- ing income	Property and Equip- ment	Operat- ing revenues	Operat- ing income	Property and Equip- ment
	(in € millions)
Passenger	10,527	101	6,978	10,378	128	7,260	10,022	355	7,214
Cargo	1,479	48	508	1,448	5	279	1,491	34	261
Maintenance	540	67	580	548	26	659	566	19	492
Others	141	(24)	96	154	76	95	201	35	59

Total	12,687	192	8,162	12,528	235	8,293	12,280	443	8,026

4.2	Analysis of operating revenues by geographical area of sale

The Company has defined six discrete geographical regions into which passenger and cargo revenues are separately subdivided on the basis of origin of sale.

	Year ended March 31, 2003
	Metropolitan France		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
	(in € millions)
Scheduled passengers	4,596	47.3%	340	3.5%	2,093	21.5%	598	6.2%	1,329	13.7%	757	7.8%	9,713
Other passengers	451	55.4%	26	3.2%	196	24.1%	39	4.8%	63	7.7%	39	4.8%	814

Total passengers	5,047	47.9%	366	3.5%	2,289	21.7%	637	6.1%	1,392	13.2%	796	7.6%	10,527

Scheduled Cargo	368	28.0%	45	3.4%	319	24.3%	97	7.4%	141	10.7%	344	26.2%	1,314
Other cargo	47	28.4%	10	6.1%	45	27.3%	9	5.5%	34	20.6%	20	12.1%	165

Total cargo	415	28.1%	55	3.7%	364	24.6%	106	7.2%	175	11.8%	364	24.6%	1,479

Maintenance	533	98.7%	—	—	—	—	—	—	—	—	7	1.3%	540
Others	122	86.5%	18	12.8%	—	—	1	0.7%	—	—	—	—	141

Total	6,117	48.1%	439	3.5%	2,653	20.9%	744	5.9%	1,567	12.4%	1,167	9.2%	12,687

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Year ended March 31, 2002
	France metropolitan		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
	(in € millions)
Scheduled passengers	4,524	47.7%	317	3.3%	2,014	21.2%	539	5.7%	1,336	14.1%	761	8.0%	9,491
Other passengers	592	66.7%	25	2.8%	139	15.7%	34	3.8%	61	6.9	36	4.1	887

Total passengers	5,116	49.3%	342	3.3%	2,153	20.7%	573	5.5%	1,397	13.5%	797	7.7%	10,378

Scheduled Cargo	354	28.2%	40	3.2%	306	24.3%	83	6.6%	178	14.2%	296	23.5%	1,257
Other cargo	132	69.1%	5	2.6%	19	10.0%	4	2.1%	22	11.5%	9	4.7%	191

Total cargo	486	33.6%	45	3.1%	325	22.4%	87	6.0%	200	13.8%	305	21.1%	1,448

Maintenance	548	100%	—	—	—	—	—	—	—	—	—	—	548
Others	136	88.3%	18	11.7%	—	—%	—	—%	—	—%	—	—%	154

Total	6,286	50.2%	405	3.2%	2,478	19.8%	660	5.3%	1,597	12.7%	1,102	8.8%	12,528

	Year ended March 31, 2001
	France metropolitan		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
Scheduled passengers	4,204	46.2%	261	2.9%	1,914	21.1%	465	5.1%	1,414	15.6%	828	9.1%	9,086
Other passengers	694	74.2%	27	2.9%	108	11.5%	27	2.9%	46	4.9%	34	3.6%	936

Total passengers	4,898	48.8%	288	2.9%	2,022	20.2%	492	4.9%	1,460	14.6%	862	8.6%	10,022

Scheduled Cargo	344	26.2%	36	2.7%	300	22.8%	76	5.8%	191	14.5%	368	28.0%	1,315
Other cargo	143	81.3%	5	2.8%	9	5.1%	3	1.7%	14	8.0%	2	1.1%	176

Total cargo	487	32.7%	41	2.7%	309	20.7%	79	5.3%	205	13.8%	370	24.8%	1,491

Maintenance	566	100%	—	—	—	—	—	—	—	—	—	—	566
Others	201	100%	—	—%	—	—%	—	—%	—	—%	—	—%	201

Total	6,152	50.1%	329	2.7%	2,331	19.0%	571	4.6%	1,665	13.6%	1,232	10.0%	12,280

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

4.3	Analysis of scheduled passenger and cargo operating revenues by geographical area of destination

	Year ended March 31, 2003
	France metropolitan		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
	(in € millions)
Scheduled passengers	1,914	19.7%	994	10.2%	2,567	26.5%	1,098	11.3%	1,966	20.2%	1,174	12.1%	9,713
Scheduled Cargo	31	2.4%	154	11.7%	110	8.4%	157	11.9%	386	29.4%	476	36.2%	1,314

Total cargo	1,945	17.6%	1,148	10.4%	2,677	24.3%	1,255	11.4%	2,352	21.3%	1,650	15.0%	11,027

	Year ended March 31, 2002
	France metropolitan		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
	(in € millions)
Scheduled passengers	2,026	21.3%	918	9.7%	2,558	26.9%	975	10.3%	1,894	20.0%	1,120	11.8%	9,491
Scheduled Cargo	94	7.5%	145	11.5%	33	2.6%	138	11.0%	409	32.5%	438	34.9%	1,257

Total cargo	2,120	19.7%	1,063	9.9%	2,591	24.1%	1,113	10.4%	2,303	21.4%	1,558	14.5%	10,748

	Year ended March 31, 2001
	France metropolitan		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
	(in € millions)
Scheduled passenger	1,831	20.2%	792	8.7%	2,447	26.9%	825	9.1%	2,037	22.4%	1,154	12.7%	9,086
Scheduled Cargo	30	2.3%	127	9.7%	82	6.2%	116	8.8%	454	34.5%	506	38.5%	1,315

Total cargo	1,861	17.9%	919	8.9%	2,529	24.3%	941	9.0%	2,491	23.9%	1,660	16.0%	10,401

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

5	External expenses

	Years ended March 31,
	2003		2002	2001
	(in € millions)
Aircraft fuel	1,369		1,443	1,625
Chartering costs	415		639	741
Aircraft operating lease costs	522		489	410
Landing fees and en route charges	934		882	814
Catering	319		329	323
Handling charges and other operating costs	768		747	697
Aircraft maintenance costs	477	(1)	652	598
Commercial and distribution costs	1,157		1,133	1,199
Other external expenses	1,213		1,152	1,083

Total	7,174	(2)	7,466	7,490

Notes:

The information below represents pro forma information had the Company applied the same maintenance accounting method as the one applied as of and for the financial year ended March 31, 2002.

(1)    €668 million before the change in method

(2)    €7,365 million before the change in method

Other external expenses primarily consist of other rents expenses, insurance costs and miscellaneous expenses.

6	Salaries and number of employees

6.1	Salaries and related costs

	Years ended March 31,
	2003	2002	2001
	(in € millions)
By cost category
Wages	2,815	2,748	2,537
Pension expense	236	240	217
Social security contributions	805	750	682

Total	3,856	3,738	3,436

By geographical area
France	3,583	3,464	3,181
Overseas territories	17	22	17
Abroad	256	252	238

Total	3,856	3,738	3,436

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

6.2	Average number of employees

	Years ended March 31,
	2003	2002	2001
Total	71,525	70,101	64,717

Flight deck crew	4,929	4,875	4,315
Cabin crew	12,938	12,882	11,367
of which employed in France	12,590	12,550	11,107
of which employed in overseas territories and abroad	348	332	260
Groundstaff	53,658	52,344	49,035
of which employed in France	47,006	46,356	43,499
of which employed in overseas territories and abroad	6,652	5,988	5,536

Management	8,980	8,619	7,858
Supervisors	20,217	19,384	18,318
Other staff	24,461	24,341	22,859

Pilots and cabin crew	16,910	16,828	14,899
Instructors	644	608	475
Management	313	321	308

6.3	Compensation paid to members of the board of directors and executive committee

The compensation of the Executive Committee consists of direct and indirect remuneration paid by the Company. For the year ended March 31, 2003, such compensation totaled €3.4 million covering 14 people present during 12 months (€3.4 million for the year ended March 31, 2002 covering 14 people present during 12 months and one during nine months).

For the year ended March 31, 2001, such compensation totaled €3.2 million covering 15 people present during 12 months.

The members of the Board of Directors do not receive any fees for their duties as directors.

7	Depreciation and amortization expenses

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Net charge to depreciation/amortization(1)	1,195	972	915
Intangible fixed assets	37	35	32
Flight equipment(2)	1,017	802	757
Other property, plant and equipment	141	135	126
Net charge to operating provisions(3)	115	39	(62)
Fixed assets(4)	57	2	(1)
Inventories	(9)	11	(5)
Trade receivable	5	37	1
Liabilities and charges	62	(11)	(57)

Total(5)	1,310	1,011	853

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Notes:

The information below represents pro forma information had the Company applied the same maintenance accounting method as the one applied as of and for the financial year ended March 31, 2002.

(1)    €986 million (up 1.4%) before the change in method (cf. note 2.1)

(2)    €808 million (up 0.7%) before the change in method (cf. note 2.1)

(3)    Of which €59 million relating to the retirement of Concorde

(4)    €36 million (up 1.4%) before the change in method (cf. note 2.1)

(5)    €1,021 million (up 1%) before the change in method and Concorde provisions

As described in note 2.1, effective April 1, 2002, the Company adopted the component approach in its consolidated financial statements for the recognition of maintenance operations on airframes and engines (excluding parts with limited useful lives) under full ownership and capital leases. Consequently, the accrual for airframe maintenance was eliminated as of March 31, 2003 and the accrual recognized as of March 31, 2002 was reversed to retained earnings. The component approach consists of capitalizing maintenance costs and amortizing them over the period between two maintenance operations. The retrospectively assessed impact of this change in method was recorded in retaining earnings at the beginning of the periods. The impact of this change in accounting principle resulted in a decrease in stockholders’ equity as of April 1, 2002 of €18 million and an increase in net income for the year ended March 31, 2003 of €13 million.

Due to the severe economic downturn and the view of Airbus that technical support for the Concorde was no longer economically viable, the Company made a strategic decision to cease the operations of its supersonic fleet, consisting of 5 Concordes. As a result, as of March 31, 2003, the Company recorded a provision of €59 million to write down remaining book values of inventories, spare parts and deferred charges related to the Concorde.

8	Other operating income and charges, net

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Joint operations of passenger and cargo lines	5	(16)	15
Software fees	(8)	(14)	(11)
Sale of land	5	—	—
Government subsidies received following the September 11, 2001 attack	—	28	—
Other, net	—	9	4

Total	2	7	8

9	Restructuring costs

Restructuring costs for the year ended March 31, 2003 amounted to €13 million and primarily related to termination benefits and various severance payments incurred in connection with the closing of the Nouméa site on March 31, 2003. Such plan covered 110 cabin crew members. At the end of March 31, 2003, the corresponding amount accrued for amounted to €7.6 million.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

For the previous year, these costs involved the elimination of Société d’Exploitation Aéropostale fleet operations (€6 million) and the Régional CAE staff mobility plan (€4 million). There were no remaining accrued liabilities related to this plans at March 31, 2002 and 2001.

10	Net financial charges

	Years ended March 31,
	2003	2002		2001
	(in € millions)
Financial expenses	(161)	(168)		(182)
Loan interest	(108)	(103)		(118)
Interest on financing lease obligations	(72)	(90	)(1)	(89)
Capitalized interest	25	33		30
Other financial expenses	(6)	(8)		(5)
Financial income	50	57		96
Interest on securities	23	29		58
Net gains on securities	15	15		11
Other financial income	12	13	(1)	27

Net charges	(111)	(111)		(86)

Foreign exchange gains (losses), net	62	(7)		(35)
Net (charge) release to provisions	(36)	6		(16)

Total	(85)	(112)		(137)

Note:

(1)	After offsetting €12 million in financial income generated by finance lease deposits previously recorded in other financial income.

The net charge to financial provisions amounting to €36 million (compared to a net write-back of €6 million during the year ended March 31, 2002) includes a €5.5 million charge relating to a write-down of our investment in Cordiem as a result of the agreed-upon liquidation of this e-portal for buyers. Based in Arlington, Virginia, Cordiem was created by several major European and US companies. It also includes a €23 million provision charge, mainly to reflect the decrease in the value of the Company’s own shares (€10 million) and the potential cost associated with the pilot call options (€11 million).

The interest rate used in the calculation of capitalized interest for the year ended March 31, 2003 was 5.51% (6.49% for the year ended March 31, 2002, 7.18% for the year ended March 31, 2001), representing the weighted average rate of borrowings. The Company capitalizes interest on amounts of deposits and progress payments for future aircraft deliveries.

Foreign exchange gains for the period include an unrealized net gain of €71 million (a net loss of €2 million for the year ended March 31, 2002, and a net gain of €14 million for the year ended March 31, 2001).

Other financial income includes dividends received from investments in non-marketable securities which are accounted for at cost in the amount of €3 million for the year ended March 31, 2003, compared with €3 million for the year ended March 31, 2002 and €6 million for the year ended March 2001.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

11	Disposals of subsidiaries and investments

During the year ended March 31, 2003, disposals of investments essentially involved the sale of SITA Telecom shares held by the Company for a profit of €4 million.

During the year ended March 31, 2002, the Company had sold its France Telecom shares resulting in a profit of €23 million.

During the year ended March 31, 2001, the Company had sold a portion of its investment in Amadeus GTD for €95 million, resulting in a profit of €89 million.

12	Income tax

The Company elected to file a consolidated tax return for Group tax consolidation as of April 1, 2002. The consolidated return mainly includes Air France, Air France Finance and French regional airline companies.

12.1	Analysis of the income tax charge

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Current tax benefit/(expense)	(9)	(5)	(2)
Deferred tax benefit (expense)	22	10	47

Total net tax benefit (expense)	13	5	45

The current tax expense relates to amounts paid or payable in the short-term to the tax authorities in respect of the current year, in accordance with the regulations prevailing in various countries and any applicable international tax treaties.

12.2	Effective tax rate

The reconciliation between the statutory rate in France and the effective rate is:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Pre-tax income, as published	98	136	397

Statutory tax rate	35.43%	35.43%	36.67%
Theoretical tax expense	(35)	(48)	(146)

Permanent differences	(4)	(2)	18
Income taxed at non-current tax rates	4	(4)	—
Previously unrecognized tax assets recognized during current year	45	93	—
Unrecognized tax assets	—	(32)	175
Differences in France/foreign tax rates	3	(1)	—
Other	—	(1)	(2)
Consolidated tax credit	13	5	45

Effective tax rate	(13.27)%	(3.68)%	(11.34)%

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

12.3	Deferred tax recorded on balance sheet

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Tax losses	243	132	95
Long-term capital losses	10	9	0
Pension provisions	198	196	201
Deferred charges	(53)	(47)	(38)
Capital gains on intra-group disposals	35	9	11
Tax-driven provisions	(388)	(350)	(355)
Fixed assets	44	102	100
Other	17	23	47

Net deferred tax assets (note 19)	106	74	61

Tax losses	—	—	—
Long-term capital losses	—	—	—
Pension provisions	—	—	—
Deferred charges	—	—	—
Capital gains on intra-group disposals	—	—	—
Tax-driven provisions	—	3	2
Fixed assets	—	3	2
Other	—	16	14

Net deferred tax liabilities (note 24)	—	22	18

Net tax assets are restricted according to the capacity of each tax entity to recover its assets in the near future.

12.4	Unrecorded tax assets

The Company has recorded loss carry forwards and deferred tax assets to the extent it believes that such amounts are realizable in the near future. In addition, the Company has unrecorded tax assets as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Unrecorded temporary differences, net	5	34	49

Carry forward tax losses for utilization	211	236	151

Y+1 - Y+3	127	16	50
Y+4 - Y+5	84	220	101
6 years and beyond
Tax losses not subject to expiration	50	154	358

Total at statutory rate	266	424	558

Reduced rate tax credit	(4)	(3)	—

	262	421	558

These unrecognized tax assets represent future tax savings and, as of March 31, 2003, correspond essentially to loss carry forwards of subsidiaries prior to the Group tax consolidation.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

13	Earnings per share

	Years ended March 31,
	2003	2002	2001
	(in number of shares)
Weighted average of
Ordinary shares issued	219,780,887	219,780,887	219,780,887
Treasury stock held regarding stock option plan	(1,249,464)	(1,249,464)	(1,249,464)
Treasury stock held to regulate stock market price	(1,262,371)	(843,346)	(16,670)

Number of shares used in the calculation of basic earnings per share	217,269,052	217,688,077	218,514,753

Number of shares used in the calculation of diluted earnings per share	217,269,052	217,688,077	218,514,753

There were no securities outstanding that would be considered to be dilutive for purposes of computing earnings per share during the three years ended March 31, 2003, 2002 and 2001.

Income used to calculate earnings per share breaks down as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Income used to calculate basic net earnings per share	120	153	421

Income used to calculate diluted net earnings per share	120	153	421

Basic and diluted earnings per share	0.55	0.70	1.93

14	Goodwill and intangible fixed assets

	Years ended March 31,
	2003			2002			2001
	Gross value	Amorti- zation & depreci- ation	Net book value	Gross value	Amorti- zation & depreci- ation	Net book value	Gross value	Amorti- zation & depreci- ation	Net book value
	(in € millions)
Business goodwill	365	(229)	136	364	(210)	154	364	(193)	171
Consolidation goodwill	216	(104)	112	213	(88)	125	203	(70)	133
Other intangible assets	148	(113)	35	130	(94)	36	110	(75)	35

Total	729	(446)	283	707	(392)	315	677	(338)	339

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

The increase in the gross value of consolidated goodwill for €3 million during the period ended March 31, 2003 is mainly due to:

•	Acquisition of Air Ivoire for €3.1 million;

•	Acquisition of Reenton in the amount of €1.2 million (of which €0.8 million in goodwill specific to the Reenton group);

•	€1.5 million reduction following the payment received for the exercise of an affiliate warranty.

The movements in the net book value of goodwill and intangible fixed assets are as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Opening balance	315	339	264

Additions	21	27	168
Charge to amortization of goodwill	(16)	(16)	(62)
Charge to amortization of other intangible fixed assets	(37)	(35)	(32)
Disposals	(2)	—	(1)
Impact of changes in scope of consolidation	—	1	2
Exchange fluctuations	—	—	—
Transfers	2	(1)	—

Closing balance	283	315	339

15	Property and equipment

	Flight equipment				Other property and equipment
	Owned aircraft	Leased aircraft	Other	Total	Land and buildings	Equip- ment and fittings	Other	Total	Total
	(in € millions)
Gross value as of March 31, 2002	7,295	2,524	1,888	11,707	1,002	567	686	2,255	13,962

Impact of changes in accounting policies (cf. Note 2.1)	215	61	(46)	230	—	—	—	—	230
Additions	516	102	549	1,167	27	29	114	170	1,337
Disposals	(773)	(126)	(386)	(1,285)	(6)	(14)	(41)	(61)	(1,346)
Changes in scope of consolidation	—	—	—	—	2	5	7	14	14
Exchange fluctuations	—	—	—	—	—	—	(1)	(1)	(1)
Transfers	535	(332)	(203)	—	24	6	(34)	(4)	(4)

Gross Value as of March 31, 2003	7,788	2,229	1,802	11,819	1,049	593	731	2,373	14,192

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Flight equipment				Other property and equipment
	Owned aircraft	Leased aircraft	Other	Total	Land and buildings	Equip- ment and fittings	Other	Total	Total
	(in € millions)
Accumulated depreciation as of March 31, 2002	2,984	705	572	4,261	554	415	439	1,408	5,669

Impact of changes in accounting policies (Cf. Note 2.1)	127	75	(34)	168	—	—	—	—	168
Charge to depreciation Concorde	—	—	45	45	—	—	—	—	45
Charge to depreciation	554	158	305	1,017	50	32	59	141	1,158
Releases on disposal	(339)	(233)	(384)	(956)	(5)	(13)	(40)	(58)	(1,014)
Changes in scope of consolidation	—	—	—	—	—	2	4	6	6
Exchange fluctuations	—	—	—	—	—	—	—	—	—
Transfers	14	(14)	—	—	1	(1)	(2)	(2)	(2)

Accumulated depreciation as of March 31, 2003	3,340	691	504	4,535	600	435	460	1,495	6,030

Net book value as March 31, 2003	4,448	1,538	1,298	7,284	449	158	271	878	8,162

Gross value as of March 31, 2001	7,401	2,338	1,605	11,344	931	508	629	2,068	13,412

Additions	342	196	787	1,325	38	43	113	194	1,519
Disposals	(672)	(42)	(249)	(963)	(12)	(14)	(39)	(65)	(1,028)
Changes in scope of consolidation	—	—	—	—	32	11	16	59	59
Exchange fluctuations	—	—	—	—	—	—	—	—	—
Transfers	224	32	(255)	1	13	19	(33)	(1)	—

Gross Value as of March 31, 2002	7,295	2,524	1,888	11,707	1,002	567	686	2,255	13,962

Accumulated depreciation as of March 31, 2001	2,959	579	537	4,075	505	394	412	1,311	5,386

Charge to depreciation	367	128	307	802	51	29	55	135	937
Releases on disposal	(339)	(10)	(257)	(606)	(10)	(13)	(34)	(57)	(663)
Changes in scope of consolidation	—	—	—	—	12	7	5	24	24

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Flight equipment				Other property and equipment
	Owned aircraft	Leased aircraft	Other	Total	Land and buildings	Equip- ment and fittings	Other	Total	Total
	(in € millions)
Exchange fluctuations	—	—	—	—	—	—	—	—	—
Transfers	(3)	8	(15)	(10)	(4)	(2)	1	(5)	(15)

Accumulated depreciation as of March 31, 2002	2,984	705	572	4,261	554	415	439	1,408	5,669

Net book value as March 31, 2002	4,311	1,819	1,316	7,446	448	152	247	847	8,293

Gross value as of March 31, 2000	6,505	1,764	1,421	9,690	887	453	588	1,928	11,618

Additions	665	249	777	1,691	30	33	108	171	1,862
Disposals	(294)	11	(318)	(601)	(16)	(23)	(63)	(102)	(703)
Changes in scope of consolidation	97	430	31	558	16	21	11	48	606
Exchange fluctuations	—	—	—	—	—	—	—	—	—
Transfers	428	(116)	(306)	6	14	24	(15)	23	29

Gross value as of March 31, 2001	7,401	2,338	1,605	11,344	931	508	629	2,068	13,412

Accumulated depreciation as of March 31, 2000	2,514	566	558	3,638	467	362	413	1,242	4,880
Charge to depreciation	342	103	312	757	44	26	56	126	883

Releases on disposal	(71)	(26)	(319)	(416)	(11)	(23)	(60)	(94)	(510)
Changes in scope of consolidation	24	83	2	109	4	10	2	16	125
Exchange fluctuations	—	—	—	—	—	—	—	—	—
Transfers	150	(147)	(16)	(13)	1	19	1	21	8

Accumulated depreciation as of March 31, 2001	2,959	579	537	4,075	505	394	412	1,311	5,386

Net book value as March 31, 2001	4,442	1,759	1,068	7,269	426	114	217	757	8,026

The net book value of aircraft acquired subject to a reservation of ownership clause totaled €356 million as of March 31, 2003 (€277 million as of March 31, 2002).

The net book value of other property and equipment financed under capital lease amounts to €78 million as of March 31, 2003 (€82 million as of March 31, 2002) and is included in the amounts presented above.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

16	Investments

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Investments in equity affiliates	316	303	276

Investments in non-consolidated companies	125	94	132
Loans and receivables relating to investments	107	96	99
Other financial assets	98	112	96
Other investments, gross	330	302	327

Provisions for impairment	(70)	(65)	(60)
Other investments, net	260	237	267

Of which less than one year	25	32	33

The change in investments in non-consolidated companies between March 31, 2002 and March 31, 2003 results from the acquisition of 2% of the capital of Alitalia and the additional investment of an amount of €21 million in Opodo.

Investments in non-consolidated companies consist of securities which the Company considers of strategic interest and which it intends to hold long-term and of equity interests in companies over which the Company does not exercise any significant influence.

Other financial assets mainly consist of operating lease deposits and loans (i.e. 1% construction contributions, the Company’s Central Employee Committee, personnel).

16.1	Equity affiliates

The carrying value and share in net income of equity affiliates is as follows:

	Amadeus GTD	AFPL	Alpha PLC	Others	Total
	(in € millions)
As of March 31, 2000	161	48	—	23	232

Translation adjustments	(2)	3	—	(1)	—
Distributions	(11)	(13)	—	—	(24)
Acquisition/Disposition	(10)	—	61	(11)	40
Reduction of common stock	—	(7)	—	—	(7)
Net income /(Loss) of entity	31	10	1	3	45

Transfers	—	(10)	—	—	(10)
As of March 31, 2001	169	31	62	14	276

Translation adjustments	—	1	(4)	(1)	(4)
Distributions	—	—	(2)	—	(2)
Acquisition/Disposition	—	—	—	9	9
Net income/(Loss) of entity	34	7	(8)	(2)	31
Transfers	—	(7)	—	—	(7)
As of March 31, 2002	203	32	48	20	303

Translation adjustments	—	(7)	(5)	(2)	(14)
Distributions	(9)	—	(3)	—	(12)
Net income/(Loss) of entity	36	(10)	4	(1)	29

Transfers	—	10	—	—	10
As of March 31, 2003	230	25	44	17	316

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Amadeus GTD SA, through its subsidiaries, markets, develops and manufactures a computerized reservation system.

As of March 31, 2003 and 2002, the ownership structure of the Amadeus Group was as follows: Air France (23.4%), Iberia (18.3%), Lufthansa (18.3%) and the public (40%).

The Company leases aircraft from Air France Partnairs Leasing (“AFPL”) through various operating leases.

Air France Partnairs Leasing is held 45% by the Company as of March 31, 2003 and 2002. The other stockholders are financial institutions.

Alpha Ltd is a UK Company held 27% by Servair, (31% by institutional investors and 42% by the public). It is specialized in providing retail and catering delights for traveling consumers.

16.2	Condensed accounts of equity affiliates

A summary of the published accounts of the major equity affiliates are presented below.

As part of the consolidation of the Company’s financial statements, adjustments are made to the accounts of equity affiliates, mainly in respect of internal transactions with Société Air France (transfers of assets).

Amadeus GTD (consolidated accounts)

	Years ended December 31,
Income statement	2002	2001	2000
	(in € millions)
Operating revenues	1,856	1,785	1,564
Operating income	307	265	257
Including net charges to depreciation, amortization and provisions	(184)	(158)	(125)
Net income	147	133	125

	Years ended December 31,
Balance sheet	2002	2001	2000
	(in € millions)
Fixed assets	913	909	820
Current assets	567	483	481

Total assets	1,480	1,392	1,301

Stockholders’ equity	623	592	476
Short and long-term debt and capital lease obligations	326	271	329
Other liabilities	531	529	496

Total liabilities and stockholders’ equity	1,480	1,392	1,301

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Alpha Airports PLC (consolidated accounts)

	Years ended January 31,
Income statement	2003	2002	2001
	(in € millions)
Operating revenues	608	708	699
Operating income	33	18	30
Including net charges to depreciation, amortization and provisions	(15)	(20)	(16)
Net income	19	(22)	(1)

	Years ended January 31,
Balance sheet	2003	2002	2001
	(in € millions)
Fixed assets	102	123	130
Current assets	76	107	92

Total assets	178	230	222

Stockholders’ equity	74	73	102
Short and long-term debt and capital lease obligations	10	38	2
Other liabilities	94	119	118

Total liabilities and stockholders’ equity	178	230	222

AFPL (statutory accounts)
	Years ended December 31,
Income statement	2002	2001	2000
	(in € millions)
Operating revenues	26	32	32
Operating income	2	—	4
Including net charges to depreciation, amortization and provisions	(24)	(28)	(28)
Net income	1	—	1

	Years ended December 31,
Balance sheet	2002	2001	2000
	(in € millions)
Fixed assets	70	113	135
Current assets	23	21	15

Total assets	93	134	150

Stockholders’ equity	59	68	65
Short and long-term debt and capital lease obligations	28	48	62
Other liabilities	6	18	23

Total liabilities and stockholders’ equity	93	134	150

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

16.3	Company’s transactions with equity affiliates

The major transactions by the Company with equity affiliates were as follows:

	Years ended March 31,
	2003		2002		2001
	(in € millions)
In the accounts of the Company	Amadeus GTD	AFPL	Amadeus GTD	AFPL	Amadeus GTD	AFPL
Income statement
Operating revenues	118	—	116	—	134	—
External expenses	188	27	170	32	194	33
Balance sheet
Other accounts receivable	23	—	23	—	26	—
Other payables	34	2	33	2	33	2

Fees paid and received in respect of reservation systems (AMADEUS):

Amadeus GTD SA, through its subsidiaries, markets, develops and manufactures a computerized reservation system.

The Company receives fees for the distributor services performed on behalf of Amadeus, as well as in respect of on-line assistance and travel agency training. These services are rendered by the Company’s subsidiary Amadeus France, a distributor on the French market. Furthermore, the Company receives commissions from Amadeus for issuances made with its own agencies. These fees and commissions totaled €118 million for the year ended March 31, 2003 (€116 million for the year ended March 31, 2002).

The Company pays Amadeus GTD SA booking fees in connection with the use of the Amadeus reservation system. These fees totalled €188 million for the year ended March 31, 2003 (compared to €170 million in the year 2001/2002).

Operating leases - AFPL:

The Company leases aircraft from its equity method investment Air France Partnairs Leasing through various operating leases. These lease payments totaled €27 million for the year ended March 31, 2003 (compared to €32 million the previous year).

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

16.4	Investments in non-consolidated companies

The breakdown of net book value of investments in non consolidated companies (€106 million) is as follows:

	Years ended
	March 31, 2003		December 31, 2002
	Net book value	% holding	Equity	Net income (loss)	Year end
	(in € millions)
Opodo	48	22.9%	31	(88)	Dec – 02
Alitalia	23	2.0%	1,675	93	Dec – 02
Austrian Airlines	11	1.5%	514	43	Dec – 02
Voyages Fram	9	8.7%	153	5	Dec – 01
Others	15	—	—	—	—

	Years ended
	March 31, 2002		December 31, 2001
	Net book value	% holding	Equity	Net income (loss)	Year end
	(in € millions)
Opodo	27	22.9%	29	(75)	Dec – 01
Austrian Airlines	11	1.5%	695	(166)	Dec – 01
Voyages Fram	9	8.7%	142	10	Dec – 00
Others	27	—	—	—	—

	Years ended
	March 31, 2001		December 31, 2000
	Net book value	% holding	Equity	Net income (loss)	Year end
	(in € millions)
Opodo(1)	18	22.9%	NA	NA	NA
Austrian Airlines	11	1.5%	646	53	Dec – 00
Voyages Fram	9	9.0%	132	14	Dec – 99
Equant	34	1.1%	844	(32)	Dec – 99
Others	39	—	—	—	—

Note:

(1)	Opodo was incorporated in August 2000. The first fiscal year ended on December 31, 2001

17	Inventory

	Years ended March 31,
	2003	2002	2001
	(In € millions)
Aeronautical spare parts	172	166	141
Other supplies	61	60	50
Production work in progress	52	101	84

Gross value	285	327	275

Valuation allowance	(65)	(61)	(48)

Net book value	220	266	227

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

18	Trade and other receivables

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Passenger operations	618	737	746
Cargo operations	231	266	241
Maintenance operations	271	147	161
Airlines	291	290	320
Other trade receivables	110	146	151
Valuation allowance	(89)	(91)	(70)

Total trade receivable	1,432	1,495	1,549

Suppliers with debit balances	150	164	122
State	83	79	91
Company and associates	10	135	36
Other	177	176	174
Prepayment and accrued income	176	163	134
Provision	(4)	(5)	(8)

Total other accounts receivable	592	712	549

All these receivables have maturities of less than one year.

19	Income tax receivable

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Current tax	5	6	5
Deferred tax (note 12.3)	106	74	61

Total	111	80	66

Portion > 1 year	104	74	61

20	Marketable securities and cash equivalents

The market value of financial instruments is disclosed in note 27.5 below.

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Original maturity more than three months and/or subject to exchange rate risk
Treasury shares (note 21.3)	11	24	27
Negotiable debt securities	279	209	356
Bonds	—	—	5
Mutual funds (Sicav)	—	—	31
Bank deposits	3	11	23

Sub-total	293	244	442

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Original maturity less than three months with no exchange rate risk
Negotiable debt securities	44	582	106
Mutual funds (Sicav)	672	498	176
Bank deposits	30	84	218

Sub-total cash equivalents	746	1,164	500

Total	1,039	1,408	942

21	Stockholders’ equity

21.1	Common stock

As of March 31, 2003, 2002 and 2001, the common stock of the Company totaled €1,868 million, comprising fully paid 219,780,887 shares of €8.5 par value each.

21.2	Breakdown of stock and voting rights

	Years ended March 31,
	% stock			% of voting rights
	2003	2002	2001	2003	2002	2001
French state	54.4	55.9	55.9	55.1	56.3	56.3
Employees and former employees(1)	12.9	11.1	10.7	13.1	11.2	10.8
Treasury shares(2)	1.3	0.7	0.7	—	—	—
Other	31.4	32.3	32.7	31.8	32.5	32.9

Total	100	100	100	100	100	100

Note:

(1)	Personnel and former employees identified in funds or by a Sicovam code
(2)	The general shareholders’ meeting from September 28, 1999 has adopted a plan authorizing the Company to purchase its own shares in order to provide certain categories of its personnel with incentive plans. The maximum number of shares authorized to be purchased is 3,525,000. Within this authorization, the Company purchased 1,249,464 of its own shares during the period ended March 31, 2000 that are classified as marketable securities. As of March 31, 2003, the Company also held 1,635,034 of its own shares (0.7% of common stock) in accordance with the share buyback program authorized by the General Meeting of September 25, 2002, which are classified as a reduction of shareholders’ equity (see note 21.3)

Each share is entitled to one vote.

As of March 31, 2003, 2002 and 2001, the percentage of shares and voting rights owned by members of the Company’s executive committee was to the best of our knowledge less than 0.5% of the outstanding shares.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

21.3	Treasury stock

As of March 31, 2003, the Company held 1,635,034 of its own shares (0.7% of common stock) in accordance with the share buyback program authorized by the General Meeting of September 25, 2002.

	Year ended March 31, 2001	Purchase	Sale	Year ended March 31, 2002
Number of shares	267,694	1,575,244	(1,670,614)	172,324
Value (in €million)	5,375	23,579	(26,344)	2,610

	Year ended March 31, 2002	Purchase	Sale	Year ended March 31, 2003
Number of shares	172,324	1,474,900	(12,190)	1,635,034
Value (in €million)	2,610	22,216	(204)	24,622

21.4	Other securities giving access to common stock

As of March 31, 2003, there were no securities issued which were convertible into common stock of Air France S.A.

21.5	Additional paid-in capital

Additional paid-in capital represents the difference between the nominal value of equity securities issued and the value of contributions in cash or in kind received by the Company.

21.6	Retained earnings

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Distributable reserves	599	587	453
Accumulated deficit	—	—	—
Other reserves	1,168	1,073	849
Net income	120	153	421

Total	1,887	1,813	1,723

Distributable reserves mainly comprise that part of parent company reserves appropriated to reserves by annual stockholder meetings and special reserves of long-term capital gains taxed at reduced rates.

Other reserves include the aggregate results of consolidated subsidiaries and the legal reserves of the Company.

French company law requires that Air France allocate 5% of its unconsolidated statutory net profit (as determined on a parent company basis) for each year to its legal reserves before dividends may be paid with respect to that year. Net profits must be so allocated until the amount in the legal reserve is equal to 10% of the aggregate nominal value of the issued and outstanding share capital of Air France. This restriction on the payment of dividends also applies to each of our French subsidiaries on an individual unconsolidated basis. At March 31, 2003, Air France’s legal reserve was 45.7 million euros, or 2.4% of the aggregate nominal value of issued and outstanding capital. The legal reserve of any company subject to this requirement may only be distributed to shareholders upon liquidation of the company.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

22	Provisions for liabilities and charges

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Provisions for pensions and for termination payments on retirement	581	576	596
Aircraft maintenance provisions(1)	—	202	195
Provisions for restitution for aircraft under operating leases(1)	307	—	—
Restructuring provisions	11	4	11
Provisions for third party litigations	39	67	70
Other provisions for liabilities and charges	157	88	122

Total	1,095	937	994

Of which short-term	193	115	145

Note:

(1)	As described in Note 2.1, effective April 1, 2002, the Company adopted the component approach in its consolidated financial statements for the recognition of maintenance operations on airframes and engines (excluding parts with limited useful lives) under full ownership and capital leases. Consequently, the accrual for airframe maintenance recognized as of April 1, 2002 was reversed to retained earnings. The component approach consists of allocating a portion of the cost of the aircraft to capitalized maintenance costs and amortizing them over the period between two maintenance operations. In addition, in conjunction with the change, the Company recorded a provision of €307 million as of March 31, 2003 for estimated restitution liabilities related to aircraft under operating leases.

The movement in the book value of the provisions for liabilities and charges are as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Beginning of year	937	994	1,093
Charges
Operating	206	155	161
Financial	22	4	17
Restructuring	8	8	4
Releases for consumption
Operating	(151)	(188)	(196)
Financial	(1)	(18)	(5)
Restructuring	(7)	(8)	(59)
Releases of provisions no longer required
Operating	(19)	(9)	(51)
Impact of changes in accounting policies	82	—	—
Transfers	21	—	—
Change in Company structure	(3)	(1)	30

End of year	1,095	937	994

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

22.1	Pension schemes for employees in France

The Company previously maintained an independent pension plan for its ground staff administered by the Caisse de Retraite Air France (CRAF). This plan was terminated and incorporated into the AGIRC-ARCCO national retirement fund as at January 1, 1993. Upon incorporation, current pensions and entitlements were made subject to a formal company agreement, under whose terms:

Retirees as of December 31, 1992 continue to benefit from an overall guarantee of income, revalued in terms of Air France pension points, from which external pensions are deducted at actual value (social security, as well as ARCCO and AGIRC at their reconstituted values).

Employees and former employees in service as of December 31, 1992 were granted an additional pension benefit, expressed in terms of Air France pension points, independent from all other external pension plans.

CRAF is therefore still responsible for the benefits with respect to employees who contributed up to December 31, 1992. As the pension fund created by the Company was insufficiently funded, a top-up plan was introduced. This plan, administered by CRAF, is jointly funded by the Company and CRAF, under the following terms:

From January 1, 1993 and until the existing pension fund is exhausted, CRAF bears 50% of the cost of any shortfall between pensions paid and fund revenues.

The Company undertakes to offer an identical contribution and, as soon as the existing pension fund has been used up, to bear the full cost of pensions payable under the initial CRAF pension plan.

The Company is under no additional obligation with regard to entitlements for the period after January 1, 1993.

The following table shows a reconciliation between the valuation of pension commitments of CRAF and the provisions recorded in the consolidated financial statements:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Actuarial present value of projected benefit obligations	877	851	853
Fair value of plan assets	590	624	658
Projected benefit obligation in excess of plan assets	287	227	195

Unrecognized net actuarial gains	25	100	148
Provisions for pensions	312	327	343

Of which short-term	17	17	13

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

The charge with respect to obligations of the CRAF is €10 million for the year ended March 31, 2003 (compared to €2 million for the year ended March 31, 2002) and can be analyzed as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Interest cost on projected benefit obligations	(45)	(45)	(47)
Amortization of actuarial gains (losses)	3	9	9
Expected return on plan assets	32	34	36

Net charge	(10)	(2)	(2)

The actual return on the CRAF plan assets was 0.7% for the year ended March 31, 2003.

Amounts paid by the Company to the CRAF totaled €24 million for the year ended March 31, 2003.

The assumptions used in the valuation of pension commitments are as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Gross discount rate	5.25%	5.50%	5.50%
Gross rate of increase of CRAF points	1.20%	1.20%	0.4 to 1%

22.2	Foreign pension schemes and termination benefit schemes in France and abroad

In addition to defined benefit pension schemes for employees in France, the Company grants various defined pension benefits to its employees abroad and termination benefit schemes.

The major foreign employee benefit liabilities of the Company are located:

•	in the USA, linked to two defined benefit pension plans;

•	in the UK, where employees of the local representation office and local subsidiaries are granted a supplemental pension benefit administered through a specific pension fund;

•	in Japan, where employees benefit from a supplemental pension plan and lump-sum termination payments.

In addition to this, almost all other foreign representation offices grant termination benefits or lump-sum payments to their employees.

Employees in France benefit from two specific schemes:

•	a retirement lump-sum scheme for all employees;

•	an additional retirement indemnity scheme.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

For all schemes identified as material, an actuarial valuation as of March 31, 2003 was performed, using the projected unit credit method and:

•	turn-over rates for active employees, mortality rates, salary increase scales;

•	retirement age assumptions ranging from 51 to 65 for French employees, and depending on the various local economic and demographic contexts for employees of foreign entities;

•	discount rates: 5.25% for French entities and ranging from 2% to 10% for foreign entities;

•	long-term expected rates of return on pension plan assets ranging from 4% to 15%.

The following table shows the amounts recorded in the balance sheet:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Present value of projected benefit obligations	650	639	602
Fair value of plan assets	(371)	(452)	(451)

Projected benefit obligation in excess of plan assets	279	187	151

Unrecognized net actuarial gains (losses)	(37)	37	55
Unrecognized surplus	18	19	47
Net obligation in the balance sheet of subsidiaries	9	6	—

Net obligation in the balance sheet	269	249	253

Retirement charges include the following components:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Current service cost	(29)	(38)	(44)
Interest cost	(35)	(34)	(45)
Amortization of actuarial gains (losses)	1	1	(9)
Expected return on plan assets	34	36	90
Net retirement charge of subsidiaries	(9)	(6)	13

Net retirement charge	(38)	(41)	5

The assumptions used in the valuation of retirement benefit obligations are as follows:

	Years ended March 31,
	2003		2002		2001
	France	Abroad	France	Abroad	France	Abroad
Gross discount rate	5.25%	2 to 10%	5.50%	2.5 to 12%	5.50%	6 to 15%
Gross rate of increase in salaries	2.8 to 5.1%	2 to 9%	3.2 to 5%	2 to 9%	3.2 to 5%	2.5 to 5.25%

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

23	Short and long-term debt and capital lease obligations

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Perpetual subordinated loan securities	169	216	259
Bonds payable	187	475	470
Long-term loans	1,914	1,688	1,151
Capital-lease obligations	1,413	1,814	1,735
Accrued interest	47	51	53
Bond redemption premiums	—	—	(1)

Long-term debt and capital lease obligations*	3,730	4,244	3,667

Borrowings with short-term original maturities
Commercial paper	150	—	—
Short-term bank finance facilities and similar facilities	267	372	406
Short-term debts	417	372	406

Total short and long-term debt and capital lease obligations	4,147	4,616	4,073

* Amounts maturing within one year	548	762	349

Total secured debts totaled €2,622 million as of March 31, 2003 (compared to €2,553 million for the year ended March 31, 2002).

Various assets, principally aircraft, having an aggregate book value of €1,311 million and €706 million as of March 31, 2003 and 2002, respectively were pledged as security under various loan agreements.

On August 8, 2001, the Company signed the opening of a revolving, syndicated multi-currency credit line in the amount of €1 billion for a period of five years, for which all amounts were unused as of March 31, 2003. The Company must pay an annual commitment fee of 0.11% of unused portion of the commitment. The credit line agreement also includes certain covenant provisions.

In addition, the Company benefits from a medium-term credit line in the amount of €45 million (€11 million drawn as of March 31, 2003), with repayment deadlines between October 2003 and October 2006.

23.1	Perpetual subordinated loan securities (TDI)

The Company issued two TDI perpetual subordinated loan securities, one in June 1989 and a second in May 1992, in the amounts of €381 million and €395 million, respectively.

The first issuance was restructured in the year 1998/99: the original securities were bought back from their holders and were substituted by a perpetual non-subordinated loan issued under the same financial conditions (Euribor + 0.38% for the first tranche of €114 million and a fixed rate of 10% for the second tranche of €267 million). Under the terms of issue, holders of the new securities will receive a nominal amount of interest from June 23, 2004. The lender securitized this loan in the form of units in a mutual debt fund of which the remaining units could be bought by the Company at any time.

The TDIs issued in 1992 bear interest at a fixed rate of 10.06%. Payment of interest is not subordinated, although the Board of Directors may decide to suspend payment thereof if net

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

consolidated losses exceed 30% of stockholders’ equity and no dividend is paid. The securities were designated as subordinated financing following the conclusion of an issue agreement with certain trusts. The trusts thereby undertook, via a series of separate subscriber agreements, to buy back the securities after a period of 15 years, requiring an initial payment from the Company of €94 million. The agreements also stipulate that the trusts will only receive a nominal interest from the sixteenth year onwards.

TDIs were recorded at the date of their issue under short and long-term debt net of amounts paid to the trusts, i.e. €281 million for the 1989 issuance and €301 million for the 1992 issuance. The perpetual loan which replaced the 1989 issuance is recorded in the same way.

Interest paid by the Company on the TDIs issued is recorded as an interest expense. Interest receivable on the zero-coupon bonds is credited to the interest charge and debited to the outstanding balance on the debts. The net balance of the loan is being written down over a period of 15 years.

The tax regime for perpetual subordinated loan securities was approved by the Tax Authorities and interest is henceforth deductible for the portion effectively received.

23.2	Bonds

	Years ended March 31, 2003
	Nominal	2003	2002	2001
	(in € millions)
Bonds denominated in €
1993 bond at 8.25%	229	—	183	183
1993 bond at 7.5%	229	167	167	165
Other bonds		20	23	24

Total bonds denominated in €		187	373	372

Bonds denominated in CHF
1992 bond at 6.75%	150	—	102	98

Total bonds denominated in CHF		—	102	98

Accrued interest payable		9	9	9
Bond redemption premiums		—	—	(1)

Total bonds		196	484	478

1993 Bond at 7.5% denominated in Euros :

Issuance price: €228,675,000 for an issuance of 300,000 bonds of €762.25 nominal value.

Annual interest: 7.5%, i.e., €57.17 per bond, payable on June 14 each year.

Term of the bond: 10 years.

Scheduled redemption: at par, June 14, 2003.

Outstanding as of March 31, 2003: €167 million.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

23.3	Analysis of long-term debts and capital lease obligations by maturity date

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Matures in
Y + 1	548	762	349
Y + 2	354	475	547
Y + 3	489	370	452
Y + 4	538	546	338
Y + 5	270	852	583
> 5 years	1,531	1,239	1,398

Total	3,730	4,244	3,667

23.4	Analysis by currency

The breakdown of all long-term debt and capital leases taking into account the effects of derivative financial instruments is as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Euro	3,252	3,416	2,857
USD	374	497	467
CHF	68	173	166
JPY	29	158	177
Other currencies	7	—	—

Total	3,730	4,244	3,667

24	Income tax liability

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Current tax	5	—	1
Deferred tax (note 12.3)	—	22	18

Total	5	22	19

Of which > 1 year	—	22	18

25	Advance ticket sales and loyalty program

As of March 31, 2003, this item includes mainly the amount of unused ticket sales for €693 million (€811 million as of March 31, 2002) and the amount of the provision for frequent flyer program, Fréquence Plus, for €90 million (€117 million as of March 31, 2002).

During the year ended March 31, 2003, the Company changed the estimates used for computing the Frequence Plus liability to more adequately reflect the expected behaviors of its customers. Had the Company not changed this estimate, the liability associated with the Frequence Plus program would have been approximately €130 million at March 31, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

26	Other payables

	Years ended March 31,
	2003	2002	2001
	(in million euros)
Employee-related liabilities	467	495	476
Tax liabilities	166	145	119
Deferred income on transactions with equity affiliates	70	70	79
Other	355	540	369
Total	1,058	1,250	1,043

Other payables consist, for the most part, of salaries and other amounts owed to employees including corresponding social security contributions.

In addition, during 1997 and 1998, the Company sold its investment in Amadeus Data Processing (a subsidiary which had been consolidated) and 33% of its investment in Amadeus France (which remains a consolidated subsidiary of the Company) to Amadeus GTD, an equity affiliate. The gains on disposal of these investments have been eliminated to the extent of Air France’s continuing investment in Amadeus GTD. These amounts will continue to be deferred until such time as the Air France investment in Amadeus GTD is reduced by sale or other means.

27	Financial instruments

27.1	Exposure to interest rate risk

In order to manage interest rate risk on short- and long-term borrowings, the Company uses instruments with the following nominal values as of the balance sheet date:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Fixed to variable-rate swaps	181	63	168
Variable to fixed-rate swaps	1,209	592	779

These instruments have different objectives:

•	Hedging price risk relating to fixed-rate short and long-term debt and capital leases:

By contracting a fixed-rate debt, the company is exposed to an opportunity risk if the rate falls.

Given the current position of market rates in comparison with fixed contractual rates on certain of its short and long-term debt and capital leases, the Company entered into a number of fixed to variable-rate swaps.

•	Hedging of cash-flow risk relating to variable-rate short and long-term debt and capital leases:

the Company has sought to fix the rate of certain variable-rate debts and thus entered into a number of variable to fixed-rate swaps.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Based on the above hedging arrangements, the Company’s interest rate exposure can be presented as follows:

Financial assets and liabilities at fixed rates:

	Years ended March 31,
	Bases			Average rate of interest
	2003	2002	2001	2003	2002	2001
	(in € millions)
Fixed-rate financial assets	15	39	11	7.02%	6.49%	9.32%

Perpetual subordinated loan securities	144	185	221	10.04%	10.04%	10.04%
Bonds	99	322	380	6.88%	7.07%	7.47%
Other long-term debt and capital leases	1,628	1,303	1,364	4.82%	5.15%	5.09%

Fixed-rate financial liabilities	1,871	1,810	1,965	6.36%	6.59%	6.59%

Variable-rate assets and liabilities:

	Years ended March 31,
	Bases			Average rate of interest
	2003	2002	2001	2003	2002	2001
	(in € millions)
Variable-rate financial assets	403	852	692	2.84%	3.99%	4.71%

Perpetual subordinated loan securities	25	31	38	3.74%	4.57%	4.97%
Bonds	88	153	90	1.57%	3.53%	4.06%
Other long-term debt and capital leases	1,699	2,199	1,522	4.31%	4.90%	4.78%
Short-term bank finance facilities and similar facilities	417	372	406	2.80%	3.48%	4.87%

Variable-rate financial liabilities	2,229	2,755	2,056	3.96%	4.70%	4.70%

27.2	Exchange rate risk

Current operations:

Although the Company’s reporting currency is the euro (€), part of its cash flow is denominated in other currencies, such as the US dollar (USD), the Japanese yen (JPY), the British pound sterling (GBP) and the Swiss franc (CHF).

Commercial activities also generate and incur income and expenses in foreign currency. The Company’s policy is to hedge against exchange risks relating to forecast cash surpluses or shortfalls in various currencies. Hedging takes the form of forward sales or purchases and/or option-based strategies.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Acquisitions of flight equipment:

Capital expenditure for flight equipment is denominated in US dollars. The Company hedges on the basis of projected fluctuations in the US dollar via forward sales and purchases and/or option-based strategies.

Long-term debt and capital leases:

A number of loans are denominated in foreign currency so as to diversify sources of funding and take into account cash surpluses generated in various currencies. In order to safeguard against the risk of exchange rate fluctuations on debt and capital leases currency swaps are used. This is a micro-hedging mechanism matched specifically to the borrowing to which it relates.

The nominal amounts of forward currency hedges and swaps are shown below, based on the nature of the hedging instrument used:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Operating hedges
Forward sales
JPY	—	12	63
CHF	102	—	—
Maturity - min	April 2003	May 2002	April 2001
- max	October 2006	March 2005	April 2002
Forward purchases
USD	37	—
JPY	—	—	4
Maturity - min	April 2003	—	April 2001
- max	September 2003	—	March 2005
Exchange rate options
GBP	106	—	—
JPY	4	66	66
Maturity - min	April 2003	April 2002	August 2001
- max	September 2004	March 2003	April 2002
Flight equipment acquisition hedging
Forward purchases	30	—	2
Forward sales	—	64	—
Put options	200	—	60
Maturity - min	April 2003	April 2002	January 2002
- max	November 2003	June 2002	March 2002
Hedging of long-term debt and capital leases
Currency swaps	276	299	362
Maturity - min	June 2003	June 2003	January 2002
- max	January 2004	January 2004	March 2005

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

27.3	Commodity risk - fuel prices

In the normal course of its business, the Company conducts transactions on the petroleum products markets in order to effectively manage the risks related to its purchases of aircraft fuel.

The Company’s commitments on the crude and refined oil markets are shown below (nominal amounts):

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Petroleum swaps	202	399	789
Petroleum options	764	606	—
Maturity - min	April 2003	April 2002	April 2001
- max	March 2005	December 2004	December 2003

27.4	Counterparty risk management

Transactions which potentially generate counterparty risk for the Company are as follows:

•	temporary financial investments

•	derivatives

•	trade receivables

Financial investments are diversified investments in blue-chip securities negotiated with leading banks.

Company transactions in derivatives have the sole aim of reducing overall exposure to exchange rate and interest rate risks to which the Company is exposed in the normal course of business. Such transactions are limited to organized markets or over-the-counter transactions with reputable counterparties with negligeable counterparty risk.

Counterparty risk relating to trade receivables is limited due to the large number and geographical diversity of customers comprising the trade receivables portfolio.

As of March 31, 2003, the Company had not identified any specific counterparty risks relating to trade receivables.

27.5	Market value of financial instruments

Market values of financial instruments are determined for the most part using a variety of valuation methods, such as discounted future cash flows. However, the methods and assumptions used to provide the information set out below are subject to the following inherent limitations:

•	market values do not take into consideration the effect of subsequent fluctuations in interest or exchange rates,

•	estimated amounts as of March 31, 2003, 2002 and 2001 are not indicative of gains and/or losses arising upon maturity or in the event of cancellation of a financial instrument.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Application of alternative methods and assumptions may, therefore, have a significant impact on the estimated market values shown.

The methods used are as follows:

•	Cash, trade receivables, other receivables, short-term bank finance, trade payables and other payables.

The Company believes that, due to the short-term nature of the above, net book value can be deemed a reasonable approximation of market value.

•	Marketable securities, investments and other securities.

The market value of securities is determined based on the market price or the prices available on other similar securities markets. Where no benchmark exists, net book value is used, which is deemed a reasonable approximation of market value in this instance.

•	Loans and other long-term debts and capital leases.

The exchange and interest rate swaps are specifically hedged against long-term debt and capital leases. The market value of these long-term debt and capital leases and loans has been determined after having taken the hedged swaps into account. Variable-rate loans and other long-term debt and capital leases are recorded at net book value. The market value of fixed-rate loans and other long-term debt and capital leases is determined based on discounted future cash flows at market interest rates for instruments with similar features.

•	Off-balance sheet instruments.

The market value of off-balance sheet instruments corresponds to the amounts payable or receivable were the positions to be closed out as of March 31, 2003, 2002 and 2001 calculated using the year-end market rate.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Market values calculated in this way are shown in the table below:

	Years ended March 31
	2003		2002		2001
	Net book value	Estimated market value	Net book value	Estimated market value	Net book value	Estimated market value
	(in € millions)
Balance sheet
Investment securities	104	90	72	66	111	134
Loans
fixed-rate	4	4	2	2	11	11
variable-rate	11	11	4	4	15	15
Marketable securities	1,039	1,039	1,408	1,408	942	942
Bonds
fixed-rate	99	105	322	335	380	403
variable-rate	88	88	153	153	90	90
Perpetual subordinated loan securities	169	182	216	298	259	361
Other loans and long-term debt and capital leases
fixed-rate	1,628	1,723	1,280	1,340	1,350	1,372
variable-rate	1,699	1,697	2,199	2,199	1,514	1,514
Other short-term loans and long-term debt and capital leases	417	417	372	372	406	406

Off-balance sheet
Treasury management instruments
exchange rate options	—	(2)	—	(4)	—	(5)
forward currency contracts	—	(14)	—	(1)	—	(14)
currency swaps	—	28	—	8	—	6
Commodity instruments
petroleum swaps	—	29	—	59	—	71

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

28	Leases

28.1	Capital leases

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Aircraft
Minimum lease payments by maturity
Y + 1	202	418	202
Y + 2	162	221	216
Y + 3	134	179	246
Y + 4	258	178	241
Y + 5	174	298	246
> 5 years	644	743	978

Total	1,574	2,037	2,129

Of which interest	229	301	460
Aircraft capital leases	1,345	1,736	1,669

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Buildings
Minimum lease payments by maturity
Y + 1	11	11	9
Y + 2	11	11	9
Y + 3	11	11	9
Y + 4	11	11	9
Y + 5	10	12	9
> 5 years	21	32	32

Total	75	88	77

Of which interest	11	16	17
Building capital leases	64	72	60
Equipment capital leases	4	6	6

Total capital leases	1,413	1,814	1,735

28.2	Operating leases

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Aircraft
Minimum lease payments by maturity
Y + 1	465	501	428
Y + 2	466	483	403
Y + 3	404	440	344
Y + 4	328	399	292
Y + 5	257	337	246
> 5 years	439	586	405

Total	2,359	2,746	2,118

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

For practical reasons, it is not Company policy to disclose the schedule of minimum payments for other operating leases.

29	Flight equipment orders

Due dates for commitments in respect of flight equipment orders are as follows:

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Y + 1	661	1,008	1,393
Y + 2	1,065	765	1,150
Y + 3	849	1,143	980
Y + 4	530	752	714
Y + 5	301	502	230
> 5 years	740	1,157	—

Total	4,146	5,327	4,467

These commitments relate to the amounts in USD which are converted into euro at the year-end exchange rate.

The policy implemented to adapt the Company’s fleet to the new economic and geopolitical reality during 2002-2003 had two phases.

During the first quarter, the measures undertaken at the end of 2001 essentially covering the long-haul fleet were extended without any major new adjustments.

Beginning in the summer of 2002, the absence of signs of recovery and a deterioration in the crisis specific to the European and domestic medium-haul fleet forced the Company’s to launch a new series of measures.

Accordingly, changes were made to the Company’s flight equipment orders related to the medium-haul fleet and involved two major measures:

•	Postponement of the commissioning for 12 months on average of eight aircraft whose delivery was scheduled for the winter of 2002-2003 (four aircraft from the A320 family, two A330-200s and two Embraer 145s). This measure was motivated by a downward adjustment of the purchase program and a desire to preserve Company cash resources. The aircraft were transferred by the manufacturers to two financial companies from whom the Company will buy the aircraft at the time of their commissioning (forward purchase contract). In the meantime, these aircraft are stored at appropriate sites. In contractual terms, the stored aircraft are maintained in the order book, the financial companies having replaced the manufacturers. The Company is negotiating the extension of the storage period for four of these aircraft. The Company has no equity interest in the two financial companies that hold the aircraft. Consequently, these companies were not consolidated as of March 31, 2003, in accordance with regulations in force. Had these two companies been consolidated, there would have been an increase in the short and long-term borrowings and flight equipment line items of the Company’s balance sheet in the amount of $257 million. In addition, interest charges resulting from this transaction were recorded by the Company over the period.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

•	Modification to the A318 delivery plan. A contract signed with Airbus in 1999 called for the rapid introduction of 15 firm orders: nine for the winter of 2003-2004 and six for the winter of 2004-2005. This strategy had been adopted with a view to accelerating the rationalization of the Airbus A320 medium-haul fleet. The negotiations undertaken with Airbus resulted in an agreement over the postponement of three of the nine aircraft that had been scheduled for delivery during the summer of 2004.

Deliveries during the year

With respect to the owned aircraft, the Company took delivery in October 2002 of one A330-200, the third of the order, a B747-400ER freighter in October 2002 and two B777-200ERs in April and May 2002 respectively.

The regional airlines took delivery of two CRJ 7000s during the year ended March 31, 2003.

The Company’s commitments concern the following aircraft:

Aircraft type	As of	To be delivered in	Y+1	Y+2	Y+3	Y+4	Y+5	> 5 years
A 318	March 31, 2003	Firm orders	5	3	4	3	—	—
		Options	—	—	3	4	3	—
	March 31, 2002	Firm orders	—	8	5	2	—	—
		Options	—	—	—	6	4	—
	March 31, 2001	Firm orders	0	0	8	5	2	0
		Options	—	—	—	—	6	4
A 319	March 31, 2003	Firm orders	1	—	—	—	—	—
		Options	—	6	4	1	—	6
	March 31, 2002	Firm orders	1	—	—	—	—	—
		Options	—	6	6	4	1	—
	March 31, 2001	Firm orders	6	2	—	—	—	—
		Options	—	—	4	5	3	—
A 320	March 31, 2003	Firm orders	2	2	1	—	—	—
		Options	—	—	—	—	—	—
	March 31, 2002	Firm orders	2	—	—	—	—	—
		Options	—	—	—	—	—	—
	March 31, 2001	Firm orders	1	—	—	—	—	—
		Options	—	—	—	—	—	—
A 321	March 31, 2003	Firm orders	1	—	—	—	—	—
		Options	—	—	1	—	1	—
	March 31, 2002	Firm orders	1	3	—	—	—	—
		Options	—	—	—	1	—	1
	March 31, 2001	Firm orders	3	2	1	—	—	—
		Options	—	—	4	2	1	—
A 330	March 31, 2003	Firm orders	3	1	1	—	—	—
		Options	—	1	3	2	—	—
	March 31, 2002	Firm orders	4	2	—	—	—	—
		Options	—	1	2	2	—	—
	March 31, 2001	Firm orders	3	4	1	—	—	—
		Options	—	—	—	1	2	2

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Aircraft type	As of	To be delivered in	Y+1	Y+2	Y+3	Y+4	Y+5	> 5 years
A 340	March 31, 2001	Firm orders	—	—	—	—	—	—
		Options	—	—	—	—	—	2
A 380	March 31, 2003	Firm orders	—	—	—	3	2	5
		Options	—	—	—	—	2	2
	March 31, 2002	Firm orders	—	—	—	—	3	7
		Options	—	—	—	—	—	4
	March 31, 2001	Firm orders	—	—	—	—	—	—
		Options	—	—	—	—	—	—
B 747	March 31, 2003	Firm orders	—	—	1	—	—	—
		Options	—	—	—	—	—	—
	March 31, 2002	Firm orders	1	—	1	—	—	—
		Options	—	1	1	1	1	—
	March 31, 2001	Firm orders	—	1	—	1	—	—
		Options	—	—	1	1	1	1
B 777	March 31, 2003	Firm orders	—	4	6	—	—	—
		Options	—	—	—	—	3	7
	March 31, 2002	Firm orders	2	—	4	6	—	—
		Options	—	—	—	—	2	8
	March 31, 2001	Firm orders	4	1	4	4	2	—
		Options	—	3	3	2	4	6
Embraer 135	March 31, 2001	Firm orders	2	—	2	—	—	—
		Options	—	—	—	—	—	—
Embraer 145	March 31, 2003	Firm orders	2	3	3	2	—	—
		Options	—	—	—	—	—	—
	March 31, 2002	Firm orders	2	3	—	3	2	—
		Options	—	—	—	—	—	—
	March 31, 2001	Firm orders	6	—	—	—	—	—
		Options	3	3	5	2	—	—
CRJ 700	March 31, 2003	Firm orders	3	1	—	—	—	—
		Options	—	—	—	—	—	—
	March 31, 2002	Firm orders	4	2	—	—	—	—
		Options	—	—	—	—	—	—
	March 31, 2001	Firm orders	6	4	—	—	—	—
		Options	—	—	—	—	—	—

30	Other commitments

30.1	Commitments provided

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Call on investment securities	3	35	—
Put on investment securities	(2)	(8)	(32)

Total	1	27	(32)

Warranties, sureties and guarantees	33	51	151
Mortgaged or secured assets	1,311	706	362
Other purchase commitments	189	134	160

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Warranties, sureties and guarantees consist primarily of a guarantee provided by Air France to financial institutions in connection with Air Littoral’s lease agreements of three Fokker aircraft as of March 31, 2003. As per this agreement Air France would pay the rental expense for the three aircraft if the Company is notified that Air Littoral is not able to fulfil its obligation. In exchange, Air France would be able to use those aircraft for the remaining lease term.

As of March 31, 2003, 2002 and 2001, the guarantee amounted to €21 million, €37 million and €104 million, respectively. Such amounts correspond to the undiscounted maximum future payments in the event of default.

30.2	Commitments received

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Warranties, sureties and guarantees	151	185	131
Other	6	17	2

Warranties, sureties and guarantees are comprised primarily of letter of credit received from financial institutions.

30.3	Litigation and court action

To the Company’s knowledge, there is no pending or threatened litigation or arbitration likely to have a significant impact on the financial position, results of operations or cash flows of the Company.

39th hour litigation

Before it was reduced to 35 hours, the legal working week of ground staff as set by regulation in January 1995 was increased from 38 to 39 hours in connection with the “Reconstruire Air France” plan.

Beginning in 1999, more than 4,000 employees contested the modified working week before the courts, claiming payment for the 39th hour worked each week.

In September 2002, the Cour de Cassation, the French high court, rendered several rulings in favor of the Company, which should put an end to the current proceedings. No provision has been recorded in this regard as management does not believe that there is any further risk related to this matter.

Hall litigation

In June 2000, several travel agents residing in the state of North Carolina, USA, as well as the professional association to which they belonged (Association of Retail Travel Agents), launched a suit before a U.S. Court against several major U.S. airlines for collusion, following a reduction in 1999 of commissions paid to the agents by these companies for the issue of tickets.

During 2002, the plaintiffs have extended the proceedings to include three major European airlines, including Air France.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

The suit initiated by the travel agents was recognized as a class action suit by the court hearing the case.

The amount of damages claimed jointly and severally against the airlines, for the alleged losses, totals $17.5 billion, for which defendants could be subject to triple damages in accordance with legislation governing collusion in the United States of America. On October 30, 2003, this suit was dismissed by the trial court on a motion for summary judgment. The plaintiffs have appealed this decision.

The Company believes that it has no collusion thus no provision has been recorded in this regard.

Litigation between Servair and its employees

During 2000 and the start of 2001, a number of Servair, an Air France subsidiary, employees launched a suit before the Labor Court in France for payment of backdated wages. The plaintiffs state that the time spent when having lunch in the Company’s restaurant constitutes a period during which the employee is under the authority of the employer and should therefore be paid as for normal working hours. Conversely, Servair considers that the time spent on meals constitutes an interruption in working time that is not entitled to remuneration.

In a definitive ruling on November 8, 2001, the Court of Appeal sided by the position argued by Servair. Other suits representing a total of 471 individual claims initiated by Servair employees over this same issue are still before courts. The Company believes these cases are without merit and has not recorded any provisions with respect to these disputes.

Tax Risk

In the normal course of business, the Company faces various tax related litigations. The Company believes that it has properly accrued for such tax risks.

31	Cash flow statement

31.1	Cash and cash equivalents

	Years ended March 31,
	2003	2002	2001
	(in € millions)
Cash at bank	193	255	216
Cash equivalents (Note 20)	746	1,164	500
Short-term bank finance and similar facilities (note 23)	(267)	(372)	(406)

Cash and cash equivalents	672	1,047	310

31.2	Acquisition of subsidiaries, affiliates and other investments

Investment during the year ended March 31, 2003 mainly represented the acquisition of 2% of the capital of Alitalia for €23 million and the additional investment in Opodo for €21 million.

During the year ended March 31,2002, the primary investments had involved Opodo and Cordiem.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

The year ended March 31, 2001 was marked by the acquisitions of regional subsidiaries. Assets and liabilities assumed during the year ended March 31, 2001 were as follows:

Years ended March 31, 2001
(in € millions)
Fixed assets	526
Short and long-term debt and capital leases	(464)
Provisions for liabilities and charges	(32)
Working capital	(73)
Cash equivalents	11
Goodwill	142
Acquisition costs	110
Cash acquired	(11)

Acquisition of Subsidiaries net of cash acquired	99

Other investments in the year ended March 31, 2001 mainly include the purchase of Equant shares (€28 million), the creation with other airlines of e-commerce companies (€22 million) and capital increases of unconsolidated companies.

32	Scope of consolidation at March 31, 2003

	Address	Siren(1)	Capital	% Interest	% Control	Method	Year end
AIR FRANCE SERVICES LTD	Room 229 - Terminal 2 Office Block London Heathrow Airport - Hounslow MDDX TW6 1RR - GREAT BRITAIN	Foreign	£7,000,000	100	100	Fully consolidated	Dec-31

AMADEUS FRANCE	2-8 avenue du Bas Meudon 92445 Issy les Moulineaux	348 702 457	€1,600	74	66	Fully consolidated	Mar-31

AMADEUS FRANCE SERVICES	2-8 avenue du Bas Meudon 92445 Issy les Moulineaux	356 305 326	€2,880,016	42	57	Fully consolidated	Mar-31

AMADEUS GLOBAL TRAVEL DISTRIBUTION	Salvador de Madariaga 1 28046 Madrid – SPAIN	Foreign	€27,898,000	23	36	Equity method	Dec-31

CRMA	ZA de la Clef de Saint-Pierre BP 10F 78996 Elancourt	312 139 215	€1,300,000	100	100	Fully consolidated	Mar-31

GIE ITAB 320	45, rue de Paris 95747 Roissy CDG Cedex	347 907 636	—	100	100	Fully consolidated	Mar-31

HEATHROW CARGO HANDLING	Building 558-Shoreham Road West Heathrow Airport - Hounslow MDDX TW6 3RN - GREAT BRITAIN	Foreign	£800,000	50	50	Equity method	Dec-31

REENTON DEVELOPMENT LIMITED	Guangdong Investment Tower, 11th Floor 148 Connaught Road Central HONG KONG	Foreign	hkd10,000	51	51	Fully consolidated	Dec-31

SODEXI	14 rue des Voyelles - BP 10301 Bat. AFE 3512 - Zone Fret 4 95703 Roissy CDG Cedex	347 960 825	€2,400,000	60	60	Fully consolidated	Mar-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Address	Siren(1)	Capital	% Interest	% Control	Method	Year end
AIR FRANCE FINANCE sub group

AIR FRANCE FINANCE	45, rue de Paris 95747 Roissy CDG Cedex	341 178 697	€153,272,000	100	100	Fully consolidated	Mar-31

AIR AUSTRAL	BP 611 97473 Saint Denis de la Réunion	323 650 945	€1,674,000	36	36	Equity method	Mar-31

AIR FRANCE FINANCE IRELAND	69/71 St Stephen’s Green Dublin 2 IRELAND	Foreign	usd3,502,508	100	100	Fully consolidated	Dec-31

AIR FRANCE PARTNAIRS LEASING NV	130 Schottegativeg Oost Curaçao- DUTCH WEST INDIES	Foreign	usd60,209,180	45	45	Equity method	Dec-31

ALL AFRICA AIRWAYS	Les Cascades, Edith Cavell Street Port-Louis – MAURITIUS	Foreign	usd6,697,487	51	51	Fully consolidated	Dec-31

BRIT AIR	Aéroport BP 156 29204 Morlaix	927 350 363	€23,483,376	100	100	Fully consolidated	Mar-31

CITY JET	Swords Campus, Balheary Road Swords Co. Dublin – Ireland	Foreign	€5,079,968	100	100	Fully consolidated	Mar-31

FREQUENCE PLUS SERVICES	51/59 avenue Ledru Rolli 94 200 Ivry sur Seine	347 944 259	€2,288,000	100	100	Fully consolidated	Mar-31

ICARE	Aéroport BP 156 29204 Morlaix	380 582 346	€1,035,488	100	100	Fully consolidated	Mar-31

PROTEUS DEVELOPPEMENT	Aéroport de Dijon Bourgogne 21600 Longvic	399 132 554	€5,559,063	100	100	Fully consolidated	Mar-31

PROTEUS FINANCE	Zone industrielle La Plaine - BP 134 42163 Andrezieux	428 865 141	€40,000	100	100	Fully consolidated	Mar-31

REGIONAL COMPAGNIE AERIENNE EUROPEENNE	Aéroport de Nantes Atlantique 44340 Bouguenais	335 351 920	€100,000,000	100	100	Fully consolidated	Mar-31

SOCIETE D’EXPLOITATION AERONAUTIQUE	45, rue de Paris 95747 Roissy CDG Cedex	379 316 276	€38,112	100	100	Fully consolidated	Mar-31

SOCIETE NOUVELLE AIR IVOIRE	Place de la République – Abidjan IVORY COAST	Foreign	xof3,600,000,000	39	76	Fully consolidated	Dec-31

SERVAIR sub group

SERVAIR (Cie d’exploitation des services auxiliaires aériens)	4 place de Londres Roissypole 95726 Roissy CDG Cedex	722 000 395	€52,386,208	88	88	Fully consolidated	Dec-31

ACNA	Bat. 3416 Modules 100 et 200 BP 10605 95724 Roissy CDG Cedex	382 587 558	€250,000	88	100	Fully consolidated	Dec-31

ACSAIR	Le Ronsard -Paris Nord 2 22 avenue des Nations - BP 50379 Villepinte - 95942 Roissy CDG Cedex	437 568 702	€1,500,000	45	51	Fully consolidated	Dec-31

AEROSUR	Le Ronsard – Paris Nord 2 22 avenue des Nations – BP 50379 Villepinte - 95942 Roissy CDG Cedex	432 219 940	€40 000	88	100	Fully consolidated	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Address	Siren(1)	Capital	% Interest	% Control	Method	Year end
AFRIQUE CATERING	4 place de Londres Roissypol BP 10701 95726 Roissy CDG Cedex	403 236 714	€450,000	45	51	Fully consolidated	Dec-31

AIR CHEF	Via Venezia Guilia 5/a Milano ITALY	Foreign	€1,500.000	28	25	Equity method	Dec-31

ALPHA AIRPORTS GROUP PLC	Europa House - 804 Bath Road Cranford Middlesex TW5 9US GREAT BRITAIN	Foreign	17 068 000	24	27	Equity method	Jan-31

BRUNEAU PEGORIER	15 rue de la Grande Borne 77 990 Le Mesnil Amelot	572 129 377	€1,365,500	84	95	Fully consolidated	Dec-31

CARBAG	12 chemin des glirettes 95000 Le Thillay	382 587 558	€10,000	88	100	Fully consolidated	Dec-31

CENTRE DE PRODUCTION ALIMENTAIRE	16 rue de la Grande Borne 77990 Le Mesnil Amelot	380 885 129	€1,500,000	88	100	Fully consolidated	Dec-31

CULIN’AIR PARIS	8 rue des acacias 77230 Villeneuve sous Dammartin	430 048 959	€914.760	49	56	Fully consolidated	Dec-31

DAKAR CATERING	PO Box 8431 Aéroport de Dakar Yoff Dakar – SENEGAL	Foreign	cfa215,000.000	42	48	Equity method	Dec-31

EUROPEAN CATERING SERVICES	The Corporation Trust Company 1209 Orange Street Wilmington DE 19801 USA	Foreign	usd4,860.000	88	100	Fully consolidated	Dec-31

FLYING FOOD CATERING	1209 Orange Street Wilmington, Delaware 19801 USA	Foreign	usd920,000	43	49	Equity method	Dec-31

FLYING FOOD MIAMI	1650 N.W – 70 th Avenue Miami, Florida 33299 USA	Foreign	usd6,000,000	43	49	Equity method	Dec-31

FLYING FOOD SAN FRANCISCO	810 Malcom Road Burlingame, California 94010 USA	Foreign	usd3,000,000	39	44	Equity method	Dec-31

FLYING FOOD SERVICES	1209 Orange Street Wilmington, Delaware 19801 USA	Foreign	usd450,000	43	49	Equity method	Dec-31

JET CHEF	Zone d’aviation d’affaires 93350 Aéroport du Bourget	382 587 541	€380,000	88	100	Fully consolidated	Dec-31

LOGAIR	4 place de Londres Roissypole 95726 Roissy CDG Cedex	443 014 527	€40,000	44	50	Proportionally consolidated	Dec-31

LOME CATERING SA	Aéroport de Lomé BP 3688 TOGO	Foreign	cfa100,000,000	16	35	Equity method	Dec-31

MACAU CATERING SERVICES	Catering Building Macau International Airport Pac On Taipa – MACAU	Foreign	mop16,000,000	15	34	Equity method	Dec-31

MALI CATERING	Aéroport de Bamako Sénou BP E3803 - Bamako MALI	Foreign	cfa350,000,000	63	99	Fully consolidated	Dec-31

ORLY AIR TRAITEUR	1 rue du Pont des Pierres 91320 Wissous	384 030 680	€5,700,000	89	100	Fully consolidated	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Address	Siren(1)	Capital	% Interest	% Control	Method	Year end
PASSERELLE	Route du Midi Bat. 3441 - BP 10605 95724 Roissy CDG Cedex	433 032 828	€7,500	88	100	Fully consolidated	Dec-31

PMAIR	Bat. 3416 - Route du Midi 93290 Tremblay	437 927 882	€8,000	45	51	Fully consolidated	Dec-31

SEREP	PO Box 8431 Aéroport de Dakar Yoff Dakar - SENEGAL	Foreign	cfa30,600,000	29	33	Equity method	Dec-31

SERVAIR EUREST	Avenida 11 de Septiembre Poligono Mas Blau 08820 El Prat de Llobregat Barcelona - SPAIN	Foreign	€710,797	31	35	Equity method	Dec-31

SERVAIR SATS	PO Box 3 Singapoure Changi Airport 918141 SINGAPORE	Foreign	sgd1,040,000	45	51	Fully consolidated	Dec-31

SERVANTAGE	12 chemin des glirettes 95000 Le Thillay	424 657 179	€37,500	88	100	Fully consolidated	Dec-31

SESAL	Aéroport Léon Mba PO Box 20303 Libreville - GABON	Foreign	cfa250,000,000	35	40	Equity method	Dec-31

SOCIETE IMMOBILIERE AEROPORTUAIRE	4 place de Londres Roissypole BP 10701 95726 Roissy CDG Cedex	722 003 795	€1,905,000	88	100	Fully consolidated	Dec-31

SKYCHEF	International Airport PO Box 450 Victoria - Point Larue Mahé - SEYCHELLES	Foreign	scr312,000	48	55	Fully consolidated	Mar-31

SKYLOGISTIC	BP 121 69125 Lyon St Exupéry Aéroport	423 049 089	€37,500	88	100	Fully consolidated	Dec-31

SOGRI	Aéroport de Cayenne Rochambeau 97351 Matoury	320 750 763	€225,000	85	97	Fully consolidated	Dec-31

SORI	Zone de fret Nord Aéroport Pôle Caraïbes 97139 Abymes	322 055 187	€50,000	44	50	Fully consolidated	Dec-31

SPECIAL MEALS CATERING	16 rue de la Grande Borne 77990 Le Mesnil Amelot	429 627 474	€7,622	88	100	Fully consolidated	Dec-31

Note:
(1)	Siren represents the registration number of French entities.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Air France Group
as at March 31, 2003
Fully integrated
Equity affiliates
Proportionally integrated
AIR FRANCE
88.03%
SERVAIR
4.29%
ORLY AIR TRAITEUR
99.98%
C.R.M.A.
100.00%
AIR FRANCE FINANCE
ACNA
100.00%
95.71%
60.00%
SODEXI
100.00%
FREQUENCE PLUS SERVICES
100.00%
CARBAG
100.00%
CENTRE DE PRODUCTION ALIMENTAIRE
100.00%
GIE ITAB
100.00%
SOCIETE D'EXPLOITATION AERONAUTIQUE
100.00%
PASSERELLE
100.00%
JET CHEF
100.00%
AIR FRANCE SERVICES LTD
100.00%
SERVANTAGE
95.21%
BRUNO PEGORIER
51.00%
REENTON
45.00%
AIR FRANCE PARTNAIRS LEASING N.V.
100.00%
SKY LOGISTIC
50.04%
SORI
50.00%
HEATHROW CARGO HANDLING
100.00%
AIR FRANCE FINANCE IRELAND
51.00%
ACSAIR
97.00%
SOGRI
23.36%
AMADEUS GLOBAL DISTRIBUTION
36.00%
AIR AUSTRAL
51.00%
PMAIR
100.00%
SOCIETE IMMOBILIERE AEROPORTUAIRE
51.00%
ALL AFRICA AIRWAYS
CULIN'AIR PARIS
56.00%
55.00%
SKY CHEF
34.00%
76.42%
AFRIQUE CATERING
51.00%
100.00%
SPECIAL MEALS CATERING
66.00%
SNC AMADEUS FRANCE
AIR IVOIRE
100.00%
AEROSUR
57.22%
35.00%
LOME CATERING
27.21%
ALPHA
AMADEUS FRANCE SERVICE SA
100.00%
BRIT AIR
55.00%
MALI CATERING
43.52%
25.00%
99.96%
CITY JET
100.00%
SERVAIR SATS
51.00%
25.00%
AIR CHEF
ICARE
PROTEUS DEVELOPPEMENT
100.00%
34.00%
48.13%
DAKAR CATERING
100.00%
PROTEUS FINANCE
MACAO CATERING SERVICE
1.26%
REGIONAL C.A.E.
3.23%
35.00%
SERVAIR EUREST
4.9%
FLYING FOOD CATERING
SEREP
33.50%
100.00%
EUROPEAN CATERING SERVICES
4.9%
FLYING FOOD SERVICES
SESAL
40.00%
50.00%
LOGAIR
4.9%
FLYING FOOD MIAMI
4.4%
FLYING FOOD SAN FRANCISCO

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

33	Summary of differences between accounting principles followed by the Company and U.S. GAAP

The Company’s Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in France (French GAAP) (see note 2).

Elements of the Company’s accounting policies which differ significantly from generally accepted accounting principles in the United States (U.S. GAAP) are described below.

(a)	Differences in accounting for business combinations

•	Adoption of SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets under U.S. GAAP

Under French GAAP, consolidation and business goodwill have been amortized over the expected period of benefit, which does not exceed 20 years.

In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations (“SFAS 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 141 eliminates the pooling-of-interest method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. In addition, SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Under SFAS 142, goodwill and indefinite life intangible assets are no longer amortized but are required to be reviewed annually (or more frequently if impairment indicators arise) for impairment. Identifiable intangible assets with finite lives should continue to be amortized over their useful lives. As permitted, the Company adopted the provisions of SFAS 142 on April 1, 2001.

The Company performed an initial goodwill impairment evaluation as of April 1, 2001 as required by the transitional provisions of SFAS 142. This transitional impairment test requires the Company to allocate existing goodwill balances to its reporting units, and then evaluate the reporting units for impairment using a two-step test.

The first step of the goodwill impairment evaluation is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered impaired, and the second step of the test is unnecessary. If the carrying value of the reporting unit exceeds its fair value, the second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been currently acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company determined its reporting units in a manner generally consistent with the operating segments. The Company’s individual assets and liabilities, including existing

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

goodwill on the date of adoption, was allocated to each of the reporting units. The Company calculated the fair value of each reporting unit by using a present value technique and compared this value to each reporting unit’s carrying value. The present value technique is based on an evaluation of future discounted cash flows, which are consistent with the information used in Company’s internal planning and budgeting process. The Company’s discounted cash flow evaluation used discount rates that correspond to the credit and risk profile for each reporting unit. Certain other key assumptions utilized, including revenue and operating expenses, are based on management estimates, are consistent with those utilized in the Company’s annual planning process, and take into account the specific and detailed operating plans and strategies of each reporting unit.

The Company performs the annual test for goodwill impairment during the first quarter of each fiscal year. At March 31, 2003 and 2002, the Company has not recorded any impairment on goodwill.

Intangible assets subject to amortization are reviewed for impairment whenever events and circumstances indicate that the intangible asset may not be recoverable.

•	Amortization of goodwill

In the Company’s Consolidated Financial Statements under French GAAP, goodwill is generally amortized over its estimated life, not to exceed 20 years.

Under U.S. GAAP, the Company adopted SFAS 142 starting April 1, 2001. As mentioned above, goodwill is no longer amortized but, rather, tested for impairment on an annual basis or whenever indicators of impairment arise. The impact of goodwill no longer being amortized under U.S. GAAP would be to increase U.S. GAAP pre-tax income by €33.1 million as compared to French GAAP pre-tax income and €34.7 million for the years ended March 31, 2003 and 2002, respectively.

Additionally, goodwill on equity method investments is no longer amortized, however, it is still to be tested for impairment in accordance with Accounting Principles Board Opinion No.18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”). The impact of eliminating the amortization of goodwill on equity method investments would be to increase U.S. GAAP income by €2.0 million and €2.0 million for the years ended March 31, 2003 and 2002, respectively.

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	2003	2002	2003	2002
	(in millions of euros)
Amortization of goodwill	33.1	34.7	67.8	34.7
Amortization of goodwill on equity method investments	2.0	2.0	4.0	2.0

Amortization of goodwill (a)	35.1	36.7	71.8	36.7

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

•	Allocation of purchase price to assets and liabilities acquired

Under French GAAP, certain acquired assets and liabilities assumed were not adjusted at fair value at the time of the acquisition, or in the case of step acquisitions, their related fair values were assessed during the initial step of the acquisition.

Under U.S. GAAP, Accounting Principles Board Opinion No. 16, Business Combinations applicable for business combinations initiated through June 30, 2001, and SFAS 141 applicable for business combinations initiated after that date, require that the Company allocates the purchase price over the assets acquired and liabilities assumed, and in case of step acquisitions, require that any additional interest acquired be fair valued at the date of the acquisition of the additional interest. As a consequence of this difference, the recorded amounts of goodwill and tangible fixed assets differ under French GAAP and U.S. GAAP.

At March 31, 2002, on a U.S. GAAP pre-tax basis, goodwill should be reduced by €22.7 million and tangible fixed assets should be increased by €43.3 million as compared to French GAAP. The impact on net income before tax would be an additional charge of €5.1 million under U.S. GAAP for the year ended March 31, 2002.

At March 31, 2003, goodwill should be reduced by €22.7 million and tangible fixed assets should be increased by €30.1 million as compared to French GAAP. The impact on net income before tax would be an additional charge of €13.2 million under U.S. GAAP.

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	2003	2002	2003	2002
	(in millions of euros)
Reduction of goodwill	—	—	(22.7)	(22.7)
Increase in tangible fixed assets	(13.2)	(5.1)	30.1	43.3

Business combinations (a)	(13.2)	(5.1)	7.4	20.6

(b)	Impairment of tangible long-lived assets

Under French GAAP, when events and circumstances indicate that the assets may be impaired, Air France assesses the existence of impairment losses at the entire aircraft fleet level under full ownership or capital leases and capitalized spare parts on the basis of their recoverable values as a whole.

Under U.S. GAAP, the Company adopted SFAS 144, Accounting for the Impairment or Disposal of Long-Lived assets (“SFAS 144”) effective April 1, 2002. In accordance with SFAS 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of an asset group classified as held for sale would be presented as separate assets and liabilities in the U.S. GAAP balance sheet.

Prior to the adoption of SFAS 144, the Company accounted for long-lived assets in accordance with SFAS No.121, Accounting for Impairment of Long-Lived Assets to be disposed of (“SFAS 121”).

As a result of the July 2000 Concorde crash, the Company reviewed its Concorde fleet for impairment in accordance with SFAS 121 as of and for the year ended March 31, 2001. Management determined that the estimated net undiscounted future cash flows generated by its Concorde fleet would be less than the carrying value of the related assets. Management estimated the undiscounted future cash flows with models used by the Company in making fleet and scheduling decisions. Under U.S. GAAP, the Concorde aircraft and their related long-lived assets were therefore written down to their fair value, which has been determined to be nil due to the lack of any resale market for the Concorde fleet. Under French GAAP, the Company determined that, due to the contribution of Concorde to Air France commercial policy and corporate image, Concorde related assets should be tested at the Company’s entire fleet level. As a result of this test no impairment charges were recorded on such assets under French GAAP.

As a result of the events of September 11, 2001 and their related effects on the airline industry, Air France reviewed its fleet for impairment in accordance with SFAS 121 as of September 30, 2001. Management determined that the estimated net undiscounted future cash flows generated by its Beech 1900 would be less than their carrying value. Management estimated the undiscounted future cash flows with models used by the Company in making fleet and scheduling decisions. Under U.S. GAAP, the Beech 1900 aircraft and the related long-lived assets were therefore written down to their fair values, based on the present value technique method. Under French GAAP, the Company did not recognize any impairment on the Beech 1900 due to the Company testing impairment at the entire fleet level.

The total effect of the above mentioned differences in GAAP would result in an increase (decrease) in the Company’s U.S. GAAP net income before tax, as compared to French GAAP, by €53.9 million and €(29.3) million for the years ended March 31, 2003 and March 31, 2002, respectively. The U.S. GAAP related stockholders’ equity would decrease by €6.2 million and €60.0 million as of March 31, 2003 and 2002, respectively, as compared to French GAAP.

(c)	Accounting for investments in marketable securities

Under French GAAP, the Company accounts for its investments in debt and equity securities at the lower of historical cost or fair value, as assessed on an individual basis. As described in note 2.16, the fair value of investment corresponds to the utility value to the Company. Any impact of changes in provisions for investments is recorded in earnings. Provisions previously recorded may be reversed based on subsequent recoveries in fair values.

Under U.S. GAAP, the Company is required to apply the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. (“SFAS 115”). SFAS 115 requires that investments in marketable securities be divided into three categories: trading securities (investments that are bought and held principally for the purpose of selling them in the near term),

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

held-to-maturity securities (debt securities that the Company has a positive intent and ability to hold to maturity), and available-for-sale investments (all other securities). Under SFAS 115, the Company would classify its investments in marketable debt and equity securities as available-for-sale with unrealized gains and losses excluded from earnings and reported as a component of stockholders’ equity (other comprehensive income). Unrealized losses that are determined to be other than temporary would be charged to income and cannot be reversed into income until the security is disposed of.

Under U.S. GAAP, the amount of net unrealized gains (losses) amounted to €(7.5) million as of March 31, 2003 and €0.9 million as of March 31, 2002.

The Company also invests its excess of cash in mutual funds (SICAV) which are held for trading purposes. Realized and unrealized gains and losses on these investments are recognized immediately in financial income (expense).

Other than temporary impairment

During the year ended March 31, 2001, the Company determined that its investment in Austrian Airlines (which is considered as an available-for-sale security) was impaired. As a result, under U.S. GAAP, the Company would have recorded an expense of €4.5 million corresponding to the decline in fair value of its investment in Austrian Airlines as of March 31, 2001. During the year ended March 31, 2002 the Company determined that its investment in Austrian Airlines had incurred additional other than temporary declines in value. As a result, additional charges of €1.5 million have been included in the reconciliation of net income and stockholders’ equity as of and for the year ended March 31, 2002.

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	2003	2002	2003	2002
	(in millions of euros)
Unrealized gains (losses) on marketable securities	—	—	(7.5)	0.9
Other than temporary impairment	—	(1.5)	(6.0)	(6.0)

Marketable securities (c)	—	(1.5)	(13.5)	(5.1)

(d)	Consolidation

As discussed in note 29, during the year ended March 31, 2003, the Company entered into certain agreements in which it deferred delivery of aircraft by transferring the aircraft into two newly-created special-purpose entities (SPE), Nogues and Investima. Under French GAAP, the Company was not required to consolidate these SPEs, as it held no equity interest in the entities.

Under U.S. GAAP, the Company has determined that it had the substantive risks and rewards of the ownership of the assets of the SPEs, as it had entered into irrevocable and unconditional agreements upon the creation of the SPEs for the financing and possession of the underlying aircraft. As a result, these entities would have been fully consolidated for U.S. GAAP purposes as of March 31, 2003, in accordance with FASB Emerging Issues Task Force Topic D-14, Transactions involving

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Special-Purpose Entities (“EITF D-14”). The Company has recorded all related financing costs associated with these SPEs in its income statement under French GAAP. As a result, there would be no impact on U.S. GAAP net income or stockholders’ equity related to the consolidation of these entities.

At March 31, 2003, the consolidation under U.S. GAAP of Nogues and Investima would have resulted in an increase of fleet assets and financial debt of €245 million.

(e)	Equity method investments

(i)	U.S. GAAP reconciliation

Under French GAAP, the Company has accounted for several of its investments by the equity method, using net income as determined under accounting principles generally accepted in France.

Under U.S. GAAP, as required by APB 18, the results of operations of these investees must be determined in accordance with U.S. GAAP prior to the Company’s recognition of its share in income of companies accounted for under the equity method. The adjustments to present investees under U.S. GAAP relate primarily to the Company’s investment in Amadeus GTD and mainly reflect differences in accounting for business combination. Those differences would have resulted in an increase in net income of €7.3 million and €1.8 million for the years ended March 31, 2003 and 2002, respectively, and a decrease in stockholders’ equity of €0.9 million and €10.9 million as of March 31, 2003 and 2002, respectively, as compared to the amounts reported under French GAAP.

(ii)	Amortization of excess purchase price

Under French GAAP, the excess of the purchase price of equity method investments over the Company’s share of the historical net book value of the investee is generally considered as goodwill, and is amortized over 20 years. Under U.S. GAAP, such excess purchase price is allocated to the corresponding underlying assets of the investee, and amortized in future periods accordingly. As mentioned in note 33 (a) the Company has recorded an increase in net income of €2.0 million for the year ended March 31, 2003, corresponding primarily to the reversal of amortization of the goodwill related to the Company’s investment in Alpha.

(iii)	Companies recorded at cost under French GAAP and accounted for under the equity method under U.S. GAAP

In certain cases, under French GAAP, investments of 20% or more held in certain companies have not been accounted for using the equity method, when the Company does not believe it exercises significant influence, or does not intend to exercise such influence.

Under U.S. GAAP, the Company has considered the provisions of FASB Interpretation No. 35, Criteria for Applying the Equity Method of Accounting for Investments in Common Stock and determined that the investment in Opodo should be accounted for under the equity method.

Consequently, the reconciliation of net income and stockholders’ equity reflects the Company’s accounting for its investment in Opodo using the equity method under U.S. GAAP.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

For the years ended March 31, 2003 and 2002, the impact on U.S. GAAP pre-tax income would have been a reduction of €20.0 million and €13.2 million, respectively. The impact on stockholders’ equity would have been a decrease of €37.1 million and €17.0 million as of March 31, 2003 and 2002, respectively, as compared to the amounts reported under French GAAP.

In addition, under U.S. GAAP, the Company accounted for its investment in Toga, a limited partnership related to Terminal 1 in the JFK airport of which it owns 24.75% using the equity method under U.S. GAAP following the provisions of EITF D-46, Accounting For Limited Partnership Investments, which requires the use of the equity method unless the investor’s interest is minor. Consequently, under U.S. GAAP, the Company would have recorded an increase in stockholders’ equity of €1.8 million and €2.3 million as of March 31, 2003 and 2002, respectively, as compared to French GAAP. The impact on net income was nil for both periods.

(iv)	Company accounted for under the equity method under French GAAP and consolidated under U.S. GAAP

Under French GAAP, the Company maintains a 45% interest in Air France Partnairs Leasing (“AFPL”), a company whose primary business activity is leasing aircraft to Air France, and accounts for this investment under the equity method.

Under U.S. GAAP, the Company has considered the provisions of SFAS No.13, Accounting for Leases (“SFAS 13”). The Company has determined that the equity method is not adequate for fair presentation of this investment because the principal business activity of this investee is to lease aircraft to Air France. Therefore, AFPL would have been consolidated under U.S. GAAP. The impact on total assets would have been an increase of €70.2 million and €110.8 million as of March 31, 2003 and March 31, 2002 respectively. The impact on financial debt would have been an increase of €27.8 and €57.6 million as of March 31, 2003 and March 31, 2002 respectively. The Company would have recorded an increase (decrease) in net income of €12.7 million and €(1.0) million for the years ended March 31, 2003 and 2002, respectively, and a decrease in stockholders’ equity of €49.4 million and €62.2 million as of March 31, 2003 and 2002 respectively, as compared to amounts determined under French GAAP.

The impact on stockholders’ equity is due to sales-leaseback transactions that occurred in 1988 and that have been partially eliminated under French GAAP due to the accounting for AFPL under the equity method, but that are fully eliminated under U.S. GAAP due to consolidation. Any subsequent disposals of aircraft by AFPL would lead to differences in the recognition of capital gain or loss between French and U.S. GAAP, as the carrying values of the aircraft differ between both sets of GAAP.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	2003	2002	2003	2002
	(in millions of euros)
Amadeus GTD adjustments	7.3	1.8	(0.9)	(10.9)
Amortization of excess purchase price (see Note 33 (a))	—	—	—	—
Opodo	(20.0)	(13.2)	(37.1)	(17.0)
Toga	—	—	1.8	2.3
Air France Partnairs Leasing	12.7	(1.0)	(49.4)	(62.2)

Equity method investments (e)	—	(12.4)	(85.6)	(87.8)

(f)	Provisions

Air France has implemented a voluntary program to reduce the working time for employees that are between 55 and 60 years old (legal age for retirement). Under the conditions of this plan, the Company has proposed to certain employees to reduce their working time to 50% while they continue to retain 80% of their former compensation levels. Under French GAAP, the Company accrued for such costs based on valuation of the commitments undertaken by the Company for employees accepting this arrangement.

Under U.S. GAAP, such costs should be expensed as incurred as they relate solely to future service periods and do not qualify as post-employment benefits according to SFAS 112, Employers’ Accounting for Post-employment Benefits, because employees who accepted the offer will continue to render service to the Company.

For the years ended March 31, 2003 and 2002, the impact of this difference would have been a decrease of net income before tax of €10.1 million and €12.3 million respectively, as compared to French GAAP, while the impact on stockholders’ equity before tax under U.S. GAAP would have been an increase of €14.2 million and €24.3 million at March 31 2003 and 2002 respectively.

(g)	Stock-based compensation

Air France has currently one stock-based compensation plan (“ESA 1998”) which is described in Note 35(8).

In accordance with French GAAP, the Company does not account for any compensation charge in relation to its stock-based compensation plan with the exception of its related stock-option component. In accordance with French GAAP, Air France does not record any compensation charge when stock options are granted. Under French GAAP, if a company issues new shares to satisfy the exercise of the options, then the difference between the par value and the exercise price is recorded as an addition to additional paid-in capital. If a company repurchases shares on the open market or issues shares held in treasury, then the difference between the repurchase price of the shares and the exercise price of the option is recorded as a compensation charge in the consolidated income statement. In the case of the ESA 1998 stock compensation plan, 3,516,596 options were granted on

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

May 30, 2000 to certain of the Company’s employees. Such options are exercisable at an exercise price of €15.75 per share from May 31, 2005 through May 31, 2007. Upon exercise of these options the Company intends to deliver treasury shares previously acquired on the open market and will account for the related compensation charge when options are exercised.

Under U.S. GAAP, the company accounts for the fair value of the grants under this plan in accordance with the fair value method described in Statement 123, Accounting for Stock-Based Compensation (“SFAS 123”). The compensation cost that would have been charged against income for this plan under U.S. GAAP would have been €24.8 million and €25.4 million for the years ended March 31, 2003 and March 31, 2002, respectively. This GAAP difference would have no impact on stockholders’ equity as of March 31, 2003 and 2002, respectively.

(h)	Treasury shares

Under French GAAP, the cost of treasury share repurchases that are intended for distribution to the employees is classified in investments in marketable securities, and accounted for as described in Note 2.18. Remaining treasury shares that are purchased with the intent of managing stock price are recorded as a reduction of stockholders’ equity at acquisition cost. All of these shares have been excluded in the earnings per share computation in accordance with French GAAP.

For French GAAP purposes, a provision is recorded for unrealized losses on shares which are classified as investments in marketable securities. Changes in the provision, including any subsequent recovery in value, if any, are recorded as financial income or expense. Increases or decreases in the fair value of shares which are classified as a reduction of stockholders’ equity are recorded directly as a component of stockholders’ equity.

As of March 31, 2003, the Company was carrying 2,884,498 of its own shares of which (i) 1,249,464 were classified as short-term investment at a cost of €21.5 million and (ii) 1,635,034 were classified as a reduction of the Company stockholders’ equity. A charge of €10.3 million was recognized in the Company’s French GAAP consolidated financial statements to account for unrealized losses on the Company’s own shares accounted for as short-term investment.

As of March 31, 2002, the Company was carrying 1,421,788 of its own shares accounted for as short investments. During the fiscal year ended March 31, 2002, the Company realized a gain of €5.2 million on the disposition of 1,670,614 of its own shares.

Under U.S. GAAP, treasury shares are accounted for as a reduction of stockholders’ equity at acquisition cost, and no further recognition would be given for subsequent changes in fair value. When treasury shares are resold, any differences between cost and fair value are generally recorded directly to stockholders’ equity. Accordingly, the €10.3 million expense recognized for the year ended March 31, 2003 and the €5.2 million gain recognized for the year ended March 31, 2002 under French GAAP would have been reversed for purposes of determining the U.S. GAAP net income. The impact on stockholders’ equity would have been a decrease of €11.2 million and €24.1 million as of March 31, 2003 and 2002, respectively.

Furthermore, these shares are not considered as outstanding for purposes of the U.S. GAAP earnings per share computation.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	2003	2002	2003	2002
	(in millions of euros)
Reclassification of treasury stock as a reduction of stockholders’ equity	—	—	(21.5)	(24.1)
Reversal under US GAAP of the unrealized loss on treasury shares	10.3	—	10.3	—
Reversal of the gain on sale of treasury shares	—	(5.2)	—	—

Treasury shares (h)	10.3	(5.2)	(11.2)	(24.1)

(i)	Sale-leaseback transactions

The Company regularly enters into transactions whereby the Company sells a fully owned aircraft to a third party and leases the aircraft back from this party (the lessor). Under French GAAP and to the extent the lease back agreement qualifies as an operating lease, the Company recognizes the entire gains and losses on the sale transactions upon completion of the sale of the aircraft to the lessor. The Company does not record any profits or losses on the sale when the leaseback transaction qualifies as a capital lease.

Under U.S. GAAP, all profits or losses on sales realized by the Company should be deferred and amortized in proportion to the amortization of the leased asset, if a capital lease, or in proportion to the related gross rental charged to expense over the lease term, if an operating lease. However, when the fair value of the property at the time of the transaction is less than its undepreciated cost, a loss should be recognized immediately up to the amount of the differences between undepreciated cost and fair value.

The application of U.S. GAAP standards would have resulted in an increase (decrease) in the Company’s net income for the years ended March 31, 2003 and March 31, 2002 by €29.4 million and €(41.5) million, respectively and a decrease in the Company stockholders’ equity by €56.7 million and €86.1 million as of March 31, 2003 and March 31, 2002, respectively, as compared to French GAAP. The related balance sheet impact would have been an increase in the other current liabilities of an amount of €56.7 million and €86.1 million as of March 31, 2003 and March 31, 2002.

(j)	Lease accounting

Under French GAAP, companies have the choice to account for lease arrangements either based on International Accounting Standard 17, Leases (“IAS 17”) or based on the form of the lease arrangement. The latter method has been applied by the Company as described in note 2.14 to the consolidated financial statements. Under this method, a lease arrangement is qualified as a capital lease if the lease arrangement provides for a bargain purchase option.

Under U.S. GAAP, the Company applied the provisions of SFAS 13, which requires that a lease agreement meeting any of the specified criteria listed in SFAS 13 be accounted for as a capital lease through recognition of the leased asset and a liability corresponding to the lower of the market value

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

of the leased asset or the present value of the obligation under the lease. In accordance with this standard, the Company has determined that a number of the lease arrangements accounted for as operating leases under French GAAP should be recorded as capital leases under U.S. GAAP.

The application of U.S. GAAP would have resulted in an increase in the Company’s net income under U.S. GAAP as compared to French GAAP of €29.9 million and €0.5 million for the years ended March 31, 2003 and March 31, 2002, respectively and an increase (decrease) in the Company stockholders’ equity of €1.8 million and €(28.0) million as of and for the periods ended March 31, 2003 and March 31, 2002.

The application of this standard would also have resulted in an increase in fixed assets of €111.9 million and €128.9 million at March 31, 2003 and 2002, a decrease in prepaid expenses of €5.0 million and €6.2 million at March 31, 2003 and 2002, an increase in interest payable of €1.0 million and €1.2 million at March 31, 2003 and 2002, and an increase in debt of €104.1 million and €149.5 million at March 31, 2003 and March 31, 2002, respectively, as compared to amounts determined in French GAAP.

(k)	Accounting for maintenance costs

The Company changed its method of accounting for estimated costs of major airframe and engine maintenance under French GAAP, effective April 1, 2002. As a result, the Company adopted the component method for these costs in which the estimated costs of these expenses related to aircraft owned and held under capital leases were capitalized upon adoption, and will be amortized over the period remaining until the next overhaul. As described in note 2.1 of the Company’s consolidated financial statements, the Company recorded the effects of this change in accounting method in stockholders’ equity, as of April 1, 2002. Prior to April 1, 2002, the Company was accounting for these maintenance costs using (i) the accrual method for maintenance costs associated with airframes and (ii) the expense as incurred method for maintenance costs associated with engines.

Under U.S. GAAP, the Company accounts for maintenance costs of owned aircraft and aircraft held under capital leases using the expense as incurred method.

As of and for the year ended March 31, 2002, French GAAP maintenance costs accounting for airframe resulted in the recognition of a maintenance accrual of €139.1 million. The net income effect before tax of the net change in the accrual was €7.6 million (an income) for the year ended March 31, 2002. Under US GAAP, as the Company is expensing the maintenance costs as incurred, the maintenance accrual and the related effect on the Company’s net income before tax would have been reversed, resulting in an increase in the Company’s stockholders’ equity of €139.1 million and a decrease in the Company’s net income before tax of €(7.6) million as of and for the year ended March 31, 2002. There was no GAAP difference for maintenance cost accounting for engines as in both instances maintenance cost was expensed as incurred.

As of and for the year ended March 31, 2003, French GAAP maintenance costs accounting for airframes and engines was based on the component method resulting in the recognition of net assets of €100.1 million. The effect on the Company’s net income before tax of the net change in the capitalized maintenance cost amounted to €40.9 million (an income) for the year ended March 31, 2003. Under US GAAP, as the Company is expensing the maintenance costs as incurred, the maintenance net assets and the related effect on the Company’s net income before tax would have been reversed, resulting in a decrease in the Company’s net stockholders’ equity of €(100.1) million and a related decrease in the Company’s net income before tax of €(40.9) million.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(l)	Restitution cost accrual

In connection with the change in accounting method for maintenance costs under French GAAP as described above, the Company changed also its method of accounting for restitution cost related to aircraft under operating lease effective April 1, 2002. Prior to April 1, 2002, the Company was accruing solely for restitution costs related to airframes. Effective April 1, 2002, the Company accrues for both airframes and engines restitution costs related to aircraft under operating lease as soon as the asset does not meet the return to condition criteria set as per the lease arrangement between the Company and the lessor. When the condition of the aircraft exceeds the return to condition criteria set as per the lease arrangement, the Company capitalizes the related amount in excess. Such amount is further amortized on a straight-line basis over a period ending when the restitution criteria is met.

Under U.S. GAAP, restitution costs are accrued when such costs are probable and estimable in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”). The effect of the change in accounting method for restitution costs amounted to €223.5 million and was accounted for directly through the Company’s retained earnings in accordance with French GAAP.

As of and for the year ended March 31, 2002, French GAAP restitution costs accounting for airframe resulted in the recognition of a restitution cost accrual of €60.5 million. The net effect of the net change in the accrual on the Company’s net income before tax for the year ended March 31, 2002 amounted to €14.1 million (a charge). Under US GAAP, as the Company is accruing for restitution costs when such costs are probable and estimable, it was determined that the restitution cost accrual would amount to €7.4 million. Therefore, under US GAAP, the Company would have reversed the unnecessary restitution cost accrual accounted for under French GAAP and the related effect on the Company’s net income before tax, resulting in an increase in the Company’s stockholders’ equity of €53.1 million and an increase in the Company’s net income before tax of €6.6 million as of and for the year ended March 31, 2002.

As of and for the year ended March 31, 2003, French GAAP restitution costs accounting for both airframes and engines resulted in the recognition of a restitution cost accrual of €307.4 million. The net effect of the net change in the accrual on the Company’s net income before tax for the year ended March 31, 2003 amounted to €23.4 million (a charge). Under US GAAP, as the Company is accruing for restitution costs when such costs are probable and estimable, it was determined that the restitution cost accrual would amount to €3.9 million. Therefore, under US GAAP, the Company would have reversed the unnecessary restitution cost accrual and the related effect on the Company’s net income before tax, resulting in an increase in the Company’s stockholders’ equity of €303.5 million and an increase in the Company’s net income before tax of €26.9 million as of and for the year ended March 31, 2002.

(m)	Pension and post retirement benefits

As described in note 22.1, the Company has elected to provide for the costs and liabilities related to substantially all of the Company’s pension, post-employment and post-retirement plans in accordance with French GAAP. In France, all of the Company’s employees benefit from the retirement indemnity scheme, and ground employees hired before 1993 benefit from the retirement scheme CRAF. In other countries, the employees covered and the type of retirement plans vary considerably depending on local regulations and practices.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Under U.S. GAAP, all pension, post-employment, and post-retirement plans are to be accounted for in accordance with Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (“SFAS 87”), Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions (“SFAS 106”), and Statement of Financial Accounting Standards No. 112, Employers’ Accounting for Post-employment Benefits (“SFAS 112”), respectively. Benefit obligations and costs as measured under these Statements are similar in most respects to benefit obligations and costs as determined by the Company under French GAAP, with the following exceptions:

•	French GAAP does not provide for the recognition of an additional minimum liability. Under U.S. GAAP, an additional minimum liability is required for pension plans in which the accumulated benefit obligation is in excess of the fair value of plan assets, as defined in SFAS 87.

•	French GAAP requires recognition of prior service cost for vested rights; amortized over service to vesting date if non-vested. In addition to the foregoing, changes in benefit obligations are accounted for through the profit and loss accounts without amortization of gains and losses resulting from changes in actuarial assumptions. Under U.S. GAAP, prior service cost amounts and actuarial gains and losses are generally amortized over future periods.

•	Under U.S. GAAP, the Company is required to account for the costs and obligations of all plans in accordance with SFAS 87, SFAS 106 and SFAS 112. Accordingly, the Company’s pension and post-retirement costs and obligations are included in the reconciliation of net income and stockholders’ equity for all periods presented.

SFAS 87 requires that companies located outside the United States adopt the provisions of SFAS 87 for fiscal years beginning after December 15, 1988. Due to the significant period of time that has elapsed from the date when SFAS 87 would have been required to be adopted, it was not feasible for the Company to apply U.S. GAAP on a retroactive basis as of the dates originally required in the standards. As a result, the Company, as permitted, has adopted SFAS 87 on April 1, 2001.

At the date of adoption, the Company’s net transition amount was €56.0 million. Such transition amount was analyzed on a plan by plan basis and amortized through a period of 12 years, (which represents the remaining amortization period between the required adoption date of April 1, 1989 and April 1, 2001), on the basis of the remaining service period of employees expected to receive benefits as estimated at the adoption date. As a result, the effect of amortizing the transition amount would have resulted in an increase to stockholders’ equity under U.S. GAAP of €36.0 million as of April 1, 2001.

For those specific plans for which the remaining service life of employees is less than 12 years the transition obligation is considered to be fully amortized at April 1, 2001. For those individual plans for which the remaining service life of employees covered under the plan is greater than 12 years the transition amount has been determined and amortized on a straight-line basis for the service period remaining as of April 1, 2001. As of April 1, 2001, the net unamortized transition amount was €20.0 million. This amount corresponds to retirement indemnities in France (€18.0 million), U.S. pension plans (€3.0 million) and Japanese plans (€(1.0) million) in which the expected remaining service life of employees was determined to be approximately 19 years. As a result, this transition amount is expected to be amortized on a straight-line basis for the remaining seven years as an addition to periodic pension cost.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Additional disclosures related to the Company’s pension and post-retirement plans are provided in note 35.

This difference in GAAP results in a decrease in the Company’s net income before tax under U.S. GAAP as compared to French GAAP by €5.9 million and €3.0 million for the years ended March 31, 2003 and March 31, 2002 respectively and an increase in the Company’s stockholders’ equity before tax of €49.6 million and €134.7 million as of and for the years ended March 31, 2003 and March 31, 2002 respectively.

(n)	Derivative instruments and hedging activities

Under French GAAP, the Company applies the following accounting policies:

•	Forward exchange contracts and foreign currency swaps are used to hedge foreign currency exchange rate exposures. Unrealized gains and losses on these investments are deferred and recorded against the carrying amount of the hedged asset or liability on firm commitments. Contract premiums are amortized ratably over the term of the hedge arrangement.

•	The Company enters into various interest rate swaps to manage its interest rate exposure. The objectives of the swaps are to modify instruments from fixed rate to floating and floating rate to fixed. The difference between interest payable and receivable is recognized as interest expense or interest income.

•	The petroleum options premiums are accounted for in the income statement on an accrual basis. The difference between interest payable and receivable on petroleum swaps is recognized as operating expense or operating income.

Under U.S. GAAP, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133) on April 1, 2001. Under U.S. GAAP, all derivative instruments other than certain derivatives indexed to the Company’s own stock are to be recognized on the balance sheet at fair value. Derivatives that are not designated as hedges are immediately recorded through income. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. The ineffective portion in the change in fair value of a derivative instrument is immediately recognized in earnings. In order to qualify for hedge accounting, formal documentation designating the relationships between the hedging instrument and the hedged underlying transaction must be in place at the inception and hedge effectiveness must be reassessed regularly.

The derivatives held by the Company over the periods presented do not qualify for hedge accounting under SFAS 133 as the documentation supporting the hedging transactions was not sufficient to meet the requirements of SFAS 133.

Under U.S. GAAP, on adoption of SFAS 133 at April 1, 2001, the Company would have recorded a cumulative effect of accounting change amounting to €(0.7) million through other comprehensive income, being the net effect of a €0.8 million increase in respect of the fair values of

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

forward exchange contracts, an increase of €41.5 million in respect of the fair value of fuel derivatives and a decrease of €43.0 million in respect of the fair values of interest rates swaps.

Under U.S. GAAP, for the year ended March 31, 2002, the Company would have recognized a net gain of €38.0 million in the income statement as a result of changes in the fair value of derivatives, comprising unrealized gains of €37.0 million on fuel derivatives, unrealized gains of €2.0 million on forward exchange contracts and unrealized losses of €1.0 million on interest rate swaps. Impacts on U.S. GAAP current assets, non-currents assets, current liability and non-current liability are €130.0 million, €44.5 million, €108.6 million and €60.3 million respectively. This difference in GAAP would have resulted in an increase in the Company’s stockholders’ equity before tax of €5.6 million.

Under U.S. GAAP, for the year ended March 31, 2003, the Company would have recognized a net loss of €31.2 million in the income statement as a result of changes in the fair value of derivatives, comprising unrealized losses of €12.4 million on fuel derivatives, unrealized gains of €16.5 million on forward exchange contracts and unrealized losses of €35.3 million on interest rate swaps. Impacts on U.S. GAAP current assets, non-currents assets, current liability and non-current liability are €289.9 million, €63.1 million, €279.9 million and €97.4 million respectively. This difference in GAAP would have resulted in a decrease in the Company’s stockholders’ equity before tax of €24.1 million.

(o)	Other derivative instruments

In 1999 the Company entered into an agreement with a financial institution to guarantee a minimum stock price of €14 in connection with the ESA 1998 plan. As a result, Air France bears the risk of any decrease below €14 of its own stock price under the terms of this agreement.

At March 31, 2003 and under French GAAP as mentioned in note 10 to the Consolidated Financial Statements, the Company recorded a provision of €23 million of which €11.4 million aimed at covering such exposure.

Under U.S. GAAP, the Company considered the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”) and determined that the contract, in which the Company entered into with the financial institution should be measured at fair value at the inception date and classified as equity. Subsequent changes in fair value would not be recognized. Consequently, the fair value of this equity instrument would have been measured at March 31, 2001, resulting in an increase of financial debt and a decrease of stockholders’ equity of €31.9 million, as compared to French GAAP.

The provision accrued for under French GAAP for an amount of €11.4 million at March 31, 2003 would not have been accrued under U.S. GAAP.

(p)	Revenue recognition

Under French GAAP, the Company accounts for the revenue generated from power-by-the-hour maintenance provided to third party companies based on the flight time declared by the customer. The Company recognizes revenue for other maintenance contracts using the percentage of completion method.

Under U.S. GAAP, Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB 101”), the Company deferred revenue generated by the power-by-the-hour maintenance arrangements until the service is rendered. Consequently, the Company would have

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

recorded an increase (decrease) in net income before tax of €(3.1) million and €3.7 million for the year ended March 31, 2003 and 2002 respectively, and a decrease in stockholders’ equity before tax of €7.4 million and €4.2 million as of March 31, 2003 and 2002 respectively.

(q)	Credit memos and related aircraft depreciation

Under French GAAP, credit memos received from aircraft manufacturers in connection with purchases of aircraft that are in substance incentives earned in connection with aircraft phase-out and other retirement programs, are recognized as other income in the same period as the estimated cost associated with the fleet phase-out.

Under U.S. GAAP, credit memos that are incentives to purchase a particular manufacturer’s aircraft are applied as a reduction of the cost of the aircraft at the time of purchase, and result in a reduction of depreciation expense over the life of the related aircraft. Consequently, under U.S. GAAP, the Company would have recorded a decrease in net income before tax of €21.1 million and €40.4 million for the years ended March 31, 2003 and 2002 respectively, and a decrease in stockholders’ equity before tax of €89.0 million and €67.8 million as of March 31, 2003 and 2002 respectively, as compared to French GAAP.

Under French GAAP, companies must revise the useful economic life of long-lived assets solely when significant modifications in the use of the assets occur.

Under U.S. GAAP, companies must continually evaluate the appropriateness of useful life assigned to long-lived assets. As a result, when the Company decided to phase out the A310, in September 1999, the Company determined that the useful life and the salvage value of ten A310 aircraft had to be reduced in response to the Company’s decision to accelerate the phase-out of these aircraft.

Seven of the A310 aircraft were disposed of during the year ended March 31, 2002 while three of these aircraft were disposed of during the year ending March 31, 2003. Consequently, gains realized on these disposals differ between French GAAP and U.S. GAAP, as the carrying value of the assets differed between French GAAP and U.S. GAAP.

Therefore, under U.S. GAAP, the Company would have recorded an increase in net income before tax of €8.4 million and €14.9 million for the years ended March 31, 2003 and 2002 respectively, and a decrease in stockholders’ equity before tax of €8.4 million as of March 31, 2002 and was nil as of March 31, 2003.

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	2003	2002	2003	2002
	(in millions of euros)
Credit memos accounted for as a reduction of purchased aircraft cost under US GAAP	(21.1)	(40.4)	(89.0)	(67.8)
Related adjustment to the useful life and salvage value of seven A310	8.4	14.9	—	(8.4)

Credit memos and related aircraft depreciation (q)	(12.7)	(25.5)	(89.0)	(76.2)

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(r)	Tax effect of the above adjustments

The tax effect of the adjustments included in the reconciliations of net income and stockholders’ equity under French GAAP to US GAAP were calculated by applying the applicable tax rate to the pretax adjustment where such adjustments have tax effect. The applicable tax rate was the tax rate expected to apply at the time the temporary difference reverses based on the specific tax jurisdiction in which the reversal will occur.

The tax effect of the US GAAP adjustments resulted in an increase (decrease) in the Company’s net income of €(7.7) and €21.3 million for the years ended March 31, 2003 and 2002, respectively, and a decrease in stockholders’ equity of €(34.5) and €(47.9) million as of March 31, 2003 and 2002, respectively.

(s)	Other comprehensive income

SFAS No. 130, Other Comprehensive Income (“SFAS 130”), requires reporting of comprehensive income and its various components. French GAAP does not require separate disclosure of all such changes in equity during the period.

The Company’s statement of other comprehensive income for the years ended March 31, 2003 and 2002 is included in note 34 -2 (c).

(t)	Classification differences

(i)	Reclassification to operating income under U.S. GAAP

Under U.S. GAAP, certain items such as restructuring expenses (€13 million and €11 million for the years ended March 31, 2003 and 2002, respectively) and capital gains on sales of subsidiaries and affiliates (€4 million and €24 million for the years ended March 31, 2003 and 2002, respectively) would be classified as part of operating income. Additionally, prior to April 1, 2001, amortization of goodwill would be reclassified as a component of operating expense under U.S. GAAP.

Additionally, government grants received as a result of the events of September 11, 2001 events have been separately disclosed in the income statement for an amount of €17.7 million and €51.7 million for the years ended March 31, 2003 and 2002, respectively, resulting in an increase of passenger service and other operating expenses of €23.9 million and €27.8 million, respectively, for the year ended March 31, 2002 and €17.7 million and €0, respectively, for the year ended March 31, 2003.

(ii)	Goodwill and Other intangible assets

Under French GAAP, certain amounts of historical goodwill have been reclassified to “other intangible assets” caption and are being amortized over 20 years. For purposes of preparing U.S. GAAP financial statements these amounts (net book value of €136 million and €154 million as of March 31, 2003 and March 31, 2002, respectively) would be reclassified to goodwill.

(iii)	Cash and cash equivalents

Under French GAAP, cash and cash equivalents as per the cash flow statement are stated net of bank overdrafts (€267 million and €372 million as of March 31, 2003 and 2002, respectively). For purposes of preparing the U.S. GAAP consolidated financial statements, bank overdrafts would be reclassified as a component of short-term debt.

(iv)	Other balance sheet classification differences

Under French GAAP, the consolidated balance sheets do not make the distinction between current und non-current items. Such distinction is required for a U.S. GAAP presentation.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Under French GAAP, deposits on capital leases have been presented as an offset of the related lease obligation. These deposits (€277 million and €252 million as of March 31, 2003 and 2002, respectively) have been reclassified as financial assets for U.S. GAAP presentation.

Under French GAAP, the Company accounts for deferred gains on sale and lease back transactions as a reduction of the related asset if the lease back arrangement qualifies as a capital lease. Under U.S. GAAP, these gains have been reclassified, as deferred gains, in the current liabilities of the Company in the amount of €243 million and €239 million at March 31, 2003 and 2002, respectively.

In connection with the perpetual subordinated loan securities as described in note 23.1 of the primary consolidated financial statements, the Company did pay deposits for an amount of €194 million.

Under French GAAP, such deposits are accounted for as a reduction of the related long-term debt.

Under U.S. GAAP, and under the provisions of FIN 39, Offsetting of Amounts Related to Certain Contracts the Company should not offset the deposits and the related long-term debt. Therefore, the deposits of €194 million have been reclassified under the caption “Perpetual subordinated loan deposit” of the balance sheet and the related long-term debt has been increased by a similar amount.

Additionally, a provision for slow moving inventory, which was accounted for as a provision for liabilities and charges under French GAAP as of March 31, 2003 and 2002 for an amount of €14 million and €8 million, respectively, has been reclassified as a reduction of inventory under U.S. GAAP.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

34	Reconciliation to U.S. GAAP

The following is a summary of the required adjustments to the consolidated income statements for the years ended March 31, 2003 and 2002 and to the stockholders’ equity at March 31, 2003 and 2002, which would be required if U.S. GAAP had been applied instead of French GAAP.

(1)	Reconciliation

(a)	Reconciliation of net income (loss)

	Year ended March 31,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Net income as reported in the Consolidated Income Statements	140.4	120.5	152.7
(a) Business combination	(15.4)	(13.2)	(5.1)
(a) Goodwill amortization	40.9	35.1	36.7
(b) Impairment of long-lived assets	62.8	53.9	(29.3)
(c) Marketable securities	—	—	(1.5)
(d) Consolidation	—	—	—
(e) Equity method	—	—	(12.4)
(f) Provisions	(11.8)	(10.1)	(12.3)
(g) Stock-based compensation	(28.9)	(24.8)	(25.4)
(h) Treasury stock	12.0	10.3	(5.2)
(i) Sale-leaseback transactions	34.3	29.4	(41.5)
(j) Accounting for leases	34.8	29.9	0.5
(k) Accounting for maintenance	(47.6)	(40.9)	(7.6)
(l) Restitution cost	31.3	26.9	6.6
(m) Pensions and post-retirement benefits	(6.9)	(5.9)	(3.0)
(n) Derivative instruments and hedging activities	(36.3)	(31.2)	38.0
(o) Other derivatives instruments	13.3	11.4	—
(p) Revenue recognition	(3.6)	(3.1)	3.7
(q) Credit memos and related aircraft depreciation	(14.8)	(12.7)	(25.5)
(r) Tax effect of the above adjustments	(9.0)	(7.7)	21.3

Net income according to U.S. GAAP	195.5	167.8	90.7

Note:

(1)    Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(b)	Reconciliation of Stockholders’ equity

	At March 31,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Stockholders’ equity as reported in the Consolidated Balance Sheets, after appropriation	4,652.7	3,993.7	3,961.3
(a) Business combinations	8.6	7.4	20.6
(a) Goodwill amortization	83.6	71.8	36.7
(b) Impairment of long-lived assets	(7.2)	(6.2)	(60.0)
(c) Marketable securities	(15.7)	(13.5)	(5.1)
(d) Consolidation	—	—	—
(e) Equity method	(99.7)	(85.6)	(87.8)
(f) Provisions	16.5	14.2	24.3
(g) Stock based compensation	—	—	—
(h) Treasury stock	(13.0)	(11.2)	(24.1)
(i) Sale-leaseback transactions	(66.1)	(56.7)	(86.1)
(j) Accounting for leases	2.1	1.8	(28.0)
(k) Accounting for maintenance	(116.6)	(100.1)	139.2
(l) Restitution cost	353.6	303.5	53.1
(m) Pensions and post-retirement benefits	57.8	49.6	134.7
(n) Derivative instruments and hedging activities	(28.1)	(24.1)	5.6
(o) Other derivatives instruments	(23.9)	(20.5)	(31.9)
(p) Revenue recognition	(8.6)	(7.4)	(4.2)
(q) Credit memos and related aircraft depreciation	(103.7)	(89.0)	(76.2)
(r) Tax effect of the above adjustments	(40.2)	(34.5)	(47.9)

Stockholders’ equity according to U.S. GAAP	4,652.1	3,993.2	3,924.2

Note:

(1)    Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(2)	U.S. GAAP financial information

(a)	Consolidated income statements

	Year ended March 31,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Net sales	14,759.6	12,669.2	12,544.4
Salaries and related costs	(4,616.5)	(3,962.7)	(3,778.6)
Depreciation and amortization	(1,257.5)	(1,079.4)	(1,070.6)
Aircraft fuel	(1,609.7)	(1,381.7)	(1,406.0)
Landing fees and other rents	(1,586.5)	(1,361.8)	(1,532.0)
Aircraft maintenance materials and outside repairs	(773.9)	(664.3)	(651.5)
Aircraft rent	(544.3)	(467.2)	(428.6)
Other selling expenses	(1,347.8)	(1,156.9)	(1,133.4)
Passenger service	(1,285.8)	(1,103.7)	(1,099.8)
Asset writedowns, restructuring and related items, net	(17.4)	(14.9)	(24.2)
Other operating expenses	(1,516.4)	(1,301.7)	(1,301.6)
French government grant	20.6	17.7	51.7

Income from operations	224.4	192.6	169.8
Interest income (expense)	(198.4)	(170.3)	(195.3)
Interest income and other financial income, net	124.1	106.5	69.1
Gain on sale of stock in subsidiaries	5.0	4.3	18.4

Income before taxes, minority interests and share in net income of equity affiliates	155.1	133.1	62.0
Share in net income of equity affiliates	32.9	28.2	16.5
Income tax (expense) income	3.5	3.0	23.8
Minority interests	4.0	3.5	(11.6)

Net income	195.5	167.8	90.7

Note:

(1)    Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(b)	Earnings per share under U.S. GAAP

In accordance with SFAS 128, basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. The computation of diluted earnings per share is adjusted to include any potential common shares. Stock options having all been issued with a strike price of €15.75 are antidilutive and therefore were not included in the computation of diluted earnings per share. The computation and reconciliation of basic and diluted earnings per share for the years ended March 31, 2003 and 2002 prepared in accordance with U.S. GAAP is as follows:

	Year ended March 31,
	2003	2003	2002
	(in $ millions except shares and per share data)(1)	(in € millions except shares and per share data)
Numerator

Net income (loss) according to U.S. GAAP	195.5	167.8	90.7
Denominator (share amounts)
Weighted average number of shares outstanding – basic	217,269,052	217,269,052	217,688,077
Weighted average number of shares outstanding – diluted	217,269,052	217,269,052	217,688,077
Basic earnings per share

Net earnings (loss) per share according to U.S. GAAP	0.90	0.77	0.42
Diluted earnings per share

Net earnings (loss) per share according to U.S. GAAP	0.90	0.77	0.42

Note:

(1)    Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(c)	Statement of other comprehensive income

The following information presents the statement of other comprehensive income as required by SFAS No. 130. The components of other comprehensive income have been presented after adjustment to U.S. GAAP.

	Year ended March 31,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Net income (loss) under U.S. GAAP	195.5	167.8	90.7
Other comprehensive income:
Foreign currency translation adjustments	(18.6)	(16.0)	(3.0)
Unrealized gains / losses on available-for-sale securities	(9.8)	(8.4)	(27.5)
Minimum pension liabilities adjustments	(92.7)	(79.6)	(38.4)
Derivative instruments	1.3	1.1	(31.9)
Tax effect on the above adjustments	34.2	29.4	30.1

Comprehensive income (loss) according to U.S. GAAP	109.9	94.3	20.0

Note:

(1)    Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

If the Company were to present consolidated financial statements in accordance with U.S. GAAP, the accumulated balances for minimum liability adjustments, foreign currency translation adjustments and unrealized gains on available-for-sale securities, respectively, would be disclosed either on the face of the consolidated balance sheets, in the statements of changes in stockholders’ equity and minority interests, or in the notes to the financial statements. The following table presents the accumulated balances, net of tax, of each classification noted above.

	Minimum liability adjustment	Foreign currency translation adjustment	Unrealized gains/ losses on available for sale securities	Derivatives instruments	Tax effect	Total
	(in € millions)
Year ended March 31, 2002
Balance beginning of the year	—	22.0	28.4	(1.1)	(5.0)	44.3
Current period change	(38.4)	(3.0)	(27.5)	(31.9)	30.1	(70.7)

Balance end of the year	(38.4)	19.0	0.9	(33.0)	25.1	(26.4)

Year ended March 31, 2003
Balance beginning of the year	(38.4)	19.0	0.9	(33.0)	25.1	(26.4)
Current period change	(79.6)	(16.0)	(8.4)	1.1	29.4	(73.5)

Balance end of the year	(118.0)	3.0	(7.5)	(31.9)	54.5	(99.9)

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(d)	Statement of changes in stockholders’ equity in accordance with U.S. GAAP:

	Common stock	Additional paid-in capital	Deferred compen- sation	Retained earnings	Accumul- ated other compreh- ensive income (loss)	Treasury stock	Total stockhold- ers’ equity	Minority interests	Total stockhold- ers’ equity and minority interests
	(in € millions)
Balance at March 31, 2001	1,868.0	581.7	(158.4)	1,630.9	44.3	(26.9)	3,939.6	131.1	4,070.7
Net change in treasury stock	—	5.2	—	—	—	2.8	8.0	—	8.0
Dividends paid	—	—	—	(61.0)	—	—	(61.0)	(5.0)	(66.0)
Other changes	—	—	—	(7.2)	—	—	(7.2)	5.9	(1.3)
Net income (loss)	—	—	—	90.7	—	—	90.7	11.6	102.3
Deferred compensation	—	(0.9)	25.7	—	—	—	24.8	—	24.8
Other comprehensive income (loss)	—	—	—	—	(70.7)	—	(70.7)	—	(70.7)

	Common stock	Additional paid-in capital	Deferred compen- sation	Retained earnings	Accumul- ated other compreh- ensive income (loss)	Treasury stock	Total stockhold- ers’ equity	Minority interests	Total stockhold- ers’ equity and minority interests
Balance at March 31, 2002	1,868.0	586.0	(132.7)	1,653.4	(26.4)	(24.1)	3,924.2	143.6	4,067.8
Net change in treasury stock	—	—	—	—	—	(22.1)	(22.1)	—	(22.1)
Dividends paid	—	—	—	(28.0)	—	—	(28.0)	(2.0)	(30.0)
Other changes	—	—	—	(0.6)	—	—	(0.6)	—	(0.6)
Net income (loss)	—	—	—	167.8	—	—	167.8	(3.5)	164.3
Other comprehensive income (loss)	—	—	—	—	(73.5)	—	(73.5)	(12.6)	(86.1)
Deferred compensation	—	(0.9)	26.3	—	—	—	25.4	—	25.4
Balance at March 31, 2003	1,868.0	585.1	(106.4)	1,792.6	(99.9)	(46.2)	3,993.2	125.5	4,118.7

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(e)	Summarized balance sheet in accordance with U.S. GAAP:

	At March 31,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Cash and cash equivalents	1,116.8	958.6	1,437.5
Short-term investments	328.8	282.2	220.6
Accounts receivables, net of an allowance for uncollectible amount of €89.0 million and €90.6 million at March 31, 2003 and 2002, respectively	1,668.7	1,432.4	1,497.1
Income tax receivable	5.9	5.1	5.7
Inventories, net of an allowance for obsolescence of €78.9 million and €78.7 million at March 31, 2003 and 2002 respectively	239.0	205.1	249.5
Deferred income taxes	—	—	—
Prepaid expenses and other	1,022.4	877.6	855.4

Total current assets	4,381.6	3,761.0	4,265.8
Flight equipment	10,549.4	9,055.3	8,893.4
Accumulated depreciation	(4,081.3)	(3,503.3)	(3,468.2)

Flight equipment, net	6,468.1	5,552.0	5,425.2
Flight and ground equipment under capital lease	3,986.5	3,421.9	3,593.9
Accumulated depreciation	(1,302.5)	(1,118.0)	(1,098.7)

Flight and ground equipment under capital lease, net	2,684.0	2,303.9	2,495.2
Ground equipment	2,624.9	2,253.1	2,132.2
Accumulated depreciation	(1,696.2)	(1,456.0)	(1,367.8)

Ground property and equipment, net	928.7	797.1	764.4
Investment in equity affiliates	359.9	308.9	277.8
Investments in debt and equity securities	52.7	45.2	41.8
Deferred income taxes	134.4	115.4	92.6
Lease Deposits	408.1	350.3	336.9
Perpetual subordinated loan deposit	226.0	194.0	194.0
Other non-current assets	196.3	168.5	138.0
Intangible assets	47.6	40.9	41.5
Goodwill	334.7	287.3	285.3

Total non-current assets	11,840.5	10,163.5	10,092.7

Total assets	16,222.1	13,924.5	14,358.5

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	At March 31,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Current maturities of long-term debt	583.7	501.0	347.9
Short-term obligations	484.2	415.6	371.2
Current obligations under capital leases	368.6	316.4	469.1
Trade payables	1,597.6	1,371.3	1,524.7
Deferred revenue on ticket sales	1,049.5	900.9	1,023.8
Taxes payable	5.7	4.9	0.6
Accrued salaries, related benefits and employee related liabilities	527.0	452.4	472.0
Deferred tax liability – current	—	—	—
Other current liabilities	1,431.7	1,228.9	1,249.6

Total current liabilities	6,048.0	5,191.4	5,458.9

Long-term debt	1,950.4	1,674.2	1,783.2
Obligations under capital leases less current obligations	2,462.2	2,113.5	2,331.7
Pension liabilities	651.4	559.1	460.6
Provisions	155.5	133.5	117.7
Other non-current liabilities	114.8	98.5	62.2
Deferred tax liabilities – non-current	41.5	35.6	76.4

Total non-current liabilities	5,375.8	4,614.4	4,831.8

Total liabilities	11,423.8	9,805.8	10,290.7

Minority interests	146.2	125.5	143.6
Stockholders’ equity	4,652.1	3,993.2	3,924.2

Total liabilities and stockholders’ equity	16,222.1	13,924.5	14,358.5

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

(f)	Cash flow statement

The cash flow statement prepared under French GAAP and presented in the primary financial statements does not conform to the requirements of International Accounting Standard No.7, Cash flow Statements (“IAS 7”), or Statement of Financial Accounting Standard No. 95, Cash Flow Statement (“SFAS 95”).

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

The following cash flow statement is prepared in accordance with SFAS 95:

	Year ended March 31,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Cash flows from operating activities:
Net income (loss)	195.5	167.8	90.7
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,257.5	1,079.4	1,070.6
Addition to the restructuring provision, net	3.7	3.2	1.6
Other provisions	(22.1)	(19.0)	(46.9)
Deferred income taxes	(13.2)	(11.3)	(29.4)
Dividends (less than) in excess of equity income	(19.0)	(16.3)	(14.5)
Impact of exchange rate	(113.9)	(97.8)	2.9
Loss (gain) from sale of assets, net	(77.5)	(66.5)	(16.6)
Loss (gain) from sale or investments, net	(5.0)	(4.3)	(18.4)
Change in certain current assets and liabilities	(162.9)	(139.8)	8.6
Other	5.9	5.1	16.5

Net cash provided by operating activities	1,049.1	900.5	1,065.0

Cash flows from investing activities
Flight equipment additions	(1,322.3)	(1,135.0)	(1,223.1)
Deposit on capital and operating leases	(15.8)	(13.6)	(50.1)
Other tangible and intangible assets additions	(305.9)	(262.6)	(157.4)
Proceeds from sales of flight equipment	450.0	386.3	391.8
Proceeds from sales of investments	9.0	7.6	58.8
Acquisition of non consolidated investments	(53.4)	(45.8)	(26.6)
Decrease (increase) in short-term investments	(103.0)	(88.4)	198.7

Net cash provided by (used in) investing activities	(1,341.5)	(1,151.5)	(807.9)

Cash flow from financing activities
Payments on long-term debt	(892.2)	(765.8)	(191.5)
Payments on capital lease obligations	(585.6)	(502.7)	(156.9)
Cash dividends	(40.0)	(34.3)	(66.8)
Issuance of long-term debt	1,275.1	1,094.5	894.3
Increase (decrease) in short-term debt	51.3	44.0	(33.4)
Treasury stock	(25.7)	(22.1)	2.8
(Increase) in loans	(57.3)	(49.2)	(21.5)
Decrease in loans	11.2	9.7	24.7

Net cash provided by (used in) financing activities	(263.2)	(225.9)	451.7

Impact of exchange rate	(2.3)	(2.0)	(0.4)
Net (decrease) increase in cash and cash equivalents	(557.9)	(478.9)	708.4
Cash and cash equivalents beginning of the year	1,674.7	1,437.5	729.1

Cash and cash equivalents at year end	1,116.8	958.6	1,437.5

Supplemental disclosures of cash paid
Cash paid for income taxes	(3.5)	(2.9)	(7.5)
Cash paid for net interest	(152.6)	(131.5)	(151.4)

Change in certain current assets and liabilities
(Increase) decrease in inventories	55.3	47.5	(96.7)
(Increase) decrease in receivables	111.0	95.3	108.8
(Increase) decrease in other current assets and other current liabilities, net	(127.6)	(109.5)	65.5
Increase (decrease) in trade payables	(201.7)	(173.1)	(69.0)

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

The Company does not have significant non-cash transactions related to capital leases. Aircrafts financed through capital leases are first purchased by the Company and subsequently sold and leased back.

35	Specific U.S. GAAP disclosures

All the notes hereafter include U.S. GAAP figures with the exception of notes (10) and (17), which are based on French GAAP figures.

(1)	Pension and post-retirement benefits other than pension plans

(a)	Defined contribution plans

The Company records expenses related to defined contribution benefit plans as they are incurred.

(b)	Defined benefit plans

The Company sponsors various defined benefit pension plans. In France, all Company employees benefit from the retirement indemnity scheme, and ground employees hired before 1993 benefit from the retirement scheme CRAF. In other countries, the employees covered and the type of retirement plan depends on local regulations and practices.

Plan assets consist principally of government and corporate bonds (approximately 50%), equity securities (approximately 30%), real estate (approximately 10%) and short-term investments (approximately 10%).

Estimates of the Company’s pension and end of service benefit obligations are calculated annually with the assistance of independent actuaries. Estimate consider best estimate actuarial assumptions, including the probable future length of the employees’ service, the employees’ final pay, and the expected average life span of the employees.

The Company’s obligations are discounted by country based upon discount rates appropriate in the circumstances. The obligations are recognized based upon the proportion of benefits earned by employees as service rendered.

Fair values are used to determine the market value of fund assets.

Modifications of pension plans are amortized over the expected average future service lives of the related employees.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Disclosures in accordance with SFAS 132 and based on SFAS 87 calculations are as follows:

	Pension benefits		Other benefits
	Year ended March 31,
	2003	2002	2003	2002
	(in € millions)
Change in benefit obligation
Benefit obligation at beginning of year	1,476.7	1,442.6	28.7	26.1
Service cost	42.1	37.2	1.4	2.5
Interest cost	78.5	77.8	1.4	1.4
Employees’ contributions	2.1	2.0	—	—
Plan amendments	5.9	—	—	—
Business combinations	9.1	0.4	—	—
Settlements	(4.8)	—	—	—
Benefits paid	(91.3)	(82.3)	(0.6)	(0.5)
Actuarial loss (gain)	57.4	5.6	1.5	0.9
Other	(35.1)	(6.6)	(5.9)	(1.7)

Benefit obligation at end of year	1,540.6	1,476.7	26.5	28.7

	Pension benefits		Other benefits
	Year ended March 31,
	2003	2002	2003	2002
	(in € millions)
Change in plan assets
Fair value of plan assets at beginning of year	1,082.0	1,109.6	1.5	1.6
Actual return on plan assets	(12.0)	19.8	—	—
Employers’ contributions	30.8	26.3	0.8	0.7
Employees’ contributions	2.1	2.0	—	—
Business combinations	7.5	0.2	—	—
Settlements	(5.4)	—	—	—
Benefits paid	(91.3)	(82.3)	(0.6)	(0.5)
Other (foreign currency translation)	(26.1)	6.4	(0.5)	(0.3)

Fair value of plan assets at end of year	987.6	1,082.0	1.2	1.5

Funded status	(553.0)	(394.7)	(25.3)	(27.2)
Unrecognized actuarial gain	191.7	55.8	2.2	0.7
Unrecognized transition obligation	(14.0)	(17.3)	—	—
Unrecognized prior service cost	5.1	—	—	—

Prepaid (accrued) pension cost	(370.2)	(356.2)	(23.1)	(26.5)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were €1,540.6 million, €1,393.3 million and €987.6 million respectively, as of March 31, 2003 and, €1,476.7 million, €1,337.2 million and €1,082.0 million, respectively, as of March 31, 2002.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Actuarial assumptions have been determined by the Company with the assistance of actuaries on a country by country basis and company by company.

	France
	Pension benefits		Other benefits
	2003	2002	2003	2002
Weighted-average assumptions as of March 31
Discount rate	5.25%	5.5%	5.25%	5.5%
Rate of compensation increase	3.4%	3.8%	—	—
Expected return on plan assets	5.9%	6.2%	—	—

	USA – CANADA
	Pension benefits		Other benefits
	2003	2002	2003	2002
Discount rate	6.6%	7.0%	—	—
Rate of compensation increase	3.3%	4.1%	—	—
Expected return on plan assets	7.5%	8.8%	—	—

	Rest of Europe		Asia
	Pension benefits		Pension benefits
	2003	2002	2003	2002
Weighted-average assumptions as of March 31
Discount rate	5.5%	5.75%	2.0%	2.8%
Rate of compensation increase	4.5%	4.75%	2.8%	2.8%
Expected return on plan assets	6.5%	6.75%	5.3%	5.8%

	Pension benefits		Other benefits
	For the year ended March 31,
	2003	2002	2003	2002
	(in € millions)
Components of net periodic pension cost
Service cost	42.1	37.2	1.5	2.5
Interest cost	78.5	77.8	1.4	1.4
Expected return on plan assets	(67.2)	(70.0)	(0.1)	(0.1)
Amortization of transition obligation/(asset)	(2.8)	(2.8)	—	—
Amortization of prior service cost	0.3	—	—	—
Amortization of recognized actuarial (gain) loss	0.2	—	—	—

Net periodic benefit pension cost	51.1	42.2	2.8	3.8

Annual cost under French GAAP for pension benefits plans is €48.0 million and €43.0 million for the years ended March 31, 2003 and 2002, respectively.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Amounts recognized in the consolidated balance sheet:

	Pension benefits		Other benefits
	At March 31,
	2003	2002	2003	2002
	(in € millions)
Accrued benefit liability (excluding MLA)	(418.0)	(395.7)	(23.1)	(26.5)
MLA	(118.0)	(38.4)	—	—

Prepaid benefit cost	47.8	39.5	—	—

Net amount accrued for under U.S. GAAP	(488.2)	(394.6)	(23.1)	(26.5)

Intangible assets	—	—	—	—
Accumulated other comprehensive income	118.0	38.4	—	—

Net amount recognized	(370.2)	(356.2)	(23.1)	(26.5)

The net accruals accounted for as of March 31, 2003 and 2002 in the consolidated balance sheets prepared under French GAAP can be compared with balances determined under U.S. GAAP as follows:

	Pension benefits		Other benefits
	At March 31,
	2003	2002	2003	2002
	(in € millions)
Net amount accrued for under U.S. GAAP	(488.2)	(394.6)	(23.1)	(26.5)
Excess funding of plans recognized in income only when paid back to the companies	—	—	—	—
Impacts of transition obligation, of prior service cost and of actuarial gains recognized with a different timing under local regulations	(174.4)	(179.8)	6.8	6.5
Minimum liability adjustments (MLA)	118.0	38.4	—	—

Net amount accrued for in consolidated financial statements	(544.6)	(536.0)	(16.3)	(20.0)
Accrued	(564.1)	(555.7)	(16.3)	(20.0)
Prepaid	19.5	19.7	—	—

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(2)	Income taxes

(a)	Deferred tax balances:

The tax effects to temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2003, and 2002, are presented below:

	At March 31,
	2003	2002
	(in € millions)
Tax losses carried forward	368.2	306.1
Accrued pension and retirement obligation	174.4	141.8
Flight equipment, other property and equipment	31.9	97.9
Internal capital gain	77.9	61.7
Deferred gains on sale and lease back transactions	18.1	30.0
Other	42.4	45.3
Deferred tax assets	712.9	682.8
Less: valuation allowance	(117.4)	(187.9)
Deferred tax assets, net of valuation allowance	595.5	494.9
Netting by tax grouping or by legal entity	(480.1)	(402.3)
Deferred tax assets	115.4	92.6
Flight equipment, other property and equipment (due to depreciation differences)	387.9	353.2
Other provisions	122.0	124.5
Other	5.8	1.0
Gross deferred tax liabilities	515.7	478.7
Netting by tax grouping or by legal entity	(480.1)	(402.3)
Deferred tax liability	35.6	76.4

Net deferred tax position	79.8	16.2

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at March 31, 2003. At March 31, 2003, the existing valuation allowance corresponds to the deferred tax asset of an entity which is in a three year cumulative tax loss position and which has recently joined the Air France French tax group. Losses incurred prior to the joining date are not available to offset group income and therefore a valuation allowance has been recorded on the basis that it is more likely than not that these deferred tax benefits will not be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. The change in valuation allowance from March 31, 2002 to March 31, 2003 is linked to the Company’s election in 2003 to calculate and pay its income taxes at the group level by setting up a French tax group, as permitted by the French tax rules. The establishment of the French tax group allowed the Company to assess the realizability of deferred tax assets at the group level in 2003, while such assessment had been performed on an entity-by-entity level in 2002. At March 31, 2003, based upon past earnings and continuing profitability forecasted by management, the future taxable income of the tax group, taken as a whole, was more likely than not to absorb the group deferred tax assets at March 31, 2003 with the exception of the remaining valuation allowance mentioned in the preceding paragraph.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(b)	Income before tax, minority interests and share in net income of equity affiliates

	Year ended March 31,
	2003	2002
	(in € millions)
France	149.7	46.4
Foreign	(16.6)	15.6

Income before tax, minority interests and share in net income of equity affiliates	133.1	62.0

(c)	Tax benefit (expense)

	Year ended March 31,
Corporate income taxes	2003	2002
	(in € millions)
Current
Domestic	(6.5)	(4.2)
Foreign	(1.8)	(1.4)
Total current tax expense	(8.3)	(5.6)
Deferred
Domestic	1.5	31.4
Foreign	9.8	(2.0)
Total deferred tax benefit	11.3	29.4

Total income tax benefit	3.0	23.8

(d)	Effective income tax rate reconciliation

	Year end March 31,
	2003	2002
	(in € millions)
Income (loss) before taxes, minority interests and share in net income of equity affiliates	133.1	62.0
Income tax rate	35.4%	35.4%

Expected tax charge	(47.1)	(21.9)
Impact of:

Permanent differences	(6.0)	27.9
Net change in valuation allowance	57.0	32.0
Difference in taxation rates	5.0	(5.0)
Change in enacted tax rate	—	(7.0)
Other	(5.9)	(2.2)

Actual provision for income tax	3.0	23.8

Effective tax rate	(2.2)%	(38.4)%

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(e)	Tax losses carry forward maturities

The total of recognized and unrecognized basis of tax loss carry forwards amounts to €1,200 million as of March 31, 2003. The scheduled expiration of such tax loss carry forwards breaks down as follows:

	2004	2005	2006	2007	2008	> 2008 and thereafter (*)	Total
	(in € millions)
Tax losses carry forwards	11	31	85	85	66	672	950
Tax losses at reduced tax rates	—	—	—	2	1	247	250

*	of which €672 million has no expiration date.

(f)	Undistributed earnings

The Company has not provided for any deferred income taxes on the undistributed earnings of its foreign subsidiaries based upon its determination that such earnings will be indefinitely reinvested. At March 31, 2003, the cumulative undistributed earnings of these subsidiaries were approximately €214 million.

(3)	Combined information concerning subsidiaries consolidated using proportionate consolidation method

In accordance with regulations of the U.S. Securities and Exchange Commission with respect to the use of the proportionate consolidation method, summarized financial information about the Company’s share of assets, liabilities, revenues, expenses and cash flows included in French GAAP financial statements and related to the Logair investment accounted for using the proportionate consolidation method, that has been created during fiscal year ended March 31, 2003, is presented below:

Year ended March 31, 2003
(in € millions)
Balance Sheet data
Non-current assets	—
Current assets	4.3
Equity	0.1
Current liabilities	4.2
Income statement data
Net sales	2.6
Income from operations	0.2
Net result	0.1
Cash flow data
Cash flow from operating activities	0.1
Cash flow from investing activities	—
Cash flow from financing activities	—

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(4)	Other information about affiliates

The carrying value of the Company’s stake in listed equity affiliates was as follows at March 31, 2003:

	% interest	Net value	Market value
		(in € millions)
Amadeus	23.36%	230.0	580.0
Alpha Airport	23.95%	44.0	49.9

In addition dividends received for the 2003 year end from equity affiliates amounted to €12 million (€2 million for the 2002 year end).

(5)	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

As described in note 25, during the year ended March 31, 2003, the Company changed the estimates used for computing the Fréquence Plus program liability to more adequately reflect the expected behaviors of its customers. This change in estimate resulted in a reduction of the program liability of approximately €40 million and resulted in a corresponding increase in reported income of €40 million, or approximately €0.18 per share, on the basis of net income as determined under U.S. GAAP.

(6)	Advertising costs

We expense advertising costs as other selling expenses in the year incurred. Advertising expense was €113 million and €102 million for the years ended March 31, 2003 and 2002, respectively.

(7)	Available-for-sale securities

At March 31, 2003 and 2002, the Company’s cost, gross unrealized gains, gross unrealized losses and fair value of the available-for-sale investment securities are as follows:

	Cost	Gross unrealized Gains	Gross unrealized Losses	Fair Value
	(in € millions)
2003	27.9	1.0	(8.5)	20.4
2002	5.3	0.9	—	6.2

The change in the net unrealized gains or losses on available for sale securities that have been included in a separate component of stockholders’ equity for 2003 and 2002 is a decrease of €8.4 million, and a decrease of €27.5 million, respectively. At March 31, 2003 available for sale securities

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

at cost are composed of Alitalia (€22.6 million), Austrian Airlines (€5.1 million) and Air Mauritius (€0.2 million).

At March 31, 2002, gross realized gains on Equant marketable securities classified as available-for-sale are included in the Company’s consolidated statements of income. Realized gains for securities held by the Company are determined using the average cost method. Gross realized gains for the years ended March 31, 2003 and 2002 are as follows:

	Proceeds	Book Value	Gross realized Gains	Gross realized Losses
	(in € millions)
2003	—	—	—	—
2002	57.9	34.2	23.7	—

(8)	Stock options

On October 28, 1998, the Company signed a labor agreement with its pilots. Such agreement became effective May 1, 1999 for a two year period.

Such plan included some compensation provisions per which pilots had the choice of either accepting a reduction in their gross salary in exchange for common stock granted by the French State, the main stockholder of the Company, or maintain their salary.

As a result of the plan provisions mentioned above, 15,023,251 shares of common stock were issued to pilots on May 31, 1999 of which 4,760,250 vest over the service life of the pilots and 10,263,001 over a seven year period.

The compensation cost recognized by the Company under U.S. GAAP amounted to €24.8 million and €25.4 million for the years ended March 31, 2003 and March 31, 2002, respectively (see note 33(g)).

In addition, and as part of the above plan, the Company granted on May 30, 2000, 3,516,596 stock options exercisable from May 31, 2005 through May 31, 2007 at an exercise price of €15.75 a share. There was no vesting period for the options granted. Therefore, the compensation cost associated with the stock options was fully recognized when these options were granted on May 30, 2000. All of these options were outstanding as of March 31, 2003 and March 31, 2002.

The fair value at grant date of the above mentioned options has been estimated based on the Black Scholes model using the following assumptions: a volatility of 31%, an expected life of six years, an interest rate of 5.64% and average dividends of €0.1098.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(9)	Disclosures of SFAS 142 adoption

The following table displays the changes in the carrying amount of goodwill under U.S. GAAP by reportable segment:

	Passenger	Cargo	Maintenance	Other	Total
	(in € millions)
At April 1, 2001	278.5	—	—	—	278.5
Additions	1.4	—	—	5.4	6.8
Disposals	—	—	—	—	—
At April 1, 2002	279.9	—	—	5.4	285.3
Additions	3.1	—	1.2	0.1	4.4
Disposals	—	—	—	(0.1)	(0.1)
Translation adjustments	(2.3)	—	—	—	(2.3)
At March 31, 2003	280.7	—	1.2	5.4	287.3

Other intangible assets mainly consist of software and licenses for a total amount of €40.9 million and €41.5 million at March 31, 2003 and March 31, 2002, respectively. For the fiscal years ended March 31, 2003 and March 31, 2002, amortization expense related to those assets was approximately €19.0 million and €19.5 million, respectively.

At March 31, 2003 the weighted average amortization period was 1.5 years and the estimated amortization expense is expected to be €19 million, €14 million, €6 million for fiscal years ended March 31, 2004, 2005 and 2006 respectively, and less than €1 million for the fiscal years ended March 31, 2007 and 2008.

(10)	Related party transactions

Aggregate amounts due from / to and transactions with related parties are as follows as of and for the years ended March 31, 2003 and 2002:

	At March 31,
	2003	2002
	(in € millions)
Assets
Accounts receivable-trade, net	27.2	43.5
Prepaid expenses and other current assets	63.1	30.9
Other non-current assets	8.4	12.6

Total assets	98.7	87.0

Liabilities
Accounts payable, trade	65.9	61.1
Other current liabilities	89.5	35.8
Long-term liabilities	1.0	1.0

Total liabilities	156.4	97.9

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

	Years ended March 31,
	2003	2002
	(in € millions)
Net sales	196.0	206.9
Landing fees and other rents	(456.6)	(451.1)
Other selling expenses	(27.1)	(20.3)
Passenger service	(267.7)	(214)
Other, net	9.6	33.4

As part of its normal business, the Company enters into transactions with related parties among which transactions with state owned and governmental entities such as the defense ministry, the Paris Airports Authority (Aéroports de Paris (“ADP”)) and the French civil aviation regulator (“DGAC”) represent the most significant related party transactions. The Company believes that such transactions are concluded on terms similarly equivalents to those of transactions with third parties. The most significant transactions are described below:

ADP

ADP is the French service organization which manages the civil airports and aerodromes within a 50 kilometer radius from Paris including the Roissy Charles de Gaulle, Orly and Le Bourget airports. As a result, the Company has various arrangements with ADP including but not limited to:

(i)	land and property rental arrangements and

(ii)	airport and passenger regulated fee arrangements.

In addition, ADP collects landing airport taxes on behalf of the French state.

Total expenses incurred by the Company in connection with the above mentioned arrangements amounted to €443.7 million and €390.7 million for the year ended March 31, 2003 and March 31, 2002, respectively.

Defense Ministry

The Company entered in some arrangements with the French Defense Ministry to maintain certain of the French army aircraft. The net revenues derived from such arrangements amounted to €116.6 million and €118.5 million for the years ended March 31, 2003 and March 31, 2002, respectively.

DGAC

The civil aviation regulator is the French State service organization which manages the French air space. As a result, DGAC is charging fees to the Company for the use of installations and services operated by the French State over the home territory and its vicinity for en-route air traffic safety and for the speed of its movements, including radio communications and meteorological services.

The expense incurred in connection with the above mentioned arrangement amounted to €263.9 and €229.9 million for the year ended March 31, 2003 and March 31, 2002, respectively.

In addition, the company has entered into transactions with investment reported under the equity method under U.S. GAAP notably with Air Austral, Heathrow Cargo Handling, Air Chef and

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Opodo Limited. Transactions with these equity investments were not significant for the years ended March 31, 2003 and March 31, 2002, respectively.

(11)	Summarized combined balance sheet and income statement information of equity affiliates

Summarized financial information for equity affiliates are presented in Note 16. The table below presents balance sheet and income statement information for the Opodo investment that is accounted for under the cost method under French GAAP and under the equity method under U.S. GAAP as explained in note 33(e).

The combined information for the entity that is proportionately consolidated under French GAAP is separately presented in note 35(3).

(a)	Combined balance sheet information

	As of December 31,
	2002	2001
	(in € millions)
Current assets	57.9	37.6
Long-term assets	1.9	2.9

Total assets	59.8	40.5

Current liabilities	28.7	11.2
Long-term liabilities	—	—
Total equity	31.1	29.3

Total liabilities and stockholders’ equity	59.8	40.5

(b)	Combined income statement information

	Years ended December 31,
	2002	2001*
	(in € millions)
Sales	6.0	—
Loss from continuing operations	(88.8)	(77.0)
Net loss	(87.6)	(74.7)

*	based on a 17 month exercise

(12)	Derivative instruments

Economic hedging strategies that are in place at the Company but that do not qualify for hedge accounting under U.S. GAAP are the following:

Fuel hedging program

The impact of fuel price changes on the company and its competitors is dependent upon various factors, including hedging strategies. The company has a fuel hedging program in which it enters into jet fuel, heating oil and crude swap and option contracts to protect against increases in jet fuel prices. These instruments generally have maturity of up to 36 months.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Air France hedging policy consists in hedging the purchase price in U.S. Dollar of a portion of the Company’s fuel requirements. During the year ended March 31, 2003, Air France hedged 58% of its dollar priced fuel requirements.

Interest rate hedging program

Air France is exposed to interest rate risk through its debt and cash. The Company’s interest rate exposure can be sub-divided into the following risks:

Price risk for fixed-rate financial assets and liabilities. By contracting a fixed-rate liability, for example, the company is exposed to an opportunity cost in the event of a fall in interest rates. Changes in interest rates impact the market value of fixed-rate assets and liabilities, leaving the associated financial income or expense unchanged.

Cash-flow risk for floating rate assets and liabilities. Changes in interest rates have little impact on the market value of floating-rate assets and liabilities, but directly influence the future income or expense flows of the company.

In accordance with the general policy established by Air France senior management, the company seeks to manage these two types of risks by entering into interest rate swaps. The Company corporate treasury department manages the financing by applying procedures established by management, and hedges interest rate risk exposure in accordance with target ratios of fixed to floating debt.

Air France is exposed to credit risk in the event of a counterparty’s default. The Company attempts to limit the exposure to counterparty risk by rigorously selecting the counterparties with which it trades, through regularly monitoring the ratings assigned by credit rating agencies as well as the nature and maturity of operations with them.

Foreign currency hedging program

Current Operations

Although Air France’s reporting currency is the euro, part of its cash flow is denominated in other currencies, such as the U.S. dollar, the Japanese yen, the British pound sterling and the Swiss franc. Air France’s commercial activities also generate and incur income and expenses in foreign currency. Air France’s policy is to hedge against exchange risks relating to forecast cash surpluses or shortfalls in various currencies (e.g. the U.S. dollar, the Japanese yen, and non-euro European currencies). Hedging takes the form of forward sales or purchases and/or option-based strategies.

Acquisitions of Flight Equipment

Capital expenditure for flight equipment is denominated in U.S. dollars. Air France hedges on the basis of projected fluctuations in the U.S. dollar via forward sales and purchases and/or option-based strategies.

Long-Term Debt and Capital Leases

A number of loans are denominated in foreign currency so as to diversify sources of funding and take into account cash surpluses generated in various currencies. In order to safeguard against the risk of exchange rate fluctuations on debt and capital leases currency swaps are used. This is a micro-hedging mechanism matched specifically to the borrowing to which it relates.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

(13)	Financial debt

Short and long-term debt and capital lease obligations

	Years ended March 31,
	2003	2002
	(in € millions)
Perpetual subordinated loan stock	362.6	410.4
Bonds payable	187.2	475.1
Capital-lease obligations	2,429.9	2,800.8
Other long-term loans	1,576.6	1,192.8
Accrued interest	48.9	52.8
Long-term debt and capital lease obligations(1)	4,605.1	4,931.9
Borrowings with short-term original maturities	150	—
Short-term bank finance facilities and similar facilities	265.6	371.2
Short-term debts	415.6	371.2

Total short and long-term debt and capital lease obligations	5,020.7	5,303.1

Note: (1) Including amounts maturing within one year.

Analysis by maturity date

	Years ended March 31,
	2003	2002
	(in € millions)
Matures in
Y + 1	817.4	817.0
Y + 2	437.2	542.7
Y + 3	505.5	423.7
Y + 4	555.6	566.3
Y + 5	283.6	872.6
> 5 years	2,005.9	1,709.6

Total	4,605.1	4,931.9

(14)	Leases

The Company leases various types of property and equipments mainly aircraft and ground facilities.

The Company had 150 and 142 aircraft under operating leases and 100 and 115 aircraft under capital leases as of March 31, 2003 and 2002 respectively. The aircraft leases can generally be renewed at the end of the lease terms at rates based on fair market value. Certain of the Company’s operating leases have contingent rental payments.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Ground facilities include executive offices, ticket and administrative offices, and maintenance facilities. Airport facilities are utilized for flight operations under leases with the municipalities or agencies owning such airports. Substantially all leases provide that the Company pays taxes, maintenance, insurance and other operating expenses applicable to leased property.

The Company also subleases certain aircraft and ground facilities under non-cancelable operating leases.

Capital leases

The following amounts related to capital leases are included in property and equipment:

	Years ended March 31,
	2003	2002
	(in € millions)
Flight equipment	3,301.9	3,471.9
Other property and equipment	120.0	122.0
Total Cost	3,421.9	3,593.9
Less accumulated depreciation	(1,118.0)	(1,098.7)

Total net book value of assets held under capital lease	2,303.9	2,495.2

Aircraft
Minimum lease payments by maturity
Y + 1	305.4	458.1
Y + 2	218.9	319.3
Y + 3	461.1	231.3
Y + 4	459.6	500.0
Y + 5	213.9	498.4
> 5 years	983.0	1,073.9

Total	2,641.9	3,081.0

Of which interest	281.0	358.2
Aircraft capital leases	2,360.9	2,722.8
Other property and equipment
Minimum lease payments by maturity
Y + 1	11.0	11.0
Y + 2	11.0	11.0
Y + 3	11.0	11.0
Y + 4	11.0	11.0
Y + 5	10.0	12.0
> 5 years	21.0	32.0

Total	75.0	88.0

Of which interest	11.0	16.0
Building capital leases	64.0	72.0
Equipment capital lease	4.0	6.0
Total capital leases	2,428.9	2,800.8

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Operating leases

Obligation for minimum lease payments under non-cancelable operating leases are as follows:

	Years ended March 31,
	2003	2002
	(in € millions)
Aircraft
Minimum lease payments by maturity
Y + 1	446.0	477.0
Y + 2	455.0	459.0
Y + 3	396.0	425.0
Y + 4	320.0	387.0
Y + 5	251.0	325.0
> 5 years	411.0	539.0

Total	2,279.0	2,612.0

Other property and equipment
Minimum lease payments by maturity
Y + 1	110.0	108.0
Y + 2	93.0	105.0
Y + 3	74.0	89.0
Y + 4	64.0	71.0
Y + 5	57.0	61.0
> 5 years	396.0	446.0

Total	794.0	880.0

During 2003 and 2002 rental expense under operating leases was €721 million and €709 million, respectively.

(15)	Guarantees

The Company has entered into various guarantee and indemnification arrangements.

The Company adopted the provisions of FASB Interpretation No.45, Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires that the Company recognize the fair value of guarantee and indemnification arrangements issued or modified by the Company after December 31, 2002, if these arrangements are within the scope of that Interpretation. In addition, under previously existing generally accepted accounting principles, the Company continues to monitor the conditions that are subject to the guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under the guarantees and indemnifications when those losses are estimable.

Air Littoral

At March 31, 2003, Air France had provided a €20.9 million guarantee given in connection with the rental of aircraft by Air Littoral. This guarantee was provided in 1994 as part of an arrangement

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

whereby Air Inter, a subsidiary of Air France, leased aircraft and crews from Air Littoral. Air Littoral filed for bankruptcy with the Tribunal de Commerce in August 2003.

The Company has not provided for the obligation under this guarantee, as per the agreement, at the time Air France is required to commence rental payments, it would rent and utilize these aircraft in its own future operations.

(16)	Concentration of risks

The Company is exposed to credit risk in the event of a counterparty’s default. The Company attempts to limit its exposure to counterparty risk by rigorously selecting the counterparties with which it trades, through regularly monitoring the ratings assigned by credit rating agencies as well as the nature and maturity of operations with them. The Company believes it has no material concentration of risk with any counterparty and does not anticipate any third party default that might have a significant impact on the financial positions and results of operations.

(17)	Segment information

Under French GAAP, the Company reports three business segments based on the segmentation adopted for the internal organization of the enterprise. Under U.S. GAAP, the Company has identified four reportable segments which reflect how management makes decisions about resources to be allocated to the segment and assess its performance.

These segments are as follows:

•	Passengers: Passengers derives its revenues mainly from air transportation services to scheduled passengers. Passengers revenues are also derived from commissions from sales of Skyteam alliance members flights and revenues from code sharing revenues, receipts from baggage handling and information system services,

•	Cargo: Cargo derives its revenues from the freight transportation operations,

•	Maintenance: Maintenance derives its revenues from (i) the maintenance of Air France aircraft and (ii) maintenance services provided to a number of airline companies and other clients throughout the world,

•	Amadeus: Air France has determined that its equity investment in Amadeus met the criteria of a reportable segment.

All other (as presented in the table below) reflects the activity of subsidiaries other than those included in the Company’s four reportable segments.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (note 2 of the Company’s French GAAP consolidated financial statements), except that segment financial information has been prepared using a management approach consistent with how the Company’s management internally allocates financial information for the purpose of making internal operating decisions.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Intersegment revenues between the maintenance and the passenger segment are priced on a basis substantially consistent with the sales to third parties.

	Year ended March 31, 2003
	Passenger	Cargo	Maintenance	Amadeus	All other	Inter- segment elimination	Consolidated
	(in € millions)
Revenues from external customers	10,527	1,479	540	—	141	—	12,687
Intersegments revenues	398	23	1,310		349	(2,080)	—
Depreciation and amortization	930	46	257	—	77		1,310

Operating income (loss)	101	48	67	—	(24)	—	192

Equity in earnings (losses) of affiliates	0	0	0	36	(7)	—	29
Financial incomes (loss)	(85)	(7)	(22)	—	29		(85)

Pre-tax income (loss)	12	41	49	—	(4)	—	98
Assets	6,978	508	580	—	96		8,162

	Year ended March 31, 2002
	Passenger	Cargo	Maintenance	Amadeus	All Other	Inter- segment elimination	Consolidated
	(in € millions)
Revenues from external customers	10,378	1,448	548	—	154	—	12,528
Intersegments revenues	397	(3)	1,298	—	343	(2,035)	—
Depreciation and amortization	664	38	292	—	22	—	1,016

Operating income (loss)	128	5	26	—	76	—	235

Equity in earnings (losses) of affiliates	0	0	0	34	(3)	—	31
Financial incomes (loss)	(71)	(5)	(26)	—	(10)	—	(112)

Pre-tax income (loss)	53	—	1	—	82	—	136
Assets	7,260	279	659	—	95	—	8,293

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

Consolidated segment information by geographical area

The revenue information from external customers on a French GAAP basis detailed by geographical area is disclosed in note 4 of the Company’s Consolidated Financial Statements. The Company’s assets are substantially located in France.

(18)	Recently issued U.S. accounting standards

FASB Interpretation No. 46, Consolidation of Variable Interest Entities

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (“FIN 46”). FIN 46 requires certain variable interest entities (“VIEs”) to be consolidated by the primary beneficiary of the entity. An entity is a VIE if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

The Company enters into various financing structures related to the acquisition of aircraft and the expansion of airport facilities. Under U.S. GAAP, upon adoption of FIN 46, the Company will be required to determine whether these structures are VIEs, and if so, to assess whether the Company is the primary beneficiary of these entities. If the Company is the primary beneficiary, it will be required to consolidate the VIE. The Company is in the process of performing its initial assessment of these structures, and has not yet determined whether the adoption of FIN 46 will have a material impact on its financial position or results of operations. The Company has identified the following as potential VIEs, but is still in the process of evaluating the legal structures and anticipated operating results and cash flows of these entities to determine if the company is the primary beneficiary:

•	Aircraft operating leases where the lessor is a trust established specifically to purchase, finance and lease the aircraft and the Company has an option to purchase the aircraft at predetermined prices during or at the end of the lease term.

•	Airport operating leases where the Company guarantees the underlying municipal or governmental debt held by public bondholders, and the lessor is a trust established specifically to finance and lease the facilities.

The Company believes that Nogues and Investima are VIEs; however these entities are already consolidated by the Company (see note 33). The Company is in the process of assessing the impact of adoption of FIN 46. Future guidance and/or modification of the provisions of FIN 46 is expected from the FASB which could potentially change the initial assessment of the potential VIEs identified above.

The Company has not yet applied the provisions of FIN 46 to its interests in special purpose entities (SPEs). The effective dates of application of FIN 46 have been delayed by the FASB, and various aspects of FIN 46 are under review. The final rules regarding application of these rules to SPEs are not yet known. The FASB has tentatively indicated that it expects that public companies will apply the provisions of FIN 46 (or such amended Interpretation that may be released) to investments in SPEs no later than the end of the first interim or annual period ending after March 15, 2004. The Company expects that it will apply FIN 46 (or such amended standard that may be released) to its consolidated financial statements for the year ended March 31, 2004.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

As described in note 13, the Company entered into a securitization agreement in July 2003. The Company believes that its interest in this structure is a variable interest entity as defined by FIN 46. However the Company has not yet quantified the impact of application of FIN 46 to this structure.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments that are within the scope of SFAS 150 as a liability (or an asset in some circumstances). SFAS 150 affects the issuer’s accounting for three types of freestanding financial instruments:

•	Mandatorily redeemable shares, which embodies an unconditional obligation requiring the issuing company to redeem in exchange for cash or other assets at a specified or determinable date(s) or upon an event that is certain to occur;

•	Instruments that require or may require the issuer to repurchase some of its shares in exchange for cash or other assets, which includes put options and forward purchase contracts;

•	Obligations that must or may be settled by issuing a variable number of equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares.

SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the fiscal years ending after June 15, 2003. The Company has not yet assessed the impact, if any, of adopting SFAS 150.

(19)	Other information

	Balance at beginning of period	Charged to costs and expenses	Other movements	Balance at end of period
	(in € millions)
Valuation and qualifying accounts deducted from the related accounts
2003
Financial investments and miscellaneous	65	5	—	70
Inventories	61	4	—	65
Trade receivables and related accounts	96	(4)	1	93
Other accounts receivable	—	10	—	10
2002
Financial investments and miscellaneous	60	8	(3)	65
Inventories	48	12	1	61
Trade receivables and related accounts	79	13	4	96
Other accounts receivable	—	—	—	—
2001
Financial investments and miscellaneous	54	(4)	10	60
Inventories	49	(3)	2	48
Trade receivables and related accounts	92	(13)	—	79
Other accounts receivable	—	—	—	—

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the consolidated financial statements (continued)

36	Subsequent events

Air France - KLM contemplated exchange offer

On September 30, 2003, Air France and KLM announced that the two companies had entered into an agreement to merge. Following the merger, the combined business would operate passenger business with hubs in Paris - Charles de Gaulle - and Amsterdam - Schiphol. The merger would also increase the combined companies’ presence in cargo operations, and increase the maintenance capabilities to provide services to the product line of Airbus and Boeing to meet the needs of major international airlines.

The merger would occur through a share exchange offer made by Air France for outstanding shares of KLM. The proposed transaction will result in the issuance of 11 Air France shares and 10 Air France warrants for 10 KLM common shares tendered. In addition, Air France has purchased outstanding preferred and priority shares of KLM for cash. Under the terms of the offer, three warrants would give the right to subscribe or to acquire two additional Air France shares at an exercise price of €20. The warrants would have a maturity of 3.5 years following the closing of the transaction, and would be exercisable after 18 months. The transaction is expected to have a value of approximately €811 million (including the theoretical value of the warrants).

The offer is pending regulatory approval in the United States of America and in Europe, and will occur following the registration of Air France common shares and warrants with the “Autorité des Marchés Financiers” (“AMF”) the French Exchange Commission, the Dutch Exchange Commission and the United States Securities and Exchange Commission. The terms of the merger would be governed under a Framework Agreement which would provide specific ownership and corporate governance structures to be implemented upon closing of the transaction.

SOCIETE AIR FRANCE

Consolidated Interim Financial Statements as of and for the six months ended September 30, 2003 and 2002, prepared in accordance with Generally Accepted Accounting Prinicples in France, together with the reconciliation of Stockholders’ equity and net income to Generally Accepted Accounting Principles in the United States of America

(UNAUDITED)

AIR FRANCE S.A. AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements

Unaudited condensed consolidated income statements

		Six months ended September 30,				Year ended March 31,
	Notes	2003(1)	2003	2002	2002	2003
		unaudited	unaudited	Pro forma unaudited	unaudited
		(in $ millions except shares and per share data)
			(in € millions except shares and per share data)
Operating revenues	3	7,215	6,193	6,551	6,551	12,687
External expenses	4	(3,930)	(3,373)	(3,635)	(3,714)	(7,174)
Salaries & related costs	5	(2,359)	(2,025)	(1,929)	(1,951)	(3,856)
Taxes other than income tax		(102)	(88)	(91)	(91)	(187)

Gross operating result		824	707	896	795	1,470

Charge to depreciation/amortization, net	6	(704)	(604)	(601)	(483)	(1,195)
Charge to operating provisions, net	6	(16)	(14)	(34)	(29)	(115)
Gain on disposal of flight equipment, net		1	1	18	18	30
Other income and charges, net		(2)	(2)	10	10	2

Operating income		103	88	289	311	192

Restructuring costs		(13)	(11)	(12)	(12)	(13)
Net financial charges	7	(7)	(6)	(41)	(41)	(85)
Gains on disposals of subsidiaries and affiliates, net		—	—	4	4	4

Pretax income (loss)		83	71	240	262	98

Share in net income of equity affiliates		25	22	21	21	29
Amortization of goodwill		(9)	(8)	(8)	(8)	(16)

Income (loss) before income taxes and minority interests		99	85	253	275	111

Income tax	8	(37)	(32)	(51)	(59)	13

Income (loss) before minority interests		62	53	202	216	124

Minority interests		(1)	(1)	—	—	(4)

Net income (loss)		61	52	202	216	120

Earnings (loss) per issued share		0.28	0.24	0.92	0.98	0.55
Earnings (loss) per share
basic	9	0.28	0.24	0.93	0.99	0.55
diluted		0.28	0.24	0.93	0.99	0.55

Note:

(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements

Unaudited condensed consolidated balance sheets

		As of
	Notes	September 30, 2003(1)	September 30, 2003	March 31, 2003	March 31, 2002
		unaudited	unaudited
		(in $ millions)	(in € millions)
Consolidation goodwill		120	103	112	125
Intangible fixed assets		185	159	171	190
Flight equipment	10	8,090	6,944	7,284	7,446
Other property and equipment	10	1,076	924	878	847
Investments in equity affiliates		363	312	316	303
Other investments		299	257	260	237

Total fixed assets		10,134	8,699	9,021	9,148

Inventory		243	209	220	266
Trade receivables		1,834	1,574	1,432	1,495
Income tax receivable		96	82	111	80
Other accounts receivable		644	553	592	712
Marketable securities		1,316	1,130	1,039	1,408
Cash		281	241	193	255

Total current assets		4,414	3,789	3,587	4,216

Total assets		14,548	12,488	12,608	13,364

		As of
	Notes	September 30, 2003(1)	September 30, 2003	March 31, 2003	March 31, 2002
		unaudited	unaudited
		(in $ millions)	(in € millions)
Common stock	11	2,176	1,868	1,868	1,868
Additional paid-in capital		304	261	261	261
Treasury stock		(29)	(25)	(25)
Retained earnings	11	2,238	1,921	1,887	1,813
Cumulative translation adjustment		(3)	(3)	3	19

Stockholders’ equity		4,686	4,022	3,994	3,961

Minority interests		33	29	33	29

Stockholders’ equity and minority interests		4,719	4,051	4,027	3,990

Provisions for liabilities and charges	12	1,224	1,051	1,095	937
Short and long-term debt and capital leases	13	4,877	4,186	4,147	4,616
Trade payables		1,403	1,204	1,375	1,525
Income tax liability		5	4	5	22
Advance ticket sales		940	807	901	1,024
Other payables		1,380	1,185	1,058	1,250

Total liabilities		9,829	8,437	8,581	9,374

Total liabilities and stockholders’ equity		14,548	12,488	12,608	13,364

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements

Unaudited condensed statement of changes in stockholders’ equity and minority interests

	Before allocation of income
	Number of shares comprising common stock	Common stock	Add’l paid-in capital	Retained earnings	Treasury Stock	Cumu- lative trans- lation adjust- ments	Stock- holders’ equity	Minority interests	Stock- holders’ equity and minority interests
	(in € millions)
March 31, 2001	219,780,887	1,868	261	1,723	—	22	3,874	25	3,899

Dividends paid	—	—	—	(61)	—	—	(61)	(5)	(66)
Merger	—	—	—	(2)	—	—	(2)	—	(2)
Translation differences	—	—	—	—	—	(3)	(3)	—	(3)
Net income (loss)	—	—	—	153	—	—	153	3	156
Changes in scope of consolidation	—	—	—	—	—	—	—	6	6

March 31, 2002	219,780,887	1,868	261	1,813	—	19	3,961	29	3,990

Dividends paid	—	—	—	(28)	—	—	(28)	(2)	(30)
Change in treasury stock	—	—	—	—	(25)	—	(25)	—	(25)
Impact of changes in accounting policies	—	—	—	(18)	—	—	(18)	—	(18)
Translation differences	—	—	—		—	(16)	(16)	(1)	(17)
Net income (loss)	—	—	—	120	—	—	120	4	124
Changes in scope of consolidation	—	—	—	—	—	—	—	3	3

March 31, 2003	219,780,887	1,868	261	1,887	(25)	3	3,994	33	4,027

Dividends paid	—	—	—	(18)	—	—	(18)	(4)	(22)
Change in treasury stock	—	—	—	—	—	—	—	—	—
Translation differences	—	—	—	—	—	(6)	(6)	(1)	(7)
Net income	—	—	—	52	—	—	52	1	53
Changes in scope of consolidation	—	—	—	—	—	—	—	—	—

September 30, 2003	219,780,887	1,868	261	1,921	(25)	(3)	4,022	29	4,051

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements

Unaudited condensed consolidated statement of cash flows

		Six months ended September 30,				Year ended March 31,
	Notes	2003(1)	2003	2002	2002	2003
		unaudited	unaudited	Pro forma unaudited	unaudited
		(in $ millions)		(in € millions)
Gross operating result		824	707	896	795	1,470
Other income (expenses) received (paid)		(31)	(27)	(8)	(8)	(50)
Foreign exchange gains (losses)		2	2	(2)	(2)	(9)

Operating cash flows		795	682	886	785	1,411

Changes in working capital		(287)	(246)	(116)	(116)	(150)
Restructuring expenditure		(16)	(14)	(6)	(6)	(12)
Interest paid		(104)	(89)	(105)	(105)	(189)
Interest received		21	18	39	39	58
Income tax paid (received)		(6)	(5)	5	5	(3)

Cash flows from investing activities		(322)	(276)	(583)	(482)	(1,074)

Acquisitions of subsidiaries		(1)	(1)	(14)	(14)	(46)
Purchase of tangible and intangible fixed assets		(564)	(484)	(734)	(633)	(1,410)
Disposals of subsidiaries		11	9	8	8	8
Proceeds on disposal of tangible and intangible assets		216	186	141	141	357
Dividends received		16	14	16	16	17

Cash flows from financing activities		249	214	(449)	(449)	(415)

Issuance of common stock		—	—	4	4	5
New debts		746	640	271	271	834
Repayments of debts		(343)	(294)	(381)	(381)	(745)
Repayments of capital lease obligations		(123)	(106)	(161)	(161)	(508)
Net decrease (increase) in loans		8	7	(10)	(10)	(29)
Net decrease (increase) in short-term investments		(13)	(11)	(144)	(144)	62

Dividends paid		(26)	(22)	(28)	(28)	(34)

Translation differences		(2)	(2)	—	—	(1)

Increase (decrease) in cash and cash equivalents		328	282	(329)	(329)	(375)

Opening cash and cash equivalents	17	783	672	1,047	1,047	1,047
Closing cash and cash equivalents	17	1,111	954	718	718	672

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1 = $1.1650 on September 30, 2003.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

1	Accounting policies

1.1	Basis of presentation

The unaudited interim condensed consolidated financial statements have been prepared in accordance with prevailing French accounting regulations applicable to interim periods and the accounting rules and methods adopted for the preparation of the financial statements for the year ended March 31, 2003.

These interim consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended March 31, 2003. In the opinion of management, all adjustments have been made which are necessary to present fairly our financial position as of September 30, 2003, as well as the results of our operations for the six month periods ended September 30, 2002 and 2003.

In preparing our interim consolidated financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenues and expenses. Significant estimates made by us include assumptions used to record liabilities, including liabilities for Advance ticket sales and liabilities associated with our Fréquence Plus rewards program, estimated useful lives of property and equipment and the amounts of certain accrued liabilities. Actual results may differ from our estimates.

1.2	Pro forma presentation for the six months ended September 30, 2002

In accordance with French GAAP, the consolidated income statement for the six months ended September 30, 2002 is presented on a pro forma basis reflecting the effect of restatement of the results of operations giving effect to the adoption of IAS 16/SIC 23 for the Company’s accounting for the costs associated with major airframe inspections and engine maintenance and for the provision for restitution costs related to aircraft held under operating leases. This pro forma presentation reflects the results for the six months ended September 30, 2002 as if this change had occurred on April 1, 2002.

In accordance with the CNC (“Conseil National de la Comptabilité”) statements of July 25, 2002 and January 15, 2003 following the CRC (“Comité de la Réglementation Compable”) regulation on liabilities applicable to fiscal years beginning on January 1, 2002, and the regulation on the depreciation, amortization and write-down of assets applicable to fiscal years beginning January 1, 2003, the Company (Air France and its air transport subsidiaries) adopted the component approach in its consolidated financial statements for the recognition of maintenance operations on airframes and engines (excluding parts with limited useful lives) under full ownership and capital leases. This change in accounting principle also resulted in the recognition of provisions for restitution for aircraft and engines under operating leases.

With respect to the consolidated income statement for the six months ended September 30, 2002, the impact of the change in the method on net income amounts to €14 million, reducing the published result from €216 million to €202 million and breaking down as follows:

•	Aircraft maintenance costs: -€79 million

•	Personnel costs: -€22 million

•	Depreciation, amortization and provisions: +€123 million

•	Taxes: -€8 million

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

1.3	Convenience translation

The consolidated balance sheet and consolidated statements of income and cash flows include the presentations of amounts as of and for the half-year ended September 30, 2003 denominated in millions of US dollars. These amounts are presented for the convenience of the reader and have been prepared using an exchange rate of €1 to US$1.1650 which was the Noon Buying Rate of the Federal Reserve Bank of New York on September 30, 2003. Such translation should not be construed as representations that the euro amount has been, could have been or could in the future be converted into US dollar at that or any other exchange rate.

2	Changes in the scope of consolidation

As of September 30, 2003, the Company comprised 78 companies, of which 61 are fully consolidated, one is proportionally consolidated and 16 companies are equity affiliates. The list of companies within the scope of consolidation is shown in note 18.

As discussed in note 13 during the six months ended September 30, 2003, 18 companies were created, under the Uileag Holding Company Ltd. Group, as part of the securitization of aircraft assets in July 2003.

3	Information by activity and geographical area

3.1	Information by sector of activity

	Six months ended September 30,
	2003		2002
	Operating revenues	Operating income	Operating revenues	Operating income pro forma	Operating income
	(in € millions)
Passenger	5,166	68	5,470	234	239
Cargo	692	(8)	723	(3)	(7)
Maintenance	263	34	287	42	64
Others	72	(6)	71	16	15

Total	6,193	88	6,551	289	311

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

3.2	Analysis of operating revenues by geographical area of sale

	Metropolitan France		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
	(in € millions)
Six months ended September 30, 2003
Scheduled passenger	2,258	47.3%	209	4.4%	1,020	21.3%	310	6.5%	660	13.8%	322	6.7%	4,779
Other passenger	235	60.7%	14	3.6%	75	19.4%	18	4.7%	28	7.2%	17	4.4%	387

Total Passenger	2,493	48.3%	223	4.3%	1,095	21.2%	328	6.3%	688	13.3%	339	6.6%	5,166

Scheduled cargo	181	29.4%	20	3.3%	147	23.9%	46	7.5%	67	10.9%	154	25.0%	615
Other cargo	24	31.2%	5	6.4%	19	24.7%	4	5.2%	16	20.8%	9	11.7%	77

Total Cargo	205	29.6%	25	3.6%	166	24.0%	50	7.2%	83	12.0%	163	23.6%	692

Maintenance	260	98.9%	—	—	—	—	—	—	—	—	3	1.1%	263
Others	64	88.9%	7	9.7%	—	—	1	1.4%	—	—	—	—	72

Total	3,022	48.8%	255	4.1%	1,261	20.4%	379	6.1%	771	12.4%	505	8.2%	6,193

Six months ended September 30, 2002
Scheduled passenger	2,236	44.2%	190	3.8%	1,055	20.8%	333	6.6%	804	15.9%	441	8.7%	5,059
Other passenger	227	55.2%	13	3.2%	99	24.1%	17	4.1%	33	8.0%	22	5.4%	411

Total Passenger	2,463	45.0%	203	3.7%	1,154	21.1%	350	6.4%	837	15.3%	463	8.5%	5,470

Scheduled cargo	174	27.1%	25	3.9%	162	25.2%	48	7.4%	67	10.4%	167	26.0%	643
Other cargo	22	27.5%	5	6.2%	21	26.3%	5	6.2%	17	21.3%	10	12.5%	80

Total Cargo	196	27.2%	30	4.1%	183	25.3%	53	7.3%	84	11.6%	177	24.5%	723

Maintenance	283	98.6%	—	—	—	—	—	—	—	—	4	1.4%	287
Others	62	87.3%	9	12.7%	—	—	—	—	—	—	—	—	71

Total	3,004	45.8%	242	3.7%	1,337	20.4%	403	6.2%	921	14.1%	644	9.8%	6,551

3.3	Analysis of scheduled passenger/scheduled cargo revenues by geographical area of destination

	Metropolitan France		Caribbean French Guiana Indian Ocean		Europe North Africa		Africa Middle East		Americas Polynesia		Asia New Caledonia		Total
	(in € millions)
Six months ended September 30, 2003
Scheduled passenger	997	20.8%	536	11.2%	1,276	26.7%	524	11.0%	994	20.8%	452	9.5%	4,779
Scheduled cargo	21	3.5%	75	12.2%	67	10.9%	74	12.0%	170	27.6%	208	33.8%	615

Total	1,018	18.9%	611	11.3%	1,343	24.9%	598	11.1%	1,164	21.6%	660	12.2%	5,394

Six months ended September 30, 2002
Scheduled passenger	954	18.9%	456	9.0%	1,350	26.7%	569	11.2%	1,110	21.9%	620	12.3%	5,059
Scheduled cargo	12	1.9%	75	11.7%	45	7.0%	78	12.1%	197	30.6%	236	36.7%	643

Total	966	17.0%	531	9.3%	1,395	24.5%	647	11.3%	1,307	22.9%	856	15.0%	5,702

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

4	External expenses

	Six months ended September 30,
	2003	2002 Pro forma	2002	Variation
	(in € millions)
Aircraft fuel	657	680	680	(3.4)%
Chartering costs	193	207	207	(6.8)%
Aircraft operating lease costs	239	269	269	(11.2)%
Landing fees and en route charges	454	475	475	(4.4)%
Catering	154	168	168	(8.3)%
Handling charges and other operating costs	379	384	384	(1.3)%
Aircraft maintenance costs	186	250	329	(25.6)%
Commercial and distribution costs	533	602	602	(11.5)%
Other external expenses	578	600	600	(3.7)%

Total	3,373	3,635	3,714	(7.2)%

5	Salaries and number of employees

5.1	Salaries and related costs

	Six months ended September 30,
	2003	2002 Pro forma	2002	Variation
	(in € millions)
By cost category
Wages and salaries	1,511	1,452	1,452	4.1%
Pension contributions	118	113	113	4.4%
Social security contributions	431	399	399	8.0%
Amount capitalized	(35)	(35)	(13)	0.0%

Total	2,025	1,929	1,951	5.0%

By geographical area
France	1,899	1,788	1,810	6.2%
Overseas territories	5	11	11	(54.5)%
Abroad	121	130	130	(6.9)%

Total	2,025	1,929	1,951	5.0%

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

5.2	Average number of employees

	Six months ended September 30,
	2003	2002	Variation
Total	71,855	71,290	0.8%

Flight deck crew	5,012	4,891	2.5%
Cabin crew	13,242	12,979	2.0%
of which employed in France	12,974	12,630	2.7%
of which employed in Overseas territories and abroad	268	349	(23.2)%
Ground staff	53,601	53,420	0.3%
of which employed in France	47,041	46,817	0.5%
of which employed in Overseas territories and abroad	6,560	6,603	(0.7)%

Management	9,138	8,880	2.9%
Supervisors	20,699	20,083	3.1%
Other staff	23,764	24,457	(2.8)

Pilots and cabin crew	17,295	16,875	2.5%
Instructors	646	682	(5.3)%
Management	313	313	0.0%

The above number of employees is calculated on a weighted average basis based on actual paid presence.

6	Depreciation, amortization and change to operating provisions

	Six months ended September 30,
	2003	2002 Pro forma	2002	Variation
	(in € millions)
Net charge to depreciation/amortization	604	601	483	0.5%

Intangible fixed assets	18	19	19	(5.3)%
Flight equipment	514	511	393	0.6%
Other property, plant and equipment	72	71	71	1.4%

Net charge to operating provisions	14	34	29	—

Fixed assets	(6)	—	—	—
Inventories	2	4	4	—
Trade receivable	5	2	2	—
Liabilities and charges	13	28	23	—

Total	618	635	512	(2.7)%

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

7	Net financial charges

	Six months ended September 30,
	2003	2002	Variation
	(in € millions)
Financial expenses	(71)	(86)	(17.4)%

Loan interest	(48)	(55)	(12.7)%
Lease interest	(28)	(43)	(34.9)%
Capitalized interest	10	13	(23.1)%
Other financial expenses	(5)	(1)	400.0%

Financial income	20	34	(41.2)%

Interest on securities	1	13	(92.3)%
Net gains on securities	12	8	50.0%
Other financial income	7	13	(46.2)%

Net charges	(51)	(52)	(1.9)%

Foreign exchange losses, net	25	30	—
Net (charge) release to provisions	20	(19)	—

Total	(6)	(41)	(85.4)%

The interest rate used in the calculation of capitalized interest for the six months ended September 30, 2003 was 4.24%.

Foreign exchange gains for the period include an unrealized net gain of €23 million (against a net gain of €33 million for the six months ended September 30, 2002).

“Other financial income” includes dividends received from non consolidated companies in the amount of €3 million for the six months ended September 30, 2003 (compared with €2 million for the six months ended September 30, 2002).

8	Income tax

	Six months ended September 30,
	2003	2002 Pro forma	2002
	(in € millions)
Current tax charge	(3)	(3)	(3)
Deferred tax credit (charge)	(29)	(48)	(56)

Total tax credit (charge)	(32)	(51)	(59)

The current tax charge relates to amounts paid or payable in the short-term to the tax authorities in respect of the current year, in accordance with the regulations prevailing in various countries and any applicable treaties.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

9	Earnings per share

	Six months ended September 30,
	2003	2002
	(in number of shares)
Weighted average of ordinary shares issued	219,780,887	219,780,887
treasury stock held regarding stock option plan	(1,249,464)	(1,249,464)
treasury stock held to regulate stock market price	(1,635,034)	(723,938)

Number of shares used in the calculation of basic earnings per share	216,896,389	217,807,485

Number of shares used in the calculation of diluted earnings per share	216,896,389	217,807,485

Income used to calculate earnings per share breaks down as follows:

	Six months ended September 30,
	2003	2002
	(in € millions except per share data)
Income used to calculate basic earnings per share	52	216
Income used to calculate diluted earnings per share	52	216
Basic earnings (loss) per share	0.24	0.99
Diluted earnings (loss) per share	0.24	0.99

10	Property and equipment

	As of September 30, 2003			As of March 31, 2003
	Gross value	Accumu- lated deprecia- tion	Net book value	Gross value	Accumu- lated deprecia- tion	Net book value
	(in € millions)
Owned aircraft	7,520	3,349	4,171	7,788	3,340	4,448
Leased aircraft	2,193	754	1,439	2,229	691	1,538
Other	1,880	546	1,334	1,802	504	1,298

Flight equipment	11,593	4,649	6,944	11,819	4,535	7,284

Land and buildings	1,088	622	466	1,049	600	449
Equipment and fittings	583	426	157	593	435	158
Other	785	484	301	731	460	271

Other property and equipment	2,456	1,532	924	2,373	1,495	878

Total	14,049	6,181	7,868	14,192	6,030	8,162

The net book value of aircraft acquired subject to a reservation of ownership clause totaled €919 million as of September 30, 2003 (€356 million as of March 31, 2003).

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

The net book value of other property and equipment financed under capital lease amounts to €76 million as of September 30, 2003 (€78 million as of March 31, 2003).

11	Stockholders’ equity

11.1	Breakdown of stock and voting rights

	As of September 30, 2003		As of March 31, 2003
	% stock	% of voting rights	% stock	% of voting rights
French State	54.0	54.7	54.4	55.1
Employees and former employees[1]	13.2	13.4	12.9	13.1
Treasury stock[2]	1.3	—	1.3	—
Other	31.5	31.9	31.4	31.8

Total	100	100	100	100

Notes:
(1)	Personnel and former employees identified in funds or by Sicovam code.
(2)	The general shareholders’ meeting from September 28, 1999 has adopted a plan for purchasing its own shares in order to provide certain categories of its personnel with incentive plans. The number of shares maximum authorized to be purchased was 3,525,000. Within this authorization, the company purchased 1,249,464 of its own shares during the period ending March 31, 2000.

Each share is entitled to one vote.

11.2	Retained earnings

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Distributable reserves	365	599
Accumulated deficit	—	—
Treasury stock	(25)	(25)
Other reserves	1,504	1,168
Net income	52	120

Total	1,896	1,862

Distributable reserves chiefly comprise that part of parent company results appropriated to reserves by annual stockholder meetings and special reserves of long-term capital gains taxed at reduced rates.

Other reserves include the aggregate results of consolidated subsidiaries.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

12	Provisions for liabilities and charges

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Provisions for pensions and termination payments on retirement	601	581
Provisions for restitution for aircraft under operating leases	285	307
Restructuring provisions	9	11
Provisions for third party litigations	21	39
Other provisions for liabilities and charges	135	157

Total	1,051	1,095

Of which short-term	165	193

13	Short and long-term debt and capital leases

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Perpetual subordinated loan stock	133	169
Bonds	18	187
Capital-lease obligations	1,320	1,413
Other long-term loans	2,423	1,914
Accrued interest not yet due	34	47

Long-term debt and capital leases[1]	3,928	3,730

Borrowings with short-term original maturities
Commercial paper	10	150
Short-term bank finance facilities and similar facilities	248	267

Short-term debts	258	417

Total short and long-term debt and capital leases	4,186	4,147

[1] Less than one year	334	548

In July 2003, Air France finalized the securitization of aircraft assets in the amount of €435 million. This financing arrangement was secured by 16 aircraft. In this transaction, the Company set up 16 special-purpose vehicles to effect the securitization of the 16 aircraft. Each of the special-purpose vehicles refinanced the aircraft through an individual loan from an independant special-purpose vehicle, which in turn refinanced the transaction by issuing the notes described below.

The independent special-purpose vehicle issued the following notes for an aggregate principal amount of €620.4 million: a senior floating rate A1 tranche of €98.4 million with an average maturity of 5.6 years, a senior outstanding fixed rate A2 tranche of €194 million with a maturity of ten years (both tranches are secured by MBIA Assurance S.A and were given an Aaa/AAA rating by the Moody’s and Fitch rating agencies, respectively), a mezzanine floating rate B tranche of €142.6 million with an average maturity of 5.6 years. The latter was given an A3/A- rating by Moody’s and Fitch, respectively. The issuing vehicle also issued a C tranche of notes and a D tranche of notes for an aggregate principal amount of €92.7 million each. The C tranche and the D tranche were purchased by the Company during the six months ended September 30, 2003 for a total amount of €185.4 million.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

The Company has not yet taken delivery of three aircraft included in the securitization structure. As a result, only 13 of the 16 special-purpose vehicles mentioned above have been consolidated in the Company’s balance sheet at September 30, 2003 for a total amount of €337 million. The remaining €98 million remains as an asset (cash and cash equivalents) and offsetting liability in the independent issuing vehicle. Under French GAAP, the issuing vehicle is not consolidated, as the Company does not have any equity interest in it.

As of September 30, 2003, the Company had unused borrowing capacity of €1 billion under syndicated multi-currency revolving credit lines facilities which expire in August 2006. Furthermore, the Company benefits from medium-term credit facilities totaling €45 million, €25 million of which has been drawn as of September 30, 2003. Repayment deadlines vary between October 2003 and October 2006.

13.1	Analysis of long-term debt and capital leases by currency

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Euro	3,524	3,252
USD	375	374
CHF	—	68
JPY	24	29
GBP	—	—
Other currencies	5	7

Total	3,928	3,730

14	Leases

14.1	Capital leases

The following table provides an analysis of the remaining payments under capital leases:

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Aircraft	1,465	1,574
Buildings	70	75
Equipment	3	4

Total	1,538	1,653

14.2	Operating leases

The following table presents an analysis of the Company’s remaining minimum lease payments under operating leases:

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Aircraft	2,338	2,359

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

15	Flight equipment orders

Due dates for commitments in respect of flight equipment orders are as follows:

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Y+1	765	661
Y+2	922	1,065
Y+3	612	849
Y+4	472	530
Y+5	283	301
>5 years	696	740

Total	3,750	4,146

These commitments are denominated in USD which have been converted into euros at the period-end exchange rate.

Delivery dates for some aircraft have been delayed as a result of ongoing negotiations with suppliers in response to the current market conditions.

An agreement was reached with Airbus regarding the delivery dates of the medium-haul commitments, which is expected to result in deferrals of delivery of A318 aircraft. This deferral was anticipated and already reflected in the order books at March 31, 2003. In addition, an agreement was entered into with Airbus to review the options for the 319/320/321 family in order to take into account the new market conditions.

The four aircraft presently in storage (two A320s, one A319 and one A321) will be commissioned in 2004 depending on traffic (Please refer to note 15 in the annual financial statements).

Regarding purchase commitments for the long-haul fleet, during the six months ended September 30, 2003 the Company extended the storage period for one of the two ordered A330-200s from 2004 to 2005, while the other A330-200 aircraft remains scheduled to be commissioned by the summer of 2004, depending on traffic conditions. During the storage period, these aircraft remain the property of the financial entity set up following the decision to postpone delivery of these aircraft to Air France, and, accordingly, these aircraft and associated debt have not been reflected on the Company’s balance sheet.

Regarding purchase commitments for the regional aircraft sector, the delivery date of a single CRJ700 for Brit Air (originally scheduled for delivery in March 2004) has been deferred until March 2005. In addition, Régional acquired in October the two Embraer 145s, in storage since December 2002.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

The Company’s commitments concern the following aircraft:

Aircraft type	As of	To be delivered in	Y+1	Y+2	Y+3	Y+4	Y+5	> 5 years
A 318	09.30.2003	Firm orders	6	3	4	2	—	—
		options	—	—	6	4	—	—
	03.31.2003	Firm orders	5	3	4	3	—	—
		options	—	—	3	4	3	—
A 319	09.30.2003	Firm orders	1	—	—	—	—	—
		options	—	—	4	1	—	12
	03.31.2003	Firm orders	1	—	—	—	—	—
		options	—	6	4	1	—	6
A 320	09.30.2003	Firm orders	3	1	1	—	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	2	2	1	—	—	—
		options	—	—	—	—	—	—
A 321	09.30.2003	Firm orders	1	—	—	—	—	—
		options	—	—	1	—	1	—
	03.31.2003	Firm orders	1	—	—	—	—	—
		options	—	—	1	—	1	—
A 330	09.30.2003	Firm orders	2	2	1	—	—	—
		options	—	—	3	3	—	—
	03.31.2003	Firm orders	3	1	1	—	—	—
		options	—	1	3	2	—	—
A 380	09.30.2003	Firm orders	—	—	—	3	2	5
		options	—	—	—	1	1	2
	03.31.2003	Firm orders	—	—	—	3	2	5
		options	—	—	—	—	2	2
B 747	09.30.2003	Firm orders	—	1	—	—	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	—	—	1	—	—	—
		options	—	—	—	—	—	—
B 777	09.30.2003	Firm orders	—	4	6	—	—	—
		options	—	—	—	3	3	4
	03.31.2003	Firm orders	—	4	6	—	—	—
		options	—	—	—	—	3	7
Embraer 145	09.30.2003	Firm orders	2	3	3	2	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	2	3	3	2	—	—
		options	—	—	—	—	—	—
CRJ 700	09.30.2003	Firm orders	2	—	—	—	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	3	1	—	—	—	—
		options	—	—	—	—	—	—

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

16	Litigation and court action

To the Company’s knowledge, there is no pending or threatened litigation or arbitration likely to have a significant impact on the financial position, results of operations or cash flows of the Company.

39th hour litigation

Before it was reduced to 35 hours, the legal working week of ground staff as set by regulation in January 1995 was increased from 38 to 39 hours in connection with the “Reconstruire Air France” plan.

Beginning in 1999, more than 4,000 employees contested the modified working week before the courts, claiming payment for the 39th hour worked each week.

In September 2002, the Cour de Cassation, the French high court, rendered several rulings in favor of the Company, which should put an end to the current proceedings. No provision has been recorded in this regard as management does not believe that there is any further risk related to this matter.

Hall litigation

In June 2000, several travel agents residing in the state of North Carolina, USA, as well as the professional association to which they belonged (Association of Retail Travel Agents), launched a suit before a U.S. Court against several major U.S. airlines for collusion, following a reduction in 1999 of commissions paid to the agents by these companies for the issue of tickets.

During 2002, the plaintiffs have extended the proceedings to include three major European airlines, including Air France.

The suit initiated by the travel agents was recognized as a class action suit by the court hearing the case.

The amount of damages claimed jointly and severally against the airlines, for the alleged losses, totals $17.5 billion, for which defendants could be subject to triple damages in accordance with legislation governing collusion in the United States of America. On October 30, 2003, this suit was dismissed by the trial court on a motion for summary judgment. The plaintiffs have appealed this decision.

The Company believes that it has no collusion thus no provision has been recorded in this regard.

Litigation between Servair and its employees

During 2000 and the start of 2001, a number of Servair, an Air France subsidiary, employees launched a suit before the Labor Court in France for payment of backdated wages. The plaintiffs state that the time spent when having lunch in the Company’s restaurant constitutes a period during which the employee is under the authority of the employer and should therefore be paid as for normal working hours. Conversely, Servair considers that the time spent on meals constitutes an interruption in working time that is not entitled to remuneration.

In a definitive ruling on November 8, 2001, the Court of Appeal sided by the position argued by Servair. Other suits representing a total of 471 individual claims initiated by Servair employees over this same issue are still before courts. The Company believes these cases are without merit and has not recorded any provisions with respect to these disputes.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

Tax Risk

In the normal course of business, the Company faces various tax related litigations. The Company believes that it has properly accrued for such tax risks.

17	Cash and cash equivalents

	As of
	September 30, 2003	March 31, 2003
	(in € millions)
Cash at bank	241	193
Cash equivalents	961	746
Short-term bank finance and similar facilities	(248)	(267)

Cash and cash equivalents	954	672

Marketable securities with a term of more than three months upon acquisition or with a significant risk of fluctuations in value are excluded from cash equivalents.

18	Scope of consolidation at September 30, 2003

	Address	Siren	Stock	% Interest	% Control	Method	Year end
AIR FRANCE SERVICES LTD	Room 229-Terminal 2 Office Block London Heathrow Airport-Hounslow MDDX TW6 1RR- GREAT BRITAIN	Foreign	7,000,000 GBP	100	100	Fully consolidated	Dec-31

AMADEUS FRANCE	2-8 avenue du Bas Meudon 92445 Issy les Moulineaux	348 702 457	1,600 €	74	66	Fully consolidated	Mar-31

AMADEUS FRANCE SERVICES	2-8 avenue du Bas Meudon 92445 Issy les Moulineaux	356 305 326	2,880,016 €	42	57	Fully consolidated	Mar-31

AMADEUS GLOBAL TRAVEL DISTRIBUTION	Salvador de Madariaga 1 28046 Madrid-SPAIN	Foreign	27,898,00 €	23	36	Equity method	Dec-31

CRMA	ZA de la Clef de Saint-Pierre BP 10F 78996 Blancourt	312 139 215	1,300,000 €	100	100	Fully consolidated	Mar-31

GIE ITAB 320	45, rue de Paris 95747 Roissy CDG Cedex	347 907 636	—	100	100	Fully consolidated	Mar-31

HEATHROW CARGO HANDLING	Building 558-Shoreham road West Heathrow Airport-Hounslow MDDX TW6 3RN-GREAT BRITAIN	Foreign	800,000 GBP	50	50	Equity method	Dec-31

REENTON DEVELOPMENT LIMITED	Guangdong Investment Tower, 11th Floor 148 Connaught Road Central HONG KONG	Foreign	10,000 HKD	51	51	Fully consolidated	Dec-31

SODEXI	14 rue des Voyelles-BP 10301 Bat. AFE 3512-Zone Fret 4 95703 Roissy CDG Cedex	347 960 825	2,400,000 €	60	60	Fully consolidated	Mar-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

	Address	Siren	Stock	% Interest	% Control	Method	Year end
UILEAG Holding Company sub group

UILEAG HOLDING COMPANY LTD	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

O’FIONNA GAIN HOLDING COMPANY LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 1 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 2 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 3 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 4 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 5 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 6 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 7 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 8 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 9 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 10 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 11 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 12 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 13 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

	Address	Siren	Stock	% Interest	% Control	Method	Year end
TAKEOFF 14 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 15 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

TAKEOFF 16 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, IRELAND	Foreign	1 €	100	100	Fully consolidated	Mar-31

AIR FRANCE FINANCE sub group

AIR FRANCE FINANCE	45, rue de Paris 95747 Roissy CDG Cedex	341 178 697	153,272,000 €	100	100	Fully consolidated	Mar-31

AIR AUSTRAL	BP 611 97473 Saint Denis de la Réunion	323 650 945	1,984,000 €	30	30	Equity method	Mar-31

AIR FRANCE FINANCE IRELAND	69/71 St Stephen’s Green Dublin 2 IRELAND	Foreign	3,502,508 USD	100	100	Fully consolidated	Dec-31

AIR FRANCE PARTNAIRS LEASING NV	130 Schottegativeg Oost Curaçao-DUTCH WEST INDIES	Foreign	39,209,180 USD	45	45	Equity method	Dec-31

ALL AFRICA AIRWAYS	Les Cascades, Edith Cavell Street Port-Louis-MAURITIUS	Foreign	6,697,487 USD	51	51	Fully consolidated	Dec-31

BRITAIR	Aéroport BP 156 29204 Morlaix	927 350 363	23,483,376 €	100	100	Fully consolidated	Mar-31

CITY JET	Swords Campus, Balheary Road Swords Co. Dublin-IRELAND	Foreign	5,079,968 €	100	100	Fully consolidated	Mar-31

FREQUENCE PLUS SERVICES	51/59 avenue Ledru Rollin 94200 Ivry sur Seine	347 944 259	2,288,000 €	100	100	Fully consolidated	Mar-31

ICARE	Aéroport BP 156 29204 Morlaix	380 582 346	1,035,488 €	100	100	Fully consolidated	Mar-31

PROTEUS DEVELOPPE-MENT	Aéroport de Dijon Bourgogne 21600 Longvic	399 132 554	5,559,063 €	100	100	Fully consolidated	Mar-31

PROTEUS FINANCE	Zone industrielle La Plaine-BP 134 42163 Andrezieux	428 865 141	40,000 €	100	100	Fully consolidated	Mar-31

REGIONAL COMPAGNIE AERIENNE EUROPEENNE	Aéroport de Nantes Atlantique 44340 Bouguenais	335 351 920	100,000,000 €	100	100	Fully consolidated	Mar-31

SOCIETE D’EXPLOITATION AERONAUTIQUE	45, rue de Paris 95747 Roissy CDG Cedex	379 316 276	38,112 €	100	100	Fully consolidated	Mar-31

SOCIETE NOUVELLE AIR IVOIRE	Place de la République-Abidjan IVORY COAST	Foreign	3,600,000,000 XOF	39	76	Fully consolidated	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

	Address	Siren	Stock	% Interest	% Control	Method	Year end
SERVAIR sub group

SERVAIR (Cie d’exploitation des services auxiliaires aériens)	4, place de Londres Roissypole 95726 Roissy CDG Cedex	722 000 395	52,386,208 €	88	88	Fully consolidated	Dec-31

ACNA	Bat. 3416 Modules 100 et 200 BP 10605 95724 Roissy CDG Cedex	382 587 558	250,000 €	88	100	Fully consolidated	Dec-31

ACSAIR	Le Ronsard-Paris Nord 2 22 avenue des Nations-BP 50379 Villepinte-95942 Roissy CDG Cedex	437 568 702	1,500,000 €	45	51	Fully consolidated	Dec-31

AEROSUR	Le Ronsard-Paris Nord 2 22 avenue des Nations-BP 50379 Villepinte-95942 Roissy CDG Cedex	432 219 940	40,000 €	88	100	Fully consolidated	Dec-31

AFRIQUE CATERING	4, place de Londres Roissypole BP 10701 95726 Roissy CDG Cedex	403 236 714	450,000 €	45	51	Fully consolidated	Dec-31

AIR CHEF	Via Venezia Guilia 5/a-Milano ITALY	Foreign	2,000,000 €	28	25	Equity method	Dec-31

ALPHA AIRPORTS GROUP PLC	Europa House-804 Bath Road Cranford Middlesex TW5 9US GREAT BRITAIN	Foreign	17,068,000 GBP	24	27	Equity method	Jan-31

BRUNEAU PEGORIER	15 rue de la Grande Borne 77990 Le Mesnil Amelot	572 129 377	1,365,500 €	84	95	Fully consolidated	Dec-31

CARBAG	12 chemin des Glirettes 95000 Le Thillay	382 587 558	10,000 €	88	100	Fully consolidated	Dec-31

CENTRE DE PRODUCTION ALIMENTAIRE	16 rue de la Grande Borne 77990 Le Mesnil Amelot	380 885 129	1,500,000 €	88	100	Fully consolidated	Dec-31

CULIN’AIR PARIS	8 rue des Acacias 77230 Villeneuve sous Dammartin	430 048 959	914,760 €	49	56	Fully consolidated	Dec-31

DAKAR CATERING	PO Box 8431 Aéroport de Dakar Yoff Dakar -SENEGAL	Foreign	215,000,000 CFA	42	48	Equity method	Dec-31

EUROPEAN CATERING SERVICES	The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 USA	Foreign	4,860,000 USD	88	100	Fully consolidated	Dec-31

FLYING FOOD CATERING	1209 Orange Street Wilmington, Delaware 19801 USA	Foreign	920,000 USD	43	49	Equity method	Dec-31

FLYING FOOD MIAMI	1650 N.W-70th Avenue Miami, Florida 33299 USA	Foreign	6,000,000 USD	43	49	Equity method	Dec-31

FLYING FOOD SAN FRANCISCO	810 Malcom Road Burlingame, California 94010 USA	Foreign	3,000,000 USD	39	44	Equity method	Dec-31

FLYING FOOD SERVICES	1209 Orange Street Wilmington, Delaware 19801 USA	Foreign	450,000 USD	43	49	Equity method	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

	Address	Siren	Stock	% Interest	% Control	Method	Year end
JET CHEF	Zone d’aviation d’affaires 93350 Aéroport du Bourget	382 587 541	380,000 €	88	100	Fully consolidated	Dec-31

LOGAIR	4, place de Londres Roissypole 95726 Roissy CDG Cedex	443 014 527	40,000 €	44	50	Proportionally consolidated	Dec-31

LOME CATERING SA	Aéroport de Lomé BP 3688 TOGO	Foreign	100,000,000 CFA	16	35	Equity method	Dec-31

MACAU CATERING SERVICES	Catering Building Macau International Airport 4Pac On Taïpa-MACAU	Foreign	16,000,000 MOP	15	34	Equity method	Dec-31

MALI CATERING	Aéroport de Bamako Sénou BP E3803-Bamako MALI	Foreign	350,000,000 CFA	63	99	Fully consolidated	Dec-31

ORLY AIR TRAITEUR	1, rue du Pont des Pierres 91320 Wissous	384 030 680	5,700,000 €	89	100	Fully consolidated	Dec-31

PASSERELLE	Route du Midi Bat. 3441-BP 10605 95724 Roissy CDG Cedex	433 032 828	7,500 €	88	100	Fully consolidated	Dec-31

PMAIR	Bat. 3416 – Route du Midi 93290 Tremblay	437 927 882	8,000 €	45	51	Fully consolidated	Dec-31

SEREP	PO Box 8431 Aéroport de Dakar Yoff Dakar-SENEGAL	Foreign	30,600,000 CFA	29	33	Equity method	Dec-31

SERVAIR EUREST	Avenida 11 de Septiembre Poligono Mas Blau 08820 El Prat de Llobregat Barcelona-SPAIN	Foreign	710,797 €	31	35	Equity method	Dec-31

SERVAIR SATS	PO Box 3 Singapore Changi Airport 918141 SINGAPORE	Foreign	1,040,000 SGD	45	51	Fully consolidated	Dec-31

SERVANTAGE	12 chemin des Glirettes 95000 Le Thillay	424 657 179	37,500 €	88	100	Fully consolidated	Dec-31

SESAL	Aéroport de Léon Mba PO Box 20303 Libreville GABON	Foreign	250,000,000 CFA	35	40	Equity method	Dec-31

SOCIETE IMMOBILIERE AEROPORTUAIRE	4, place de Londres Roissypole BP 10701 95726 Roissy CDG Cedex	722 003 795	1,905,000 €	88	100	Fully consolidated	Dec-31

SKYCHEF	International Airport PO Box 450 Victoria-Point Larue Mahé-SEYCHELLES	Foreign	312,500 SCR	48	55	Fully consolidated	Mar-31

SKYLOGISTIC	BP 121 69125 Lyon St Exupéry Aéroport	423 049 089	37,500 €	88	100	Fully consolidated	Dec-31

SOGRI	Aéroport de Cayenne Rochambeau 97351 Matoury	320 750 763	225,000 €	85	97	Fully consolidated	Dec-31

SORI	Zone de fret Nord Aéroport Pôle Caraïbes 97139 Abymes	322 055 187	50,000 €	44	50	Fully consolidated	Dec-31

SPECIAL MEALS CATERING	16 rue de la Grande Borne 77990 Le Mesnil Amelot	429 627 474	7,662 €	88	100	Fully consolidated	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

19	Summary of differences between accounting principles followed by the Company and U.S. GAAP

The Company’s Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in France (French GAAP) (see note 1). Elements of the Company’s accounting policies which differ significantly from generally accepted accounting principles in the United States (U.S. GAAP) are described below.

(a)	Differences in accounting for business combinations

•	Adoption of SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets under U.S. GAAP

Under French GAAP, consolidation and business goodwill have been amortized over the expected period of benefit, which does not exceed 20 years.

Under U.S. GAAP, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations (“SFAS 141”) for any business combination accounted for by the purchase method that is completed after June 30, 2001 and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) on April 1, 2001. Under SFAS 142, goodwill and indefinite life intangible assets are no longer amortized but are required to be reviewed annually (or more frequently if impairment indicators arise) for impairment. Identifiable intangible assets with finite lives should continue to be amortized over their useful lives. The Company performs the annual test for goodwill impairment during the first quarter of each fiscal year.

The Company has not recorded any impairment of goodwill or intangible assets under U.S. GAAP during the six-month periods ended September 30, 2003 and 2002.

•	Amortization of goodwill

In the Company’s Consolidated Financial Statements under French GAAP, goodwill is generally amortized over its estimated life, not to exceed 20 years.

Under U.S. GAAP, the Company adopted SFAS 142 starting April 1, 2001. As mentioned above, goodwill is no longer amortized but rather, tested for impairment on an annual basis or whenever indicators of impairment arise. The impact of goodwill being no longer amortized under U.S. GAAP would be to increase U.S. GAAP income by €16.5 million as compared to French GAAP income and by €16.7 million for the six-month periods ended September 30, 2003 and 2002, respectively.

Additionally, goodwill on equity method investments is no longer amortized, however, it is still to be tested for impairment in accordance with Accounting Principles Board Opinion No.18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”). The impact of eliminating the amortization of goodwill on equity method investments would be to increase U.S. GAAP income by €0.7 million and €1.0 million for the six-month periods ended September 30, 2003 and 2002, respectively.

The impact of the above mentioned U.S. GAAP adjustments resulted in an increase in stockholders’ equity of €89.0 million and €71.8 million as of September 30, 2003 and March 31, 2003 respectively.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	September 30,		September 30,	March 31,
	2003	2002	2003	2003
	(in millions of euros)
Amortization of goodwill	16.5	16.7	84.3	67.8
Amortization of goodwill on equity method investments	0.7	1.0	4.7	4.0

Amortization of goodwill (a)	17.2	17.7	89.0	71.8

•	Allocation of purchase price to assets and liabilities acquired

Under French GAAP, certain acquired assets and liabilities assumed were not adjusted at fair value at the time of the acquisition, or in the case of step acquisitions, their related fair values were assessed during the initial step of the acquisition.

Under U.S. GAAP, Accounting Principles Board Opinion No. 16, Business Combinations applicable for business combinations initiated through June 30, 2001, and SFAS 141 applicable for business combinations initiated after that date, require that the Company allocates the purchase price over the assets acquired and liabilities assumed, and in case of step acquisitions, require that any additional interest acquired be fair valued at the date of the acquisition of the additional interest. As a consequence of this difference, the recorded amounts of goodwill and tangible fixed assets differ under French GAAP and U.S. GAAP.

At September 30, 2003 and 2002, impact on U.S. GAAP net income before tax results in an additional profit (charge) of €(0.6) million and €3.0 million, respectively. The related stockholders’ equity increased by €6.8 million and €7.4 million as of September 30, 2003 and March 31, 2003 respectively.

(b)	Impairment of tangible long-lived assets

Under French GAAP, when events and circumstances indicate that the assets may be impaired, Air France assesses the existence of impairment losses of the entire aircraft fleet under full ownership or capital leases and capitalized spare parts on the basis of their recoverable values.

Under U.S. GAAP, the Company has adopted SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). In accordance with SFAS 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of an asset group classified as held for sale would be presented as separate assets and liabilities in the U.S. GAAP balance sheet.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

The total effect of the above mentioned differences in GAAP would result in an increase in the Company’s U.S. GAAP pre-tax income by €2.2 million and €0.6 million for the six-month period ended September 30, 2003 and 2002, respectively. The U.S. GAAP related stockholders equity would decrease by €4.0 million and €6.2 million as of September 30, 2003 and March 31, 2003, respectively, as compared to French GAAP.

(c)	Accounting for investments in marketable securities

Under French GAAP, the Company accounts for its investments in debt and equity securities at the lower of historical cost or fair value, as assessed on an individual basis. Any impact of changes in provisions for investments are recorded in earnings. Provisions previously recorded may be reversed based on subsequent recoveries in market values.

Under U.S. GAAP, the Company is required to apply the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). SFAS 115 requires that investments in marketable securities be divided into three categories: trading securities (investments that are bought and held principally for the purpose of selling them in the near term), held-to-maturity securities (debt securities that the Company has a positive intent and ability to hold to maturity), and available-for-sale investments (all other securities). Under SFAS 115, the Company would classify its investments in marketable debt and equity securities as available-for-sale with unrealized gains and losses excluded from earnings and reported as a component of stockholders’ equity (other comprehensive income). Unrealized losses that are determined to be other than temporary would be charged to income and cannot be reversed into income until the security is disposed of.

The Company also invests its excess of cash in mutual funds (SICAV) which are held for trading purposes. Realized and unrealized gains and losses on these investments are recognized immediately in financial income (expense).

Under U.S. GAAP, the amount of net unrealized losses amounted to €2.1 million and €7.5 million as of September 30, 2003 and March 31, 2003, respectively.

Other than temporary impairment

Under French GAAP, the Company recorded a €3.2 million provision for the impairment of its Austrian Airlines investment during the six-month period ended September 30, 2003. For U.S. GAAP purposes, this impairment charge has been eliminated, as the decline in value had previously been considered as of March 31, 2003, for an amount of €6.0 million and no subsequent other-than-temporary impairment has been identified.

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	September 30,		September 30,	March 31,
	2003	2002	2003	2003
	(in millions of euros)
Unrealized gains (losses) on marketable securities	—	—	(2.1)	(7.5)
Other than temporary impairment	3.2	—	(2.8)	(6.0)

Marketable securities (c)	3.2	—	(4.9)	(13.5)

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

(d)	Consolidation

During the year ended March 31, 2003, the Company entered into certain agreements in which it deferred delivery of aircraft by transferring the aircraft into two newly-created special-purpose entities (SPE), Nogues and Investima. Under French GAAP, the Company was not required to consolidate these SPEs, as it held no equity interest in the entities.

Under U.S. GAAP, the Company determined that it had the substantive risks and rewards of the ownership of the assets of the SPEs, as it had entered into irrevocable and unconditional agreements upon the creation of the SPEs for the financing and possession of the underlying aircraft. As a result, these entities would have been fully consolidated for U.S. GAAP purposes as of March 31, 2003, in accordance with FASB Emerging Issues Task Force Topic D-14, Transactions involving Special-Purpose Entities (“EITF D-14”). Under French GAAP, the Company has recorded all related financing costs associated with these SPEs in its income statement.

As of September 30, 2003 and March 31, 2003, the consolidation under U.S. GAAP of Nogues and Investima would have resulted in an increase of fleet assets and financial debt of €245 million, corresponding to the remaining aircraft and related debt. There would be no impact on the U.S. GAAP net income, as related financing charges are being currently expensed, and the aircraft have not yet been placed into use.

As mentioned in Note 13, the Company created certain VIE during the six-month period ended September 2003.

Under U.S. GAAP, the Company has followed the provisions of FIN 46, Consolidation of Variable Interest Entities and consequently has consolidated this VIE. This results in an increase of financial debt and cash and cash equivalents of €98.0 million at September 30, 2003.

(e)	Equity method investments

(i)	U.S. GAAP reconciliation

Under French GAAP, the Company has accounted for several of its investments by the equity method, using net income as determined under accounting principles generally accepted in France, or, in certain cases, using net income as determined under IFRS (“International Financial Reporting Standards”).

Under U.S. GAAP, as required by APB 18, the results of operations of these investees must be determined in accordance with U.S. GAAP prior to the Company’s recognition of its share in income of companies accounted for under the equity method. The adjustments to present investees under U.S. GAAP relate primarily to the Company’s investment in Amadeus GTD and mainly reflect differences in accounting for business combination. Those differences would have resulted in an increase in net income before tax of €2.3 million and €3.4 million for the six-month periods ended September 30, 2003 and 2002 respectively, and an increase (decrease) in stockholders’ equity of €3.0 million and €(0.9) as of September 30, 2003 and March 31, 2003, respectively, as compared to the amounts reported under French GAAP.

(ii)	Amortization of excess purchase price

Under French GAAP, the excess of the purchase price of equity method investments over the Company’s share of the historical net book value of the investee is generally considered as

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

goodwill, and is amortized over 20 years. Under U.S. GAAP, such excess purchase price is allocated to the corresponding underlying assets of the investee, and amortized in future periods accordingly. As mentioned in note 19 (a), the Company has recorded an increase in net income of €0.7 million and €1.0 million (before taxes) for the six-month periods ended September 30, 2003 and 2002, respectively, corresponding primarily to the reversal of amortization of the goodwill related to the Company’s investment in Alpha.

(iii)	Companies recorded at cost under French GAAP and accounted for under the equity method under U.S. GAAP

In certain cases, under French GAAP investments of 20% or more held in certain companies have not been accounted for using the equity method, when the Company does not believe it exercises significant influence, or does not intend to exercise such influence.

Under U.S. GAAP, the Company has considered the provisions of FASB Interpretation No. 35, Criteria for Applying the Equity Method of Accounting for Investments in Common Stock and determined that the investment in Opodo should be accounted for under the equity method.

Consequently, the reconciliation of net income and stockholders’ equity reflects the Company’s accounting for its investment in Opodo using the equity method under U.S. GAAP. For the six-month periods ended September 30, 2003 and 2002, the impact on U.S. GAAP pre-tax net income would have been a reduction of €9.3 million and €8.8 million, respectively. The impact on stockholders’ equity would have been a decrease of €46.4 million as of September 30, 2003 and €37.1 million as of March 31, 2003.

In addition, under U.S. GAAP, the Company accounted for its investment in Toga, a limited partnership related to Terminal 1 in the JFK airport of which it owns 24.75% using the equity method under U.S. GAAP following the provisions of EITF D-46, Accounting For Limited Partnership Investments, which requires the use of the equity method unless the investor’s interest is minor. Consequently, under U.S. GAAP, the Company would have recorded an increase in stockholders’ equity of €1.7 million and €1.8 million as of September 30, 2003 and March 31, 2003, respectively, as compared to French GAAP. The impact on net income was nil for the six-month periods ended September 30, 2003 and 2002.

(iv)	Company accounted for under the equity method under French GAAP and consolidated under U.S. GAAP

Under French GAAP, the Company maintains a 45% interest in Air France Partnairs Leasing (“AFPL”), a company whose primary business activity is leasing aircraft to Air France, and accounts for this investment using the equity method.

Under U.S. GAAP, the Company has considered the provisions of SFAS No.13, Accounting for Leases (“SFAS 13”). The Company has determined that the equity method is not adequate for fair presentation of this investment because the principal business activity of this investee is to lease aircraft to Air France. Therefore, AFPL would have been consolidated under U.S. GAAP. For purposes of preparing the reconciliation, the Company has recorded an increase (decrease) in pre-tax net income of €12.2 million and €(1.0) million for the six-month periods ended September 30, 2003 and 2002, respectively, and a decrease in stockholders’ equity of €37.1 million and €49.4 million as of March 31, 2003 and 2002 respectively, as compared to amounts determined under French GAAP.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	September 30,		September 30,	March 31,
	2003	2002	2003	2003
	(in millions of euros)
Amadeus GTD adjustments	2.3	3.4	3.0	(0.9)
Amortization of excess purchase price (see Note 19 (a))	—	—	—	—
Opodo	(9.3)	(8.8)	(46.4)	(37.1)
Toga	—	—	1.7	1.8
Air France Partnairs Leasing	12.2	(1.0)	(37.1)	(49.4)

Equity method investments (e)	5.2	(6.4)	(78.8)	(85.6)

(f)	Provisions

Air France has implemented a voluntary program to reduce the working time for employees that are between 55 and 60 years old (corresponding to the legal age for retirement in France). Under the conditions of this plan, the Company has proposed to certain employees to reduce their working time to 50% while they continue to retain 80% of their former compensation levels. Under French GAAP, the Company accrued for such costs based on valuation of the commitments undertaken by the Company for employees accepting this arrangement.

Under U.S. GAAP, such costs should be expensed as incurred as they relate solely to future service periods and do not qualify as post-employment benefits according to SFAS 112, Employers’ Accounting for Post-employment Benefits, because employees who accepted the offer will continue to render service to the Company.

For the six-month periods ended September 30, 2003 and 2002 the impact of this difference would have been a decrease of net income before tax of €4.2 million and €8.2 million respectively, as compared to French GAAP, while the impact on stockholders’ equity before tax under U.S. GAAP would have been an increase of €10.0 million as of September 30, 2003 and €14.2 million as of March 31, 2003.

(g)	Stock Based Compensation

Air France has currently one stock-based compensation plan (“ESA 1998”) which is described in note 35(8) of the annual consolidated financial statements.

In accordance with French GAAP, the Company does not account for any compensation charge in relation to its stock-based compensation plan with the exception of its related stock-option component described in note 33(g) to the annual consolidated financial statements. In accordance with French GAAP, Air France does not record any compensation charge when stock options are granted. Under French GAAP, if a company issues new shares to satisfy the exercise of the options, then the difference between the par value and the exercise price is recorded as an addition to additional paid-in capital. If a company repurchases shares on the open market or issues shares held in treasury, then the difference between the repurchase price of the shares and the exercise price of

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

the option is recorded as a compensation charge in the consolidated income statement. In the case of the ESA 1998 stock compensation plan, 3,516,596 options were granted on May 30, 2000 to certain of the Company’s employees. Such options are exercisable at an exercise price of €15.75 per share from May 31, 2005 through May 31, 2007. Upon exercise of these options, Air France intends to deliver treasury shares previously acquired on the open market and will account for the related compensation charge.

Under U.S. GAAP, the company accounts for the fair value of the grants under this plan in accordance with the fair value method described in Statement 123, Accounting for Stock-Based Compensation (“SFAS 123”). The compensation cost that would have been charged against income for this plan under U.S. GAAP would have been €12.2 million and €12.5 million for the six-month periods ended September 30, 2003 and 2002, respectively. This GAAP difference would have no impact on stockholders’ equity as of September 30, 2003.

(h)	Treasury shares

Under French GAAP, the cost of treasury share repurchases that are intended for distribution to the employees is classified in investments in marketable securities, and accounted for as described in note 2.18 of the annual consolidated financial statements. Remaining treasury shares that are purchased with the intent of managing stock price are recorded as a reduction of stockholders’ equity at acquisition cost. All of these shares have been excluded in the earnings per share computation in accordance with French GAAP.

For French GAAP purposes, a provision is recorded for unrealized losses on shares which are classified as investments in marketable securities. Changes in the provision, including any subsequent recovery in values, if any, are recorded as financial income or expense. Increases or decreases in the fair value of shares which are classified as a reduction of stockholders’ equity are recorded directly as a component of stockholders’ equity.

As of September 30, 2003, the Company was carrying 2,884,498 of its own shares of which (i) 1,249,464 were classified as short-term investment at a cost of €21.5 million and (ii) 1,635,034 were classified as a reduction of the Company stockholders’ equity.

Under U.S. GAAP, treasury shares are accounted for as a reduction of stockholders’ equity at acquisition cost, and no further recognition would be given for subsequent changes in fair value. When treasury shares are resold, any differences between cost and fair value are generally recorded directly to stockholders’ equity. Accordingly, the €6.9 million gain recognized for the six-month period ended September 30, 2003 and the €8.2 million expense recognized for the six-month period ended September 30, 2002 under French GAAP would have been reversed for purposes of determining the U.S. GAAP net income. The impact on stockholders’ equity would have been a decrease of €18.1 million as of September 30, 2003, and €11.2 million as of March 31, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	September 30,		September 30,	March 31,
	2003	2002	2003	2003
	(in millions of euros)
Reclassification of treasury stock as a reduction of stockholders’ equity	—	—	(21.5)	(21.5)
Reversal under US GAAP of the unrealized loss on treasury shares	(6.9)	8.2	3.4	10.3

Treasury shares (h)	(6.9)	8.2	(18.1)	(11.2)

(i)	Sale-leaseback transactions

The Company regularly enters into transactions whereby the Company sells a fully owned aircraft to a third party and leases the aircraft back from a third party. Under French GAAP and to the extent the lease back agreement qualifies as an operating lease, the Company recognizes the entire gain and loss on the sale transaction upon completion of the sale of the aircraft to the lessor.

Under U.S. GAAP, all profits or losses on sales realized by the Company should be deferred and amortized in proportion to the amortization of the leased asset, if a capital lease, or in proportion to the related gross rental charged to expense over the lease term, if an operating lease. However, when the fair value of the property at the time of the transaction is less than its undepreciated cost, a loss should be recognized immediately up to the amount of the differences between undepreciated cost and fair value.

The application of U.S. GAAP would have resulted in an increase in the Company’s pre-tax net income for the six-month period ended September 30, 2003 and 2002 by €0.4 million and €13.3 million, respectively and a decrease in stockholders’ equity by €56.3 million as of September 30, 2003, and €56.7 million as of March 31, 2003.

(j)	Lease accounting

Under French GAAP, companies have the choice to account for lease arrangements either based on International Accounting Standard 17, Leases (“IAS 17”) or based on the form of the lease arrangement. The latter method has been applied by the Company as described in note 2.14 to the annual consolidated financial statements. Under this method, a lease arrangement is qualified as a capital lease if the lease arrangement provides for a bargain purchase option.

Under U.S. GAAP, the Company applied the provisions of SFAS 13, which requires that a lease agreement meeting any of the specified criteria listed in SFAS 13 be accounted for as a capital lease through recognition of the leased asset and a liability corresponding to the lower of the market value of the leased assets or the present value of the obligation under the lease. In accordance with this standard, the Company has determined that a number of the lease arrangements accounted for as operating leases under French GAAP should be recorded as capital leases under U.S. GAAP.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

The application of U.S. GAAP would have resulted in an increase in the Company’s net income as compared to French GAAP of €6.3 million and €17.4 million for the six-month periods ended September 30, 2003 and 2002, respectively and an increase in the Company’s stockholders’ equity of €8.1 million as of September 30, 2003 and €1.8 million as of March 31, 2003.

(k)	Accounting for maintenance costs

As described in note 2.1 to the Company’s annual consolidated financial statements, the Company changed its method of accounting for estimated costs of major airframe and engine maintenance under French GAAP, effective April 1, 2002. As a result, the Company adopted the component method for these costs in which the estimated costs of these expenses related to aircraft owned and held under capital leases were capitalized upon adoption, and will be amortized over the period remaining until the next overhaul. The Company recorded the effects of this change in accounting method in stockholders’ equity as of April 1, 2002. Prior to April 1, 2002, the Company was accounting for these maintenance costs using (i) the accrual method for maintenance costs associated with airframes and (ii) the expense as incurred method for maintenance costs associated with engines.

Under U.S. GAAP, the Company accounts for maintenance costs of owned and aircraft held under capital leases using the expense as incurred method. As of and for the six months ended September 30, 2002, French GAAP maintenance costs accounting for airframe resulted in the recognition of a maintenance accrual of €140.8 million. The net income effect before tax of the net change in the accrual was €2.3 million (a charge) for the six months ended September 30, 2002. Under US GAAP, as the Company is expensing the maintenance costs as incurred, the maintenance accrual and the related effect on the Company’s net income before tax would have been reversed, resulting in an increase in the Company’s stockholders’ equity of €140.8 million and an increase in the Company’s net income before tax of €2.3 million as of and for the six months ended September 30, 2002. There was no GAAP difference for maintenance cost accounting for engines as in both instances maintenance cost was expensed as incurred. The effect of such adjustment on the Company’s stockholders’ equity at March 31, 2003 was a decrease of €100.1 million.

As of and for the six months ended September 30, 2003, French GAAP maintenance costs accounting for airframes and engines was based on the component method resulting in the recognition of net assets of €61.2 million. The effect on the Company’s net income before tax of the net change in the capitalized maintenance cost was €38.9 million (a charge) for the six months ended September 30, 2003. Under US GAAP, as the Company is expensing the maintenance costs as incurred, the maintenance net assets and the related effect on the Company’s net income before tax would have been reversed, resulting in a decrease in the Company’s net stockholders’ equity of €(61.2) million and a related increase in the Company’s net income before tax of €38.9 million.

(l)	Restitution cost accrual

In connection with the change in accounting method for maintenance costs under French GAAP as described above, the Company changed also its method of accounting for restitution cost related to aircraft under operating lease effective April 1, 2002. Prior to April 1, 2002, the Company was accruing solely for restitution costs related to airframes. Effective April 1, 2002, the Company accrues for both airframes and engines restitution costs related to aircraft under operating lease as soon as the asset does not meet the return to condition criteria set as per the lease arrangement between the Company and the lessor. When the condition of the aircraft exceeds the return to condition criteria set as per the lease arrangement, the Company capitalizes the related amount in excess. Such amount is further amortized on a straight-line basis over a period ending when the restitution criteria is met.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

Under U.S. GAAP, restitution costs are accrued when such costs are probable and estimable in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”), typically within six months of the end of the lease term. As of and for the six months ended September 30, 2002, French GAAP restitution costs accounting for airframe resulted in the recognition of a restitution cost accrual of €64.7 million. The net income effect before tax of the net change in the accrual was €4.3 million (a charge) for the six months ended September 30, 2002. Under US GAAP, as the Company is accruing for restitution costs when such costs are probable and estimable, it was determined that the restitution cost accrual would amount to €9.4 million. Therefore, under US GAAP, the Company would have reversed the unnecessary restitution cost accrual accounted for under French GAAP and the related effect on the Company’s net income before tax, resulting in an increase in the Company’s stockholders’ equity of €55.3 million and an increase in the Company’s net income before tax of €2.2 million as of and for the six months ended September 30, 2002.

As of and for the six months ended September 30, 2003, French GAAP restitution costs accounting for both airframes and engines resulted in the recognition of a restitution cost accrual of €285 million. The net income effect before tax of the net change in the accrual was €22.3 million (an income) for the six months ended September 30, 2003. Under US GAAP, as the Company is accruing for restitution costs when such costs are probable and estimable, it was determined that the restitution cost accrual would amount to €16.2 million. Therefore, under US GAAP, the Company would have reversed the unnecessary restitution cost accrual and the related effect on the Company’s net income before tax, resulting in an increase in the Company’s stockholders’ equity of €268.8 million and a decrease in the Company’s net income before tax of €34.6 million as of and for the six months ended September 30, 2003.

(m)	Pension and Post Retirement benefits

As described in note 22.1 to the annual consolidated financial statements, the Company provides for the costs and liabilities related to its pension, post-employment and post-retirement plans in accordance with French GAAP.

Under U.S. GAAP, all pension, post-employment, and post-retirement plans are to be accounted for in accordance with Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (“SFAS 87”), Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions (“SFAS 106”), and Statement of Financial Accounting Standards No. 112, Employers’ Accounting for Post-employment Benefits (“SFAS 112”), respectively.

This difference results in a decrease in the Company’s net income before tax under U.S. GAAP as compared to French GAAP by €1.9 million and €1.1 million for the six-month period ended September 30, 2003 and 2002, respectively and an increase in the Company stockholders’ equity before tax by €47.7 million and €49.6 million as of and for the period ended September 30, 2003 and March 31, 2003 respectively.

(n)	Derivative instruments and hedging activities

Under French GAAP, the Company applies the following accounting policies:

•	Forward exchange contracts and foreign currency swaps are used to hedge foreign currency exchange rate exposures. Unrealised gains and losses on these investments are deferred and recorded against the carrying amount of the hedged asset or liability on firm commitments. Contract premiums are amortized ratably over the term of the hedge arrangement.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

•	The Company enters into various interest rate swaps to manage its interest rate exposure. The objectives of the swaps are to modify instruments from fixed rate to floating and floating rate to fixed. The difference between interest payable and receivable is recognized as interest expense or interest income.

•	The petroleum options premiums are accounted for in the income statement on an accrual basis. The difference between interest payable and receivable on petroleum swaps is recognized as operating expense or operating income.

Under U.S. GAAP, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133) on April 1, 2001. Under U.S. GAAP, all derivative instruments other than certain derivatives indexed to the Company’s own stock are to be recognized on the balance sheet at fair value. Derivatives that are not designated as hedges are immediately recorded through income. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. The ineffective portion in the change in the fair value of the derivative instrument is immediately recognized in earnings. In order to qualify for hedge accounting, formal documentation designating the relationships between the hedging instrument and the hedged underlying transaction must be in place at the inception and hedge effectiveness must be reassessed regularly.

The derivatives held by the Company over the periods presented do not qualify for hedge accounting under SFAS 133 as the documentation supporting the hedging transactions was not sufficient to meet the requirements of SFAS 133.

This difference in GAAP results in an increase in the Company’s net income before tax under U.S. GAAP as compared to French GAAP by €36.6 million and €6.0 million for the six-month periods ended September 30, 2003 and 2002, respectively and an increase (decrease) in the Company stockholders’ equity by €21.6 million and €(24.1) million as of September 30, 2003 and March 31, 2003, respectively.

(o)	Other derivative instruments

In 1999 the Company entered into an agreement with a financial institution to guarantee a minimum stock price of €14 in connection with the ESA 1998 plan. As a result, Air France bears the risk of any decrease below €14 of its own stock price under the terms of this agreement.

Under French GAAP and as at September 30, 2002, the Company recorded a provision of €7.7 million that was intended to cover such exposure. Additional amounts were accrued for at March 31, 2003 for a total provision of €11.4 million that was subsequently released at September 30, 2003.

Under U.S. GAAP, the Company considered the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”) and determined that the contract, in which the Company entered into with the financial institution should be measured at fair value at the inception date and classified as equity. Subsequent changes in fair value are not to be recognized. Consequently, the fair value of this equity instrument was measured at March 31, 2001, resulting in an increase of financial debt and a decrease of stockholders’ equity of €31.9 million.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

The provision accrued for under French GAAP is reversed under U.S. GAAP for an amount of €7.7 million at September 30, 2002. The release of provision that was also accounted for under French GAAP is also reversed for purposes of preparing the U.S. GAAP reconciliation at September 30, 2003, resulting in a decrease in the Company’s net income before tax under U.S. GAAP as compared to French GAAP by €11.4 million for the six-month period ended September 30, 2003.

(p)	Revenue recognition

Under French GAAP, the Company accounts for the revenue generated from power-by-the-hour maintenance provided to third party companies based on the flight time declared by the customer. The Company recognizes revenue for other maintenance contracts using the percentage of completion method.

Under U.S. GAAP, Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB 101”), the Company deferred revenue generated by the power-by-the-hour maintenance arrangements until the service is rendered. Consequently, the Company would have recorded a decrease in net income before tax of €3.2 million and €1.2 million for the six-month periods ended September 30, 2003 and 2002 respectively, and a decrease in stockholders’ equity before tax of €10.6 million and €7.4 million as of September 30, 2003 and March 31, 2003 respectively, as compared to French GAAP.

(q)	Credit memos and related aircraft depreciation

Under French GAAP, credit memos received from aircraft manufacturers in connection with purchases of aircraft that are in substance incentives earned in connection with aircraft phase-out and other retirement programs are recognized as other income in the same period as the estimated cost associated with the fleet phase-out.

Under U.S. GAAP, credit memos that are incentives to purchase a particular manufacturer’s aircraft are applied as a reduction of the cost of the aircraft at the time of purchase, and result in a reduction of depreciation expense over the life of the related aircraft. Consequently, for purposes of preparing the reconciliation between French GAAP and U.S. GAAP, the Company has recorded an increase (decrease) in net income before tax of €0.4 million and €(22.1) million for the six-month periods ended September 30, 2003 and 2002 respectively, and a decrease in stockholders’ equity before tax of €88.5 million and €89.0 million as of September 30, 2003 and March 31, 2003 respectively.

Under French GAAP, companies must revise the useful economic life of long-lived assets solely when significant modifications in the use of the assets occur.

Under U.S. GAAP, companies must continually evaluate the appropriateness of useful lives assigned to long-lived assets. As a result, the Company determined that the useful life and the salvage value of ten A310 aircraft needed to be reduced in response to the Company’s decision to accelerate the phase-out of these aircraft.

Seven of the A310 aircraft were disposed of during the six-month period ended September 30, 2002. Consequently, gains realized on these disposals differ between French GAAP and U.S. GAAP, as the carrying value of the assets differed between French GAAP and U.S. GAAP.

Therefore, the Company has recorded an increase in net income before tax of €8.4 million for the six-month period ended September 30, 2002.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

A summary of the adjustments to net income and stockholders’ equity before tax from French to US GAAP is disclosed below:

	Net Income		Stockholders’ equity
	September 30,		September, 30	March 31,
	2003	2002	2003	2003
	(in millions of euros)
Credit memos accounted for as a reduction of purchased aircraft cost under US GAAP	0.4	(22.1)	(88.5)	(89.0)
Related adjustment to the useful life and salvage value of seven A310	—	8.4	—	—

Credit memos and related aircraft depreciation (q)	0.4	(13.7)	(88.5)	(89.0)

(r)	Tax effect of the above adjustments

The tax effect of the adjustments included in the reconciliations of net income and stockholders’ equity under French GAAP to US GAAP were calculated by applying the applicable tax rate to the pretax adjustment where such adjustments have tax effect. The applicable tax rate was the tax rate expected to apply at the time the temporary difference reverses based on the specific tax jurisdiction in which the reversal will occur.

The tax effect of the US GAAP adjustments would result in a decrease in the Company’s net income of €(10.1) and €(10.3) million for the six months ended September 30, 2003 and 2002, respectively, and a decrease in stockholders’ equity of €(46.6) and €(34.5) million as of September 30, 2003 and March 31, 2003, respectively.

(s)	Classification differences

(i)	Reclassification to operating income under U.S. GAAP

Under U.S. GAAP, certain items such as restructuring expenses (€11 million and €12 million for the six months ended September 30, 2003 and 2002, respectively) and capital gains on sales of subsidiaries and affiliates affiliates (€0 million and €4 million for the six months ended September 30, 2003 and 2002, respectively) would be classified as part of operating income.

Additionally, government grants received as a result of September 11th events have been separately disclosed in the income statement for the six-month periods ended September 30, 2003 and 2002 for €0 and €17.7 million, respectively, resulting in an increase of passenger service expenses of €0 and €17.7 million for the six-month periods ended September 30, 2003 and 2002, respectively.

(ii)	Goodwill and other intangible assets

Under French GAAP, certain amounts of historical goodwill have been reclassified in “other intangible assets” and are being amortized over 20 years. For purposes of preparing U.S. GAAP financial statements these amounts (net book value of €127 million and €136 million as of September 30, 2003 and March 31, 2003, respectively) would be reclassified to goodwill.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

(iii)	Cash and cash equivalents

Under French GAAP, cash and cash equivalents as per the cash flow statement are stated net of bank overdrafts. For purposes of preparing the U.S. GAAP consolidated financial statements, bank overdrafts (in an amount of €248 million and €267 million as of September 30, 2003 and March 31, 2003, respectively) are reclassified as a component of short-term debt.

(iv)	Balance sheet classification

Under French GAAP, the consolidated balance sheets do not make the distinction between current und non-current items. Such distinction is required for a U.S. GAAP presentation.

Under French GAAP, deposits on capital leases have been presented as an offset of the related lease obligations. These deposits (€279 million and €277 million as of September 30, 2003 and March 31, 2003, respectively) have been reclassified as financial assets for U.S. GAAP presentation.

Under French GAAP, the Company accounts for deferred gains on sale and lease back transactions as a reduction of the related asset if the lease-back arrangement qualifies as a capital lease. Under U.S. GAAP, these gains have been reclassified, as deferred gains, in the current liabilities of the Company in the amount of €230 million and €243 million at September 30, 2003 and March 31, 2003, respectively.

In connection with the perpetual subordinated loan securities as described in note 23.1 of the primary consolidated financial statements, the Company did pay deposits for an amount of €194 million. Under French GAAP, such deposits are accounted for as a reduction of the related long-term debt.

Under U.S. GAAP, and under the provisions of FIN 39, Offsetting of Amounts Related to Certain Contracts, the Company should not offset the deposits and the related long-term debt. Therefore, the deposits of €194 million have been reclassified under the caption “Perpetual subordinated loan deposit” of the balance sheet and the related long-term debt has been increased by a similar amount.

Additionally, a provision for slow moving inventory, which was accounted for as a provision for liabilities and charges as of March 31, 2003 for an amount of €14 million, has been reclassified as a reduction of inventory under U.S. GAAP.

20	Reconciliation to U.S. GAAP and summarized financial statements

The following is a summary of the adjustments to the consolidated net income for the six-month periods ended September 30, 2002 and 2003 and to the Company’s stockholders’ equity at September 30, 2003 and March 31, 2003, which would be required if U.S. GAAP had been applied instead of French GAAP.

(a)	Reconciliation

(i)	Reconciliation of the consolidated net income

	Six months ended September 30,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Net income (loss) as reported in the Consolidated Income Statements	60.2	51.7	216.4
(a) Business combination	(0.7)	(0.6)	3.0
(a) Goodwill amortization	20.0	17.2	17.7
(b) Impairment of long-lived assets	2.6	2.2	0.6
(c) Marketable securities	3.7	3.2	—
(d) Consolidation	—	—	—
(e) Equity method	6.1	5.2	(6.4)
(f) Provisions	(4.9)	(4.2)	(8.2)
(g) Stock based compensation	(14.2)	(12.2)	(12.5)
(h) Treasury stock	(8.0)	(6.9)	8.2
(i) Sale-leaseback transactions	0.5	0.4	13.3
(j) Accounting for leases	7.3	6.3	17.4
(k) Accounting for maintenance	45.3	38.9	2.3
(l) Restitution cost	(40.3)	(34.6)	2.2
(m) Pensions and post-retirement benefits	(2.2)	(1.9)	(1.1)
(n) Derivative instruments and hedging activities	42.6	36.6	6.0
(o) Other derivatives instruments	(13.3)	(11.4)	7.7
(p) Revenue recognition	(3.7)	(3.2)	(1.2)
(q) Credit memos and related aircraft depreciation	0.5	0.4	(13.7)
(r) Tax effect of the above adjustments	(11.8)	(10.1)	(10.3)
Cumulative effect of change in accounting principle, net of tax		—	—

Net income (loss) according to U.S. GAAP	89.7	77.0	241.4

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1.00 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

(ii)	Reconciliation of stockholders’ equity

	September 30,		March 31,
	2003	2003	2003
	(in $ millions)(1)	(in € millions)
Stockholders’ equity as reported in the consolidated balance sheets, after appropriation	4,685.7	4,022.1	3,993.7
(a) Business combination	7.9	6.8	7.4
(a) Goodwill amortization	103.7	89.0	71.8
(b) Impairment of long-lived assets	(4.7)	(4.0)	(6.2)
(c) Marketable securities	(5.7)	(4.9)	(13.5)
(d) Consolidation	—	—	—
(e) Equity method	(91.8)	(78.8)	(85.6)
(f) Provisions	11.7	10.0	14.2
(g) Stock based compensation	—	—	—
(h) Treasury stock	(21.1)	(18.1)	(11.2)
(i) Sale-leaseback transactions	(65.6)	(56.3)	(56.7)
(j) Accounting for leases	9.5	8.1	1.8
(k) Accounting for maintenance	(71.3)	(61.2)	(100.1)
(l) Restitution cost	313.7	268.8	303.5
(m) Pensions and post-retirement benefits	55.6	47.7	49.6
(n) Derivative instruments and hedging activities	25.2	21.6	(24.1)
(o) Other derivatives instruments	(37.2)	(31.9)	(20.5)
(p) Revenue recognition	(12.3)	(10.6)	(7.4)
(q) Credit memos and related aircraft depreciation	(103.1)	(88.5)	(89.0)
(r) Tax effect of the above adjustments	(54.3)	(46.6)	(34.5)
Cumulative effect of change in accounting principle, net of tax

Stockholders’ equity according to U.S. GAAP	4,745.3	4,073.2	3,993.2

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of €1.00 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

(b)	Summarized U.S. GAAP financial information

(i)	Summarized consolidated income statements

	Six months ended September 30,
	2003	2003	2002
	(in $ millions)(1)	(in € millions)
Net sales	7,187.3	6,169.4	6,541.7
Salaries and related costs	(2,402.6)	(2,062.3)	(1,972.9)
Depreciation and amortization	(662.8)	(568.9)	(511.0)
Aircraft fuel	(737.5)	(633.0)	(648.8)
Landing fees and other rents	(761.9)	(654.0)	(689.0)
Aircraft maintenance materials and outside repairs	(305.0)	(261.8)	(329.0)
Aircraft rent	(252.3)	(216.6)	(241.5)
Other selling expenses	(620.9)	(533.0)	(601.6)
Passenger service	(616.6)	(529.3)	(570.0)
Asset writedowns, restructuring and related items, net	(11.3)	(9.7)	(13.5)
Other operating expenses	(716.6)	(615.1)	(645.5)
French government grant	—	—	17.7

Income (loss) from operations	99.8	85.7	336.6

Interest income (expense)	(87.6)	(75.2)	(90.6)
Interest income and other financial income, net	82.0	70.4	53.3
Gain on sale of stock in subsidiaries	0.4	0.3	3.8

Income (loss) before taxes, minority interests and share in net income of equity affiliates	94.6	81.2	303.1

Share in net income of equity affiliates	34.6	29.7	13.4
Income tax (expense) income	(52.3)	(44.9)	(70.5)
Minority interests	12.8	11.0	(4.6)

Net income (loss)	89.7	77.0	241.4

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1.00 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

(ii)	Summarized balance sheet in accordance with U.S. GAAP:

	September 30,	September 30,	March 31,
	2003	2003	2003
	(in $ millions)(1)	(in € millions)
Cash and cash equivalents	1,523.2	1,307.5	958.6
Short-term investments	175.7	150.8	282.2
Accounts receivables, net of an allowance for uncollectible amount of €91.9 million and €89.0 million at September 30, 2003 and March 31, 2003, respectively	1,833.8	1,574.1	1,432.4
Income tax receivable	6.4	5.5	5.1
Inventories, net of an allowance for obsolescence of €68.1 million and €78.9 million at September 30, 2003 and March 31, 2003, respectively	242.4	208.1	205.1
Deferred income taxes	—	—	—
Prepaid expenses and other	1,043.4	895.6	877.6

Total current assets	4,824.9	4,141.6	3,761.00

Flight equipment	10,247.0	8,795.7	9,055.3
Accumulated depreciation	(4,072.7)	(3,495.9)	(3,503.3)

Flight equipment, net	6,174.3	5,299.8	5,552.0
Flight and ground equipment under capital lease	3,996.0	3,430.0	3,421.9
Accumulated depreciation	(1,425.3)	(1,223.4)	(1,118.0)

Flight and ground equipment under capital lease, net	2,570.7	2,206.6	2,303.9
Ground property and equipment	2,721.4	2,336.0	2,253.1
Accumulated depreciation	(1,736.3)	(1,490.4)	(1,456.0)

Ground property and equipment, net	985.1	845.6	797.1

Investment in equity affiliates	361.1	310.0	308.9
Investments in debt and equity securities	58.3	50.0	45.2
Deferred income taxes	71.9	61.7	115.4
Lease deposits	404.1	346.9	350.3
Perpetual subordinated loan deposit	226.0	194.0	194.0
Other non-current assets	197.1	169.2	168.5
Intangible assets	44.9	38.5	40.9
Goodwill	336.3	288.7	287.3

Total non-current assets	11,429.8	9,811.0	10,163.5

Total assets	16,254.8	13,952.6	13,924.5

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of the Federal Reserve Bank of New York of €1.00 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

	September 30,	September 30	March 31,
	2003	2003	2003
	(in $ millions)(1)	(in € millions)
Current maturities of long-term debt	585.5	502.6	501.0
Short-term obligation	299.9	257.4	415.6
Current obligations under capital leases	136.9	117.5	316.4
Trade payables	1,400.6	1,202.2	1,371.3
Deferred revenue on ticket sales and lengthy programs	940.2	807.0	900.9
Taxes payable	3.8	3.3	4.9
Accrued salaries, related benefits and employee-related liabilities	643.9	552.7	452.4
Deferred tax liability – current	—	—	—
Other current liability	1,479.4	1,269.9	1,228.9

Total current liabilities	5,490.2	4,712.6	5,191.4

Long-term debt	2,382.5	2,045.1	1,674.2
Obligations under capital leases less current obligations	2,570.1	2,206.1	2,113.5
Pension liability	676.8	580.9	559.1
Provisions	132.3	113.6	133.5
Other non-current liability	113.1	97.1	98.5
Deferred tax liability – non-current	32.5	27.9	35.6

Total non-current liabilities	5,907.4	5,070.7	4,614.4

Total liabilities	11,397.5	9,783.3	9,805.8

Minority interests	111.9	96.1	125.5
Stockholders’ equity	4,745.3	4,073.2	3,993.2

Total liabilities and stockholders’ equity	16,254.8	13,952.6	13,924.5

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of €1.00 = $1.1650 on September 30, 2003.

(iii)	Statement of changes in stockholders’ equity in accordance with U.S. GAAP

	Common stock	Additional paid-in capital	Deferred Compen- sation	Retained earnings	Accum- ulated other compre- hensive income (Loss)	Treasury stock	Total	Minority Interests	Total Stock- holders’ equity and minority interests
Balance at March 31, 2003	1,868.0	585.1	(106.4)	1,792.6	(99.9)	(46.2)	3,993.2	125.5	4,118.7
Capital increase	—	—	—	—	—	—	—	—	—
Net change in treasury stock	—	—	—	—	—	—	—	—	—
Capital increase	—	—	—	—	—	—	—	—	—
Dividends paid	—	—	—	(18.0)	—	—	(18.0)	(4.0)	(22.0)
Other changes	—	—	—	4.6	—	—	4.6	(10.4)	(5.8)
Net income (loss)	—	—	—	77.0	—	—	77.0	(11.0)	66.0
Deferred compensation	—	—	12.2	—	—	—	12.2	—	12.2
Other comprehensive income (loss)	—	—	—	—	4.2	—	4.2	(4.0)	0.2
Balance at September 30, 2003	1,868.0	585.1	(94.2)	1,856.2	(95.7)	(46.2)	4,073.2	96.1	4169.3

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

(iv)	Earnings per share under U.S. GAAP:

In accordance with the Statement of Financial Accounting Standards 128, Earnings per Share (“SFAS 128”), basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. The computation of diluted earnings per share is adjusted to include any potential common shares. The computation and reconciliation of basic and diluted earnings per share for the six-month periods ended September 30, 2003 and 2002 prepared in accordance with U.S. GAAP is as follows:

	Six months ended September 30,
	2003	2003	2002
	(in $ million except shares and per share data)(1)	(in € millions except shares and per share data)
Numerator
Income (loss) before cumulative effect of change in accounting principle	89.7	77.0	241.4
Impact of change in accounting principle	—
Net income (loss) according to U.S. GAAP	89.7	77.0	241.4
Denominator (share amounts)
Weighted average number of shares outstanding – basic	216,896,389	216,896,389	217,807,485
Weighted average number of shares outstanding – diluted	216,896,389	216,896,389	217,807,485
Basic earnings per share
Earnings (loss) before cumulative effect of change in accounting principle	0.41	0.35	1.11
Impact of change in accounting principle	—	—	—
Net earnings (loss) per share according to U.S. GAAP	0.41	0.35	1.11
Diluted earnings per share:
Earnings (loss) before cumulative effect of change in accounting principle	0.41	0.35	1.11
Impact of change in accounting principle
Net earnings (loss) per share according to U.S. GAAP	0.41	0.35	1.11

Note:
(1)	Translation of amounts from € into $ has been made merely for the convenience of the reader at the Noon Buying Rate of €1.00 = $1.1650 on September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

(v)	Condensed cash flow statement

	Six months ended September 30,
	2003 (a)	2003	2002
	(in millions of euros)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	89.7	77.0	241.4
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	662.8	568.9	511.0
(Decrease)/increase in restructuring provisions	(5.0)	(4.3)	7.0
Other provisions	(50.7)	(43.5)	(24.2)
Deferred income taxes	48.5	41.6	67.3
Dividends (less than) in excess of equity income	(21.2)	(18.2)	0.9
Impact of exchange rate	(34.5)	(29.6)	(49.2)
Loss (gain) from sale of assets, net	(32.6)	(28.0)	(25.1)
Loss (gain) from sale of investments, net	(0.4)	(0.3)	(3.9)
Change in certain current assets and liabilities	(328.4)	(281.9)	(121.7)
Other	(8.9)	(7.6)	5.9

Net cash provided by operating activities	319.3	274.1	609.4

CASH FLOWS FROM INVESTING ACTIVITIES
Flight equipment additions	(298.1)	(255.9)	(521.7)
Other tangible and intangible assets additions	(153.7)	(131.9)	(94.6)
Proceeds from sales of flight equipment	227.2	195.0	141.6
Proceeds from sales of investments	0.7	0.6	7.6
Acquisition of non consolidated investments	(0.7)	(0.6)	(15.4)
Decrease (Increase) in short term investments	151.1	129.7	(122.1)

Net cash used in investing activities	(73.5)	(63.1)	(604.6)

CASH FLOW FROM FINANCING ACTIVITIES
Payments on long term debt	(345.1)	(296.2)	(388.4)
Payments on capital lease obligations	(133.4)	(114.5)	(167.9)
Cash dividends	(25.9)	(22.2)	(27.8)
Issuance of long term debt	862.6	740.4	292.6
Reduction of minority interests	(12.3)	(10.6)	—
Increase (decrease) in short term debt	(184.5)	(158.4)	(137.5)
Treasury stock	—	—	(21.7)
(Increase) in loans	(4.4)	(3.8)	(22.9)
Decrease in loans	8.2	7.1	4.1

Net cash provided by (used in) financing activities	165.2	141.8	(469.5)
Impact of exchange rate	(4.6)	(3.9)	2.0
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	406.4	348.9	(462.7)
Cash and cash equivalents beginning of the period	1,116.8	958.6	1,437.5

Cash and cash equivalents at the end of the period	1,523.2	1,307.5	974.8

Supplemental disclosures of cash paid
Cash paid (received) for Income Taxes	(6.1)	(5.2)	4.6
Cash paid for Interest	83.4	71.6	65.6
Change in certain current assets and liabilities
(Increase) Decrease in inventories	8.9	7.6	(28.4)
(Increase) Decrease in receivables	(172.1)	(147.7)	120.2
(Increase) decrease in other current assets and other current liabilities. net	22.3	19.1	(9.8)
Increase (decrease) in trade payables	(187.5)	(160.9)	(203.7)

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

The Company does not have significant non cash transactions related to capital leases. Aircrafts financed through capital leases are first purchased by the Company and subsequently sold and leased back.

(vi)	Guarantees

In conjunction with a Salary/Share Exchange Agreement entered into between Air France and its main labor unions on September 18, 2003, employees of Air France will have the opportunity to acquire Air France shares directly from the French State in exchange for voluntary reductions in salary over a period of six years. This opportunity is available only if and when the French State sells any part of its interest in Air France.

The Salary/Share Exchange Agreement is subject to the effective transfer of a majority of Air France’s share capital to the private sector. The French State announced on July 29, 2002 that it intends to reduce its shareholding in Air France to 20%. An undertaking to reduce the interest of the French State to 20% is also contained in the declaration of understanding executed by the French State and the State of the Netherlands in conjunction with the proposed merger between Air France and KLM. The aggregate number of Air France shares which may be transferred by the French State pursuant to the salary/share exchange is limited by law to 6% of the outstanding share capital of Air France, or 13,186,853 Air France shares. Because the French State will provide all of the shares to be given to employees pursuant to the salary share exchange but will share the benefits of the salary reductions with Air France’s other stockholders, an agreement has been reached between Air France and the French State whereby Air France will compensate the French State for the cost to it of the salary/share exchange.

Air France will have two years from the date that the French State grants its shares to the Air France employees in which to make its compensation payment, although interest will accrue after 90 days.

Compensation payment to the French State may be made either through a cash payment from Air France to the French State or through the delivery by Air France to the French State of Company’s equity instruments.

Under US GAAP, the Salary/Exchange Agreement would be accounted for in conformance with SFAS No.123. In accordance with SFAS No. 123, the compensation cost of the Salary/Exchange agreement will be determined at the measurement date. Such compensation cost will equal the total number of shares subscribed by the employees assuming that 100% of those shares would vest times the Company’s shares market price at the measurement date. The compensation cost will then be accounted for in income statement on a straight-line basis over the vesting period, which in the case of the agreement is six years. The amount paid by Air France to the French State will be accounted for as a capital transaction.

Accounting treatment for the Salary/Exchange Agreement agreement under French GAAP will differ from the US GAAP accounting treatment as solely the net amount paid to the French State will affect the Company’s income statement over the six-year period of the Salary/Exchange Agreement.

The Company has not accrued any amount related to this arrangement as of September 30, 2003.

AIR FRANCE S.A. AND SUBSIDIARIES

Notes to the Interim Condensed Consolidated Financial Statements

21	Segment information under U.S. GAAP

	Six months ended September 30, 2003
	Passenger	Cargo	Main- tenance	Amadeus	All Other	Interseg- ment elimination	Consoli- dated
	(in € millions)
Revenues from external customers(1)	5,166	692	263	—	72	—	6,193
Intersegments revenues(1)	194	11	635	—	172	(1,012)	—
Depreciation and amortization(1)	436	38	135	—	8	—	617

Operating income (loss)(1)	68	(8)	34	—	(7)	—	88

Equity in earnings (losses) of affiliates(1)	—	—	—	20	—	—	—

Note:
(1)	French GAAP figures.

	Six months ended September 30, 2002
	Passenger	Cargo	Main- tenance	Amadeus	All Other	Interseg- ment elimination	Consoli- dated
	(in € millions)
Revenues from external customers(1)	5,470	723	287	—	71	—	6,551
Intersegments revenues(1)	209	11	664	—	165	(1,049)	—
Depreciation and amortization(1)	343	25	134	—	8	—	510

Operating income (loss)(1)	239	(7)	64	—	15	—	311

Equity in earnings (losses) of affiliates(1)	—	—	—	17	—	—	—

Note:
(1)	French GAAP figures.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Financial Statements as of and for the years ended December 31, 2002 and 2001, prepared in accordance with International Financial Reporting Standards together with the reconciliation of shareholders’ equity and net income to Generally Accepted Accounting Principles in the United States of America

See the accompanying notes to the consolidated financial statements.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Amadeus Global Travel Distribution, SA:

We have audited the accompanying consolidated balance sheets of Amadeus Global Travel Distribution, SA and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the three years in the period ended December 31, 2002 prepared in accordance with International Financial Reporting Standards. These consolidated financial statements are the responsibility of the controlling Company’s Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amadeus Global Travel Distribution, SA and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for each of the two years in the period ended December 31, 2002 and the determination of consolidated shareholders’ equity and financial position as of December 31, 2002 and 2001, to the extent summarized in Note 24.

/s/ for DELOITTE & TOUCHE

Madrid, Spain

December 5, 2003

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Balance Sheets as of December 31, 2002 and 2001

	As of December 31,
	2002	2001
	(Expressed in thousands of Euros – KEURs)
ASSETS
Current assets
Cash and cash equivalents (Note 21)	18,302	18,611
Accounts receivable, net (Note 4)	167,176	139,459
Accounts receivable – affiliates, net (Notes 4 and 14)	60,106	57,039
Loans receivable and advances – affiliates (Note 14)	143	4,573
Taxes receivable	55,362	37,642
Prepayments and other current assets	66,486	42,066

Total current assets	367,575	299,390

Tangible assets (Note 5)
Land and buildings	129,355	129,329
Data processing hardware and software	410,471	381,567
Other	116,019	109,645

	655,845	620,541

Less accumulated depreciation	378,987	334,154

Net tangible assets	276,858	286,387

Intangible assets (Note 6)
Patents, trademarks and licenses	82,797	81,493
Software development projects	269,809	213,609
Purchased contracts	260,480	255,717
Goodwill	225,680	157,467
Other	15,989	14,429

	854,755	722,715

Less accumulated amortization	384,148	299,458

Net intangible assets	470,607	423,257

Deferred income taxes (Note 19)	200,805	183,221
Loans receivable – affiliates (Note 14)	2,813	13,015
Investments in associates (Note 7)	124,153	148,081
Other long-term investments, net (Note 7)	38,278	38,592

Total other non-current assets	366,049	382,909

Total non-current assets	1,113,514	1,092,553

Total assets	1,481,089	1,391,943

See the accompanying notes to the consolidated financial statements.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Balance Sheets as of December 31, 2002 and 2001

	As of December 31,
	2002	2001
	(Expressed in thousands of Euros – KEURs)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable, net (Note 4)	229,585	191,447
Accounts payable – affiliates, net (Notes 4 and 14)	31,128	31,933
Debt payable within one year (Note 10)	67,615	220,723
Current obligations under finance leases (Note 11)	8,085	10,019
Income taxes payable	11,147	6,474
Other current liabilities	77,598	68,263

Total current liabilities	425,158	528,859

Long-term liabilities
Long-term debt (Note 10)	140,801	36,906
Obligations under finance leases (Note 11)	109,960	116,310
Deferred income taxes payable (Note 19)	110,262	74,155
Other long-term liabilities (Note 12)	71,541	43,877

Total long-term liabilities	432,564	271,248

Minority interests	1,027	—

Shareholders’ equity (Note 13)
Share capital	27,898	27,898
Additional paid-in capital	373,195	438,137
Treasury shares and other similar equity instruments	(128,050)	(51,592)
Retained earnings	367,026	177,905
Cumulative translation adjustments	(17,729)	(512)

Total shareholders’ equity	622,340	591,836

Total liabilities and shareholders’ equity	1,481,089	1,391,943

See the accompanying notes to the consolidated financial statements.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000

	Years ended December 31,
	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)
Revenue (Note 15)	1,856,320	1,785,124	1,563,591
Cost of sales	1,470,854	1,417,628	1,238,794

Gross profit	385,466	367,496	324,797
Selling, general and administrative expenses	78,020	102,553	68,191

Operating income	307,446	264,943	256,606
Other income (expense)
Interest expense, net (Note 17)	(19,370)	(24,333)	(16,088)
Exchange gains (losses)	(174)	(193)	(12,674)
Other income (expense), net	13,137	16,507	(19,135)

Income before income taxes	301,039	256,924	208,709
Income tax (Note 19)	115,820	100,086	71,701

Income after taxes	185,219	156,838	137,008
Equity in income (losses) from associates	(22,671)	(19,703)	(12,215)
Equity in income (losses) from discontinuing operations of associates (Note 9)	(15,468)	(4,412)	—
Minority interests	7	—	—

Net income	147,087	132,723	124,793

Basic earnings per class “A” share, in EURs (Note 20)	0.26	0.23	0.21
Basic earnings per class “B” share, in EURs (Note 20)	—	—	—
Diluted earnings per class “A” share, in EURs (Note 20)	0.25	0.23	0.21
Diluted earnings per class “B” share, in EURs (Note 20)	—	—	—

See the accompanying notes to the consolidated financial statements.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000

	Years ended December 31,
	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)
Cash flows from operating activities
Operating income	307,446	264,943	256,606
Adjustments for:
Depreciation and amortization	183,915	157,777	125,046

Operating income before changes in working capital	491,361	422,720	381,652
Accounts receivable	(23,886)	8,475	(28,882)
Taxes receivable	(3,441)	(5,355)	26,499
Other current assets	8,190	(4,272)	(17,850)
Accounts payable	32,029	(14,201)	57,186
Other current liabilities	(7,207)	5,746	(2,318)
Other long-term liabilities	4,321	19,920	1,959

Cash provided from operating activities	501,367	433,033	418,246
Taxes paid	(77,374)	(74,361)	(62,159)

Net cash provided from operating activities	423,993	358,672	356,087

Cash flows from investing activities
Additions to tangible assets	(75,407)	(83,568)	(81,224)
Additions to intangible assets	(89,797)	(131,520)	(99,636)
Investment in subsidiaries and associates	(91,847)	(40,163)	(110,455)
Interest received	3,388	2,835	6,000
Sundry investments and deposits	(3,700)	(9,076)	(10,119)
Acquisition of Treasury shares	(73,098)	—	—
Disposals of Treasury shares	3,917	329	—
Loans to third parties	(1,661)	(3,820)	(3,844)
Loans to affiliates	(17,430)	(10,619)	2,584
Cash proceeds collected/(paid) - derivative agreements	20,004	(37,714)	(33,718)
Disposals of sundry investments	834	19,895	1,074
Dividends received	10,819	6,678	9,268
Proceeds obtained from disposal of fixed assets	7,487	7,233	11,001

Net cash used in investing activities	(306,491)	(279,510)	(309,069)

Cash flows from financing activities
Proceeds from borrowings	308,211	300,447	285,213
Repayments of borrowings	(356,257)	(305,537)	(270,109)
Interest paid	(21,440)	(28,963)	(20,361)
Redemption of class “B” shares	—	(554)	(390)
Dividends paid	(37,999)	(52,177)	—
Proceeds obtained from sale and leaseback activities	—	—	762

Payments of finance lease liabilities	(11,430)	(12,410)	(19,038)

Net cash used in financing activities	(118,915)	(99,194)	(23,923)

Effect of exchange rate changes on cash and cash equivalents	1,104	(278)	100

Net increase/(decrease) in cash and cash equivalents	(309)	(20,310)	23,195
Cash and cash equivalents at beginning of period	18,611	38,921	15,726

Cash and cash equivalents at end of period	18,302	18,611	38,921

See the accompanying notes to the consolidated financial statements.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Statements of Changes in Shareholder’s Equity for the years ended December 31, 2002, 2001 and 2000

	Years ended December 31, 2002, 2001 and 2000
	Share capital	Additional paid-in capital	Treasury shares and other similar equity instruments	Retained earnings	Cumulative translation adjustments	Total
	(Expressed in thousands of Euros – KEURs)
Balance as of December 31, 1999	37,338	424,067	(38,152)	(14,770)	9,226	417,709

Gains (losses) not recognized in the statement of income	—	8,617	—	(15,616)	(8,876)	(15,875)
Dividends on account	—	—	—	(52,177)	—	(52,177)
Disposals of treasury shares	—	2,427	2,427	(2,427)	—	2,427
Redemption of class “B” shares	(3,901)	—	—	3,511	—	(390)
Net income for the period				124,793		124,793

Balance as of December 31, 2000	33,437	435,111	(35,725)	43,314	350	476,487

Accounting for financial instruments	—	—	—	(203)	(5,948)	(6,151)
Other gains (losses)	—	—	—	—	5,086	5,086

Gains (losses) not recognized in the statement of income	—	—	—	(203)	(862)	(1,065)
(Acquisitions)/disposals of Treasury shares, net	—	3,026	2,913	(2,913)	—	3,026
Redemption of class “B” shares	(5,539)	—	—	4,984	—	(555)
Equity swap transactions	—	—	(18,780)	—	—	(18,780)
Net income for the period	—	—	—	132,723	—	132,723

Balance as of December 31, 2001	27,898	438,137	(51,592)	177,905	(512)	591,836

Accounting for financial instruments	—	1,505	—	10,644	13,629	25,778
Other gains (losses)	—	—	—	2,531	(30,846)	(28,315)

Gains (losses) not recognized in the statement of income	—	1,505	—	13,175	(17,217)	(2,537)
(Acquisitions)/disposals of Treasury shares, net	—	(66,447)	(66,858)	66,858	—	(66,447)
Equity swap transactions	—	—	(9,600)	—	—	(9,600)
Dividends	—	—	—	(37,999)	—	(37,999)
Net income for the period	—	—	—	147,087	—	147,087

Balance as of December 31, 2002	27,898	373,195	(128,050)	367,026	(17,729)	622,340

See the accompanying notes to the consolidated financial statements.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements

1	Activity

The consolidated financial statements include Amadeus Global Travel Distribution, S.A., domiciled in Spain (the “Company”) and its consolidated subsidiaries (the “Group”). The Group is a leader in information technology, serving the marketing, sales and distribution needs of the global travel and tourism industry. Its world-wide data network and database of travel information are used by travel agencies and airline sales offices. Today, travel agencies and airline offices can make bookings with airlines, hotel chains, car rental companies and newer groups of providers such as ferry, rail, cruise, insurance and tour operators. The Group provides the above-mentioned services through a computerized reservation system (“CRS”). Additionally, the Group provides services through its new e-commerce channel of distribution and through information technology (IT) services and solutions to the airline industry which includes inventory management and passenger departure control. The Company’s share and ownership structures are described in Note 13.

The percentages of participation as of December 31, 2002, 2001 and 2000 have been presented for comparative purposes. In 2002, 2001 and 2000, respectively, the applicable accounting method applies based on the voting rights in each period. For each of the years presented, only those entities in which the Company owned a majority of the voting interests have been consolidated, entities in which the Company exercised significant influence (approximately greater than 20% interest) were accounted for under the equity method, and all other investments have been accounted for at cost or market value.

Below is a summary of the consolidated Group companies as of December 31, 2002, 2001 and 2000:

		Percentage of participation as of December 31,(2)
Company	Country of incorporation	2002	2001	2000
		(%)
Fully consolidated companies
Amadeus America, S.A.	Argentina	100.0	100.0	100.0
Amadeus Argentina, S.A.	Argentina	80.0	80.0	80.0
Amadeus Asia, Ltd.	Thailand	100.0	100.0	100.0
Amadeus Austria Marketing GmbH	Austria	100.0	100.0	100.0
Amadeus Benelux, N.V.	Belgium	100.0	100.0	100.0
Amadeus Bolivia SRL	Bolivia	100.0	—	—
Amadeus Central and West Africa S.A.	Ivory Coast	100.0	100.0	—
Amadeus Data Processing GmbH	Germany	100.0	100.0	100.0
Amadeus Denmark A/S.(7)	Denmark	100.0	5.0	—
Amadeus GDS LLP	Kazakhstan	100.0	—	—
Amadeus GDS (Malaysia) Sdn. Bhd.	Malaysia	100.0	100.0	100.0
Amadeus GDS Singapore Pte. Ltd.	Singapore	100.0	100.0	100.0
AMADEUSGLOBAL Ecuador, S.A.	Ecuador	100.0	100.0	100.0
Amadeus Global Travel Distribution, S.A.	Spain	N/A	N/A	N/A
Amadeus Global Travel Israel Ltd.	Israel	90.0	90.0	60.0
Amadeus GTD Australia Pty. Ltd.	Australia	100.0	100.0	100.0
Amadeus Hellas, S.A.	Greece	100.0	100.0	100.0
Amadeus Magyarország Kft (Ltd.)	Hungary	100.0	100.0	100.0
Amadeus Marketing (Ghana), Ltd.	Ghana	100.0	100.0	100.0
Amadeus Marketing Ireland Ltd.	Ireland	100.0	100.0	—
Amadeus Marketing Italia, S.P.A.	Italy	100.0	100.0	100.0
Amadeus Marketing Nigeria Ltd.	Nigeria	100.0	100.0	—
Amadeus Marketing Philippines, Inc.	Philippines	100.0	100.0	100.0
Amadeus Marketing Schweiz, A.G.	Switzerland	100.0	100.0	100.0
Amadeus Marketing (U.K.), Ltd.	U.K.	100.0	100.0	100.0
Amadeus NMC Holding, Inc.	U.S.A.	100.0	100.0	100.0
Amadeus North America LLC.(1)	U.S.A.	100.0	100.0	100.0

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

		Percentage of participation as of December 31,(2)
Company	Country of incorporation	2002	2001	2000
			(%)
Fully consolidated companies
Amadeus Norway, AS.(7)	Norway	100.0	5.0	—
Amadeus Paraguay, S.R.L.	Paraguay	100.0	100.0	100.0
Amadeus Perú, S.A.	Peru	100.0	100.0	100.0
Amadeus Polska Sp.zo.o.	Poland	75.5	75.5	75.5
Amadeus Receptionsservice AB(7)	Sweden	100.0	5.0	—
Amadeus Rezervasyon Dagitim Sistemleri A.S.	Turkey	100.0	100.0	100.0
Amadeus s.a.s	France	100.0	100.0	100.0
Amadeus Scandinavia AB	Sweden	100.0	5.0	—
Amadeus Services Ltd.	U.K.	100.0	100.0	100.0
Amadeus Services Asia-Pacific Pty. Ltd.	Australia	100.0	100.0	100.0
Amadeus Sweden AB.(7)	Sweden	78.25	3.9	—
Americs AB(7)	Sweden	100.0	5.0	—
CRS Amadeus America, S.A.	Uruguay	100.0	100.0	100.0
e-Travel, Inc.(1)	U.S.A.	100.0	100.0	—
Eviaggi.com S.P.A.	Italy	100.0	100.0	50.0
ICSA-T Australia Pty. Ltd.(6)	Australia	100.0	44.0	—
ICSA-T France S.A.R.L.(6)	France	100.0	44.0	—
ICSA-T India Pvt Ltd(6)	India	75.0	33.0	—
ICSA-T Holding Inc.(6)	U.S.A.	100.0	44.0	—
ICSA-T US LLC(1)(3)(6)	U.S.A.	100.0	71.5	49.0
ICSA-T N.V.(4)	Belgium	100.0	44.0	44.1
ICSA-T Scandinavia AB(6)	Sweden	100.0	44.0	—
ICSA-T Travel Software GmbH(6)	Switzerland	100.0	44.0	—
ICSA-T UK Ltd(6)	U.K.	100.0	44.0	—
NMC Eastern European CRS, B.V.	The Netherlands	100.0	100.0	100.0
Sistemas de Reservaciones CRS de Venezuela, C.A.	Venezuela	100.0	100.0	100.0
SMART Amadeus SIA.(7)	Latvia	100.0	9.75	—
SMART Amadeus UAB.(7)	Lithuania	100.0	9.75	—
Vacation.com, Inc.(1)	U.S.A.	100.0	100.0	100.0
Companies consolidated under the equity method
1Travel.com Inc.(1)	U.S.A.	38.9	27.5	27.5
AlphaNet BBVA.(6)	Belgium	28.0	3.6	—
Amadeus Algerie, S.A.R.L.	Algeria	40.0	—	—
Amadeus Bulgaria Ltd.	Bulgaria	49.0	49.0	49.0
Amadeus Brasil Ltda.	Brazil	34.0	34.0	34.0
Amadeus France, S.N.C.	France	34.0	34.0	34.0
Amadeus Marketing CSA, s.r.o.	Czech Rep.	35.0	35.0	35.0
Amadeus Maroc, S.A.S.	Morocco	30.0	30.0	30.0
Amadeus Qatar W.L.L.	Qatar	40.0	40.0	—
Amadeus Sudani, Co. Ltd.	Sudan	40.0	—	—
Amadeus Tunisie S.A.	Tunisia	30.0	5.0	—
Atinera LLC(1) (5)	U.S.A.	50.0	50.0	50.0
ITA (Internet Travel Agent Inc.)(1)	U.S.A.	22.3	22.3	22.3
Red Universal de Marketing y Booking On Line, S.A. (“RUMBO”)	Spain	50.0	50.0	50.0

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

		Percentage of participation as of December 31,(2)(8)
Company	Country of incorporation	2002	2001	2000
Sistemas Automatizados de Agencias de Viajes, S.A. (“SAVIA”)	Spain	34.0	34.0	34.0
Sociedad Anato-Avianca de Reservaciones de Turísticos Savia	Colombia	50.0	—	—
Start Amadeus GmbH	Germany	34.0	34.0	34.0
Stellar Access. Inc.(1)(5)	U.S.A.	20.0	20.0	20.0
Topas Co. Ltd.	South Korea	32.0	32.0	32.0
Travel.com.au Ltd.	Australia	19.2	19.9	19.9
Travellink AB	Sweden	25.0	25.0	—
Vivacances S.A.	France	50.0	—	—

Notes:
(1)	The participation in these companies is held through Amadeus NMC Holding, Inc.
(2)	In certain cases companies are considered to be wholly-owned subsidiaries, even though due to local statutory obligations they are required to have more than one shareholder or a specific percentage of the capital stock owned by citizens and/or legal entities of the country concerned. These shareholders act as trustees on behalf of the Group.
(3)	The Company’s investment in ICSA-T LLC is an indirect economic interest of 49%, through Amadeus NMC Holding Inc. and the remaining 51% via ICSA-T N.V.
(4)	The Company’s investment in ICSA-T N.V. is a direct economic interest of 90% and a total economic interest of 100% via its participation in Amadeus Scandinavia.
(5)	This company ceased operations in 2002.
(6)	The participation in these companies is held through ICSA-T N.V.
(7)	The participation in these companies is held through Amadeus Scandinavia AB.
(8)	The percentages of participation as of December 31, 2002, 2001 and 2000 have been presented for comparative purposes. In 2002, 2001 and 2000, respectively, the applicable accounting method applies based on the voting rights in each period. For each of the years presented, only those entities in which the Company owned a majority of the voting interests have been consolidated, entities in which the Company exercised significant influence (approximately greater than 20% interest) were accounted for under the equity method, and all other investments have been accounted for at cost or market value.

2	Basis of presentation and comparability of the information included in the consolidated financial statements

(a)	Basis of presentation

(i)	General Information

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). Certain amounts for the prior periods have been reclassified to conform with 2002 presentation.

(ii)	Spanish GAAP financial statements

In compliance with legal regulatory requirements, the Company’s management also prepares, as of December 31, 2002 and 2001, consolidated annual accounts under Spanish

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

GAAP. As a consequence of the difference in accounting principles, the consolidated net equity reflected under Spanish GAAP exceeds the net equity reflected under IFRS as of December 31, 2002 by approximately €169.5 million and the net income reflected under Spanish GAAP is lower than the net income under IFRS for the year ended December 31, 2002 by approximately €62.3 million. As of and for the year ended December 31, 2001 these differences were approximately €170 million and €40.3 million, respectively. The main differences as of and for the years ended December 31, 2002 and 2001 are due to the difference in accounting methods used in the acquisition in 1997 of Amadeus Data Processing and Co. KG (“Amadeus Operations KG”), as well as the accounting for Treasury shares and other similar equity instruments.

(iii)	Use of estimates

Use of estimates and assumptions, as determined by management, is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

(b)	Comparison of information

For comparative purposes, the Group presents, together with the amounts included in the balance sheets, the statements of income, cash flow and changes in shareholders’ equity, and the explanatory notes as of and for the year ended December 31, 2002, those as of and for the years ended December 31, 2001 and December 31, 2000.

(c)	Changes in the consolidation scope

Note 1 presents the main changes in the companies which were consolidated by the Group during 2002, 2001 and 2000, as well as the consolidation method used in each case.

3	Accounting principles

The main accounting principles used in the consolidated financial statements are as follows:

(a)	Principles of consolidation

The consolidated financial statements include all companies over which the Group exercises control. Intercompany balances and transactions between Group companies have been eliminated. Associates (investees in which the Group has significant influence) and joint-ventures have been accounted for using the equity method.

(b)	Foreign currency transactions

Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions and from the translation at year-end of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income.

(c)	Currency translation

The financial statements of the individual Group companies are denominated in each company’s local currency. For consolidation purposes: the assets and liabilities are translated into

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

EURs at year-end rates; components of the statement of income are translated at average exchange rates for the year; and share capital, additional paid-in capital and reserves are translated at historical rates. Any exchange differences arising as a result of this translation, for majority interests in subsidiaries and interests in associates, are shown together as a separate component of shareholders’ equity in the “cumulative translation adjustments” caption. In the case of translation differences related to minority interests, these are included in the minority interest caption of the balance sheet.

(d)	Related parties

The Group considers its significant shareholders or affiliates, associates and members of the Board of Directors to be related parties.

(e)	Cash equivalents

Cash equivalents generally consist of certificates of deposit, time deposits, commercial paper, short-term government obligations and other money market instruments. Such investments are stated at cost, which approximates fair value.

(f)	Tangible assets

Tangible assets are recorded at the lower of cost or recoverable value and are depreciated applying the straight-line method over the estimated useful lives of the assets:

Years
Buildings	50
Data processing hardware and software	2 - 5
Other	3 -20

Repairs and renewals are charged to income when the expenditure is incurred.

Leased tangible assets, where the Group assumes substantially all the risks and benefits of ownership, are capitalized and the present value of the related lease payments is recorded as a liability. Each lease payment is allocated between the liability and interest expense based on a constant rate of interest on the principal outstanding. The capitalized leased assets are depreciated applying the straight-line method over the above-mentioned useful lives.

Operating lease payments are charged to income as incurred over the term of the lease.

(g)	Intangible assets include the following

•	Patents, trademarks and licenses include the cost of acquiring licenses for CRS and IT services software developed outside the Group as well as acquired trademarks. These assets are being amortized applying the straight-line method over three to ten years.

•	Software development projects, including e-commerce-related development activities, are software applications developed by the Group which are capitalized once technical feasibility is established and where it is reasonably anticipated that the costs will be recovered through future activities or benefit future periods. These projects are being amortized applying the straight-line method over three to five years. Software maintenance costs are charged to expense as incurred.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

•	Purchased contracts represent the acquisition costs of contracts that give the Group the right to bill for future services as well as capitalizable costs related to travel agency inducements. These costs are being amortized applying the straight-line method, based on the expected service life of the contract, over three to ten years.

•	Goodwill or negative goodwill represents the excess or deficit when comparing the purchase price to the fair value of the net assets acquired and are amortized applying the straight-line method over four to ten years. Amortization is carried out over 10 years in the case of acquisitions with high strategic value and long-term impact on the Group’s business. The excess/default of purchase price corresponding to investments in associates is included within long-term investments and the corresponding amortization expenses are included in the equity in income (losses) from associates caption of the statement of income. When settlement of purchase consideration is deferred, the cost of the acquisition includes the net present value of this deferred consideration. In cases where the exact amount of deferred consideration is contingent on future events, the amount of the deferred consideration is estimated at the acquisition date. Any subsequent adjustments to the estimated amount of deferred consideration are applied as a cumulative adjustment to goodwill in the period of the change in estimate and recorded against the “Other long-term liabilities” caption.

•	Other intangible assets are amortized on a straight-line basis over three to five years.

Amortization expenses related to intangible assets are included in the cost of sales and selling, general and administrative expense captions of the statement of income.

(h)	Impairment of non-current assets

The Group evaluates the carrying value of non-current assets for potential impairment on an ongoing basis, considering projected future operating results and cash flows. As a result of this evaluation, when the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount, with the corresponding charge to the statement of income.

(i)	Pension and other post-retirement obligations

The Group operates a number of defined benefit and defined contribution pension plans. For defined benefit plans, the costs are calculated using the projected unit credit method. Under this method, the cost of providing pensions for which no insurance contract exists is charged to the statement of income so as to spread the regular cost over the service lives of employees in accordance with the advice of qualified actuaries. The pension obligation is measured as the present value of the estimated future cash outflows using market interest rates which have terms to maturity approximating the terms of the related liability. All gains and losses from changes in actuarial assumptions are spread forward over the average remaining service lives of employees. When the excess of the unfunded accumulated benefit obligation over the underlying pension plan assets and accrued pension plan liabilities exceeds 10% of the underlying liability, this difference is recorded as a minimum pension liability with a corresponding charge recorded in retained earnings. The Group’s contributions to the defined contribution plans and defined benefit plans for which an insurance contract exists are charged to the statement of income in the period to which they relate.

Some Group companies provide post-retirement healthcare and life insurance benefits to retirees. The expected costs of these benefits are accrued over the period of employment using an accounting methodology similar to that for defined benefit pension plans. Valuations of these obligations are carried out by qualified actuaries.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

(j)	Capital issuance costs

Expenses incurred in connection with the increases in capital are applied as a reduction to the proceeds received in the additional paid-in capital caption of the balance sheet.

(k)	Treasury shares

Treasury shares held by the Group are reported as a reduction in shareholders’ equity. The gain or loss on disposal of these shares is registered in additional paid-in capital.

(l)	Revenue recognition

The Group receives fees from travel providers for providing electronic travel and reservation services through its CRS. The amount of fees is dependent upon the usage and the level of functionality at which the provider participates. Revenue from airline reservations is recognized based on the number of bookings, net of cancellations made and an allowance for future cancellations, or the number of CRS transactions depending on the option contractually selected on an annual basis by the applicable airlines.

Revenue from airline IT services and bookings of car rentals and hotel rooms is recognized at the time the reservation is used by the end consumer. Revenue for other services to travel agencies, airlines and others is recognized in the month of service.

(m)	Stock incentive plans

The Group accounts for its obligations under stock incentive plans as follows:

•	Compensation expense is recognized for stock options if the fair market value of the underlying stock at the date of the grant is above the exercise price. In this case, the expense is accrued over the vesting period of these rights (currently four years).

•	Compensation expense relating to stock grants (i.e. their fair market value at the grant date) is recognized over the vesting period of these rights.

(n)	Research and development

Research and development costs are charged to expense as incurred, except for significant software projects that have reached development stage (see (g) above). The amount of research and development costs which has been expensed for the years ended December 31, 2002, 2001 and 2000 were KEURs 68,010, KEURs 55,006 and KEURs 55,099 respectively.

(o)	Financial instruments

(i)	Currency and interest rate related derivatives

The Group uses derivative financial instruments to hedge certain currency and interest rate exposures. All of these derivatives, whether designated as hedges or not, are recorded at fair value as follows:

•	Cash flow hedges: Effective gains or losses resulting from re-measurement to fair value are included directly in retained earnings until the committed or forecasted transaction occurs, at which point they will be reclassified to the statement of income in the “Revenue” caption. Ineffective gains or losses are recorded directly in the statement of income in the exchange gains and losses caption.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

•	Hedges of the net investment in a foreign entity: Effective gains or losses obtained from re-measurement to fair value are included in cumulative translation adjustments. Ineffective gains or losses are recorded directly in the statement of income in the exchange gains and losses caption.

•	No hedge accounting: Gains or losses from derivatives not designated or qualifying for hedging treatment are accounted for directly in the statement of income in the exchange gains and losses caption.

(ii)	Equity related instruments

The Group has issued warrants (call options sold) of its class “A” shares as part of the consideration for acquiring certain IT contracts and certain corporate acquisitions. The fair value of these warrants is recorded as additional consideration for the underlying assets acquired. Warrants issued by the Group, where the holder has the right to request settlement in cash, are stated at fair value, with unrealized gains or losses recorded in the statement of income. Warrants issued by the Group, where the holder does not have the right to request settlement in cash, are considered to be equity instruments and are stated at fair value, being recorded as additional paid-in capital with no subsequent recognition of movements in fair value.

Equity swap agreements (contracts to buy shares of the Company in future periods), entered into in order to manage the exposure to a rise in the Group’s share price with respect to warrants issued as described above, are treated as:

•	Derivative financial instruments: When they include interim cash settlement features that are in substance similar to a form of collateral, and therefore do not qualify as an equity instrument. In such cases, unrealized gains or losses arising from re-measurement to fair value are recorded in the statement of income.

•	Equity instruments: When there is no interim cash settlement feature, the equity swap agreements qualify as equity instruments and the underlying shares are treated similar to Treasury shares and are presented as a reduction in shareholders’ equity.

As a component of certain commercial agreements, the Group receives warrants or options on shares of other companies. Warrants or options received on shares of other companies are recorded as financial assets and measured initially at cost, which is the fair value of the consideration given. Subsequent re-measurement of these financial assets is performed at their fair values with unrealized gains or losses recorded in the statement of income. When fair value cannot be reliably determined, these derivative financial assets are reflected in the balance sheet at amortized cost.

Additionally, investments in companies over which the Group does not have significant influence or control are recorded as available for sale investments and measured at their fair values. Unrealized gains or losses are included in the statement of changes in shareholders’ equity, with realized gains or losses being recognized in the statement of income. When fair value cannot be reliably determined, these investments are reflected in the balance sheet at amortized cost.

(p)	Income taxes

The income tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

statement and tax bases of assets and liabilities using tax rates that are expected to apply when the assets or liabilities are realized based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred taxes arising from movements in equity are charged or credited directly to equity. Deferred tax assets are recognized when the probability of realization is reasonably assured.

Tax credits for investments in subsidiaries and associates are applied to reduce the amount of the investment when there is an increase in the percentage of ownership. In the case of capital increases that do not represent an increase in the percentage of ownership or for newly created companies, tax credits are recognized at the moment of the capital contribution.

(q)	Earnings per share

The Group calculates basic earnings per share using the weighted average number of shares outstanding during the period. The calculation of diluted earnings per share also includes the dilutive effect of the weighted average warrants, stock grants and stock options outstanding during the period.

4	Allowances – accounts receivable/payable

The Group provided an allowance against accounts receivable for estimated cancellations of airline bookings as of December 31, 2002 in the amount of KEURs 75,178; and the Group provided for the related reduction in accounts payable for distribution fees as of December 31, 2002 in the amount of KEURs 38,664. As of December 31, 2001 the related allowances amounted to KEURs 64,539 against accounts receivable and KEURs 32,770 as a reduction in accounts payable.

The Group provided for potentially uncollectible accounts receivable as of December 31, 2002 in the amount of KEURs 43,065; and as of December 31, 2001 in the amount of KEURs 41,503.

5	Tangible assets

Balances and movements for the years ended December 31, 2002 and 2001 of the items included under tangible assets are as follows:

	For the years ended December 31, 2002 and 2001
	Land & buildings	Data processing hardware & software	Other	Total
	(Expressed in thousands of Euros – KEURs)
Cost
Balance as of December 31, 2000	128,961	330,866	97,458	557,285

Additions	114	67,987	15,942	84,043
Additions due to acquisitions of subsidiaries	—	3,793	400	4,193
Retirements and disposals	—	(22,854)	(3,251)	(26,105)
Transfers	254	849	(1,319)	(216)
Exchange rate adjustments	—	926	415	1,341

Balance as of December 31, 2001	129,329	381,567	109,645	620,541

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

	For the years ended December 31, 2002 and 2001
	Land & buildings	Data processing hardware & software	Other	Total
	(Expressed in thousands of Euros – KEURs)
Additions	26	65,483	13,044	78,553
Additions due to acquisitions of subsidiaries	—	846	1,309	2,155
Retirements and disposals	—	(19,241)	(3,527)	(22,768)
Transfers	—	106	(347)	(241)
Exchange rate adjustments	—	(18,290)	(4,105)	(22,395)

Balance as of December 31, 2002	129,355	410,471	116,019	655,845

Accumulated depreciation
Balance as of December 31, 2000	22,147	205,370	48,689	276,206

Additions	2,444	61,355	12,717	76,516
Retirements and disposals	—	(17,806)	(2,298)	(20,104)
Transfers	(115)	(111)	224	(2)
Exchange rate adjustments		1,347	191	1,538

Balance as of December 31, 2001	24,476	250,155	59,523	334,154

Additions	2,451	65,536	9,714	77,701
Retirements and disposals	—	(16,370)	(2,734)	(19,104)
Transfers	—	1,600	(1,690)	(90)
Exchange rate adjustments	1	(11,479)	(2,196)	(13,674)

Balance as of December 31, 2002	26,928	289,442	62,617	378,987

Net book value as of December 31, 2000	106,814	125,496	48,769	281,079

Net book value as of December 31, 2001	104,853	131,412	50,122	286,387

Net book value as of December 31, 2002	102,427	121,029	53,402	276,858

The Other caption includes building installations, furniture and fittings and miscellaneous.

As of December 31, 2002 fully depreciated items amount to KEURs 90,644 (KEURs 80,030 at December 31, 2001).

The additions to accumulated depreciation of hardware for 2002 include KEURs 1,092 due to the write down of certain software development projects related to the leisure travel industry.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

Leased assets included in the aforementioned numbers are as follows:

	December 31,
	2002	2001
	(Expressed in thousands of Euros – KEURs)
Land & buildings
Cost	126,396	126,396
Less accumulated depreciation	26,570	24,178

Net book value	99,826	102,218

Data processing hardware & software
Cost	10,992	21,196
Less accumulated depreciation	8,834	18,250

Net book value	2,158	2,946

Other
Cost	40,402	39,253
Less accumulated depreciation	25,672	23,541

Net book value	14,730	15,712

Total
Cost	177,790	186,845
Less accumulated depreciation	61,076	65,969

Net book value	116,714	120,876

The depreciation related to assets acquired under finance leases, for the years ended December 31, 2002 and December 31, 2001, was KEURs 7,208 and KEURs 10,615, respectively. The acquisitions of tangible assets under finance leases were KEURs 3,932 and KEURs 475 for the years ended December 31, 2002 and 2001, respectively.

As of December 31, 2002 and 2001, assets under construction of KEURs 152 and KEURs 1,554 were included in land and buildings, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

6	Intangible assets

Balances and movements for the years ended December 31, 2002 and 2001 of the items included under intangible assets are as follows:

	Years ended December 31, 2002 and 2001
Cost	Patents, trademarks & licenses	Software develop- ment projects	Purchased contracts	Goodwill	Other	Total
	(Expressed in thousands of Euros – KEURs)
Balance as of December 31, 2000	83,578	133,476	202,720	137,887	12,444	570,105

Additions	221	74,608	54,371	12,559	1,894	143,653
Additions due to acquisitions of subsidiaries	6,403	6,922	3,290	—	134	16,749
Retirements and disposals	(8,883)	(2,748)	(7,282)	—	(5)	(18,918)
Transfers	170	39	—	(602)	3	(390)
Exchange rate adjustments	4	1,312	2,618	7,623	(41)	11,516

Balance as of December 31, 2001	81,493	213,609	255,717	157,467	14,429	722,715

Additions	2,287	57,594	26,029	88,968	1,749	176,627
Additions due to acquisitions of subsidiaries	16	3,791	—	—	—	3,807
Retirements and disposals	(1)	(226)	(13,710)	(22)	(70)	(14,029)
Transfers	—	227	2,777	1,833	13	4,850
Exchange rate adjustments	(998)	(5,186)	(10,333)	(22,566)	(132)	(39,215)

Balance as of December 31, 2002	82,797	269,809	260,480	225,680	15,989	854,755

Accumulated amortization
Balance as of December 31, 2000	25,733	50,687	83,449	48,372	10,115	218,356

Additions	10,477	26,160	33,159	13,155	2,408	85,359
Retirements and disposals	(883)	(1,301)	(6,054)	—	(1)	(8,239)
Transfers	—	—	—	—	—	—
Exchange rate adjustments	10	378	1,231	2,368	(5)	3,982

Balance as of December 31, 2001	35,337	75,924	111,785	63,895	12,517	299,458

Additions	11,666	38,323	42,850	14,919	1,042	108,800
Retirements and disposals	(1)	—	(10,338)	(22)	(36)	(10,397)
Transfers	—	78	—	3,266	11	3,355
Exchange rate adjustments	(281)	(2,080)	(5,330)	(9,307)	(70)	(17,068)

Balance as of December 31, 2002	46,721	112,245	138,967	72,751	13,464	384,148

Net book value as of December 31, 2000	57,845	82,789	119,271	89,515	2,329	351,749
Net book value as of December 31, 2001	46,156	137,685	143,932	93,572	1,912	423,257
Net book value as of December 31, 2002	36,076	157,564	121,513	152,929	2,525	470,607

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

The increase in software development projects during the years 2001 and 2002 is mainly due to capitalization of software for IT services as well as on-going investments in the traditional and e-commerce areas. The increase in purchased contracts is primarily due to signing bonuses paid to travel agencies and capitalization of costs related to IT services contracts. The increase in goodwill during the year 2002 is mainly due to the acquisition of the subsidiary Amadeus Scandinavia AB.

As of December 31, 2002 fully amortized items amount to KEURs 102,612 (KEURs 60,939 at December 31, 2001).

The additions to accumulated amortization of software for 2002 include KEURs 6,819 due to the write down of certain software development projects related to the leisure travel industry.

As of December 31, 2002 assets under construction of KEURs 878 were included in licenses. There were no such assets as of December 31, 2001.

7	Investments in associates and other long-term investments

Balances and movements for the years ended December 31, 2002 and 2001 of the items included under investments in associates and long-term investments are as follows:

	Investments in associates	Other long-term investments	Total
	(Expressed in thousands of Euros – KEURs)
Balance at December 31, 2000	165,680	16,201	181,881
Additions	14,519	33,089	47,608
Decreases	(72)	(24,197)	(24,269)
Share of associates’ results	(24,878)	—	(24,878)
Dividends received	(6,678)	—	(6,678)
Transfers	(22)	(4,407)	(4,429)
Re-measurement to fair value of investments	—	17,405	17,405
Exchange rate adjustments	(468)	501	33

Balance at December 31, 2001	148,081	38,592	186,673

Additions	15,040	17,312	32,352
Additions due to acquisitions	—	3,374	3,374
Decreases	—	(10,515)	(10,515)
Share of associates’ results	(45,590)	—	(45,590)
Dividends received	(10,820)	—	(10,820)
Transfers	26,376	(5,128)	21,248
Re-measurement to fair value of investments	—	(3,400)	(3,400)
Exchange rate adjustments	(8,934)	(1,957)	(10,891)

Balance at December 31, 2002	124,153	38,278	162,431

The “Share of associates’ results” caption in the table above includes the impact of discontinued operations (see Note 9) and excludes the impact of taxes payable at the respective shareholder level. The transfer caption for investments in associates in 2002 in the table above includes a reclassification for provision of loans related to discontinued operations and the impact of acquiring controlling interests in associates.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

8	New investments in subsidiaries and associates

(a)	During the year ended December 31, 2002 the Group made the following investments in subsidiaries and associates:

(i)	Acquisitions:

•	Increase of 11.4% interest in 1Travel.com Inc. (total interest 38.9%)

•	50% interest in Sociedad Anato-Avianca de Reservaciones de Servicios Turísticos Savia Ltda, the Colombian National Marketing Company (NMC)

•	25% interest in the NMC Amadeus Tunisie S.A. (total interest 30%)

•	95% interest in the group Smart AB (renamed Amadeus Scandinavia AB, total interest 100%), the NMC Holding Company for the Scandinavian market. One of the six NMCs within this group, SMART Sverige AB (the Swedish NMC, now renamed Amadeus Sweden AB), has a minority participation by the Swedish Government Railway Company of 21.75%

•	56% interest in ICSA-T N.V. group (10% via the SMART AB acquisition, total interest 100%)

•	50% interest in Vivacances S.A.

(ii)	Newly created companies:

•	100% interest in the NMCs Amadeus GDS LLP (Kazakhstan) and Amadeus Bolivia SRL

•	40% interest in the NMC Amadeus Argelie S.A.R.L.

•	40% interest in Amadeus Sudani, Co. Ltd.

(iii)	Capital increases:

•	Sociedad Anato-Avianca de Reservaciones de Servicios Turísticos Savia Ltda.

•	Amadeus GTD Australia Pty. Ltd.

•	Amadeus Rezervasyon Dagitim Sistemleri A.S.

•	Eviaggi.com S.P.A.

•	Amadeus Data Processing GmbH

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

The main balance sheet impacts of these transactions expressed in thousands of euros are summarized below:

Net cash paid	89,149
Conversion of debt to equity	15,639
Deferred purchase consideration (see Note 12)	27,473
Cash acquired	27,371
Tax credits arising from investment	(34,270)
Equity in net assets acquired	(34,714)

Goodwill and excess purchase price	90,648

(b)	During the year ended December 31, 2001 the Group made the following investments in subsidiaries and associates:

(i)	Acquisitions:

•	25% interest in Travellink, AB

•	40% interest in the creation of Amadeus Qatar W.L.L.

•	100% interest in e-Travel, Inc.

•	Acquisition of the remaining 50% of Eviaggi.com S.p.a.

(ii)	Newly created companies:

•	100% interest in Amadeus Marketing Ireland, Ltd.

•	100% interest in Amadeus Services Asia-Pacific Pty Ltd. (Australia)

•	100% interest in Amadeus Marketing Nigeria

•	100% interest in Amadeus Central and West Africa, S.A.

(iii)	Capital increases:

•	Amadeus Reservasyon Dagitim Sistemlery A.S. (Turkey)

•	Amadeus Hellas, S.A.

The main balance sheet impacts of these transactions expressed in thousands of euros are summarized below:

Net cash paid	40,163
Cash acquired	1,001
Equity in net assets acquired	(27,554)

Goodwill and excess purchase price	13,610

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

9	Discontinued operations

On December 9, 2002, the discontinuance of operations of Atinera Llc, an associate company for software development based in the U.S.A., was announced under a formal plan previously approved by its Board of Directors on December 6, 2002. The plan is expected to be completed during 2003.

A detail of the financial statement impact of this discontinued operation as of and for the years ended December 31, 2002 and 2001 is as follows:

	2002	2001
	(Expressed in thousands of Euros – KEURs)
Assets	—	4,134
Investments in associates	—	4,556

Loans receivable - affiliates	—	8,690

Statement of Income
Equity in income (losses) from discontinuing operations of associates before income tax	(22,812)	(7,089)
Income tax	7,344	2,677

Net income (loss)	(15,468)	(4,412)

Statement of Cash Flows
Cash flows from investing activities
Loans to affiliates	(10,097)	(4,556)

The net income impact disclosed above includes all expected closure costs. No significant gains or losses on disposal are expected in the future.

10	Current and long-term debt

The breakdown of amounts owed to financial institutions, by maturity, as of December 31, 2002 and 2001 is as follows:

	2002	2001
	(Expressed in thousands of Euros – KEURs)
Syndicated loans – short-term	40,000	170,000
Other credit facilities	27,615	50,723

Total short-term debt	67,615	220,723

Syndicated loans – long-term	140,000	35,000
Other	801	1,906

Total long-term debt	140,801	36,906

Total debt	208,416	257,629

The Group has two syndicated loans as of December 31, 2002 which are under KEURs 341,829 and KEURs 300,000 dual currency revolving credit facility agreements, denominated in EUR and USD. As of

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

December 31, 2002 and 2001, the total unused amounts available under these facilities are of KEURs 461,829 and KEURs 270,000, respectively. The interest rates for the drawdowns on these loans ranged from 3.35% - 4.11% for the year ended December 31, 2002 and from 3.64% - 5.44% in 2001. These loans have commitment fees that range from 0.10% to 0.25% on the unused portion. Under the terms of these loan agreements, the Group is obliged to meet certain covenants, the most important of which are that the ratio of debt to total EBITDA (Earnings before interest, tax, depreciation and amortization) shall not exceed 3:1 and that the ratio of EBITDA to total financial charges shall be or shall exceed 4:1.

The repayment and the maturity schedule for these two facilities as of December 31, 2002 and 2001 is as follows:

	2002		2001
Date of Maturity	Amount of facilities maturing	Repayment schedule for outstanding amount	Amount of facilities maturing	Repayment schedule for outstanding amount
	(Expressed in thousands of Euros – KEURs)
April 24, 2002	—	—	50,000	50,000
December 31, 2002	—	—	125,000	120,000
April 24, 2003	41,829	40,000	100,000	35,000
April 24, 2004	100,000	100,000	100,000	—
April 24, 2005	100,000	40,000	100,000	—
April 24, 2006	100,000	—	—	—
December 20, 2006	150,000	—	—	—
December 20, 2007	150,000	—	—	—

	641,829	180,000	475,000	205,000

Short-term credit facilities have accrued interest of between 3.36% and 5.60% during 2002 and between 3.60% and 5.25% in 2001.

In addition to the syndicated loans mentioned above, various financial institutions have made available short-term lines of credit and credit facilities, which require no commitment fees. As of December 31, 2002 and 2001, the unused portion of these short-term credit facilities is KEURs 136,195 and KEURs 163,878, respectively.

11	Commitments

(a)	Leases

The Group leases certain facilities and equipment under operating and finance leases.

The most significant asset acquired under finance lease refers to the CRS data processing center in Erding. The original cost (1988) of this facility was KEURs 106,558, which was increased due to new construction by KEURs 10,942 during the year 2000. These expenditures have been financed via lease agreements with similar terms and recorded as tangible assets under a finance lease (see Note 5). These leases expire on December 31, 2019, although the Group has an option to terminate the main lease on June 30, 2011. At the end of years 2009 and 2019 the Group has the option to purchase the land and the buildings for the residual value of KEURs 70,235 and KEURs 21,097, respectively. Quarterly payments consisted of principal plus interest at an average of 4,98% and 4,93% during 2002 and 2001, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

The future minimum lease payments for finance leases as of December 31, 2002 and 2001 are as follows:

Year(s) due	2002		2001
	Gross	Net present value	Gross	Net present value
	(Expressed in thousands of Euros – KEURs)

0 – 1	13,516	12,361	15,772	14,455
1 – 2	13,767	12,339	13,163	11,596
2 – 3	12,683	11,213	12,804	11,183
3 – 4	11,740	10,181	12,223	10,518
4 – 5	10,045	8,337	11,576	9,761
5 – 10	40,173	28,829	42,995	31,467
10 – 15	35,865	19,266	35,865	19,267
15 – 20	35,442	15,519	42,616	18,082

Total minimum lease payments	173,231	118,045	187,014	126,329

Less amount representing interest	55,186	—	60,685	—

Obligations under finance leases	118,045	118,045	126,329	126,329

Current portion	8,085		10,019
Long-term portion	109,960		116,310

	118,045		126,329

For the years ended December 31, 2002 and 2001 the rental expense for operating leases is KEURs 27,641 and KEURs 22,107, respectively.

The future minimum lease payments for operating leases as of December 31, 2002 and 2001 is as follows:

Year(s) due	2002	2001
	(Expressed in thousands of Euros – KEURs)

0 – 1	26,398	20,996
1 – 2	21,374	18,784
2 – 3	17,869	15,573
3 – 4	11,911	13,014
4 – 5	8,661	10,782
5 – 10	26,344	30,112
10 – 15	11,985	16,238

Total payments	124,542	125,499

(b)	Other commitments

As of December 31, 2002 and 2001, the Group had short-term commitments to acquire tangible assets for KEURs 2,190 and KEURs 6,696, respectively. Additionally, the Group has entered into various software license agreements which could entail future payments. The likelihood that the Group will make these payments is subject to the compliance by the counterparty with certain contractual obligations and certain other events. The maximum

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

amount committed under these agreements, at December 31, 2002, is KEURs 4,550 and KEURs 37,389 for the short and the long-term, respectively (at December 31, 2001, KEURs 4,710 and KEURs 42,658 for the short and the long-term, respectively).

12	Other long-term liabilities

The breakdown of this caption as of December 31, 2002 and 2001 is as follows:

	2002	2001
	(Expressed in thousands of Euros – KEURs)
Debt related to equity instruments similar to treasury shares (see Note 13)	28,380	18,780
Deferred purchase consideration	24,153	—
Pension and other post-retirement obligations	8,396	5,317
Others	10,612	19,780

Total	71,541	43,877

(a)	Deferred purchase consideration

This liability (payable over a period of 10 years) is derived from certain corporate acquisitions during 2002 (see Note 8). The amount of this liability is contingent on the evolution of the respective businesses acquired.

(b)	Pension and Post-retirement

The Group operates funded and unfunded defined benefit pension plans, as well as a post-retirement healthcare and life benefits plan.

For these plans, the amounts recognized in the balance sheet as of December 31, 2002 and 2001 are as follows:

	2002	2001
	(Expressed in thousands of Euros – KEURs)
Present value of funded obligations	17,326	17,813
Fair value of plan assets	9,822	12,739

	7,504	5,074
Present value of unfunded obligations	6,277	3,148
Unrecognized actuarial gains/(losses)	(5,385)	(2,905)

Liability in balance sheet	8,396	5,317

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

The amounts recognized in the statement of income for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)

Current service cost	1,214	1,161	1,327
Interest cost	1,354	1,316	1,275
Expected return on plan assets	(1,006)	(1,038)	(1,044)
Net actuarial (gains)/losses recognized in period	104	23	(141)
Past service cost	41	42	41

Total included in personnel costs	1,707	1,504	1,458

The actual return on plan assets are losses of KEURs 499, KEURs 521 and KEURs 335 for the years ended December 31, 2002, 2001 and 2000, respectively.

Balances and movements for the years ended December 31, 2002, 2001 and 2000 of the items included under the pension and other post-retirement obligation liability are as follows:

	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)

Balance at the beginning of the period	5,317	7,622	6,070

Annual expense	1,707	1,504	1,458
Contributions paid	(495)	(5,663)	(426)
Additional minimum liability charged to equity	2,602	—	—
Reclassification from other liabilities	—	1,471	391
Exchange differences	(735)	383	129

Balance at the end of the period	8,396	5,317	7,622

In 2001, the “Contributions paid” caption included KEURs 5,297 relating to insurance contracts subscribed for the Spanish and French pension plans, as well as additional contributions to the pension fund in the U.S., in order to comply with statutory funding requirements.

A summary of the major actuarial assumptions used to calculate the most significant portion of the defined benefit obligation as of December 31, 2002 and 2001 is as follows:

	2002	2001
Discount rate	6.75%	7.25%
Projected annual salary increase	4.5%	5.0%
Expected rate of return on plan assets	8.5%	8.5%
Medical cost trend rate	11.5%	12.0%
Future pension increases	3.5%	3.5%
Projected increase in scale of Social Security contributions	5.0%	5.0%
Mortality table	GRM/F-95 minus 2 years/GRM/F -83	GRM/F-95 minus 2 years/GRM/F -83

For the years ended December 31, 2002 and 2001 the expense for defined contribution plans is KEURs 13,135 and KEURs 12,611, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

13	Shareholders’ equity

Balances and movements of class “A” and class “B” shares for the years 2002 and 2001 are as follows:

	Class “A” shares (Par value 0.01 Euros)			Class “B” shares (Par value 0.10 Euros)
	Issued shares	Treasury shares	Outstanding shares
As of December 31, 2000	590,000,000	6,213,002	583,786,998	275,367,810

Disposals	—	(506,589)	506,589	(55,384,710	)(1)

As of December 31, 2001	590,000,000	5,706,413	584,293,587	219,983,100

Additions	—	11,366,203	(11,366,203)	—
Disposals	—	(1,360,886)	1,360,886	—

As of December 31, 2002	590,000,000	15,711,730	574,288,270	219,983,100

(1)	Redemption of 55,384,710 class “B” shares, in exchange for 10% of their par value, relating to the Secondary Offering and subsequent private placement during the second quarter of 2000.

The shares included above represent the authorized share capital of the Company. All shares are fully subscribed and paid.

The Treasury shares have been acquired primarily in order to cover obligations under the Stock Incentive Plan described in Note 16 and warrants issued as described in Note 18. Disposals are mainly due to shares and options granted to employees in connection with the Stock Incentive Plan adopted in 1999 and portfolio adjustments made in order to match with the current obligations of the Group.

Each class “A” share carries the right of one vote, whilst each class “B” share carries the right of 10 votes. Economical rights are greater for class “A” shares in respect of any future distribution of dividends. The right to receive a dividend for class “B” shares is calculated as the lesser of 1% of total dividends or 1% of the par value of class “B” shares. In the event of liquidation of the assets of the Group, class “A” shares have greater economic rights than class “B” shares, as the Group would pay out the par value of class “A” shares and in case of any outstanding amounts they would be distributed among class “B” shares for their par value; further remaining amounts would be distributed among class “A” shares.

As of December 31, 2002 and 2001 the Company’s shares were held as follows:

Shareholder	Class “A” shares	Class “B” shares	% of Class “A” shares	% of total voting rights
Société Air France	137,847,654	85,782,614	23.36%	35.69%
Iberia Líneas Aéreas de España, S.A.	107,826,173	67,100,243	18.28%	27.92%
Lufthansa Commercial Holding, GmbH	107,826,173	67,100,243	18.28%	27.92%
Other (1)	236,500,000	—	40.08%	8.47%

Total	590,000,000	219,983,100	100%	100%

(1)	Includes the Treasury shares and the public shares.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

The General Shareholders’ Assembly of June 12, 2002 declared a dividend per class “A” and per class “B” share, in accordance with the Group’s by-laws and once the economical rights of the Treasury shares were proportionally distributed to the remaining shares. The final dividend of KEURs 37,999 was paid in July 2002.

Included in retained earnings are reserves of KEURs 109,704 and KEURs 42,811 as of December 31, 2002 and 2001, respectively, which cannot be distributed as dividends according to statutory regulations applicable to various Group companies.

The components of the Treasury shares and other similar equity instruments caption as of December 31, 2002 and 2001 were as follows:

	Number of shares		KEURs
	2002	2001	2002	2001
Treasury shares	15,711,730	5,706,413	99,670	32,812
Equity swaps	4,500,000	3,000,000	28,380	18,780

	20,211,730	8,706,413	128,050	51,592

14	Related party balances and transactions

Below is a summary of significant balances and transactions with affiliates. All transactions with affiliates are carried out on an arm’s length basis.

(a)	Accounts receivables - affiliates

The receivables are primarily for revenues earned from world-wide bookings made through the Amadeus CRS for flights on the shareholders’ airlines. Total revenues earned by the Group from affiliates for the years ended December 31, 2002 and 2001 are KEURs 509,694 and KEURs 503,770, respectively.

(b)	Loans receivable and advances - affiliates

Total interest earned by the Group from affiliates is KEURs 814 and KEURs 841 for the years ended December 31, 2002 and 2001, respectively. Interest rates for these loans denominated in United States Dollars (USD), EURs and Swedish Krones (SEK) ranged from 2.51% to 5.16% for the year ended December 31, 2002. Interest rates for these loans denominated in USD and EURs ranged from 3.89% to 6.75% for the year ended December 31, 2001.

(c)	Accounts payable - affiliates

The payables arise primarily from distribution fees due for bookings made through the airline shareholders. Total operating expenses incurred by the Amadeus Group with its affiliates are KEURs 333,093 and KEURs 345,049 for the years ended December 31, 2002 and 2001, respectively.

(d)	Board of Directors remuneration

Total remuneration of all kinds to the members of the Board of Directors of the Company amounts to KEURs 443 in 2002 (KEURs 429 in 2001). No loans, advances or stock options have been granted to the members of the Board of Directors.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

15	Segment information

The Group operates in the travel industry, and accordingly events that significantly affect the industry could also affect the Group’s operations and financial position. The following geographical distribution of revenue is based primarily on the country where bookings were made and, with respect to bookings made through the Group’s CRS directly with airlines, based upon the home country of the airline:

	Year ended December 31,
	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)
Europe	1,160,111	1,071,039	952,837
United States	203,258	248,486	238,967
Rest of the world	492,951	465,599	371,787

Total	1,856,320	1,785,124	1,563,591

The following geographical distribution of assets is based on the country where the assets were located or they relate to. The split of assets as of December 31, 2002 is as follows:

	Europe	U.S.	Rest of the world	Assets used for general enterprise purposes	Total
	(Expressed in thousands of Euros – KEURs)
Tangible assets	243,576	22,316	10,966	—	276,858
Intangible assets	151,317	132,181	15,863	171,246	470,607
Investments in associates	94,473	11,953	17,727	—	124,153

Total	489,366	166,450	44,556	171,246	871,618

The split of assets as of December 31, 2001 is as follows:

	Europe	U.S.	Rest of the world	Assets used for general enterprise purposes	Total
Tangible assets	240,634	33,000	12,753	—	286,387
Intangible assets	72,933	185,332	15,104	149,888	423,257
Investments in associates	110,086	14,061	23,934	—	148,081

Total	423,653	232,393	51,791	149,888	857,725

Because of the interrelationships among the Group’s geographical activities, it is not meaningful to segment global results for the purposes of IAS 14.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

16	Stock incentive plans

Beginning with the International Global Offering of 1999, the Group adopted a stock based Employee Incentive Plan (the Plan) to retain and motivate senior management and employees starting October 19, 1999. The plan provides for the award of common stock in the form of stock options and stock grants as follows:

•	The Group granted to its employees a one-time grant of shares, depending on salary level and seniority, which would vest over a three-year period in three equal annual installments.

•	The Group granted to senior management a one-time grant of shares which would vest at the end of a three to four year period.

•	The Group also granted to executive employees (including non-senior members from the management team), in each of the years 1999 to 2002, options to purchase shares of the Group’s Common Stock at the market price on the date of the grant. The aforementioned options vest in equal installments over a four-year period measured from the date of the grant and have a 10-year term from the grant date. The exercise price for these stock options ranges from €3.88 to €8.89 per share.

As of December 31, 2002 the number of shares required in order to meet the obligations under these plans is of 160,984 and 8,945,901 for the stock grant and option plans, respectively (535,653 and 6,102,706 as of December 31, 2001, respectively). Total expense recognized relating to stock grants, including social costs, for the years ended December 31, 2002, 2001 and 2000 is of KEURs 1,924, KEURs 2,341 and KEURs 2,450, respectively. During the year ended December 31, 2002 the Group delivered 367,006 and 128,797 shares to participants in the stock grant and option plans, respectively (441,542 and 65,047 during the year ended December 31, 2001, respectively).

•	During 2002, the Group has implemented an Employee Stock Purchase Program. The general conditions of the program allows employees to purchase Company shares every three months up to an established percentage amount of the employee’s annual salary. If the purchased shares are maintained over a period of 30 days, the Company will grant shares for 15% of the amount the employee contributes to the program. The cost for the year ended December 31, 2002 has been KEURs 139.

In November 2002, the International Accounting Standards Board (IASB) issued an exposure draft for share-based payment transactions (ED-2). This exposure draft provides a fair value approach to accounting for employee stock option programs. This pronouncement and its respective transition procedure is not final and is not expected to apply until 2004. However, for information purposes, a pro-forma impact to the income statement and earnings per share has been calculated as if the employee stock options had been accounted for under the fair value method since their grant date.

The fair value of stock options has been estimated at the grant date of each plan using the Black & Scholes option pricing model with the following assumptions for plans from 1999 to 2002: risk-free interest rate of 5.47% to 5.22%; a dividend yield of 1.7%; a volatility factor of our class “A” shares of 41% to 53.05%; and an expected life of the options granted of 10 years. However, the Black & Scholes option valuation model was designed for use in traded options that are fully transferable, do not have vesting conditions and require input of subjective assumptions. Taking into account that employee stock options have features that are different from traded options and assumptions used in the valuation model may change, the estimated fair value obtained from the option pricing model does not necessarily provide a reliable single measure of the fair value of the employee stock options.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

	2002	2001
	(Expressed in thousands of Euros – KEURs, except per share data)
Net income
As reported - net income	147,087	132,723
Pro forma - expense	4,991	4,465

Pro forma - net income	142,096	128,258

Basic earnings per share class “A” shares
As reported	0.26	0.23

Pro forma	0.25	0.22

Diluted earnings per class “A” shares
As reported	0.25	0.23

Pro forma	0.25	0.22

17	Additional income statement data and related disclosures

The Group’s personnel expense and number of employees were as follows:

	Year ended December 31,
	2002	2001	2000
	(Expressed in thousands of Euros – KEURs, except number of employees)
Gross personnel costs	317,415	298,146	217,549
Less amount capitalized	29,638	38,014	12,228

Net charge to income	287,777	260,132	205,321

Average number of employees	4,088	3,922	3,177

The Group’s net interest expense was as follows:

	Year ended December 31,
	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)
Interest expense	22,486	27,460	22,088
Less interest income	3,116	3,127	6,000

Net interest expense	19,370	24,333	16,088

18	Financial instruments

(a)	Objectives and significant terms and conditions

The Group uses the following financial instruments as part of its commercial operations and to manage the risks arising from fluctuations in currency exchange rates, interest rates and share market prices:

(i)	Currency derivatives

The Group has risks associated to fluctuations in currency exchange rates and utilizes currency derivatives to hedge future cash flows, net investments in foreign entities and certain monetary assets and liabilities. The Group is party to a variety of foreign currency forward and option contracts for the management of these exchange rate exposures.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

As of December 31, 2002, the details of open foreign currency options and open forward contracts are as follows:

Derivative Assets:

Type	Financial instrument	Currency	Maturity	Notional amount	Fair value
(Expressed in thousands of Euros – KEURs)
Cash flow hedge	Forward	USD Others	Jan-03-Jan-05 Jan-03-Jan-05	141,413 50,824	17,025 228
Hedges of the net investment in a foreign entity	Forward	USD Others	Jan-03-Dec-03 Jan-03-Jul-03	118,673 12,609	7,595 300
Others(1)	Forward Option	USD Others USD	Jan-03-Oct-03 Jan-03-Dec 03 Aug-03	91,270 15,956 28,607	2,091 673 1

Total				459,352	27,913

(1)	Others include derivative instruments, which do not qualify for hedge accounting, that are used by the Company to protect itself from changes in value of foreign currency denominated monetary assets and liabilities.

Derivative Liabilities:

Type	Financial instrument	Currency	Maturity	Notional amount	Fair value
(Expressed in thousands of Euros – KEURs)
Cash flow hedge	Forward	USD Others	Dec-04 Jan-03-Jan-05	6,866 95,252	935 2,485
Hedges of the net investment in a foreign entity	Forward	USD Others	Mar-03-Sep-04 Jan-03-Nov-03	28,60 7 312	3,673 35
Others(1)	Forward	USD Others	Jan-03 Jan-03-Apr 03	10,980 16,822	67 382

Total				158,839	7,577

(1)	Others include derivative instruments, which do not qualify for hedge accounting, that are used by the Company to protect itself from changes in value of foreign currency denominated monetary assets and liabilities.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

During the year 2001, the Group terminated certain derivative instruments designated previously as cash flow hedges for which underlying transactions occurred in 2002 or are expected to occur in 2003. The cumulative loss on these hedging instruments at the time of cancellation was KEURs 936 and was included in equity as of December 31, 2001. Of this amount, KEURs 387 has been reclassified to the statement of income in 2002, while a total amount of KEURs 549 will remain in equity until the forecasted transaction occurs.

Additionally, of the total outstanding derivative instruments in equity as of December 31, 2001, a net loss of KEURs 1,505 has been reclassified to the statement of income during the year 2002. IAS 39 “Financial Instruments Recognition and Measurement” was implemented by the Group as of January 1, 2001 and the impact of implementing IAS 39 on opening retained earnings as of January 1, 2001 was not significant, therefore no amount was reclassified from equity as of December 31, 2000 to the statement of income during the year 2001.

As of December 31, 2001 the details of open foreign currency options and open forward contracts is as follows:

Derivative Assets:

Type	Financial instrument	Currency	Maturity	Notional amount	Fair value
				(Expressed in thousands of Euros – KEURs)
Cash flow hedge	Forward	Others	Jan-02-Dec-02	48,029	837
Others(1)	Forward	USD	Jan-02	25,871	34

Total				73,900	871

(1)	Others include derivative instruments, which do not qualify for hedge accounting, that are used by the Company to protect itself from changes in value of foreign currency denominated monetary assets and liabilities.

Derivative Liabilities:

Type	Financial instrument	Currency	Maturity	Notional amount	Fair value
				(Expressed in thousands of Euros – KEURs)
Cash flow hedge	Forward	USD	Jan-02–Dec-04	235,504	8,338
Hedges of the net investment in a foreign entity	Forward	USD	Mar-02-Mar-03	159,310	5,142
Others(1)	Forward	USD Others	Jan-02-Dec-02 Dec-02	128,447 2,315	542 16

Total				525,576	14,038

(1)	Others include derivative instruments, which do not qualify for hedge accounting, that are used by the Company to protect itself from changes in value of foreign currency denominated monetary assets and liabilities.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

(ii)	Interest rate derivatives

To limit the Group’s exposure to increases in interest rates related to a finance lease agreement, the Group has an interest rate swap agreement. This agreement entitles the Group to receive interest at floating rates and obliges it to pay interest at a fixed rate of 5.785%, both relating to a declining schedule of principal amounts, beginning on December 31, 1999 at KEURs 20,016 and ending on December 31, 2004 at KEURs 10,427. The remaining notional amounts of this interest rate swap was KEURs 14,494 and KEURs 16,409 as of December 31, 2002 and 2001, respectively. The estimated fair value of this contract, based on the net present value of the future cash flows, was an unrealized loss of KEURs 696 and KEURs 1,012 as of December 31, 2002 and 2001 respectively. Of the total fair value of interest rate derivatives included in equity as of December 31, 2001, a net loss of KEURs 201 has been reclassified to the statement of income during the year 2002.

The Group has entered into two interest rate swap agreements starting October 18, 2002 ending October 20, 2003 and starting November 29, 2002 ending November 29, 2005 with bullet principals of KEURs 50,000 and KEURs 100,000 respectively. These agreements entitle the Group to receive interest at floating rates and pay at a fixed rate of 3.23% and 3.423% respectively. The agreements entered into are to limit the Group’s exposure to increases in interest rates of its credits and loans. The fair value of these agreements as of December 31, 2002 is an unrealized loss of KEURs 1,816.

(iii)	Equity related instruments

•	Warrants issued

As a result of certain commercial agreements in the IT services area and other areas, the Group issued, during the year 2000, warrants to purchase 10,668,000 of its class “A” shares at exercise prices ranging from EURs 9.09 to EURs 13.40 per share. Under the terms of the respective contractual agreements, the number of warrants is based on the number of class “A” shares issued as of the date of the contract. Therefore, any increase in the number of issued class “A” shares could require a corresponding increase in the number of warrants. Of these warrants, 1,818,000 vested in 2001 and 8,850,000 had vested 50% as of December 31, 2001 with an additional 25% vesting in each of 2002 and 2003. Expiration dates for these warrants are during the years 2004 and 2005.

The warrants mentioned above are classified as follows at December 31, 2002 and 2001:

	Number of warrants as of December 31,
Cash settlement option	2002	2001
Yes	5,900,000	8,850,000
No	4,768,000	1,818,000

	10,668,000	10,668,000

As a result of the removal of the cash settlement option on 2,950,000 warrants of Amadeus class “A” shares on June 5, 2002, these warrants were re-denominated as equity instruments. Due to this re-denomination, KEURs 1,505 were credited to equity under the

AMADEUS GLOBAL TRAVEL DISTRIBUTION S.A.

Notes to the consolidated financial statements (continued)

“Additional paid-in capital” caption with a corresponding reduction in the “Other long-term liability” caption. This amount relates to the fair value of the warrants as of the date of the removal of the cash settlement option and no subsequent re-measurement to market value is performed.

The initial fair value of the 1,818,000 warrants, which vested in 2001, that are considered to be equity instruments, amounting to KEURs 8,617, was credited directly to equity during the year ended December 31, 2000, in the additional paid-in capital caption.

The fair value of the warrants with cash settlement, that are considered to be financial liabilities, as of December 31, 2002 and 2001, is KEURs 295 and KEURs 6,313, respectively. The unrealized gains recognized as other income, in respect of these warrants, during the years ended December 31, 2002 and 2001 are of KEURs 4,514 and KEURs 23,305, respectively.

The fair values of the outstanding warrants are estimated based on quoted market prices of the underlying Amadeus class “A” shares at the balance sheet date and applying an appropriate valuation methodology. This methodology uses certain estimates, including the volatility of the Company’s share price.

•	Equity swap

In order to manage the exposure to a rise in its share price with respect to the warrants described above, the Group entered, during the year 2000, into equity swap agreements which allowed Amadeus to buy 12,812,858 of its class “A” shares at an average price of EURs 10.32 or settle the difference with the market price in cash, at any time until mid-2004. The financing costs relating to this agreements were at interest rates of 3.53% to 4.14% and of 3.83% to 5.73% during 2002 and 2001, respectively.

The equity swap agreements mentioned above are classified as follows at December 31, 2002 and 2001:

	Number of shares
	December 31, 2001	Transfers	December 31, 2002
Interim cash settlement	9,812,858	(8,000,396)	1,812,462
No interim cash settlement	3,000,000	1,500,000	4,500,000
Converted into Treasury shares	—	6,500,396	6,500,396

	12,812,858	—	12,812,858

In April and June 2002, the periodical interim cash settlement features relating to certain equity swaps were removed, corresponding to 5,800,000 and 1,500,000 of class “A” shares, respectively. This is in addition to the removal of the cash settlement option corresponding to the equity swap of 3,000,000 of class “A” shares in the fourth quarter of 2001. As a result, these equity swaps have been treated as equity instruments and are recorded at the fair value of the related class “A” shares as of the date of the removal of such features, under the “Treasury shares and other similar equity instruments” caption. A corresponding increase in the “Other long-term liabilities” caption has also been recorded.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

For the swaps treated as equity instruments, no subsequent re-measurement to fair value is performed. The interest expense accrued on all equity swaps continues to be recorded as interest expense in the statement of income.

As of October 2002, the contract related to 5,800,000 class “A” shares, which were already considered as equity instruments, and the contract related to 700,396 class “A” shares from an equity swap with interim cash settlement were exercised and converted into Treasury shares.

The fair value of the equity swap agreements which are not treated as equity instruments (based on quoted market prices and using the intrinsic valuation method), for the years ended December 31, 2002 and 2001, resulted in an unrealized gain of KEURs 3,898 and an unrealized loss of KEURs 18,854, respectively, included in the statement of income under the “Other income (expense)” caption.

•	Warrants and options received

As a component of certain commercial agreements, the group had received warrants for shares of other companies which have expired at December 31, 2002. The estimated fair value of these warrants, based on quoted market prices, on December 31, 2001, was KEURs 57. An after tax loss of KEURs 34 has been recognized as of December 31, 2002. An unrealized loss of KEURs 984 was recognized as of December 31, 2001.

•	Investments in securities

Additionally, as of December 31, 2002, the Group had investments in companies over which it does not have significant influence or control. As of December 31, 2002, the Group recorded in the statement of changes in shareholders’ equity an unrealized loss of KEURs 48, resulting from changes in fair values of these assets for which fair value is reliably determinable. The fair values of these securities as of December 31, 2002 was of KEURs 7,614 and is recorded in “Other long-term investments”.

(b)	Credit risk

The Group has no significant concentrations of credit risk. Derivative financial instruments are entered into with financial institutions with high credit ratings. The credit exposure of derivative financial instruments is represented by the net fair values of the contracts, as disclosed above.

(c)	Fair values

The fair values of loans receivable, accounts receivable, cash and cash equivalents and accounts payable approximate to their carrying amounts due to the short-term maturities of these assets and liabilities. The fair value of short and long-term debt is estimated to approximate the carrying amount, as the interest rates applicable are primarily variable. The fair value of obligations under finance leases is estimated using the expected future payments discounted at market interest rates and as of December 31, 2002 and December 31, 2001 was of approximately KEURs 120,575 and KEURs 116,226, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

(d)	SITA INC NV depository certificates

As of December 31, 2002 the Group holds 3,214,200 depository certificates of SITA INC NV issued by Stichting “the SITA Information Networking Computing Foundation” (“the Foundation”), representing 3,214,200 shares of SITA INC NV, at a cost of KEURs 3,557, which is included in “Long-term investments” caption.

The convertibility and saleability of these depository certificates are subject to restrictions imposed by the Foundation under shareholders’ agreements and under the Terms of Administration of the Foundation. Accordingly, the Group believes that it is not practicable to determine with sufficient reliability a fair value of the depository certificates.

19	Taxation

The companies that make up the Group are all individually responsible for their own tax assessments and hence do not file a consolidated tax return. The majority of these companies are open to tax inspection according to local tax laws in each case.

Income tax expense was as follows:

	Year ended December 31,
	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)
Current	100,102	65,689	64,936
Deferred	15,718	34,397	6,765

Total	115,820	100,086	71,701

The reconciliation between the statutory income tax rate in Spain and the effective income tax rate applicable to the Group as of December 31, is as follows:

	2002	2001
	(%)
Statutory income tax rate in Spain	35.0	35.0
Effect of higher tax rates in other countries	0.4	1.0
Permanent differences due to goodwill amortization	1.9	1.3
Other permanent differences	1.1	0.6
Provision against recoverability of certain deferred tax assets	—	1.5
Losses with no tax benefit recognition	0.4	0.6
Other	(0.3)	(1.0)

Effective income tax rate	38.5	39.0

The acquisition cost, in December 1997, of Amadeus Operations KG, in excess of the net assets acquired, is deductible for German tax purposes over a 15-year period. This acquisition was accounted for as a uniting of interests and, therefore, this benefit was recognized as a deferred tax asset by a credit to shareholders’ equity in connection with the uniting of interests. As a result of the change in tax rates in Germany approved during the year 2002 and effective beginning January 1, 2003, this deferred tax asset has been increased during the year 2002 which has resulted in a corresponding credit to retained earnings of KEURs 3,466.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

The Group’s deferred tax balances as of December 31, 2002 and 2001 are as follows:

	2002	2001
	(Expressed in thousands of Euros – KEURs)
Assets
Amadeus Operations KG – acquisition	96,848	102,720
Unused tax losses	37,375	30,975
Unused investment tax credits	19,727	—
Finance leases	2,549	2,465
Net cancellation reserve	12,548	8,990
Depreciation and amortization	17,798	18,803
Bad debt provision	9,074	7,439
Hedge accounting	729	6,873
Other	4,157	4,956

	200,805	183,221

Liabilities
Unrealized gains - foreign currency and financial instruments	22,581	16,802
Provision for decline in value of investments	49,425	25,856
Depreciation and amortization	27,626	20,177
Capitalization of IT related costs	7,474	7,146
Other	3,156	4,174

	110,262	74,155

Acquisitions of new subsidiaries generated KEURs 1,419 and KEURs 2,156 of acquired deferred tax assets in 2002 and 2001, respectively, as well as KEURs 34,270 of investment tax credits during 2002, of which KEURs 19,727 remained as of December 31, 2002 to be applied in future years. Deferred taxes charged to equity during the year 2002 were of KEURs 13,405 and credited to equity during the year 2001 were of KEURs 12,023, mainly relating to cash flow and net equity investment hedges.

The following table shows the expiration date of unused tax losses for which no deferred tax asset was recognized in the financial statements due to the uncertainty of their recoverability as of December 31, 2002 and 2001:

Year(s) of expiration	2002	2001
0-1	49	429
1-2	1,786	455
2-3	2,354	2,538
3-4	4,524	159
4-5	1,802	2,691
Unlimited	8,869	621

Total	19,384	6,893

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

20	Earnings per share

The reconciliation of the weighted average number of shares and diluted weighted average number of shares outstanding as of December 31, 2002, 2001 and 2000 is as follows:

	Class “A” shares as of December 31, 2002	Class “A” shares as of December 31, 2001	Class “A” shares as of December 31, 2000	Weighted average number of class “A” shares as of December 31, 2002	Weighted average number of class “A” shares as of December 31, 2001	Weighted average number of class “A” shares as of December 31, 2000
Total shares issued	590,000,000	590,000,000	590,000,000	590,000,000	590,000,000	590,000,000

Treasury shares and other similar equity instruments	(20,211,730)	(8,706,413)	(6,213,002)	(14,327,962)	(6,759,802)	(6,528,691)

Total shares outstanding	569,788,270	581,293,587	583,786,998	575,672,038	583,240,198	583,471,309

Dilutive effect of warrants, stock options and stock grants	1,780,707	1,623,214	2,106,909	1,133,020	1,355,069	2,466,351

Total number of diluted shares	571,568,977	582,916,801	585,893,907	576,805,058	584,595,267	585,937,660

	Class “B” shares as of December 31, 2002	Class “B” shares as of December 31, 2001	Class “B” shares as of December 31, 2000	Weighted average number of class “B” shares as of December 31, 2002	Weighted average number of class “B” shares as of December 31, 2001	Weighted average number of class “B” shares as of December 31, 2000
Total shares issued	219,983,100	219,983,100	275,367,810	219,983,100	219,983,100	275,367,810

Partial retirement of class “B” shares relating to Initial Public Offering, Secondary Offering and Private placement			(55,384,710)			(33,117,928)
Total shares outstanding	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100	242,249,882

Total number of diluted shares	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100	242,249,882

For the purposes of allocating earnings between the class “A” and class “B” shares, the assumption is made that the maximum economic rights attributable to the class “B” shares would be via the dividend calculation described in Note 13. Additionally, the assumption is made that 100% of the profits are paid-out as dividends and the respective portion is allocated to the class “B” shares first and the remainder to the class “A” shares.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

The calculation of basic earnings per share (rounded to two significant digits) for the years 2002, 2001 and 2000 ended December 31, is as follows:

	2002	2001	2000
Net income, in KEURs	147,087	132,723	124,793
Weighted average number of class “A” shares outstanding	575,672,038	583,240,198	583,471,309
Weighted average number of class “B” shares outstanding	219,983,100	219,983,100	242,249,882

Basic earnings per class “A” share, in EURs	0.26	0.23	0.21
Basic earnings per class “B” share, in EURs	—	—	—

The calculation of diluted earnings per share (rounded to two significant digits) for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002	2001	2000
Net income, in KEURs	147,087	132,723	124,793
Weighted average number of diluted class “A” shares outstanding	576,805,058	584,595,267	585,937,660
Weighted average number of diluted class “B” shares outstanding	219,983,100	219,983,100	242,249,882

Diluted earnings per class “A” share, in EURs	0.25	0.23	0.21
Diluted earnings per class “B” share, in EURs	—	—	—

21	Additional statement of cash flows related disclosure

The components of cash and cash equivalents as of December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
	(Expressed in thousands of Euros – KEURs)
Cash on hand and balances with banks	17,239	17,689	34,486
Short-term investments	1,063	922	4,435

	18,302	18,611	38,921

22	Auditing services

Professional fees for auditing services performed in the Company and its subsidiaries by its auditor Deloitte & Touche and their related companies amount to KEURs 1,218 and KEURs 1,148 for the years ended December 31, 2002 and 2001, respectively.

Additionally, fees for services similar to audits (such as due diligence, purchase audits, etc.) and other professional services delivered to the Company and its subsidiaries by its auditor Deloitte & Touche and their related companies amount to KEURs 793 and KEURs 1,039 for the year ended December 31, 2002 and KEURs 1,695 and KEURs 479 for the year ended December 31, 2001, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

23	Subsequent events

Amadeus has successfully concluded its negotiations with Lufthansa and received the necessary regulatory approvals to increase its investment in Start Amadeus GmbH, the National Marketing Company in the German market, from 34 to 100%. The contract has been signed on February 26, 2003 and the purchase consideration, net of cash acquired, amounts to approximately €73 million.

During April 2003, the Group has invested 49 million euros, through a loan convertible into equity following regulatory approval, in Opodo, a pan-European online portal with Internet travel sites in Germany, UK and France. Following the conversion of this loan into equity, Amadeus expects to own 16.667% of this company. This investment will be treated for accounting purposes as an available-for-sale financial asset and the results of Opodo will not be consolidated in Amadeus’ earnings, as Amadeus is not expected to have significant influence over Opodo’s operations.

During the third quarter of 2003, Amadeus has recognized an exceptional amortization of goodwill related to investments in the United States amounting to KEURs 10,101 due to deteriorating market conditions.

In the last quarter of 2003, the Company has announced the acquisition of Airline Automation Inc. for a purchase consideration of approximately USD 13 million including the terms of the earn out and German Travel Services GmbH for a purchase consideration of €5 million. Airline Automation Inc. is a U.S. company that provides revenue integrity services for the airline industry based on detecting and neutralizing unproductive bookings made with the airlines. Amadeus has acquired a 100% shareholding in Airline Automation Inc., becoming a fully owned subsidiary of Amadeus. German Travel Services GmbH is a German company that holds a 51% stake in the companies Amadeus India Pvt. Ltd. and Electronic Software Solutions.

24	Differences between International Financial Reporting Standards and United States of America Generally Accepted Accounting Principles

The consolidated financial statements of the Amadeus Group are prepared in accordance with International Financial Reporting Standards (IFRS), which differ in certain respects from Generally Accepted Accounting Principles in the United States of America (U.S. GAAP). The most significant differences are as follows:

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

Reconciliation of Net Income and Shareholders’ Equity from IFRS to U.S. GAAP

The following table (“Reconciliation Table”) sets forth the adjustments to consolidated net income and shareholders’ equity that would have been required had U.S. GAAP been applied instead of IFRS:

		Net income		Shareholders’ equity
		For the years ended December 31,		As of December 31,
	Item #	2002	2001	2002	2001
Amounts per accompanying consolidated financial statements		147,087	132,723	622,340	591,836
Increase (decrease) due to:
Goodwill
Amortization of goodwill	1	15,705	696	15,303	709
Negative goodwill	2	(786)	—	(786)	—
Reversal of goodwill and deferred tax asset from contingent consideration	2	—	—	(26,519)	—
Reversal of liability from contingent consideration	3	—	—	26,519	—
Reversal of interest expense from contingent consideration	3	512	—	512	—
Capitalization of software developed for internal use	4	(2,638)	(6,449)	(12,687)	(10,049)
U.S. GAAP adjustments of equity investees	5	14,240	—	14,179	—
Tax effect of the above adjustments	6	806	2,278	4,404	3,598

Amounts under U.S. GAAP before cumulative effect of a change in accounting principle		174,926	129,248	643,265	586,094
Cumulative effect of a change in accounting principle:
Negative goodwill, as of January 1, 2002	2	3,862	—	3,862	—

Amounts under U.S. GAAP		178,788	129,248	647,127	586,094

Basic earnings per share	2002	2001
Basic income per share, under U.S. GAAP, before cumulative effect of a change in accounting principle	0.304	0.222
Cumulative effect of a change in accounting principle, per share	0.006	—
Basic net income per share in accordance with U.S. GAAP	0.310	0.222

Diluted earnings per share	2002	2001
Diluted income per share, under U.S. GAAP, before cumulative effect of a change in accounting principle	0.303	0.221
Cumulative effect of a change in accounting principle, per share	0.007	—
Diluted net income per share in accordance with U.S. GAAP	0.310	0.221

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

Shares	2002	2001
	(in thousands)
Weighted average number of basic shares	575,672	583,240
Weighted average number of diluted shares	576,805	584,595

Statement of changes in shareholders’ equity	2002	2001
U.S. GAAP shareholders’ equity at January 1	586,094	474,207
Net income for the year, under U.S. GAAP	178,788	129,248
(Acquisitions)/disposals of Treasury Shares, net	(66,447)	3,026
Redemption of class “B” shares	—	(555)
Equity swap transactions	(9,600)	(18,780)
Warrants issued	1,505	—
Dividend	(37,999)	—
Tax Benefit from acquisition of Amadeus Operations KG	3,466	—
Other	679	—
Accumulated other comprehensive income (loss):
Translation adjustments under IFRS (including net investment hedge)	(17,217)	(862)
Additional translation adjustment under U.S. GAAP	(1,172)	13
Unrealized holding gain (loss) on available for sale securities	(2,129)	1,065
Minimum pension liability, net of tax of €988 thousand	(1,614)	—
Other derivatives and hedging activities, net of tax	12,773	(1,268)

U.S. GAAP shareholders’ equity at December 31	647,127	586,094

The differences included in the Reconciliation Table above are explained in the following items:

24.1	Amortization of subsidiary goodwill

Under IFRS, goodwill should be amortized on a systematic basis over its useful life. The amortization period should reflect the best estimate of the period during which future economic benefits are expected to flow to the enterprise. The company is amortizing goodwill applying the straight-line method over 4-10 years.

Under U.S. GAAP, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001 shall not be amortized, and any existing goodwill at January 1, 2002 is no longer amortizable for U.S. GAAP purposes beginning on such date according to SFAS No. 142, Goodwill and other Intangible Assets (SFAS 142).

Accordingly, net income for the years ended December 31, 2002 and 2001 should be increased by KEURs 15,705 and KEURs 696, respectively.

24.2	Negative goodwill

Under IFRS, if negative goodwill arising in a business combination is related to expectations of identifiable future losses and expenses that can be measured reliably at the date of acquisition, that portion

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

of negative goodwill should be recognized as income in the income statement when the future losses and expenses are recognized. Otherwise, the amount of negative goodwill not exceeding the fair values of acquired identifiable non-monetary assets should be recognized as income on a systematic basis over the remaining weighted average useful life of the identifiable acquired depreciable/amortizable assets; and the amount of negative goodwill in excess of the fair values of acquired identifiable non-monetary assets should be recognized as income immediately.

Under US GAAP and for acquisitions initiated after June 30, 2001, negative goodwill is initially allocated on a pro-rata basis against the carrying amounts of certain acquired non-financial assets, with any excess recognized as an extraordinary gain. Additionally, in accordance with SFAS No. 141, Business Combinations (“SFAS 141”), any unamortized deferred credit at January 1, 2002 related to an excess over cost shall be written off and recognized as the effect of a change in accounting principle.

Therefore, negative goodwill outstanding on January 1, 2002 has been written off to income as the cumulative effect of a change in accounting principle, and negative goodwill amortization recorded under IFRS is reversed for the years ended December 31, 2002 and 2001.

Accordingly, net income for the year ended December 31, 2002 has been increased by KEURs 3,076, of which KEURs 3,862 represent the effect of the change in accounting principle, and KEURs (786) represent the reversal of negative goodwill amortization recorded under IFRS.

24.3	Contingent Consideration

In the third quarter of 2002, Amadeus acquired a 95% stake of AMADEUS SCANDINAVIA AB. A part of the purchase price consisted of a contingency based on future bookings of the acquired company.

Under IFRS, in accordance with IAS 22, Business Combinations, this contingency should be included in the cost of the acquisition as of the date of acquisition if the contingency is probable and the amount can be measured reliably. Therefore the Company has included in the cost of the acquisition the net present value of this deferred consideration.

Under U.S. GAAP, in accordance with SFAS 141, the outcome of the contingency shall be disclosed but not recorded as a liability at its nominal amount at the acquisition date unless the outcome of the contingency is determinable beyond a reasonable doubt; this is when the contingency is resolved and consideration is issued or becomes issuable.

Accordingly, goodwill and the deferred tax asset recognized for the related investment tax credit, as well as the respective long-term liability and the interest expense recognized under IFRS, have been eliminated for U.S. GAAP purposes; the acquisition cost is adjusted instead as the booking objectives are achieved in each period.

24.4	Capitalization of software developed for internal use

Under IFRS, the Company has capitalized certain administrative costs as a part of the software developed for internal use, according to the fact that the mentioned costs are direct costs of the capitalized projects.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

Under US GAAP, according to SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, these administrative costs should not be capitalized. Therefore, net income for the years ended December 31, 2002 and 2001 should be decreased by KEURs 2,638 and KEURs 6,449 respectively.

24.5	U.S. GAAP adjustments of equity investees

This reconciling item includes the U.S. GAAP adjustments to the net income and shareholders’ equity of investments that would be accounted for under the equity method of accounting pursuant to Accounting Principles Board Opinion No. 18 (APB 18), The Equity Method of Accounting for Investments in Common Stock, mainly the reversal of equity goodwill amortization, in accordance with SFAS 142, which represented an increase in net income and shareholders’ equity for the year ended December 31, 2002 of KEURs 14,240 and KEURs 14,179 respectively.

24.6	Tax effect of the above adjustments

A tax effect was calculated for those adjustments that result in a temporary difference under SFAS 109, except those adjustments to goodwill for which amortization is not deductible for tax purposes, in accordance with par. 30 of SFAS 109.

Other Significant Accounting Policies

Revenue Recognition

Amadeus provides various travel marketing and distribution services through the Global Distribution system. As compensation for services provided, fees are collected from airline, car rental and hotel vendors and other providers of travel-related products and services for reservations booked through the Amadeus system. Revenue for airline travel reservations is recognized at the time of the booking of the reservation, net of estimated future cancellations. This booking fee cancellations reserve is calculated based on historical cancellation rates. In estimating the amount of future cancellations that will require Amadeus to refund a booking fee, the Company assumes that an immediate re-booking, without loss of revenue, follows a significant percentage of cancellations. This assumption is based on historical rates of cancellations/re-bookings and has a significant impact on the amount reserved. If circumstances change (i.e., higher than expected cancellation rates or changes in booking behavior), estimation of future cancellations could be increased by material amounts and Amadeus’ revenue decreased by a corresponding amount.

Revenue for car, rental, hotel bookings and other travel providers is recognized at the time the reservation is used by the customer.

The Company also enters into service contracts with subscribers to provide access to the system, hardware, software, hardware maintenance and other support services. Fees billed on service contracts are recognized as revenue in the month earned.

Goodwill Impairment

Effective January 1, 2002, Amadeus adopted SFAS 142. Under SFAS 142, goodwill is no longer amortized under U.S. GAAP, over its estimated useful life, but is instead tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

value, is performed on a reporting unit level. Additionally, goodwill on equity method investments is no longer amortized; however, it will continue to be tested for impairment in accordance with APB 18. (See items 1.1 and 4 for reversal of goodwill amortization adjustment.)

Under SFAS 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives. Amadeus does not have intangible assets with indefinite useful lives (see Note 6).

Amadeus has performed the transitional goodwill impairment test required by SFAS 142 as of January 1, 2002 and the annual goodwill impairment test as of December 31, 2002. As a result of these analyses, Amadeus has determined that no impairment of goodwill is required upon the adoption of SFAS 142 or for the year ended December 31, 2002. The fair value of the reporting units for which goodwill has been assigned was determined based on income, market approaches and cost approaches. The income approach used considered the present value of earnings attributable to the reporting unit or costs avoided as a result of owning the reporting unit. The market approach considered examination of transactions involving the sale of comparable assets. The cost approach considered the reproduction/replacement cost adjusted for depreciation and obsolescence. Goodwill in each reporting unit will be tested for impairment in the third and fourth quarter of every year.

Impairment of Long-Lived Assets

On January 1, 2002, under U.S. GAAP, Amadeus adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS 121”) and establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS 121. Under SFAS 144, there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are ranges of cash flows that may be generated by the asset being tested for impairment.

Under IFRS, and consistent with the impairment model established in SFAS 144, the Company wrote down in 2002 certain software development projects related to the leisure industry (see Note 6).

Derivative Instruments and Hedging Activities

Under U.S. GAAP, the Company adopted, effective January 1, 2001, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (embedded derivatives) and for hedging activities. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, be recorded on the balance sheet at fair value. The difference between a derivative’s previous carrying amount and its fair value as of January 1, 2001 shall be reported as a transition adjustment in net income or other comprehensive income (“OCI”), as appropriate, as the cumulative effect of a change in accounting principle. The accounting for changes in fair value of a derivative instrument depends on its intended use and the resulting designation.

Under SFAS 133, if the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

derivative are recorded in OCI and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The gain or loss on a hedging derivative instrument that is designated as, and is effective as, an economic hedge of the net investment in a foreign operation shall be reported in the same manner as a translation adjustment to the extent it is effective as a hedge. The ineffective portion of net investment hedges shall be reported in earnings.

Under IFRS, the Company adopted, on January 1, 2001, IAS 39, Financial Instruments: Recognition and Measurement, which is not significantly different to SFAS 133 as applied to the Group (see Note 3o)). Therefore, an adjustment has not been recorded in the reconciliation above.

Recently Issued Accounting Pronouncements

SFAS No. 143 - Accounting for Asset Retirement Obligations

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the consolidated statements of income. SFAS 143 is effective for the Group on January 1, 2003. The Group does not estimate any effect on its financial position or results of operations from the application of SFAS 143.

SFAS No. 145 – Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections

On April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this Statement related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002, with early application encouraged. The Company does not anticipate that application of this Standard will have any impact on its financial position or results of operations.

SFAS No. 146 - Accounting for Costs Associated with Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). This Statement addresses financial accounting and reporting for costs associated

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring (“EITF 94-3”). SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement shall be effective for exit or disposal activities that are initiated after December 31, 2002, and are to be applied prospectively. The Company does not anticipate that adoption of SFAS 146 will have a material impact on its consolidated results of operations, its financial position, or its cash flows.

SFAS No. 148 - Accounting for Stock-Based Compensation- Transition and Disclosure

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation- Transition and Disclosure (“SFAS 148”). SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure provisions of SFAS 123 to require disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements in the summary of significant accounting policies. SFAS 148 does not amend SFAS 123 to require companies to account for their employee stock-based awards using the fair value method. However, the disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS 123 or the intrinsic value method described in APB 25. SFAS 148 is effective for fiscal years beginning after December 15, 2002 and early application is permitted. The Company currently accounts for stock-based compensation in accordance with APB 25 and does not anticipate that adoption of this Statement will have a material effect on its consolidated financial position, results of operations or its cash flows, unless IFRS moves to a fair value approach.

FIN No. 45 - Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements for periods ending after December 15, 2002 and have been included in Note 11 to these financial statements. The Company is assessing, but at this point does not believe, that adoption of the recognition and initial measurement requirements of FIN 45 will have a material impact on its consolidated financial position, results of operations, or its cash flows.

FIN No. 46 - Consolidation of Variable Interest Entities - an interpretation of ARB No. 51

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities - an interpretation of ARB No. 51 (“FIN 46”). FIN 46 clarifies the application of Accounting

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements (continued)

Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. It requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. It also requires certain disclosures by the primary beneficiary of a variable interest entity and by an enterprise that holds significant variable interests in a variable interest entity where the enterprise is not the primary beneficiary. FIN 46 is effective immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. In October 2003, the FASB delayed the implementation date of FIN 46 for interests in entities that existed prior to February 1, 2003 to reporting periods ending after December 15, 2003. Accordingly, the Company will adopt FIN 46 effective December 31, 2003. However, because the Company does not hold interests in any variable interest entities, it does not expect that application of this Interpretation will have any effect on its financial position or results of operations.

SFAS No. 149 – Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements, and will be effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The Company has not assessed what impact, if any, application of this Standard will have on its financial position, results of operations, or cash flows.

SFAS No. 150 – Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Specifically, this Statement requires an issuer to classify the following instruments as liabilities (or assets in some circumstances): (1) a financial instrument issued in the form of shares that is mandatorily redeemable, (2) a financial instrument, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and that requires or may require the issuer to settle the obligation by transferring assets, (3) a financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely or predominantly on certain specified criteria. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect that application of this Standard will have any effect on its financial position, results of operations or cash flows.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Interim Financial Statements as of and for the years ended December 31, 2003 and 2002, prepared in accordance with International Financial Reporting Standards together with the reconciliation of shareholders’ equity and net income to Generally Accepted Accounting Principles in the United

States of America

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Amadeus Global Travel Distribution, S.A.

We have audited the accompanying consolidated balance sheets of Amadeus Global Travel Distribution, S.A. and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of cash flows, and of changes in shareholders’ equity for each of the three years in the period ended December 31, 2003 prepared in accordance with International Financial Reporting Standards. These consolidated financial statements are the responsibility of the controlling Company’s Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amadeus Global Travel Distribution, S.A. and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for each of the three years in the period ended December 31, 2003 and the determination of consolidated shareholders’ equity and financial position as of December 31, 2003 and 2002, to the extent summarized in Note 25.

/s/ for DELOITTE & TOUCHE ESPANA, S.L.

Madrid, Spain

March 31, 2004

AMADEUS GLOBAL TRAVEL DISTRIBUTIONS S.A.

Consolidated Balance Sheets as of December 31, 2003 and 2002

ASSETS	2003	2002
Current assets
Cash and cash equivalents (Note 22)	42,101	18,302
Accounts receivable, net (Note 4)	182,429	167,176
Accounts receivable—affiliates, net (Notes 4 and 15)	63,021	60,106
Loans receivable and advances—affiliates (Note 15)	88	143
Taxes receivable (Note 20)	42,023	55,362
Prepayments and other current assets (Note 5)	82,810	66,486

Total current assets	412,472	367,575

Tangible assets (Note 6)
Land and buildings	129,213	129,355
Data processing hardware and software	425,707	410,471
Other	128,503	116,019

	683,423	655,845
Less accumulated depreciation	410,944	378,987

Net tangible assets	272,479	276,858

Intangible assets (Note 7)
Patents, trademarks and licenses	88,673	82,797
Purchased technology	41,688	—
Software development projects	324,957	269,809
Purchased contracts	272,093	260,480
Goodwill	310,961	225,680
Other	5,486	15,989

	1,043,858	854,755
Less accumulated amortization	487,806	384,148

Net intangible assets	556,052	470,607

Deferred income taxes (Note 20)	126,115	135,883
Loans receivable—affiliates (Note 15)	1,725	2,813
Investments in associates (Note 8)	63,273	124,153
Other long-term investments, net (Note 8)	104,757	38,278

Total other non-current assets	295,870	301,127

Total non-current assets	1,124,401	1,048,592

Total assets	1,536,873	1,416,167

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Balance Sheets as of December 31

(Expressed in thousands of EUROS—KEURs)

LIABILITIES AND SHAREHOLDERS’ EQUITY	2003	2002
Current liabilities
Accounts payable, net (Note 4)	247,400	229,585
Accounts payable—affiliates, net (Note 4 and 15)	24,731	31,128
Debt payable within one year (Note 11)	80,310	67,615
Current obligations under finance leases (Note 12)	9,643	8,085
Income taxes payable (Note 20)	35,181	11,147
Other current liabilities (Note 5)	100,739	77,598

Total current liabilities	498,004	425,158

Long-term liabilities
Long-term debt (Note 11)	701	140,801
Obligations under finance leases (Note 12)	104,420	109,960
Deferred income taxes payable (Note 20)	102,228	45,340
Other long-term liabilities (Note 13)	72,778	71,541

Total long-term liabilities	280,127	367,642

Minority interests	1,029	1,027

Shareholders’ equity (Note 14)
Share capital	27,898	27,898
Additional paid-in capital	379,358	373,195
Treasury shares and other similar equity instruments	(126,899)	(128,050)
Retained earnings	502,879	367,026
Cumulative translation adjustments	(25,523)	(17,729)

Total shareholders’ equity	757,713	622,340

Total liabilities and shareholders’ equity	1,536,873	1,416,167

See the accompanying notes to the consolidated financial statements

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Statements of Income for the Years Ended December 31,

(Expressed in thousands of EUROS—KEURs)

	2003	2002	2001
Revenue (Note 16)	1,929,009	1,856,320	1,785,124
Cost of sales	1,528,358	1,470,854	1,417,628

Gross profit	400,651	385,466	367,496
Selling, general and administrative expenses	80,021	78,020	102,553

Operating income	320,630	307,446	264,943
Other income (expense)
Interest expense, net (Note 18)	(15,713)	(19,370)	(24,333)
Exchange gains (losses)	(1,931)	(174)	(193)
Other income (expense), net	2,980	13,137	16,507

Income before income taxes	305,966	301,039	256,924
Income tax (Note 20)	122,182	115,820	100,086

Income after taxes	183,784	185,219	156,838
Equity in income (losses) from associates	(23,645)	(22,671)	(19,703)
Equity in income (losses) from discontinuing operations of associates (Note 10)	—	(15,468)	(4,412)
Minority interests	(25)	7	—

Net income	160,114	147,087	132,723

Basic earnings per class “A” share, in EURs (Note 21)	0.28	0.26	0,23

Basic earnings per class “B” share, in EURs (Note 21)	—	—	—

Diluted earnings per class “A” share, in EURs (Note 21)	0.28	0.25	0,23

Diluted earnings per class “B” share, in EURs (Note 21)	—	—	—

See the accompanying notes to the consolidated financial statements

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

	2003	2002	2001
Cash flows from operating activities
Operating income	320,630	307,446	264,943
Adjustments for:
Depreciation and amortization	211,905	183,915	157,777

Operating income before changes in working capital:	532,535	491,361	422,720
Accounts receivable	(4,067)	(23,886)	8,475
Taxes receivable	2,525	(3,441)	(5,355)
Other current assets	15,837	8,190	(4,272)
Accounts payable	(17,286)	32,029	(14,201)
Other current liabilities	1,815	(7,207)	5,746
Other long-term liabilities	2,099	4,321	19,920

Cash provided from operating activities	533,458	501,367	433,033
Taxes paid	(61,825)	(77,374)	(74,361)

Net cash provided from operating activities	471,633	423,993	358,672

Cash flows from investing activities
Additions to tangible assets	(52,803)	(75,407)	(83,568)
Additions to intangible assets	(89,033)	(89,797)	(131,520)
Investment in subsidiaries and associates, net of cash acquired	(83,957)	(91,847)	(40,163)
Interest received	1,813	3,388	2,835
Sundry investments and deposits	(8,529)	(3,700)	(9,076)
Acquisition of Treasury shares	(96)	(73,098)	—
Disposals of Treasury shares	224	3,917	329
Loans to third parties	(55,652)	(1,661)	(3,820)
Loans to affiliates	(4,941)	(17,430)	(10,619)
Cash proceeds collected/(paid)—derivative agreements	12,225	20,004	(37,714)
Disposals of sundry investments	2,689	834	19,895
Dividends received	9,076	10,819	6,678
Proceeds obtained from disposal of fixed assets	5,112	7,487	7,233

Net cash used in investing activities	(263,872)	(306,491)	(279,510)

Cash flows from financing activities
Proceeds from borrowings	300,598	308,211	300,447
Repayments of borrowings	(427,819)	(356,257)	(305,537)
Interest paid	(17,928)	(21,440)	(28,963)
Redemption of class “B” shares	—	—	(554)
Dividends paid	(29,998)	(37,999)	(52,177)
Payments of finance lease liabilities	(9,756)	(11,430)	(12,410)

Net cash used in financing activities	(184,903)	(118,915)	(99,194)

Effect of exchange rate changes on cash and cash equivalents	941	1,104	(278)

Net increase / (decrease) in cash and cash equivalents	23,799	(309)	(20,310)
Cash and cash equivalents at beginning of period	18,302	18,611	38,921

Cash and cash equivalents at end of period	42,101	18,302	18,611

See the accompanying notes to the consolidated financial statements

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Thousands of Euros-Keurs)

	Share capital	Additional paid-in capital	Treasury shares and other similar equity instruments	Retained earnings	Cumulative translation adjustments	Total
Balance as of December 31, 2000	33,437	435,111	(35,725)	43,414	350	476,487

Accounting for financial instruments	—	—	—	(203)	(5,948)	(6,151)
Other gains (losses)	—	—	—	—	5,086	5,086

Gains (losses) not recognized in the statement of income	—	—	—	(203)	(862)	(1,065)
(Acquisitions)/disposals of Treasury shares, net	—	3,026	2,913	(2,913)	—	3,026
Redemption of class “B” shares	(5,539)	—	—	4,984	—	(555)
Equity swap transactions	—	—	(18,780)	—	—	(18,780)
Net income for the period	—	—	—	132,723	—	132,723

Balance as of December 31, 2001	27,898	438,137	(51,592)	177,905	(512)	591,836

Equity instruments	—	1,505	—	—	—	1,505
Available for sale financial assets	—	—	—	(3,318)	—	(3,318)
Tax impact	—	—	—	1,189	—	1,189
Hedging instruments	—	—	—	19,641	20,967	40,608
Tax impact	—	—	—	(6,868)	(7,338)	(14,206)
Other gains (losses)	—	—	—	2,531	(30,846)	(28,315)

Gains (losses) not recognized in the statement of income	—	1,505	—	13,175	(17,217)	(2,537)
(Acquisitions) / disposals of Treasury shares, net	—	(66,447)	(66,858)	66,858	—	(66,447)
Equity swap transactions	—	—	(9,600)	—	—	(9,600)
Dividends	—	—	—	(37,999)	—	(37,999)
Net income for the period	—	—	—	147,087	—	147,087

Balance as of December 31, 2002	27,898	373,195	(128,050)	367,026	(17,729)	622,340

Equity instruments	—	(3,543)	—	—	—	(3,543)
Available for sale financial assets	—	—	—	4,092	—	4,092
Tax impact	—	—	—	(1,441)	—	(1,441)
Hedging instruments	—	—	—	22,076	11,875	33,951
Tax impact	—	—	—	(7,735)	(4,156)	(11,891)
Other gains (losses)	—	8,555	—	(10,104)	(15,513)	(17,062)

Gains (losses) not recognized in the statement of income	—	5,012	—	6,888	(7,794)	4,106
(Acquisitions) / disposals of Treasury shares, net	—	1,151	1,151	(1,151)	—	1,151
Dividends	—	—	—	(29,998)	—	(29,998)
Net income for the period	—	—	—	160,114	—	160,114

Balance as of December 31, 2003	27,898	379,358	(126,899)	502,879	(25,523)	757,713

See the accompanying notes to the consolidated financial statements

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

1.	ACTIVITY

The consolidated financial statements include Amadeus Global Travel Distribution, S.A., domiciled in Spain (“the Company”) and its consolidated subsidiaries (“the Group”). The Group is a leader in information technology, serving the marketing, sales and distribution needs of the global travel and tourism industry. Its worldwide data network and database of travel information are used by travel agencies and airline sales offices. Today, travel agencies and airline offices can make bookings with airlines, hotel chains, car rental companies, and newer groups of providers such as ferry, rail, cruise, insurance and tour operators. The Group provides the above-mentioned services through a computerised reservation system (“CRS”) and through its new e-commerce channel of distribution. Additionally, the Group provides information technology (“IT”) services and solutions to the airline industry which includes inventory management and passenger departure control. The Company’s share and ownership structure are described in Note 14.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

Below is a summary of the consolidated Group companies as of December 31, 2003, 2002 and 2001:

	Country of incorporation	Percentage of participation as of December 31 (2) (9)
Company		2003	2002	2001
Fully consolidated companies

Airline Automation, Inc. (1)	U.S.A.	100.0%	—	—
Amadeus America, S.A.	Argentina	100.0%	100.0%	100.0%
Amadeus Argentina, S.A.	Argentina	80.0%	80.0%	80.0%
Amadeus Asia, Ltd.	Thailand	100.0%	100.0%	100.0%
Amadeus Austria Marketing GmbH	Austria	100.0%	100.0%	100.0%
Amadeus Benelux, N.V.	Belgium	100.0%	100.0%	100.0%
Amadeus Bolivia SRL	Bolivia	100.0%	100.0%	—
Amadeus Central and West Africa S.A.	Ivory Coast	100.0%	100.0%	100.0%
Amadeus Data Processing GmbH	Germany	100.0%	100.0%	100.0%
Amadeus Denmark A/S. (5)	Denmark	100.0%	100.0%	5.0%
Amadeus GDS LLP	Kazakhstan	100.0%	100.0%	—
Amadeus GDS (Malaysia) Sdn. Bhd.	Malaysia	100.0%	100.0%	100.0%
Amadeus GDS Singapore Pte. Ltd.	Singapore	100.0%	100.0%	100.0%
Amadeus Germany GmbH	Germany	100.0%	34.0%	34.0%
AMADEUSGLOBAL Ecuador, S.A.	Ecuador	100.0%	100.0%	100.0%
Amadeus Global Travel Distribution, S.A.	Spain	N/A	N/A	N/A
Amadeus Global Travel Israel Ltd.	Israel	90.0%	90.0%	90.0%
Amadeus GTD Australia Pty. Ltd.	Australia	100.0%	100.0%	100.0%
Amadeus GTD Ltd.	Kenya	100.0%	—	—
Amadeus GTD Southern Africa Pty. Ltd.	South Africa	100.0%	—	—
Amadeus Hellas, S.A.	Greece	100.0%	100.0%	100.0%
Amadeus Hong Kong, Ltd.	Hong Kong	100.0%	—	—
Amadeus Magyarország Kft (Ltd.)	Hungary	100.0%	100.0%	100.0%
Amadeus Marketing (Ghana), Ltd.	Ghana	100.0%	100.0%	100.0%
Amadeus Marketing Ireland, Ltd.	Ireland	100.0%	100.0%	100.0%
Amadeus Marketing Italia, S.P.A.	Italy	100.0%	100.0%	100.0%
Amadeus Marketing Nigeria, Ltd.	Nigeria	100.0%	100.0%	100.0%
Amadeus Marketing Philippines, Inc.	Philippines	100.0%	100.0%	100.0%
Amadeus Marketing Romania, S.R.L.	Romania	100.0%	—	—
Amadeus Marketing Schweiz, A.G.	Switzerland	100.0%	100.0%	100.0%
Amadeus Marketing (U.K.), Ltd.	U.K.	100.0%	100.0%	100.0%
Amadeus NMC Holding, Inc.	U.S.A.	100.0%	100.0%	100.0%
Amadeus North America LLC. (1)	U.S.A.	100.0%	100.0%	100.0%
Amadeus Norway, AS. (5)	Norway	100.0%	100.0%	5.0%
Amadeus Paraguay, S.R.L.	Paraguay	100.0%	100.0%	100.0%
Amadeus Perú, S.A.	Peru	100.0%	100.0%	100.0%
Amadeus Polska, Sp.zo.o.	Poland	100.0%	75.5%	75.5%
Amadeus Receptionsservice AB (5)	Sweden	100.0%	100.0%	5.0%
Amadeus Rezervasyon Dagitim Sistemleri, A.S.	Turkey	100.0%	100.0%	100.0%
Amadeus s.a.s	France	100.0%	100.0%	100.0%
Amadeus Scandinavia AB	Sweden	100.0%	100.0%	5.0%
Amadeus Services Ltd.	U.K.	100.0%	100.0%	100.0%
Amadeus Services Asia-Pacific Pty. Ltd.	Australia	100.0%	100.0%	100.0%
Amadeus Sweden AB (5)	Sweden	78.3%	78.3%	3.9%
Americs AB (5)	Sweden	100.0%	100.0%	5.0%
CRS Amadeus América, S.A.	Uruguay	100.0%	100.0%	100.0%
e-Travel, Inc. (1)	U.S.A.	100.0%	100.0%	100.0%
Eviaggi.com, S.P.A.	Italy	100.0%	100.0%	100.0%
ICSA-T Australia Pty. Ltd. (4)	Australia	100.0%	100.0%	44.0%
ICSA-T France S.A.R.L. (4)	France	100.0%	100.0%	44.0%
ICSA-T India Pvt Ltd (4)	India	—	75.0%	33.0%

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

	Country of incorporation	Percentage of participation as of December 31 (2) (9)
Company		2003	2002	2001
ICSA-T Holding Inc. (4) (8) (10)	U.S.A.	—	100.0%	44.0%
ICSA-T US LLC (1) (3) (4)	U.S.A.	100.0%	100.0%	71.5%
ICSA-T N.V.	Belgium	100.0%	100.0%	44.0%
ICSA-T Scandinavia AB (4)	Sweden	100.0%	100.0%	44.0%
ICSA-T Travel Software GmbH (4)	Switzerland	100.0%	100.0%	44.0%
ICSA-T UK, Ltd. (4)	U.K.	100.0%	100.0%	44.0%
NMC Eastern European CRS, B.V.	The Netherlands	100.0%	100.0%	100.0%
SIA Amadeus Latvija.	Latvia	100.0%	100.0%	9.75%
Sistemas de Reservaciones CRS de Venezuela, C.A.	Venezuela	100.0%	100.0%	100.0%
UAB Amadeus Lietuva.	Lithuania	100.0%	100.0%	9.75%
Vacation.com, Inc. (1)	U.S.A.	100.0%	100.0%	100.0%
Vivacances S.A.	France	67.5%	50.0%	—

Companies consolidated under the equity method

1Travel.com, Inc. (1)	U.S.A.	38.9%	38.9%	27.5%
AlphaNet BVBA. (4)	Belgium	28.0%	28.0%	3.6%
Amadeus Algerie, S.A.R.L.	Algeria	40.0%	40.0%	—
Amadeus Bulgaria, Ltd.	Bulgaria	49.0%	49.0%	49.0%
Amadeus Brasil, Ltda.	Brazil	34.0%	34.0%	34.0%
Amadeus France, S.N.C.	France	34.0%	34.0%	34.0%
Amadeus Gulf LLC	United Arabian Emirates	49.0%	—	—
Amadeus Kuwait Company W.L.L.	Kuwait	35.0%	—	—
Amadeus Marketing CSA, s.r.o.	Czech Rep.	35.0%	35.0%	35.0%
Amadeus Maroc, S.A.S.	Morocco	30.0%	30.0%	30.0%
Amadeus Qatar W.L.L.	Qatar	40.0%	40.0%	40.0%
Amadeus Sudani, Co.Ltd.	Sudan	40.0%	40.0%	—
Amadeus Tunisie S.A.	Tunisia	30.0%	30.0%	5.0%
Atinera LLC (1) (7)	U.S.A.	50.0%	50.0%	50.0%
ITA (Internet Travel Agent Inc.) (1)	U.S.A.	22.3%	22.3%	22.3%
Optims	France	30.0%	—	—
PT Amadeus Indonesia	Indonesia	50.0%	—	—
Qivive GmbH (6)	Germany	33.3%	11.3%
Red Universal de Marketing y Booking On Line, S.A. (“RUMBO”)	Spain	50.0%	50.0%	50.0%
Sistemas Automatizados de Agencias de Viajes, S.A. (“SAVIA”)	Spain	34.0%	34.0%	34.0%
Sociedad Anato-Avianca de Reservaciones de Servicios Turisticos Savia Ltda.	Colombia	50.0%	50.0%	—
Stellar Access, Inc. (1) (7)	U.S.A	20.0%	20.0%	20.0%
Topas Co. Ltd.	South Korea	32.0%	32.0%	32.0%
Travel.com.au Ltd.	Australia	16.7%	19.2%	19.9%
Travellink AB	Sweden	35.1%	25.0%	25.0%
Traventec Limited (6)	Ireland	45.0%	16.6%	—

(1)	The participation in these companies is held through Amadeus NMC Holding, Inc.
(2)	In certain cases companies are considered to be wholly-owned subsidiaries, even though due to local statutory obligations they are required to have more than one shareholder or a specific percentage of the capital stock owned by citizens and/or legal entities of the country concerned. These shareholders act as trustees on behalf of the Group.
(3)	In year 2002, the Company’s investment in ICSA-T US LLC was an indirect economic interest of 49% through Amadeus NMC Holding Inc. and the remaining 51% via ICSA-T N.V.
(4)	The participation in these companies is held through ICSA-T N.V.
(5)	The participation in these companies is held through Amadeus Scandinavia AB.
(6)	The participation in these companies is held through Amadeus Germany GmbH
(7)	This company ceased operations in 2002
(8)	This company has ceased operations in 2003
(9)	The percentage of participation as of December 31, 2002 has been presented for comparative purposes. The applicable accounting method applies based on the voting rights in each period.
(10)	The participation in these companies in 2002 is held through ICSA-T N.V.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

2.    BASIS OF PRESENTATION AND COMPARABILITY OF THE INFORMATION INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS

a)	Basis of presentation

i)	General Information

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). These financial statements have been authorized for issue by the Board of Directors of the Company on March 31, 2004. Certain amounts for the prior period have been reclassified to conform with 2003 presentation. A reclassification has been performed in the 2002 balances for the net presentation of certain deferred tax assets and deferred tax liabilities in accordance with the accounting principle followed by the Group.

ii)	Spanish GAAP financial statements

In compliance with legal regulatory requirements, the Company’s management also prepares consolidated annual accounts as of December 31, 2003 and 2002 under Spanish GAAP. As a consequence of the difference in accounting principles, the consolidated net equity reflected under Spanish GAAP exceeds the net equity as of December 31, 2003 reflected under IFRS by approximately EURs 145.4 million and the net income reflected under Spanish GAAP is lower than the net income under IFRS for the year ended December 31, 2003 by approximately EURs 10.0 million. As of and for the year ended December 31, 2002 these differences were approximately EURs 169.5 million and EURs 62.3 million, respectively. The main differences as of and for the years ended December 31, 2003 and 2002 are due to the difference in accounting methods used in the acquisition in 1997 of Amadeus Data Processing and Co. KG (“Amadeus Operations KG”), as well as the accounting for Treasury shares and other similar equity instruments.

iii)	Use of estimates

Use of estimates and assumptions, as determined by management, is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

b)	Comparison of information

For comparative purposes, the Group presents, together with the amounts included in the balance sheet, the statements of income, cash flow and changes in shareholders’ equity, and the explanatory notes as of and for the year ended December 31, 2003, those as of and for the years ended December 31, 2002 and December 31,2001.

c)	Changes in the consolidation scope

Note 1 presents the main changes in the companies which were consolidated by the Group during 2003, 2002 and 2001, as well as the consolidation method used in each case.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

3.    ACCOUNTING PRINCIPLES

The main accounting principles used in the consolidated financial statements are as follows:

a)	Principles of consolidation

The consolidated financial statements include all companies over which the Group exercises control. Control refers to the power to govern the financial and operating policies so as to obtain the benefits from its activities. Intercompany balances and transactions between Group companies have been eliminated. Associates (investees in which the Group has significant influence but does not exercise management control) and joint-ventures have been accounted for using the equity method. Subsidiaries are not consolidated when control is temporary, this is the case when a subsidiary is acquired with the intention of disposing of it in the following twelve months, instead they are accounted for as an available for sale financial asset.

b)	Foreign currency transactions

Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions and from the translation at year-end of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income.

c)	Currency translation

The financial statements of the individual Group companies are denominated in each company’s local currency. For consolidation purposes: the assets and liabilities are translated into EURs at year-end rates; components of the statement of income are translated at average exchange rates for the year; and share capital, additional paid-in capital, and reserves are translated at historical rates. Any exchange differences arising as a result of this translation, for majority interests in subsidiaries and interests in associates, are shown together as a separate component of shareholders’ equity in the “cumulative translation adjustments” caption. In the case of translation differences related to minority interests, these are included in the minority interests caption of the balance sheet.

d)	Related parties

The Group considers its significant shareholders or affiliates, associates and members of the Board of Directors to be related parties.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

e)	Cash equivalents

Cash equivalents generally consist of certificates of deposit, time deposits, commercial paper, short-term government obligations and other money market instruments. Such investments are stated at cost, which approximates fair value.

f)	Tangible assets

Tangible assets are recorded at the lower of cost or recoverable value and are depreciated applying the straight-line method over the estimated useful lives of the assets:

Years
Buildings	50
Data processing hardware and software	2–5
Other	3–20

Repairs and renewals are charged to income when the expenditure is incurred.

Leased tangible assets where the Group substantially assumes all the risks and benefits of ownership, are capitalized and the present value of the related lease payments is recorded as a liability. Each lease payment is allocated between the liability and interest expense based on a constant rate of interest on the principal outstanding. The capitalized leased assets are depreciated applying the straight-line method over the above-mentioned useful lives.

Operating lease payments are charged to income as incurred over the term of the lease.

g)	Intangible assets

Intangible assets are recorded at cost and reviewed periodically and adjusted for any diminution in value as noted in paragraph h). These assets include the following:

•	Patents, trademarks and licenses: the cost of acquiring licences for CRS and IT services software developed outside the Group as well as acquired trademarks. These assets are being amortized applying the straight-line method over 3-10 years.

•	Purchased technology: the capability obtained by the practical application of knowledge, processes, methods, tools and systems to serve the market need more efficiently. Specifically, it relates to the combination of the traditional Amadeus Global Distribution System (GDS) technology with Start Amadeus’ local platform, granting Amadeus a unique platform unchallenged to date in the German market. This asset is being amortized applying the straight-line method, based on the expected service life of 10 years.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

•	Software development projects, including e-commerce related development activities: software applications developed by the Group which are capitalized once technical feasibility is established and where it is reasonably anticipated that the costs will be recovered through future activities or benefit future periods and the cost of the assets can be measured reliably. These projects are being amortized applying the straight-line method over 3-5 years. Software maintenance costs are charged to expense as incurred.

•	Purchased contracts represent the acquisition costs of contracts that give the Group the right to bill for future services as well as capitalizable costs related to travel agency incentives. These costs are being amortized applying the straight-line method, based on the expected service life of the contract, over 3-10 years.

•	Goodwill and negative goodwill represent the excess or deficit when comparing the purchase price with the fair value of the net assets acquired and are amortized applying the straight-line method over 4-10 years. Amortization is carried out over 10 years in the case of acquisitions with high strategic value and long-term impact on the Group’s business. The excess/default of purchase price corresponding to investments in associates is included in long-term investments and the corresponding amortization expenses are included in the “Equity in income (losses) from associates” caption of the statement of income. When settlement of purchase consideration is deferred, the cost of the acquisition includes the net present value of this deferred consideration. In cases where the exact amount of deferred consideration is contingent on future events, the amount of the deferred consideration is estimated at the acquisition date and recorded as liability. Any subsequent adjustment to the estimated amount of deferred consideration is applied as a cumulative adjustment to goodwill in the period of the change in estimate and recorded as liability.

•	Other intangible assets are amortized on a straight-line basis over 3-5 years.

Amortization expenses related to intangible assets are included in the cost of sales and selling, general and administrative expense captions of the statement of income.

h) Impairment of non-current assets

The Group periodically evaluates the carrying value of non-current assets for potential impairment. As a result of this evaluation, an impairment loss is recognized whenever the carrying amount of an asset exceeds its recoverable amount by reducing the carrying amount of the asset to its recoverable amount with the corresponding charge to the statement of income in the “Cost of sales” caption. The recoverable amount is the greater of the net selling price and the value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using an appropriate risk adjusted discount rate.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

i) Pension and other post-retirement obligations

The Group operates a number of defined benefit and defined contribution pension plans. Liabilities of the Group arising from defined benefit obligations are determined using the projected unit credit method. Independent actuarial valuations are carried out annually, for the largest plans and on a regular basis for other plans. The actuarial assumptions used to calculate the benefit obligations vary according to the economic conditions of the country in which the plan is located.

Such plans are either externally funded, with the assets of the schemes held separately from those of the Group, or unfunded with the related liabilities carried in the balance sheet.

For the funded defined benefit plans, the deficit or excess of the fair value of plan assets over the present value of the defined benefit obligation is recognised as a liability or an asset in the balance sheet, taking into account any unrecognised actuarial gains or losses and past service cost. However, an excess of assets is recognised only to the extent that it represents a future economic benefit which is available to the Group, for example in the form of refunds from the plan or reductions in future contributions.

Actuarial gains and losses arise mainly from changes in actuarial assumptions and differences between actuarial assumptions and what has actually occurred. They are recognised in the income statement, over the remaining working lives of employees, only to the extent that their net cumulative amount exceeds 10% of the greater of present value of the obligation or of the fair value of plan assets.

For defined benefit plans the actuarial cost charged to the income statement consists of current service cost, interest cost, expected return on plan assets and past service cost as well as actuarial gains or losses to the extent that they are recognised.

Benefits provided by defined contribution plans are charged to the income statement as incurred.

j) Capital issuance costs

Expenses incurred in connection with the increases in capital are applied as a reduction to the proceeds received in the additional paid-in capital caption of the balance sheet net of any related income tax benefit.

k) Treasury shares

Treasury shares held by the Group are reported as a reduction in shareholders’ equity. The gain or loss on disposal of these shares is registered in additional paid-in capital.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

l) Revenue recognition

The Group receives fees from travel providers for providing electronic travel and reservation services through its CRS. The fee amount is dependent upon the usage and the level of functionality at which the provider participates. Revenue from airline reservations is recognized based on the number of bookings, net of cancellations made and an allowance for future cancellations, or the number of CRS transactions depending on the option contractually selected on an annual basis by the applicable airlines.

Revenue from airline IT services and bookings of car rentals and hotel rooms is recognized at the time the reservation is used by the end consumer. Revenue for other services to travel agencies, airlines and others is recognized in the month of service.

m) Stock incentive plans

The Group accounts for its obligations under stock incentive plans as follows:

•	Compensation expense is recognised for stock options, if the fair market value of the underlying stock at the date of the grant is above the exercise price. In this case, the expense is accrued over the vesting period of these rights (currently four years).

•	Compensation expense relating to stock grants (i.e. their fair market value at the grant date) is recognized over the vesting period of these rights.

n) Research and development

Research and development costs are charged to expense as incurred, except for significant software projects that have reached development stage (see g, above). The research and development costs expensed for the years ended December 31, 2003,2002 and 2001 were KEURs 90,320 , KEURs 68,010 and KEURs 55,006 respectively.

o) Financial instruments

i) Currency and interest rate related derivatives

The Group uses derivative financial instruments to hedge certain currency and interest rate exposures. All of these derivatives, whether designated as hedges or not, are recorded at fair value, being the market value for listed instruments or valuation based on option pricing models and discounted cash flow calculations for unlisted instruments. For accounting recognition purposes, the following policy has been applied.

•	Cash flow hedges: Effective gains or losses resulting from remeasurement to fair value are included directly in retained earnings until the committed or forecasted transaction occurs, at which point they will be reclassified to the statement of income. Ineffective gains or losses are recorded directly in the statement of income.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

•	Hedges of the net investment in a foreign entity: Effective gains or losses obtained from remeasurement to fair value are included in cumulative translation adjustments. Ineffective gains or losses are recorded directly in the statement of income.

•	No hedge accounting: Gains or losses from derivatives not designated or qualifying for hedging treatment are accounted for directly in the statement of income.

ii) Equity related instruments

The Group has issued warrants (call options sold) of its class “A” shares as part of the consideration for acquiring certain IT contracts and certain corporate acquisitions. The fair value of these warrants is measured by using an option pricing model and is recorded as additional consideration for the underlying assets acquired. Warrants issued by the Group where the holder has the right to request settlement in cash are considered as a financial liability and recorded in the “Other liabilities” caption and are consequently remeasured to fair value with unrealized gains or losses recorded in the statement of income. Warrants issued by the Group, where the holder does not have the right to request settlement in cash, are considered to be equity instruments and are stated at fair value being recorded as additional paid-in capital, with no subsequent recognition of movements in fair value.

Equity swap agreements (contracts to buy shares in the Company in future periods), entered into in order to manage the exposure to a rise in the Group´s share price with respect to warrants issued as described above, are treated as:

•	Derivative financial instruments: When they include interim cash settlement features that are in substance similar to a form of collateral, and therefore do not qualify as an equity instrument. In such cases, unrealized gains or losses arising from remeasurement to fair value are recorded in the statement of income. Fair value is measured by using an option pricing model.

•	Equity instruments: When there is no interim cash settlement feature, the equity swap agreements qualify as equity instruments and the underlying shares are treated similar to Treasury shares and are presented as a reduction in shareholders’ equity.

As a component of certain commercial agreements, the Group receives warrants or options on shares of other companies. Warrants or options received on shares of other companies are recorded as derivative financial assets and measured initially at cost, which is the fair value of the consideration given. Subsequent remeasurement of these financial assets is performed at their fair values with unrealized gains or losses recorded in the statement of income. Fair value is measured by using an option pricing model. When fair value cannot be reliably determined, these derivative financial assets are reflected in the balance sheet at amortized cost.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

Additionally, investments in companies over which the Group does not have significant influence or control are recorded as available for sale financial assets and measured at their fair values by reference to the market value for the listed instrument or by using techniques such as market value for similar instruments, discounted cash flow analysis and option pricing models for unlisted instruments. Unrealized gains or losses are included in the statement of changes in shareholders’ equity, with realized gains or losses being recognized in the statement of income. When fair value cannot be reliably determined, these investments are reflected in the balance sheet at amortized cost.

p) Income taxes

The current income tax is recognised in the statement of income, except to the extent that it relates to items directly taken to equity, in which case it is recognised in equity.

Deferred taxes are determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using tax rates that are expected to apply when the assets or liabilities are realized based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred taxes arising from movements in equity are charged or credited directly to equity. Deferred tax assets are recognized when the probability of realization is reasonably assured and are adjusted only to the extent that it is no longer probable that a benefit will be realized in the future. Deferred tax assets and deferred tax liabilities related to the same tax jurisdiction are presented net in the balance sheet.

Tax credits for investments in subsidiaries and associates are applied to reduce the amount of the investment when there is an increase in the percentage of ownership. In the case of capital increases that do not represent an increase in the percentage of ownership or for newly created companies, tax credits are recognized at the moment of the capital contribution.

q) Earnings per share

The Group calculates basic earnings per share using the weighted average number of shares outstanding during the period. The calculation of diluted earnings per share also includes the dilutive effect of the weighted average warrants, stock grants and stock options outstanding during the period.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

4.    ALLOWANCES – ACCOUNTS RECEIVABLE/PAYABLE

The Group provided an allowance against accounts receivable for estimated cancellations of airline bookings as of December 31, 2003 of KEURs 72,758; and the Group provision for the related reduction in accounts payable for distribution fees as of December 31, 2003 was KEURs 30,786. As of December 31, 2002 the related allowances amounted to KEURs 75,178 against accounts receivable and KEURs 38,664 as a reduction in accounts payable.

The Group provision for potentially uncollectible accounts receivable as of December 31, 2003 was KEURs 48,637; and as of December 31, 2002 was KEURs 43,065.

5.    PREPAYMENTS AND OTHER CURRENT ASSETS AND LIABILITIES

The breakdown of the “Prepayments and other current assets” caption as of December 31 is as follows:

	2003	2002
Prepaid expenses	23,388	27,804
Short-term deposits	9,156	10,556
Derivative assets (Note 19)	35,680	20,582
Other	14,586	7,544

Total	82,810	66,486

The breakdown of the “Other current liabilities” caption as of December 31 is as follows:

	2003	2002
Taxes payable – non income tax	11,496	8,520
Employee related accrual	60,060	51,038
Derivative liabilities (Note 19)	11,032	4,063
Deferred purchase consideration	7,709	4,210
Other	10,442	9,767

Total	100,739	77,598

The “Deferred purchase consideration” caption includes the part of the deferred payment derived from certain corporate acquisitions that will vest next year.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

6.	TANGIBLE ASSETS

Balances and movements for the years ended December 31, 2003 and 2002 of the items included under tangible assets are as follows:

Cost	Land & buildings	Data processing hardware & software	Other	Total
Balance as of December 31, 2001	129,329	381,567	109,645	620,541

Additions	26	65,483	13,044	78,553
Additions due to acquisitions of subsidiaries	—	846	1,309	2,155
Retirements and disposals	—	(19,241)	(3,527)	(22,768)
Transfers	—	106	(347)	(241)
Exchange rate adjustments	—	(18,290)	(4,105)	(22,395)

Balance as of December 31, 2002	129,355	410,471	116,019	655,845

Additions	27	47,993	5,560	53,580
Additions due to acquisitions of subsidiaries	—	13,216	11,969	25,185
Retirements and disposals	(165)	(35,996)	(2,288)	(38,449)
Transfers	(3)	2,577	(121)	2,453
Exchange rate adjustments	(1)	(12,554)	(2,636)	(15,191)

Balance as of December 31, 2003	129,213	425,707	128,503	683,423

Accumulated depreciation
Balance as of December 31, 2001	24,476	250,155	59,523	334,154

Additions	2,451	64,444	9,714	76,609
Additions due to impairment	—	1,092	—	1,092
Retirements and disposals	—	(16,370)	(2,734)	(19,104)
Transfers	—	1,600	(1,690)	(90)
Exchange rate adjustments	1	(11,479)	(2,196)	(13,674)

Balance as of December 31, 2002	26,928	289,442	62,617	378,987

Additions	2,452	62,921	11,187	76,560
Additions due to impairment	—	—	—	—
Retirements and disposals	(157)	(32,400)	(1,556)	(34,113)
Transfers	—	371	(7)	364
Exchange rate adjustments	—	(9,036)	(1,818)	(10,854)

Balance as of December 31, 2003	29,223	311,298	70,423	410,944

Net book value as of December 31, 2001	104,853	131,412	50,122	286,387

Net book value as of December 31, 2002	102,427	121,029	53,402	276,858

Net book value as of December 31, 2003	99,990	114,409	58,080	272,479

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The “Other” caption includes building installations, furniture and fittings, and miscellaneous.

As of December 31, 2003 fully depreciated items amount to KEURs 180,575 (KEURs 90,644 at December 31, 2002).

As of December 31, 2002 additions due to impairment of “Data processing hardware & software” amount to KEURs 1,092 and correspond to hardware related to certain software development projects of the leisure travel industry.

Leased assets included in the aforementioned numbers are as follows:

	December 31,
	2003	2002
Land & buildings
Cost	126,396	126,396
Less accumulated depreciation	28,961	26,570

Net book value	97,435	99,826

Data processing hardware & software
Cost	11,549	10,992
Less accumulated depreciation	8,479	8,834

Net book value	3,070	2,158

Other
Cost	22,385	40,402
Less accumulated depreciation	13,565	25,672

Net book value	8,820	14,730

Total
Cost	160,330	177,790
Less accumulated depreciation	51,005	61,076

Net book value	109,325	116,714

The depreciation related to assets acquired under finance leases, for the years ended December 31, 2003 and December 31, 2002, was KEURs 7,130 and KEURs 7,208, respectively. The acquisitions of tangible assets under finance leases were KEURs 776 and KEURs 3,932 for the years ended December 31, 2003 and 2002, respectively.

As of December 31, 2003 assets under construction of KEURs 590 were included in “Data processing hardware & software” and in “Other”. As of December 31, 2002 assets under construction of KEURs 152 were included in “Land & buildings”.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

7.	INTANGIBLE ASSETS

Balances and movements for the years ended December 31, 2003 and 2002 of the items included under intangible assets are as follows:

	Patents, trademarks & licenses	Purchased technology	Software development projects	Purchased contracts	Goodwill	Other	Total
Cost
Balance as of December 31, 2001	81,493	—	213,609	255,717	157,467	14,429	722,715

Additions	2,287	—	57,594	26,029	88,968	1,749	176,627
Additions due to acquisitions of subsidiaries	16	—	3,791	—	—	—	3,807
Retirements and disposals	(1)	—	(226)	(13,710)	(22)	(70)	(14,029)
Transfers	—	—	227	2,777	1,833	13	4,850
Exchange rate adjustments	(998)	—	(5,186)	(10,333)	(22,566)	(132)	(39,215)

Balance as of December 31, 2002	82,797	—	269,809	260,480	225,680	15,989	854,755

Additions	5,887	—	54,694	28,209	100,636	79	189,505
Additions due to acquisitions of subsidiaries	891	—	3,734	—	—	—	4,625
Retirements and disposals	—	—	—	(18,043)	—	(10,191)	(28,234)
Transfers	—	41,688	1,205	9,880	5,202	(284)	57,691
Exchange rate adjustments	(902)	—	(4,485)	(8,433)	(20,557)	(107)	(34,484)

Balance as of December 31, 2003	88,673	41,688	324,957	272,093	310,961	5,486	1,043,858

Accumulated amortization
Balance as of December 31, 2001	35,337	—	75,924	111,785	63,895	12,517	299,458

Additions	11,666	—	31,504	42,850	14,919	1,042	101,981
Additions due to impairment	—	—	6,819	—	—	—	6,819
Retirements and disposals	(1)	—	—	(10,338)	(22)	(36)	(10,397)
Transfers	—	—	78	—	3,266	11	3,355
Exchange rate adjustments	(281)	—	(2,080)	(5,330)	(9,307)	(70)	(17,068)

Balance as of December 31, 2002	46,721	—	112,245	138,967	72,751	13,464	384,148

Additions	11,120	4,011	35,510	42,746	25,767	1,008	120,162
Additions due to impairment	2,054	—	1,213	—	14,028	—	17,295
Retirements and disposals	(16)	—	—	(16,489)	—	(10,188)	(26,693)
Transfers	—	—	(297)	10	12,566	(77)	12,202
Exchange rate adjustments	(510)	—	(2,782)	(4,902)	(11,045)	(69)	(19,308)

Balance as of December 31, 2003	59,369	4,011	145,889	160,332	114,067	4,138	487,806

Net book value as of December 31, 2001	46,156	—	137,685	143,932	93,572	1,912	423,257

Net book value as of December 31, 2002	36,076	—	157,564	121,513	152,929	2,525	470,607

Net book value as of December 31, 2003	29,304	37,677	179,068	111,761	196,894	1,348	556,052

The increase in software development projects during the years 2002 and 2003 is mainly due to capitalization of software for IT services as well as ongoing investments in the traditional and e-commerce areas. The increase in purchased contracts during the year 2003 is primarily due to signing bonuses paid to travel agencies. The increase in purchased contracts during the year 2002 it is also due to the capitalization of costs related to IT services contracts. The increase in goodwill during the years 2003 and 2002 is mainly due to

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

the acquisition of the subsidiaries Amadeus Germany GmbH and Amadeus Scandinavia AB respectively. The increase in purchased technology is due to the acquisition of the remaining 66% share interest in Amadeus Germany GmbH and Balance Sheet reclassification of the original 34% acquisition.

As of December 31, 2003 fully amortized items amount to KEURs 126,468 (KEURs 102,612 at December 31, 2002).

As of December 31, 2003 an impairment loss amounting to KEURs 9,961 was recognised in the statement of income related to the goodwill of the Consortia Business unit. An additional impairment loss amounting to KEURs 4,067 has been considered for the goodwill related to a company in the e-commerce arena and to ICSA-T N.V. These write downs were necessary on account of the low recoverable value on the basis of discounted future cash-flow compared to the book value.

The additions due to impairment of “Software development projects” for 2002 include KEURs 6,819 due to the write down of certain projects related to the leisure travel industry.

As of December 31, 2003 and 2002 assets under construction of KEURs 2,758 and KEURs 878 respectively, were included in “Licenses”.

8.    INVESTMENTS IN ASSOCIATES AND OTHER LONG-TERM INVESTMENTS

Balances and movements for the years ended December 31, 2003 and 2002 of the items included under investments in associates and long-term investments are as follows:

	Investments In associates	Other long-term investments	Total
Balance at December 31, 2001	148,081	38,592	186,673
Additions	15,040	17,312	32,352
Additions due to acquisitions	—	3,374	3,374
Decreases	—	(10,515)	(10,515)
Share of associates’ results	(45,590)	—	(45,590)
Dividends received	(10,820)	—	(10,820)
Transfers	26,376	(5,128)	21,248
Remeasurement to fair value of investments	—	(3,400)	(3,400)
Exchange rate adjustments	(8,934)	(1,957)	(10,891)

Balance at December 31, 2002	124,153	38,278	162,431

Additions	6,471	80,088	86,559
Additions due to acquisitions	857	67	924
Decreases	—	(2,870)	(2,870)
Share of associates’ results	(21,706)	—	(21,706)
Dividends received	(9,076)	—	(9,076)
Transfers	(35,087)	(11,200)	(46,287)
Remeasurement to fair value of investments	—	2,274	2,274
Exchange rate adjustments	(2,339)	(1,880)	(4,219)

Balance at December 31, 2003	63,273	104,757	168,030

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The “Share of associates’ results” caption excludes the impact of taxes payable at the respective shareholder level; in 2002 it also includes the impact of discontinued operations (see Note 10). The “Transfers” caption for investments in associates includes the impact of acquiring controlling interests in associates; in 2002 it also includes a reclassification for provision of loans related to discontinued operations.

The increase in the “Other long-term investments” caption is mainly due to a convertible loan given to OPODO. Such conversion into 16.6% of equity is subject to legal and contractual conditions. The vesting period of this loan is three years since inception date. The interest rate applicable, if the option is not exercised, is EURIBOR + 5%.

9.    NEW INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES

a)	During the year ended December 31, 2003 the Group made the following investments in subsidiaries and associates:

i)	Acquisitions:

•	66% interest in Amadeus Germany GmbH (former Start Amadeus GmbH; total interest 100%)

•	24.5% interest in Amadeus Polska Sp.zo.o (total interest 100%)

•	100% interest in Airline Automation, Inc.

•	17.54% interest in Vivacances S.A. (total interest 67.54%)

•	35% interest in Amadeus Kuwait Company W.L.L.

•	30% interest in OPTIMS S.A.

•	10% interest in Travellink AB (total interest 35%)

•	100% interest in German Travel Services GmbH. The Group has temporary control over the company, as defined in the accounting principles and therefore has not consolidated this participation.

ii)	Newly created companies:

•	100% interest in the NMCs Amadeus Global Travel Distribution Southern Africa Limited, Amadeus Marketing Romania S.R.L., Amadeus East Africa and Amadeus Hong Kong Ltd.

•	50% interest in PT Amadeus Indonesia

•	49% interest in Amadeus Gulf LLC

iii)	Capital increases:

•	Amadeus Polska Sp.zo.o

•	Amadeus Hellas S.A.

•	Amadeus Global Travel Israel Limited

•	Amadeus GTD Australia Pty Ltd.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

•	Eviaggi.com S.P.A.

•	Travellink AB

The main balance sheet impacts of these transactions are summarized below:

Net cash paid for current transactions	102,433
Conversion of debt to equity	2,000
Deferred consideration (see note 13)	13,863
Cash acquired as a result of current acquisition	35,233
Tax benefit on investments	(16,837)
Equity in net assets acquired	(33,882)

Excess purchase price	102,810
Allocation of fair value to net assets acquired	(21,633)

Goodwill	81,177

Following the 66% acquisition of Amadeus Germany GmbH (former Start Amadeus), the following fair values were identified with respect to net assets acquired:

Purchased technology	30,056
Purchased contracts	5,234
Deferred income taxes payable	(13,657)

Allocation of fair value to net assets acquired	21,633

Purchased technology is the capability obtained by the practical application of knowledge, processes, methods, tools and systems to serve the market need more efficiently. In the case mentioned above, it relates to the combination of the traditional Amadeus Global Distribution System (GDS) technology integrated with Amadeus Germany’s local platform, granting Amadeus a unique platform unchallenged to date in the German market. This asset is being amortized applying the straight-line method, based on the expected service life, which in this case is 10 years.

Purchased technology related to the original 34% acquisition, amounting to KEURs 11,632 has been transferred to the Purchased technology caption in the Balance Sheet.

The reconciliation between the net cash paid for current transactions and the net cash invested in subsidiaries and associates is as follows:

Net cash paid for current transactions	102,433
Cash acquired related to the pre-existing ownership in Amadeus Germany and Vivacances	(18,476)

Net cash invested in subsidiaries and associates	83,957

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

b)	During the year ended December 31, 2002 the Group made the following investments in subsidiaries and associates:

i)	Acquisitions:

•	11.4% interest in 1Travel.com Inc. (total interest 38.9%)

•	50% interest in Sociedad Anato-Avianca de Reservaciones de Servicios Turísticos Savia Ltda, the Colombian National Marketing Company (NMC)

•	25% interest in the NMC Amadeus Tunisie S.A. (total interest 30%)

•	95% interest in the group Smart AB (renamed Amadeus Scandinavia AB, total interest 100%), the NMC Holding Company for the Scandinavian market. One of the six NMCs within this group, SMART Sverige AB (the Swedish NMC, now renamed Amadeus Sweden AB), has a minority participation by the Swedish Government Railway Company of 21.75%

•	56% interest in ICSA-T N.V. group (10% via the SMART AB acquisition, total interest 100%)

•	50% interest in Vivacances S.A.

ii)	Newly created companies:

•	100% interest in the NMCs Amadeus GDS LLP (Kazakhstan) and Amadeus Bolivia SRL

•	40% interest in the NMC Amadeus Argelie S.A.R.L.

•	40% interest in Amadeus Sudani, Co.Ltd.

iii)	Capital increases

•	Sociedad Anato-Avianca de Reservaciones de Servicios Turísticos Savia Ltda.

•	Amadeus GTD Australia Pty. Ltd.

•	Amadeus Rezervasyon Dagitim Sistemleri A.S.

•	Eviaggi.com S.P.A.

•	Amadeus Data Processing GmbH

The main balance sheet impacts of these transactions are summarized below:

Net cash paid for current acquisition	89,149
Conversion of debt to equity	15,639
Deferred consideration (see note 13)	27,473
Cash acquired as a result of current acquisition	27,371
Tax benefit on investments	(34,270)
Equity in net assets acquired	(34,714)

Goodwill	90,648

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

10.	DISCONTINUED OPERATIONS

On December 9, 2002, the discontinuance of operations of Atinera Llc, an associate company for software development based in the U.S.A, was announced under a formal plan previously approved by its Board of Directors on December 6, 2002.

The detail of the financial statement impact of this discontinued operation as of and for the year ended December 31, 2002 is as follows:

2002
Statement of Income
Equity in income (losses) from discontinuing operations of associates Before income tax	(22,812)
Income tax	7,344

Net income (loss)	(15,468)

Statement of Cash-Flows
Cash-flows from investing activities Loans to affiliates	(10,097)

The plan for discontinuance has been completed during 2003 with no additional impacts.

11.	CURRENT AND LONG-TERM DEBT

The breakdown of amounts owed to financial institutions, by maturity, is as follows as of December, 31:

	2003	2002
Syndicated loans—short-term	62,729	40,000
Other credit facilities	17,581	27,615

Total short-term debt	80,310	67,615

Syndicated loans—long-term	—	140,000
Other	701	801

Total long-term debt	701	140,801

Total debt	81,011	208,416

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The Group has two syndicated loans as of December 31, 2003 which are under KEURs 327,729 and KEURs 300,000 dual currency revolving credit facility agreements, denominated in EUR and USD. As of December 31, 2003 and 2002, the total unused amounts available under these facilities are KEURs 565,000 and KEURs 461,829, respectively. The interest rates for the drawdowns on these loans ranged from 2.39% to 3.75% for the year ended December 31, 2003 and from 3.35% to 4.11% in 2002. These loans have commitment fees that range from 0.10% to 0.25% of the unused portion. Under the terms of these loan agreements, the Group is obliged to meet certain covenants, the most important of which are that the ratio of debt to total EBITDA (Earnings before interest, tax, depreciation and amortization) shall not exceed 3:1 and that the ratio of EBITDA to total financial charges shall be or shall exceed 4:1.

The repayment and maturity schedule for these two facilities as of December 31, is as follows:

	2003		2002
Date of maturity	Amount of facilities maturing	Repayment schedule for outstanding amount	Amount of facilities maturing	Repayment schedule for outstanding amount
April 24, 2003	—	—	41,829	40,000
April 21, 2004	27,729	27,729	—	—
April 24, 2004	100,000	35,000	100,000	100,000
April 24, 2005	100,000	—	100,000	40,000
April 24, 2006	100,000	—	100,000	—
December 20, 2006	150,000	—	150,000	—
December 20, 2007	150,000	—	150,000	—

	627,729	62,729	641,829	180,000

Short term credit facilities have accrued interest at between 2.37% and 5.60% during 2003 and between 3.36% and 5.60% in 2002.

In addition to the syndicated loans mentioned above, various financial institutions have made available short-term lines of credit and credit facilities, which require no commitment fees. As of December 31, 2003 and 2002, the unused portion of these short-term credit facilities is KEURs 93,645 and KEURs 113,938, respectively.

12.	COMMITMENTS

a)	Leases

The Group leases certain facilities and equipment under operating and finance leases.

The most significant asset acquired under finance lease is the CRS data processing center in Erding. The original cost (in 1988) of this facility was KEURs

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

106,558, which was increased due to new construction by KEURs 10,942 during the year 2000. These expenditures have been financed via lease agreements with similar terms and recorded as tangible assets under a finance lease (see Note 6). These leases expire on December 31, 2019, although the Group has an option to terminate the main lease on June 30, 2011. At the end of years 2009 and 2019 the Group has the option to purchase the land and the buildings for the residual value of KEURs 70,235 and KEURs 21,097, respectively. Quarterly payments consisted of principal plus interest at an average of 4.98% during 2003 and 2002.

The future minimum lease payments for finance leases as of December 31, is as follows:

Year(s) due	2003		2002
	Gross	Net present value	Gross	Net present value
0–1	14,912	13,824	13,516	12,361
1–2	14,029	12,861	13,767	12,339
2–3	12,263	10,982	12,683	11,213
3–4	10,468	9,028	11,740	10,181
4–5	10,402	8,790	10,045	8,337
5–10	37,716	26,484	40,173	28,829
10–15	35,865	19,267	35,865	19,266
15–20	28,271	12,827	35,442	15,519

Total minimum lease payments	163,926	114,063	173,231	118,045
Less amount representing interest	49,863	—	55,186	—

Obligations under finance leases	114,063	114,063	118,045	118,045

Current portion	9,643		8,085
Long-term portion	104,420		109,960

	114,063		118,045

For the year ended December 31, 2003 and 2002 the rental expense for operating leases were KEURs 41,839 and KEURs 27,641, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The future minimum lease payments for operating leases as of December 31, is as follows:

Year(s) due	2003	2002
0 – 1	44,097	26,398
1 – 2	36,880	21,374
2 – 3	29,580	17,869
3 – 4	23,571	11,911
4 – 5	21,094	8,661
5 – 10	56,756	26,344
10 – 15	15,500	11,985

Total payments	227,478	124,542

b)	Other commitments

As of December 31, 2003 and 2002, the Group had short-term commitments to acquire tangible assets for KEURs 9,252 and KEURs 2,190, respectively. Additionally, the Group has entered into various software license agreements which could entail future payments. The likelihood that the Group will make these payments is subject to the compliance by the counterparty with certain contractual obligations and certain other events. The maximum amount committed under these agreements, at December 31, 2003, is 1,227 and KEURs 268 for the short and the long-term, respectively (at December 31, 2002, KEURs 4,550 and KEURs 37,389 for the short and the long-term, respectively).

13.    OTHER LONG-TERM LIABILITIES

The breakdown of this caption as of December 31, 2003 and 2002 is as follows:

	2003	2002
Debt related to equity instruments similar to treasury shares (see Note 14)	28,380	28,380
Deferred purchase consideration	27,070	24,153
Defined benefit plans	3,711	8,396
Derivative liabilities (Note 19)	4,980	3,514
Others	8,637	7,098

	72,778	71,541

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

a)	Deferred purchase consideration

The liability increase corresponds to deferred purchase consideration (payable over a period of 3 to 4 years) related to certain corporate acquisitions during 2003 (see Note 9). The amount of this liability is contingent on the evolution of the respective businesses acquired.

b)	Pension and Post-retirement benefits

The Group operates funded and unfunded defined benefit plans.

The amounts related to defined benefit plans recognized in the balance sheet as of December 31, are as follows:

	2003	2002
Present value of wholly unfunded obligations	6,596	6,277
Present value partially or wholly funded obligations	34,852	17,326

Present value of defined benefit obligations	41,448	23,603
Fair value of plan assets	(31,270)	(9,822)

Funded Status of the Plan	10,178	13,781
Unrecognized actuarial gains/(losses)	(6,467)	(5,385)

Net (asset)/liability in balance sheet	3,711	8,396

The defined benefit plan amounts recognized in the statement of income for the years ended December 31, are as follows:

	2003	2002	2001
Net Current service cost	2,243	1,214	1,161
Interest cost	2,289	1,354	1,316
Expected return on plan assets	(1,943)	(1,006)	(1,038)
Amortization of unrecognized actuarial (gains)/losses	238	104	23
Effect of curtailments or settlements	684	—	—
Past service cost	—	41	42

Total net periodic pension cost	3,511	1,707	1,504

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

Balances and movements for the years ended December 31, 2003, 2002 and 2001 of the items included under defined benefit plan liability are as follows:

	2003	2002	2001
Balance at the beginning of the period	8,396	5,317	7,622
Company contributions	(4,076)	(495)	(5,663)
Net periodic pension cost for the year	2,828	1,707	1,504
Benefits paid directly by the company in the year	(329)	—	—
Adjustments relating to acquisitions/diverstures/business combinations	1,459	—	—
Adjustments relating to settlements/curtailments/terminations	684	—	—
Exchange rates differences	(488)	(735)	383
Additional minimum liability charged to equity	—	2,602	—
Additional minimum liability adjustment	(2,602)	—	—
Reclassification from other net liabilities	(2,161)	—	1,471

Balance at the end of the period	3,711	8,396	5,317

A summary of the major actuarial assumptions used to calculate the most significant portion of the defined benefit obligation as of December 31, is as follows:

	2003	2002
Discount rate for Obligations	5.61%–6.25%	5.79%–6.75%
Discount rate for Expense	5.88%–6.75%	5.70%–7.25%
Long-Term Rate of Return on Plan Assets	6.32%–8.50%	6.19%–8.50%
Rate of Future Compensation Increases	3.27%–3.75%	3.09%–4.50%
Rate of Pension Increases	1.84%	1.70%
Medical rate and ultimate rate	11.0% / 5.25%	11.0% / 5.25%

For the years ended December 31, 2003 and 2002 the expense for defined contribution plans is KEURs 13,419 and KEURs 13,135, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

14.	SHAREHOLDERS’ EQUITY

Balances and movements of class “A” and class “B” shares for the years 2003 and 2002 are as follows:

	Class “A” shares (Par value 0.01 Euros)
	Issued shares	Treasury shares	Outstanding shares	Class “B” shares (Par value 0.10 Euros)
As of December 31, 2001	590,000,000	5,706,413	584,293,587	219,983,100

Additions	—	11,366,203	(11,366,203)	—
Disposals	—	(1,360,886)	1,360,886	—

As of December 31, 2002	590,000,000	15,711,730	574,288,270	219,983,100

Additions	—	22,025	(22,025)	—
Disposals	—	(230,912)	230,912	—

As of December 31, 2003	590,000,000	15,502,843	574,497,157	219,983,100

The shares included above represent the authorized share capital of the Company. All shares are fully subscribed and paid.

The Treasury shares have been acquired primarily in order to cover obligations under the Stock Incentive Plan described in Note 17 and warrants issued as described in Note 19. Disposals are mainly due to shares and options granted to employees in connection with the different Stock Incentive Plans and portfolio adjustments made in order to match the current obligations of the Group.

Each class “A” share carries the right to one vote, whilst each class “B” share carries the right to 10 votes. Economic rights are greater for class “A” shares in respect of any future distribution of dividends. The right to receive a dividend for class “B” shares is calculated as the lesser of 1% of total dividends or 1% of the par value of class “B” shares. In the event of liquidation of the assets of the Group, class “A” shares have greater economic rights than class “B” shares, as the Group would pay out the par value of class “A” shares and in the case of any outstanding amounts they would be distributed among class “B” shares for their par value; further remaining amounts would be distributed among class “A” shares.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

As of December 31, 2003 and 2002 the Company’s shares were held as follows:

Shareholder	Class “A” shares	Class “B” shares	% of Class “A” shares	% of total voting rights
Société Air France	137,847,654	85,782,614	23.36%	35.69%
Iberia Líneas Aéreas de España, S.A.	107,826,173	67,100,243	18.28%	27.92%
Lufthansa Commercial Holding, GmbH	107,826,173	67,100,243	18.28%	27.92%
Other (1)	236,500,000	—	40.08%	8.47%

Total	590,000,000	219,983,100	100%	100%

(1)	Includes the Treasury shares and the public shares.

The General Shareholders’ Assembly of June 20, 2003 declared a dividend per class “A” and per class “B” share, in accordance with the Group’s by-laws and once the economic rights of the Treasury shares were proportionally distributed to the remaining shares. The final dividend of KEURs 29,998 was paid in July 2003 with regards to the distribution of 2002 results.

Included in retained earnings are reserves of KEURs 106,696 and KEURs 109,704 as of December 31, 2003 and 2002, respectively, which cannot be distributed as dividends according to statutory regulations applicable to various Group companies.

The components of the Treasury shares and other similar equity instruments caption as of December 31, were as follows:

	Number of shares		KEURs
	2003	2002	2003	2002
Treasury shares	15,502,843	15,711,730	98,519	99,670
Equity swaps	4,500,000	4,500,000	28,380	28,380

	20,002,843	20,211,730	126,899	128,050

15.	RELATED PARTY BALANCES AND TRANSACTIONS

Below is a summary of significant balances and transactions with affiliates. All transactions with affiliates are carried out on an arm’s length basis.

a)	Accounts receivables—affiliates

The receivables are primarily for revenues earned from worldwide bookings made through the Amadeus CRS for flights on the shareholder airlines. Total revenues earned by the Group from affiliates for the year ended December 31, 2003 and 2002 are KEURs 505,291 and KEURs 509,694, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

b)	Loans receivable and advances—affiliates

Total interest earned by the Group from affiliates is KEURs 44 and KEURs 814 for the year ended December 31, 2003 and 2002, respectively. Interest rates for these loans denominated in United States Dollars (USD), EURs and Swedish Krona (SEK) ranged from 3.16% to 4.15% for the the year ended December 31, 2003. Interest rates for these loans denominated in United States Dollars (USD), EURs and Swedish Krona (SEK) ranged from 2.51% to 5.16% for the year ended December 31, 2002.

c)	Accounts payable—affiliates

The payables arise primarily from distribution fees due for bookings made through the shareholder airlines. Total operating expenses incurred by the Amadeus Group with its affiliates are KEURs 281,589 and KEURs 333,093 for the year ended December 31, 2003 and 2002, respectively.

d)	Board of Directors remuneration

Total remuneration of all kinds to the members of the Board of Directors of the Company amounts to KEURs 460 in 2003 (KEURs 443 in 2002). No loans, advances or stock options have been granted to the members of the Board of Directors.

16.	SEGMENT INFORMATION

The Group operates in the travel industry and, accordingly, events that significantly affect the industry could also affect the Group’s operations and financial position. The following geographical distribution of revenues is based primarily on the country where bookings were made and, with respect to bookings made through the Group’s CRS directly with airlines, based upon the home country of the airline:

	Year ended December 31,
	2003	2002	2001
Europe	1,293,464	1,160,111	1,071,039
United States	182,544	203,258	248,486
Rest of the world	453,001	492,951	465,599

Total	1,929,009	1,856,320	1,785,124

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The following geographical distribution of assets is based on the country where the assets were located or relate to. The split of assets as of December 31, 2003 is as follows:

	Europe	US	Rest of the world	Assets used for general enterprise purposes	Total
Tangible assets	249,330	12,177	10,972	—	272,479
Intangible assets	255,727	85,722	14,558	200,045	556,052
Investments in associates	45,040	6,579	11,654	—	63,273

Total	550,097	104,478	37,184	200,045	891,804

The split of assets as of December 31, 2002 is as follows:

	Europe	US	Rest of the world	Assets used for general enterprise purposes	Total
Tangible assets	243,576	22,316	10,966	—	276,858
Intangible assets	151,317	132,181	15,863	171,246	470,607
Investments in associates	94,473	11,953	17,727	—	124,153

Total	489,366	166,450	44,556	171,246	871,618

Because of the interrelationships between the Group’s geographical activities, it is not meaningful to segment global results for the purposes of IAS 14.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

17.	STOCK INCENTIVE PLANS

Beginning with the International Global Offering of 1999, the Group adopted a stock based Employee Incentive Plan (the Plan) to retain and motivate senior management and employees starting October 19, 1999. The plan provides for the award of common stock in the form of stock options and stock grants as follows:

i)	The Group granted to its employees a one-time grant of shares, depending on salary level and seniority, which would vest over a three-year period in three equal annual instalments.

ii)	The Group granted to senior management a one-time grant of shares which would vest at the end of a three to four year period.

iii)	The Group also granted to executive employees (including non-senior members from the management team), in each of the years 1999 to 2003, options to purchase shares of the Group´s Common Stock at the market price on the date of the grant. The aforementioned options vest in equal instalments over a four-year period measured from the date of the grant and have a ten-year term from the grant date.

As of December 31, the detail of these plans is as follows:

	2003		2002
	Number of options	Value of shares	Number of options	Value of shares
Outstanding at 1st January	8,945,901	48,378	6,102,706	38,156

Of which vested	2,747,244	17,454	1,306,923	8,449

New rights	3,446,115	19,919	3,184,617	12,369
Rights exercised (*)	(49,707)	(224)	(128,797)	(741)
Rights expired	(286,019)	(1,514)	(212,625)	(1,406)

Outstanding at 31st December	12,056,290	66,559	8,945,901	48,378

Of which vested	4,983,719	29,549	2,747,244	17,454

(*)	The average price for the rights exercised has been 4.5 EURs during 2003 and 5.75 EURs during 2002.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The increase in new rights during 2003 corresponds to the 2003 Stock Option Program.

The maturity dates of options as of December 31, are as follows:

	2003		2002
	Number	Exercise price	Number	Exercise price
One year	—	—	—	—
Two years	—	—	—	—
Three years	—	—	—	—
Four years	—	—	—	—
Five years	—	—	—	—
Six years	1,941,603	5.75	—	—
Seven years	1,160,967	8.89	2,018,875	5.75
Eight years	2,458,081	5.42	1,189,940	8.89
Nine years	3,049,524	3.88	2,552,469	5.42
Ten years	3,446,115	5.78	3,184,617	3.88

Total	12,056,290		8,945,901

iv)	During 2002, the Group implemented an Employee Stock Purchase Program. The general conditions of the program allow employees to purchase Company shares every three months up to an established percentage amount of the employee’s annual salary. If the purchased shares are maintained over a period of 30 days, the Company will grant shares for 15% of the amount the employee contributes to the program. The cost for the year ended December 31, 2003 and 2002 was KEURs 97 and KEURs 139 respectively.

The IFRS on share-based payment transactions, which provides a fair value approach to accounting for share based payments, has been issued in the first quarter 2004. The effective application date will be January 1, 2005. The transitional provisions will require prospective application for equity settled stock incentive plans. As a result, the Group does not provide a pro forma impact on the income statement and earnings per share that would have applied had the transition provision required retrospective application.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

18	ADDITIONAL INCOME STATEMENT DATA AND RELATED DISCLOSURES

The Group’s personnel expense and number of employees were as follows:

	Year ended December 31
	2003	2002	2001
Gross personnel costs	387,863	317,415	298,146
Less amount capitalized	26,429	29,638	38,014

Net charge to income	361,434	287,777	260,132

Average number of employees	5,130	4,088	3,922

The Group’s net interest expense was as follows:

	Year ended December 31,
	2003	2002	2001
Interest expense	17,750	22,486	27,460
Less interest income	2,037	3,116	3,127

Net interest expense	15,713	19,370	24,333

19	FINANCIAL INSTRUMENTS

a)	Objectives and significant terms and conditions

The Group uses the following financial instruments as part of its commercial operations and to manage the risks arising from fluctuations in currency exchange rates, interest rates and share market prices:

i)	Currency derivatives

The Group has risks associated with fluctuations in currency exchange rates and uses currency derivatives to hedge future cash flows, net investments in foreign entities and certain monetary assets and liabilities. The Group is party to a variety of foreign currency forward and option contracts for the management of these exchange rate exposures.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

As of December 31, 2003, the details of open foreign currency options and open forward contracts is as follows:

Derivative Assets:

Type	Financial Instrument	Currency	Maturity	Notional amount (KEURs)	Fair value (KEURs)
					OCI	CTA	P&L	Total
Cash flow hedge	Forward	USD	2004	125,741	19,451	—	2,797	22,248
			2005	52,716	6,365	—	—	6,365
		Others	2004	(33,999)	1,425	—	407	1,832
			2005	(26,039)	1,994	—	—	1,994
	Options	USD	2004	24,545	1,934	—	15	1,949
			2005	30,278	2,885	—	377	3,262
			2006	16,129	125	—	93	218

Net equity investments	Forward	USD	2004	36,283	—	4,346	—	4,346
		Others	2004	9,531	—	235		235
	Options	USD	2004	11,876	—	1,032	—	1,032
			2005	38,005	—	2,684	—	2,684

Others	Forward	USD	2004	46,709	—	—	2,615	2,615
		Others	2004	(12,059)	—	—	832	832
			2005	(3,120)	—	—	40	40

	IRS	EUR	2009	10,048	—	—	178	178

Premium paid					—	—	—	2,738

Total					34,179	8,297	7,354	52,568

Total short term (Note 5)					22,810	5,613	6,666	35,680

Total long term					11,369	2,684	688	16,888

(*)	“Others” includes derivative instruments which do not qualify for hedge accounting and are used by the Company to protect itself from changes in value of foreign-currency denominated monetary assets and liabilities.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

Derivative Liabilities

Type	Financial Instrument	Currency	Maturity	Notional amount (KEURs)	Fair value (KEURs)
					OCI	CTA	P&L	Total
Cash flow hedge	Forward	USD	2004	27,979	3,098	—	129	3,227
			2005	4,453	444	—	—	444
		Others	2004	25,870	1,463	—	429	1,892
			2005	20,661	1,285	—	—	1,285
	Options	USD	2004	24,545	—	—	441	441
			2005	19,873	—	—	1,065	1,065

Net equity investments	Forward	USD	2004	15,568	—	4,355	—	4,355
		Others	2004	743	—	23	—	23
	Options	USD	2004	11,876	—	—	279	279
			2005	38,005	—	—	1,150	1,150

		Others	2004	30,300	—	—	815	815
	IRS	EUR	2005	50,000	—	—	1,036	1,036

Total					6,290	4,378	5,344	16,012

Total short term (Note 5)					4,561	4,378	2,093	11,032

Total long term (Note 13)					1,729	—	3,251	4,980

(*)	“Others” includes derivative instruments which do not qualify for hedge accounting and are used by the Company to protect itself from changes in value of foreign-currency denominated monetary assets and liabilities.

During the year 2003, the Group entered into certain derivative instruments designated as cash flow hedge for which the underlying transaction is expected to occur in 2004. These derivative instruments have been cancelled in 2003. The cumulative gain on these hedging instruments at the time of cancellation was KEURs 2,142 and is included in equity as of December 31, 2003 until the forecasted transaction occurs. The balance amount related to derivative instruments cancelled in 2002 that remained in equity as of December 31, 2002 amounting to KEURs 549 has been reclassified to the statement of income in 2003 at the time the underlying transaction occurred.

Additionally, of the total outstanding derivative instruments in equity as of December 31, 2002, a net gain of 6,309 has been reclassified to the statement of income in 2003. Of the outstanding derivative instruments in equity as of December 31, 2001, a net loss of KEURs 1,505 was reclassified to the statement of income during the year 2002.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

As of December 31, 2002 the details of open foreign currency options and open forward contracts is as follows:

Derivative Assets:

Type	Financial Instrument	Currency	Maturity	Notional amount (KEURs)	Fair value (KEURs)
					OCI	CTA	P&L	Total
Cash flow hedge	Forward	USD	2003	74,664	7,722	—	1,976	9,698
			2004	59,884	6,269	—	—	6,269
			2005	6,866	1,058	—	—	1,058
		Others	2003	49,732	95	—	129	224
			2004	1,092	4	—	—	4

Net equity investments	Forward	USD	2003	118,673	—	7,595	—	7,595
			2003	12,609	—	300	—	300

Others	Forward	USD	2003	91,270	—	—	2,091	2,091
			2003	15,956	—	—	673	673
	Options	USD	2003	28,607	—	—	(243)	(243)

Premium paid					—	—	—	244

Total					15,148	7,895	4,626	27,913

Total short term (Note 5)					7,817	7,895	4,626	20,582

Total long term					7,331	—	—	7,331

(*)	”Others” includes derivative instruments which do not qualify for hedge accounting and are used by the Company to protect itself from changes in value of foreign-currency denominated monetary assets and liabilities.
(**)	The notional amounts for year 2002 have been calculated using the 2002 year end exchange rate.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

Derivative Liabilities:

Type	Financial Instrument	Currency	Maturity	Notional amount (KEURs)	Fair value (KEURs)
					OCI	CTA	P&L	Total
Cash flow hedge	Forward	USD	2004	6,866	935	—	—	935
		Others	2003	32,184	1,166	—	428	1,594
			2004	42,677	848	—	—	848
			2005	20,391	43	—	—	43

Net equity investments	Forward	USD	2003	15,019	—	1,985	—	1,985
			2004	13,588	—	1,688	—	1,688
		Others	2003	312	—	35	—	35

Others	Forward	USD	2003	10,980	—	—	67	67
		Others	2003	16,822	—	—	382	382

Total					2,992	3,708	877	7,577

Total short term (Note 5)					1,166	2,020	877	4,063

Total long term (Note 13)					1,826	1,688	—	3,514

(*)	”Others” includes derivative instruments which do not qualify for hedge accounting and are used by the Company to protect itself from changes in value of foreign-currency denominated monetary assets and liabilities.
(**)	The notional amounts for year 2002 have been calculated using the 2002 year end exchange rate.

ii)	Interest rate derivatives

To limit the Group´s exposure to increases in interest rates related to a finance lease agreement, the Group has an interest rate swap agreement. This agreement entitles the Group to receive interest at floating rates and obliges it to pay interest at a fixed rate of 5.785%, both relating to a declining schedule of principal amounts, beginning on December 31, 1999 at KEURs 20,016 and ending on December 31, 2004 at KEURs 10,427. The remaining notional amounts of this interest rate swap were KEURs 12,501 and KEURs 14,494 as of December 31, 2003 and 2002, respectively. The estimated fair value of this contract, based on the net present value of the future

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

cash flows, was an unrealized loss of KEURs 372 and KEURs 696 as of December 31, 2003 and 2002 respectively. Of the total fair value of interest rate derivatives included in equity as of December 31, 2002, a net loss of KEURs 203 has been reclassified to the statement of income during the year 2003.

In 2002, the Group entered into two interest rate swap agreements starting October 18, 2002 ending October 20, 2003 and starting November 29, 2002 ending November 29, 2005 with bullet principals of KEURs 50,000 and KEURs 100,000 respectively. These agreements entitled the Group to receive interest at floating rates and pay at a fixed rate of 3.23% and 3.423% respectively. The agreements entered into are to limit the Group’s exposure to increases in interest rates of its credits and loans. During 2003, the bullet principal of the outstanding agreement was reduced to KEURs 50,000. Additionally, in June the Group entered into a new agreement ending June 5, 2009. The principal amounted to KEURs 10,799 and would be reduced during the life of the agreement. As of December 31, 2003 the bullet principal amounts to KEURs 10,048. This agreement entitles the Group to receive interest at floating rates and pay at a fixed rate of 2.6775%. The fair value of these agreements as of December 31, 2003 and 2002 is an unrealized loss of KEURs 858 and KEURs 1,816 respectively, being the former treated for accounting purposes as an ineffective hedge. As a result of the year end change in the interest payment structure of the Group’s credits and loans, these structures do not qualify for hedge accounting as of December 31, 2003.

iii)	Equity related instruments

•	Warrants issued

As a result of certain commercial agreements in the IT services area and other areas during the year 2000 the Group issued warrants to purchase 10,668,000 of its class “A” shares at exercise prices ranging from EURs 9.09 to EURs 13.40 per share. Under the terms of the respective contractual agreements, the number of warrants is based on the number of class “A” shares issued on the date of the contract. Therefore, any increase in the number of issued class “A” shares could require a corresponding increase in the number of warrants. As of December 31, 2003, these warrants are fully vested. Expiration dates for these warrants are during the years 2004 and 2005.

The warrants mentioned above are classified as follows at December 31:

Cash settlement option	Number of warrants as of
	December 31, 2003	December 31, 2002
Yes	5,900,000	5,900,000
No	4,768,000	4,768,000

	10,668,000	10,668,000

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

As a result of the removal of the cash settlement option on 2,950,000 warrants of Amadeus class “A” shares on June 5, 2002, these warrants were re-denominated as equity instruments. Due to this re-denomination, KEURs 1,505 were credited to equity under the “Additional paid-in capital” caption with a corresponding reduction in the “Other long-term liability” caption. This amount relates to the fair value of the warrants as of the date of removal of the cash settlement option and no subsequent remeasurement to market value is performed.

The initial fair value of the 1,818,000 warrants, vested in 2001, which are considered to be equity instruments, amounting to KEURs 8,617, was credited directly to equity during the year ended December 31, 2000, in the “Additional paid-in capital” caption.

The fair value of the warrants with cash settlement, that are considered to be financial liabilities, as of December 31, 2003 and 2002, is KEURs 59 and KEURs 295 respectively. The unrealized gains recognized as other income, in respect of these warrants, during the years ended December 31, 2003 and 2002 are KEURs 236 and KEURs 4,514, respectively.

The fair values of the outstanding warrants are estimated based on quoted market prices of the underlying Amadeus class “A” shares at the balance sheet date and applying an appropriate valuation methodology. This methodology uses certain estimates, including the volatility of the Company’s share price.

•	Equity swap

In order to manage the exposure to a rise in its share price with respect to the warrants described above, during the year 2000 the Group entered into equity swap agreements which allowed Amadeus to buy 12,812,858 of its class “A” shares at an average price of EURs 10.32 or settle the difference with the market price in cash, at any time until mid-2004. The financing costs relating to these agreements were at interest rates of 2.50% to 3.56% and 3.53% to 4.14% during 2003 and 2002, respectively. These costs are recognized in the “Financial expenses” caption and amount to 478 KEURs and 4,510 KEURs during 2003 and 2002, respectively.

During 2001 and 2002, part of these agreements were treated as equity instruments as a result of removal of their cash settlement option and another part was converted into Treasury shares.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The current situation of these agreements is as follows:

	Number of shares
	December 31, 2002	Cancellations	December 31, 2003
Interim cash settlement	1,812,462	(1,812,462)	—
No interim cash settlement	4,500,000	—	4,500,000
Converted into Treasury shares	6,500,396	—	6,500,396

	12,812,858	(1,812,462)	11,000,396

The fair value of the equity swap agreements which are not treated as equity instruments (based on quoted market prices and using the intrinsic valuation method), for the years ended December 31, 2003 and 2002, resulted in a gain of KEURs 2,658 and an unrealized gain of KEURs 3,898, respectively, included in the statement of income under the “Other income (expense)” caption.

•	Warrants and options received

During 2002, as a component of certain commercial agreements, the Group received options on shares of other companies. The conversion into shares depended on certain contractual conditions. An after tax loss of KEURs 34 was recognized as of December 31, 2002. These options have matured in 2002.

•	Investments in securities

Additionally, as of December 31, 2003, the Group had investments in companies over which it does not have significant influence or control. As of December 31, 2003, the Group recorded in the statement of changes in shareholders’ equity an unrealized gain of KEURs 2,651, resulting from changes in fair values of these assets for which fair value is reliably determinable. The fair values of these securities as of December 31, 2003 was KEURs 9,781 and are recorded in the “Other long-term investments” caption.

b)	Credit risk

The Group has no significant concentrations of credit risk. Derivative financial instruments are entered into with financial institutions with high credit ratings. The credit exposure of derivative financial instruments is represented by the net fair values of the contracts, as disclosed above.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

c)	Fair values

The fair values of loans receivable, accounts receivable, cash and cash equivalents and accounts payable approximate to their carrying amounts due to the short-term maturities of these assets and liabilities. The fair value of short and long-term debt is estimated to approximate the carrying amount, as the interest rates applicable are primarily variable. The fair value of obligations under finance leases is estimated using the expected future payments discounted at market interest rates and as of December 31, 2003 and December 31, 2002 was approximately KEURs 114,911 and KEURs 120,575, respectively.

d)	SITA INC NV depository certificates

As of December 31, 2003 and 2002 the Group holds 3,214,200 depository certificates of SITA INC NV issued by Stiching “the SITA Information Networking Computing Foundation” (“the Foundation”), representing 3,214,200 shares of SITA INC NV, at a cost of KEURs 3,557, which is included in the “Long-term investments” caption.

The convertibility and saleability of these depository certificates are subject to restrictions imposed by the Foundation under shareholders’ agreements and under the Terms of Administration of the Foundation. Accordingly, the Group believes that it is not practicable to determine with sufficient reliability a fair value of the depository certificates.

20.	TAXATION

The companies that make up the Group are all individually responsible for their own tax assessments and hence do not file a consolidated tax return. The majority of these companies are open to tax inspection according to local tax laws in each case. Income tax returns cannot be considered definitive until its expiration or acceptance by the Tax Authorities and, independently that fiscal legislation is susceptible to different interpretations, it is estimated that whatever additional fiscal liability may arise as a consequence of an eventual tax inspection will not have significant effect on the consolidated financial statements considered as a whole. In this regards in December 2003, the French Tax Authorities issued a tax assessment on Amadeus s.a.s. for the fiscal years 2000 and 2001. Irrespective of the final outcome of the administrative / legal process initiated by the company, in case that the final tax assessment materialises, it will not have significant effect on the consolidated financial statements due to the bilateral tax adjustment to be applied at group level.

Income tax expense was as follows:

	Year ended December 31
	2003	2002	2001
Current	117,455	100,102	65,689
Deferred	4,727	15,718	34,397

Total	122,182	115,820	100,086

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The reconciliation between the statutory income tax rate in Spain and the effective income tax rate applicable to the Group as of December 31, is as follows:

	2003	2002
	%	%
Statutory income tax rate in Spain	35.0	35.0
Effect of higher tax rates in other countries	0.8	0.4
Permanent differences due to goodwill amortization	3.9	1.9
Other permanent differences	0.3	1.1
Losses with no tax benefit recognition	1.3	0.4
Other	(1.4)	(0.3)

Effective income tax rate	39.9	38.5

The acquisition cost, in December 1997, of Amadeus Operations KG, in excess of the net assets acquired, is deductible for German tax purposes over a 15-year period. This acquisition was accounted for as a uniting of interests and, therefore, this benefit was recognized as a deferred tax asset by a credit to shareholders’ equity in connection with the uniting of interests. As a result of the change in tax rates in Germany approved during the year 2003 and 2002 and effective beginning January 1, 2004 and January 1, 2003 respectively, this deferred tax asset was decreased during the year 2003 which has resulted in a corresponding debit to retained earnings of KEURs 3,119 and increased during the year 2002 which has resulted in a credit to retained earnings of KEURs 3,466.

A detail of tax receivables and payables as of December 31 is as follows:

	2003	2002
Tax receivable
Income tax	20,929	32,737
VAT	17,751	21,019
Others	3,343	1,606

Total	42,023	55,362

Tax payable
Income tax payable	35,181	11,147

Total	35,181	11,147

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The Group’s deferred tax balances as of December 31, are as follows:

	2003	2002
Assets
Amadeus Operations KG—acquisition	84,043	96,848
Unused tax losses	27,822	37,375
Unused investment tax credits	25,131	19,727
Finance leases	2,389	2,549
Net cancellation reserve	14,690	12,548
Depreciation and amortization	20,586	19,831
Bad debt provision	8,867	9,074
Hedge accounting	1,258	729
Employees benefits	7,305	8,233
IPO cost	1,352	3,072
Other	8,953	11,858

	202,396	221,844
Netting (see Note 2)	(76,281)	(85,961)

	126,115	135,883

Liabilities
Unrealized gains—foreign currency and financial instruments	33,512	22,581
Provision for decline in value of investments	68,618	49,425
Depreciation and amortization	33,717	27,626
Capitalization of IT related costs	5,679	7,474
Purchased Intangible Assets	16,806	—
Other	20,177	24,195

	178,509	131,301
Netting (see Note 2)	(76,281)	(85,961)

	102,228	45,340

Acquisitions of new subsidiaries generated KEURs 2,429 of acquired deferred tax liabilities and KEURs 1,419 of acquired deferred tax assets in 2003 and 2002, respectively as well as KEURs 16,837 and KEURs 34,270 of investment tax credits during 2003 and 2002. Deferred taxes charged to equity during 2003 and 2002 were of KEURs 12,568 and KEURs 13,405, respectively, mainly relating to cash flow and net equity investment hedges.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The following table shows the expiration date of unused tax losses for which no deferred tax asset was recognized in the financial statements due to the uncertainty of their recoverability as of December 31:

	2003	2002
Year(s) of expiration
0-1	101	49
1-2	611	1,786
2-3	77	2,354
3-4	1,385	4,524
4-5	1,650	1,802
Unlimited	15,166	8,869

Total	18,990	19,384

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

21    EARNINGS PER SHARE

The reconciliation of the weighted average number of shares and diluted weighted average number of shares outstanding as of December 31, 2003, December 31, 2002 and December 31,2001 is as follows:

	Class “A” shares as of December 31, 2003	Class “A” shares as of December 31, 2002	Class “A” shares as of December 31, 2001	Weighted average number of class “A” shares as of December 31, 2003	Weighted average number of class “A” shares as of December 31, 2002	Weighted average number of class “A” shares as of December 31, 2001
Total shares issued	590,000,000	590,000,000	590,000,000	590,000,000	590,000,000	590,000,000

Treasury shares and other similar equity instruments	(20,002,843)	(20,211,730)	(8,706,413)	(20,156,222)	(14,327,962)	(6,759,802)

Total shares outstanding	569,997,157	569,788,270	581,293,587	569,843,778	575,672,038	583,240,198

Dilutive effect of warrants, stock options and stock grants	722,393	1,780,707	1,623,214	853,736	1,133,020	1,355,069

Total number of diluted shares	570,719,550	571,568,977	582,916,801	570,697,514	576,805,058	584,595,267

	Class “B” shares as of December 31, 2003	Class “B” shares as of December 31, 2002	Class “B” shares as of December 31, 2001	Weighted average number of class “B” shares as of December 31, 2003	Weighted average number of class “B” shares as of December 31, 2002	Weighted average number of class “B” shares as of December 31, 2001
Total shares issued	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100

Total shares outstanding	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100

Total number of diluted shares	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100	219,983,100

For the purposes of allocating earnings between the class “A” and class “B” shares, the assumption is made that the maximum economic rights attributable to the class “B” shares would be according to the dividend calculation described in Note 14. Additionally, the assumption is made that 100% of the profits are paid out as dividends and the respective portion is allocated to the class “B” shares first and the remainder to the class “A” shares.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

The calculation of basic earnings per share (rounded to two significant digits) for the years ended December 31, is as follows:

	2003	2002	2001
Net income in KEURs	160,114	147,087	132,723
Weighted average number of class “A” shares outstanding	569,843,778	575,672,038	583,240,198
Weighted average number of class “B” shares outstanding	219,983,100	219,983,100	219,983,100

Basic earnings per class “A” share, in EURs	0.28	0.26	0.23

Basic earnings per class “B” share, in EURs	—	—	—

The calculation of diluted earnings per share (rounded to two significant digits) for the years ended December 31, is as follows:

	2003	2002	2001
Net income in KEURs	160,114	147,087	132,723
Weighted average number of diluted class “A” shares outstanding	570,697,514	576,805,058	584,595,267
Weighted average number of diluted class “B” shares outstanding	219,983,100	219,983,100	219,983,100

Diluted earnings per class “A” share, in EURs	0.28	0.25	0.23

Diluted earnings per class “B” share, in EURs	—	—	—

22.    ADDITIONAL STATEMENT OF CASH FLOWS RELATED DISCLOSURE

The components of cash and cash equivalents as of December 31, are as follows:

	2003	2002	2001
Cash on hand and balances with banks	22,507	17,239	17,689
Short-term investments	19,594	1,063	922

	42,101	18,302	18,611

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

23.	AUDITING SERVICES

Professional fees for auditing services performed in the Company and its subsidiaries by its auditor Deloitte & Touche and related companies amount to KEURs 1,248 and KEURs 1,218 for the years ended December 31, 2003 and 2002, respectively.

Additionally, fees for services similar to audits (such as due diligence, purchase audits, etc.) and other professional services delivered to the Company and its subsidiaries by its auditor Deloitte & Touche and related companies amount to KEURs 725 and KEURs 906 for the year ended December 31, 2003 and KEURs 793 and KEURs 1,039 for the year ended December 31, 2002, respectively.

24.	SUBSEQUENT EVENTS

On December 19, 2003 Amadeus exercised its right of first refusal for the acquisition of Amadeus Brazil, increasing its participation to 69%. According to Brazilian legislation, the legal effect of such action is retroactive to the exercise date once documents have been accepted, during thirty days following the date of execution, by the Registra. The acceptance of the documents was on January 16, 2004 and, therefore, the legal effect of the increase in participation is retroactive to December 19, 2003. Notwithstanding the above, Amadeus has not fully consolidated this subsidiary as it had not taken effective control as of December 31, 2003. On January 8, 2004, Amadeus exercised again its right of first refusal to acquire an additional participation of 7%, controlling now 76% of the share capital. The total cash consideration paid amounted to approximately USDs 3.8 million.

As part of the restructuring process of certain activities within the Amadeus Group, on February 10, 2004, the Board of Directors of ICSA-T NV has proposed the dissolution of the company and has called an extraordinary Shareholders’ meeting for March 10, 2004, for its discussion and / or approval if so decided. The business of ICSA-T NV will continue being carried out by other entities of the Group.

On February 13, 2004 Lufthansa sold 13.2% of its class “A” shares in Amadeus Global Travel Distribution representing approximately 2.8% of the total share capital. Accordingly, Lufthansa stake in Amadeus has been reduced to approximately 5.05% of class “A” shares.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

25.	DIFFERENCES BETWEEN INTERNATIONAL FINANCIAL REPORTING STANDARDS AND UNITED STATES OF AMERICA GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Amadeus Group are prepared in accordance with International Financial Reporting Standards (IFRS), which differ in certain respects from Generally Accepted Accounting Principles in the United States of America (U.S. GAAP). The most significant differences are as follows:

Reconciliation of Net Income and Shareholders’ Equity from IFRS to U.S. GAAP

The following table (“Reconciliation Table”) sets forth the adjustments to consolidated net income and shareholders’ equity that would have been required had U.S. GA AP been applied instead of IFRS:

	Item #	Net Income			Shareholders´ Equity
		For the Years Ended December 31,			As of December 31,
		2003	2002	2001	2003	2002
Amounts per accompanying consolidated financial statements		160,114	147,087	132,723	757,713	622,340
Increase (decrease) due to:
Goodwill
—Amortization of goodwill	1.1	26,685	15,705	696	40,990	15,303
—Negative Goodwill	1.2	(917)	(786)	—	367	(786)
—Impairment of Goodwill	1.3	(15,989)	—	—	(16,880)	—
Reversal of goodwill and deferred tax asset from contingent consideration	2	—	—	—	(27,269)	(26,519)
Reversal of liability from contingent consideration	2	—	—	—	27,269	26,519
Reversal of interest expense from contingent consideration	2	1,294	512	—	1,806	512
Capitalization of software developed for internal use	3	2,219	(2,638)	(6,449)	(10,468)	(12,687)
US GAAP adjustments of equity investees	4	11,699	14,240	—	27,228	14,179
Tax effect of the above adjustments	5	(1,215)	806	2,278	2,962	4,404

Amounts under U.S. GAAP before cumulative effect of a change in accounting principle		183,890	174,926	129,248	803,718	643,265
Cumulative effect of a change in accounting principle:
Negative goodwill, as of January 1, 2002	1.2	—	3,862	—	—	3,862

Amounts under U.S. GAAP		183,890	178,788	129,248	803,718	647,127

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

BASIC EARNINGS PER SHARE	2003	2002	2001
Basic income per share, under U.S. GAAP, before cumulative effect of a change in accounting principle	0.323	0.304	0.222

Cumulative effect of a change in accounting principle, per share	—	0.006	—
Basic net income per share in accordance with U.S. GAAP	0.323	0.310	0.222

DILUTED EARNINGS PER SHARE	2003	2002	2001
Diluted income per share, under U.S. GAAP, before cumulative effect of a change in accounting principle	0.322	0.303	0.221

Cumulative effect of a change in accounting principle per share	—	0.007	—
Diluted net income per share in accordance with U.S. GAAP	0.322	0.310	0.221

SHARES (in thousands)	2003	2002	2001
Weighted average number of basic shares	569,844	575,672	583,240
Weighted average number of diluted shares	570,698	576,805	584,595

Statement of changes in shareholders’ equity	2003	2002
U.S. GAAP shareholders’ equity at January 1	647,127	586,094
Net income for the year, under U.S. GAAP	183,890	178,788
(Acquisitions)/disposals of treasury shares, net	1,151	(66,447)
Redemption of class “B” shares	—	—
Equity swap transactions	—	(9,600)
Warrants issued	(3,543)	1,505
Dividend	(29,998)	(37,999)
Tax benefit from acquisition of Amadeus Operations KG	(3,120)	3,466
Other	(43)	679
Accumulated other comprehensive income (loss):
Translation adjustments under IFRS (including net investment hedge)	(7,794)	(17,217)
Additional translation adjustment under U.S. GAAP	(2,558)	(1,172)
Unrealized holding gain (loss) on available for sale securities, net of tax	2,651	(2,129)
Minimum pension liability, net of tax of KEURs 988	1,614	(1,614)
Other derivatives and hedging activities, net of tax	14,341	12,773

U.S. GAAP shareholders’ equity at December 31	803,718	647,127

The differences included in the Reconciliation Table above are explained in the following items:

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

1.	Goodwill

1.1	Amortization of Subsidiary Goodwill

Under IFRS, goodwill should be amortized on a systematic basis over its useful life. The amortization period should reflect the best estimate of the period during which future economic benefits are expected to flow to the enterprise. The company is amortizing goodwill applying the straight-line method over 4-10 years.

Under U.S. GAAP, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001 shall not be amortized, and any existing goodwill at January 1, 2002 is no longer amortizable for U.S. GAAP purposes beginning on such date according to SFAS No. 142, Goodwill and other Intangible Assets (SFAS 142).

Accordingly, net income for the years ended December 31, 2003, 2002 and 2001 should be increased by KEURs 26,685, KEURs 15,705, and KEURs 696, respectively.

1.2	Negative Goodwill

Under IFRS, if negative goodwill arising in a business combination is related to expectations of identifiable future losses and expenses that can be measured reliably at the date of acquisition, that portion of negative goodwill should be recognized as income in the income statement when the future losses and expenses are recognized. Otherwise, the amount of negative goodwill not exceeding the fair values of acquired identifiable non-monetary assets should be recognised as income on a systematic basis over the remaining weighted average useful life of the identifiable acquired depreciable/amortizable assets; and the amount of negative goodwill in excess of the fair values of acquired identifiable non-monetary assets should be recognized as income immediately.

Under US GAAP and for acquisitions initiated after June 30, 2001, negative goodwill is initially allocated on a pro-rata basis against the carrying amounts of certain acquired non-financial assets, with any excess recognized as an extraordinary gain. Additionally, in accordance with SFAS No. 141, Business Combinations (SFAS 141), any unamortized deferred credit at January 1, 2002 related to an excess over cost shall be written off and recognized as the effect of a change in accounting principle.

Therefore, negative goodwill outstanding on January 1, 2002 has been written off to income as the cumulative effect of a change in accounting principle, and negative goodwill amortization recorded under IFRS is reversed for the years ended December 31, 2003 and 2002.

Accordingly, net income for the years ended December 31, 2003 and 2002 has been increased (decreased) by KEURs (917) and KEURs 3,076, respectively, of which, in 2002, KEURs 3,862 represented the effect of the change in accounting principle (of this amount, 1,792 relates to equity investees), and KEURs (786) the reversal of subsidiary negative goodwill amortization recorded under IFRS.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

1.3    Impairment of Goodwill

Effective January 1, 2002, the Company adopted SFAS 142. Under SFAS 142, goodwill is no longer amortized over its estimated useful life, but is instead tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is performed on a reporting unit (RU) level. Additionally, goodwill on equity method investments is no longer amortized; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (APB 18). (See items 1.1 and 4 for reversal of goodwill amortization adjustment).

The Company has performed the transitional goodwill impairment test required by SFAS 142 as of January 1, 2002 and the annual goodwill impairment test as of December 31, 2002 and December 31, 2003. Goodwill in each reporting unit is tested for impairment during the third and fourth quarter of every year. As a result of these analyses, the Company has determined that no impairment of goodwill was required upon the adoption of SFAS 142 or for the year ended December 31, 2002.

During 2003, the Company performed an impairment test under IFRS, as a result of impairment indicators arising in the third quarter of 2003, on the goodwill arising from the purchase of the Consortia Business unit (see Note 7). The test was performed by comparing the carrying value of the reporting unit (including goodwill) to its fair value. From this analysis, an impairment loss of KEURs 9,961 was determined and recorded under IFRS for the year ended December 31, 2003. Under U.S. GAAP, the Company has performed Step 2 of the SFAS 142 goodwill impairment test in the fourth quarter of 2003 to determine the implied fair value of goodwill. Based on this analysis, the Company has identified an unrecognised intangible asset, arising from contracts established with the travel agencies that form the consortium, which has been valued using an income approach, specifically the multi-period excess earnings method (MEEM). The identification and valuation of this intangible asset reduces the implied fair value of goodwill by approx. KEURs 2,425.

Additionally, the Company has recorded, under IFRS, an impairment loss amounting to KEURs 4,067 for the entire goodwill balance arising in a subsidiary engaged in e-commerce activities and another subsidiary which has been dissolved in 2004 (Notes 7 and 24).

As a result of the goodwill impairment analyses performed under U.S. GAAP, the impairments recorded under IFRS have been maintained, and an additional impairment charge of KEURs 15,989 has been recorded for the year ended December 31, 2003 as a result of the higher carrying amount of goodwill caused by its non-amortization under U.S. GAAP and the identification of unrecorded intangibles in the Step 2 process.

The fair value of the reporting units is determined based on income, market approaches, and cost approaches. The income approach used considered the present value of earnings attributable to the reporting unit or costs avoided as a result of owning the reporting unit. The market approach considered examination of transactions involving the sale of comparable assets. The cost approach considered

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

the reproduction/replacement cost adjusted for depreciation and obsolescence.

2.    Contingent Consideration

In the third quarter of 2002, Amadeus acquired a 95% stake of AMADEUS SCANDINAVIA AB, while in the first quarter of 2003 it acquired the remaining 66% of Amadeus Germany GmbH (Start Amadeus). A part of the purchase price in both acquisitions consisted of a contingency based on future bookings of the acquired companies.

Under IFRS, in accordance with IAS 22, Business Combinations, this type of contingency should be included in the cost of the acquisition as of the date of acquisition if the contingency is probable and the amount can be measured reliably. Therefore the Company has included in the cost of the acquisitions the net present value of the deferred consideration.

Under US GAAP, in accordance with SFAS 141, the outcome of the contingency shall be disclosed but not recorded as a liability at its nominal amount at the acquisition date unless the outcome of the contingency is determinable beyond a reasonable doubt, this is when the contingency is resolved and consideration is issued or becomes issuable.

Accordingly, goodwill and the deferred tax asset recognized for the related investment tax credits, as well as the respective long-term and short term liability and the interest expense recognized under IFRS, have been eliminated for U.S. GAAP purposes; the acquisition cost is adjusted instead as the booking objectives are achieved in each period.

3.    Capitalization of Software Developed for Internal Use

Under IFRS, the Company has capitalized certain administrative costs as a part of the software developed for internal use, according to the fact that the mentioned costs are direct costs of the capitalized projects.

Under US GAAP, according to SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, these administrative costs should not be capitalized. Therefore, net income for the years ended December 31, 2003, 2002 and 2001 should be increased (decreased) by KEURs 2,219, KEURs (2,638), and KEURs (6,449), respectively.

4.    U.S. GAAP Adjustments of Equity Investees

This reconciling item includes the U.S. GAAP adjustments to the net income and shareholders’ equity of investments that would be accounted for under the equity method of accounting pursuant to Accounting Principles Board Opinion No. 18 (APB 18), The Equity Method of Accounting for Investments in Common Stock, and the related equity method goodwill. These adjustments relate to the reversal of equity goodwill amortization, negative goodwill, and goodwill impairment, and represented an increase in net income for the years ended December 31, 2003 and 2002 of KEURs 11,699 and KEURs 14,240, respectively.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

5. Tax Effect of the Above Adjustments

Tax effects are computed on the differences arising from taxable adjustments to U.S. GAAP, since they are considered to be temporary differences to be accounted for under SFAS No. 109, Accounting for Income Taxes.

Other	Significant Accounting Policies

Revenue	Recognition

Amadeus provides various travel marketing and distribution services through the Global Distribution system. As compensation for services provided, fees are collected from airline, car rental and hotel vendors and other providers of travel-related products and services for reservations booked through the Amadeus system. Revenue for airline travel reservations is recognized at the time of the booking of the reservation, net of estimated future cancellations. This booking fee cancellations reserve is calculated based on historical cancellation rates. In estimating the amount of future cancellations that will require Amadeus to refund a booking fee, the Company assumes that an immediate re-booking, without loss of revenue, follows a significant percentage of cancellations. This assumption is based on historical rates of cancellations/re-bookings and has a significant impact on the amount reserved. If circumstances change (i.e., higher than expected cancellation rates or changes in booking behaviour), estimation of future cancellations could be increased by material amounts and Amadeus´ revenue decreased by a corresponding amount.

Revenue for car, rental, hotel bookings and other travel providers is recognized at the time the reservation is used by the customer.

The Company also enters into service contracts with subscribers to provide access to the system, hardware, software, hardware maintenance and other support services. Fees billed on service contracts are recognized as revenue in the month earned.

Impairment of Long-Lived Assets

On January 1, 2002, Amadeus adopted, under U.S. GAAP, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS 121”) and establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS 121. Under SFAS 144, there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are ranges of cash flows that may be generated by the asset being tested for impairment.

Under IFRS, and consistent with the impairment model established in SFAS 144, the Company wrote down, in 2002 and 2003, certain software development projects related to the leisure travel industry that have been stopped, and in 2003, certain licences that have been replaced by new ones and have thus become obsolete (see Note 7).

Derivative Instruments and Hedging Activities

Under U.S. GAAP, the Company adopted, effective January 1, 2001, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (embedded derivatives) and for hedging activities. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, be recorded on the balance sheet at fair value. The difference between a derivative’s previous carrying amount and its fair value as of January 1, 2001 shall be reported as a transition adjustment in net income or other comprehensive income (“OCI”), as appropriate, as the cumulative effect of a change in accounting principle. The accounting for changes in fair value of a derivative instrument depends on its intended use and the resulting designation.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

Under SFAS 133, if the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. The gain or loss on a hedging derivative instrument that is designated as, and is effective as, an economic hedge of the net investment in a foreign operation shall be reported in the same manner as a translation adjustment to the extent it is effective as a hedge. The ineffective portion of net investment hedges shall be reported in earnings.

Under IFRS, the Company adopted, on January 1, 2001, IAS 39, Financial Instruments: Recognition and Measurement, which is not significantly different to SFAS 133 as applied to the Group (see Note 3o)). Therefore, an adjustment has not been recorded in the reconciliation above.

Guarantees Accounting

On January 1, 2003 under U.S. GAAP, Amadeus adopted the FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), which requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The application of this interpretation has not had any effect on the consolidated financial position, results of operations, or cash flow of the Group.

AMADEUS GLOBAL TRAVEL DISTRIBUTION, S.A.

Notes to the Consolidated Financial Statements as of

December 31, 2003 and 2002

(Expressed in Thousands of Euros-Keurs)

Recently Issued Accounting Pronouncements

SFAS No. 132 (Revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits

In December 2003, the FASB issued SFAS No. 132, Revised 2003, (“SFAS 132R”), which requires an entity to make additional disclosures about pensions and other postretirement benefits. These disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows and components of net periodic benefit cost. SFAS 132R is effective for domestic (Spanish) plans beginning with fiscal years ending after December 15, 2003 and for foreign plans beginning with fiscal years ending after June 15, 2004. SFAS 132R is effective for interim reporting period disclosures beginning after December 15, 2003 and after the provisions of this statement are adopted. The Company currently prepares financial statements in accordance with Item 17 of Form 20-F, and is therefore not required to provide financial statement disclosures required by U.S. generally accepted accounting principles and Regulation S-X. Accordingly, the Company does not expect to have any effect from the adoption of this revised standard.

FIN No. 46—Consolidation of Variable Interest Entities—an interpretation of ARB No. 51

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company does not anticipate that the adoption of FIN 46R will have a material impact on its financial position, cash flows or results of operations.

SAB No. 104—Revenue Recognition

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB 104 updates portions of the interpretive guidance included in Topic 13 of the codification of Staff Accounting Bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The company believes it is currently following the guidance of SAB 104.

SAB No. 105—Application of Accounting Principles to Loan Commitments.

During 2004, the SEC has issued SAB No. 105, Application of Accounting Principles to Loan Commitments. The SAB is effective for loan commitments entered into after March 31, 2004. The Company does not anticipate any effect from the application of this Bulletin.

INDEX TO UNAUDITED INTERIM FINANCIAL

STATEMENTS FOR THE PERIOD FROM APRIL 1, 2003

TO DECEMBER 31, 2003

SOCIETE AIR FRANCE

The following unaudited interim condensed consolidated financial statements have been recently released publicly in France. There are no French reporting requirements applicable to our interim financial information. We prepared these unaudited interim consolidated financial statements in accordance with Generally Accepted Accounting Principles in France (French GAAP). French GAAP differs in important respects from generally accepted principles in the United States (US GAAP). See note 33 to our annual consolidated financial statements as of and for the years ended March 31, 2003, 2002 and 2001 and note 19 to our unaudited interim condensed consolidated financial statements for a discussion of the principal differences between French GAAP and US GAAP as they relate to Air France and note 34 of our annual consolidated financial statements and note 20 to our unaudited interim condensed consolidated financial statements for a reconciliation of net income and stockholders’ equity under French GAAP to net income and stockholders’ equity under US GAAP. For the three-month period ended December 31, 2003, we did not identify any other differences between French GAAP and US GAAP that are not currently reported in the above-mentioned notes to the financial statements.

(UNAUDITED)

AIR FRANCE S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three months ended December 31,
In € millions	2003	2002	Variation
	Proforma
Operating revenues
Scheduled passenger	2,394	2,370	1.0%
Other passenger revenues	199	208	(4.3)%
Total Passenger	2,593	2,578	(0.6)%

Cargo	341	356	(4.2)%
Other cargo revenues	38	46	(17.4)%
Total Cargo	379	402	(5.7)%

Maintenance	117	122	(4.1)%
Others	43	34	26.5%

Total operating revenues	3,132	3,136	(0.1)%

Operating charges
Aircraft fuel	(317)	(356)	(11.0)%
Chartering costs	(108)	(107)	0.9%
Aircraft operating lease costs	(111)	(130)	(14.6)%
Landing fees & en route charges	(233)	(234)	(0.4)%
Catering	(75)	(75)	0.0%
Handling charges & other operating costs	(192)	(188)	2.1%
Aircraft maintenance costs	(94)	(117)	(19.7)%
Commercial & distribution costs	(265)	(284)	(6.7)%
Other external expenses	(304)	(306)	(0.7)%

External expenses	(1,699)	(1,797)	(5.5)%

Salaries & related costs	(1,023)	(970)	5.5%
Taxes other than income tax	(53)	(51)	3.9%

Gross operating results before aircraft operating lease costs	468	448	4.5%

Gross operating result	357	318	12.3%

Charge to depreciation/amortization, net	(283)	(297)	(4.7)%
Charge to operating provisions, net	(25)	9	(377.8)%
Other income and charges, net	12	2	500.0%

Total operating charges	(3,071)	(3,104)	(1.1)%

Gain on disposal of flight equipment, net	0	2	(100.0)%

Operating income	61	34	79.4%

Restructuring costs	(6)	(1)	500.0%
Financial income	9	4	125.0%
Financial expenses	(34)	(33)	3.0%
Foreign exchange losses, net	7	26	(73.1)%
Net (charge) release to provisions	(6)	(4)	50.0%
Net financial charges	(24)	(7)	242.9%

Gain on disposals of subsidiaries and affiliates	1	0	N.A.

Pretax income (loss)	32	26	23.1%

Share in net income of equity affiliates	12	11	9.1%
Amortization of goodwill	(3)	(4)	(25.0)%

Income (loss) before income taxes and minority interests	41	33	24.2%

Income tax	(11)	(10)	10.0%

Income (loss) before minority interests	30	23	30.4%

Minority interests	(2)	(2)	0.0%

Net Income (Loss)	28	21	33.3%

AIR FRANCE S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED INCOME STATEMENTS

Nine months ended December 31,		2003	2002	2002	Year ended March 31, 2003
	Notes	Unaudited	Unaudited Pro forma	Unaudited
		(in € million)
Operating revenues	3	9,325	9,687	9,687	12,687
External expenses	4	(5,072)	(5,432)	(5,563)	(7,174)
Salaries & related costs	5	(3,048)	(2,899)	(2,939)	(3,856)
Taxes other than income tax		(141)	(142)	(142)	(187)

Gross operating result		1,064	1,214	1,043	1,470

Charge to depreciation/amortization, net	6	(887)	(898)	(737)	(1,194)
Charge to operating provisions, net	6	(39)	(25)	(23)	(115)
Gain on disposal of flight equipment, net		1	20	20	30
Other operating income and charges, net		10	12	12	2

Operating income		149	323	315	192

Restructuring costs		(17)	(13)	(13)	(13)
Net financial charges	8	(30)	(48)	(48)	(85)
Gains on disposals of subsidiaries and affiliates, net		1	4	4	4

Pretax income (loss)		103	266	258	98

Share in net income of equity affiliates		34	32	32	29
Amortization of goodwill		(11)	(12)	(12)	(16)

Income (loss) before income taxes and minority interests		126	286	278	111

Income tax	9	(43)	(61)	(58)	13

Income (loss) before minority interests		83	225	220	124

Minority interests		(3)	(2)	(2)	(4)

Net income (loss)		80	223	218	120

Earnings (loss) per issued share		0.36	1.02	0.99	0.55
Earnings (loss) per share	10
—basic		0.37	1.03	1.00	0.55
—diluted		0.37	1.03	1.00	0.55

AIR FRANCE S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS as of		12.31.2003	03.31.2003	03.31.2002
	Notes	(in € million)
		Unaudited
Consolidation goodwill		99	112	125
Intangible fixed assets		155	171	190
Flight equipment	11	7,018	7,284	7,446
Other property and equipment	11	937	878	847
Investments in equity affiliates		322	316	303
Other investments		269	260	237

Total fixed assets		8,800	9,021	9,148

Inventory		167	220	266
Trade receivables		1,447	1,432	1,495
Income tax receivable		75	111	80
Other accounts receivable		502	592	712
Marketable securities		1,149	1,039	1,408
Cash		276	193	255

Total current assets		3,616	3,587	4,216

Total assets		12,416	12,608	13,364

AIR FRANCE S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY as of		12.31.2003	03.31.2003	03.31.2002
	Notes	(in € million)
		Unaudited
Common stock	12	1,868	1,868	1,868
Additional paid-in capital		261	261	261
Retained earnings (accumulated deficit)	12	1,924	1,862	1,813
Cumulative translation adjustment		(5)	3	19

Stockholders’ equity		4,048	3,994	3,961

Minority interests		21	33	29

Stockholders’ equity and minority interests		4,069	4,027	3,990

Provisions for liabilities and charges	13	1,065	1,095	937
Short and long-term debt and capital leases	14	4,138	4,147	4,616
Trade payables		1,166	1,375	1,525
Income tax liability		4	5	22
Advance ticket sales		849	901	1,024
Other payables		1,125	1,058	1,250

Total liabilities		8,347	8,581	9,374

Total liabilities and stockholders’ equity		12,416	12,608	13,364

AIR FRANCE S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED STATEMENTS OF MOVEMENTS IN STOCKHOLDERS’ EQUITY

Before allocation of income	Number of shares comprising common stock	Common stock	Add’l paid-in capital	Reserves	Treasury Stock	Translation differences	Stockholders’ equity	Minority interests	Stockholders’ equity and minority interests
	(in € million)
March 31, 2001	219,780,887	1,868	261	1,723	—	22	3,874	25	3,899

Dividends paid				(61)			(61)	(5)	(66)
Merger				(2)			(2)		(2)
Translation differences						(3)	(3)	—	(3)
Current year net income (loss)				153			153	3	156
Changes in scope of consolidation							—	6	6

March 31, 2002	219,780,887	1,868	261	1,813	—	19	3,961	29	3,990

Dividends paid				(28)			(28)	(2)	(30)
Change in treasury stock					(25)		(25)		(25)
Impact of changes in accounting policies				(18)			(18)		(18)
Translation differences						(16)	(16)	(1)	(17)
Current year net income (loss)				120			120	4	124
Changes in scope of consolidation							—	3	3

March 31, 2003	219,780,887	1,868	261	1,887	(25)	3	3,994	33	4,027

Dividends paid				(18)			(18)	(4)	(22)
Change in treasury stock							—		—
Translation differences						(8)	(8)	(1)	(9)
Net income for the period				80			80	3	83
Changes in scope of consolidation							—	(10)	(10)

December 31, 2003	219,780,887	1,868	261	1,949	(25)	(5)	4,048	21	4,069

Proposed dividends							—

AIR FRANCE S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Nine months ended December 31,		2003	2002	2002	Year ended
	Notes	Unaudited	Unaudited Pro forma	Unaudited	03.31.2003
		(in € million)
Cash flows from operating activities		836	874	703	1,115

Gross operating result		1,064	1,214	1,043	1,470
Other income (expenses) received (paid)		(37)	(22)	(22)	(50)
Foreign exchange gains (losses)		(2)	(1)	(1)	(9)
Operating cash flows		1,025	1,191	1,020	1,411
Changes in working capital		(83)	(224)	(224)	(150)
Restructuring expenditure		(16)	(8)	(8)	(12)
Interest paid		(110)	(127)	(127)	(189)
Interest received		27	43	43	58
Income tax paid (received)		(7)	(1)	(1)	(3)

Cash flows from investing activities		(647)	(935)	(765)	(1,074)

Acquisitions of subsidiaries		(5)	(23)	(23)	(46)
Purchase of tangible and intangible fixed assets		(892)	(1,154)	(984)	(1,410)
Disposals of subsidiaries		9	8	8	8
Proceeds on disposal of tangible and intangible assets		226	218	218	357
Dividends received		15	16	16	17

Cash flows from financing activities		222	(567)	(567)	(415)

Issuance of common stock		—	5	5	5
New debts		657	584	584	834
Repayment of debts		(340)	(507)	(507)	(745)
Repayment of capital lease obligations		(127)	(442)	(442)	(508)
Net decrease (increase) in loans		(25)	(15)	(15)	(29)
Net decrease (increase) in short-term investments		82	(160)	(160)	62
Dividends paid		(25)	(32)	(32)	(34)

Translation differences		(1)	(1)	(1)	(1)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		410	(629)	(630)	(375)

Opening cash and cash equivalents	18	672	1,047	1,047	1,047
Closing cash and cash equivalents	18	1,082	418	417	672

AIR FRANCE S.A. AND SUBSIDIARIES

1.	ACCOUNTING POLICIES

The interim Group consolidated financial statements have been prepared in accordance with prevailing French accounting regulations applicable to interim periods and the accounting rules and methods adopted for the preparation of the financial statements for the year ended March 31, 2003.

Comparisons are made on a pro forma basis, the figures for the nine months ended December 31, 2002 having been restated according to IAS 16 /SIC 23 for major repairs. The standards were used for the first time at the end of 2002-03.

With respect to the published figures for the nine months ended December 2002, the impact of the change in the method on net income amounts to EUR 5 million, reducing the published result from EUR 218 million to EUR 223 million and breaking down as follows:

•	Aircraft maintenance costs: -EUR 131 million

•	Personnel costs: -EUR 40 million

•	Depreciation, amortization and provisions: +EUR 163 million

•	Taxes: +EUR 3 million

2.	CHANGES IN THE SCOPE OF CONSOLIDATION

As of December 31, 2003, the Group comprised 81 companies, of which 63 are fully consolidated, 2 proportionally consolidated and 16 companies are equity affiliates. The list of companies within the scope of consolidation is shown in note 19.

Over the first nine months of the 2003/04 fiscal year, 21 companies were created, including 18 within the Uileag Holding company ltd group in connection with the operation to securitize aircraft assets finalized in July 2003. The Servair group set up two new companies, Prestair and Aéroform, specialize in providing catering services for low-cost airlines and training services for airport assistance staff respectively. Fréquence Plus participated in the creation of FPSEA to run call centers for remote management of customer complaints, notably as regards baggage disputes.

Lastly, Air France acquired 15,122 Servair shares that were previously owned by CDR Participations, raising its stake to 94.5%. This additional purchase of shares did not have any significant impact on the consolidated financial statements at December 31, 2003.

3.	INFORMATION BY ACTIVITY AND GEOGRAPHICAL AREA

3.1 - Information by sector of activity

Nine months ended December 31,	2003		2002
	Operating revenues	Operating income	Operating revenues	Operating income Pro forma	Operating income
	(in € million)
Passenger	7,759	106	8,048	215	206
Cargo	1,071	9	1,125	27	22
Maintenance	380	35	409	59	65
Others	115	(1)	105	22	22

Total	9,325	149	9,687	323	315

AIR FRANCE S.A. AND SUBSIDIARIES

Over the first nine months of the 2003-04 fiscal year, turnover totaled EUR 9.32 billion, down EUR 362 million on the same period last year (-3.7%). The negative exchange rate effect was 4.4%.

At December 31, 2003 operating income came to 149 million euros, down 174 million euros on the corresponding prior period. This can be broken down into 106 million euros in operating profit for the passenger business, 35 million euros for maintenance and 9 million euros for cargo. The other activities are down 23 million euros compared with the same period the previous year, reflecting lower income on aircraft disposals (1 million euros at December 31, 2003 compared with 20 million euros at December 31, 2002).

3.2 - Analysis of operating revenues by geographical area of sale

			Caribbean				Africa				Asia
	Metropolitan France		French Guiana Indian Ocean		Europe North Africa		Middle East		Americas Polynesia		New Caledonia		Total
	(in € million)
Nine months ended December 31, 2003
Scheduled passenger	3,461	(48.3)%	281	(3.9)%	1,564	(21.8)%	446	(6.2)%	931	(13.0)%	490	(6.8)%	7,173
Other passenger revenues	363	(62.0)%	19	(3.2)%	110	(18.8)%	26	(4.4)%	41	(7.0)%	27	(4.6)%	586

Total Passenger	3,824	(49.2)%	300	(3.9)%	1,674	(21.6)%	472	(6.1)%	972	(12.5)%	517	(6.7)%	7,759

Cargo	284	(29.7)%	30	(3.2)%	223	(23.3)%	69	(7.2)%	102	(10.7)%	248	(25.9)%	956
Other cargo revenues	36	(31.3)%	8	(7.0)%	29	(25.2)%	6	(5.2)%	23	(20.0)%	13	(11.3)%	115

Total Cargo	320	(29.9)%	38	(3.5)%	252	(23.5)%	75	(7.0)%	125	(11.7)%	261	(24.4)%	1,071

Maintenance	375	(98.7)%	—	—	—	—	—	—	—	—	5	(1.3)%	380
Others	104	(90.4)%	10	(8.7)%	—	—	1	(0.9)%	—	—	—	—	115

Total	4,623	(49.5)%	348	(3.7)%	1,926	(20.7)%	548	(5.9)%	1,097	(11.8)%	783	(8.4)%	9,325

Nine months ended December 31, 2002
Scheduled passenger	3,394	(45.7)%	266	(3.6)%	1,597	(21.5)%	473	(6.4)%	1,083	(14.5)%	616	(8.3)%	7,429
Other passenger revenues	342	(55.3)%	20	(3.2)%	148	(23.9)%	28	(4.5)%	49	(7.9)%	32	(5.2)%	619

Total Passenger	3,736	(46.3)%	286	(3.6)%	1,745	(21.7)%	501	(6.2)%	1,132	(14.1)%	648	(8.1)%	8,048

Cargo	275	(27.5)%	34	(3.4)%	244	(24.5)%	72	(7.2)%	105	(10.5)%	269	(26.9)%	999
Other cargo revenues	36	(28.6)%	8	(6.3)%	34	(27.0)%	7	(5.6)%	26	(20.6)%	15	(11.9)%	126

Total Cargo	311	(27.7)%	42	(3.7)%	278	(24.7)%	79	(7.0)%	131	(11.7)%	284	(25.2)%	1,125

Maintenance	403	(98.5)%	—	—	—	—	—	—	—	—	6	(1.5)%	409
Others	91	(86.7)%	14	(13.3)%	—	—	—	—	—	—	—	—	105

Total	4,541	(46.9)%	342	(3.5)%	2,023	(20.9)%	580	(6.0)%	1,263	(13.0)%	938	(9.7)%	9,687

3.3 - Analysis of operating revenues by geographical area of destination

			Caribbean				Africa				Asia
	Metropolitan France		French Guiana Indian Ocean		Europe North Africa		Middle East		Americas Polynesia		New Caledonia		Total
	(in € million)
Nine months ended December 31, 2003
Scheduled passenger	1,518	(21.1)%	772	(10.8)%	1,902	(26.5)%	794	(11.1)%	1,443	(20.1)%	744	(10.4)%	7,173
Cargo	32	(3.4)%	116	(12.1)%	103	(10.8)%	115	(12.0)%	259	(27.1)%	331	(34.6)%	956

Total	1,550	(19.1)%	888	(10.9)%	2,005	(24.7)%	909	(11.2)%	1,702	(20.9)%	1,075	(13.2)%	8,129

Nine months ended December 31, 2002
Scheduled passenger	1,420	(19.2)%	698	(9.4)%	1,991	(26.8)%	843	(11.3)%	1,561	(21.0)%	916	(12.3)%	7,429
Other passenger revenues	20	(2.1)%	115	(11.5)%	78	(7.8)%	118	(11.8)%	299	(29.9)%	369	(36.9)%	999

Total	1,440	(17.2)%	813	(9.6)%	2,069	(24.5)%	961	(11.4)%	1,860	(22.1)%	1,285	(15.2)%	8,428

AIR FRANCE S.A. AND SUBSIDIARIES

4.	EXTERNAL EXPENSES

Nine months ended December 31,	2003	2002 Pro forma	2002	Variation
	(in € million)
Aircraft fuel	974	1,036	1,036	-6.0%
Chartering costs	301	314	314	-4.1%
Aircraft operating lease costs	350	399	399	-12.3%
Landing fees and en route charges	687	709	709	-3.1%
Catering	229	243	243	-5.8%
Handling charges and other operating costs	571	572	572	-0.2%
Aircraft maintenance costs	280	367	498	-23.7%
Commercial and distribution costs	798	886	886	-9.9%
Other external expenses	882	906	906	-2.6%

Total	5,072	5,432	5,563	-6.6%

In a comparable basis in terms of the accounting principles applied, external expenses are down 360 million euros (-6.6%). The main factors behind this reduction are as follows :

•	Aircraft maintenance costs, down 87 million euros (-23.7%) factoring in the depreciation of the US dollar, the downturn in business and the phasing out of Concorde;

•	Sales, marketing and distribution costs, down 88 million euros (-9.9%) thanks to the reduction in travel agency commissions and advertising spending;

•	Fuel costs, down 6% (62 million euros) on account of the favorable impact of the US dollar(-15.8%), lower level of consumption and lastly a 10.7% increase in the acquisition price after hedging;

•	Operating lease charge, down 12.3% (49 million euros), primarily due to the depreciation on the US dollar.

5.	SALARIES AND NUMBER OF EMPLOYEES

5.1 - Salaries and related costs

Nine months ended December 31,	2003	2002 Pro forma	2002	Variation
	(in € million)
By cost category
Wages and salaries	2,264	2,180	2,180	3.9%
Pension contributions	191	181	181	5.5%
Social security contributions	649	596	596	8.9%
Amount capitalized	(56)	(58)	(18)	-3.4%

Total	3,048	2,899	2,939	5.1%

By geographical area
France	2,859	2,693	2,733	6.2%
Overseas territories	8	23	23	-65.2%
Abroad	181	183	183	-1.1%

Total	3,048	2,899	2,939	5.1%

AIR FRANCE S.A. AND SUBSIDIARIES

Personnel costs are up 5.1% on a like for like basis, while the workforce increased 0.6% compared with the first nine months of the previous year. Social security charges (“pension payments” and “other social charges”) increased, over 8%.

5.2 - Average number of employees

Nine months ended December 31,	2003	2002	Variation
Total	71,900	71,484	0.6%

Flight deck crew	5,017	4,910	2.2%
Cabin crew	13,235	12,941	2.3%
- of which employed in France	12,961	12,597	2.9%
- of which employed in Oversea territories and abroad	274	344	-20.3%
Groundstaff	53,648	53,633	0.0%
- of which employed in France	47,110	47,000	0.2%
- of which employed in Oversea territories and abroad	6,538	6,633	-1.4%

Management	9,149	8,927	2.5%
Supervisors	20,720	20,137	2.9%
Other staff	23,779	24,569	-3.2%

Pilots and cabin crew	17,290	16,850	2.6%
Instructors	650	687	-5.4%
Management	312	314	-0.6%

The above number of employees is calculated on a weighted average basis based on actual paid presence.

The Group structure change does not have a material impact on the average number of employees.

6.	DEPRECIATION AND AMORTIZATION

Nine months ended December 31,	2003	2002 Pro forma	2002	Variation
	(in € million)
Net charge to depreciation/amortization	887	898	737	-1.2%
- Intangible fixed assets	27	28	28	-3.6%
- Flight equipment	751	763	602	-1.6%
- Other property, plant and equipment	109	107	107	1.9%
Net charge to operating provisions	39	25	23	—
- Fixed assets	—	—	—	—
- Inventories	2	(3)	(3)	—
- Trade receivable	8	—	—	—
- Liabilities and charges	29	28	26	—

Total	926	923	760	0.3%

AIR FRANCE S.A. AND SUBSIDIARIES

7.	OTHER OPERATING INCOME AND CHARGES, NET

Other operating income and expenses include 5 million euros in gains on the joint operation of passenger and cargo lines (6 million at December 31, 2002), 5 million euros in spending on IT licenses (6 million for the same period the previous year) and 17 million euros income linked to financial compensation paid in connection with a slot swap at Heathrow Airport (London), as well as 7 million euros in losses on the disposal of real estate assets and aircraft spares.

8.	NET FINANCIAL CHARGES

Nine months ended December 31,	2003	2002	Variation
	(in € million)
Financial expenses	(105)	(119)	-11.8%
- Loan interest	(77)	(82)	-6.1%
- Lease interest	(40)	(55)	-27.3%
- Capitalized interest	15	20	-25.0%
- Other financial expenses	(3)	(2)	50.0%
Financial income	29	38	-23.7%
- Interest on securities	2	20	-90.0%
- Net gains on securities	18	12	50.0%
- Other financial income	9	6	50.0%

Net charges	(76)	(81)	-6.2%

Foreign exchange losses, net	32	56	—
Net (charge) release to provisions	14	(23)	—

Total	(30)	(48)	-37.5%

The interest rate used in the calculation of capitalized interest for the first nine month of 2003-04 fiscal year was 4,17%.

Foreign exchange gains for the period include an unrealized net gain of EUR 34 million (against a net gain of EUR 58 million for the period ended December 31, 2002).

“Other financial income” includes dividends received from non consolidated companies in the amount of EUR 3 million for the nine months period ended December 31, 2003 (compared with EUR 2 million for the same period the previous year).

9.	INCOME TAX

Nine months ended December 31,	2003	2002 Pro forma	2002
	(in € million)
Current tax charge	(5)	(8)	(8)
Deferred tax credit (charge)	(38)	(53)	(50)

Total tax credit (charge)	(43)	(61)	(58)

The current tax charge relates to amounts paid or payable in the short term to the tax authorities in respect of the current year, in accordance with the regulations prevailing in various countries and any applicable treaties.

AIR FRANCE S.A. AND SUBSIDIARIES

10.     EARNINGS PER SHARE

Nine months ended December 31,	2003	2002
	In number of shares
Weighted average of :
- ordinary shares issued	219,780,887	219,780,887
- treasury stock held regarding stock option plan	(1,249,464)	(1,249,464)
- treasury stock held to regulate stock market price	(1,664,165)	(1,140,408)

Number of shares used in the calculation of basic earnings per share	216,867,258	217,391,015

Number of shares used in the calculation of diluted earnings per share	216,867,258	217,391,015

Income used to calculate earnings per share breaks down as follows:

Nine months ended December 31,	2003	2002
	(in € million)
Income used to calculate basic earnings per share	80	218
Income used to calculate diluted earnings per share	80	218

	(in €)
Basic earnings (loss) per share	0.37	1.00
Diluted earnings (loss) per share	0.37	1.00

11.	PROPERTY AND EQUIPMENT

	(in € million)
	As of December 31, 2003			As of March 31, 2003
	Gross	Accumulated	Net book	Gross	Accumulated	Net book
	value	depreciation	value	value	depreciation	value
Owned aircraft	7,711	3,444	4,267	7,788	3,340	4,448
Leased aircraft	2,194	786	1,408	2,229	691	1,538
Other	1,881	538	1,343	1,802	504	1,298

Flight equipment	11,786	4,768	7,018	11,819	4,535	7,284

Land & buildings	1,097	631	466	1,049	600	449
Equipment & fittings	588	430	158	593	435	158
Other	791	478	313	731	460	271

Other property & equipment	2,476	1,539	937	2,373	1,495	878

Total	14,262	6,307	7,955	14,192	6,030	8,162

The net book value of aircraft acquired subject to a reservation of ownership clause totaled EUR 474 million as of December 31, 2003 (EUR 356 million as of March 31, 2003).

The net book value of other property and equipment financed under capital lease amounts to EUR 79 million as of December 31, 2003 (EUR 78 as of March 31, 2003)

AIR FRANCE S.A. AND SUBSIDIARIES

12.	STOCKHOLDERS’ EQUITY

12.1 - Breakdown of stock and voting rights

	As of December 31, 2003		As of March 31, 2003
	% stock	% of voting rights	% stock	% of voting rights
French State	54.0	54.7	54.4	55.1
Employees and former employees (1)	13.1	13.3	12.9	13.1
Treasury stock (2)	1.3	—	1.3	—
Other	31.6	32.0	31.4	31.8

Total	100	100	100	100

(1)	Personnel and former employees identified in funds or by a Sicovam code.
(2)	The general shareholders meeting from September 28, 1999 has adopted a plan for purchasing its own shares in order to provide certain categories of its personnel with incentive plans. The number of shares maximum authorised to be purchased was 3,525,000. Within this authorisation the company purchased 1,249,464 of its own shares during the period ending March 31, 2000.

Each share is entitled to one vote.

12.2 - Retained earnings

As of	12.31.2003	03.31.2003
	(in € million)
Distributable reserves	365	599
Accumulated deficit	—	—
Treasury stock	(25)	(25)
Other reserves	1,504	1,168
Net income	80	120

Total	1,924	1,862

Distributable reserves chiefly comprise that part of parent company results appropriated to reserves by annual stockholder meetings and special reserves of long-term capital gains taxed at reduced rates.

Other reserves include the aggregate results of consolidated subsidiaries.

13.	PROVISIONS FOR LIABILITIES AND CHARGES

As of	12.31.2003	03.31.2003
	(in € million)
Provisions for pensions and termination payments on retirement	609	581
Provisions for restitution for aircraft under operating leases	283	307
Restructuring provisions	11	11
Provisions for third party litigations	19	39
Other provisions for liabilities and charges	143	157

Total	1,065	1,095

Of which short-term	174	193

AIR FRANCE S.A. AND SUBSIDIARIES

14.	SHORT AND LONG-TERM DEBT AND CAPITAL LEASES

As of	12.31.2003	03.31.2003
	(in € million)
Perpetual subordinated loan stock	116	169
Bonds	18	187
Capital-lease obligations	1,285	1,413
Other long-term loans	2,390	1,914
Accrued interest not yet due	55	47
Bond redemption premiums	—	—

Long-term debt and capital leases (1)	3,864	3,730

Borrowings with short-term original maturities
Commercial paper	—	150
Short-term bank finance facilities and similar facilities	274	267

Short-term debts	274	417

Total short and long-term debt and capital leases	4,138	4,147

(1) Less than one year	373	548

14.1 - Analysis by currency

As of	12.31.2003	03.31.2003
	(in € million)
Euro	3,489	3,252
USD	350	374
CHF	—	68
JPY	20	29
GBP	—	—
Other currencies	5	7

Total	3,864	3,730

In July 2003, Air France finalized the securitization of aeronautic assets in the amount of EUR 435 million. This financing arrangement was secured by sixteen aircraft.

Three ten-year debt tranches were issued.

A senior floating rate A1 tranche of EUR 98.4 million with an average maturity of 5.6 years, a second senior outstanding fixed rate A2 tranche of EUR 194 million with a maturity of ten years (both tranches are secured by MBIA Assurance S.A and were given an Aaa/AAA rating by the Moody’s and Fitch rating agencies respectively), a mezzanine floating rate B tranche of EUR 142.6 million with an average maturity of 5.6 years. The latter was given an A3/A rating by Moody’s and Fitch respectively.

The company had not yet taken delivery of three aircraft; as a result, the company only received EUR 337 million during the semester.

As of December 31, 2003, the group had unused borrowing capacity of EUR 1 billion under syndicated multi-currency revolving credit lines facilities which expire in August 2006. Furthermore, the Group

AIR FRANCE S.A. AND SUBSIDIARIES

benefits from medium-term credit facilities totaling EUR 345 million, EUR 25 million of which has been drawn as of December 31, 2003. Repayment deadlines vary between January 2004 and October 2006.

15.	LEASES

15.1 - Capital leases

As of	12.31.2003	03.31.2003
	(in € million)
Aircraft	1,422	1,574
Buildings	68	75
Equipment	3	4

Total	1,493	1,653

15.2 - Operating leases

As of	12.31.2003	03.31.2003
	(in € million)
Aircraft	2,139	2,359

16.	FLIGHT EQUIPMENT ORDERS

Due dates for commitments in respect of flight equipment orders are as follows:

As of	12.31.2003	03.31.2003
	(in € million)
Y + 1	819	661
Y + 2	706	1,065
Y + 3	614	849
Y + 4	352	530
Y + 5	253	301
> 5 years	496	740

Total	3,240	4,146

These commitments relate to amounts in USD which are converted into French francs at the period-end exchange rate.

Over the first nine months of the 2003-2004 fiscal year, the number of orders with manufacturers decreased following the deliveries received: five A318, one A320, two Embraer 145 and two CRJ 700.

Furthermore, no new orders or options were taken up over this period.

At December 31, 2003, 52 planes were pending delivery: 31 Airbus, 11 Boeing, eight Embraer and two Canadair.

Limited adjustments to delivery dates were finalized over this period, in line with the extension of investment smoothing measures set up over previous years.

AIR FRANCE S.A. AND SUBSIDIARIES

Group’s commitments concern the following aircraft:

Aircraft type	As of	To be delivered in	Y+1	Y+2	Y+3	Y+4	Y+5	>5 years
A 318	12.31.2003	Firm orders	3	2	5	—	—	—
		options	—	2	3	2	—	3
	03.31.2003	Firm orders	5	3	4	3	—	—
		options	—	—	3	4	3	—
A 319	12.31.2003	Firm orders	1	—	—	—	—	—
		options	—	—	5	1	—	11
	03.31.2003	Firm orders	1	—	—	—	—	—
		options	—	6	4	1	—	6
A 320	12.31.2003	Firm orders	3	1	—	—	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	2	2	1	—	—	—
		options	—	—	—	—	—	—
A 321	12.31.2003	Firm orders	1	—	—	—	—	—
		options	—	1	—	1	—	—
	03.31.2003	Firm orders	1	—	—	—	—	—
		options	—	—	1	—	1	—
A 330	12.31.2003	Firm orders	2	2	1	—	—	—
		options	—	—	3	2	—	1
	03.31.2003	Firm orders	3	1	1	—	—	—
		options	—	1	3	2	—	—
A 380	12.31.2003	Firm orders	—	—	1	3	2	4
		options	—	—	—	1	1	2
	03.31.2003	Firm orders	—	—	—	3	2	5
		options	—	—	—	—	2	2
B 747	12.31.2003	Firm orders	1	—	—	—	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	—	—	1	—	—	—
		options	—	—	—	—	—	—
B 777	12.31.2003	Firm orders	2	4	4	—	—	—
		options	—	—	—	3	3	4
	03.31.2003	Firm orders	—	4	6	—	—	—
		options	—	—	—	—	3	7
Embraer 145	12.31.2003	Firm orders	—	3	5	—	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	2	3	3	2	—	—
		options	—	—	—	—	—	—
CRJ 700	12.31.2003	Firm orders	2	—	—	—	—	—
		options	—	—	—	—	—	—
	03.31.2003	Firm orders	3	1	—	—	—	—
		options	—	—	—	—	—	—

AIR FRANCE S.A. AND SUBSIDIARIES

17.	LITIGATION AND COURT ACTION

To the company’s knowledge, there is no litigation, arbitration or exceptional event likely to have or have had in the recent past a significant impact on the financial position, net income, activity and assets of the company or the Group.

39th hour litigation

Before it was reduced to 35 hours, the legal working week of ground staff as set by regulation in January 1995 was increased from 38 to 39 hours in connection with the “Reconstruire Air France” plan.

Beginning in 1999, more than 4,000 employees contested the modified working week before the courts, claiming payment for the 39th hour worked each week.

In September 2002, the Court of Cassation rendered several rulings in favor of the company, which should put an end to the current proceedings.

No provision has been recorded in this regard.

Hall litigation

In June 2000, several travel agents residing in the state of North Carolina, USA, as well as the professional association to which they belonged (Association of Retail Travel Agents), launched a suit before a federal court of the state against several major US airlines for collusion, following a reduction in 1999 of commissions paid to the agents by these companies for the issue of tickets.

During 2002, these same travel agents gradually drew three major European airlines, including Air France, into the proceedings.

The suit initiated by the travel agents was recognized as a class action suit by the court hearing the case.

The amount of damages claimed jointly and severally against the airlines, for the alleged losses, totals USD 17,500,000,000. The amount could be tripled should the US legislation governing collusion be applied.

Air France believes the collusion charge is without merit and will seek its dismissal before the ruling court.

In its decision of October 30, 2003, the Court dismissed the travel agents’ claims and cleared all the US and European airlines involved in the suit.

The plaintiffs have appealed this decision before the Court of Richmond (Virginia).

TAM Travel litigation

A certain number of travel agents, who were initially plaintiffs in the Hall case, decided to sue individually before the Court of the State of California. This litigation is identical to the Hall case. The court has temporarily decided to adjourn proceedings for reasons of procedure.

AIR FRANCE S.A. AND SUBSIDIARIES

Litigation between Servair and its employees

During 2000 and at the start of 2001, a considerable number of Servair employees launched a suit before the Labor Court for payment of backdated wages. The plaintiffs stated that the time spent when dining in the company restaurant constituted a period during which the employee is under the authority of the employer and should therefore be paid as for normal working hours. Conversely, Servair considered that the time spent on meals constituted an interruption in working time that is not entitled to remuneration.

In a definitive ruling on November 8, 2001, the Court of Appeal sided with the position argued by Servair.

Other suits representing a total of 471 individual claims initiated by Servair employees over this same issue are still before the courts. The company has not recorded any provisions with respect to these disputes.

Security lawsuit in U.S.

Certain beneficiaries of victims of the terrorist attacks on September 11, 2001, filed a lawsuit in New York at the end of 2003 against the airport authorities responsible for running the Newark, Washington and Boston airports, from which the planes used for the attacks took off.

As part of this case, all the subcontractors and airlines working at these airports have also been summoned, including Air France, which at the time of the attacks operated flights out of these three hubs.

The plaintiffs allege that the airport authorities, their subcontractors and the airlines in question are guilty of negligence, notably with regard to the choice of companies appointed to manage security at the aforementioned hubs.

Air France, which has an aviation policy covering its third-party liability up to 2 billion dollars, believes that the claim against it in this lawsuit is totally unfounded.

18.	CASH AND CASH EQUIVALENTS

AS OF	12.31.2003	03.31.2003
	(in € million)
Cash at bank	276	193
Cash equivalents	1,080	746
Short-term bank finance and similar facilities	(274)	(267)

Cash and cash equivalents	1,082	672

Marketable securities with a term of more than three months upon acquisition or with a significant risk of fluctuations in value are excluded from cash equivalents.

AIR FRANCE S.A. AND SUBSIDIARIES

19.	SCOPE OF CONSOLIDATION AT DECEMBER 31, 2003

	Address	Siren	Stock		% Interest	% control	Method	Year end
AIR FRANCE SERVICES LTD	Room 229 - Terminal 2 Office Block London Heathrow Airport - Hounslow MDDX TW6 1RR - GREAT BRITAIN	Foreign	7,000,000	gbp	100	100	Fully consolidated	Dec-31

AMADEUS FRANCE	2-8 avenue du Bas Meudon 92445 Issy les Moulineaux	348,702,457	1,600		€74	66	Fully consolidated	Mar-31

AMADEUS FRANCE SERVICES	2-8 avenue du Bas Meudon 92445 Issy les Moulineaux	356,305,326	2,880,016		€42	57	Fully consolidated	Mar-31

AMADEUS GLOBAL TRAVEL DISTRIBUTION	Salvador de Madariaga 1 28046 Madrid - SPAIN	Foreign	27,898,000		€23	36	Equity method	Dec-31

CRMA	ZA de la Clef de Saint - Pierre BP 10F 78996 Elancourt	312,139,215	1,300,000		€100	100	Fully consolidated	Mar-31

GIE ITAB 320	45, rue de Paris 95747 Roissy CDG Cedex	347,907,636	—		100	100	Fully consolidated	Mar-31

HEATHROW CARGO HANDLING	Building 558 - Shoreham road West Heathrow Airport - Hounslow MDDX TW6 3RN - GREAT BRITAIN	Foreign	800,000	gbp	50	50	Equity method	Dec-31

REENTON DEVELOPMENT LIMITED	Room 901, 9th Floor, Tien Cheung Hong Building- 77-81 Jervois Street - Sheung Wan - Hong Kong	Foreign	10,000	hkd	51	51	Fully consolidated	Dec-31

SODEXI	14 rue des Voyelles - BP 10301 Bat. AFE 3512 - Zone Fret 4 95703 Roissy CDG Cedex	347,960,825	2,400,000		€60	60	Fully consolidated	Mar-31

UILEAG HOLDING COMPANY sub group

UILEAG HOLDING COMPANY LTD	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1		€100	100	Fully consolidated	Mar-31

O’FIONNAGAIN HOLDING COMPANY LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1		€100	100	Fully consolidated	Mar-31

AIR FRANCE S.A. AND SUBSIDIARIES

SCOPE OF CONSOLIDATION AT DECEMBER 31, 2003 (continued)

	Address	Siren	Stock	% Interest	% control	Method	Year end

TAKEOFF 1 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 2 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 3 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 4 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 5 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 6 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 7 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 8 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 9 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 10 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 11 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 12 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 13 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 14 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 15 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

TAKEOFF 16 LIMITED	5 Harbourmaster Place, International Financial Services Center, Dublin 1, Irlande	Foreign	1	€100	100	Fully consolidated	Mar-31

AIR FRANCE S.A. AND SUBSIDIARIES

SCOPE OF CONSOLIDATION AT DECEMBER 31, 2003 (continued)

	Address	Siren	Stock		% Interest	% control	Method	Year end

AIR FRANCE FINANCE subgroup

AIR FRANCE FINANCE	45, rue de Paris 95747 Roissy CDG Cedex	341 178 697	153,272,000		€100	100	Fully consolidated	Mar-31

AIR AUSTRAL	BP 611 97473 Saint Denis de la Réunion	323 650 945	1,984,000		€30	30	Equity method	Mar-31

AIR FRANCE FINANCE IRELAND	69/71 St Stephen’s Green Dublin 2 IRELAND	Foreign	3,502,508	usd	100	100	Fully consolidated	Dec-31

AIR FRANCE PARTNARS LEASING NV	130 Schottegativeg Cost Curacao DUTCH WEST INDIES	Foreign	39,209,180	usd	45	45	Equity method	Dec-31

ALL AFRICA AIRWAYS	Les Cascades, Edith Cavell Street Port-Louis-Mauritius	Foreign	6,697,487	usd	51	51	Fully consolidated	Dec-31

BRIT AIR	Aéroport BP 156 29204 Mortaix	927 350 363	23,483,376		€100	100	Fully consolidated	Mar-31

CITY JET	Swords Campus, Balheary Road Swords Co. Dublin - IRLANDE	Foreign	5,079,968		€100	100	Fully consolidated	Mar-31

FREQUENCE PLUS SERVICES	51/59 avenue Ledru Rollin 94200 Ivry sur Seine	347,944,259	2,288,000		€100	100	Fully consolidated	Mar-31

FPSEA	57 rue Ledru Rollin 94 200 Ivry sur Seine	449,171,222	1,000,000		€49	49	Proportionally consolidated	Dec-31

ICARE	Aéroport BP 156 29204 Morlaix	380,582,346	1,035,488		€100	100	Fully consolidated	Mar-31

PROTEUS DEVELOPPEMENT	Aéroport de Dijon Bourgogne 21600 Longvic	399,132,554	5,559,063		€100	100	Fully consolidated	Mar-31

PROTEUS FINANCE	Zone industrielle La Plaine -BP134 42163 Andrezieux	428,865,141	40,000		€100	100	Fully consolidated	Mar-31

REGIONAL COMPAGNIE AERIENNE EUROPEENNE	Aéroport de Nantes Atlantique 44340 Bouguenais	335,351,920	100,000,000		€100	100	Fully consolidated	Mar-31

SOCIETE D’EXPLOITATION AERONAUTIQUE	45, rue de Paris 95747 Roissy CDG Cedex	379,316,276	38,112		€100	100	Fully consolidated	Mar-31

AIR FRANCE S.A. AND SUBSIDIARIES

SCOPE OF CONSOLIDATION AT DECEMBER 31, 2003 (continued)

	Address	Siren	Stock		% Interest	% control	Method	Year end

SOCIETE NOUVELLE AIR IVOIRE	Place de la République - Abidjan Côte d’Ivoire	Foreign	3,600,000,000xof		39	76	Fully consolidated	Dec-31

SERVAIR sub group

SERVAIR (Cie d’exploitation des services auxiliaires aériens)	4 place de Londres Roissypole 95726 Roissy CDG Cedex	722,000,395	52,386,208		€94	94	Fully consolidated	Dec-31

ACNA	Bat. 3416 Modules 100 et 200 BP 10605 95724 Roissy CDG Cedex	382,587,558	250,000		€94	100	Fully consolidated	Dec-31

ACSAIR	Le Ronsard - Paris Nord 2 22 avenue des Nations - BP 50379 Villepinte - 95942 Roissy CDG Cedex	437,568,702	1,500,000		€48	51	Fully consolidated	Dec-31

AEROFORM	Le Ronsard - Paris Nord 2 22 avenue des Nations - BP 50379 Villepinte - 95942 Roissy CDG Cedex	448,568,702	8,000		€94	100	Fully consolidated	Dec-31

AEROSUR	Le Ronsard - Paris Nord 2 22 avenue des Nations - BP 50379 Villepinte - 95942 Roissy CDG Cedex	432,219,940	40,000		€94	100	Fully consolidated	Dec-31

AFRIQUE CATERING	4 place de Londres Roissypole BP 10701 95726 Roissy CDGCedex	403,236,714	450,000		€48	51	Fully consolidated	Dec-31

AIR CHEF	Via Venezia Guilia 5/a Milano ITALY	Foreign	2,000,000		€30	25	Equity method	Dec-31

ALPHA AIRPORTS GROUP PLC	Europa House - 804 Bath road Cranford Middlesex TW5 9US GREAT BRITAIN	Foreign	17,068,000	gbp	26	27	Equity method	Jan-31

BRUNEAU PEGORIER	15 rue de la Grande Borne 77990 Le Mesnil Amelot	572,129,377	1,365,500		€90	95	Fully consolidated	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

SCOPE OF CONSOLIDATION AT DECEMBER 31, 2003 (continued)

	Address	Siren	Stock		% Interest	% control	Method	Year end

CARBAG	12 chemin des glirettes 95000 Le Thillay	382,587,558	10,000		€94	100	Fully consolidated	Dec-31

CENTRE DE PRODUCTION ALIMENTAIRE	16 rue de la Grande Borne 77990 Le Mesnil Amelot	380,885,129	1,500,000		€94	100	Fully consolidated	Dec-31

CULIN’AIR PARIS	8 rue des acacias 77230 Villeneuve sous Dammartin	430,048,959	914,760		€53	56	Fully consolidated	Dec-31

DAKAR CATERING	PO Box 8431 Aéroport de Dakar Yoff Dakar - SENEGAL	Foreign	215,000,00	cfa	45	48	Equity method	Dec-31

EUROPEAN CATERING SERVICES	The Corporation Trust Company 1209 Orange Street Wilmington DE 19801 USA	Foreign	4,860,000	usd	94	100	Fully consolidated	Dec-31

FLYING FOOD CATERING	1209 Orange Street - City of Wilmington 400 - State of Delaware USA	Foreign	920,000	usd	46	49	Equity method	Dec-31

FLYING FOOD MIAMI	1650 N.W. - 70th Ave. Miami, Florida 33299 USA	Foreign	6,000,000	usd	46	49	Equity method	Dec-31

FLYING FOOD SAN FRANCISCO	810 Malcom Road Burlingame California 94010 USA	Foreign	3,000,000	usd	42	44	Equity method	Dec-31

FLYING FOOD SERVICES	1209 Orange Street - City of Wilmington 400 - State of Delaware USA	Foreign	450,000	usd	46	49	Equity method	Dec-31

JET CHEF	Zone d’aviation d’affaires 93350 Aéroport du Bourget	382,587,541	380,000		€94	100	Fully consolidated	Dec-31

LOGAIR	4 place de Londres Roissypole 95726 Roissy CDG Cedex	443,014,527	40,000		€47	50	Proportionally consolidated	Dec-31

LOME CATERING SA	Aéroport de Lomé BP 3688 TOGO	Foreign	100,000,000	cfa	17	35	Equity method	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

SCOPE OF CONSOLIDATION AT DECEMBER 31, 2003 (continued)

	Address	Siren	Stock		% Interest	% control	Method	Year end

MACAU CATERING SERVICES	Catering Building Macau International Airport Pac On Taipa - MACAU	Foreign	16,000,000 mop		16	34	Equity method	Dec-31

MALI CATERING	Aéroport de Bamako Sénou BP E3803 - Bamako MALI	Foreign	350,000,000cfa		68	99	Fully consolidated	Dec-31

ORLY AIR TRAITEUR	1 rue du Pont des Pierres 91320 Wissous	384,030,680	5,700, 000		€95	100	Fully consolidated	Dec-31

PASSERELLE	Route du Midi Bat. 3441 - BP 10605 95724 Roissy CDG Cedex	433,032,828	7,500		€94	100	Fully consolidated	Dec-31

PRESTAIR	1 rue du Pont de Pierre BP 61 - Wissous 91422 Morangis Cedex	429,723,737	7,622		€94	100	Fully consolidated	Dec-31

PMAIR	Bat. 3416 - Route du Midi 93290 Tremblay	437,927,882	8,000		€48	51	Fully consolidated	Dec-31

SEREP	PO Box 8431 Aéroport de Dakar Yoff Dakar - SENEGAL	Foreign	30,600,000cfa		32	33	Equity method	Dec-31

SERVAIR EUREST	Avenida 11 de Septiembre Poligono Mas Blau 08820 El Prat de Llobregat Barcelona - SPAIN	Foreign	710,797		€33	35	Equity method	Dec-31

SERVAIR SATS	PO Box 3 Singapoure Changi Airport 918141 SINGAPORE	Foreign	1,040,000s	gd	48	51	Fully consolidated	Dec-31

SERVANTAGE	12 chemin des glirettes 95000 Le Thillay	424,657,179	37,500		€94	100	Fully consolidated	Dec-31

SESAL	Aéroport Léon Mba PO Box 20303 Libreville - GABON	Foreign	250,000,000cfa		38	40	Equity method	Dec-31

SOCIETE IMMOBILIERE AEROPORTUAIRE	4 place de Londres Roissypole BP 10701 95726 Roissy CDG Cedex	722,003,795	1,905,000		€94	100	Fully consolidated	Dec-31

AIR FRANCE S.A. AND SUBSIDIARIES

SCOPE OF CONSOLIDATION AT DECEMBER 31, 2003 (continued)

	Address	Siren	Stock		% Interest	% control	Method	Year end
SKY CHEF	International Airport PO Box 450 Victoria - Point Larue Mahé - SEYCHELLES	Foreign	312,500	scr	52	55	Fully consolidated	Mar-31

SKY LOGISTIC	BP 121 69125 Lyon St Exupéry Aéroport	423,049,089	37,500		€94	100	Fully consolidated	Dec-31

SOGRI	Aéroport de Cayenne Rochambeau 97351 Matoury	320,750,763	225,000		€92	97	Fully consolidated	Dec-31

SORI	Zone de fret Nord Aéroport Pôle Caraïbes 97139 Abymes	322,055,187	50,000		€47	50	Fully consolidated	Dec-31

SPECIAL MEALS CATERING	16 rue de la Grande Borne 77990 Le Mesnil Amelot	429,627,474	7,622		€94	100	Fully consolidated	Dec-31

Annex A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF AIR FRANCE

The following table sets forth, to the best of our knowledge, the name, current business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the board of directors (conseil d’administration) and executive committee (comité exécutif) of société Air France. To the best of our knowledge, all of the persons listed below are citizens of the Republic of France. During the past five years, none of the members of the board of directors and executive committee listed below, to the best of Air France’s knowledge, (i) has been convicted in a criminal proceeding (excluding traffic violations of similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state security laws, or a finding of any violation of such laws.

Unless otherwise indicated, the current business address of each person is Air France, 45, rue de Paris, 95747 Roissy-CDG Cedex, France.

Name and Current Business Address:	Present Principal Occupation or Employment, Employment History for the Previous Five Years:
Members of the board of directors:

Jean-Cyril Spinetta	Chairman of the board of directors and Chief Executive Officer since October 22, 1997. Mr. Spinetta has been a member of the board of directors since September 23, 1997 and a member of the Executive Committee since 1998. Mr. Spinetta is also a member of the board of directors of Alitalia and Le Monde Entreprises.

Members Appointed to Represent the French State

Jean-Pierre Aubert Consortium de Réalisation du Crédit Lyonnais 3-5, rue Saint-Georges 75009 Paris France	Member of the board of directors since September 13, 2001. Mr. Aubert has been the President and General Director of the Consortium de Réalisation du Crédit Lyonnais since December 2001. From 1999 to December 2001, he was a Conseiller d’Etat. From 1996 to 1999, Mr. Aubert was Chairman of the board and Chief Executive Officer of the Banque de la Cité. Mr. Aubert is also a permanent representative on the board of directors of Exane.

Pierre-Mathieu Duhamel Ministre de l’Economie et des Finances 139, rue de Bercy 75572 Paris Cedex 12 France	Member of the board of directors since January 15, 2003. Mr. Duhamel has been the Director of the Budget in the French Ministry of Economy, Finance and Industry since December 2002. From May 2000 to November 2002, Mr. Duhamel was the Financial Advisor Minister to the French delegation to the OECD. From June 1999 to April 2000, he was General Secretary of Louis-Vuitton-Moët-Hennessy. From March 1996 to May 1999, Mr. Duhamel was General Director of the French Customs and Excise. He is also a member of the board of directors of France Telecom, SNCF, EDF and a member of the Comité à l’Energie Atomique.

Name and Current Business Address:	Present Principal Occupation or Employment, Employment History for the Previous Five Years:
Bruno Fareniaux Direction du Tourisme 2, rue de Linois 75740 Paris Cedex 15 France	Member of the board of directors since September 13, 2001. Mr. Fareniaux has been the Director of Tourism in the French Ministry of Facilities, Transportation, Housing and Maritime Affairs since August 2000. From July 1998 to July 2000, Mr. Farenieux was Chief of Staff of the French Secretary of State for Tourism.

Michel Guyard 93, boulevard du Montparnasse 75006 Paris France	Member of the board of directors since September 13, 2001. Mr. Guyard has been the Head of the French Inspectorate General of Civil Aviation and Meteorology since 2001. From 1995 to 2001, Mr. Guyard was Director of Air Transportation in the French Ministry of Facilities, Transportation, Housing and Maritime Affairs.

Gilles Ricono Ministre de l’Equipement, des Transports, du Logement, du Tourisme et de la Mer Tour Pascal B 92055 La Défense Cedex France	Member of the board of directors since September 13, 2001. Mr. Ricono has been the President of the First Section of the Conseil Général des Ponts et Chausées since April 2002. From December 2001 to April 2002, Mr. Ricono was an advisor to the French Ministry of Facilities, Transportation, Housing and Maritime Affairs. From August 1999 to December 2001, he was Office Director in the French Ministry of Facilities, Transportation, Housing and Maritime Affairs. From October 1997 to August 1999, Mr. Ricono was Prefect and Regional Director of Facilities of the Ile-de-France region.

Denis Samuel-Lajeunesse Agence de Participations de l’Etat Ministre de l’Economie et des Finances 139, rue de Bercy 75012 Paris France	Member of the board of directors since November 18, 2003. Mr. Samuel-Lajeunesse has been the Chief Executive Officer of the State Holdings Agency, French Ministry of Economy, Finance and Industry since March 2003. From 1992 to 2002, Mr. Samuel-Lajeunesse was Chief Executive Officer of Lyonnaise de Banque and Banque de Vizille. He is also a member of the board of directors of France Telecom S.A.

Members Appointed by reason of their Expertise

Patricia Barbizet 12, rue François 1er 75008 Paris France	Member of the board of directors since January 3, 2003. Ms. Barbizet has been the Chief Executive Officer and a member of the board of directors of Artemis S.A. and Chief Executive Officer of Financière Pinault since 1992. In December 2003, Artemis and Ms. Barbizet signed settlement agreements with U.S. federal prosecutors investigating the rehabilitation of Executive Life led by Credit Lyonnais. Under the terms of the settlement, Ms. Barbizet has neither admitted nor been charged with any violations of civil or criminal law. Ms. Barbizet is also the Chairman of the board of directors of Christie’s International and Société Nouvelle du Théatre Marigny and Finintel, President, Chief Executive Officer and a member of the board of directors of Piasa, a director of Agefi, Arok International, Aurora, Company News, Yves Saint Laurent, la Fnac, Bouygues S.A., NCLH (USA), TF1 Sebdo le Point, Château Latour, Christie’s France, Tawa UK and ANLAC (USA), a member of the supervisory board of Gucci (Netherlands) and YSL

Name and Current Business Address:	Present Principal Occupation or Employment, Employment History for the Previous Five Years:
Parfums, and Chairman of the supervisory board of Pinault-Printemps-La Redoute. Ms. Barbizet is also a director and general manager of Artémis Conseil, Artémis Finance SNC, Artémis Net, Tallandier Editions, Tawa, Tennessee, Victoris, Simétra Obligations, Artémis Obligations, Demor SA, E.P.S., Garuda, and Kerstone, Manager of Artémis 5, Productions 18 juin, Shamrock, Taranis, President of Artémis 8, Artis, Haussmann-Antin, Luba and Artémis 12, a Managing Partner of Artémis America, and a Managing Director of Kerus (USA).

Jean-Marc Espalioux Accor Tour Maine-Montparnasse 33, avenue du Maine 75755 Paris Cedex 15 France	Member of the board of directors since September 13, 2001. Mr. Espalioux has been the Chief Executive Officer and Chairman of the management board (directoire) of the Accor Group since January 7, 1997. Mr. Espalioux is also a member of the board of directors of Veolia Environnement, and a Censeur on the supervisory board of the Caisse Nationale des Caisses d’Epargne.

Pierre Weill TNS SOFRES 138, avenue Marx Dormoy 92129 Montrouge Cedex France	Member of the board of directors since October 20, 1997. Mr. Weill has been the President and Chairman of the supervisory board of TNS Sofres since 1992. Mr. Weill is also Chairman of the board of directors of Intersearch.

Members Appointed to Represent Shareholders other than the French State and the Employees

Jean-François Dehecq Sanofi-Synthélabo 174, avenue de France 75635 Paris Cedex 13 France	Member of the board of directors since January 25, 1995. Mr. Dehecq has been the Chairman of the board of directors and Chief Executive Officer of Sanofi-Synthélabo since May 1999. Mr. Dehecq was Chairman and Chief Executive Officer of Sanofi from February 1998 to May 1999. He is also President and a member of the board of directors of Sanofi-Synthélabo Daiichi Pharmaceuticals Co. Ltd. (Japan), and a member of the board of directors of Groupe Pechiney, Finance et Management, Société Financière des Laboratoires de Cosmétologie Yves Rocher, Sanofi-Synthélabo, Inc. and Fujisawa-Sanofi-Synthélabo (Japan).

Pierre Richard Dexia 7/11, quai André Citroën 75015 Paris France	Member of the board of directors since October 20, 1997. Mr. Richard has been the Chairman of the management board and Chief Executive Officer of Dexia since 1999. Mr. Richard has also been Chairman of the supervisory board of Dexia Crédit Local since 1987 and its and Managing Director since 2000. He is also Vice-Chairman of the board of directors of Dexia Banque Belgium and Dexia Banque Internationale Luxembourg. He is a member of the board of directors of Crédit du Nord, Dexia Banque, the European Investment Bank, FSA Holding, Le Monde and Generali France Holding.

Name and Current Business Address:	Present Principal Occupation or Employment, Employment History for the Previous Five Years:
Members Appointed to Represent Employee Shareholders

Christian Magne	Member of the board of directors since September 14, 2001. Mr. Magne has been a Finance Executive of Air France since 1997.

Christian Paris	Member of the board of directors since September 14, 2001. Mr. Paris has been a Flight Captain for the Air France Airbus A340 fleet since 1998. Mr. Paris is also the Chairman of the supervisory board of the Fonds Communs de Placement Concorde.

Members Appointed to Represent the Employees

Hugues Gendre	Member of the board of directors since September 14, 2001. Mr. Gendre has been a Flight Captain for 747-200s in the Air France fleet since December 2001. Mr. Gendre was a Flight Captain for A320s in the Air France fleet from July 1994 to December 2001.

Paul Laprévote	Member of the board of directors since June 22, 1989. Mr. Laprévote has been a Principal Executive of Air France since 1999.

Daniel Mackay	Member of the board of directors since October 2, 1997. Mr. Mackay has been an Operations Technician of Air France since 1996.

Pascal Mathieu Service Central Sécurité du Travail 1, avenue du Maréchal Devaux 91551 Paray Vielle Poste France	Member of the board of directors since June 2, 1999. Mr. Mathieu has been a Senior Manager of Air France since 1994.

Marie Ramon	Member of the board of directors since August 1, 2002. Ms. Ramon has been a Flight Attendant of Air France since 1983.

Yvon Touil	Member of the board of directors since October 2, 1997. Mr. Touil has been a Principal Executive of Air France since 1996.

Members of the Executive Committee:

Jean-Cyril Spinetta	Chairman of the board of directors and Chief Executive Officer of Air France since October 22, 1997. Mr. Spinetta has been a member of the board of directors since September 23, 1997 and a member of the Executive Committee since April 2, 1998. Mr. Spinetta is also a member of the board of directors of Alitalia and Le Monde Entreprises.

Name and Current Business Address:	Present Principal Occupation or Employment, Employment History for the Previous Five Years:
Patrick Alexandre	Executive Vice-President—International Commercial Affairs of Air France and a member of the Executive Committee since April 2, 1998. He is a director of Servair and Geneva International Airport.

Alain Bassil	Executive Vice-President—Industrial Logistics of Air France and a member of the Executive Committee since April 2, 1998. Mr. Bassil is also Chairman of the CRMA and a member of the board of AML and Reenton.

Christian Boireau	Executive Vice-President—French Commercial Affairs since January 25, 1996 and a member of the Executive Committee since April 2, 1998. Mr. Boireau has been Chairman and Chief Executive Officer of Fréquence Plus since April 2002 and is a member of the board of directors of Amadeus GTD and Amadeus France.

Marc Boudier Air France Cargo 1, place de Londres 95703 Roissy-CDG Cedex France	Executive Vice-President of Air France Cargo and a Member of the Executive Committee since May 2, 2000. From 1994 to 1997, Mr. Boudier was a General Manager for Italy and, from 1997 to May 2000, a Regional Vice-President for Eastern France. Prior to joining Air France, Mr. Boudier held various positions at Air Inter including as Vice-President—Scheduling and Executive Vice-President—Commercial Affairs and Corporate Development. Mr. Boudier is also the Chairman of Sodexi and Vice-Chairman of Traxon-Europe.

Philippe Calavia	Chief Financial Officer and a member of the Executive Committee since August 14, 1998. Prior to joining Air France, from 1992 to 1998, Mr. Calavia was President and Chief Executive Officer of several entities of the Natexis Group, including Natexis S.A. and Natexis Banque. Mr. Calavia is also Chairman and Chief Executive Officer of Air France Finance, a member of the supervisory board of Horizon Epargne Mixte, and a member of the board of directors of Amadeus GTD, Brit Air, Servair, Air France Consulting, Air France Ireland and Caisse de Retraite d’Air France.

Jean-François Colin	Executive Vice-President for Employee Policy and a member of the Executive Committee since September 1, 2003 and with Air France since April 2003. Prior to joining Air France, Mr. Colin held several positions relating to human resources and labor policy at Vivendi Universal, which he joined in 1994 (as Général des Eaux), becoming Senior Vice-President in charge of Labor Policy in 2001.

Name and Current Business Address:	Present Principal Occupation or Employment, Employment History for the Previous Five Years:
Auguste Gayte	Chief Coordination Officer-General and member of the Executive Committee since April 2, 1998. Prior to taking up his current position, Mr. Gayte was Deputy Chief Operating Officer of Air France and was also in charge of information technology and telecommunications for Air France. Mr. Gayte joined Air France Europe, then known as Air Inter, in 1969 and held various positions until April 1996, when he was named Senior Vice President of Groupe Air France and became responsible for organizing the merger with Air France Europe.

Pierre-Henri Gourgeon	President and Chief Operating Officer and member of the Executive Committee since April 2, 1998. Mr. Gourgeon had been Executive Vice President—Development and International Affairs for Air France since December 1997. From March 1996 to November 1997, he served as chairman and chief executive officer of Amadeus France/Estérel, and he has been on the board of Amadeus Global Travel Distribution since 1996. Mr. Gourgeon is also a member of the board of directors of Amadeus GTD, STERIA and Autoroutes du Sud de la France.

Pascal de Izaguirre Air France Continental Square 2, place de Londres 95703 Roissy-CDG Cedex France	Executive Vice-President—Ground Operations and member of the Executive Committee since January 3, 2000. From 1992 to 2000 Mr. Izaguirre held various positions within the Air France Group, including Executive Vice-President in charge of European Operations and Executive Vice-President—Americas. He is a director of Servair.

Bruno Matheu	Executive Vice-President—Marketing and Network Management of Air France and member of the Executive Committee since April 2, 1998. Prior to taking up his current position, Mr. Matheu had been Director of Network Optimization, responsible for flight programs, price/yield management and partnership resources (franchising and charter flights) since September 1997. Mr. Matheu is a member of the board of directors of Régional, Brit Air, CityJet and Amadeus GTD.

Jacques Pichot	General Secretary of Air France since September 1, 2003 and member of the Executive Committee since September 15, 1998. Mr. Pichot joined Air France in 1998 as Assistant General Director in charge of Human Resources.

Gilbert Rovetto	Executive Vice President—Flight Operations and member of the Executive Committee since June 7, 1999. Prior to this, Mr. Rovetto was advisor to the chief executive officer of Air France, was chief executive officer of Aéropostale from 1995 to 1997 and advisor to the chairman of Air France in 1993 and 1994. Mr . Rovetto has also been an flight captain with Air France since 1984.

The U.S. exchange agent for the offer is:

CITIBANK, N.A.

By Mail: CITIBANK, N.A. Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	By Hand: CITIBANK, N.A. c/o Securities Transfer and Reporting Services, Inc. Attn: Corporate Actions 100 Williams Street – Galleria New York, New York 10038	By Overnight Courier: CITIBANK, N.A. Corporate Actions 161 Bay State Drive Braintree, MA 02184

For information, call toll free:

(800) 308-7887

The information agent for the offer is:

17 State Street, 10th Floor

New York, NY 10004

(212) 440-9800

Toll-Free: (866) 297-1410

The dealer manager for the offer is:

30 Rockefeller Plaza

New York, New York 10020

(212) 632-6717

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Directors may not be directly indemnified by Air France under French company law. Air France maintains insurance covering the liability of directors and officers in their capacity as director or officer of Air France and the liability of Air France, when and to the extent of the indemnification granted to the directors and officers of Air France.

Item 21.    Exhibits and Financial Statements

Exhibits as required by Item 601 of Regulation S-K

Exhibit Number	Exhibit Description

2.1	Framework Agreement, dated as of October 16, 2003, by and between Air France and KLM.

3.1	English translation of Articles of association of Air France, as amended to date.

4.1	Form of American Depositary Receipt representing Air France’s American Depositary Shares, each evidencing the right to receive one Air France ordinary share (nominal value €8.50 per share) (included as Exhibit A to Exhibit 4.2).

4.2	Form of ADS Deposit Agreement among Air France, Citibank N.A., as Depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6 filed by Air France with the Securities and Exchange Commission on April 5, 2004).

4.3	Form of American Depositary Warrant Receipt representing Air France’s warrants, each evidencing the right to receive one Air France warrant (included as Exhibit A to Exhibit 4.4).

4.4	Form of ADW Deposit Agreement among Air France, Citibank N.A., as Depositary, and the Holders and Beneficial Owners from time to time of American Depositary Warrants issued thereunder (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6 filed by Air France with the Securities and Exchange Commission on April 5, 2004).

5.1	Opinion of Linklaters as to the legality of the Air France shares and the Air France warrants.

8.1	Opinion of Linklaters as to certain matters of U.S. taxation.

8.2	Opinion of Linklaters as to certain matters of French taxation.

8.3	Opinion of Nauta Dutilh as to certain matters of Dutch taxation

10.1	Purchase Agreement No. 337.0022/00 between Airbus Industrie and Air France relating to Model A330-200 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

10.2	Purchase Agreement No. 337.0023/99 between Airbus Industrie and Air France relating to Model A318 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

10.3	Purchase Agreement No. 337.0033/01 between Airbus Industrie and Air France relating to Model A380 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

10.4	Purchase Agreement No. 1966 between The Boeing Company and Air France relating to Model 777-200/300 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

Exhibit Number	Exhibit Description

10.5	Purchase Agreement No. 2344 between The Boeing Company and Air France relating to Model 747-400 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

12.1	Statements re computation of ratio of earnings to fixed charges.

21.1	Subsidiaries of Air France (included in note 32 to the annual consolidated financial statements of Air France).

23.1	Consent of Linklaters (included in Exhibit 5.1).

23.2	Consent of Linklaters (included in Exhibit 8.1).

23.3	Consent of Linklaters (included in Exhibit 8.2).

23.4	Consent of Nauta Dutilh (included in Exhibit 8.3).

23.5	Consent of Deloitte Touche Tohmatsu.

23.6	Consent of Deloitte Touche Tohmatsu.

23.7	Consent of KPMG S.A.

23.8	Consent of KPMG Accountants N.V.

23.9	Consent of Deloitte & Touche España S.L.

23.10	Consent of Deloitte & Touche España S.L.

24.1	Powers of Attorney (included as part of the signature pages).

99.1	Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients.

Item 22.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Air France’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Air France has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on April 5, 2004.

SOCIETE AIR FRANCE

/s/ Jean-Cyril Spinetta
Name:	Jean-Cyril Spinetta
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 5, 2004.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jean-Cyril Spinetta and Philippe Calavia, and each of them acting individually, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, in any and all capacities, to sign on his or her behalf any or all amendments (including post-effective amendments) and supplements to this registration statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title

/s/ Jean-Cyril Spinetta Jean-Cyril Spinetta	Chairman and Chief Executive Officer

/s/ Philippe Calavia Philippe Calavia	Chief Financial Officer

/s/ Michel Caruel Michel Caruel	Vice-President, Accounting (Principal Accounting Officer)

/s/ Jean-Pierre Aubert Jean-Pierre Aubert	Member of the board of directors

/s/ Patricia Barbizet Patricia Barbizet	Member of the board of directors

/s/ Jean-François Dehecq Jean-François Dehecq	Member of the board of directors

/s/ Pierre-Mathieu Duhamel Pierre-Mathieu Duhamel	Member of the board of directors

Name	Title

/s/ Jean-Marc Espalioux Jean-Marc Espalioux	Member of the board of directors

/s/ Bruno Fareniaux Bruno Fareniaux	Member of the board of directors

/s/ Michel Guyard Michel Guyard	Member of the board of directors

/s/ Paul Laprévote Paul Laprévote	Member of the board of directors

/s/ Daniel Mackay Daniel Mackay	Member of the board of directors

/s/ Christian Magne Christian Magne	Member of the board of directors

/s/ Pascal Mathieu Pascal Mathieu	Member of the board of directors

/s/ Christian Paris Christian Paris	Member of the board of directors

/s/ Marie Ramon Marie Ramon	Member of the board of directors

/s/ Pierre Richard Pierre Richard	Member of the board of directors

/s/ Gilles Ricono Gilles Ricono	Member of the board of directors

/s/ Denis Samuel-Lajeunesse Denis Samuel-Lajeunesse	Member of the board of directors

/s/ Pierre Weill Pierre Weill	Member of the board of directors

/s/ Marie-Joseph Male Marie-Joseph Male	Authorized representative in the United States